As filed with the Securities and Exchange Commission on April 28, 2026.
No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Perceptive Capital Solutions Corp*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1783595
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For Co-Registrants, see “Table of Co-Registrants” on the following page.
51 Astor Place, 10th Floor
New York, NY 10003
Tel.: (212) 284-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Adam Stone
51 Astor Place, 10th Floor
New York, New York 10003
Tel.: (212) 284-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:

Eric Blanchard Peter Byrne Kevin Cooper Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 Tel.: (617) 937-2300	Jocelyn M. Arel Sarah Ashfaq Justin Anslow Katherine Hand Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel.: (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Perceptive Capital Solutions Corp (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Freenome, Inc.”

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.
TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Freenome Holdings, Inc.	Delaware	8071	81-2562661

(1)	The Co-Registrant has the following principal executive office:
Freenome Holdings, Inc.
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
Telephone: (650) 446-6630
(2)	The agent for service for the Co-Registrant is:
Mary Ann Ivy
Freenome Holdings, Inc.
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
Telephone: (650) 446-6630

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED APRIL 28, 2026
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF PERCEPTIVE CAPITAL SOLUTIONS CORP
PROSPECTUS FOR UP TO 83,067,500 SHARES
OF COMMON STOCK OF PERCEPTIVE CAPITAL SOLUTIONS CORP
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,
WHICH WILL BE RENAMED FREENOME, INC. IN CONNECTION WITH THE
DOMESTICATION DESCRIBED HEREIN)
On December 4, 2025, the board of directors (the “PCSC Board”) of Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC,” “we,” “us” or “our”), based on the unanimous recommendation of the special committee of the PCSC Board, unanimously approved the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PCSC, StarNet Merger Sub I, Corp., a Delaware corporation and wholly-owned subsidiary of PCSC (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of PCSC (“Merger Sub II”) and Freenome Holdings, Inc., a Delaware corporation (“Freenome”), pursuant to which the following will occur: (a) at least one business day prior to the Closing Date (as defined below), PCSC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”), upon which PCSC will change its name to “Freenome, Inc.” (“New Freenome”); (b) Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger (the “First Merger”) and, after giving effect to the First Merger (such time being the “Effective Time”), Freenome will be a wholly-owned subsidiary of PCSC, (c) as soon as practicable following the Effective Time, but no later than one business day following the Effective Time, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving company in the Second Merger, and (d) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Mergers, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus. The consummation of the Business Combination is referred to as the “Closing” and the date of the Closing, the “Closing Date.” References herein to New Freenome denote PCSC following the Business Combination. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.
The Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, holders of each issued and outstanding Class B ordinary share of PCSC, par value $0.0001 per share (the “PCSC Class B Share”) will elect to convert their PCSC Class B Shares, into Class A ordinary shares of PCSC, par value $0.0001 per share (the “PCSC Class A Shares,” and together with the PCSC Class B Shares, the “PCSC Shares’’), (b) immediately prior to the Domestication, PCSC will effect the redemption of the PCSC Class A Shares (the “public shares,” the holders of public shares, the “public shareholders”) initially issued in PCSC’s initial public offering that are validly submitted for redemption and not withdrawn (the “PCSC Shareholder Redemptions”), and (c) after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New Freenome (the “New Freenome Common Stock”), and (2) upon the Domestication, the governing documents of PCSC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus (the “Governing Documents”), and PCSC’s name will change to “Freenome, Inc.”
In connection with the execution of the Business Combination Agreement, on December 5, 2025, PCSC entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands exempted company (the “Perceptive PIPE Investor”) and an affiliate of Perceptive Capital Solutions Holding, a Cayman Islands exempted company (the “Sponsor”), as well as certain existing stockholders of Freenome (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 24,000,000 shares of New Freenome Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million (the “PIPE Financing”). The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of PCSC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”
Immediately following the Closing, assuming the redemption of 6,658,122 public shares at approximately $10.65 per share (estimated as of December 31, 2025), or approximately 77.9% of the public shares subject to redemption, which represents the estimated maximum number of public shares that can be redeemed while still satisfying the $250 million Aggregate Transaction Proceeds Condition (the “Aggregate Transaction Proceeds Condition Redemptions Scenario”), it is expected that (i) public shareholders will own approximately 1.94% of New Freenome Common Stock outstanding at that time, (ii) the Sponsor will own approximately 2.30% of New Freenome Common Stock outstanding at that time (which includes 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares), (iii) the Perceptive PIPE Investor will own approximately 10.48% of New Freenome Common Stock outstanding at that time (which includes 5,500,000 PIPE Shares, and 5,615,003 shares issued upon the conversion of Freenome capital stock), (iv) PCSC’s independent directors (Messrs. McKenna, Song and Waksal) will own less than 1% of New Freenome Common Stock outstanding at that time, (v) existing Freenome stockholders (the “Freenome Stockholders”) other than the Perceptive PIPE Investor and Roche will own approximately 49.72% of New Freenome Common Stock outstanding at that time, (vi) the PIPE Investors other than the Perceptive PIPE Investor will own approximately 16.43% of New Freenome Common Stock outstanding at that time and (vii) Roche will own approximately 18.11% of New Freenome Common Stock. The public shareholders currently own approximately 77.9% of the issued and outstanding PCSC Shares prior to the Business Combination. Accordingly, public shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination. As redemptions increase, the overall percentage ownership held by the Sponsor, the Perceptive PIPE Investor, Messrs. McKenna, Song and Waksal, Freenome Stockholders and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders. For more information on the percentage of the issued and outstanding shares of New Freenome Common Stock immediately following the Closing that are expected to be held by securityholders, in various redemptions scenarios, see “Dilution.”

Pursuant to the Business Combination Agreement, public shareholders who do not redeem their public shares will receive one share of New Freenome Common Stock for each PCSC Class A Share held by them immediately prior to the Domestication. While PCSC cannot be certain of the price such public shareholders paid for their public shares, assuming they purchased their public shares for $10.00 per share, which was the price of the PCSC Class A Shares sold in PCSC’s initial public offering, the effective purchase price paid per share of New Freenome Common Stock issued to each public shareholder at Closing would be $10.00. In connection with PCSC’s initial public offering, the Sponsor paid an aggregate of $25,000 for the 2,156,250 PCSC Class B Shares, or approximately $0.01 per share. In connection with the Business Combination, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario, an aggregate of 2,066,250 PCSC Class B Shares held by the Sponsor and an additional 90,000 PCSC Class B Shares held by PCSC’s independent directors will be voluntarily converted on a one-for-one basis into PCSC Class A Shares immediately prior to the Domestication, which will then automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock, valued at $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The Sponsor also purchased 286,250 PCSC Class A Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the closing of PCSC’s initial public offering. Such private placement shares will automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock valued at $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The Perceptive PIPE Investor will receive 5,615,003 shares of New Freenome Common Stock in the Business Combination upon the exchange of Freenome capital stock held by the Perceptive PIPE Investor pursuant to the terms of the Business Combination Agreement, and the Freenome stockholders (excluding the Perceptive PIPE Investor) will receive an estimated 65,516,765 shares of New Freenome Common Stock in the Business Combination, each of which is equal to $655.2 million divided by $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The PIPE Investors, including the Perceptive PIPE Investor, will purchase 24,000,000 shares of New Freenome Common Stock, which is equal to $240.0 million divided by $10.00. As a result of the low price the Sponsor paid for the PCSC Class B Shares, the Sponsor may realize a positive rate of return on its investment even if the market price per share of New Freenome Common Stock is below $10.00 per share after Closing, in which case the public shareholders may experience a negative rate of return on their investment. See “Questions and Answers for Shareholders of PCSC—What is the effective purchase price attributed to the New Freenome Common Stock to be received by the public shareholders, the Sponsor, the Perceptive PIPE Investor, PCSC’s independent directors (Messrs. McKenna, Song and Waksal), and the Freenome Stockholders at Closing?”
In connection with the Closing, the Sponsor and certain existing Freenome stockholders will enter into a lock-up agreement (the “Lock-Up Agreement”) with PCSC. Pursuant to the Lock-Up Agreement, the Sponsor and certain existing Freenome stockholders will agree not to transfer (except for certain permitted transfers) any shares of New Freenome Common Stock held by such holder after the Domestication until six (6) months after the Closing Date.
Additionally, in connection with the Closing, PCSC, Sponsor, and certain Freenome stockholders will enter into that certain investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, PCSC will agree that, within 30 calendar days following the Closing Date, New Freenome will file with the SEC (at New Freenome’s sole cost and expense) a registration statement registering the resale of certain shares of New Freenome Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Freenome will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement amends and restates the registration rights agreement that was entered into by PCSC and the initial shareholders in connection with PCSC’s initial public offering.
Compensation to be Received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s Officers and Directors in Connection with the Business Combination and PIPE Financing: Assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario, the Sponsor will receive (i) 2,066,250 shares of New Freenome Common Stock upon the exchange of 2,066,250 PCSC Class B Shares, which were initially purchased in connection with PCSC’s initial public offering for approximately $0.01 per share and (ii) 286,250 shares of New Freenome Common Stock upon the exchange of 286,250 PCSC Class A Shares, which were initially purchased in a private placement that closed concurrently with PCSC’s initial public offering for $10.00 per share. The Perceptive PIPE Investor will receive (i) 5,500,000 shares of New Freenome Common Stock, which is equal to the Perceptive PIPE Investor’s $55.0 million PIPE Financing commitment divided by $10.00, the price per share of the PIPE Financing, and (ii) an estimated 5,615,003 shares of New Freenome Common Stock upon the exchange of Freenome capital stock, each of which is equal to $56.2 million divided by $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. PCSC’s independent directors (Messrs. McKenna, Song and Waksal) will each receive 30,000 shares of New Freenome Common Stock upon the exchange of 30,000 PCSC Class B Shares held by them. The securities to be issued to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. See “Dilution,” and “Information About PCSC—Executive Compensation and Director Compensation.”
The Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors will also be reimbursed for loans, advances, and out-of-pocket expenses incurred by them related to identifying, negotiating, investigating and completing the Business Combination. No such loans, advances, or out-of-pocket expenses are outstanding as of the date of this proxy statement/prospectus. In addition, PCSC has agreed to pay the Sponsor $15,000 per month for office space, secretarial and administrative services and the Sponsor and PCSC’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.
PCSC’s independent directors are not members of the Sponsor and are not affiliates of the Perceptive PIPE Investor. None of the funds in the trust account will be used to compensate PCSC’s officers or directors. Except for administrative services fees and office rental fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities performed on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. See “Dilution,” and “Information About PCSC—Executive Compensation and Director Compensation.”
Potential conflicts of interest in connection with the Business Combination: There may be actual or potential material conflicts of interest between or among (i) the Sponsor, the Perceptive PIPE Investor, PCSC officers and directors, Freenome officers and directors and (ii) unaffiliated security holders of PCSC. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the shares of New Freenome Common Stock to be issued to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors in connection with the Business Combination, and the reimbursement of loans and advances.
In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of PCSC’s officers and directors may, but are not obligated to, loan PCSC funds as may be required (“Working Capital Loans”). If PCSC completes the Business Combination, PCSC may repay the Working Capital Loans out of the proceeds of the trust account released to PCSC. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, PCSC may use a portion of the proceeds held outside the trust account or funds from permitted withdrawals to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of New Freenome Common Stock at a price of $10.00 per share. To date, PCSC has no outstanding borrowings under the Working Capital Loans.
The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of the holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Please note that as further described in the accompanying proxy statement/prospectus, the Sponsor and each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal) has agreed to (a) vote any of their PCSC Shares in favor of the Business Combination and (b) waive their redemption rights with respect to any PCSC Shares they own in connection with the consummation of the Business Combination. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 2,442,500 PCSC Shares, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors (Messrs. McKenna, Song and Waksal) each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. Concurrently with the execution of the Business Combination Agreement, PCSC, the initial shareholders, and Freenome further entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal) has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of PCSC or any other anti-dilution or similar protection with respect to the PCSC Class B Shares, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its PCSC Shares prior to the Closing, and (v) be subject to the restrictions contemplated by the Lock-up Agreements in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.
Additionally, promptly after the signing of the Business Combination Agreement, certain of Freenome stockholders (collectively, the “Freenome Supporting Stockholders”) entered into a transaction support agreement with PCSC, pursuant to which the Freenome Supporting Stockholders have agreed to, among other things, (a) at any meeting of the stockholders of Freenome, and in any action by written resolution of the stockholders of Freenome, to vote (i) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, and (ii) against and withhold consent to any Company Acquisition Proposal (as defined in the Business Combination Agreement) or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the Closing conditions thereunder or frustrate the purposes of and otherwise impede or prevent the consummation of the Mergers, or other transactions contemplated pursuant to the Business Combination Agreement, (b) shall not, directly or indirectly, initiate, encourage or otherwise facilitate a Company Acquisition Proposal and (c) refrain from transferring any covered securities.
This prospectus covers 83,067,500 shares of New Freenome Common Stock. The number of shares of New Freenome Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares of Freenome in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders of PCSC in connection with the Business Combination.
PCSC Class A Shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PCSC.” PCSC will apply for listing, to be effective at the time of the Business Combination, of the New Freenome Common Stock on Nasdaq under the proposed symbol “FRNM.” It is a condition of the consummation of the Business Combination and a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing, that PCSC receive confirmation from Nasdaq that the New Freenome Common Stock has been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met or that PCSC will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination and the PIPE Financing will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement and the Subscription Agreements is waived by the applicable parties. The Nasdaq listing condition may be waived by Freenome and PCSC, with respect to the Business Combination, and by the PIPE Investors, with respect to the PIPE Financing, at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting. If Freenome and PCSC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Freenome may not have received from Nasdaq either confirmation of the listing of the New Freenome Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Freenome has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the New Freenome Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such Nasdaq listing condition is waived.
PCSC is, and New Freenome will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Investing in New Freenome’s Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in New Freenome’s Common Stock.
The accompanying proxy statement/prospectus provides shareholders of PCSC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of PCSC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated      , 2026, and
is first being mailed to PCSC’s shareholders on or about      , 2026.

PERCEPTIVE CAPITAL SOLUTIONS CORP
51 Astor Place, 10th Floor
New York, New York 10003
Dear Perceptive Capital Solutions Corp Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The extraordinary general meeting will be conducted via live webcast, but the physical location of the extraordinary general meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting PCSC’s secretary at [•] by 10:30 a.m., Eastern Time, on [•], 2026. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [•].
At the extraordinary general meeting, PCSC shareholders will, among others, be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PCSC, StarNet Merger Sub I, Corp., a Delaware corporation and wholly-owned subsidiary of PCSC (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of PCSC (“Merger Sub II”) and Freenome Holdings, Inc., a Delaware corporation (“Freenome”). Based on the unanimous recommendation of the special committee of the board of directors of PCSC (the “PCSC Board”), the PCSC Board approved the Business Combination Agreement and the transactions contemplated thereby. Based on the unanimous recommendation of the strategic transaction committee of the board of directors of Freenome, the board of directors of Freenome (the “Freenome Board”) approved the Business Combination Agreement and the transactions contemplated thereby. The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met.
Pursuant to the Business Combination Agreement: (a) at least one business day prior to the Closing Date (as defined below), PCSC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”), upon which PCSC will change its name to “Freenome, Inc.” (“New Freenome”); (b) Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger (the “First Merger”) and, after giving effect to the First Merger (such time being the “Effective Time”), Freenome will be a wholly-owned subsidiary of PCSC, (c) as soon as practicable following the Effective Time, but no later than one business day following the Effective Time, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving company in the Second Merger, and (d) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Mergers, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus. The consummation of the Business Combination is referred to as the “Closing” and the date of the Closing, the “Closing Date.” References herein to New Freenome denote PCSC following the Business Combination.
As further described in the accompanying proxy statement/prospectus,
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the Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, the holders of each issued and outstanding Class B ordinary share of PCSC, par value $0.0001 per share (the “PCSC Class B Share”) will elect to convert their PCSC Class B Shares into Class A ordinary shares of PCSC, par value $0.0001 per share (the “PCSC Class A Shares”), (b) immediately prior to the Domestication, PCSC will effect the redemption of the PCSC Class A Shares (the “public shares,” the holders of public shares, the “public shareholders”)

initially issued in PCSC’s initial public offering that are validly submitted for redemption and not withdrawn (the “PCSC Shareholder Redemptions”), and (c) after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New Freenome (the “New Freenome Common Stock”), and (2) upon the Domestication, the governing documents of PCSC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus (the “Governing Documents”), and PCSC’s name will change to “Freenome, Inc.”; and
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at the Effective Time, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to an exchange ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement (the “Exchange Ratio”); (ii) each option to purchase Freenome Common Shares (each, a “Freenome Option”), whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for an option to purchase New Freenome Common Stock (each, a “Rollover Option”) under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each restricted stock unit award that is outstanding with respect to Freenome Common Shares (each, a “Freenome RSU Award”), whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a restricted stock unit award under the New Freenome Equity Incentive Plan (each, a “Rollover RSU Award”) that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time. As of March 15, 2026, and assuming an Exchange Ratio of 0.2955, there were (i) 26,646,057 Freenome Common Shares and 213,907,881 shares of Freenome preferred stock outstanding, that would collectively convert into 71,089,352 shares of New Freenome Common Stock, (ii) 29,512,900 Freenome Options outstanding that would convert into 8,252,587 Rollover Options and (iii) 14,522,802 Freenome RSU Awards that would convert into 4,291,830 Rollover RSU Awards.

Certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Subscription Agreements, the Sponsor Letter Agreement, the Lock-Up Agreement and the Transaction Support Agreements (each as defined and further described in the accompanying proxy statement/prospectus). See the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.
Contemporaneously with any vote on a Business Combination, holders of public shares may elect to have their public shares redeemed for cash. Public shares that have been validly tendered or delivered for redemption, as described in the accompanying proxy statement/prospectus, will be redeemed prior to the Domestication. Notwithstanding the foregoing, holders of public shares, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any holders of public shares or “group” in excess of such 15% cap will not be redeemed by PCSC. Any outstanding PCSC Class B Shares or private placement shares of PCSC (which are PCSC Class A Shares) will be excluded from the pro rata calculation used to determine the per share redemption price applicable to public shares that are redeemed.

You will also be asked to consider and vote upon:
•	a proposal to approve, by special resolution of the holders of PCSC Class B Shares, the Domestication;
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a proposal to approve, by special resolution of the holders of PCSC Class B Shares, that the Existing Governing Documents be amended and restated by deletion in their entirety and the substitution in their place of the Proposed Governing Documents;

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the following six (6) separate proposals to approve, by ordinary resolutions, on a non-binding and advisory basis only, the following governance provisions contained in the Proposed Governing Documents:

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to amend the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
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to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the Proposed Certificate of Incorporation;

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to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

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to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

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to amend the Existing Governing Documents to authorize (i) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (ii) making New Freenome’s corporate existence perpetual, and (iii) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

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a proposal to approve, by ordinary resolution, the issuance of shares of New Freenome Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt, by ordinary resolution, the New Freenome Equity Incentive Plan;
•	a proposal to approve and adopt, by ordinary resolution, the New Freenome Employee Stock Purchase Plan; and
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a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
Only holders of record of the PCSC Shares at the close of business on [•], 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments of the extraordinary general meeting. The accompanying proxy statement/prospectus and proxy card is being provided to PCSC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by PCSC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of PCSC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.
An affiliate of PCSC and the Sponsor, the Perceptive PIPE Investor, was an existing investor in Freenome prior to and during the course of discussions between PCSC and Freenome with respect to the Business Combination. Dr. Ellen Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome. In light of potential conflicts of interest with respect to the Business Combination as a result of the Perceptive PIPE Investor’s pre-existing ownership interest in Freenome and the fact that Perceptive PIPE Investor has a designee serving as a director of Freenome (such conflicts are described more fully in the section entitled “— Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination”), the PCSC Board formed the special committee (the “Special Committee”), comprised of three independent and disinterested members of the PCSC Board, Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal, M.D. The PCSC Board delegated the Special Committee the power and authority to (i) consider, review and to evaluate the terms and conditions, and determine the advisability, of the Business Combination (and the proposed terms of any definitive agreement with respect to the Business Combination) and any alternatives thereto that the Special Committee deems appropriate, (ii) determine whether the Business Combination or any alternative thereto negotiated by the Special Committee is fair to, and in the best interests of, PCSC and the PCSC shareholders as a whole, and (iii) with respect to any actions required to be taken by the full PCSC Board with respect to the Business Combination or any alternative thereto, recommend to the PCSC Board what action, if any, should be taken by the PCSC Board. Special Committee was empowered to retain legal counsel to advise it and assist it in connection with fulfilling its duties as delegated by the PCSC Board; retain such other advisors, consultants and agents, including, without limitation, investment bankers, as the Special Committee may deem necessary or appropriate to perform such services and render such opinions as may be necessary or appropriate in order for the Special Committee to discharge its duties; and enter into such contracts providing for the retention, compensation, reimbursement of expenses and indemnification of such legal counsel, investment bankers, consultants and agents as the Special Committee may in its sole discretion deem necessary or appropriate. The Special Committee engaged separate U.S. counsel, Ropes & Gray, LLP (“Ropes & Gray”), and Cayman Islands counsel, Maples and Calder (Cayman) LLP (“Maples”) to represent the Special Committee. The Special Committee also engaged Scalar, LLC (“Scalar”) to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to PCSC and the PCSC Unaffiliated Shareholders (defined as the holders of PCSC Class A Shares other than (i) Freenome, (ii) the Sponsor, (iii) the Key Supporting Company Stockholders (as defined in the Business Combination Agreement), (iv) holders of PCSC Class A Shares who elect to redeem their shares prior to or in connection with the Business Combination, and (v) the PIPE Investors) of the shares of New Freenome Common Stock to be paid by PCSC in the First Merger pursuant to the Business Combination Agreement.
On December 4, 2025, the Special Committee received an opinion from Scalar as to the fairness, from a financial point of view, to PCSC and the PCSC Unaffiliated Shareholders of the shares of New Freenome Common Stock to be paid by PCSC in the First Merger pursuant to the Business Combination Agreement, a copy of which is attached hereto as Annex L. For more information, see “Business Combination Proposal—Background and Material Terms of the Business Combination,” “Business Combination Proposal—Interests of PCSC’s Sponsor, Directors and Officers in the Business Combination” and “Business Combination Proposal—Opinion of Scalar, LLC.”
After careful consideration, the PCSC Board, based in part upon the unanimous recommendation of the Special Committee, has unanimously determined that the Business Combination is fair, advisable, and in the best interests of PCSC and its shareholders as a whole, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that PCSC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the PCSC shareholders at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of PCSC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of these proposals by the PCSC Board, you should keep in mind that PCSC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Only holders of PCSC Class B Shares may vote on the Domestication Proposal and the Governing Documents Proposal and our initial shareholders hold all issued and outstanding PCSC Class B Shares. The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of holders of Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Please note that as further described in the accompanying proxy statement/prospectus, the Sponsor and the officers and directors of PCSC have agreed to (a) vote any of their PCSC Shares in favor of the Business Combination and all other related proposals at the extraordinary general meeting and (b) waive their redemption rights with respect to any Shares they own in connection with the consummation of the Business Combination. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 2,442,500 PCSC Shares, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.
To ensure your representation at the extraordinary general meeting, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote electronically, obtain a proxy from your broker or bank.
Your vote is very important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Your proxy card must be received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PCSC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO

EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS TO PCSC’S TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of the PCSC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Joseph Edelman Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated      , 2026 and is first being mailed to shareholders on or about      , 2026.

PERCEPTIVE CAPITAL SOLUTIONS CORP

51 Astor Place, 10th Floor
New York, New York 10003

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [•], 2026
TO THE SHAREHOLDERS OF PERCEPTIVE CAPITAL SOLUTIONS CORP:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), will be held at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [•], or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The extraordinary general meeting will be conducted via live webcast, but the physical location of the extraordinary general meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting PCSC’s secretary at [•] by 10:30 a.m., Eastern Time, on [•], 2026. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [•].
You are cordially invited to attend the extraordinary general meeting, which will be held for the purpose of considering and, if thought fit, passing each of the following resolutions that is put to the shareholders for a vote:
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Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that, subject to the approval of the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the entry of PCSC into the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PCSC, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC, and Freenome Holdings, Inc. (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by PCSC of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.

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Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution of the holders of the PCSC Class B Shares, that, subject to the approval of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, PCSC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, PCSC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of PCSC as a corporation in the State of Delaware, the name of PCSC be changed from “Perceptive Capital Solutions Corp” to “Freenome, Inc.”

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Proposal No. 3—Governing Documents Proposal—RESOLVED, as a special resolution of the holders of the PCSC Class B Shares, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal and conditional upon, and with effect from, the registration of PCSC as a corporation in the State of Delaware, the amended and restated memorandum and articles of association of PCSC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively).

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Proposal No. 4—Advisory Governing Documents Proposals—RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

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Proposal A—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

•	Proposal B—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.
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Proposal C—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the Proposed Certificate of Incorporation.

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Proposal D—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

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Proposal E—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

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Proposal F—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (2) making New Freenome’s corporate existence perpetual, and (3) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

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Proposal No. 5—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New Freenome Common Stock be approved to the shareholders of PCSC in the Domestication and stockholders of Freenome in the First Merger pursuant to the Business Combination Agreement, and (ii) shares of New Freenome Common Stock to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, and (iii) any other issuances of Freenome Common Stock and securities convertible into or exercisable for Freenome Common Stock pursuant to subscription, purchase or similar agreements PCSC has entered, or may enter, into prior to Closing, be approved in all respects.

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Proposal No. 6—The Equity Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal and the Employee Stock Purchase Plan Proposal, the Freenome Holdings, Inc. 2026 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•
Proposal No. 7—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, the Freenome Holdings, Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.

•
Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to PCSC shareholders, (B) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if PCSC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by PCSC from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting PCSC’s unpaid expenses, liabilities, and any amounts paid to PCSC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.
Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of PCSC Shares at the close of business on [•], 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments of the extraordinary general meeting.
This accompanying proxy statement/prospectus and accompanying proxy card is being provided to PCSC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of PCSC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of this proxy statement/prospectus.
After careful consideration, the PCSC Board, based in part upon the unanimous recommendation of the Special Committee, has unanimously determined that the Business Combination is fair, advisable, and in the best interests of PCSC and its shareholders as a whole, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that PCSC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the PCSC shareholders at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of PCSC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of these proposals by the PCSC Board, you should keep in mind that PCSC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public holder of the PCSC Class A Shares sold in PCSC’s initial public offering (whether they were purchased in PCSC’s initial public offering or thereafter in the open market) (a “public shareholder,” and such shares, the “public shares”) may request to PCSC to redeem its public shares for cash contemporaneously with any vote on the Business Combination. If the Business Combination is approved, PCSC will pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to PCSC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)	hold public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the PCSC transfer agent in which you (i) request that PCSC redeems your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the PCSC transfer agent physically or electronically through The Depository Trust Company.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, PCSC’s transfer agent, in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by PCSC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held PCSC Shares as of the record date or acquired them after the record date. Any public shareholder who holds PCSC Shares on or before [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its public shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account established at the consummation of PCSC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to us for permitted withdrawals. For illustrative purposes, based on funds in the trust account of approximately $91,918,776.09 on January 6, 2026, the estimated per share redemption price is expected to be approximately $10.66. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares. See “Extraordinary General Meeting of PCSC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the PCSC transfer agent that PCSC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the PCSC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with any other shareholder with respect to PCSC Shares and (c) tendering or delivering their PCSC Shares, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the PCSC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered or delivered to the PCSC transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The PCSC transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by PCSC.
Pursuant to that certain letter agreement, dated as of June 11, 2024, the Sponsor, officers and directors of PCSC have waived all of their redemption rights and will not have redemption rights with respect to any PCSC Shares owned by them, directly or indirectly. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding PCSC Shares. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Concurrently with the execution of the Business Combination Agreement, PCSC, the initial shareholders and Freenome entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal), as a holder of PCSC Class B Shares, has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of PCSC or any other anti-dilution or similar protection with respect to the PCSC Class B Shares

(whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in PCSC prior to the closing of the Business Combination, and (v) be subject to the restrictions contemplated by the Lock-up Agreements in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement. See “Business Combination Proposal—Related Agreements—Investor Rights Agreement” and “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement and the Investor Rights Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will PCSC redeem public shares in an amount that would cause New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Your proxy card must be received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
A PCSC shareholder who is entitled to attend and vote at the extraordinary general meeting is entitled to appoint one or more proxies to attend and vote instead of that shareholder. A proxyholder need not be a PCSC shareholder.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/prospectus (including the Annexes and other documents referred to therein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your PCSC Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PCSC.info@investor.sodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Perceptive Capital Solutions Corp,

Joseph Edelman

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PCSC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS TO PCSC’S TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning PCSC, without charge, by written request to Perceptive Capital Solutions Corp, 51 Astor Place, 10th Floor, New York, New York 10003, or by telephone request at (212) 284-2300; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PCSC.info@investor.sodali.com or from the SEC through the SEC website at http://www.sec.gov.
In order for PCSC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of PCSC to be held on [•], 2026, you must request the information no later than five business days prior to the date of the extraordinary general meeting, i.e., by [•], 2026.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PCSC (File No. 333-[•]), constitutes a prospectus of PCSC under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Freenome Securities to be issued to PCSC shareholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of PCSC shareholders at which PCSC shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, among other matters.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Freenome and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, Freenome’s name, logo and website name and address are its trademarks or service marks. This document also contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
MARKET AND INDUSTRY DATA
PCSC and Freenome are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which Freenome competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Freenome based on such sources and Freenome’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Freenome operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to Freenome and the Business Combination” and elsewhere in this proxy statement/prospectus.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although PCSC and Freenome have not independently verified the accuracy or completeness of third-party information, PCSC and Freenome believe the industry and market information included in this proxy statement/prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.
Notwithstanding anything in this proxy statement/prospectus to the contrary, PCSC and Freenome are responsible for all disclosures in this proxy statement/prospectus.

CURRENCY AND EXCHANGE RATES
In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars and all references to “$” mean U.S. dollars. Certain monetary amounts described herein have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.
PRESENTATION OF FINANCIAL INFORMATION
PCSC
The historical audited financial statements of PCSC as of and for the years ended December 31, 2025 and 2024 and for the period from March 22, 2024 (inception) through December 31, 2024 were prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and are denominated in U.S. dollars.
Freenome
The historical audited consolidated financial statements of Freenome as of and for the years ended December 31, 2025 and 2024 were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.
Rounding and Negative Amounts
Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.
In preparing the audited historical financial statements of PCSC and Freenome, most numerical figures are presented in thousands. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in PCSC’s and Freenome’s financial statements.
The percentages presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in PCSC’s and Freenome’s financial statements. The percentages derived from PCSC’s and Freenome’s financial statements may be computed using the numerical figures expressed in thousands in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.
In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “—” before the amount.
SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“Aggregate Transaction Proceeds” means the aggregate cash proceeds to be received by PCSC from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, after deducting PCSC’s unpaid expenses, liabilities, and any amounts paid to PCSC shareholders that exercise their redemption rights in connection with the Business Combination;

•	“Aggregate Transaction Proceeds Condition” means the condition to consummation of the Business Combination that the Aggregate Transaction Proceeds equal no less than $250,000,000;
•
“Allocation Schedule” means that certain allocation schedule that Freenome is required to deliver to PCSC under the Business Combination Agreement setting forth, as of immediately prior to the Effective Time, the amount of Freenome shares held by or issuable to Freenome Stockholders or holders of certain convertible securities of Freenome;

•	“Business Combination” are to the Domestication, the Mergers and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•
“Business Combination Agreement” are to that certain Business Combination Agreement, dated December 5, 2025 (as may be amended, supplemented or otherwise modified from time to time), by and among PCSC, Merger Sub I, Merger Sub II and Freenome;

•
“Business Combination Proposal” are to that certain proposal to approve and adopt the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

•	“Cayman Companies Act” are to the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time;
•	“Class B Shareholders” are to the holders of the PCSC Class B Shares;
•	“Closing” are to the closing of the Business Combination;
•
“Closing Date” means that date that is in no event later than the fifth (5th) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as PCSC and Freenome may agree in writing;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;
•	“DGCL” are to the General Corporation Law of the State of Delaware;
•
“Domestication” are to the de-registration of PCSC from the Registrar of Companies in the Cayman Islands and the transfer by way of continuation from the Cayman Islands and the continuation and domestication of PCSC as a corporation incorporated in the State of Delaware;

•	“Effective Time” means the time at which the First Merger becomes effective;
•	“Existing Governing Documents” are to the amended and restated memorandum and articles of association of PCSC;
•
“extraordinary general meeting” are to the extraordinary general meeting of PCSC at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•
“First Merger” are to the merger of Merger Sub I with and into Freenome pursuant to the Business Combination Agreement, with Freenome continuing as the surviving company of the First Merger and, after giving effect to the First Merger, Freenome becoming a wholly-owned subsidiary of New Freenome;

•	“Freenome Common Shares” are to, collectively, each share of Freenome common stock (each, a Freenome Common Share);
•
“Freenome Strategic Transaction Committee” means the special committee of the board of directors of Freenome Holdings, Inc. consisting solely of independent and disinterested members of the Company Board, which was formed on August 3, 2023, and which reviewed, evaluated and approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and made the Company Freenome Strategic Transaction Committee Recommendation;

•
“Freenome Warrant Agreements” are to, collectively, (i) that certain Warrant to Purchase Common Stock, dated as of October 16, 2019, by and between the Company and Riviera Partners Investments, LLC, and (ii) that certain Warrant to Purchase Common Stock, dated as of November 10, 2022, by and between the Company and New England Biolabs, Inc;

•	“initial public offering” are to PCSC’s initial public offering that was consummated on June 13, 2024;
v

•	“initial shareholders” are to Sponsor and each of Messrs. McKenna, Song and Waksal;
•
“Investor Rights Agreement” means that certain investor rights agreement to be entered into at Closing by and among PCSC, the Perceptive Shareholders, the RA Capital Shareholders, and certain shareholders of the Company to be mutually agreed upon by the Company and PCSC;

•	“Merger Sub I” are to StarNet Merger Sub I, Corp., a Delaware corporation and wholly-owned subsidiary of PCSC prior to the consummation of the Business Combination;
•	“Merger Sub II” are to StarNet Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of PCSC prior to the consummation of the Business Combination;
•	“Mergers” are to the “First Merger” together with the “Second Merger”;
•	“Nasdaq” are to the Nasdaq Capital Market;
•	“New Freenome” are to Freenome, Inc. (f.k.a. Perceptive Capital Solutions Corp) upon and after the Domestication;
•	“New Freenome Board” are to the board of directors of New Freenome;
•	“New Freenome Bylaws” are to the proposed new bylaws of New Freenome, to take effect upon the Domestication;
•	“New Freenome Charter” are to the proposed new certificate of incorporation of New Freenome, to take effect upon the Domestication;
•	“New Freenome Common Stock” are to the common stock, par value $0.0001 per share, of New Freenome;
•
“New Freenome Employee Stock Purchase Plan” are to the Freenome, Inc. 2026 Employee Stock Purchase Plan, to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•	“New Freenome Equity Incentive Plan” are to Freenome, Inc. 2026 Equity Incentive Plan, to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;
•	“New Freenome Organizational Documents” are to, collectively, the New Freenome Charter and New Freenome Bylaws;
•	“ordinary shares” or “PCSC Shares” are to the PCSC Class A Shares and the PCSC Class B Shares;
•	“PCSC,” “we,” “us” or “our” are to Perceptive Capital Solutions Corp, a Cayman Islands exempted company, prior to the consummation of the Business Combination;
•	“PCSC Board” are to PCSC’s board of directors;
•
“PCSC Class A Shares” are to the Class A ordinary shares, par value $0.0001 per share, of PCSC, which will automatically convert, on a one-for-one basis, into shares of New Freenome Common Stock in connection with the Domestication;

•
“PCSC Class B Shares” or “founder shares” are to the 2,156,250 Class B ordinary shares, par value $0.0001 per share, of PCSC outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 90,000 were transferred to Messrs. McKenna, Song and Waksal (30,000 PCSC Class B Shares each) in April 2024, and, in connection with the Domestication, the holders of the founder shares will elect to convert these PCSC Class B Shares, on a one-for-one basis, into PCSC Class A Shares;

•	“PCSC Parties” are, collectively, PCSC and Merger Subs (and each, individually, a “PCSC Party”);
•	“PCSC transfer agent” are to Continental, PCSC’s transfer agent;
•	“Perceptive Advisors” are to Perceptive Advisors, LLC, an affiliate of our Sponsor;
•	“Perceptive PIPE Investor” are to Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands exempted company;
•	“Perceptive Shareholders” are to the Sponsor and the Perceptive PIPE Investor;

•
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 24,000,000 shares of New Freenome Common Stock for an aggregate purchase price of $240.0 million to be consummated in connection with Closing;

•
“PIPE Investors” are to certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, the Perceptive PIPE Investors, as well as certain existing stockholders of Freenome;

•	“private placement shares” are to the 286,250 PCSC Class A Shares sold to our Sponsor as part of the private placement by PCSC which closed on June 13, 2024;
•	“pro forma” are to giving pro forma effect to the Business Combination, including the Mergers and the PIPE Financing;
•	“Proposed Bylaws” are to the proposed bylaws of New Freenome to be effective upon the Domestication attached to this proxy statement/prospectus as Annex I;
•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Freenome to be effective upon the Domestication attached to this proxy statement/prospectus as Annex H;
•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•	“public shareholders” are to holders of public shares, whether acquired in PCSC’s initial public offering or acquired in the secondary market;
•	“public shares” are to the currently outstanding 8,911,250 PCSC Class A Shares, whether acquired in PCSC’s initial public offering or acquired in the secondary market;
•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;
•	“SEC” are to the Securities and Exchange Commission;
•
“Second Merger” are to the merger of Freenome, as the surviving entity of the First Merger, with and into Merger Sub II pursuant to the Business Combination Agreement, with Merger Sub II continuing as the surviving company of the Second Merger and, after giving effect to the Second Merger, Merger Sub II becoming a wholly-owned subsidiary of New Freenome;

•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Special Committee” means the special committee of the PCSC Board;
•	“Sponsor” are to Perceptive Capital Solutions Holding, a Cayman Islands exempted company;
•	“Subscription Agreements” are to the subscription agreements, entered into by PCSC and each of the PIPE Investors in connection with the PIPE Financing;
•
“trust account” are to the trust account established at the consummation of PCSC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•	“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 13, 2024, between PCSC and Continental, as trustee; and
•	“U.S.” means the United States of America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Freenome has been provided by Freenome and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•	our ability to complete the Business Combination with Freenome or, if we do not consummate such Business Combination, any other initial business combination;
•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of each of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) PCSC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the Aggregate Transaction Proceeds Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against PCSC and Freenome following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the growth rate and market opportunity of New Freenome;
•	the ability to obtain and/or maintain the listing of the New Freenome Common Stock, and the potential liquidity and trading of such securities;
•	the risk that the proposed Business Combination disrupts current plans and operations of Freenome as a result of the announcement and consummation of the proposed Business Combination;
•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;
•	changes in applicable laws or regulations;
•	our ability to raise financing in the future;
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;
•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;
•	Freenome’s need to raise additional capital to fund its existing operations, develop its platform, commercialize new products or expand its operations;
•
Freenome’s ability to support demand for its current and future products, including ensuring that it has adequate capacity to meet increased demand, or is able to successfully manage its anticipated growth;

•	Freenome’s ability to attract and retain qualified personnel, manage its future growth effectively and execute its business strategy;

•	Freenome’s ability to retain the services of its founder, Freenome’s Chief Executive Officer, or other members of Freenome’s senior management team;
•
any Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies, which could hinder Freenome’s ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner;

•
Freenome’s financial performance, including the fact that Freenome has incurred significant net losses in each period since its inception and anticipates that it will continue to incur net losses for the coming years; and

•	other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Freenome. There can be no assurance that future developments affecting us and/or Freenome will be those that we and/or Freenome have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Freenome) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. Forward-looking statements reflect Freenome and our expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus and are qualified in their entirety by reference to the cautionary statements herein. We and Freenome anticipate that subsequent events and developments will cause our assessments to change. These forward-looking statements should not be relied upon as representing our and Freenome’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Neither we nor Freenome undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PCSC
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to PCSC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [•] [a.m./p.m.], Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q:	Why am I receiving this proxy statement/prospectus?
A:
PCSC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things:
(a)
in connection with the Domestication, which is intended to occur at least one business day prior to the Closing Date, PCSC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (Revised) of the Cayman Islands, upon which PCSC will change its name to “Freenome, Inc.”;

(b)
as part of the First Merger, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the First Merger and, after giving effect to the First Merger, Freenome will be a wholly-owned subsidiary of PCSC, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio; (ii) each Freenome Option, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time; and

(c)
as soon as practicable following the Effective Time, but no later than one business day following the Effective Time, as part of the Second Merger, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the Second Merger. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
x

The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal.
The Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, holders of PCSC Class B Shares will elect to convert their PCSC Class B Shares, into PCSC Class A Shares, (b) immediately prior to the Domestication, PCSC will effect the PCSC Shareholder Redemptions, (c) and after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share New Freenome Common Stock, and (2) upon the Domestication, the governing documents of PCSC will become the Governing Documents as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus, and PCSC’s name will change to “Freenome, Inc.” See “Domestication Proposal.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of PCSC?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:	What proposals are shareholders of PCSC being asked to vote upon?
A:	At the extraordinary general meeting, PCSC is asking holders of its ordinary shares to consider and vote upon thirteen (13) separate proposals:
•
The Business Combination Proposal: a proposal to approve by ordinary resolution, the entry of PCSC into the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented, or otherwise modified from time to time), by and among PCSC, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC, and Freenome Holdings, Inc. (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by PCSC of its obligations thereunder thereby;

•
The Domestication Proposal: a proposal to approve by special resolution of the holders of PCSC Class B Shares, that PCSC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Part 12 of the Companies Act (Revised) of the Cayman Islands and Section 388 of the DGCL and, immediately upon being de-registered in the Cayman Islands, PCSC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of PCSC as a corporation in the State of Delaware, the name of PCSC be changed from “Perceptive Capital Solutions Corp” to “Freenome, Inc.”;

•
The Governing Documents Proposal: a proposal to approve by special resolution of the holders of PCSC Class B Shares, that the amended and restated memorandum and articles of association of PCSC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively);

•
The Advisory Governing Documents Proposals: six separate proposals by ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be approved and adopted as follows:

•
to amend the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
•
to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the Proposed Certificate of Incorporation;

•
to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

•
to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

•
to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (2) making New Freenome’s corporate existence perpetual, and (3) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

•
The Nasdaq Proposal: a proposal to approve by ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New Freenome Common Stock be approved to the shareholders of PCSC in the Domestication and stockholders of Freenome in the First Merger pursuant to the Business Combination Agreement, and (ii) shares of New Freenome Common Stock to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, and (iii) any other issuances of Freenome Common Stock and securities convertible into or exercisable for Freenome Common Stock pursuant to subscription, purchase or similar agreements PCSC has entered, or may enter, into prior to Closing, be approved in all respects;

•
The Equity Incentive Plan Proposal: a proposal to approve by ordinary resolution, that the Freenome Holdings, Inc. 2026 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved;

•
The Employee Stock Purchase Plan Proposal: a proposal to approve by ordinary resolution, that the Freenome Holdings, Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved; and

•
The Adjournment Proposal: a proposal to approve by ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to PCSC shareholders (B) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if PCSC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by PCSC from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting PCSC’s unpaid expenses, liabilities, and any amounts paid to PCSC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved. For more information, please see “—Why is PCSC proposing the Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposal,” “Advisory Governing Documents Proposal,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal,” “Employee Stock Purchase Plan Proposal,” “Adjournment Proposal,” and “—Why is PCSC proposing the Adjournment Proposal?”
PCSC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of PCSC should read it carefully.
After careful consideration, the PCSC Board, based in part upon the unanimous recommendation of the Special Committee, has unanimously determined that the Business Combination is fair, advisable, and in the best interests of PCSC and its shareholders, as a whole, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that PCSC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of the PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the PCSC shareholders at the extraordinary general meeting.
The Business Combination was not structured to require the approval of at least a majority of PCSC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of these proposals by the PCSC Board, you should keep in mind that PCSC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Q:	Are the proposals conditioned on one another?
A:
Yes, each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Q:	I am a holder of public shares. Why am I receiving this proxy statement/prospectus?
A:
Upon consummation of the Business Combination, and without any action on the part of any party or any other person, each issued and outstanding PCSC Class A Share (excluding public shares validly submitted for redemption) will convert automatically by operation of law, on a one-for-one basis, into one share of New Freenome Common Stock. This proxy statement/prospectus includes important information about New Freenome and the business of New Freenome and its subsidiaries following consummation of the Business Combination. PCSC urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	Why is PCSC proposing the Business Combination?
A:
PCSC is a blank check company incorporated on March 22, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. PCSC has neither engaged in any operations nor generated any revenue to date. Based on PCSC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

PCSC has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. PCSC has sought to acquire companies that: have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as PCSC’s industry relationships and expertise; are ready to be public, with strong management, corporate governance and reporting policies in place; will likely be well received by public investors and are expected to have good access to the public capital markets; have significant embedded and/or underexploited growth opportunities; exhibit unrecognized value or other characteristics that PCSC believes have been misevaluated by the market based on its rigorous analysis and scientific and business due diligence review; and will offer attractive risk-adjusted equity returns for PCSC shareholders. In addition, PCSC (a) must complete an initial business combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination and (b) is not permitted to effect an initial business combination with solely another blank check company or a similar company with nominal operations.
Based on its due diligence investigations of Freenome and the industry in which it operates, including the financial and other information provided by Freenome in the course of negotiations, the PCSC Board believes that Freenome meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination.”
Although the PCSC Board believes, based in part upon the unanimous recommendation of the Special Committee, that the Business Combination with Freenome presents a unique business combination opportunity and is in the best interests of Freenome and its shareholders, the PCSC Board and the Special Committee did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination” and “Risk Factors—Risks Related to the Business Combination and PCSC.”
Q:	What are the reasons for the structure and timing of the Business Combination and the PIPE Financing?
A:
PCSC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Following the completion of its initial public offering, at the direction of the PCSC Board, representatives of PCSC, including Messrs. Stone and Poukalov, and Dr. Hukkelhoven commenced an active, targeted search for potential business combination candidates, leveraging the Sponsor’s network of investment bankers, private equity firms and hedge funds (including Perceptive Advisors and its affiliates), consulting firms, legal and accounting firms, and numerous other business relationships, as well as the prior experience and network of PCSC’s officers and directors. During this targeted search, PCSC reviewed approximately 200 potential business combination targets and conducted varying levels of preliminary due diligence on each, and evaluated and analyzed each as a potential business combination target based on, among other things, publicly available information and other market research available to PCSC and its representatives and their existing knowledge of the potential targets as a result of their network and existing relationships. Between October 2024 and December 2024, PCSC submitted non-binding term sheets to two companies, neither of which progressed to a business combination. Thereafter, PCSC continued to assess other potential business combination targets. Through this process, and based on discussion with members of the PCSC Board, PCSC further refined its focus and determined to concentrate its near-term efforts on a smaller set of potential business combination targets, including Freenome, that PCSC believed were the most compelling opportunities relative to the others reviewed.

On February 19, 2025, Dr. Hukkelhoven, in her capacity as an executive officer of the Perceptive PIPE Investor, reached out to the other members of the Freenome Board, consisting of Deepika Pakianathan, Douglas VanOort, Randal Scott, Peter Kolchinsky, Moritz Hartmann, and Josh Lauer, to inquire whether Freenome would be interested in exploring a potential business combination with PCSC. The Perceptive PIPE Investor, was as of such time, and remains, an existing investor in Freenome, and Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, was as of such time, and remains, a member of the Freenome Board. As the Perceptive PIPE Investor has been an investor in Freenome since 2019, the Perceptive PIPE Investor has continuously monitored Freenome’s business progress and capital needs. Dr. Hukkelhoven has been a representative appointed by the Perceptive PIPE Investor on the Freenome Board since 2020. At the direction of the Freenome Board,

Dr. Hukkelhoven informed the Perceptive PIPE Investor that Freenome was interested in exploring a capital raising transaction involving the Perceptive PIPE Investor and Dr. Hukkelhoven proposed the terms of the PIPE Financing to the Perceptive PIPE Investor. For more information, see “Business Combination Proposal — Interests of PCSC’s Sponsor, Directors and Officers in the Business Combination.”
The key terms of the Business Combination Agreement are the result of extensive negotiations between the representatives of PCSC and Freenome, each in consultation with its advisors, which occurred between mid-May 2025 through early August 2025. During such period, Freenome was also negotiating its exclusive licensing agreement with Exact Sciences Corporation (“Exact Sciences”) to advance the commercialization of Freenome’s colorectal (“CRC”) blood-based screening test, which was ultimately signed and announced on August 6, 2025 (the “Exact Sciences Transaction”). The terms of the Exact Sciences Transaction included an upfront payment by Exact Sciences to Freenome of $75 million, as well as potential milestone payments of up to $700 million in connection with specified regulatory developments, royalties on test sales, $20 million in funding for joint research and development (“R&D”) expenses leveraging the technology for three years and a convertible note of $50 million at an interest rate of 5% per annum.
On August 6, 2025, PCSC and Freenome executed a non-binding term sheet for a potential business combination involving PCSC and Freenome (the “Non-Binding Term Sheet”) Term Sheet, setting out the material terms of the Business Combination, including that Freenome would be valued at approximately $1.05 billion on a post-Business Combination equity value basis, taking into account, among other things, (i) an assumed $300 million in aggregate proceeds from (a) the PIPE Financing (which would include at least $25 million expected to be contributed by Perceptive Advisors or its affiliates and at least $50 million expected to be contributed by RA Capital or its affiliates) and (b) the Trust Account at the closing, and (ii) an agreed pre-Business Combination base equity value for Freenome of $725 million. The Non-Binding Term Sheet further contemplated, among other things, (a) certain adjustments for leakage to the Freenome base equity value, (b) that any proceeds from the Exact Sciences Transaction or any transaction entered into with Roche Holdings, Inc. (“Roche”) would not be counted as part of the base equity value of Freenome and that any shares or other equity interests of Freenome issued and outstanding in connection with such transactions would not be taken into account as part of the Freenome shares outstanding as of immediately prior to the closing of the Business Combination for purposes of determining the applicable Exchange Ratio, (c) that in addition to other customary closing conditions, the obligation of Freenome to consummate the Business Combination would be subject to there being Aggregate Transaction Proceeds of at least $250,000,000, (d) a six-month lockup period after consummation of the Business Combination with respect to New Freenome shares to be issued to insider Freenome stockholders, including Perceptive Advisors and RA Capital, in the Business Combination, as well as certain demand and piggyback registration rights for certain stockholders, and (e) an exclusivity period (the “Exclusivity Period”) binding on both PCSC and Freenome.
Between October 6, 2025 and December 4, 2025, PCSC and Freenome, with the assistance of their respective advisors, exchanged and negotiated drafts of the definitive Business Combination Agreement, the disclosure schedules to the Business Combination Agreement and the other ancillary documents, including the Investor Rights Agreement, the Transaction Support Agreement, the New Freenome certificate of incorporation and bylaws, the Lock-Up Agreement and the Sponsor Letter Agreement.
Concurrently with the execution of the Business Combination Agreement and the related ancillary documents, on December 5, 2025, the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 24,000,000 shares of New Freenome Common Stock at $10.00 per share.
As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination and the PIPE Financing are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Business Combination provided for in the Business Combination Agreement and the Subscription Agreements, which was effectively as soon as reasonably practicable following the execution of the Business Combination Agreement, was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for PCSC to complete an initial business combination by June 13, 2026 (unless otherwise extended).
For more information, see “Business Combination Proposal — Background of the Business Combination.”

Q:
Will PCSC and Freenome obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that PCSC will have sufficient funds to consummate the Business Combination and that New Freenome will have sufficient funds to operate Freenome’s business following the Closing?

A:
In connection with entering into the Business Combination Agreement, on December 5, 2025, PCSC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million.

Existing Freenome stockholders (other than the Perceptive PIPE Investor and investors who were existing PCSC shareholders) subscribed for approximately $72.4 million of the PIPE Financing. Existing PCSC shareholders (other than the Perceptive PIPE Investor and investors who were existing Freenome stockholders) subscribed for approximately $15 million of the PIPE Financing. PIPE Investors who were both existing shareholders of PCSC and Freenome (other than the Perceptive PIPE Investor) subscribed for approximately $52.6 million of the PIPE Financing. The Perceptive PIPE Investor subscribed for an aggregate of $55 million of the PIPE Financing. Investors who were neither existing Freenome stockholders nor existing PCSC shareholders subscribed for approximately $45 million of the PIPE Financing.
The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of PCSC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”
Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation, the Aggregate Transaction Proceeds equaling no less than $250.0 million. As of the date of this proxy statement/prospectus, the Aggregate Transaction Proceeds Condition has not been satisfied. The parties intend to satisfy the Aggregate Transaction Proceeds Condition through the PIPE Financing and through amounts released to us from the trust account. In the event the Aggregate Transaction Proceeds Condition is not satisfied as a result of redemptions of public shares which reduce the amount available to be released to us from the trust account, Freenome may, in its sole discretion, waive the Aggregate Transaction Proceeds Condition. If Freenome waives the Aggregate Transaction Proceeds Condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. For more information, see “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination.”
Q:	Why is PCSC proposing the Adjournment Proposal?
A.
Holders of PCSC Shares are being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to PCSC shareholders (B) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the proposals at the extraordinary general meeting, (C) if PCSC shareholders redeem an amount of the public shares such that (i) the Aggregate Transaction Proceeds Condition would not be satisfied; or (ii) the New Freenome Common Stock would not be approved for listing on a U.S. stock exchange.
Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. New Freenome intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, New Freenome expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Business Combination, PCSC and Freenome expect that New Freenome will comply with applicable initial listing rules of Nasdaq by issuing at Closing a sufficient number of shares of unrestricted New Freenome Common Stock to existing Freenome stockholders that will not be directors, officers and/or 10% or larger stockholders of New Freenome. See the sections entitled “Adjournment Proposal” and “Risk Factors—Nasdaq may delist PCSC’s Class A Shares from its exchange prior to the Closing or Nasdaq may not list New Freenome’s securities on its exchange, which could limit investors’ ability to make transactions in PCSC's Class A Shares or in New Freenome’s securities and subject PCSC or New Freenome, as applicable, to additional trading restrictions” for additional information.
Q:	Will I have the opportunity to vote on the Domestication Proposal or the Governing Documents Proposal if I only hold PCSC Class A Shares?
A:
No. Pursuant to the Existing Governing Documents, prior to the closing of an initial business combination only holders of PCSC Class B Shares may vote on the Domestication Proposal or the Governing Documents Proposal. The initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal), hold all issued and outstanding PCSC Class B Shares. Holders of only PCSC Class A Shares are not entitled to vote on the Domestication Proposal or the Governing Documents Proposal.

Q:	Why was the Special Committee formed?
A:
An affiliate of PCSC and the Sponsor, the Perceptive PIPE Investor, was an existing investor in Freenome prior to and during the course of discussions between PCSC and Freenome with respect to the Business Combination. Dr. Ellen Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome. In light of potential conflicts of interest with respect to the Business Combination as a result of the Perceptive PIPE Investor’s pre-existing ownership interest in Freenome and the fact that Perceptive PIPE Investor has a designee serving as a director of Freenome (such conflicts are described more fully in the section entitled “—Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination”), the PCSC Board formed the Special Committee, comprised of three independent and disinterested members of the PCSC Board, Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal, M.D. PCSC Board delegated the Special Committee the power and authority to (i) consider, review and to evaluate the terms and conditions, and determine the advisability, of the Business Combination (and the proposed terms of any definitive agreement with respect to the Business Combination) and any alternatives thereto that the Special Committee deems appropriate, (ii) determine whether the Business Combination or any alternative thereto negotiated by the Special Committee is fair to, and in the best interests of, PCSC and PCSC shareholders as a whole, and (iii) with respect to any actions required to be taken by the full PCSC Board with respect to the Business Combination or any alternative thereto, recommend to the PCSC Board what action, if any, should be taken by the PCSC Board. Special Committee was empowered to retain legal counsel to advise it and assist it in connection with fulfilling its duties as delegated by the PCSC Board; retain such other advisors, consultants and agents, including, without limitation, investment bankers, as the Special Committee may deem necessary or appropriate to perform such services and render such opinions as may be necessary or appropriate in order for the Special Committee to discharge its duties; and enter into such contracts providing for the retention, compensation, reimbursement of expenses and indemnification of such legal counsel, investment bankers, consultants and agents as the Special Committee may in its sole discretion deem necessary or appropriate. The Special Committee engaged separate U.S. counsel, Ropes, and Cayman Islands counsel, Maples. The Special Committee also engaged Scalar to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to PCSC and the PCSC Unaffiliated Shareholders (defined as the holders of PCSC Class A Shares other than (i) Freenome, (ii) the Sponsor, (iii) the Key Supporting Company Stockholders, (iv) holders of PCSC Class A Shares who elect to redeem their shares prior to or in connection with the Business Combination, and (v) the PIPE Investors) of the shares of New Freenome Common Stock to be paid by PCSC in the First Merger pursuant to the Business Combination Agreement.

Q:	Did the PCSC Board or Special Committee obtain a third-party opinion in determining whether or not to proceed with the Business Combination?
A.
Yes. On December 4, 2025, the Special Committee received an opinion from Scalar as to the fairness, from a financial point of view, to PCSC and the PCSC Unaffiliated Shareholders (defined as the holders of PCSC Class A Shares other than (i) Freenome, (ii) the Sponsor, (iii) the Key Supporting Company Stockholders, (iv) holders of PCSC Class A Shares who elect to redeem their shares prior to or in connection with the Business Combination, and (v) the PIPE Investors) of the shares of New Freenome Common Stock to be paid by PCSC in the First Merger pursuant to the Business Combination Agreement, which was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on and scope of the review undertaken by Scalar, as set forth in such opinion, as more fully described in the subsection “Business Combination Proposal—Opinion of Scalar, LLC.” A copy of Scalar’s opinion is attached hereto as Annex L.

Q:	What will Freenome’s equityholders receive in return for the Business Combination with PCSC?
A:
As part of the First Merger, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the First Merger and, after giving effect to the First Merger, Freenome will be a wholly-owned subsidiary of PCSC, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio; (ii) each Freenome Option, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.

As soon as practicable following the Effective Time, but no later than one business day following the Effective Time, as part of the Second Merger, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the Second Merger. See “Business Combination Proposal.”
Q:	How will New Freenome be managed following the Business Combination?
A:
Following the Closing, it is expected that the current management of Freenome will become the management of New Freenome, and the size of the New Freenome Board will be increased to consist of nine directors, as discussed in greater detail in “Proposal No. 3—Governing Documents Proposal” and “Management of New Freenome following the Business Combination.” Under the terms of the Proposed Certificate of Incorporation, upon the effectiveness thereof, the New Freenome Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of New Freenome stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New Freenome Board.

Q:	What equity stake will current PCSC shareholders and current equityholders of Freenome hold in New Freenome immediately after the consummation of the Business Combination?
A:	As of the date of this proxy statement/prospectus, there are 11,067,500 PCSC Shares issued and outstanding, of which 8,911,250 are PCSC Class A Shares and 2,156,250 are PCSC Class B Shares.
The following tables illustrate estimated ownership levels in New Freenome, immediately following the consummation of the Business Combination, based on varying levels of redemptions by public shareholders. In the following tables, the No Redemptions Scenario, the 25% Redemptions Scenario, the 50% Redemptions Scenario and the Aggregate Transaction Proceeds Condition Redemptions Scenario each assume that the $250.0 million Aggregate Transaction Proceeds Condition is satisfied through a combination of the $240.0 million PIPE Financing and retained funds in the trust account. In the event the Aggregate Transaction Proceeds Condition is not satisfied as a result of redemptions of public shares which reduce the amount available to be released to us from the trust account, Freenome may, in its sole discretion, waive the Aggregate Transaction Proceeds Condition. If Freenome waives the Aggregate Transaction Proceeds Condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting.
The following table excludes the dilutive effect of Rollover Options, Rollover RSU Awards, the Exact Sciences Note, and shares of New Freenome Common Stock that will initially be available for issuance under the New Freenome Equity Incentive Plan and the New Freenome Employee Stock Purchase Plan.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		Aggregate Transaction Proceeds Condition Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%
PCSC public shareholders(1)	8,625,000	7.66%	6,468,750	5.85%	4,312,500	3.98%	2,056,878	1.94%
Sponsor and the Perceptive PIPE Investor(2)	13,554,087	12.03%	13,554,087	12.26%	13,554,087	12.51%	13,554,087	12.77%
PCSC independent directors(3)	90,000	0.08%	90,000	0.08%	90,000	0.08%	90,000	0.08%
Freenome stockholders (excluding the Perceptive PIPE Investor and Roche)(4)	52,699,707	46.77%	52,699,707	47.69%	52,699,707	48.64%	52,699,707	49.67%
PIPE Investors (excluding the Perceptive PIPE Investor)(5)	18,500,000	16.42%	18,500,000	16.74%	18,500,000	17.07%	18,500,000	17.44%
Roche(6)	19,198,197	17.04%	19,198,197	17.37%	19,198,197	17.72%	19,198,197	18.09%
Pro forma total shares of the New Freenome Common Stock outstanding at Closing	112,666,991	100.00%	110,510,741	100.00%	108,354,491	100.00%	106,098,869	100.00%

*	Less than 1%.
(1)
Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 shares under the No Redemptions Scenario, 2,156,250 shares redeemed under the 25% Redemptions Scenario, 4,312,500 shares redeemed under the 50% Redemptions Scenario, and 6,568,122 shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(2)
Amount includes 2,066,250 PCSC Class B Shares held by the Sponsor, 286,250 private placement shares, which are PCSC Class A Shares, held by Sponsor, 5,500,000 shares purchased by the Perceptive PIPE Investor as part of the PIPE Financing, and 5,611,587 shares of New Freenome Common Stock issued as merger consideration.

(3)	Amount includes 30,000 PCSC Class B Shares held by each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
(4)
Amount includes 71,089,352 shares of New Freenome Common Stock issued to Freenome stockholders less 5,611,587 and 12,778,058 shares that will be held by the Perceptive PIPE Investor and Roche, respectively, which are presented in the rows labeled “Sponsor and the Perceptive PIPE Investor” and “Roche.” The amounts in the table do not include the potentially dilutive shares that could be issued, specifically 8,252,587 Rollover Options issued to holders of Freenome Options (whether vested or unvested immediately prior to the Effective Time), 4,291,830 Rollover RSU Awards issued to holders of Freenome RSU Awards (whether vested or unvested immediately prior to the Effective Time) and 3,441,094 shares which would be issued upon Exact Sciences’ optional election to convert the Exact Sciences Note (assuming accrued interest through May 31, 2026).

(5)
Amount includes the 18,500,000 shares of New Freenome Common Stock to be issued to the PIPE Investors, less the 5,500,000 shares to be purchased by the Perceptive PIPE Investor as part of the PIPE Financing (which are presented in the row labeled “Sponsor and the Perceptive PIPE Investor”).

(6)
Includes 12,778,058 shares of New Freenome Common Stock to be issued as merger consideration and 6,420,139 shares of Freenome Common Stock issued upon conversion of the Roche Convertible Note (as defined in “Certain Relationships and Related Person Transactions—Freenome Agreements with Our Stockholders—Convertible Promissory Note with Roche”). The Roche Convertible Note (including the principal amount and accrued interest) will automatically convert into shares of New Freenome Common Stock at a conversion price of $12.00 in connection with the Closing. This amount assumes accrued interest through May 31, 2026.

The following table shows possible sources of dilution and the extent of such dilution that non-redeeming public shareholders could experience in connection with the closing of the Business Combination. The table excludes shares of New Freenome Common Stock that will initially be available for issuance under the New Freenome Equity Incentive Plan and the New Freenome Employee Stock Purchase Plan.

	Pro Forma Combined, Including Dilutive Instruments
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		Aggregate Transaction Proceeds Condition Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%
PCSC public shareholders (1)	8,625,000	6.71%	6,468,750	5.12%	4,312,500	3.47%	2,056,878	1.69%
Sponsor and the Perceptive PIPE Investor(2)	13,554,087	10.54%	13,554,087	10.72%	13,554,087	10.91%	13,554,087	11.11%
PCSC independent directors(3)	90,000	0.07%	90,000	0.07%	90,000	0.07%	90,000	0.07%
Freenome Stockholders (excluding the Perceptive PIPE Investors and Roche)(4)	52,699,707	41.00%	52,699,707	41.70%	52,699,707	42.42%	52,699,707	43.20%
PIPE Investors (excluding the Perceptive PIPE Investor)(5)	18,500,000	14.39%	18,500,000	14.64%	18,500,000	14.89%	18,500,000	15.17%
Rollover Options(6)	8,252,587	6.42%	8,252,587	6.53%	8,252,587	6.64%	8,252,587	6.77%
Rollover RSU Awards(7)	4,291,830	3.34%	4,291,830	3.40%	4,291,830	3.45%	4,291,830	3.52%
Roche(8)	19,198,197	14.94%	19,198,197	15.19%	19,198,197	15.45%	19,198,197	15.74%
Exact Sciences(9)	3,333,333	2.59%	3,333,333	2.64%	3,333,333	2.68%	3,333,333	2.73%
Pro forma total shares of the New Freenome Common Stock outstanding at Closing	128,544,741	100.00%	126,388,491	100.00%	124,232,241	100.00%	121,976,619	100.00%

*	Less than 1%.
(1)
Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 shares under the No Redemptions Scenario, 2,156,250 shares redeemed under the 25% Redemptions Scenario, 4,312,500 shares redeemed under the 50% Redemptions Scenario, and 6,568,122 shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(2)
Amount includes 2,066,250 PCSC Class B Shares held by the Sponsor, 286,250 PCSC Class A Shares held by Sponsor, 5,500,000 shares purchased by the Perceptive PIPE Investor as part of the PIPE Financing, and 5,611,587 shares of New Freenome Common Stock issued as merger consideration.

(3)	Amount includes 30,000 PCSC Class B Shares held by each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
(4)
Amount includes 71,089,352 shares of New Freenome Common Stock issued to Freenome stockholders less 5,611,587 and 12,778,058 shares that will be held by the Perceptive PIPE Investor and Roche, respectively, which are presented in the rows labeled “Sponsor and the Perceptive PIPE Investor” and “Roche.”

(5)
Amount includes the 18,500,000 shares of New Freenome Common Stock to be issued to the PIPE Investors, less the 5,500,000 shares to be purchased by the Perceptive PIPE Investor as part of the PIPE Financing (which are presented in the row labeled “Sponsor and the Perceptive PIPE Investor”).

(6)
Amount comprises the potentially dilutive shares that could be issued pursuant to 8,252,587 Rollover Options issued to holders of Freenome Options (whether vested or unvested immediately prior to the Effective Time) in accordance with the terms of the Business Combination Agreement. Does not include the Initial Equity Awards and Anti-Dilution Equity Awards.

(7)
Amount comprises the potentially dilutive shares that could be issued pursuant to 4,291,830 Rollover RSU Awards issued to holders of Freenome RSU Awards (whether vested or unvested immediately prior to the Effective Time) in accordance with the terms of the Business Combination Agreement. Does not include the Initial Equity Awards and Anti-Dilution Equity Awards.

(8)
Includes 12,778,058 shares of New Freenome Common Stock to be issued as merger consideration and 6,420,139 shares of Freenome Common Stock issued upon conversion of the Roche Convertible Note. The Roche Convertible Note (including the principal amount and accrued interest) will automatically convert into shares of New Freenome Common Stock at a conversion price of $12.00 in connection with the Closing. This amount assumes accrued interest through May 31, 2026.

(9)	Includes 3,333,333 shares of New Freenome Common Stock which would be issued upon Exact Sciences’ optional election to convert the Exact Sciences Note.

Share ownership presented in the two tables above is only presented for illustrative purposes and does not necessarily reflect what New Freenome’s share ownership will be after the Closing. PCSC and New Freenome cannot predict how many of the public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of public shareholders may also differ if the actual redemptions are different from these assumptions. The public shareholders that do not elect to redeem their public shares will experience immediate dilution as a result of the Business Combination. The public shareholders currently own approximately 77.9% of the issued and outstanding PCSC Shares. As noted in the above table, even if no public shareholders redeem their public shares in the Business Combination, the public shareholders’ ownership will decrease from approximately 77.9% of the PCSC Shares prior to the Business Combination to owning approximately 7.66% of the total outstanding New Freenome Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, the Perceptive PIPE Investor, PCSC’s independent directors (Messrs. McKenna, Song and Waksal), Freenome Stockholders and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors—The public shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination and due to future issuances of equity awards to Freenome employees, directors, or consultants. Having a minority share position may reduce the influence that our current shareholders have on the management of New Freenome.”
Q:
What is the effective purchase price attributed to the New Freenome Common Stock to be received by the public shareholders, the Sponsor, the Perceptive PIPE Investor, PCSC’s independent directors (Messrs. McKenna, Song and Waksal), and the Freenome Stockholders at Closing?

A:
Pursuant to the Business Combination Agreement, public shareholders who do not redeem their public shares will receive one share of New Freenome Common Stock for each PCSC Class A Share held by them immediately prior to the Domestication. While PCSC cannot be certain of the price such public shareholders paid for their public shares, assuming they purchased their public shares for $10.00 per share, which was the price of the PCSC Class A Shares sold in PCSC’s initial public offering, the effective purchase price paid per share of Freenome Common Stock issued to each public shareholder at Closing would be $10.00. In connection with PCSC’s initial public offering, the Sponsor paid an aggregate of $25,000 for 2,156,250 PCSC Class B Shares, or approximately $0.01 per share. In connection with the Business Combination, the 2,066,250 PCSC Class B Shares held by the Sponsor and an additional aggregate of 90,000 PCSC Class B Shares held by PCSC’s independent directors (Messrs. McKenna, Song and Waksal) will be automatically converted on a one-for-one basis into PCSC Class A Shares immediately prior to the Domestication, which will then automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock, valued at $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The Sponsor also purchased 286,250 PCSC Class A Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the closing of PCSC’s initial public offering; such shares will automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock valued at $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The Perceptive PIPE Investor will also receive an estimated 5,615,003 shares of New Freenome Common Stock in the Business Combination upon the exchange of Freenome capital stock held by the Perceptive PIPE Investor pursuant to the terms of the Business Combination Agreement, and the Freenome stockholders (excluding the Perceptive PIPE Investor) will receive an estimated 65,516,765 shares of New Freenome Common Stock in the Business Combination, excluding an estimated 6,491,941 shares of New Freenome Common Stock issuable upon the exercise of Rollover Options and 4,294,391 shares of New Freenome Common Stock issuable pursuant to Rollover RSU Awards, which is equal to $655.2 million divided by $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. The PIPE Investors (which includes the Perceptive PIPE Investor) will purchase 24,000,000 shares of New Freenome Common Stock at a purchase price of $10.00 per share, which is equal to $240.0 million. As a result of the low price the Sponsor paid for the PCSC Class B Shares, the Sponsor may realize a positive rate of return on its investment in the PCSC Class B Shares even if the market price per share of New Freenome Common Stock is below $10.00 per share after Closing, in which case the public shareholders may experience a negative rate of return on their investment. Based on the closing price of $13.58 per

PCSC Class A Share on January 6, 2026, the Sponsor may receive potential profits of approximately $13.57 per PCSC Class B Share, and accordingly may make a substantial profit on its investment in the PCSC Class B Shares at a time when shares of New Freenome Common Stock may have lost significant value. On the other hand, if PCSC liquidates without completing a business combination before June 13, 2026, the Sponsor will lose its investment in PCSC.
Q:	Why is PCSC proposing the Domestication?
A:
The PCSC Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the PCSC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The PCSC Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of PCSC and its shareholders, as a whole, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution of the holders of PCSC Class B Shares under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.
Q:	What amendments will be made to the current constitutional documents of PCSC?
A:
The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, PCSC’s shareholders also are being asked to consider and vote the Domestication Proposal and the Governing Documents Proposal, to replace PCSC’s Existing Governing Documents with the Proposed Governing Documents, which differ from the Existing Governing Documents in several material respects, as summarized in the table below. The approval of the Domestication Proposal and the Governing Documents Proposal each requires a special resolution of the holders of PCSC Class B Shares under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

PCSC’s shareholders are asked to consider and vote upon and to approve as an ordinary resolution, on a non-binding and advisory basis only, six separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, PCSC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on PCSC, the PCSC Board, Freenome or the New Freenome Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PCSC intends that the Proposed Governing Documents will take effect from the registration of PCSC in the State of Delaware and its organization as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)
The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Certificate of Incorporation authorizes 1,010,000,000 total shares, consisting of 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

Exclusive Forum (Advisory Governing Documents Proposal B)
The Existing Governing Documents adopt the courts of the Cayman Islands as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

The Proposed Bylaws adopt Delaware as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal C)
The Existing Governing Documents provide that amendments may be made by a special resolution under the Cayman Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding PCSC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

Any amendment to the Proposed Certificate of Incorporation will generally require approval by holders of at least a majority in voting power of New Freenome’s then outstanding stock entitled to vote on such amendment, and by the holders of a majority in voting power of each class of stock entitled to vote as a class on the amendment (except where a lower threshold is provided by the DGCL). The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be amended by the New Freenome Board. The Proposed Certificate also provides that the Proposed Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment,

	Existing Governing Documents	Proposed Governing Documents
voting together as a single class.

Removal of Directors (Advisory Governing Documents Proposal D)
The Existing Governing Documents provide that before the closing of a business combination, holders of PCSC Class B Shares may appoint and remove any director, and that after the closing of a business combination, shareholders may by ordinary resolution appoint or remove any director.

The Proposed Certificate of Incorporation provides that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote at an election of directors.

Action by Written Consent of Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents permit shareholders to approve matters by unanimous written resolution.
The Proposed Certificate of Incorporation requires stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, subject to the rights of the holders of any series of Preferred Stock.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Advisory Governing Documents Proposal F)	The Existing Governing Documents include reference to the company’s status as a blank check company with nominal operations prior to the consummation of a business combination.
The Proposed Certificate of Incorporation does not include provisions related to PCSC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as PCSC will cease to be a blank check company at such time.

Q:	How will the Domestication affect my PCSC Class A Shares?
A:
The Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, holders of PCSC Class B Shares will elect to convert their PCSC Class B Shares, into PCSC Class A Shares, (b) immediately prior to the Domestication, PCSC will effect the PCSC Shareholder Redemptions, (c) and after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share New Freenome Common Stock, and (2) upon the Domestication, the governing documents of PCSC will be replaced with the Proposed Governing Documents, being the Proposed Certificate of Incorporation and the Proposed Bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and PCSC’s name will change to “Freenome, Inc.” See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time as part of the First Merger, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the First Merger and, after giving effect to the First Merger, Freenome will be a wholly-owned subsidiary of PCSC, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio; (ii) each Freenome Option, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time. See “Business Combination Proposal.”
Q:	What are the U.S. federal income tax consequences of the Domestication?
A:
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” below, the Domestication generally should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”). In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•
a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, generally will not recognize any gain or loss and generally will not be required to include any part of PCSC’s earnings in income pursuant to the Domestication;

•
a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Freenome Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PCSC does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PCSC does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares for shares of New Freenome Common Stock pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“ Treasury Regulations”) with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess, if any, of the fair market value of the shares of New Freenome Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PCSC is a blank check company with no current active business, we believe that PCSC is likely to be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares to recognize gain on the exchange of such Public Shares for shares of New Freenome Common Stock pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PCSC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New Freenome Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Q:	What are the U.S. federal income tax consequences of the Mergers?
A:
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” below, the Mergers, taken together, generally should qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers so qualify, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) of Freenome Common Stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Freenome Common Stock for shares of New Freenome Common Stock pursuant to the Mergers, except with respect to cash received instead of fractional shares of New Freenome Common Stock. For further information, see “--Tax Consequences of the Mergers to U.S. Holders of Freenome Common Stock.”

All holders of Freenome Common Stock should consult their tax advisors for a full understanding of the particular tax consequences of the Mergers to them.
Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?
A:
The tax consequences of an exercise of redemption rights depend on your particular facts and circumstances. Because the Domestication will occur after the PCSC Shareholder Redemptions, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Please see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have redemption rights and is there a limit on the number of shares I may redeem?
A:
If you are a holder of public shares, you have the right to request that we redeem your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have agreed to waive their redemption rights with respect to all of their PCSC Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?
A:
Pursuant to the Existing Governing Documents, a public shareholder may request that PCSC redeem its public shares for cash contemporaneously with any vote on a Business Combination. If the Business Combination is approved, PCSC will pay to the holders of any public shares that have been validly tendered or delivered for redemption, a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to PCSC for permitted withdrawals. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and
(iii)
prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the PCSC transfer agent in which you (i) request that PCSC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the PCSC transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, PCSC’s transfer agent, is listed under the question “Who can help answer my questions?” below.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to PCSC’s transfer agent in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by PCSC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held PCSC Shares as of the record date or acquired them after the record date. Any public shareholder who holds PCSC Shares on or before [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its public shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the trust account not previously released to us for permitted withdrawals. For illustrative purposes, based on funds in the trust account of approximately $91,918,776.09 on January 6, 2026, the estimated per share redemption price is expected to be approximately $10.66. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims, and we cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such public shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled, and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares. See “Extraordinary General Meeting of PCSC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to PCSC’s transfer agent that PCSC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to PCSC’s transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to PCSC Shares and (c) tendering or delivering their PCSC Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to PCSC’s transfer agent prior to the extraordinary general meeting. If you hold the PCSC Shares in street name, you will have to coordinate with your broker to have your

PCSC Shares certificated or delivered electronically. Certificates that have not been tendered or delivered to PCSC’s transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. PCSC’s transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their PCSC Shares.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by PCSC.
Any request for redemption, once made by a holder of public shares, may not be withdrawn following the redemption deadline, being 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), unless the PCSC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a public shareholder demands redemption of such public shares and subsequently decides prior to the redemption deadline not to elect to exercise such rights, he or she may simply request that PCSC’s transfer agent return the public shares (physically or electronically). Any corrected or changed written exercise of redemption rights must be received by PCSC’s transfer agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to PCSC’s transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.
If a public shareholder properly makes a request for redemption and the public shares are delivered as described above, then, we will redeem the public shares for a pro rata portion of the funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination, less any taxes then due but not yet paid. If the Business Combination is approved, PCSC pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to PCSC for permitted withdrawals.
Q:	What interests do the Freenome directors and officers have in the Business Combination?
A:
Freenome’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the PCSC shareholders generally. These interests include, among other things, the interests listed below:

•
Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome. In light of her relationship with both Freenome and the Perceptive PIPE Investor, an affiliate of the Sponsor, and to avoid any potential conflicts of interest, Freenome formed the Freenome Strategic Transaction Committee.

•
Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of New Freenome: Drs. Elliott and Lin and Messrs. Ennis and Le. For a description of these arrangements see “Management of New Freenome Following the Business Combination—Executive Officers.”

•
In connection with the closing of the Business Combination, Elliott is expected to receive the Initial Equity Awards and Anti-Dilution Equity Awards. See “Executive Compensation—Employment Arrangements in Place Prior to the Business Combination for Named Executive Officers.”

•
Certain of Freenome’s directors are holders of, and/or are affiliated with entities that are holders of, Freenome equity interests and in such capacity will be entitled to receive the shares of New Freenome Common Stock payable to all holders of such equity interests pursuant to the terms of the Business Combination Agreement. Additionally, certain of Freenome’s directors are affiliated with entities that are PIPE Investors. See “Certain Relationships and Related Person Transactions—Freenome” and “Beneficial Ownership of Securities.”

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?
A:
Following the closing of our initial public offering, an amount equal to $86,250,000 of the net proceeds from our initial public offering and the sale of the private placement shares was placed in the trust account. As of December 31, 2025, cash and investments held in the trust account totaled approximately $91,872,418 (including approximately $5,622,418 of investment income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of PCSC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of PCSC’s obligation to redeem 100% of the public shares if PCSC does not complete a business combination by June 13, 2026 (unless such date is extended in accordance with the Existing Governing Documents), or (iii) the redemption of all the public shares of PCSC is unable to complete a business combination by June 13, 2026 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law or with respect to any other provision relating to the rights of holders of public shares of PCSC.

If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the public shares, New Freenome may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Freenome, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will PCSC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Additionally, as a result of redemptions, the trading market for the New Freenome Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange. See “Risk Factors—Nasdaq may delist PCSC Class A Shares from its exchange prior to the Closing or Nasdaq may not list New Freenome’s securities on its exchange, which could limit investors’ ability to make transactions in PCSC Class A Shares or in New Freenome’s securities and subject PCSC or New Freenome, as applicable, to additional trading restrictions” for additional information.
Q:	What conditions must be satisfied to complete the Business Combination?
A:
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by PCSC’s shareholders of each of the Condition Precedent Proposals being obtained; (ii) the approval of the Business Combination Agreement and the transactions contemplated thereby by the Freenome stockholders; (iii) the expiration or termination of the applicable waiting period under the HSR Act, (iv) no legal restraint or prohibition issued by any governmental entity enjoining, prohibiting or prevent the consummation of the Business Combination being in effect, (v) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iv) the approval for listing of the New Freenome Common Stock (including, for the avoidance of doubt, the shares of New Freenome Common Stock to be issued pursuant to the First Merger) on Nasdaq; (vi) after giving effect to the Business Combination (including the PIPE Financing and any PCSC shareholder redemptions), PCSC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) immediately after the Effective Time, (v) the Aggregate Transaction Proceeds Condition being satisfied; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination” and “Risk Factors—If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.”
Q:	When do you expect the Business Combination to be completed?
A:
It is currently expected that the Business Combination will be consummated in the second quarter of 2026. This date depends, among other things, on the approval of the proposals to be put to PCSC shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates if necessary or convenient, (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PCSC shareholders (B) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the Conditions Precedent Proposals at the extraordinary general meeting or (C) if PCSC shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	Following the Business Combination, will PCSC’s securities continue to trade on a stock exchange?
A:
PCSC will effect the Domestication from the Cayman Islands to Delaware. In connection with the Domestication, (a) immediately prior to the Domestication, holders of PCSC Class B Shares will elect to convert their PCSC Class B Shares, into PCSC Class A Shares, (b) immediately prior to the Domestication, PCSC will effect the PCSC Shareholder Redemptions, (c) and after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share New Freenome Common Stock.

PCSC has applied to list the New Freenome Common Stock on Nasdaq under the symbol “FRNM” upon the closing of the Business Combination.
It is a condition to Freenome’s and PCSC’s obligations to consummate the Business Combination that the New Freenome Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New Freenome Common Stock in the Business Combination and the PIPE Shares, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New Freenome Common Stock, including the PIPE Shares, has been approved for listing on Nasdaq, subject only to official notice of issuance.
PCSC and Freenome believe that PCSC will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by Freenome and PCSC, and the PIPE Financing may not be consummated unless such condition is waived by the PIPE Investors.
However, it is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Freenome may not have received from Nasdaq either confirmation of the listing of the New Freenome Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Freenome has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the New Freenome Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived. Please see the subsection entitled “Description of New Freenome Securities—Listing of Securities” for additional information.
Q:	What underwriting and placement agency fees are payable in connection with the Business Combination?
A:
Pursuant to the Underwriting Agreement, dated June 11, 2024 (the “Underwriting Agreement”), by and between PCSC and Jefferies LLC (“Jefferies”), Jefferies was paid an upfront cash underwriting discount of $0.20 per public share, or $1,725,000 in the aggregate, paid upon the closing of PCSC’s initial public offering (the “Upfront Discount”). In addition, Jefferies is entitled to a deferred fee of $0.40 per public share, or $3,450,000 in the aggregate (the “Deferred Discount”). The Deferred Discount will become payable from the amounts held in the trust account solely in the event that PCSC completes a business combination, subject to the terms of the Underwriting Agreement.

The following table illustrates the effective underwriting discount on a percentage basis for public shares at each redemption level identified below:

	No Redemptions Scenario	25% Redemptions Scenario	50% Redemptions Scenario	Aggregate Transaction Proceeds Condition Redemptions Scenario
Unredeemed public shares(1)	8,625,000	2,156,250	4,312,500	6,568,122
Trust Proceeds to New Freenome(2)	$91,856,250	$68,892,188	$45,928,125	$21,905,751
Upfront Discount	$1,725,000	$1,725,000	$1,725,000	$1,725,000
Deferred Discount	$3,450,000	$3,450,000	$3,450,000	$3,450,000
Total Discount	$5,175,000	$5,175,000	$5,175,000	$5,175,000
Total %	5.63%	7.51%	11.27%	23.62%

(1)
Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 shares under the No Redemptions Scenario, 2,156,250 shares under the 25% Redemptions Scenario, 4,312,500 shares redeemed under the 50% Redemptions Scenario, and 6,568,122 shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(2)
Represents the product of (i) the sum of unredeemed public shares and (ii) the assumed redemption price. Uses approximately $10.65 as the assumed redemption price for the public shares estimated using an assumed Closing Date of December 31, 2025.

Additionally, PCSC engaged Jefferies and Leerink Partners LLC (“Leerink Partners”) as joint lead placement agents of the PIPE Financing, and PCSC engaged Jefferies as its lead financial advisor and lead capital markets advisor, and Leerink Partners as its joint capital markets advisor. In connection with such engagements, PCSC agreed to pay each of Jefferies and Leerink Partners a fee equal to $2.0 million at the Closing.
Q:	What happens if the Business Combination is not consummated?
A:
PCSC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If PCSC is not able to consummate the Business Combination with Freenome nor able to complete another business combination by June 13, 2026, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the PCSC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Q:	Do I have appraisal rights or dissenter’s rights in connection with the proposed Business Combination and the proposed Domestication?
A:
PCSC’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. PCSC’s shareholders do not have dissenter’s rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Q:	What else do I need to do now?
A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?
A:
If you are a holder of record of PCSC Shares on the record date of the extraordinary general meeting, you may vote in person at the extraordinary general meeting by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Each PCSC Share that you own in your name entitles you to one vote.
There are three ways to vote your PCSC Shares at the extraordinary general meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return the proxy card without indicating how you wish to vote, your shares will be voted as recommended by the PCSC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of the PCSC Class B Shares), “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. Your proxy card must be received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

•
You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your PCSC Shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way PCSC can be sure that the broker, bank or nominee has not already voted your PCSC Shares.

•
You can vote electronically. You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting [•] and entering the control number found on your proxy card.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	How has the announcement of the Business Combination affected the trading price of the public shares?
A:
On December 4, 2025, the last full trading day before the public announcement of the Business Combination, public shares closed at $10.70 per share. On January 6, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, public shares closed at $13.58 per share.

Q:	When and where will the extraordinary general meeting be held?
A:
The extraordinary general meeting will be held at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance by contacting PCSC’s secretary at [•] by 10:30 a.m., Eastern Time, on [•], 2026 (at least two business days prior to the extraordinary general meeting). You can participate in the meeting, vote, and submit questions via live webcast by visiting [•].
Q:	How do I attend the virtual extraordinary general meeting?
A:
If you are a registered shareholder, you will receive a proxy card from PCSC’s transfer agent. The form contains instructions on how to attend the virtual extraordinary general meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact PCSC’s transfer agent at 917-262-2373, or emailproxy@continentalstock.com.

You can pre-register to attend the virtual extraordinary general meeting starting [•], 2026 at 9:30 a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser [•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.
Shareholders who hold their investments through a bank or broker, will need to contact PCSC’s transfer agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, PCSC’s transfer agent will issue you a guest control number with proof of ownership. In either case you must contact PCSC’s transfer agent for specific instructions on how to receive the control number. PCSC’s transfer agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have Internet access, you can listen only to the meeting by dialing [•] (toll-free) (or [•] if you are located outside the U.S. and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the extraordinary general meeting if you choose to participate telephonically, and your participation on this basis will not count towards quorum.
Q:	Who is entitled to vote at the extraordinary general meeting?
A:
PCSC has fixed [•], 2026 as the record date for the extraordinary general meeting. If you were a shareholder of PCSC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?
A:
PCSC shareholders are entitled to one vote at the extraordinary general meeting for each PCSC Share held of record as of the record date at the extraordinary general meeting. As of the close of business on the record date for the extraordinary general meeting, there were 11,067,500 PCSC Shares issued and outstanding, of which 8,625,000 were public shares.

Q:	What constitutes a quorum?
A:
A quorum of PCSC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding PCSC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,689,167 PCSC Shares would be required to achieve a quorum at the extraordinary general meeting. As of the record date, the initial shareholders owned of record an aggregate of 2,442,500 PCSC Shares, representing approximately 22.1% of the issued and outstanding PCSC Shares. Therefore, an additional 1,246,667 public shares are required to establish a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?
A:	The following votes are required for each proposal at the extraordinary general meeting:
(i)
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution of the holders of PCSC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

(iii)
Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution of the holders of PCSC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

(iv)
Advisory Governing Documents Proposals: The separate approval of each of the six Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, PCSC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on PCSC, the PCSC Board, Freenome or the New Freenome Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PCSC intends that the Proposed Governing Documents will take effect from the registration of PCSC in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

(v)
Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)
Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)
Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the close of business on the record date, there were 11,067,500 PCSC Shares issued and outstanding, of which 8,911,250 were PCSC Class A Shares and 2,156,250 were PCSC Class B Shares. The initial shareholders collectively own 2,442,500 PCSC Shares, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.
Approval of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of the holders of PCSC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal.
Q:	What are the recommendations of the PCSC Board?
A:
The PCSC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of PCSC and its shareholders, as a whole, and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the PCSC Class B Shares), “FOR” the Governing Documents Proposals (in the case of the holders of the PCSC Class B Shares), “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:	How do the Sponsor and the other initial shareholders intend to vote their shares?
A:
The initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal), have agreed to vote the PCSC Shares owned by them in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. As of the record date of the extraordinary general meeting, there were 8,911,250 PCSC Shares outstanding.

Q:	May the Sponsor and the other initial shareholders purchase public shares prior to the extraordinary general meeting?
A: None of our Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock

Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Freenome following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New Freenome Common Stock on Nasdaq or another national securities exchange.
In the event our Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by our Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.
In addition, we will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to PCSC and Freenome, as well as their potential impact to New Freenome after giving effect to the Business Combination as well as: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to our Sponsor, the other initial shareholders or their respective affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such public shares; and (v) the number of public shares for which PCSC has received redemption requests pursuant to our redemption offer. None of the funds in the trust account will be used to purchase public shares in such transactions. None of our Sponsor, the other initial shareholders nor any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. PCSC hereby represents that any public shares purchased by our Sponsor, the other initial shareholders or any of their respective affiliates in situations in which the tender offer rules regarding restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.
Q:	Who is the Sponsor?
A.
Our Sponsor, Perceptive Capital Solutions Holdings, is a Cayman Islands exempted company, which was formed to invest in PCSC. The Sponsor currently owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares. Although our Sponsor is permitted to undertake any activities permitted under the Cayman Companies Act and other applicable law, our Sponsor’s business is focused on investing in PCSC.

Our Sponsor is an affiliate of Perceptive Advisors, a leading life sciences focused investment firm with over $9.5 billion of regulatory assets under management as of December 31, 2025. Since its launch in 1999, Perceptive Advisors has focused exclusively on the healthcare industry. Our Founders are the founder and management of Perceptive Advisors. Joseph Edelman, our Chairman, founded Perceptive Advisors in 1999. Adam Stone, our Chief Executive Officer, is the Chief Investment Officer of Perceptive Advisors and Michael Altman, our Chief Business Officer, is a Managing Director at Perceptive Advisors. Perceptive Advisors’ investment activity is focused on identifying both private and public companies in the life sciences and medical technology sectors and has investments in 234 companies as of December 31, 2025. The team at Perceptive Advisors consists of trained scientists, physicians and financial analysts who are passionately committed to identifying innovation that can drive critical change to current treatment paradigms. Perceptive Advisors invests across the capital structure and throughout a company’s growth cycle which provides access to a broad universe of management teams and companies seeking flexible capital solutions. Perceptive Advisors is also an active investor in pre-IPO financing rounds known as “crossovers.” Perceptive Advisors has invested in over 144 private companies since 2013 and in 2025 met with over 200 private companies in evaluation of private growth financing rounds, crossovers, and pre-IPO analysis. For a description of our management team’s previous experience with other special purpose acquisition vehicles, see “Information about PCSC—Experience with Special Purpose Acquisition Vehicles.”
The Sponsor is governed by a board of directors consisting of two directors, Adam Stone and Michael Altman, who are U.S. citizens. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the securities held of record by the Sponsor and may each be deemed to have shared beneficial ownership of all of the PCSC Shares held directly by the Sponsor. Additionally, as of March 18, 2026, Mr. Edelman has an aggregate indirect ownership interest in the Sponsor of approximately 37%, and may therefore be considered to have a material interest in the Sponsor.
The Sponsor is not “controlled” (as defined in 31 CFR 800.208) by a foreign person, such that the Sponsor’s involvement in any business combination would be a “covered transaction” (as defined in 31 CFR 800.213). However, it is possible that non-U.S. persons could be involved in our business combination, which may increase the risk that our business combination becomes subject to regulatory review, including review by the Committee on Foreign Investment in the U.S. (“CFIUS”), and that restrictions, limitations or conditions will be imposed by CFIUS. If our business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by FIRRMA, to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with a business combination without notifying CFIUS and risk CFIUS intervention, before or after closing a business combination. CFIUS may decide to block or delay our business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete a business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. A failure to notify CFIUS of a transaction where such notification was required or otherwise warranted based on the national security considerations presented by an investment target may expose our Sponsor and/or the combined company to legal penalties, costs, and/or other adverse reputational and financial effects, thus potentially diminishing the value of the combined company. In addition, CFIUS is actively pursuing transactions that were not notified to it and may ask questions regarding, or impose restrictions or mitigation on, a business combination post-closing.
Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our business combination. If we cannot complete a business combination within 24 months from the closing of our Initial Public Offering because the transaction is still under review or because our business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, shareholders of record may only receive their pro rata portion of funds available in the Trust Account. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
Q:	What interests do the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors have in the Business Combination?
A:
When you consider the recommendation of the PCSC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of unaffiliated PCSC shareholders. Further, PCSC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About PCSC — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The PCSC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business

Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. PCSC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:
•
the fact that the Sponsor invested in PCSC an aggregate of $2,887,500, comprised of the $25,000 purchase price for 2,156,250 PCSC Class B Shares, or approximately $0.01 per share, and the $2,862,500 purchase price for 286,250 private placement shares at a purchase price of $10.00 per share. Subsequent to the initial purchase of the PCSC Class B Shares by the Sponsor, the Sponsor transferred 30,000 PCSC Class B Shares, to each of PCSC’s three independent directors, being Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal, M.D. Such shares will have a significantly higher value at the time of the Business Combination or be worthless if the Business Combination is not consummated and PCSC is liquidated. Assuming a trading price of $13.58 per share of New Freenome Common Stock (based upon the closing price of the PCSC Class A Shares on the Nasdaq Capital Market on January 6, 2026), such 2,442,500 shares of New Freenome Common Stock that are expected to be issued to our initial shareholders at Closing would have an implied aggregate market value of $33.2 million (based upon the closing price of the PCSC Class A Shares on January 6, 2026). However, given that such shares of New Freenome Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, PCSC believes such shares of New Freenome Common Stock have less value. Even if the trading price of the New Freenome Common Stock were as low as approximately $1.19 per share, the aggregate market value of such shares of New Freenome Common Stock held by the initial shareholders would be approximately equal to the initial investment in PCSC by the initial shareholders. Therefore, the Sponsor and its affiliates could earn a positive rate of return on their investments, even if other PCSC shareholders experience a negative rate of return in New Freenome and PCSC’s directors and officers and the Sponsor may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate an initial business combination;

•
the fact that, as a result of the low purchase price paid for the PCSC Class B Shares, if the Business Combination is completed, the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal) are likely to be able to make a substantial profit on their investment in PCSC even at a time when the New Freenome Common Stock has lost significant value. Accordingly, the economic interests of the Sponsor and PCSC’s independent directors diverge from the economic interests of public shareholders because the Sponsor and PCSC’s independent directors will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•	the fact that the initial shareholders have agreed not to redeem any PCSC Shares held by them in connection with a shareholder vote to approve a Business Combination;
•	the fact that the initial shareholders have agreed to vote any PCSC Shares owned by them in favor of the Business Combination Proposal;
•
the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any PCSC Shares (other than public shares subsequently acquired by them) held by them if the Business Combination is not approved and PCSC fails to complete the Business Combination by June 13, 2026;

•
the fact that the Business Combination Agreement provides for the continued indemnification of PCSC’s existing directors and officers and requires PCSC to purchase, or cause to be purchased, at or prior to the Effective Time, and New Freenome to maintain in effect for a period of six years after the Effective Time, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain PCSC directors and officers after the Business Combination;

•
the fact that the Sponsor and PCSC’s officers and directors will lose their entire investment in PCSC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on PCSC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by June 13, 2026. As of the date of this proxy statement/prospectus, PCSC does not owe the Sponsor any outstanding sums pursuant to any working capital loans, promissory notes, the existing administrative services and indemnification agreement between PCSC and the Sponsor, or otherwise;

•
the fact that, in connection with the Closing and immediately prior to the Effective Time, the Sponsor may elect to contribute Working Capital Loans, of up to $3,000,000, to PCSC in exchange for PCSC Class A Shares (the “Working Capital Shares”), which are convertible at the option of the Sponsor into shares of New Freenome Common Stock, at a conversion price of $10.00 per share;

•
the fact that if the trust account is liquidated, including in the event PCSC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify PCSC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account, by the claims of prospective target businesses with which PCSC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PCSC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that if the Business Combination or another business combination is not consummated by June 13, 2026, PCSC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding PCSC Class A Shares for cash and, subject to the approval of its remaining shareholders and the PCSC Board, liquidating and dissolving;

•
the fact that the Investor Rights Agreement was entered into with the initial shareholders, the Perceptive PIPE Investor and certain Freenome stockholders, which, among other things, (a) gives the initial shareholders, the Perceptive PIPE Investor and certain Freenome stockholders certain registration rights, including the right to have the offer and sale of their shares of New Freenome Common Stock registered on a resale registration statement to be filed by New Freenome shortly after the consummation of the Business Combination;

•
the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the PCSC Class B Shares, and agree to be bound by certain transfer restrictions with respect to PCSC Shares prior to the consummation of the Business Combination, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement;

•
the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares in the PIPE Financing, subject to the terms and conditions set forth in the Subscription Agreement executed by the Perceptive PIPE Investor. For more information on the assumptions underlying the number of shares described in the foregoing as being issuable on the Closing Date, please see “Risk Factors—Risks Related to the Business Combination and PCSC—PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome”;

•
the fact that the Perceptive PIPE Investor, which is an affiliate of the Sponsor and certain of PCSC’s directors and officers, has a fully diluted equity ownership stake in Freenome of 6.85% (representing shares of Series B, C, D and F Freenome Preferred Stock), which, assuming a no redemption scenario, will convert into 5,615,003 shares of New Freenome Common Stock, or an approximately 4.99% equity stake in New Freenome in connection with the Business Combination. PCSC estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $56.2 million, based on the $13.58 closing price of the PCSC Class A Shares on January 6, 2026. However, given that such shares of New Freenome Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, PCSC believes such shares have less value. See the assumptions underlying such ownership percentages described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors—Risks Related to the Business Combination and PCSC—PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome.” Actual number of shares of New Freenome Common Stock issuable on the Closing Date will be determined pursuant to the terms of the Subscription Agreements and the Business Combination Agreement, as applicable;

•	the fact that Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome;

•	the fact that Joseph Edelman, Adam Stone, Michael Altman and Sam Cohn are affiliated with the Perceptive PIPE Investor;
•
the right of the Sponsor and the Perceptive PIPE Investor to hold shares of New Freenome Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions; and

•	the fact that PCSC may be entitled to distribute or pay over funds held by PCSC outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.
In addition, certain persons who are expected to become New Freenome directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the PCSC shareholders. See “Proposal 1: Business Combination Proposal—Interests of Freenome Directors and Executive Officers in the Business Combination” for more information.
Q:	What happens if I sell my PCSC Shares before the extraordinary general meeting?
A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date for the extraordinary general meeting, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:	If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date, provided that it is received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote;

•
you may notify PCSC’s secretary by writing to Perceptive Capital Solutions Corp, 51 Astor Place, 10th Floor, New York, New York 10003, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.
If your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?
A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination Proposal and each other Condition Precedent Proposal is approved by shareholders and the Business Combination is consummated, you will become a stockholder of New Freenome. If you fail to vote with respect to the extraordinary general meeting and the Business Combination Proposal or such other Condition Precedent Proposal is not approved, you will remain a shareholder of PCSC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?
A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your PCSC Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:
PCSC will pay the cost of soliciting proxies for the extraordinary general meeting. PCSC has engaged Morrow Sodali LLC (“Morrow”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. PCSC has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. PCSC and its representatives will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and obtain their authority to execute proxies and voting instructions. PCSC will reimburse them for their reasonable expenses. PCSC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Where can I find the voting results of the extraordinary general meeting?
A:
The preliminary voting results will be announced at the extraordinary general meeting. PCSC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?
A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: PCSC.info@investor.morrowsodali.com
You also may obtain additional information about PCSC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to tender or deliver your public shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the PCSC transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes, such as the Business Combination Agreement attached as Annex A to this proxy statement/prospectus and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”
Parties to the Business Combination
Perceptive Capital Solutions Corp
PCSC is a blank check company incorporated on March 22, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
PCSC Class A Shares are currently listed on Nasdaq under the symbol “PCSC.”
PCSC’s principal executive offices are located at 51 Astor Place, 10th Floor, New York, New York 10003, and its phone number is (212) 284-2300.
StarNet Merger Sub I, Corp.
Merger Sub I is a Delaware corporation and wholly-owned subsidiary of PCSC. Merger Sub I was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub I’s principal executive offices are the same as those for PCSC.
StarNet Merger Sub II, LLC
Merger Sub II is a Delaware limited liability company and wholly-owned subsidiary of PCSC. Merger Sub II was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub II’s principal executive offices are the same as those for PCSC.
Freenome Holdings, Inc.
Freenome is a development stage, early cancer detection company developing blood-based screening tests leveraging a proprietary artificial intelligence/machine learning multiomics technology platform to transform multi-cancer and ultimately multi-disease detection.
Freenome is developing a range of blood-based cancer screening tests. Its lead product, SimpleScreen CRC (v1), has been submitted to the FDA for premarket approval, with a decision expected in 2026, and an improved version is also in development. A blood-based lung cancer test aimed at high-risk individuals is on track to launch in the second half of 2026 . Freenome also recently initiated a clinical study which will inform its plans and timing with respect to a regulatory submission to the FDA to support clinical validation of an in vitro device. Looking ahead, Freenome’s preliminary strategy is to eventually expand its platform to screen for more than ten types of cancer, with a broader general-population offering planned for the longer term, each subject to regulatory approval.
Freenome currently has no products approved for commercial sale in the United States and has not generated any material revenue to date, and it continues to incur significant R&D and other expenses related to ongoing operations. Freenome’s ability to generate product revenue sufficient to achieve profitability, if ever, will depend on premarket approval of the SimpleScreen CRC (v1) and future development of multi-cancer early detection tests.
Freenome has incurred operating losses in each year since its inception. Freenome’s net losses were $219.3 million and $274.4 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, Freenome had an accumulated deficit of $1.3 billion.

Freenome’s principal executive offices are located at Genesis Marina, 3300 Marina Blvd, Brisbane, California 94005, and its phone number is (650) 446-6630.
Background and Material Terms of the Business Combination
PCSC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Following the completion of its initial public offering on June 13, 2024, at the direction of the PCSC Board, representatives of PCSC, including Messrs. Stone and Poukalov, and Dr. Hukkelhoven commenced an active, targeted search for potential business combination candidates, leveraging the Sponsor’s network of investment bankers, private equity firms and hedge funds (including Perceptive Advisors and its affiliates), consulting firms, legal and accounting firms, and numerous other business relationships, as well as the prior experience and network of PCSC’s officers and directors. During this targeted search, PCSC reviewed approximately 200 potential business combination targets and conducted varying levels of preliminary due diligence on each, and evaluated and analyzed each as a potential business combination target based on, among other things, publicly available information and other market research available to PCSC and its representatives and their existing knowledge of the potential targets as a result of their network and existing relationships. Between October 2024 and December 2024, PCSC submitted non-binding term sheets to two companies, neither of which progressed to a business combination. Thereafter, PCSC continued to assess other potential business combination targets. Through this process, and based on discussion with members of the PCSC Board, PCSC further refined its focus and determined to concentrate its near-term efforts on a smaller set of potential business combination targets, including Freenome, that PCSC believed were the most compelling opportunities relative to the others reviewed.
On February 19, 2025, Dr. Hukkelhoven, in her capacity as an executive officer of the Perceptive PIPE Investor, reached out to the other members of the Freenome Board, consisting of Deepika Pakianathan, Douglas VanOort, Randal Scott, Peter Kolchinsky, Moritz Hartmann, and Josh Lauer, to inquire whether Freenome would be interested in exploring a potential business combination with PCSC. The Perceptive PIPE Investor, was as of such time, and remains, an existing investor in Freenome, and Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, was as of such time, and remains, a member of the Freenome Board. As the Perceptive PIPE Investor has been an investor in Freenome since 2019, the Perceptive PIPE Investor has continuously monitored Freenome’s business progress and capital needs. Dr. Hukkelhoven has been a representative appointed by the Perceptive PIPE Investor on the Freenome Board since 2020. At the direction of the Freenome Board, Dr. Hukkelhoven informed the Perceptive PIPE Investor that Freenome was interested in exploring a capital raising transaction involving the Perceptive PIPE Investor and Dr. Hukkelhoven proposed the terms of the PIPE Financing to the Perceptive PIPE Investor. For more information, see “Business Combination Proposal — Interests of PCSC’s Sponsor, Directors and Officers in the Business Combination.”
The key terms of the Business Combination Agreement are the result of extensive negotiations between the representatives of PCSC and Freenome, each in consultation with its advisors, which occurred between mid-May 2025 through early August 2025. During such period, Freenome was also negotiating its exclusive licensing agreement with Exact Sciences Corporation (“Exact Sciences”) to advance the commercialization of Freenome’s colorectal (CRC) blood-based screening test, which was ultimately signed and announced on August 6, 2025 (the “Exact Sciences Transaction”). The terms of the Exact Sciences Transaction included an upfront payment by Exact Sciences to Freenome of $75 million, as well as potential milestone payments of up to $700 million in connection with specified regulatory developments, royalties on test sales, $20 million in funding for joint R&D expenses leveraging the technology for three years and a convertible note of $50 million at an interest rate of 5% per annum.
On August 6, 2025, PCSC and Freenome executed the Non-Binding Term Sheet, setting out the material terms of the Business Combination, including that Freenome would be valued at approximately $1.05 billion on a post-Business Combination equity value basis, taking into account, among other things, (i) an assumed $300 million in aggregate proceeds from (a) the PIPE Financing (which would include at least $25 million expected to be contributed by Perceptive Advisors or its affiliates and at least $50 million expected to be contributed by RA Capital or its affiliates) and (b) the Trust Account at the closing, and (ii) an agreed pre-Business Combination base equity value for Freenome of $725 million. The Non-Binding Term Sheet further contemplated, among other things, (a) certain adjustments for leakage to the Freenome base equity value, (b) that any proceeds from the Exact Sciences Transaction or any transaction entered into with Roche would not be counted as part of the base equity value of Freenome and that any shares or other equity interests of Freenome issued and outstanding in connection with such transactions would not be taken into account as part of the Freenome shares outstanding as of immediately prior to the closing of the Business Combination for purposes of determining the applicable Exchange Ratio, (c) that in addition to other customary closing conditions, the obligation of Freenome to consummate the Business Combination would be subject to there being Aggregate Transaction Proceeds of at least $250,000,000, (d) a six-month lockup period after consummation of the Business Combination with respect to New Freenome shares to be issued to insider Freenome stockholders, including Perceptive Advisors and RA Capital, in the Business Combination, as well as certain demand and piggyback registration rights for certain stockholders, and (e) an Exclusivity Period binding on both PCSC and Freenome.
Between October 6, 2025 and December 4, 2025, PCSC and Freenome, with the assistance of their respective advisors, exchanged and negotiated drafts of the definitive Business Combination Agreement, the disclosure schedules to the Business Combination Agreement and the other ancillary documents, including the Investor Rights Agreement, the Transaction Support Agreement, the New Freenome certificate of incorporation and bylaws, the Lock-Up Agreement and the Sponsor Letter Agreement.
Concurrently with the execution of the Business Combination Agreement and the related ancillary documents, on December 5, 2025, the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 24,000,000 shares of New Freenome Common Stock at $10.00 per share.
As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination and the PIPE Financing are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Business Combination provided for in the Business Combination Agreement and the Subscription Agreements, which was effectively as soon as reasonably practicable following the execution of the Business Combination Agreement, was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for PCSC to complete an initial business combination by June 13, 2026 (unless otherwise extended).
For more information, see “Business Combination Proposal—Background and Material Terms of the Business Combination.”
The Business Combination Agreement
Pursuant to the Business Combination Agreement: (a) at least one business day prior to the Closing Date, PCSC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part 12 of the Companies Act (Revised) of the Cayman Islands, upon which PCSC will change its name to “Freenome, Inc.”; (b) Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to the First Merger, Freenome will be a wholly-owned subsidiary of PCSC, (c) as soon as practicable following the Effective Time, but no later than one business day following the Effective Time, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the Second Merger, and (d) the other transactions contemplated by the Business Combination Agreement and documents related thereto, all as described in more detail in the accompanying proxy statement/prospectus. References herein to New Freenome denote PCSC following the Business Combination.
As further described in the accompanying proxy statement/prospectus,
•
the Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, the holders of each issued and outstanding PCSC Class B Share will elect to convert their PCSC Class B Shares into PCSC Class A Shares, (b) immediately prior to the Domestication, PCSC will effect the redemption of the public shares initially issued in PCSC’s initial public offering that are validly submitted for redemption and not withdrawn, (c) and after effecting the PCSC Shareholder Redemptions, upon the Domestication, each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New Freenome Common Stock, and (2) upon the Domestication, the governing documents of PCSC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, and PCSC’s name will change to “Freenome, Inc.”; and

•
at the Effective Time, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement; (ii) each Freenome Option, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.
For more information about the Business Combination, please see the section titled “Business Combination Proposal—The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Structure Diagrams
The following diagrams illustrate in simplified terms the current structure of PCSC and Freenome, the Business Combination, and the expected structure of Freenome immediately following the Closing.
Simplified Pre-Combination Structure

Public Shareholders+
Initial Shareholders*
Freenome Stockholders+
Perceptive Capital Solutions Corp (Cayman Islands)
StarNet Merger Sub I, Corp. (Delaware)
StarNet Merger Sub II, LLC (Delaware)
Freenome Holdings, Inc. (Delaware)

The Domestication

Public Shareholders+
Initial Shareholders*
Freenome Stockholders+
Freenome, Inc.**
(Delaware)
Freenome Holdings, Inc.
(Delaware)
StarNet Merger Sub I, Corp.
(Delaware)
StarNet Merger Sub II, LLC
(Delaware)

The First Merger

Public Shareholders+
Initial Shareholders*
Freenome Stockholders+
Freenome, Inc.**
(Delaware)
Freenome Holdings, Inc.
(Delaware)
StarNet Merger Sub I, Corp.
(Delaware)
StarNet Merger Sub II, LLC
(Delaware)

The Second Merger

Public Shareholders+
Initial Shareholders*
Freenome Stockholders+
Freenome, Inc.**
(Delaware)
Freenome Holdings, Inc.
(Delaware)
StarNet Merger Sub II, LLC
(Delaware)

Simplified Post-Combination Structure

Public Shareholders+
PIPE Investors
Initial Shareholders*
Freenome Stockholders+
Freenome, Inc.**
(Delaware)
StarNet Merger Sub II, LLC
(Delaware)

+	Includes the Perceptive PIPE Investor.
*	The Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
**	Previously Perceptive Capital Solutions Corp before the Domestication.

PIPE Financing
In connection with entering into the Business Combination Agreement, on December 5, 2025, PCSC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million.
Existing Freenome stockholders (other than the Perceptive PIPE Investor and investors who were existing PCSC shareholders) subscribed for approximately $72.4 million of the PIPE Financing. Existing PCSC shareholders (other than the Perceptive PIPE Investor and investors who were existing Freenome stockholders) subscribed for approximately $15.0 million of the PIPE Financing. PIPE Investors who were both existing shareholders of PCSC and Freenome (other than the Perceptive PIPE Investor) subscribed for approximately $52.6 million of the PIPE Financing. The Perceptive PIPE Investor subscribed for an aggregate of $55 million of the PIPE Financing. Investors who were neither existing Freenome stockholders nor existing PCSC shareholders subscribed for approximately $45.0 million of the PIPE Financing.
The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of PCSC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”
Lock-Up Agreement
In connection with the Closing, the Sponsor and certain former Freenome stockholders will enter into the Lock-Up Agreement with PCSC. Pursuant to the Lock-Up Agreement, the Sponsor and certain Freenome stockholders will agree not to transfer (except for certain permitted transfers) any shares of New Freenome Common Stock held by such holder after the Domestication until six (6) months after the Closing Date. See “Business Combination Proposal—Related Agreements—Lock-up Agreements.”
Sources and Uses of Proceeds
The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemption scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.
Sources and Uses of Proceeds (No Redemptions Scenario) (in millions)
The following table summarizes the sources and uses of funds for the Business Combination assuming no redemptions by PCSC shareholders.

Sources		Uses
Cash in Trust Account(1)	$91.9	Cash to Balance Sheet	$387.2
Marketable Securities of Freenome	138.1	Marketable securities to Balance Sheet	138.1
Existing Cash Balances, as of December 31, 2025	79.4	Estimated Unpaid Transaction Expenses, as of December 31, 2025	24.1
Cash Proceeds from the PIPE Financing	240.0
Total Sources	$549.4	Total Uses	$549.4

Sources and Uses of Proceeds (25% Redemptions Scenario) (in millions)
The following table summarizes the sources and uses of funds for the Business Combination assuming 25% redemptions by PCSC shareholders.

Sources		Uses
Cash in Trust Account(1)	91.9	Cash to Balance Sheet	364.2
Marketable Securities of Freenome	138.1	Marketable securities to Balance Sheet	138.1
Existing Cash Balances, as of December 31, 2025	79.4	Redemption of PCSC Class A Shares held by public shareholders(2)	23.0
Cash Proceeds from the PIPE Financing	240.0	Estimated Unpaid Transaction Expenses, as of December 31, 2025	24.1
Total Sources	549.4	Total Uses	549.4

Sources and Uses of Proceeds (50% Redemptions Scenario) (in millions)
The following table summarizes the sources and uses of funds for the Business Combination assuming 50% redemptions by PCSC shareholders.

Sources		Uses
Cash in Trust Account(1)	91.9	Cash to Balance Sheet	341.3
Marketable Securities of Freenome	138.1	Marketable securities to Balance Sheet	138.1
Existing Cash Balances, as of December 31, 2025	79.4	Redemption of PCSC Class A Shares held by public shareholders(2)	45.9
Cash Proceeds from the PIPE Financing	240.0	Estimated Unpaid Transaction Expenses, as of December 31, 2025	24.1
Total Sources	549.4	Total Uses	549.4

Sources and Uses of Proceeds (Aggregate Transaction Proceeds Condition Redemptions Scenario)
(in millions)
The following table summarizes the sources and uses of funds for the Business Combination assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario.

Sources		Uses
Cash in Trust Account(1)	91.9	Cash to Balance Sheet	317.2
Marketable Securities of Freenome	138.1	Marketable securities to Balance Sheet	138.1
Existing Cash Balances, as of December 31, 2025	79.4	Redemption of PCSC Class A Shares held by public shareholders(2)	70.0
Cash Proceeds from the PIPE Financing	240.0	Estimated Unpaid Transaction Expenses, as of December 31, 2025	24.1
Total Sources	549.4	Total Uses	549.4

(1)	Reflects the amount in the trust account as of December 31, 2025.
(2)	Assumes a redemption price of $10.65 per share, based on the amount in the trust account as of December 31, 2025.
Conditions to Closing of the Business Combination
Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation, the Aggregate Transaction Proceeds equaling no less than $250.0 million. As of the date of this proxy statement/prospectus, the Aggregate Transaction Proceeds Condition has not been satisfied. The parties intend to satisfy the Aggregate Transaction Proceeds Condition through the PIPE Financing and through amounts released to us from the trust account. In the event the Aggregate Transaction Proceeds Condition is not satisfied as a result of redemptions of public shares which reduce the amount available to be released to us from the trust account, Freenome may, in its sole discretion, waive the Aggregate Transaction Proceeds Condition. If Freenome waives the Aggregate Transaction

Proceeds Condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. For more information, see “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination.”
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following: (i) by either PCSC or Freenome if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to September 5, 2026; (ii) by either PCSC or Freenome if the requisite approvals by the PCSC shareholders of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); (iii) by PCSC, if Freenome has not delivered, or caused to be delivered to PCSC, the Freenome Stockholder Written Consent or the Transaction Support Agreements as and when required under the Business Combination Agreement; (iv) by PCSC or Freenome, if Freenome or PCSC, as applicable, has breached any of its respective representations, warranties, agreements or covenants under the Business Combination Agreement, and such breach or failure would render certain conditions precedent to the Closing incapable of being satisfied, and such breach or failure is not cured by the time allotted in the Business Combination Agreement; and (v) by the mutual written consent of PCSC and Freenome.
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud. For more information, see “Business Combination Proposal—The Business Combination Agreement—Termination.”
Related Agreements
In connection with the Business Combination, certain other related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Transaction Support Agreements, the Sponsor Letter Agreement, and the Investor Rights Agreement. See “—Related Agreements” for more information.
Ownership of New Freenome
The following tables illustrate estimated ownership levels in New Freenome, immediately following the consummation of the Business Combination, based on varying levels of redemptions by public shareholders. In the following tables, the No Redemptions Scenario, the 25% Redemptions Scenario, the 50% Redemptions Scenario and the Aggregate Transaction Proceeds Condition Redemptions Scenario each assume that the $250.0 million Aggregate Transaction Proceeds Condition is satisfied through a combination of the $240.0 million PIPE Financing and retained funds in the trust account. In the event the Aggregate Transaction Proceeds Condition is not satisfied as a result of redemptions of public shares which reduce the amount available to be released to us from the trust account, Freenome may, in its sole discretion, waive the Aggregate Transaction Proceeds Condition. If Freenome waives the Aggregate Transaction Proceeds Condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting.

The following table excludes the dilutive effect of Rollover Options, Rollover RSU Awards, the Exact Sciences Note (as defined in section “Description of New Freenome Securities—Outstanding Exact Sciences Convertible Note”), and shares of New Freenome Common Stock that will initially be available for issuance under the New Freenome Equity Incentive Plan and the New Freenome Employee Stock Purchase Plan.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		Aggregate Transaction Proceeds Condition Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%
PCSC public shareholders(1)	8,625,000	7.66%	6,468,750	5.85%	4,312,500	3.98%	2,056,878	1.94%
Sponsor and the Perceptive PIPE Investor(2)	13,554,087	12.03%	13,554,087	12.26%	13,554,087	12.51%	13,554,087	12.77%
PCSC independent directors(3)	90,000	0.08%	90,000	0.08%	90,000	0.08%	90,000	0.08%
Freenome stockholders (excluding the Perceptive PIPE Investor and Roche)(4)	52,699,707	46.77%	52,699,707	47.69%	52,699,707	48.64%	52,699,707	49.67%
PIPE Investors (excluding the Perceptive PIPE Investor)(5)	18,500,000	16.42%	18,500,000	16.74%	18,500,000	17.07%	18,500,000	17.44%
Roche(6)	19,198,197	17.04%	19,198,197	17.37%	19,198,197	17.72%	19,198,197	18.09%
Pro forma total shares of the New Freenome Common Stock outstanding at Closing	112,666,991	100.00%	110,510,741	100.00%	108,354,491	100.00%	106,098,869	100.00%

*	Less than 1%.
(1)
Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 shares under the No Redemptions Scenario, 2,156,250 shares redeemed under the 25% Redemptions Scenario, 4,312,500 shares redeemed under the 50% Redemptions Scenario, and 6,568,122 shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(2)
Amount includes 2,066,250 PCSC Class B Shares held by the Sponsor, 286,250 private placement shares, which are PCSC Class A Shares, held by Sponsor, 5,500,000 shares purchased by the Perceptive PIPE Investor as part of the PIPE Financing, and 5,611,587 shares of New Freenome Common Stock to be issued as merger consideration.

(3)	Amount includes 30,000 PCSC Class B Shares held by each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
(4)
Amount includes 71,089,352 shares of New Freenome Common Stock issued to Freenome stockholders less 5,611,587 and 12,778,058 shares that will be held by the Perceptive PIPE Investor and Roche, respectively, which are presented in the rows labeled “Sponsor and the Perceptive PIPE Investor” and “Roche.” The amounts in the table do not include the potentially dilutive shares that could be issued, specifically 8,252,587 Rollover Options issued to holders of Freenome Options (whether vested or unvested immediately prior to the Effective Time), 4,291,830 Rollover RSU Awards issued to holders of Freenome RSU Awards (whether vested or unvested immediately prior to the Effective Time) and 3,441,094 shares which would be issued upon Exact Sciences’ optional election to convert the Exact Sciences Note (assuming accrued interest through May 31, 2026).

(5)
Amount includes the 18,500,000 shares of New Freenome Common Stock to be issued to the PIPE Investors, less the 5,500,000 shares to be purchased by the Perceptive PIPE Investor as part of the PIPE Financing (which are presented in the row labeled “Sponsor and the Perceptive PIPE Investor”).

(6)
Includes 12,778,058 shares of New Freenome Common Stock to be issued as merger consideration and 6,420,139 shares of Freenome Common Stock issued upon conversion of the Roche Convertible Note. The Roche Convertible Note (including the principal amount and accrued interest) will automatically convert into shares of New Freenome Common Stock at a conversion price of $12.00 in connection with the Closing. This amount assumes accrued interest through May 31, 2026.

The following table shows possible sources of dilution and the extent of such dilution that non-redeeming public shareholders could experience in connection with the closing of the Business Combination. The table excludes shares of New Freenome Common Stock that will initially be available for issuance under the New Freenome Equity Incentive Plan and the New Freenome Employee Stock Purchase Plan, as such shares are not expected to be outstanding on the Closing Date.

	Pro Forma Combined, Including Dilutive Instruments
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		Aggregate Transaction Proceeds Condition Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%
PCSC public shareholders(1)	8,625,000	6.71%	6,468,750	5.12%	4,312,500	3.47%	2,056,878	1.69%
Sponsor and the Perceptive PIPE Investor(2)	13,554,087	10.54%	13,554,087	10.72%	13,554,087	10.91%	13,554,087	11.11%
PCSC independent directors(3)	90,000	0.07%	90,000	0.07%	90,000	0.07%	90,000	0.07%
Freenome Stockholders (excluding the Perceptive PIPE Investors and Roche)(4)	52,699,707	41.00%	52,699,707	41.70%	52,699,707	42.42%	52,699,707	43.20%
PIPE Investors (excluding the Perceptive PIPE Investor)(5)	18,500,000	14.39%	18,500,000	14.64%	18,500,000	14.89%	18,500,000	15.17%
Rollover Options(6)	8,252,587	6.42%	8,252,587	6.53%	8,252,587	6.64%	8,252,587	6.77%
Rollover RSU Awards(7)	4,291,830	3.34%	4,291,830	3.40%	4,291,830	3.45%	4,291,830	3.52%
Roche(8)	19,198,197	14.94%	19,198,197	15.19%	19,198,197	15.45%	19,198,197	15.74%
Exact Sciences(9)	3,333,333	2.59%	3,333,333	2.64%	3,333,333	2.68%	3,333,333	2.73%
Pro forma total shares of the New Freenome Common Stock outstanding at Closing	128,544,741	100.00%	126,388,491	100.00%	124,232,241	100.00%	121,976,619	100.00%

*	Less than 1%.
(1)
Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 shares under the No Redemptions Scenario, 2,156,250 shares redeemed under the 25% Redemptions Scenario, 4,312,500 shares redeemed under the 50% Redemptions Scenario, and 6,568,122 shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(2)
Amount includes 2,066,250 PCSC Class B Shares held by the Sponsor, 286,250 PCSC Class A Shares held by Sponsor, 5,500,000 shares purchased by the Perceptive PIPE Investor as part of the PIPE Financing, and 5,611,587 shares of New Freenome Common Stock to be issued as merger consideration.

(3)	Amount includes 30,000 PCSC Class B Shares held by each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
(4)
Amount includes 71,089,352 shares of New Freenome Common Stock issued to Freenome stockholders less 5,611,587 and 12,778,058 shares that will be held by the Perceptive PIPE Investor and Roche, respectively, which are presented in the rows labeled “Sponsor and the Perceptive PIPE Investor” And “Roche.”

(5)
Amount includes the 18,500,000 shares of New Freenome Common Stock to be issued to the PIPE Investors, less the 5,500,000 shares to be purchased by the Perceptive PIPE Investor as part of the PIPE Financing (which are presented in the row labeled “Sponsor and the Perceptive PIPE Investor”).

(6)
Amount comprises the potentially dilutive shares that could be issued pursuant to 8,252,587 Rollover Options issued to holders of Freenome Options (whether vested or unvested immediately prior to the Effective Time) in accordance with the terms of the Business Combination Agreement. Does not include shares the Initial Equity Awards and Anti-Dilution Equity Awards.

(7)
Amount comprises the potentially dilutive shares that could be issued pursuant to 4,291,830 Rollover RSU Awards issued to holders of Freenome RSU Awards (whether vested or unvested immediately prior to the Effective Time) in accordance with the terms of the Business Combination Agreement. Does not include shares the Initial Equity Awards and Anti-Dilution Equity Awards.

(8)
Includes 12,778,058 shares of New Freenome Common Stock to be issued as Mergers Consideration and 6,420,139 shares of Freenome Common Stock issued upon conversion of the Roche Convertible Note. The Roche Convertible Note (including the principal amount and accrued interest) will automatically convert into shares of New Freenome Common Stock at a conversion price of $12.00 in connection with the Closing. This amount assumes accrued interest through May 31, 2026.

(9)	Includes 3,333,333 shares of New Freenome Common Stock which would be issued upon Exact Sciences’ optional election to convert the Exact Sciences Note.

Share ownership presented in the two tables above is only presented for illustrative purposes and does not necessarily reflect what New Freenome’s share ownership will be after the Closing. PCSC and New Freenome cannot predict how many of the public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of public shareholders may also differ if the actual redemptions are different from these assumptions. The public shareholders that do not elect to redeem their public shares will experience immediate dilution as a result of the Business Combination. The public shareholders currently own approximately 77.9% of the issued and outstanding PCSC Shares. As noted in the above table, even if no public shareholders redeem their public shares in the Business Combination, the public shareholders’ ownership will decrease from approximately 77.9% of the PCSC Shares prior to the Business Combination to owning approximately 7.66% of the total outstanding New Freenome Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, the Perceptive PIPE Investor, PCSC’s independent directors (Messrs. McKenna, Song and Waksal), Freenome Stockholders and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors—The public shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination and due to future issuances of equity awards to Freenome employees, directors, or consultants. Having a minority share position may reduce the influence that our current shareholders have on the management of New Freenome.”
Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination
In considering the recommendation of the PCSC Board in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, PCSC shareholders should keep in mind that the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of unaffiliated PCSC shareholders. Further, PCSC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About PCSC—Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The PCSC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. PCSC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. See “Business Combination Proposal—Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination.”
Compensation to be Received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s Officers and Directors in Connection with the Business Combination and PIPE Financing
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors in connection with the Business Combination and PIPE Financing.

	Securities to be Received	Other Compensation
The Sponsor
Assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario: (i) 2,066,250 shares of New Freenome Common Stock upon the exchange of 2,066,250 PCSC Class B Shares in the Domestication, which were initially purchased prior to PCSC’s initial public
Reimbursement for Working Capital Loans to PCSC. To date, PCSC has no outstanding borrowings under Working Capital Loans. $15,000 per month through the Closing for office space, secretarial

	Securities to be Received	Other Compensation

offering for approximately $0.01 per share and (ii) 286,250 shares of New Freenome Common Stock upon the exchange of 286,250 PCSC Class A Shares in the Domestication, which were initially purchased in a private placement that closed concurrently with PCSC’s initial public offering at a price of $10.00 per share.

and administrative services. As of December 31, 2025, PCSC incurred $180,000 in fees for these services, of which such amount is included in accrued expenses in PCSC’s balance sheet as of December 31, 2025.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

Perceptive PIPE Investor
Assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario: (i) 5,500,000 shares of New Freenome Common Stock purchased by the Perceptive PIPE Investor for $10.00 per share in the PIPE Financing, for an aggregate amount of $55.0 million, and (iii) 5,615,003 shares of New Freenome Common Stock upon the exchange of Freenome capital stock in the First Merger, which is determined by reference to the Exchange Ratio.
Continued indemnification after the Business Combination.

PCSC’s independent directors (Messrs. McKenna, Song and Waksal)
Each will receive 30,000 shares of New Freenome Common Stock upon the exchange of 30,000 PCSC Class B Shares held by them in the Domestication, which shares were issued to them as consideration for services to PCSC.

Reimbursement for Working Capital Loans to PCSC. To date, PCSC has no outstanding borrowings under Working Capital Loans.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. PCSC’s independent directors are not members of the Sponsor and are not affiliates of the Perceptive PIPE Investor. None of the funds in the trust account will be used to compensate our officers or directors. Except for administrative services fees and office rental fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, the Perceptive PIPE Investor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders.

The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination
Before unanimously determining that the terms and conditions of the Business Combination Agreement, each ancillary agreement, and the Business Combination were fair, advisable, and in the best interests of PCSC and its shareholders as a whole, the Special Committee and the PCSC Board considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of the factors considered, the Special Committee and the PCSC Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their respective decisions. Rather, the Special Committee and the PCSC Board based their evaluation, negotiation and recommendation of the Business Combination on the totality of information available and the factors presented to and considered by them. In addition, individual members of the Special Committee and the PCSC Board may have given different weights to different factors.
The PCSC Board and the Special Committee reached its unanimous decision in light of a variety of factors, including but not limited to Freenome’s novel technology for early cancer detection, accompanied with positive data, Freenome’s critical and valuable commercial partnerships, Freenome’s market opportunity, Freenome’s experienced leadership team, and the size of the PIPE Financing committed. The Special Committee also reviewed the financial analysis and opinion of Scalar rendered to the Special Committee to the effect that, as of December 4, 2025 and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, the consideration to be delivered to the Freenome Stockholders in the First Merger pursuant to the Business Combination was fair, from a financial point of view, to the PCSC Unaffiliated Shareholders. The Special Committee and the PCSC Board also considered a variety of factors and risks, potentially weighing negatively against pursuing the Business Combination, including, but not limited to macroeconomic risks that may cause Freenome’s future financial performance to not meet the Special Committee’s and the PCSC Board’s present expectations, the risk of regulatory changes that may adversely affect Freenome’s projected financial results and the other business benefits anticipated to result from the Business Combination, the redemption risk, the risk that PCSC shareholders may fail to provide the votes necessary to effect the Business Combination, the risks and costs to PCSC if the Business Combination is not completed, including the fact that PCSC may be forced to liquidate if PCSC being unable to effect a business combination by June 13, 2026 (unless otherwise extended), the risk that Closing may not occur due to failure to satisfy Closing conditions to the Business Combination, and the absence of possible structural protections for minority shareholders.
For more information about the Special Committee’s and PCSC Board’s reasons for the approval of the Business Combination, see “Business Combination Proposal — The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination.”
Opinion of Scalar, LLC
On December 4, 2025, Scalar rendered its oral opinion to the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to (1) the PCSC Class A Shareholders (other than (i) Freenome, (ii) Sponsor, (iii) the Key Supporting Company Stockholders, (iv) PCSC Class A Shareholders who elect to redeem their shares prior to or in connection with the Transaction, and (v) the PIPE Investors, (collectively, along with their respective affiliates, the “Excluded Parties”)) of the consideration to be delivered to the Freenome Stockholders in the Transaction, without giving effect to any impact of the Transaction on any particular PCSC Class A Shareholder other than in its capacity as a PCSC Class A Shareholder, and (2) PCSC. The full text of Scalar’s written opinion, dated December 4, 2025, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion are fully described in the subsection “Business Combination Proposal— Opinion of Scalar, LLC”. A copy of Scalar’s opinion is attached hereto as Annex L. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the Special Committee and does not constitute a recommendation as to how any shareholder of PCSC should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter.
The Extraordinary General Meeting of PCSC
The following is a summary of the process and procedures for registering for and attending the extraordinary general meeting, and voting and redeeming your PCSC Shares in connection with the extraordinary general meeting. For more information, see the section entitled “Extraordinary General Meeting of PCSC.”

Date, Time and Place
The extraordinary general meeting will be held at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [•].
Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting PCSC’s secretary at [•] by 10:30 a.m., Eastern Time, on [•], 2026.
Proposals to be voted on at the Extraordinary General Meeting
At the extraordinary general meeting, PCSC’s shareholders are being asked to consider and vote upon:
•	the Business Combination Proposal;
•	the Domestication Proposal;
•	the Governing Documents Proposal;
•	the Advisory Governing Documents Proposals;
•	the Nasdaq Proposal;
•	the Equity Incentive Plan Proposal;
•	the Employee Stock Purchase Plan Proposal; and
•	the Adjournment Proposal (if presented).
Abstentions and Broker Non-Votes; Voting Your Shares; Record Date
With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to PCSC but marked by brokers as “not voted” will be treated as PCSC Shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.
Each PCSC Share that you own in your name entitles you to one vote. Your proxy card shows the number of PCSC Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
PCSC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned PCSC Shares at the close of business on [•], 2026, which is the record date for the extraordinary general meeting. As of the close of business on the record date, there were 11,067,500 PCSC Shares issued and outstanding, of which 8,911,250 were PCSC Class A Shares and 2,156,250 were PCSC Class B Shares.
Pursuant to the Sponsor Letter Agreement, the Sponsor and each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal) have agreed to, among other things, vote all of their PCSC Shares in favor of the proposals being presented at the extraordinary general meeting. No consideration has been or will be paid by PCSC or Freenome to the Sponsor and each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 2,442,500 PCSC Shares, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting
A quorum of PCSC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding PCSC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (or if a corporation or other non-natural person by duly authorized representative or proxy) at the extraordinary general meeting. As of the record date, 3,689,167 PCSC Shares would be required to achieve a quorum. As of the record date, the initial shareholders owned of record an aggregate of 2,442,500 PCSC Shares, representing approximately 22.1% of the issued and outstanding PCSC Shares. Therefore, an additional 1,246,667 public shares are required to establish a quorum.
The following votes are required to approve each Proposal:
•
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution of the holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

•
Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution of the holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

•
Advisory Governing Documents Proposals: The approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request that PCSC redeem its public shares for cash contemporaneously with the vote to approve the Business Combination and prior to the Domestication. If the Business Combination is approved, PCSC will pay to the holders any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to PCSC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)	hold public shares; and
(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the PCSC transfer agent in which you (i) request that PCSC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the PCSC transfer agent physically or electronically through DTC.

For illustrative purposes, based on funds in the trust account of approximately $91,918,776.09 on January 6, 2026, the estimated per share redemption price is expected to be approximately $10.66. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares.
Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the PCSC transfer agent that PCSC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the PCSC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to PCSC Shares and (c) tendering or delivering their PCSC Shares, either physically or electronically through the DWAC system, at the holder’s option, to the PCSC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by PCSC.
See the section entitled “Extraordinary General Meeting of PCSC—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. See also “Questions and Answers about the Business Combination—Do I have redemption rights and is there a limit on the number of shares I may redeem?—How do I exercise my redemption rights?” for additional information on the exercise of redemption rights.
As set forth in more detail elsewhere in this proxy statement/prospectus, the public shareholders currently own approximately 77.9% of the issued and outstanding PCSC Shares prior to the Business Combination. Accordingly, public shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination. As redemptions increase, the overall percentage ownership held by the Sponsor, the Perceptive PIPE Investor, Messrs. McKenna, Song and Waksal, Freenome Stockholders and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders. For more information on the percentage of the issued and outstanding shares of New Freenome Common Stock immediately following the Closing that are expected to be held by securityholders, in various redemptions scenarios, see “Dilution.”
Appraisal Rights and Dissenters’ Rights
PCSC’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. PCSC’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Proxy Solicitation Costs; Revoking Your Proxy; Changing Your Vote
PCSC is soliciting proxies on behalf of the PCSC Board. This solicitation is being made by mail but also may be made by telephone or in person. PCSC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PCSC will bear the cost of the solicitation.
PCSC has engaged Morrow as proxy solicitor to assist in the solicitation of proxies. PCSC has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses.
If a shareholder grants a proxy, it may still vote its shares if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of PCSC—Revoking Your Proxy; Changing Your Vote.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a second request within the initial 30-day waiting period, the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the second request. Complying with a second request can take a significant period of time.
Each of PCSC and Freenome filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Business Combination on December 29, 2025. The initial 30-day waiting period will expire at 11:59 p.m., Eastern time, on January 28, 2026. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Business Combination Proposal—Business Combination Agreement—Regulatory Matters.”
Listing of Securities
PCSC has applied to list the New Freenome Common Stock on Nasdaq under the symbol “FRNM” upon the closing of the Business Combination.
It is a condition to Freenome’s and PCSC’s obligations to consummate the Business Combination that the New Freenome Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New Freenome Common Stock in the Business Combination and the PIPE Shares, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New Freenome Common Stock, including the PIPE Shares, has been approved for listing on Nasdaq, subject only to official notice of issuance.
Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. New Freenome intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, New Freenome expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Business Combination, PCSC and Freenome expect that New Freenome will comply with applicable initial listing rules of Nasdaq by issuing at Closing a sufficient number of shares of unrestricted New Freenome Common Stock to existing Freenome stockholders that will not be directors, officers and/or 10% or larger stockholders of New Freenome. See the sections entitled “Adjournment Proposal” and “Risk Factors—Nasdaq may delist PCSC’s Class A Shares from its exchange prior to the Closing or Nasdaq may not list New Freenome’s securities on its exchange, which could limit investors’ ability to make transactions in PCSC's Class A Shares or in New Freenome’s securities and subject PCSC or New Freenome, as applicable, to additional trading restrictions” for additional information.
If Freenome and PCSC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Freenome may not have received from Nasdaq either confirmation of the listing of the New Freenome Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Freenome has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the New Freenome Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.
Recommendation of the PCSC Board
The Special Committee, with the advice and assistance of representatives of Scalar, and its other advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby.
On December 4, 2025, after careful consideration, the Special Committee unanimously (i) determined that the terms and conditions of the Business Combination Agreement, each ancillary agreement, and the Business Combination were fair, advisable, and in the best interests of PCSC and its shareholders as a whole (ii) recommended that the PCSC Board approve the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby and (iii) subject to the terms and conditions of the Business Combination Agreement, recommended that the PCSC shareholders approve the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.
On the same day, after careful consideration and based in part on the unanimous recommendation of the Special Committee, the PCSC Board unanimously determined that the Business Combination is fair, advisable, and in the best interests of PCSC and its shareholders as a whole, and approved and adopted the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby. The Business Combination was not structured to require the approval of at least a majority of PCSC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.
The PCSC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are fair, advisable, and in the best interests of PCSC and its shareholders as a whole and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
For a more complete description of the Special Committee’s and the PCSC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Special Committee and the PCSC Board, see the subsection entitled “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination.”
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.
U.S. Federal Income Tax Considerations
For a discussion summarizing material U.S. federal income tax considerations of the Domestication, the Mergers, the exercise of redemption rights and the ownership and disposition by Non-U.S. Holders (as defined below) of New Freenome Common Stock received in the Business Combination, please see “Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment of the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP, whereby PCSC is treated as the acquired company and Freenome is treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Freenome issuing stock for the net assets of PCSC, accompanied by a recapitalization. The net assets of PCSC will be stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of Freenome. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Business Combination.”
Emerging Growth Company and Smaller Reporting Company
PCSC is, and New Freenome will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”). As such, New Freenome will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find New Freenome’s securities less attractive as a result, there may be a less active trading market for New Freenome’s securities and the prices of New Freenome’s securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. PCSC has not elected, and New Freenome is not expected to elect, to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Freenome, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Freenome’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
New Freenome will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of PCSC’s initial public offering, (b) in which New Freenome has total annual gross revenue of at least $1.235 billion or (c) in which New Freenome is deemed to be a “large accelerated filer” under the rules of the SEC, which means, among other things, (1) the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which New Freenome has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, PCSC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Freenome expects to remain a “smaller reporting company” as defined in the Exchange Act. New Freenome may continue to be a smaller reporting company even after it is no longer an emerging growth company. New Freenome may take advantage of certain of the scaled disclosures available to smaller reporting companies until for so long as either (i) its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of New Freenome’s second fiscal quarter or (ii) New Freenome’s annual revenues are less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of New Freenome’s second fiscal quarter.

Risk Factors Summary
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25. In particular, such risks include, but are not limited to, the following:
Risks Related to Freenome’s Business and to New Freenome’s Business Following the Business Combination
•	We may need to raise additional capital to fund our existing operations, develop our platform, commercialize our product or new product candidates or expand our operations.
•	Raising additional capital may cause dilution to our stockholders, restrict our operations and could cause the price of our common stock to decline.
•
Our approach to the development of multiple blood-based screening tests though the use of our technology platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing and launching additional tests.

•
If we are unable to support demand for SimpleScreen CRC, or future products, if approved, including ensuring that we have adequate capacity to meet increased demand, or we are unable to successfully manage our anticipated growth, our business could suffer.

•
We may experience challenges attracting and retaining qualified personnel due to competitive labor markets and we may be unable to manage our future growth effectively, all of which could make it difficult to execute our business strategy.

•	If we lose the services of our founder, our Chief Executive Officer, or other members of our senior management team, we may not be able to execute our business strategy.
•
Cybersecurity incidents such as security breaches, loss of data and other disruptions in relation to our information technology systems, as well as those of our third-party service providers, could compromise sensitive information related to our business, prevent us from accessing it and expose us to substantial liability, which could adversely affect our business and reputation.

•
We, our collaborators and our service providers are subject to a variety of privacy and data security laws, regulations and contractual obligations, which may require us to incur substantial compliance costs, and any failure or perceived failure by us to comply with them could expose us to significant fines and other penalties and otherwise harm our business and operations.

•	If our existing facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability pursue our research and development efforts may be jeopardized.
•
We rely on commercial courier delivery services to transport samples to our laboratory facility in a timely and cost-efficient manner and if these delivery services are disrupted, our business will be harmed.

•	We face intense competition from other companies and may not be able to compete successfully.
•	The use of Artificial Intelligence presents new risks and challenges to our business.
•
Failure of, or defects in, our machine learning algorithms, artificial intelligence, and cloud-based computing infrastructure, including interruptions of service through third-party service providers, or increased regulation in the machine learning or artificial intelligence space, could impair our ability to process our data, develop products, or provide test results, and harm our business and results of operations.

•	The sizes of the markets for our products, if approved, have not been established with precision, and may be smaller than we estimate.
•
We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our products and materials and may not be able to find replacements or promptly transition to alternative suppliers.

•
Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner, which could negatively impact our business.

•
Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results. In addition, regulatory authorities may require more extensive clinical evidence than we anticipate, and the standards for clinical data adequacy can evolve over time.

•
If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory clearance or approval for our product candidates or commercialize our products.

•
Delays in receipt of, or failure to obtain, required FDA clearances or approvals or approvals required in other jurisdictions for our products in development, or improvements to or expanded indications for our current offerings, could materially delay or prevent us from commercializing or otherwise adversely impact future product commercialization.

•
Our products, if cleared or approved, may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us. In addition, recalls—whether required or voluntary—can trigger increased regulatory scrutiny of our quality systems, manufacturing processes, and post-market surveillance activities.

•
Traditional fee-for-service Medicare generally does not cover screening tests absent a statutory benefit, and if our future tests are treated as screening tests, our ability to obtain Medicare coverage and reimbursement may be limited, delayed, or require legislative or guideline changes.

•
If we are unable to obtain and maintain intellectual property protection for our technology, or if the scope of the intellectual property protection we obtain is not sufficiently broad, our competitors may develop and commercialize technology and tests similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

•	If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
•
We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that future patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.

Risks Related to the Business Combination and PCSC
•	Our Sponsor and our initial shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
•
Since the initial shareholders, including PCSC’s directors and officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Freenome is appropriate as our initial business combination. Such interests include that Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.

•
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•
The exercise of PCSC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PCSC’s shareholders’ best interest.

•	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
•
Because PCSC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•
PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome.

Market Price, Ticker Symbol and Dividends
PCSC
PCSC Class A Shares are currently listed on Nasdaq under the symbol “PCSC.” As of January 6, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, there were 2 holders of record of PCSC Class A Shares and 4 holders of record of PCSC Class B Shares. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
PCSC has not paid any cash dividends on the PCSC Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Freenome Board.
The closing price of the PCSC Class A Shares on December 4, 2025 the last full trading day before the public announcement of the Business Combination, public shares closed at $10.70 per share. On January 6, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, PCSC Class A Shares closed at $13.58 per share. Holders of PCSC Class A Shares should obtain current market quotations for the securities. The market price of PCSC Class A Shares could vary at any time prior to the Closing. Market price information regarding the PCSC Class B Shares is not provided here because there is no established public trading market for the PCSC Class B Shares.
Freenome
Historical market price information regarding Freenome is not provided because there is no public market for its securities.

RISK FACTORS
PCSC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.
Risks Related to Freenome’s Business and to New Freenome’s Business Following the Business Combination
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to Freenome and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Freenome and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involve risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Freenome’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Risks Related to Our Business and Financial Condition
We operate in a rapidly evolving field and have a limited operating history, which makes it difficult to evaluate our current business and predict our future performance.
We operate in a rapidly evolving field and have a limited operating history. Although we have submitted a premarket approval application for SimpleScreen CRC initial version (“v1”), we have no commercial products and our other products are still in development. We have funded our operations to date primarily with the proceeds from the sale of equity securities. We have not yet demonstrated an ability to generate revenue, obtain regulatory approval, manufacture any product on a commercial scale or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields, and we have not yet demonstrated an ability to successfully overcome such risks and difficulties. If we do not address these risks and difficulties successfully, our business will suffer.
We have incurred significant net losses in each period since our inception and anticipate that we will continue to incur net losses for the coming years.
Since our inception, we have incurred significant and negative cash flows from our operations. We have incurred operating losses in each year since our inception. Our net losses were $219.3 million and $274.4 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we had an accumulated deficit of $1.3 billion. Substantially all of our net losses since inception have resulted from our research and development programs, commercialization efforts, investments in our facilities, payments to licensors, and general and administrative costs associated with our operations.
We have invested significant financial resources in research and development activities, including to develop our multiomics technology platform, SimpleScreen CRC, and our other product candidates. The amount of our future net losses will depend, in part, on the level of our future expenditures and our ability to generate additional revenue. Moreover, our net losses may fluctuate significantly from quarter to quarter and year to year depending on the timing of regulatory approvals and R&D activities, such that a period-to-period comparison of our results of operations may not be a good or reliable indication of our future performance.
We expect to continue to incur significant expenses and operating losses as we:
•	accelerate the development of our multiomics platform driven by artificial intelligence (“AI”) and machine learning (“ML”), which seeks to identify the early biological signals of disease;
•	expand our commercial and data infrastructure to support future launch of multiple blood-based cancer detection tests;

•	further advance our R&D programs;
•	seek to identify additional indications;
•	expand commercial and operational personnel;
•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio;
•	seek regulatory approvals for any future product candidates for which we successfully complete clinical trials; and
•	meet the requirements and demands of being a public company.
We may need to raise additional capital to fund our existing operations, develop our platform, commercialize our product or new product candidates or expand our operations.
We may need to raise additional capital in the future to expand our business, to meet existing obligations, to pursue acquisitions or strategic investments, to take advantage of financing opportunities or for other reasons, including to:
•	fund development and marketing efforts of our product or any other future products we may develop;
•	acquire, license or invest in technologies;
•	increase our efforts to drive market adoption of our current products and tests, and address competitive developments; and
•	finance capital expenditures and general and administrative expenses.
Our present and future funding requirements will depend on many factors, including:
•	the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of our product and any product candidates;
•	the costs, timing and outcome of regulatory review of our current and future product pipeline;
•	the terms and timing of establishing and maintaining license, collaboration and other similar arrangements;
•	the legal costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;
•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;
•	the costs associated with hiring additional personnel and consultants as our development and commercial activities increase;
•	the costs and timing of establishing or securing sales and marketing capabilities if any current and future product pipeline is approved;
•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payers and adequate market share and revenue for any approved products; and
•	costs associated with any products or technologies that we may in-license or acquire.
Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination, together with our existing cash, cash equivalents and short-term and marketable securities, will be sufficient to fund our operations into 2028. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. If we are unable to raise sufficient funding, we may be unable to continue to operate in the long term.
If we obtain regulatory approval for our product or product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of our product and any product candidates, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, royalty financings and other similar arrangements.
However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.
Raising additional capital may cause dilution to our stockholders, restrict our operations and could cause the price of our common stock to decline.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations with our existing cash and cash equivalents, the net proceeds from this offering, short-term investments, or any future equity or debt financings and upfront and milestone and royalties payments, if any, received under any of our existing or future licenses or collaborations. In the future, if we raise additional capital through the sale of equity or convertible debt securities or issue any equity or convertible debt securities in connection with a collaboration agreement or other contractual arrangement, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. For example, we have issued convertible notes to Exact Sciences and Roche Holdings, Inc. with aggregate principal amounts of $50 million and $75 million, respectively, as described in “Information about Freenome—Key Collaborations.” Going forward, the possibility of additional issuances of equity or convertible debt securities may cause the market price of our common stock to decline. Debt financing, if available, may result in increased fixed payment obligations and involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or acquiring, selling or licensing intellectual property rights or assets, which could adversely impact our ability to conduct our business.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties in the future, we may have to relinquish valuable rights to our intellectual property, technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us. We could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. Any of these occurrences may have a material adverse effect on our business, operating results and prospects.
We maintain the majority of our cash and cash equivalents in accounts with major U.S. and multinational financial institutions, and our deposits at certain of these institutions exceed insured limits. Market conditions and changes in financial regulations and policies can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position. In addition, changes in regulations governing financial institutions are beyond our control and difficult to predict; consequently, the impact of such changes on our business and results of operations is difficult to predict and may have an adverse effect on us.
If we cannot maintain our current collaborations or partnerships, including with Exact Sciences and Roche, and enter into new collaborations or partnerships in a timely manner and on acceptable terms, our efforts to develop and commercialize our products could be delayed or adversely affected.
We rely, and expect to continue to rely, on collaborative partners to help us commercialize our product and enhance our research and development efforts. For example, we currently have agreements with Exact Sciences to commercialize SimpleScreen CRC in the U.S. and with Roche to commercialize “kitted” tests outside of the U.S. These partnerships help us to reach additional markets in the U.S. and globally. Our reliance on these or other third parties reduces our control over sales of SimpleScreen products and product development activities.
If any of our collaborators or partners were to breach or terminate their agreements with us or otherwise fail to conduct the contracted activities successfully and in a timely manner, the sale of our product or research and development activities of certain of our product candidates could be delayed or terminated. For example, in December 2025 Abbott Laboratories (“Abbott”) announced that it would acquire Exact Sciences. Under the terms of our collaboration agreement with Exact Sciences, the agreement will continue to be binding on Abbott, however, if Abbott fails to prioritize its obligations under the agreement, our expected timelines could be delayed and our business could be harmed. Further, our collaborators or partners may fail to properly protect our intellectual property rights, may infringe the intellectual property rights of third parties, may misappropriate our trade secrets, or may use our proprietary information or others’ in such a way as to expose us to litigation and potential liability. Disagreements or disputes with our collaborators or partners, including disagreements over proprietary rights, funding, or contract interpretation, might cause delays or termination of the research, development or commercialization of our products, might lead to additional responsibilities for us with respect to these products or activities or might result in litigation or arbitration, any of which would divert management attention and resources and be time-consuming and expensive. We may not be able to renew our current agreements with collaborators or partners or negotiate additional collaboration or partnership agreements on acceptable terms, if at all, and these collaborations and partnerships may not be successful. We also compete with some of our collaborative partners in other areas, for example, Exact Sciences with respect to MCED products, and this could negatively impact our relationships with partners and therefore the success of our collaborations.
From time to time, we expect to engage in discussions with potential development and/or commercial collaborators that may or may not lead to collaborations. However, we cannot guarantee that any discussions will result in development or commercial collaborations. Further, once news of discussions regarding possible collaborations are known in the general public, regardless of whether the news is accurate, failure to announce a collaboration agreement, or the entity’s announcement of a collaboration with an entity other than us, could result in adverse speculation about us, our products, or our technology, resulting in harm to our reputation and our business. In addition, establishing collaborations is difficult, time-consuming and may require our significant financial investment. Potential collaborators may elect not to work with us based on their assessment of our financial, regulatory, or intellectual property position. Even if we establish new collaborations, they may not result in the successful development or commercialization of our products or technology.
Our approach to the development of multiple blood-based screening tests through the use of our technology platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing and launching additional tests.
Other than SimpleScreen CRC v1, our blood-based screening tests are still in development and therefore our strategy of using the same technology underlying our proprietary platform for new screening tests remains unproven. We have incurred significant expenses to develop and prepare for launching SimpleScreen CRC v1, if approved, and expect to incur significant expenses to develop a pipeline for future product candidates, but such efforts may not be successful. Product development is expensive, may take years to complete, and can have uncertain outcomes. Failure can occur at any stage of development.
Candidate products that may initially show promise may fail to achieve the desired results in larger clinical studies or may not achieve acceptable levels of clinical accuracy. Results from early studies or trials are not necessarily predictive of future clinical study or trial results, and preliminary data from an early study, such as that from our second version of SimpleScreen CRC (“v2”) that was presented at ASCO 2026, are not necessarily indicative of final results. Even if the FDA and other regulatory authorities clear or approve SimpleScreen CRCv1or any new product that we may develop, we would need to commit substantial resources to commercialize, sell, and market it before it could be profitable, and the product or service may never be commercially viable.
Our business strategy is focused on multi-cancer early detection, which is a nascent market with no tests cleared or approved by the FDA yet. We also have programs for which we are actively developing tests for a single cancer indication, such as colorectal and lung. If we determine that any of our current or future product candidates are unlikely to succeed, we may abandon them without any return on our investment.
Further, the development of our technology is an ongoing process. Any development problems we encounter either with our technology, including our proprietary AI/ML multiomics platform, for additional screening tests may prevent us from commercializing any current or future product candidates on a timely or profitable basis, if at all. Even if we are able to successfully launch our first test, we will have limited commercial experience, and the launch of any additional tests may be delayed, be less successful than we anticipate, or fail for any of the reasons that large commercial launches are ultimately unsuccessful. For example, our screening tests, produced at large scale, might not perform to standards that we have experienced to date. We may not obtain or maintain regulatory approval, authorization, certification or clearance for some of our diagnostic tests in research and development, which may have a significant impact on our commercialization goals.
Product launches of the type and scope that we are targeting are subject to many uncertainties, and many that are undertaken are unsuccessful. We cannot be certain that we will be able to achieve our business objectives, and if our assumptions regarding these risks and uncertainties are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

If we are unable to support demand for SimpleScreen CRC, or future products, if approved, including ensuring that we have adequate capacity to meet increased demand, or we are unable to successfully manage our anticipated growth, our business could suffer.
We have limited experience operating a commercial scale laboratory, and our lack of prior experience may result in unforeseen expenses, difficulties, complications, delays, and other known and unknown factors in connection with meeting potentially increased demand for SimpleScreen CRC or future products, if approved. We will need to transition to a company capable of supporting commercial activities, including scaling our operations such as increased capacity for sample intakes, customer service, and billing, and we may not be successful in such a transition.
In August 2025, we entered into an agreement with Exact Sciences to commercialize SimpleScreen CRC in the U.S. and we expect that successful commercialization will greatly increase demand for our product. As we commercialize and scale manufacturing of our product, we may need to incorporate new equipment, implement new technology systems and laboratory processes, and hire new personnel with different qualifications. We will also need to purchase additional equipment, some of which can take several months or more to procure, setup and validate, and increase our software and computing capacity to meet increased demand. Our process is complex and requires multiple work-stations, processing steps and automation, each of which can break down and cause delays in providing timely results. In addition, as we plan to launch multiple tests, these will add additional complexity and may cause delays or prevent us from meeting our timing goals. There is no assurance that any of these increases in scale, expansion of personnel, equipment, software and computing capacities or process enhancements will be successfully implemented, if at all, or that we will have adequate space in our laboratory facility or be able to secure additional facility space to accommodate such required expansion. Failure to manage this growth or transition could result in turnaround time delays, higher product costs, declining product quality, deteriorating customer service and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our products and could damage our reputation and the prospects for our business.
The value of our product, and any future products will depend, in part, on our ability to perform tests and return results to providers on a timely basis and at an appropriate quality standard, and on our reputation for such timeliness and quality. Failure to implement necessary procedures, to transition to new equipment or processes, or to hire the appropriate, qualified personnel could result in inaccurate or incorrect tests and results, higher costs of processing, longer turnaround times or an inability to meet market demand. Our tests also require the use of special blood tubes, and physicians may not submit samples properly, which may also result in delays and re-processing. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand, that we will be able to maintain the quality of our test results as we scale our commercial operations, or that we will be successful in responding to the growing complexity of our laboratory operations, including the related data analysis requirements.
We may experience challenges attracting and retaining qualified personnel due to competitive labor markets and we may be unable to manage our future growth effectively, all of which could make it difficult to execute our business strategy.
Since our inception, we have experienced rapid growth and anticipate further growth in our business operations. Our future growth could create strain on our organizational, administrative and operational infrastructure, including laboratory operations, quality control, customer service and sales organization management. We expect to continue to increase headcount and to hire more specialized personnel as we grow our business. We will need to continue to hire, train and manage additional qualified scientists, laboratory personnel, client and account services personnel, as well as sales and marketing staff, and improve and maintain our technology to properly manage our growth.
The competition for qualified personnel in the biotechnology industry is intense, and our future success depends upon our ability to attract, retain, and motivate highly skilled scientific, technical and managerial employees. We face competition for personnel from other companies, universities, public and private research institutions, and other organizations. In this competitive environment, our business could be adversely impacted by increases in labor costs triggered by regulatory actions regarding wages, scheduling and benefits, and the need to attract and retain high quality employees with the requisite skill sets.
In addition, we expect to need additional managerial, operational, marketing, sales, financial and other personnel as we grow our operations following the potential launch of SimpleScreen CRC, if approved. Our ability to manage our growth properly will also require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures. The time and resources required to implement these new systems and procedures is uncertain and could be demanding, and failure to complete this in a timely and efficient manner could adversely affect our operations.
If we lose the services of our founder, our Chief Executive Officer, or other members of our senior management team, we may not be able to execute our business strategy.
We are highly dependent on the research and development, clinical, financial, operational and other business expertise of our executive officers, in particular, our founder and Chief Product Officer, Riley Ennis, and our Chief Executive Officer, Aaron Elliott, as well as the other principal members of our management, scientific and clinical teams. Although we have entered into or intend to enter into employment offer letters with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of our founder and our Chief Executive Officer, or one or more other members of our senior management team could have an adverse effect on our business.
If our existing facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability pursue our research and development efforts may be jeopardized.
We currently have one facility located in Brisbane, California. Our facility and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, earthquake, power loss, communications failure or terrorism, which may render it difficult or impossible for our laboratory operations. The inability to perform our tests or to reduce the backlog that could develop if our facility is inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation. Furthermore, our facility and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility, to locate and qualify a new facility or enable a third party to practice our proprietary technology, particularly in light of licensure and accreditation requirements. Even if we are able to find a third party with such qualifications to perform our tests, the parties may be unable to agree on commercially reasonable terms.
We carry insurance for damage to our property and disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our facility and business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.
We rely on commercial courier delivery services to transport samples to our laboratory facility in a timely and cost-efficient manner and if these delivery services are disrupted, our business will be harmed.
Our business depends on our ability to deliver test results quickly and reliably to our customers. Blood samples need to be received within seven days for analysis at our facility. Disruptions in delivery services to transport samples to that facility, whether due to labor disruptions, bad weather, natural disaster, terrorist acts or threats or for other reasons could adversely affect specimen integrity and our ability to process samples in a timely manner, delay our provision of test results to our customers, and ultimately our reputation and our business. In addition, if we are unable to continue to obtain expedited delivery services to transport samples to us on commercially reasonable terms, our operating results may be adversely affected.
We face intense competition from other companies and may not be able to compete successfully.
We operate in a rapidly evolving and highly competitive industry. There are a number of private and public companies that offer products, or have announced that they are developing products that compete with ours.
Some of our current and potential competitors may have significant competitive advantages over us, which may make them more attractive to hospitals, clinics, group purchasing organizations, and physicians. See “Information about Freenome— Competition” for additional information regarding our competitors and the effects of competition on our business.
We may also be unable to compete effectively against our competitors because their products and services are superior or because they are more effective or can more quickly develop or commercialize competing products and services. For example, large and long-tenured healthcare, life sciences, or technology companies may initiate research and development of multi-cancer early detection and bring significant resources and disruption to the cancer detection space. Furthermore, even if we do develop new marketable products or services, our current and future competitors may develop products and services that are more clinically or commercially attractive than ours, and they may bring those products and services to market earlier or more effectively than us. If we are unable to compete successfully against current or future competitors, we may be unable to increase market acceptance for, and sales of, our tests, which could prevent us from increasing or sustaining our revenues or achieving sustained profitability and could cause the market price of our common stock to decline.
Cybersecurity incidents such as security breaches, loss of data and other disruptions in relation to our information technology systems, as well as those of our third-party service providers, could compromise sensitive information related to our business, prevent us from accessing it and expose us to substantial liability, which could adversely affect our business and reputation.
We depend on information technology systems for significant elements of our operations. Our information technology systems support a variety of functions, including laboratory operations, test validation, sample tracking, quality control, research and development activities, scientific and medical curation and general administrative activities. Our information technology systems store a wide variety of information critical to our business, including research and development information, patient data, commercial information and business and financial information. We face a number of risks related to protecting this critical information, including loss of access, inappropriate use or disclosure, unauthorized access, inappropriate modification and our being unable to adequately monitor, audit or modify our controls over such critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf.
Cybersecurity incidents such as security breaches, computer viruses, malware and other incidents could cause misappropriation, loss or other unauthorized disclosure of confidential data, materials or information, including those concerning our customers and employees. Increasingly complex methods have been used in cyberattacks, including ransomware, phishing, structured query language injections, social engineering schemes, insider threats, Artificial Intelligence (“AI”) tool supported attacks, and distributed denial-of-service attacks conducted by actors including computer attackers, foreign governments and cyber terrorists. A cyberattack can also be in the form of unauthorized access or a blocking of authorized access. The risk of a cybersecurity incident has generally increased as the number, intensity and sophistication of attempted attacks has increased. As a result of the continued hybrid working environment, we and our third party service providers and partners may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may experience cybersecurity incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate cybersecurity incidents due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. We can provide no assurance that we or our vendors will be able to detect, prevent or contain the effects of such attacks or other information security risks or threats in the future.
The costs of attempting to protect against the foregoing risks and the costs of responding to a cybersecurity incident are significant. Large scale cybersecurity incidents at other entities increase the challenge we and our vendors face in maintaining the security of our information technology systems and of our customers’ sensitive information. Following a cybersecurity incident, our and/or our vendors’ remediation efforts may not be successful, and a cybersecurity incident could result in interruptions, delays or cessation of service, and loss of existing or potential customers. In addition, cybersecurity incidents of our and/or our vendors’ security measures and the unauthorized dissemination of sensitive personal information or proprietary information or confidential information about us, our customers or other third-parties, could expose our customers' private information and our customers to the risk of financial or medical identity theft, or expose us or other third parties to a risk of loss or misuse of this information, and result in investigations, regulatory enforcement actions, material fines and penalties, loss of customers, litigation or other actions which could have a material adverse effect on our business, prospects, reputation, results of operations and financial condition. In addition, if we fail to adhere to our privacy policy and other published statements or applicable laws concerning our processing, use, transmission and disclosure of protected information such as protected health information (‘‘PHI”), or if our statements or practices are found to be deceptive or misrepresentative, we could face regulatory actions, fines and other liability.

It could be difficult to predict the ultimate resolution of any such cybersecurity incidents or to estimate the amounts or ranges of potential loss, if any, that could result therefrom. If we cannot successfully resolve a cybersecurity incident, it could materially impact our ability to operate our business as well as our results of operations and financial position.
We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.
We, our collaborators and our service providers are subject to a variety of privacy and data security laws, regulations and contractual obligations, which may require us to incur substantial compliance costs, and any failure or perceived failure by us to comply with them could expose us to significant fines and other penalties and otherwise harm our business and operations.
The legislative and regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, several jurisdictions, including those in which we operate or collect personal information, have established their own data security and privacy frameworks with which we must comply. In the U.S., numerous federal and state laws and regulations, including federal health information privacy laws, state information security and data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information, could apply to our operations or the operations of our collaborators and service providers. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and impose requirements regarding the privacy and security of individually identifiable health information, including mandatory contractual terms, for covered entities, or certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that provide services to the covered entity that involve individually identifiable health information and their subcontractors that use, disclose or otherwise process individually identifiable health information. While pharmaceutical and biotechnology companies are typically not directly regulated by HIPAA, our business may be indirectly impacted by HIPAA in our interactions with providers, payers, and others that have HIPAA compliance obligations. If we are unable to properly protect the privacy and security of protected health information, we could be found to have violated these privacy and security laws and/or breached certain contracts. Further, if we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face significant civil and criminal penalties. U.S. Department of Health & Human Services, or HHS, enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.
At the state level, numerous states have enacted comprehensive data privacy and security laws, rules and regulations. For example, California enacted the California Consumer Privacy Act (“CCPA”), which creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA requires covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. Following California’s lead, more than a dozen additional states, including Virginia, Colorado, Connecticut, New Jersey, New Hampshire and others, have adopted comprehensive privacy laws. Many of these laws incorporate similar concepts to those in the CCPA, however there are also several key differences in the scope, application, and enforcement that will change the operational practices of regulated businesses. These laws will, among other things, impact how regulated businesses collect and process sensitive personal data, conduct data protection assessments, transfer personal data to affiliates, and respond to consumer rights requests. Other states have focused on more narrow aspects of privacy. In the state of Washington, for example, the My Health My Data Act, which has a private right of action that further increases the relevant compliance risk, requires regulated entities to obtain consent to collect health-related information and grants consumers certain rights, including to request deletion of their information. Connecticut and Nevada have also passed similar laws regulating consumer health data. Other states have proposed and/or passed legislation that regulates the privacy and/or security of certain specific types of information. For example, a small number of states have passed laws that regulate biometric data specifically. Although many of the existing state privacy laws exempt clinical trial information and health information governed by HIPAA, future privacy and data protection laws may be broader in scope. The existence of comprehensive privacy laws in different states in the country laws increases the complexity of our compliance requirements and potential legal risk. Our compliance efforts may require additional investment of resources, impact strategies and the availability of previously useful data and could result in increased compliance costs. Such laws may also impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products.
If we conduct clinical trials in the European Economic Area (the “EEA”) and/or the United Kingdom (the “U.K.”) we will be subject to additional, more stringent privacy laws in other jurisdictions, such as the General Data Protection Regulation (the “EU GDPR”) as well as other national data protection legislation in force in relevant European Union (the “EU”) member states. The EU GDPR imposes strict regulations and establishes a series of requirements regarding the collection, transfer, storage and processing of personal data. Following the U.K.’s withdrawal from the EU on January 31, 2020 and the end of the transitional arrangements agreed between the U.K. and EU as of January 1, 2021, the EU GDPR has been incorporated into U.K. domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, (the “U.K. GDPR”) and, together with the EU GDPR (the “GDPR”). The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including strict requirements relating to processing of sensitive data (such as health data), ensuring there is a legal basis or condition to justify the processing of personal data, where required strict requirements relating to obtaining consent of individuals, disclosures about how personal information is to be used, limitations on retention of information, implementing safeguards to protect the security and confidentiality of personal data, where required providing notification of data breaches, maintaining records of processing activities, documenting data protection impact assessments where there is high risk processing and taking certain measures when engaging third-party processors.
The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA or the U.K., including the U.S. (see below), and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million (£17.5 million GBP) or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Non-compliance could also result in the imposition of orders to stop data processing activities, which could have a material adverse effect on our business, financial position and results of operations.
When subject to GDPR, we will be required to put in place mechanisms to ensure compliance, including as implemented by national laws of EU Member States which may partially deviate from the EU GDPR and impose different and more restrictive obligations from country to country. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European and U.K. activities.
The U.K. GDPR and the U.K. Data Protection Act 2018 set out the U.K.’s data protection regime, which is independent from but, currently, aligned to the EU’s data protection regime. The European Commission (the “EC”) has adopted an adequacy decision in respect of transfers of personal data to the U.K. for a four-year period (until June 27, 2025 which has been extended until December 2025). Similarly, the U.K. has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the U.K. and the EEA remain unaffected. The U.K. Government has enacted the Data Use and Access Act 2025 which has the effect of further altering the similarities between the U.K. and EU data protection regime.
In addition, we will be required to implement adequate safeguards to enable the transfer of personal data outside of the EEA or the U.K., in particular to the U.S., in compliance with the GDPR. In some cases, we may rely upon the EC’s approved standard contractual clauses to legitimize transfers of personal data out of the EEA from controllers or processors established outside the EEA (and not subject to the GDPR). The U.K. is not subject to the EC’s standard contractual clauses but has published its own transfer mechanism, the International Data Transfer Addendum/Agreement, which enables transfers from the U.K. Changes with respect to any of these matters may lead to additional costs and increase our overall risk exposure. The EU and U.S. have adopted its adequacy decision for the EU U.S. Data Privacy Framework (the “Framework”) which entered into force on July 11, 2023. This Framework provides that the protection of personal data transferred between the EU and certified companies in the U.S. is comparable to that offered in the EU. Moreover, the U.K. Government adopted the Data Protection (Adequacy) Regulations 2023, also referred to as the “U.K.-U.S. Data Bridge,” which, since October 12, 2023 allows companies to transfer personal data from the U.K. to the U.S. on the basis of the Framework. This provides a further avenue to ensuring transfers to the U.S. are carried out in line with GDPR. However, the long-term validity of the Framework remains uncertain and it has already been challenged before European courts.
All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects. Any failure or perceived failure by us to comply with any applicable federal, state or foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, injunctions, penalties or judgments. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, the NIS 2 Directive (“NIS 2”) is replacing the cybersecurity legal framework under the current NIS framework in the EU, aiming to ensure a high level of cybersecurity in the region. NIS 2 brings new medium and large organizations providing services in the EU within scope of the legal framework. It extends to additional sectors and expands the list of in-scope healthcare organizations, including to certain providers engaged in research and development of medicinal products. The new regime imposes direct obligations on management in respect of an in-scope organization’s compliance with NIS 2, requires covered organizations to put in place certain cyber risk management measures, strengthens incident reporting requirements and provides supervisory authorities with a greater oversight. The majority of obligations will come into force when national legislation implementing NIS 2 becomes effective in the relevant EU Member State. EU Member States had until October 17, 2024 to transpose NIS 2 into national legislation, although many countries have still not completed the transposition. As such, the cybersecurity regulatory landscape in the EU is currently fragmented and uncertain. To the extent we are subject to NIS 2, we will require additional investment of our resources in compliance programs. Under NIS 2 companies may be subject to administrative fines of up to the higher amount of €10 million or 2% of worldwide turnover.
Risks related to Product Development and Commercialization
Failure of, or defects in, our machine learning algorithms, artificial intelligence, and cloud-based computing infrastructure, including interruptions of service through third-party service providers, or increased regulation in the machine learning or artificial intelligence space, could impair our ability to process our data, develop products, or provide test results, and harm our business and results of operations.
AI is increasingly being used across the global business landscape, including in the life sciences and healthcare industries. AI and machine learning tools drive our proprietary technology and we expect our use of AI to increase as the technology rapidly evolves and improves. However, AI innovation presents risks and challenges that could impact our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Ineffective AI development and deployment practices by us or our commercial partners could result in violations of our confidentiality and privacy obligations or applicable laws and regulations, jeopardize our intellectual property rights, cause or contribute to unlawful discrimination, result in the misuse of personally identifiable information, including PHI, or give rise to significant cyber security risks, any of which could have a material adverse effect on our business, results of operations, and financial condition.
We may also face increased competition from other companies that are employing AI and related technologies, some of whom may develop more effective methods than we and any of our commercial partners have, which could have a material adverse effect on our business, results of operations, or financial condition. In addition, uncertainties regarding developing legal and regulatory requirements and standards may require significant resources to modify and maintain business practices to comply with U.S. and foreign laws concerning the use of AI and related technologies, the nature of which cannot be determined at this time.
We depend on technology systems for significant elements of our business operations. These technology systems support a variety of functions, including manufacturing operations, laboratory operations, data analysis, quality control, partner service and support, billing, research and development activities, and scientific and general administrative activities. The design, development, maintenance, and operation of our technology over time is expensive and complex, and may involve unforeseen difficulties including performance problems, undetected defects, or errors. Overcoming technical obstacles and correcting defects or errors could prove to be impossible or impracticable, and the costs incurred may be substantial and adversely affect our results of operations.
Additionally, regulation in the machine learning and artificial intelligence space is constantly evolving and limitations placed on the use of data, including personal information, health data, or genetic/genomic data in such systems may make it difficult for us to continue using our machine learning algorithms. For example, the EU’s Artificial Intelligence Act (the “AI Act”)—the world’s first comprehensive AI law — is anticipated to enter into force in 2024 and, with some exceptions, become effective 24 months thereafter. This legislation imposes significant obligations on providers and deployers of high risk artificial intelligence systems, and encourages providers and deployers of artificial intelligence systems to account for EU ethical principles in their development and use of these systems. If we deploy AI systems that are governed by the AI Act, we may be required to adopt higher standards of data quality, transparency, and human oversight, and adhere to specific and potentially burdensome and costly ethical, accountability, and administrative requirements. If our technology does not function reliably, fails to meet expectations in terms of performance, or cannot be fully utilized due to increasing regulation, including regulation by the FDA or comparable regulatory authorities of artificial intelligence or medical device software, we may be unable to provide, or our customers may stop using, our products. We expect that increased investment will be required in the future to continuously improve our use of AI technologies. As with many technological innovations, there are significant risks involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of or our investments in such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability.
Our vendors may in turn incorporate AI tools into their own offerings, and the providers of these AI tools may not meet existing or rapidly evolving regulatory or industry standards, including with respect to privacy and data security. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these effects could damage our reputation, result in the loss of valuable property and information, cause us to breach applicable laws and regulations, and adversely impact our business.
Our products, if cleared or approved, may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us. In addition, recalls—whether required or voluntary—can trigger increased regulatory scrutiny of our quality systems, manufacturing processes, and post-market surveillance activities.
The FDA has the authority to require the recall of commercialized devices that are subject to FDA regulation in the event of material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious, adverse health consequences or death. We may also, on our own initiative, recall a product. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. In the case of our FDA-approved tests, a government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products could impair our ability to produce our products in a cost-effective and timely manner, which would have an adverse effect on our reputation, results of operations and financial condition. Recall-related corrective actions may also require us to suspend manufacturing operations, quarantine inventory, retrain personnel, or implement significant modifications to our quality system, any of which could disrupt supply and increase costs. We may be subject to liability claims, may be required to bear costs or may take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions and take enforcement actions for failing to report the recalls when they were conducted. Similar requirements apply in foreign jurisdictions. A future recall announcement could harm our reputation with customers and negatively affect our sales and financial condition.
If we initiate a correction or removal for one of our tests, issue a safety alert or undertake a field action or recall to reduce a risk to health imposed by the test, this could lead to increased scrutiny by the FDA other foreign regulatory authorities and our customers regarding the quality and safety of our tests and to negative publicity, including FDA alerts, press releases or administrative or judicial actions. Furthermore, circulation of any such negative publicity could harm our reputation, be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders.
The sizes of the markets for our products, if approved, have not been established with precision, and may be smaller than we estimate.
Our estimates of the annual total addressable markets for our product and product candidates are based on a number of internal and third-party estimates, including, without limitation, the size of screening and patient populations, adoption rates and screening intervals, and the assumed prices at which we can sell tests for markets that have not been established. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we can sell our products, or the annual total addressable market for our products is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business.
We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our products and materials and may not be able to find replacements or promptly transition to alternative suppliers.
We rely on a limited number of suppliers or, in some cases, sole suppliers, for certain sequencers, reagents, blood tubes and other equipment, instruments and materials that we use in our laboratory operations. For example, Illumina, Inc. is our sole supplier of certain sequencers and related reagents and New England Biolabs, Inc. is our sole supplier of reagents for DNA analysis. In addition, certain of the laboratory equipment used in our research and development processes is customized or otherwise not readily replaceable with off-the-shelf alternatives. As a result, we may experience longer lead times to procure, repair or replace such equipment, including due to supply chain constraints, vendor capacity limitations, or the need for specialized components or technical expertise. An interruption in our laboratory operations could occur if we encounter delays or difficulties in securing these laboratory equipment, instruments or materials, and if we cannot then obtain an acceptable substitute. Any such interruption could significantly and adversely affect our business, financial condition, results of operations and reputation. These limited or sole suppliers could engage in diverse types of businesses, including selling products or providing services in competition with us, and there can be no assurance that we can continue to receive required equipment, instruments or materials from them.
We believe that there are only a limited number of other manufacturers that are capable of supplying and servicing the equipment and materials necessary for our laboratory operations, including sequencers and various associated reagents, and potentially replacing our current suppliers. The use of equipment or materials furnished by these replacement suppliers would require us to alter our laboratory operations. Transitioning to a new supplier would be time-consuming and expensive, may result in interruptions in our laboratory operations, could affect the performance specifications of our laboratory operations or could require that we revalidate our tests. There can be no assurance that we will be able to secure alternative equipment, reagents and other materials, bring such equipment, reagents and materials online, and revalidate our tests without experiencing interruptions in our workflow. If we should encounter delays or difficulties in securing, reconfiguring or integrating the equipment and reagents we require for our products or in revalidating our products, our business, financial condition, results of operations and reputation could be materially and adversely affected.
Risks related to Government Regulation
The regulatory clearance, approval, or certification processes of the FDA and comparable foreign regulatory authorities or notified bodies are lengthy, time-consuming, and unpredictable. If we are ultimately unable to obtain any necessary or desirable regulatory approvals, clearances, or certifications, or if such approvals, clearances, or certifications are significantly delayed, our business will be substantially harmed.
We have not yet obtained FDA clearance or approval for any of our products or products in development. We may also seek FDA approval or clearance for other products in the future. The time required and ability to obtain clearance or approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes several years following the commencement of clinical studies, and depends upon numerous factors, including the type, complexity, and novelty of our products and future products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development and may vary among jurisdictions, which may cause delays in the clearance or approval of, or the decision not to approve, an application. Regulatory authorities have substantial discretion in the premarket review process and may refuse to accept any application, decide that all or part of our data are unusable or insufficient for clearance or approval, require additional clinical or other data, including analytical validation data, determine that our manufacturing and quality systems are insufficient or in violation of applicable requirements, or determine that our clinical research program is insufficient or in violation of applicable good clinical practices (“GCPs”) or other requirements related to research compliance, human subject protections, or data integrity. Even if we believe our data are sufficient to support marketing authorization, regulatory authorities may disagree, or may require the generation and submission of additional data or analyses, which could significantly delay or preclude marketing authorization.
Before a new medical device can be marketed in the U.S., a company must first submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”), approval of a premarket approval application (“PMA”) submission with the FDA, or grant of a de novo classification request from the FDA, unless an exemption applies. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, analytical validation, preclinical, clinical trial, manufacturing, and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.
The PMA approval process can be expensive, lengthy and uncertain. The process of obtaining a PMA is costly and uncertain and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA, including if an Advisory Committee is needed to evaluate a novel technology, which could occur for the review of a PMA for our SimpleScreen CRC test. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not obtain marketing authorization by the FDA. Any delay or failure to obtain necessary regulatory marketing authorizations could harm our business. Furthermore, even if we are granted such marketing authorizations, they may include significant limitations on the indicated uses for the test, which may limit the potential commercial market for the test.
In the U.S., any modification to a product for which we receive marketing authorization may require us to submit a PMA and obtain FDA approval prior to implementing the change. For example, certain modifications to a PMA-approved device may require approval of a new PMA or a PMA supplement, or alternatively a notification or other submission to the FDA. If we obtain PMA approvals from the FDA, we may make modifications or add additional features in the future that we believe do not require approval of a PMA application or supplement or other regulatory submission. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing and/or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our business.
In addition, we are or may become subject to new laws, regulations, and industry standards concerning medical devices proposed and enacted in various foreign jurisdictions. The EU regulatory landscape concerning in vitro devices (‘‘IVDs”) has evolved and continues to undergo legislative change. On May 26, 2022, the EU Regulation 2017/746 on in vitro diagnostic medical devices (the “EU IVDR”) entered into force, which repealed and replaced the EU Directive 98/79/EC on in vitro diagnostic medical devices (the “EU IVDD”). Subject to the transitional provisions (i.e., a tiered system extending the grace period for many devices, depending on their risk classification, before they have to be fully compliant with the EU IVDR) and in order to sell our products in the EU Member States, our products must comply with the general safety and performance requirements of the EU IVDR. Compliance with these requirements is a prerequisite to be able to affix the CE mark to our products under the EU IVDR, without which they cannot be sold or marketed in the EU. All in vitro diagnostic medical devices placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU IVDR, including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and—where applicable—other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. To demonstrate compliance with the general safety and performance requirements, manufacturers must undergo a conformity assessment procedure, which varies according to the type of in vitro diagnostic medical device and its (risk) classification. For most in vitro diagnostic medical devices (other than certain lowest-risk class A devices), a conformity assessment procedure requires the intervention of a notified body. The notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own EU declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
If we fail to comply with applicable laws and regulations, we would be unable to affix the CE mark to our products, which would prevent us from selling them within the EU. The aforementioned EU rules are generally applicable in the EEA (which consists of the 27 EU Member States plus Iceland, Norway and Liechtenstein). Türkiye has aligned its national regulations with the EU framework for medical devices, and similar CE-marking requirements apply in Türkiye. Non-compliance with the above requirements would also prevent us from selling our products in these countries.
Following Brexit, EU laws such as the EU IVDR do not apply directly in Great Britain, however under the terms of the Windsor Framework (which amends and replaces aspects of the Protocol on Ireland/Northern Ireland), the EU IVDR does apply in Northern Ireland. Consequently, there are currently different regulations in place in Great Britain as compared to both Northern Ireland and the EU, respectively. Ongoing compliance with both sets of regulatory requirements may result in increased costs for our business.
Furthermore, on December 16, 2024, the U.K. government signed into law an amendment to the U.K. MDR, the Medical Devices (Post-market Surveillance Requirements) (Amendment) (Great Britain) Regulations 2024, to clarify and strengthen the post-market surveillance requirements for medical devices (including IVDs) in Great Britain. This amendment came into force on June 16, 2025. In addition, the Medicines and Healthcare products Regulatory Agency (“MHRA”) (the U.K. medicines and medical devices regulator) launched a consultation from November 14, 2024 to January 5, 2025 on proposed changes to the pre-market requirements for medical devices in Great Britain. The MHRA has stated that it will incorporate feedback from this consultation into new U.K. legislation on pre-market requirements for medical devices in Great Britain. This new legislation is expected to come into force in 2026. Under the U.K. MDR, in order to be lawfully placed on the Great Britain market, Class A (non-sterile) IVDs need to be United Kingdom Conformity Assessment (“UKCA”) certified by a UK approved body. However, certain IVDs in compliance with either the EU IVDD or EU IVDR (and that hold valid CE certificates) can continue to be placed on the Great Britain market until the sooner of certificate expiration or June 30, 2030. One of the key areas in the pre-market consultation was to obtain feedback on whether to remove the requirement for a medical device and its labelling (i.e. packaging and instructions for use) in Great Britain to bear a physical UKCA mark. Instead of requiring a medical device and its labelling to bear a UKCA mark, manufacturers would be required to assign a unique design identification (“UDI”) to medical devices before they are placed on the Great Britain market. If this change is implemented, we may no longer be required to affix the physical UKCA mark to our devices, but we may need to assign and affix a UDI. Understanding and ensuring compliance with any new requirements is likely to lead to further complexity and increased costs to our business.
It is currently unclear to what extent the U.K. government will seek to align new U.K. legislation on pre-market requirements for medical devices in Great Britain with the EU. The EU laws that have been transposed into U.K. law through secondary legislation remain applicable in Great Britain, however the full extent of the new U.K. legislation on pre-market requirements for medical devices in Great Britain remains uncertain and may cause additional cost to our business.
The FDA, other regulators or notified bodies can delay, limit, or deny clearance, approval, or certification of a product for many reasons, including but not limited to the following:
•	disagreement with the design, implementation, or results of, or interpretation of the data from, our clinical studies;
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determination that our product has not been shown to be safe and effective or substantially equivalent to a predicate device, or has other characteristics that preclude us from obtaining marketing authorization or certification, or prevent or limit its commercial use (for example, a narrowed indication for use claim);

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the population studied in the clinical program may not be sufficiently broad, generalizable, or representative of the intended target population of our product to assure effectiveness and safety in the population for which we seek approval, clearance, or certification;

•	disagreement with our interpretation of data from clinical studies or may fail to accept data from clinical studies (or clinical sites), including if we fail to establish the integrity of our data;
•	determination that our clinical studies otherwise fail to comply with applicable regulations, including GCP requirements;
•	serious or unexpected adverse effects or other performance issues are identified with our existing or future products;
•	determination that our manufacturing or quality system fails to comply with applicable regulations or otherwise fails to meet the standards necessary to support approval or certification; and
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the approval (or certification) policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval or certification.

There can be no assurance that our existing or future products for which we may seek clearance, approval, or certification will be approved, cleared, or certified by the FDA, a comparable foreign regulatory authority or a notified body on a timely basis, if at all. If our products or future products receive clearance, approval, or certification but there is uncertainty about such products among providers or payers, reimbursement may be adversely affected and we may not be able to sell our products. Compliance with FDA or comparable foreign regulations will require substantial costs, and subject us to heightened scrutiny by regulators and substantial penalties for failure to comply with such requirements or the inability to market our products, if and when cleared, approved, or certified. The lengthy and unpredictable clearance, approval, and certification processes, as well as the unpredictability of the results of our clinical studies, may result in our failing to obtain regulatory clearance, approval, or certification to market our products, which would significantly harm our business, results of operations, reputation, and prospects.
Delays in receipt of, or failure to obtain, required FDA clearances or approvals or approvals required in other jurisdictions for our products in development, or improvements to or expanded indications for our current offerings, could materially delay or prevent us from commercializing or otherwise adversely impact future product commercialization.
Unless otherwise exempted or subject to enforcement discretion, medical devices, which include in vitro diagnostic tests, must receive either FDA regulatory approval or clearance before being marketed in the U.S. Our product and our products in development will be regulated by the FDA as medical devices and we may develop new tests that are deemed medical devices and require FDA clearance or approval.
The FDA determines whether a medical device will require either regulatory approval or clearance based on statutory criteria that include the risk associated with the device and whether the device is similar to an existing, legally marketed product. The process to obtain either regulatory approval or clearance is costly, time-consuming, and uncertain. The regulatory approval process is generally more challenging than the clearance process. Even if we design a product that we expect to be eligible for the regulatory clearance process, the FDA may require that the product undergo the regulatory approval process. There can be no assurance that the FDA will ever permit us to market any new product that we develop. Even if regulatory approval or clearance is granted, such clearance or approval may include significant limitations on indicated uses, which could materially and adversely affect the prospects of any new medical device. Further, any post-market obligations such as post-approval studies, labeling changes, or enhanced reporting requirements could increase our costs and limit commercial uptake.
FDA regulatory approval or clearance is also required for certain enhancements we may make to any of our future FDA-approved or -cleared tests. FDA approval or clearance may also be required to make changes to the processes, equipment, reagents, and other consumables used in connection with any such future FDA-approved or -cleared test. FDA may further disagree with our assessment that certain modifications made to any of our future FDA-approved or -cleared tests do not require a new clearance or approval, and could require us to cease marketing the affected product until appropriate submissions are cleared or approved. Further, we may in the future develop and launch laboratory developed tests (“LDTs”) and subsequently seek FDA clearance or approval of IVD versions of such LDTs. In 2024, the FDA finalized a regulation pursuant to which LDTs would be subject to the FDA’s medical device requirements through a phase-out of its historical policy of enforcement discretion over LDTs over a period of four years (the “LDT Final Rule”). On March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Final Rule, reasoning that LDTs are not medical devices subject to the FDCA, and remanded the matter to the FDA for further consideration. This district court ruling was not appealed, and the FDA’s final rule will no longer be implemented or enforced by the agency.
It remains uncertain what impact this ruling may have on the FDA’s authority to review marketing applications for LDTs or to take enforcement action against tests marketed as LDTs. If the FDA imposes new or different requirements for marketing applications of LDTs to be reviewable in light of the District Court’s decision, LDT manufacturers seeking FDA review may be required to establish that the test is a medical device subject to the FDCA, which could involve significant modification to test configurations, processes, or operations. If we could not ultimately obtain marketing authorization for our SimpleScreen CRC test or other tests where required or appropriate, our business would be substantially harmed. It is possible that the District Court’s decision may limit the FDA’s authority to review or approve tests that are in the process of pursuing marketing authorization, or that we may need to perform additional activities to support FDA review of our products as a result of this ruling.
For an in-vitro diagnostic device to be placed on the EU market, a CE mark (Conformité Européenne) demonstrating compliance with the EU IVDR is required. While Class A, non-sterile devices can be self-certified, all other devices require conformity assessment by an independent notified body. There is no certainty regarding the final EU IVDR approval. The transition from the previous EU IVDD to the EU IVDR continues to present regulatory, operational, and financial challenges, including potential delays in obtaining notified body certification and increased compliance costs.
Delays in receipt of, or failure to obtain, clearances or approvals could materially delay or prevent us from commercializing our products or result in substantial additional costs that could decrease our profitability. In addition, even if we receive FDA clearance or approval for a new or enhanced product, the FDA may condition, withdraw, or materially modify its clearance or approval.
Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner, which could negatively impact our business.
The ability of the FDA, foreign regulatory authorities and notified bodies to review and authorize the sale or certify new products can be affected by a variety of factors, including government budget and funding levels; its ability to hire and retain key personnel and accept the payment of user fees; statutory, regulatory, and policy changes; and other events that may otherwise affect the FDA’s foreign regulatory authorities’ and notified bodies’ ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and notified bodies may also slow the time necessary for new devices, including in vitro diagnostics to be reviewed and/or authorized or certified for marketing by necessary government agencies or notified bodies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
In the EU, notified bodies must be officially designated to certify in-vitro diagnostic devices in accordance with the EU IVDR. Only a small number of notified bodies have been designated to date and, therefore, they are facing a heavy workload and their review times have lengthened. This situation could impact the timelines for gaining the required certification under the EU IVDR to sell our future products in the EU and the way we are conducting, or intend to conduct, our business in the EU and the EEA (which consists of the 27 EU member states plus Iceland, Norway and Liechtenstein).
Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results. In addition, regulatory authorities may require more extensive clinical evidence than we anticipate, and the standards for clinical data adequacy can evolve over time.
Our ongoing research and development and clinical study activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad; as well as by notified bodies in some foreign jurisdictions. Obtaining the requisite regulatory approvals to commercialize any of our product candidates will require the completion of certain clinical development activities that demonstrate the performance and safety of our product candidates. For example, we have completed a PMA submission to the FDA for our SimpleScreen CRC v1 test, and as we expected, we received a major deficiency letter informing us that the PMA lacks information needed to complete its review and which places the review on hold until such time that the FDA receive a complete response to the letter. The letter addressed matters related to the clinical validation of our SimpleScreen CRC v1 test, including requests for additional analyses of the test performance data from our PREEMPT CRC study, as well as the analytical validation of the test, including requests for additional testing and analyses to support the analytical validity of the test. We have engaged with the FDA to explore potential approaches to address the FDA’s concerns and to allow the FDA to complete its review. Subsequently, in April 2026, we submitted to the FDA a complete response to the letter. Although we believe our responses to have been thorough and comprehensive and do not expect the deficiency letter to have a material impact on our expected timing of commercialization, there can be no assurance that the FDA will be satisfied with our responses or that our test will be approved in a timely fashion, if at all.
Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The results of nonclinical and clinical studies of our products conducted to date, and ongoing or future studies of our current, planned or future products may not be predictive of the results of later clinical studies, and interim results of a clinical study do not necessarily predict final results. The data and results from our clinical studies do not ensure that we will achieve similar results in future clinical studies. Failure can occur at any stage of clinical testing. Clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and nonclinical testing in addition to those we have planned before we are able to seek marketing authorizations or certifications for our products or product candidates.
We may experience delays in our clinical studies for a number of reasons, which could adversely affect the costs, timing or successful completion of such clinical studies. Patient enrollment in clinical studies and completion of patient follow up depend on many factors, including the size of the patient population, the nature of the study protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical study, patient compliance, competing clinical studies and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available products. In addition, patients participating in our clinical studies may drop out before completion of the study or experience adverse medical events unrelated to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical study may delay commencement or completion of the clinical study, cause an increase in the costs of the clinical study, or result in the failure of the clinical study.
Each of these outcomes would harm our ability to market our tests, generate revenue or achieve sustained profitability.
If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory clearance or approval for our product candidates or commercialize our products.
In addition, we may find it necessary to engage CROs to perform data collection and analysis and other aspects of our clinical studies, which might increase the cost and complexity of our studies. We may also depend on clinical investigators, medical institutions and contract research organizations to perform the studies, and would control only certain aspects of their activities. We would be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties would not relieve us of our regulatory responsibilities. We and our third-party contractors are required to comply with GCPs which are regulations and guidelines enforced by the FDA, European Medicines Agency (“EMA”) and comparable regulations enforced by foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of study sponsors, principal investigators and study sites. If we or any third-party contractor fails to comply with applicable GCPs, the clinical data generated in clinical studies may be deemed unreliable and the FDA or comparable foreign regulatory authorities or notified bodies may require us to perform additional clinical studies before clearing or approving our marketing applications or certifying our products. In some cases, FDA may refuse to accept data from a non-compliant clinical site entirely, which could invalidate previously completed work or significantly reduce the statistical power of a study. A failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory clearance, approval or certification process.
If there are delays in testing or clearances, approvals or certifications as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance, approval, or certification for our tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests, generate revenue or achieve sustained profitability.

Interim, “topline” and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or topline data from our preclinical studies or clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data at the time of disclosure. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In some instances, additional statistical analyses or regulatory feedback may require re-analysis of data sets or exclusion of data previously considered valid. As a result, topline data should be viewed with caution until the final data are available.
From time to time, we may also disclose interim data from our preclinical and clinical studies. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects. Further, disclosure of such data by us or by our competitors could result in volatility in the price of our common stock.
Further, others, including regulatory agencies, such as the FDA, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular clinical study is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business.
If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain clearance or approval for and commercialize our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Our products, if cleared or approved, may fail to achieve the degree of market acceptance necessary for commercial success.
The commercial success of any of our future products will depend on the degree of market acceptance by consumers, including self-insured employers, health systems, healthcare providers, life insurance companies, patients, and, over the longer-term, third-party payers. The degree of market acceptance of our products will depend on a number of factors, including:
•	the performance, validation, and clinical utility of such products as demonstrated in clinical studies, from real-world use, and published in peer-reviewed journals;
•	our ability to demonstrate the clinical validation and utility of our products and their potential advantages to the medical community;
•	the ability of our products to demonstrate comparable or non-inferior performance in real-world intended use populations as in clinical studies;
•	the willingness of consumers, including self-insured employers, health systems, healthcare providers, life insurance companies, patients, and others in the medical community to utilize our products;
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the willingness of commercial third-party payers and government payers to cover and reimburse our products, the scope and amount of which will affect an individual’s or entity’s willingness or ability to pay for our products and likely heavily influence healthcare providers’ decisions to recommend our products;

•	willingness of providers, patients, and others to learn about our products, and establish a sense of understanding and confidence in the use of our products;

•	the concern that products could lead to unnecessary medical screening procedures or a high false positive rate and the associated costs of unnecessary workups resulting from false positives;
•	the belief of providers, patients, and others that the use of our products in its intended use population is clinically appropriate, and not restricting its use to a narrower intended population;
•	the introduction or market acceptance of future third-party products, including the expansion of the capabilities of existing products and tests that are reimbursed;
•	the ability of our partners and our employees and contractors to ensure the safety and privacy of our patient data;
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publicity (adverse or positive) concerning our products or operations (including third-party partners, patient-facing service providers, vendors, or suppliers) or future third-party products, including adverse publicity resulting from the use of our products or offerings by third parties, including partners;

•	our ability to fulfill test orders in a timely manner; and
•	the strength of our marketing and distribution support and patient-facing service providers.
The failure of our products, once introduced, to be listed in physician guidelines or of our studies to produce favorable and consistent results or to be published in peer-reviewed journals could limit the adoption of our products. In addition, healthcare providers and third-party payers, including the Centers for Medicare and Medicaid Services (“CMS”), may rely on physician guidelines issued by industry groups, medical societies, and other key organizations, such as the U.S. Preventive Services Task Force (“USPSTF”), an independent, volunteer panel of experts in the field of prevention, evidence-based medicine and primary care, before utilizing or reimbursing the cost of any diagnostic or screening test.
Further, if our products or the technology underlying them do not receive sufficient favorable exposure in peer-reviewed publications, the rate of physician and market acceptance of our products and positive reimbursement coverage decisions for our products could be negatively affected. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and helping obtain reimbursement for products, and our inability to control when, if ever, results are published, if positive, may delay or limit our ability to derive sufficient revenues from any product that is developed using data from a clinical study.
Failure to achieve broad market acceptance of our products would materially harm our business, financial condition, and results of operations.
In 2024, the FDA finalized a regulation that has been successfully challenged in federal court, pursuant to which the FDA planned to subject LDTs to medical device requirements through a phase-out of its historical policy of enforcement discretion over LDTs over a period of four years. A federal court recently vacated the rule, and the FDA has rescinded the rule.
Our future products may be marketed as LDTs and we may seek to commercialize certain of our products in development as LDTs. LDTs are clinical laboratory tests that are developed and validated by a laboratory for its own use. The FDA historically has taken the position that it has the authority to regulate such tests as medical devices under the FDCA but until recently has for the most part exercised enforcement discretion and has not required clearance, de novo classification, or approval of LDTs prior to marketing.
In May 2024, the FDA issued the a final rule which amended the FDA's regulations to make explicit that LDTs are devices under the FDCA (the “LDT Rule”). Along with the LDT Rule, the FDA finalized a policy to phase out its enforcement discretion policy over a period of four years from issuance of the final rule. However, on March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Rule, reasoning that LDTs are not medical devices, and remanded the matter to the FDA for further consideration. The decision was not appealed, and in September 2025, the FDA rescinded the LDT Rule.
The FDA may assert that we are improperly marketing our future tests as LDTs and may assert we do not comply with applicable medical device requirements, and in such cases may take enforcement action against us and/or require us to seek premarket review and obtain marketing authorizations, which may require that we cease marketing any future LDT products until such marketing authorizations are obtained or the relevant applications are submitted. There can be no assurance that we will be able to obtain any required marketing authorization for our tests or that any labeling claims will be consistent with the claims we have made or intend to make for such products when launched as LDTs, or that such claims would be adequate to support continued adoption of and reimbursement for our products. In the event we are required to seek FDA marketing authorization for any current or planned products, the FDA may request that we provide additional analyses and information beyond that which we intend to produce based on the designs of our current and planned clinical studies, or that we modify or narrow our intended use or product claims. It is possible that the FDA, among other things, could disagree with our interpretation of data we have relied on to support our LDT launches for our intended uses. If we are required to provide additional analyses or additional data or perform additional clinical studies beyond those we currently contemplate to support the intended uses of our products or future products, our planned commercial launches may be delayed and we may be required to cease commercialization of any products marketed as LDTs. A delay in the launch of our products or new versions of existing products, or significantly narrowing their intended uses, could negatively impact our financial condition and results of operations.
In addition, Congress has, for over the past decade, considered a number of proposals, which if enacted, would subject LDTs to additional regulatory requirements. For example, in recent years, Congress has worked on legislation to create a novel regulatory framework governing a new category of FDA-regulated products, referred to as in vitro clinical tests (“IVCTs”), which would govern LDTs and would be separate and distinct from the existing medical device regulatory framework. For example, most recently, in March 2023, the Verifying Accurate Leading-edge IVCT Development Act of 2023 (the “VALID Act”) was introduced. The bill would have established a risk-based approach to imposing requirements related to premarket review, quality systems, and labeling requirements on all IVCTs, including LDTs, but would grandfather certain LDTs marketed before the effective date of the bill and exempt them from certain requirements. It is unclear whether legislative proposals such as the VALID Act (including any proposals that would, in contrast, reduce FDA oversight of LDTs) will be introduced or passed by Congress or signed into law by the President. Depending on the approach adopted under any potential legislation or regulation, certain LDTs (likely those of higher risk) may be required to undergo some form of premarket review, potentially with a transition period for compliance and a grandfathering provision. Any such legislation could substantially alter our commercial offering and marketing of LDTs and negatively impact our financial condition and results of operations. Additionally, as a result of the District Court decision the regulatory environment around LDTs could be significantly relaxed, which could increase competition and reduce the effectiveness of our regulatory and reimbursement strategy.
If the FDA does not have authority to regulate LDTs as medical devices, there could be significant impacts to us and our industry, and our ability to compete could be impaired.
We have invested significantly in pursuing a PMA for our SimpleScreen CRC test, including conducting our “Prevention of Colorectal Cancer Through Multiomics Blood Testing” (‘‘PREEMPT CRC”) trial to support our PMA. We believe PMA approval for our SimpleScreen CRC test, if obtained, could bolster our position in the CRC screening market, and increase or accelerate provider and patient adoption, commercial and government reimbursement and coverage, and international opportunities. In the event the FDA is not able to exercise its medical device authority with respect to LDTs, our competitors or potential competitors in the CRC screening market may face less stringent regulatory requirements to enter the market or to continue to market their tests and we may face increased competition in our industry, and adapting to the new regulatory and competitive environment could be difficult, costly and time-consuming. If we are not able to adapt to the changed regulatory environment and increased competition, our business and prospects could be materially impacted.
Obtaining and maintaining regulatory authorization of our products in one jurisdiction does not mean that we will be successful in obtaining regulatory authorization of our products in other jurisdictions.
Obtaining and maintaining regulatory authorization or certification of products in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory authorization or certification in any other jurisdiction, but a failure or delay in obtaining regulatory authorization or certification in one jurisdiction may have a negative effect on the regulatory authorization or certification process in others. For example, even if the FDA or a comparable foreign regulatory authority grants clearance or approval for our products, comparable regulatory authorities or notified bodies in foreign jurisdictions may also need to authorize or certify the products in those countries. Premarket authorization and certification processes vary among jurisdictions and can involve requirements and administrative review periods different from those in the U.S., including additional clinical studies, because clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities or notified bodies in other jurisdictions or the data may not be considered applicable to the jurisdiction’s intended patient population based on demographic, medical practice, genetic, or other differences. In some cases, the price that we intend to charge for our products may also be subject to approval.
Obtaining foreign regulatory authorization or certification and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in other jurisdictions, or we fail to receive necessary or desirable marketing authorizations or certification in other jurisdictions, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.
Even if we receive regulatory authorization or certification of our products, we will continue to be subject to extensive regulatory oversight.
Medical devices are subject to extensive regulation by the FDA in the U.S. and comparable regulatory agencies in other territories where we do business. If any of our products are cleared or approved by the FDA or other comparable foreign regulatory agencies or certified by notified bodies in foreign jurisdictions, we will be required to timely file various reports. If these reports are not filed timely, regulators may impose sanctions and sales of our products may suffer, and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business. In addition, as a condition of approving a PMA, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. The product labeling must be updated and submitted in a PMA supplement as results, including any adverse event data from the post-approval study, become available. Failure to conduct or timely complete post-approval studies in compliance with applicable regulations, update the product labeling, or comply with other post-approval requirements could result in withdrawal of approval of the PMA, which would harm our business and revenue.
The FDA and the FTC also regulate the advertising and promotion of medical devices to ensure that their promotional claims made are consistent with the applicable marketing authorizations, that there are adequate and reasonable data to substantiate the claims, and that the promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions and we may be required to revise our promotional claims and make other corrections or restitutions. Similar requirements apply in foreign jurisdictions.
The FDA, state and foreign authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory agencies, which may include any of the following sanctions:
•	adverse publicity, warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
•	repair, replacement, refunds, recalls, termination of distribution, administrative detention or seizures of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	customer notifications or repair, replacement or refunds;
•	refusing our requests for clearances or approvals of new products, new intended uses or modifications to existing products;
•	withdrawals of current clearances, approvals or certifications, resulting in prohibitions on sales of our products;
•	refusal to issue certificates needed to export products for sale in other countries; and
•	criminal prosecution.
Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales of our products and have a material adverse effect on our reputation, business, results of operations and financial condition.
In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our current or future products under development. For example, on February 23, 2022, the FDA issued a proposed rule to amend the Quality Management System Regulation (“QMSR”) which establishes current good manufacturing practice requirements for medical device manufacturers, to align more closely with the International Organization for Standardization (“ISO”) standards. This proposal was finalized by a final rule issued on January 31, 2024, and the requirements of this new Quality Management System Regulation became effective February 2, 2026.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any product candidates or make it more difficult to obtain marketing authorizations for, manufacture, market or distribute any product candidate we are developing. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to seeking marketing authorization, changes to manufacturing methods recalls, replacement or discontinuance of our products or additional record keeping.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.
The EU regulatory landscape concerning medical devices (including in vitro diagnostic medical devices) has evolved in recent years. On April 5, 2017 the EU IVDR was adopted to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. Unlike directives, the EU IVDR does not need to be transposed into national law and therefore reduces the risk of discrepancies in interpretation across the different EU markets.
The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
Any marketing authorization or certification we may receive or obtain for our products by the FDA, comparable foreign regulatory authorities, or notified bodies will include specified indications for use and approved (or certified) labeling. Upon receipt of FDA authorization, or certification, we will continue to train our marketing personnel and direct sales force to not promote our authorized (or certified) tests for uses outside of FDA-authorized (or certified) indications for use, known as “off-label uses.” However, we are reliant on physicians and other providers to accurately provide information about our products to patients, including purposes, limitations, risks benefits, and interpretation of results, and we cannot, prevent a provider from using our products off-label, when in the provider’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label, which could harm our reputation in the marketplace among physicians and patients.
If, after FDA authorization or certification, the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.
In addition, physicians may misuse our products if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
If our products, if approved, result in direct or indirect participant or patient harm or injury, or otherwise involve errors that give rise to legal or regulatory exposure, we could be subject to significant reputational and liability risks.
Our success will depend on the market’s confidence that our tests and test candidates can provide reliable, high-quality results. We believe that patients, customers, physicians, and regulators are likely to be sensitive to errors in the use of our tests or failure of our tests to perform as described, and there can be no guarantee that our tests will meet these expectations. A negative blood-based screening test does not rule out the presence of a particular disease.

Additionally, an individual undergoing unnecessary diagnostic tests on the basis of a false positive result or an erroneous result could expose us to reputational risks and potential liability. Similarly, an individual who receives a diagnosis shortly following a test result that did not detect the presence of a particular disease may create negative publicity about our tests or future tests, which would discourage adoption.
In addition to errors in test performance, our laboratory operations involve the risk of patient sample misidentification or mix-up, including circumstances in which one patient’s sample may be inadvertently associated with another patient’s identity, resulting in erroneous results. Such errors, whether arising from labeling, collection, handling, chain-of-custody failures, or information systems errors, could cause a patient to receive an incorrect screening result, delay appropriate diagnosis or treatment, or prompt unnecessary clinical intervention. A sample mix-up resulting in a false negative could prevent timely detection of a serious disease, while one resulting in a false positive could subject a patient to unnecessary and potentially harmful diagnostic follow-up. Either scenario could expose us to significant reputational harm, patient safety claims, and regulatory scrutiny, including potential enforcement action by CMS under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) or by applicable state laboratory licensing authorities.
Performance failures could establish a negative perception of our products among physicians, patients, customers, and regulators, jeopardize our ability to successfully commercialize our products, impair our ability to obtain marketing authorizations or secure favorable coverage and reimbursement, or otherwise result in reputational harm or enforcement action or inquiry by a regulatory body. These risks may be more pronounced for certain applications of our blood-based screening tests or test candidates directly involved with the choice to use certain treatments in a particular case. In addition, we may be subject to legal claims arising from any errors in the use, manufacture, design, labeling, marketing, or performance of our products, including false positive or false negative results, or from patient sample misidentification or other laboratory handling errors that result in the delivery of incorrect results to patients or ordering physicians. If our products result in direct or indirect participant or patient harm or injury, we could be subject to significant reputational and liability risks, and our reputation, business, financial condition, results of operations, and growth prospects could be materially adversely affected.
Our “research use only” and “investigational use only” products could become subject to more onerous regulation by the FDA or other regulatory agencies in the future, which could increase our costs and delay our commercialization efforts, thereby materially and adversely affecting our business and results of operations.
In the U.S., some of our products are currently available for research use only (“RUO”) or for investigational use only (“IUO”) depending on the proposed application. We make our RUO and IUO products available to clinical sites enrolling participants in our registrational clinical studies. Because RUO and IUO products are not intended for use in clinical practice and cannot be advertised or promoted for clinical or diagnostic claims, they are exempt from many regulatory requirements otherwise applicable to medical devices. In particular, while the FDA regulations require that RUO products be labeled “For Research Use Only. Not for use in diagnostic procedures,” and that IUO products be labeled “For Investigational Use Only. The performance characteristics of this product have not been established,” such products are not subject to the FDA’s pre- and post-market controls for medical devices.
A significant change in the laws or policies governing RUO or IUO products or how they are enforced may require us to change our business model in order to maintain compliance. For instance, in November 2013 the FDA issued a guidance document entitled “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only or Investigational Use Only,” or the RUO/IUO Guidance, which highlights the FDA’s interpretation that distribution of RUO or IUO products with any labeling, advertising or promotion that suggests that clinical laboratories can validate the test through their own procedures and subsequently offer it for clinical diagnostic use as an LDT is in conflict with the RUO or IUO status. The RUO/IUO Guidance further articulates the FDA’s position that any assistance offered in performing clinical validation or verification, or similar specialized technical support, to clinical laboratories, is in conflict with RUO or IUO status. If we engage in any activities that the FDA deems to be in conflict with the RUO or IUO status held by any of our products so labeled, we may be subject to immediate, severe and broad FDA enforcement action that would adversely affect our ability to continue operations. Accordingly, if the FDA finds that we are distributing our RUO or IUO products in a manner that is inconsistent with its RUO/IUO Guidance, we may be forced to stop distribution of our RUO/IUO tests until we are in compliance, which would reduce our revenue, increase our costs and adversely affect our business, and results of operations.

If we fail to comply with healthcare and other applicable laws and regulations, we could face substantial penalties and our business, reputation, and operations and financial condition could be adversely affected.
Our operations are subject to various U.S. federal and state fraud and abuse laws. In addition, the commercialization of our products outside the U.S. would also subject us to foreign equivalents of the healthcare laws described below, among other foreign laws. The laws that may, currently or in the future, impact our operations include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation, and many courts have interpreted that statute as being violated if merely one purpose of any arrangement is to induce referrals or purchases. In 2018, Congress enacted the Eliminating Kickbacks in Recovery Act of 2018 (“EKRA”), which establishes an all-payer anti-kickback prohibition for, among other things, knowingly and willfully paying or offering any remuneration directly or indirectly to induce a referral of an individual to a clinical laboratory. Violations of EKRA may result in fines, imprisonment, or both, for each occurrence. The law includes a limited number of exceptions, some of which closely align with corresponding Anti-Kickback Statute exceptions and safe harbors, and others that materially differ. Currently, there is no regulation interpreting or implementing EKRA, nor any guidance released by a federal agency regarding the scope of EKRA. Based on the plain language of EKRA and recent case law, certain sales-based incentive sales representatives, or customers will not be subject to scrutiny or will withstand regulatory challenge under EKRA;

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the federal physician self-referral prohibition, commonly known as the Stark Law, which, in the absence of an applicable exception, prohibits a physician from making a referral for certain designated health services covered by the Medicare or Medicaid program, including clinical laboratory services, if the physician or an immediate family member of the physician has a financial relationship with the entity providing the designated health services. The Stark Law also prohibits the entity furnishing the designated health services from billing, presenting or causing to be presented a claim for the designated health services furnished pursuant to the prohibited referral;

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federal civil and criminal false claims laws, including the False Claims Act, which impose criminal and civil penalties, including through civil “qui tam” or “whistleblower” actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payers that are false or fraudulent. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the False Claims Act;

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healthcare fraud and false statements laws, which prohibit, among other things, knowingly making a false statement to improperly avoid, decrease, or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation;

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the federal Civil Monetary Penalties Law, which, subject to certain exceptions, prohibits, among other things, the offer or transfer of remuneration, including waivers of copayments and deductible amounts (or any part thereof), to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program;

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the federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the U.S. Department of Health and Human Services under the Open Payments Program, information related to payments or other transfers of value made to physicians (as defined by statute), teaching hospitals, and other healthcare practitioners, as well as ownership and investment interests held by such physicians and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws that may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangement, as well as submitting claims involving healthcare items or services reimbursed by any third-party payer, including commercial insurers; state laws that require healthcare companies to comply with the medical device industry’s voluntary compliance guidelines, the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers, and other potential referral sources or state-specific standards on financial interactions with healthcare providers; state laws that require healthcare companies to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensation, and other remuneration and items of value provided to healthcare professionals and entities; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available and lack of clear guidance, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare and other applicable laws may involve substantial costs. In the future, it is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or then-existing statutes, regulations, or case law interpreting applicable fraud and abuse or other healthcare or applicable laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal, and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
If third-party payers, including commercial payers and government healthcare programs, do not provide coverage of, or adequate reimbursement for, our tests, our business and results of operations will be negatively affected.
Our revenue and commercial success depend on achieving coverage and reimbursement for our tests from payers, including both commercial and government payers. If payers do not provide coverage of, or do not provide adequate reimbursement for our tests, we may need to seek payment from the patient, which may adversely affect demand for our tests. Coverage determinations by a payer may depend on a number of factors, including but not limited to a payer’s determination that a test is appropriate, medically necessary or cost-effective. If we are unable to provide payers with sufficient evidence of the clinical utility and validity of our test, they may not provide coverage, may provide limited coverage or may terminate coverage, which will adversely affect our revenues and our financial condition. To the extent that more competitors enter our markets, the availability of coverage and the reimbursement rate for our tests may decrease as we encounter pricing pressure from our competitors.
Each payer makes its own decision as to whether to provide coverage for our tests, whether to enter into a contract with us and the reimbursement rate for a test. Negotiating with payers is time-consuming, and payers often insist on their standard form contracts. There is no guarantee that a payer will provide adequate coverage or reimbursement for our tests or that we can reach an agreement with the payer on reasonable terms without being subject to additional regulatory and compliance risks. In cases where there is no coverage, or we do not have a contracted rate for reimbursement with the payer, the patient is typically responsible for a greater share of the cost of the test, which may result in delay of revenue, increase collection costs or decrease the likelihood of collection.
Our claims for reimbursement may be denied and we may have to appeal such denials in order to get paid. Such appeals may not result in payment. Payers may perform audits of historically paid claims and attempt to recoup funds years after the funds were initially distributed if the payers believe the funds were paid in error or determine that our tests were medically unnecessary. If a payer's audit of our claims results in a negative finding, and we are unable to reverse the finding through appeal, any subsequent recoupment could result in a material adverse effect on our revenue. Additionally, in some cases commercial payers for whom we are not a participating provider may elect at any time to review claims previously paid and determine the amount they paid was excessive. In these situations, the payer typically notifies us of its decision and then offsets the amount it determines to be overpaid against amounts it owes us on current claims. We do not have a mechanism to dispute these retroactive adjustments, and we cannot predict when, or how often, a payer might engage in these reviews.

When we contract with a payer as a participating provider, reimbursements by the payer are generally made pursuant to a negotiated fee schedule and are limited to only specifically covered indications or where prior approval has been obtained. Becoming a participating provider can result in higher reimbursement amounts for covered uses of our test and, potentially, no reimbursement for non-covered uses identified under the payer’s policies or the contract.
Medicare’s National Coverage Determination (“NCD”) for Next Generation Sequencing (“NGS”) first established in 2018 and subsequently updated in 2020 states that NGS tests are covered by Medicare nationally, when: (1) performed in a laboratory certified under the CLIA, (2) ordered by a treating physician, (3) the patient meets certain clinical and treatment criteria, including having recurrent, relapsed, refractory, metastatic, or advanced stages III or IV cancer, (4) the test is approved or cleared by the FDA as a companion in vitro diagnostic for an FDA approved or cleared indication for use in that patient’s cancer, and (5) results are provided to the treating physician for management of the patient using a report template to specify treatment options.
Some payers have implemented, or are in the process of implementing, laboratory benefit management programs, often using third-party benefit managers to manage these programs. The stated goals of these programs are to help improve the quality of outpatient laboratory services, support evidence-based guidelines for patient care and lower costs. The impact on laboratories, such as us, of active laboratory benefit management by third parties is unclear, and we expect that it would have a negative impact on our revenue in the short term. Payers may resist reimbursement for our tests in favor of less expensive tests, require pre-authorization for our tests, or impose additional pricing pressure on and substantial administrative burden for reimbursement for our tests. We expect to continue to focus substantial resources on increasing adoption of, and coverage and reimbursement for, our current tests and any future tests we may develop. We believe it may take several years to achieve broad coverage and adequate contracted reimbursement with a majority of payers for our tests. However, we cannot predict whether, under what circumstances, or at what price levels payers will cover and reimburse our tests. If we fail to establish and maintain broad adoption of, and coverage and reimbursement for, our tests, our ability to generate revenue could be harmed and our business and prospects could suffer.
The commercialization of our future products will depend heavily on payer coverage and reimbursement, and we may be unable to obtain or maintain adequate coverage or payment levels.
Because we do not yet offer any commercial products, we have not secured coverage, reimbursement, or contracted rates with Medicare, Medicaid, commercial payers, or managed care organizations. If and when we commercialize our tests, reimbursement amounts and coverage decisions will heavily influence adoption and utilization. Payers may deny coverage, limit coverage to certain patient populations, require prior authorization, or reduce reimbursement levels. To secure favorable coverage decisions, we will need to generate sufficient clinical and economic evidence, which may be costly, time-consuming, or unsuccessful. Even where coverage is obtained, payment rates may be low, uncertain, or subject to frequent change.
One of the key elements of our strategy is to expand access to our tests by pursuing coverage and reimbursement from third-party payers, both private and government payers. If our products do not receive adequate coverage and reimbursement, if at all, from third-party payers, our ability to expand access to our products beyond our existing sales channels will be limited and our overall commercial success will be limited.
Coverage and reimbursement by third-party payers for early detection tests can be limited and uncertain. Healthcare providers may not order our products unless third-party payers cover and provide adequate reimbursement rates for a substantial portion of the price of our products. If we are not able to obtain adequate coverage and an acceptable level of reimbursement for our products from third-party payers, patients or other payers may be required to pay all or a substantial portion of the cost out-of-pocket, which could dissuade providers from ordering our tests and could reduce utilization and delay or reduce our collection of payment.
Even if our tests are covered by third-party payers, including commercial payers and government healthcare programs, those payers may modify coverage policies, billing rules, documentation requirements, prior authorization processes, utilization controls, or claims-processing practices at any time, often without advance notice. Such changes may delay or prevent payment for covered tests, increase administrative burdens, or require additional submissions or approvals. In addition, payers may withhold, delay, or deny payment for covered tests for administrative, technical, or compliance-related reasons, or may rely on third-party utilization management vendors or external review organizations whose determinations could further delay or reduce reimbursement. Resolving such payment delays or denials may require costly and time-consuming appeals or resubmissions, with uncertain outcomes.

Coverage determinations and reimbursement levels may be made on an indication-by-indication basis and may include restrictions based on population, ordering provider, frequency, or other criteria. In addition, even if we establish relationships with payers to provide our products at negotiated rates, such agreements would not obligate any healthcare providers to order our tests or guarantee that we would receive reimbursement at adequate levels.
Tests used in screening contexts may face incremental scrutiny from third-party payers given the potential downstream costs of follow-on diagnostic workups and the potential for false positives on an absolute basis when deployed at scale.
If we are unable to obtain or maintain adequate coverage and reimbursement, or if we experience material payment delays, denials, or increased administrative burdens, our ability to commercialize our future products, generate revenue, and achieve profitability may be materially impaired.
Traditional fee-for-service Medicare generally does not cover screening tests absent a statutory benefit, and if our future tests are treated as screening tests, our ability to obtain Medicare coverage and reimbursement may be limited, delayed, or require legislative or guideline changes.
Medicare is the single largest U.S. payer and a particularly important payer for many cancer-related laboratory services given the demographics of the Medicare population. Traditional fee-for-service Medicare generally does not cover screening tests, which are considered preventive services, that are performed in the absence of signs or symptoms of illness or injury, unless there is a statutory provision that explicitly authorizes coverage of the test.
CMS has authority to cover certain additional preventive services through an NCD process where the service is recommended with a grade of A or B by the USPSTF, among other criteria, and the USPSTF generally waits for regulatory authorization (e.g., FDA authorization) before it considers undertaking reviews of novel technology. Historically, evidence packages supporting USPSTF A/B recommendations have included long-term outcomes (including mortality) data, which may require extended follow-up and significant resources.
If our future tests are treated as screening tests under Medicare, fee-for-service Medicare coverage and reimbursement may be unavailable unless we pursue substantial additional measures (which may include obtaining a favorable USPSTF grade and seeking an NCD) or unless Congress enacts a statutory provision authorizing coverage of multi-cancer early detection or similar screening tests. Medicare coverage can also be changed by statute, but any legislative effort may be delayed, may not be enacted, or may be enacted in narrower or less favorable terms. Any such pathway could take several years, require significant investments and resources, and may ultimately be unsuccessful.
If we are unable to obtain Medicare coverage and reimbursement for screening uses, adoption and utilization of our future tests may be materially limited, our commercial strategy may be delayed or require modification, and our business, financial condition, and results of operations could be adversely affected.
See the section entitled “Information about Freenome—Payer Coverage and Reimbursement” for additional information.
Our future products may not receive favorable payment determinations under Medicare, and changes in Medicare payment methodologies, including under the federal law PAMA, could reduce the reimbursement amounts for our tests.
Medicare coverage, coding, and payment will be essential to our commercial strategy. Payment amounts for diagnostic tests under the Clinical Laboratory Fee Schedule (“CLFS”) may be negatively affected by changes in methodology, including future rulemaking or legislative reform affecting the Protecting Access to Medicare Act of 2014 (“PAMA”). As described in the section entitled “Information about Freenome—Payer Coverage and Reimbursement—Government Payers—Medicare Coverage and CLFS Payment,” PAMA requires certain laboratories to report private-payer rates that CMS uses to establish CLFS payment rates; Congress has repeatedly delayed reporting cycles and temporary payment caps. Future changes to PAMA or CMS implementation of updated median rates following the 2026 reporting period could materially affect reimbursement for our tests. If Medicare payment rates for our future tests are insufficient, our revenue, margins, and commercial viability could be materially harmed.
We may be unable to obtain the coding necessary to secure appropriate payment for our future tests, and coding changes may adversely affect reimbursement.
As described in the section entitled “Information about Freenome—Payer Coverage and Reimbursement—Government Payers— Coding and the MolDx Program,” coding, including Current Procedural Terminology (‘‘CPT”) codes and Z-Codes issued through the MolDx program, plays a significant role in how payers adjudicate claims. We may be unable to obtain unique CPT codes or Z-Codes, or payers may determine that our tests should be billed under less favorable miscellaneous or existing codes. Coding assignments may also change over time, which could reduce payment levels or delay claims adjudication. Any of these outcomes could materially adversely affect our commercialization strategy and financial results.
Commercial payer contracting is complex and uncertain, and failure to secure contracted status with key payers could limit adoption of our tests.
Commercial payers may determine not to contract with us, may impose restrictive terms, or may reimburse us only as a non-participating provider at significantly lower rates. As described in the section entitled “Information about Freenome—Payer Coverage and Reimbursement—Commercial Payers,” contracted status often improves payment levels but may exclude non-covered or investigational uses of our tests. If we fail to obtain and maintain favorable commercial payer contracts, adoption of our future tests may be limited, reimbursement for out-of-network services may be insufficient, and our business and prospects could be adversely affected. Even if commercial payers contract with us, they may still deny payment or change requirements for payment at any time without notice which may require us to appeal claims which could be costly and time consuming and unsuccessful. Furthermore commercial payers may break contracts and withhold payment at any time and for any reason and threaten the company with legal action should we demand fulfillment of the contract. We may not have sufficient time or resources for protracted legal disputes with payers.
Evolving federal and state laboratory regulations, including the CLIA and state licensure requirements, may impose significant costs or delay commercialization of our future tests.
We are required to hold certain federal, state and local licenses, certifications and permits to conduct our business. CMS regulates all non-research laboratory testing performed on humans in the U.S. through the CLIA. In total, CLIA covers approximately 260,000 laboratory entities. The Division of Clinical Laboratory Improvement & Quality, within the Quality, Safety & Oversight Group, under the Center for Clinical Standards and Quality (“CCSQ”), has the responsibility for implementing the CLIA program. Under CLIA, we are required to hold a certificate applicable to the type of laboratory tests we perform and to comply with standards applicable to our operations, including test processes, personnel, facilities administration, equipment maintenance, recordkeeping, quality systems and proficiency testing, which are intended to ensure, among other things, that clinical laboratory testing services are accurate, reliable and timely.
We maintain CLIA certification for our Brisbane, California laboratory that allows us to perform high complexity testing.
A laboratory that is certified as “high complexity” under CLIA may develop, manufacture, validate and use proprietary tests referred to as LDTs. CLIA requires analytical validation including accuracy, precision, specificity, sensitivity and establishment of a reference range for any LDT used in clinical testing. The regulatory and compliance standards applicable to the testing we perform may change over time, and any such changes could have a material effect on our business. In addition, CLIA allows states to impose additional laboratory licensure requirements, some of which apply to out-of-state laboratories performing testing for residents of those states. Penalties for non-compliance with CLIA requirements include a range of enforcement actions, including suspension, limitation or revocation of the laboratory’s CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil monetary penalties, civil injunctive suit or criminal penalties.
If we were to lose our CLIA certification, whether as a result of a revocation, suspension or limitation, we would no longer be able to offer our tests, which would limit our revenues and seriously harm our business. If we were to lose, or fail to obtain, a license in any other state where we are required to hold a license, we would not be able to test specimens from those states, which also could limit our revenues and seriously harm our business.
As described in the section entitled “Information about Freenome—Clinical Laboratory Framework—Federal and State Laboratory Licensing Requirements,” our failure to maintain required certifications or licenses could require us to redirect testing, suspend test availability in affected jurisdictions, or delay commercialization. Changes to CLIA or state laboratory laws could also impose additional requirements or create uncertainty around the regulatory treatment of multi-omics tests. These developments could increase our costs, delay commercial launch, or materially limit our ability to offer testing services.

We are subject to extensive federal and state fraud and abuse laws, and failure to comply with these laws could result in significant penalties or impair our ability to commercialize our future products.
As described in the section entitled, “Information about Freenome—Federal and State Fraud and Abuse Laws,” we are or may be subject to numerous federal and state laws governing financial relationships with healthcare providers, laboratories, and referral sources, including the Anti-Kickback Statute (“AKS”), Eliminating Kickbacks in Recovery Act (“EKRA”), Stark Law, and the False Claims Act (“FCA”). These laws are complex, broadly interpreted, and subject to evolving enforcement priorities. Any actual or alleged failure to comply could result in substantial civil, criminal, and administrative penalties, corporate integrity agreements, exclusion from government healthcare programs, reputational harm, and significant business disruption. Even arrangements that are common industry practice carry inherent compliance risk. Investigations or enforcement actions, regardless of outcome, could materially harm our business, financial condition, and results of operations.
Failure to comply with HIPAA, state privacy laws, or international data protection requirements could expose us to liability and disrupt our operations.
As described in the section entitled, “Information about Freenome—Privacy and Security Regulations,” we are or will be subject to HIPAA, state privacy laws such as the CCPA, and potentially the GDPR and other international privacy frameworks as we expand globally. These laws impose obligations related to the use, disclosure, security, and breach reporting of personal information. Non-compliance may result in civil monetary penalties, regulatory investigations, litigation, contractual liability, and reputational harm. Evolving legal requirements may increase our compliance burden and require modifications to our processes, systems, and data governance practices.
Changes in healthcare policy, including future healthcare reform measures, could adversely affect our business.
As described in the section entitled, “Information about Freenome—U.S. Healthcare Reform,” federal and state governments continue to propose and adopt healthcare reforms that impact coverage, reimbursement, payment methodologies, and market access. Future reforms could reduce payment rates, restrict coverage of preventive or diagnostic tests, impose new compliance obligations, or otherwise negatively affect demand for our future products. Because we cannot predict the scope or timing of future healthcare policy changes, their impact on our business is inherently uncertain.
We are subject to export and import controls, economic sanctions and anti-corruption laws and regulations of the U.S. and other jurisdictions. We can face criminal liability and other serious consequences for violations of these laws and regulations, which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Export controls and trade sanctions laws and regulations may restrict or prohibit altogether the provision, sale, or supply of our products to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions or an embargo. We are also subject to anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
If we or any third-party we engage now or in the future fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs or liabilities that could have a material adverse effect on our business.
We and any contract manufacturers and suppliers we engage are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and waste. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. With respect to the operations of our current and any future third party contract manufacturers, it is possible that if they fail to operate in compliance with applicable environmental, health and safety laws and regulations or properly dispose of wastes associated with our products, we could be held liable for any resulting damages, suffer reputational harm or experience a disruption in our operations. In addition, our supply chain may be adversely impacted if any of our third-party contract manufacturers become subject to injunctions or other sanctions as a result of their non-compliance with environmental, health and safety laws and regulations. Although we maintain general liability insurance as well as workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.
Further, our headquarters and laboratory facilities are located on a former landfill for which redevelopment or use is complicated by the presence or potential presence of a hazardous substance, pollutant, or contaminant. Although this has not impacted us to date, certain events could occur may require us to pay significant clean-up or other costs in order to maintain our operations. Such events include, but are not limited to, changes in environmental laws, discovery of new contamination, or unintended exacerbation of existing contamination. The occurrence of any such event could materially affect our ability to continue our business operations on such property.
Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA, CMS and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the U.S. and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We currently have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and our code of conduct and the other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations, lawsuits or other actions stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs or from coverage of commercial payers, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of our operations, which could have a significantly adverse impact on our business. Whether or not we are successful in defending against such actions, we could incur substantial costs and expenses, including legal fees, and divert the attention of management from the operation of our business.

Risks Related to Intellectual Property
If we are unable to obtain and maintain intellectual property protection for our technology, or if the scope of the intellectual property protection we obtain is not sufficiently broad, our competitors may develop and commercialize technology and tests similar or identical to ours, and our ability to successfully commercialize our products may be impaired.
Our ability to compete successfully will depend in part on our ability to obtain and/or enforce intellectual property protection for our tests and products, preserve our trade secrets, and operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. Filing, prosecuting, and defending intellectual property rights for our test, products and other technologies in all countries throughout the world may be prohibitively expensive and time-consuming. Furthermore, the laws of some foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the U.S. As a result, we may encounter significant problems in protecting and enforcing our intellectual property both in the U.S. and abroad.
We may not be able to file, prosecute, maintain, enforce, and/or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner, or in all jurisdictions, or at all. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. It is also possible that we may fail to identify patentable technologies in a timely fashion, which may impair our ability to obtain patent protection on such technology at all. Furthermore, in some cases, we have only filed provisional patent applications on certain aspects of our products and technologies, and these provisional patent applications are not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12-months the filing date of the applicable provisional patent application. In cases where we did not obtain patent protection for certain of our inventions, we may not be able to prevent third parties from practicing our inventions or from selling or importing tests made using our inventions in and into the U.S. or other jurisdictions.
Moreover, while we have applied for patents that protect aspects of our technology in the U.S. and several other jurisdictions, we cannot assure you that our intellectual property position, including our pending patent applications and any patents that may issue from our patent applications, will not be challenged or that all patents for which we have applied will be issued on a timely basis or at all, or that such patents will protect our technology, in whole or in part, or be issued in a form that will provide us with meaningful protection, prevent competitors from competing with us, or otherwise provide us with any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and any of our patents may be challenged in the courts or patent offices in the U.S. or abroad. As a result of such challenges, our pending or future patent applications may not result in issued patents, or the scope of future patents may not be as broad as we anticipate, or our future issued patents may be held invalid or unenforceable. If we were to lose patent coverage for any of our products or product candidates, this may adversely impact our commercial partnerships, which could put us at a competitive disadvantage with respect to commercialization.
Moreover, some of our future patent applications or patents that may issue from such patent applications may be co-owned with third parties, or a third party may claim to have an ownership interest in some of our patent applications. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patent applications or patents, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors may market competing products and technology. In addition, we may need the cooperation of any such co-owners in order to enforce such patents against third parties, and such cooperation may not be provided to us.
Our competitors or other third parties may be able to circumvent our future patents by developing similar or alternative technologies or tests in a non-infringing manner. Competitors could also set up laboratories outside the countries in which we have filed patent applications in order to compete without infringing upon our intellectual property, even if they collect patient samples from countries in which we do have patent protection. Competitors could also run machine learning models outside of the countries in which we have filed patent applications in order to compete without infringing upon our intellectual property, even if certain parts of the data from the models are used in countries in which we do have patent protection. If a third party obtains an issued patent on inventions we use in our products, that party could prevent us from using those inventions, and we may not be able to design around the third party’s patents or obtain a license on commercially reasonable terms, if at all. In addition, to the extent we may grant in the future, licenses or sublicenses of our intellectual property rights to third parties, we cannot provide any assurance that such intellectual property rights will not be used by those third parties in a manner that could compete with our business or otherwise negatively impact any competitive advantage provided by such intellectual property rights. We also cannot provide assurances that third-party patents or other intellectual property do not exist that our current or future technology, manufacturing methods, products, methods or tests infringe or will infringe, which could result in litigation, the imposition of injunctions preventing our use of such technology, manufacturing methods, products or future methods or tests, or require us to obtain licenses or pay royalties and/or other forms of compensation to third parties, which could be significant and could harm our results of operations. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition to the protection that may be afforded by future patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce, and any other elements of our technology and products that involve proprietary know-how, information or technology that will not be covered by future patents. We may also rely on trade secret protection as temporary protection for concepts that may be included in a future patent filing. However, trade secret protection will not protect us from innovations that a competitor develops independently of our proprietary know-how. If a competitor independently develops a technology that we protect as a trade secret and files a patent application on that technology, then we may not be able to patent that technology in the future, and may require a license from the competitor to use our own know-how, and if the license is not available on commercially viable terms or at all, then we may not be able to launch our product or may be prevented from using our product. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. Although we require all of our employees to assign their inventions to us and require all of our employees, consultants, advisors, and any third parties who have access to our trade secrets, know-how, and proprietary information or technology to enter into confidentiality agreements, we cannot be certain we have entered into such agreements with all applicable parties, and such agreements can be breached. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques, or determine our trade secrets through the reverse engineering of our products. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we may not be able to establish or maintain a competitive advantage in our market, and this scenario could materially adversely affect our business, financial condition, and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our products and other technologies, we also rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology, data, and other proprietary information and to maintain our competitive position. Some machine learning and algorithmic technologies are commonly protected as trade secrets rather than being patented. We expect our trade secrets and know-how to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.
Trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, directors, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, suppliers, service providers, consultants, advisors, and other third parties. It is also our policy to enter into confidentiality and invention or patent assignment agreements with our employees and consultants as well as to train our employees not to bring or use proprietary information or technology from former employers to us or use it in their work and remind departing employees when they leave their employment of their continuing confidentiality obligations. We cannot guarantee that we have entered into such agreements with each party that may have access to our trade secrets or proprietary technology and processes. Despite our efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. Some courts outside the U.S. are less willing or unwilling to protect trade secrets. For example, in China, claims regarding infringement or misappropriation of trade secrets are difficult to prove, and consequently plaintiffs are rarely successful in bringing these claims. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be misappropriated by, disclosed to, or independently developed by a competitor or other third party, our competitive position could be materially and adversely harmed.
Despite our active trade secret registry and training, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. Though our agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors, and consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. Because from time to time we expect to rely on third parties in the development, manufacture, and distribution of our products and provision of our services, we must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that future patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.
The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our products or technologies by obtaining and defending patents. We have 134 pending patent applications in our portfolio consisting of 27 pending U.S. patent applications and 107 pending foreign patent applications; however, we cannot predict:
•	if and when patents may issue based on our patent applications;
•	the scope of protection of any patent issuing based on our patent applications;
•	whether the claims of any patent issuing based on our patent applications will provide protection against competitors;
•	whether or not third parties will find ways to invalidate or circumvent our patent rights;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;
•	whether we will need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose; and/or
•	whether our patent applications will result in issued patents with claims that cover our products or technologies or uses thereof in the U.S. or in other jurisdictions.
We cannot be certain that the claims in our pending patent applications directed to our tests, products or technologies will be considered patentable by the U.S. Patent and Trademark Office (“USPTO”) or by patent offices in foreign countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our pending patent applications, or that we were the first to file for patent protection of such inventions. In some jurisdictions, including the U.S., certain cancer screening, detection and diagnostic inventions, or software- or machine learning-based inventions may be determined not to be patentable because they fail to meet patent eligibility requirements. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are uncertain. Given the amount of time required for the development, testing, and regulatory review of new diagnostic tests, patents protecting such tests might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing tests similar or identical to ours.
Even if patents do issue based on our patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, future patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our products or technologies is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize our products or technologies. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued future patents will be considered valid by courts in the U.S. or foreign countries. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and patent agencies outside of the U.S. over the lifetime of our patent applications and future patents. Such agencies also require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. In certain circumstances, we may in the future rely on our licensing partners to pay these fees and to take the necessary actions to comply with other requirements to maintain licensed patents during their term. We rely on industry-standard service providers to help us comply with these requirements and effect payment of these fees with respect to the patent applications and future patents that we own. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, third parties and other competitors might be able to enter the market with similar or identical tests or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. It is also possible that a deadline for the USPTO or a foreign patent office could be inadvertently missed during prosecution of our patents that may result in an unrecoverable loss of patent rights.
We may not be able to protect our intellectual property rights throughout the world.
Patents are of national or regional effect, and although we have pending patent applications in the U.S., filing, prosecuting and defending patents on all of our research programs and technologies in all jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S.
In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Diagnostic test inventions and machine learning inventions may not be able to be protected in foreign countries in the same manner or with the same scope as they are in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S. or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These competitor products may compete with our products or technologies, and our future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Various companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to the biotechnology and pharmaceutical industries, which could make it difficult for us to stop the infringement of our future patents or marketing of competing products in violation of our proprietary rights. Various countries outside the U.S. have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. As a result, a patent owner may have limited remedies in certain circumstances, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any future patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. As such, we do not know the degree of future protection that we will have on our technologies and products. While we will endeavor to protect our technologies and products with patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and unpredictable.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
•	others may be able to make products that are similar to ours but that are not covered by the claims of our patent applications or patents that may issue from such patent applications;
•	we or our collaborators or future licensors might not have been the first to make the inventions covered by a pending patent application or future patent that we own or license;
•	we or our collaborators or future licensors might not have been the first to file patent applications covering certain of our or their inventions;
•
others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our intellectual property or proprietary rights;

•
it is possible that noncompliance with the USPTO’s and foreign governmental patent agencies’ requirements for a number of procedural, documentary, fee payment, and other provisions during the patent process can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	it is possible that our pending patent applications will not lead to issued patents;
•	future issued patents that we own may be revoked, modified or held invalid or unenforceable, as a result of legal challenges by our competitors or other third parties;
•
our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;
•
we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own will result in issued patents with claims that are directed to our products or technologies in the U.S. or in other jurisdictions;

•
there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease detection, diagnostic, and/or screening technologies that prove successful, as a matter of public policy regarding worldwide health concerns;

•
countries other than the U.S. may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products or technologies;

•	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages or may be challenged by third parties;
•	if enforced, a court may not hold that our future patents are valid, enforceable and infringed;
•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;
•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property;
•	we may fail to adequately protect and police our trademarks and trade secrets;
•
the government could have the option to gain certain rights in inventions covered by our patents if the inventions relate to government grants received by us, especially if we do not meet certain grant requirements for inventions under the Bayh-Dole Act;

•
the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patent applications and future patents; and

•
the patents of others may have an adverse effect on our business if they are asserted against a third-party supplier for components, accessories, and/or materials that we utilize in our products; such an event could result in a disruption or interruption in supply from these suppliers, or in the operations of such suppliers, which may negatively impact our business, supply chain and laboratory operations and could delay our ability to develop and commercialize our tests, including our CRC genomics assay.

Should any of these or similar events occur, they could significantly harm our business, financial condition, results of operations and prospects.
Our success depends on our ability to develop and commercialize our technology without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
Our commercial success in part depends upon our ability, and the ability of our partners, to market, sell, and distribute our products and use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights of third parties. Many of our competitors have sizable patent portfolios that cover various aspects of cancer diagnostics and machine learning, including patents that may potentially be alleged to cover our products or technology. As our industry expands and more patents are issued, the risk increases that our products and technologies may be subject to claims of infringement of the patent rights of third parties. We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope, or expiration of a third-party patent, which might adversely affect our ability to develop and market our products. There can be no assurance that our operations do not, or will not in the future, infringe existing or future third-party patents. Identification of third-party patent rights that may be relevant to our operations is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases, and the difficulty in assessing the meaning of patent claims. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims, or the expiration of relevant patents, are complete or thorough, nor can we be certain that we identify each and every third-party patent and pending application in the U.S. and abroad that is relevant to or necessary for the commercialization of our products or technologies in any jurisdiction.
Numerous U.S. and foreign patents and pending patent applications exist in our technology space that are owned by third parties. Our competitors and other third parties in both the U.S. and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. Patent applications in the U.S. and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the U.S. can remain confidential until patents issue. In addition, patent applications in the U.S. and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products. As such, third parties may have patent applications now pending or recently revived patents of which we are unaware. Such patent applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. And even if we are aware of a certain third-party patent or patent application, we may incorrectly determine that our products are not covered by such third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the U.S. or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products. As such, we cannot provide any assurances that third-party patents do not currently, or will not in the future, exist which might be enforced against our current and future products and technology, and could result in either an injunction prohibiting their manufacture or future sales or an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.
There is considerable intellectual property litigation in the medical technology, biotechnology, diagnostic, and pharmaceutical industries, including in the cancer detection space. Our competitors have been involved in complex patent litigation and in some cases have settled their disputes via complex licensing arrangements. In addition, there is ongoing intellectual property litigation, the outcome of which could also impact future litigation involving our intellectual property or our ability to commercialize our products. We may become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference, derivation or other proceedings before the USPTO and similar bodies in other jurisdictions. Third parties may assert infringement claims against us based on existing patents or patents that may be issued in the future.
Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability or priority. In order to successfully challenge the validity of a U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be required to pay commercially significant monetary damages, obtain a license from such third party to continue developing, marketing, selling, and distributing our products, or to cease using the infringing technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement, misappropriation or other violation could prevent us from commercializing our products or force us to cease some of our operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we fail to comply with our obligations in the agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our future licensors, we could lose license rights that are important to our business.
We may need to obtain licenses from others to advance our research or allow commercialization of our products or technology without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. It is possible that we may be unable to obtain such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology or to develop or license replacement technology, any of which may not be feasible on a technical or commercial basis. If we are unable to obtain or maintain applicable licenses, we may be unable to commercialize certain of our products or continue to utilize our technology, which could harm our business, financial condition, results of operations, and prospects.
In addition, license, collaboration, development, research services and similar agreements can impose various development, diligence, commercialization, payment and other obligations on us. License agreements may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and/or commercialize certain products. Despite our efforts, future licensors might conclude that we have materially breached our obligations under such agreements or our sublicensees may fail to fulfill their obligations to us or materially breach related sublicense agreements, and our future licensors might therefore terminate the license agreements or otherwise modify our rights under those agreements, thereby removing or limiting our ability to develop and commercialize tests and technology covered by these license agreements or resulting in litigation. If our licenses are terminated, or if the underlying patents or other intellectual property fail to provide the anticipated market exclusivity, competitors or other third parties may have the freedom to seek regulatory approval of, and to market, tests highly similar to ours, or we may be required to cease commercialization of our products or use of our technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

In addition, the agreements under which we may license or otherwise obtain rights to intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations, which may lead to disputes between us and our future licensor, including:
•	the scope of rights granted under the agreement and other interpretation-related issues;
•	our financial and other obligations under the agreement;
•	whether and the extent to which our test, product and/or technology infringe, misappropriate or otherwise violate the intellectual property of the future licensor that is not subject to the agreement;
•	the sublicensing of patents and other rights;
•	our diligence and other obligations under the agreement and what activities satisfy those obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of the intellectual property by our partners and our future licensors; and
•	the priority of invention of patented technology.
The resolution of any contract disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. If we are required to engage in litigation to enforce or defend our rights under our license or other agreements, even if we are successful, such litigation could require significant financial resources, divert the attention of management and harm our business. Moreover, if disputes over intellectual property that we have licensed or otherwise obtained rights to prevent or impair our ability to maintain our current arrangements on commercially acceptable terms, or at all, we may be unable to successfully commercialize the affected product or technology. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our use of open-source software could subject our proprietary technology to unwanted open-source license conditions, subject us to possible litigation or otherwise negatively impact our business.
A portion of the software powering our CRC test incorporates open-source software, and we may incorporate open-source software into other offerings or products in the future. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations. Further, the outcome of such litigation may be particularly uncertain in some cases, because there is little legal precedent governing the interpretation of certain terms of common open-source licenses. In addition, if we combine our proprietary software with open-source software in a certain manner, under some open-source licenses, under certain circumstances we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours and harm our business. The use of open-source software can also lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software which, thus, may contain security vulnerabilities or infringing or broken code.
Developments in patent law could diminish the value of our future patents or otherwise have a negative impact on our business.
Changes in either the patent laws or interpretation of the patent laws in the U.S. or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”) enacted in September 2011, the U.S. transitioned to a first-inventor-to-file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention.
This requires us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either file any patent application related to our products or technologies or invent any of the inventions claimed in our patent applications or future patents.

In addition, the patent position of companies in our field is particularly uncertain. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress, the USPTO, or applicable authorities in other jurisdictions may change the standards of patentability and any such changes could have a negative impact on our business.
There have been various precedential decisions regarding patentable subject matter, which may be relevant to patents in the medical diagnostics and computer-implemented applications space. As a result, our efforts to seek patent protection for our technologies and products may be impacted by the evolving case law and guidelines/procedures issued by the USPTO, or authorities in other jurisdictions based on such changes in the law.
Further, the U.S. Congress has periodically sought to pass bills concerning subject matter eligible for patent protection. We cannot fully predict the impact that any such new law may have on our ability to obtain patent protection on our products and technologies, and our ability to operate in view of the patents controlled by third parties. These and other substantive changes to U.S. and foreign patent law and policy could affect our susceptibility to patent infringement claims and our ability to obtain patents and, if obtained, to enforce or defend them, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.
Patents have a limited lifespan in all jurisdictions around the world. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Extensions may be available for certain delays during the patent examination process, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products or technology are obtained, once the patent life has expired for a product, we may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products and technology, patents protecting such products or technology might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products or technologies similar or identical to ours for a meaningful amount of time, or at all.
Future issued patents covering our products and other technologies could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. and abroad.
If we initiate legal proceedings against a third party to enforce a future patent, the defendant could counterclaim that our asserted patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Third parties may raise claims challenging the validity or enforceability of our future patents before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our future patents in such a way that they no longer cover our technologies or products.
As of June 1, 2023, the Unitary Patent became available in Europe, which makes it possible for a patentee to obtain patent protection in up to 25 EU Member states by submitting a single request to the European Patent Office upon grant of a European patent. This is an alternative to the current, more expensive system of selecting and paying for validation of a patent in each specific EU state of interest. While a Unitary Patent will allow protection of numerous European states in a single patent, it also allows a competitor the possibility of invalidating a single patent in all European states in a single proceeding (unlike the current national court system where each EU country national patent must be challenged in the corresponding national court). The Unified Patent Court (“UPC”) also became available in Europe as of June 1, 2023. The UPC is an international court set up by participating EU Member States to address infringement and validity of both Unitary Patents and European national patents in a single court, as an alternative to the current system where infringement and validity is determined in national courts specific to the jurisdiction in which the European patent has been validated.
Since the Unitary Patent and the UPC are new, these are both untested, and it is currently unknown what effects these may have on the European patent system and how the related law may develop over time. It is not yet known if the UPC will be more or less favorable to patentees than national courts for each European jurisdiction. If we select validation of any allowed European patent as Unitary Patent, that patent will be governed by the UPC. For each European patent that is validated in an EU member state and not as a Unitary Patent, it is possible to opt out of the UPC by June 1, 2023, or even after this date (and there is a one-time option to opt back into the UPC). If we have not opted out of the UPC for any of our European patents, and a competitor brings an infringement or validity proceeding against us in the UPC, we will no longer be able opt out of the UPC, nor will we have the option to move the proceeding out of the UPC to a national court. If the UPC turns out to be a less favorable court compared to the current national courts, this could increase the chances that we lose the infringement or validity proceeding. If the UPC turns out to be a more favorable court than the current national courts, we have the option to have the UPC as our governing court, or to use the one-time option to opt back into the UPC if we had initially opted out. However, if a proceeding is brought by a competitor in a national court before we opt back into the UPC, we will no longer be able to opt into the UPC, nor will we have the option to move the proceeding out of the national court to the UPC. This could increase the chances that we lose the infringement or validity proceeding. While we plan to monitor the status of the law developing around Unitary Patents and the UPC, and seek guidance from time-to-time from European counsel, this uncertainty could weaken our patent protection in Europe.
The outcome of legal assertions of invalidity and unenforceability is unpredictable. For example, we cannot be certain that there is no invalidating prior publications or inventions of which we or the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products or other technologies. Any such loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.
We may be subject to claims asserting that our employees or contractors have infringed, misappropriated or otherwise violated the intellectual property or proprietary rights of their former employers or claims asserting an ownership interest in what we regard as our own intellectual property.
Our former, current, and future employees and contractors may have been previously employed at universities or other biotechnology, diagnostic technology or pharmaceutical companies, including our competitors or potential competitors and strategic partners. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that an employee or contractor has used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of such employee’s or contractor’s former employer. Litigation, which would be expensive, time-consuming, a distraction to management, and uncertain of outcome, may be necessary to defend against these claims.
In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, and any such agreement may not be self-executing. Such agreements may be breached, and we may be forced to bring claims against third parties or current or former employees or contractors, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, or be required to obtain a license, which may not be available to us on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management, which could harm our business.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common stock to decline.
During the course of any intellectual property litigation or proceeding, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.
We may become involved in lawsuits to protect, enforce or defend our intellectual property, which could be expensive, time-consuming and unsuccessful.
Competitors or other third parties may infringe, misappropriate or otherwise violate our future patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement or other violations, we may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe, misappropriate or otherwise violate their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents we assert is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not adequately compensate us for the losses that we suffer. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation.
Further, we may be required to defend the validity of our future patents through procedures created to allow third parties to attack the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
Our future patents may be challenged, narrowed, invalidated or circumvented. If our future patents are invalidated or otherwise limited or will expire prior to the commercialization of our products, other companies may be better able to develop products that compete with ours, which could adversely affect our competitive position, business prospects, results of operations and financial condition.
The following are non-limiting examples of litigation and other adversarial proceedings or disputes that we could become a party to involving our future patents:
•	we or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights;
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third parties may initiate litigation or other proceedings seeking to invalidate our patents or to obtain a declaratory judgment that their products or technology does not infringe our future patents or that such patents are invalid or unenforceable;

•
third parties may initiate, oppositions, inter partes review, post grant review, or reexamination proceedings challenging the validity or scope of our patent rights, requiring us or our collaborators and/or future licensors to participate in such proceedings to defend the validity and scope of our patents;

•	there may be a challenge or dispute regarding inventorship or ownership of future patents identified as being owned by us;
•
at our initiation or at the initiation of a third party, the USPTO may initiate an interference between patent applications or future patents owned by us and those of our competitors or other third parties, requiring us or our collaborators and/or future licensors to participate in an interference proceeding to determine the priority of invention, which could jeopardize our patent rights; or

•
third parties may seek approval to market products similar to our products prior to expiration of relevant future patents owned by us, requiring us to defend and enforce our future patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect our results of operations and divert the attention of our managerial, legal, and scientific personnel. There is a risk that a court or administrative body would decide that our future patents are invalid or not infringed by a third party’s activities, or that the scope of certain issued claims must be limited. An adverse outcome in a litigation or proceeding involving our future patents could limit our ability to assert such patents against competitors and may curtail or preclude our ability to exclude third parties from making, using and selling similar or competitive products. We may become more susceptible to these types of lawsuits and proceedings given the proliferation of competitors and other third parties pursuing intellectual property protections in our technology space. Any of these occurrences could adversely affect our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in foreign jurisdictions. Although we would typically be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In addition, third parties may file for registration of trademarks similar or identical to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such rights, we may not be able to use these trademarks to develop brand recognition of our own technologies and products. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Although the applicable agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.
If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.
We rely on patent protection as well as a combination of trademark, copyright, and trade secret protection and other contractual restrictions to protect our proprietary technologies and other intellectual property rights, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property, which may not be entirely successful, if at all.
However, trade secrets and/or confidential know-how are difficult to maintain as confidential. To maintain the confidentiality of this type of information, it is our policy to enter into confidentiality agreements with our employees, consultants, advisors, collaborators, contractors, and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual(s) or made known to the individual by us during the course of the individual’s relationship or work with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms, intentionally or unintentionally. Thus, despite such agreement, such inventions may become assigned to third parties. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants, contractors or others use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us or a current or future licensor is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual, or a third party or from that individual’s assignee. Such assignment or license may not be available on commercially reasonable terms or at all. The disclosure of our trade secrets could impair our competitive position and may materially harm our business, financial condition and results of operations.
Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements and theft of trade secret claims may vary from jurisdiction to jurisdiction. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. As such, adequate remedies may not exist in the event of unauthorized use or disclosure of our proprietary information.
In addition, others may independently discover or develop our trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery. Such persons may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, such persons could limit our use of our trade secrets and/or confidential know-how. Under certain circumstances and to guarantee our freedom to operate, we may also decide to publish some know-how to prevent others from obtaining patent rights covering such know-how.
Risks Related to Ownership of Our Stock
Anti-takeover provisions in the Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect following the Business Combination and Delaware law might discourage, delay or prevent a change in control of Freenome or changes in Freenome’s management and, therefore, depress the market price of New Freenome Common Stock.
The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect following the Business Combination contain provisions that could depress the market price of New Freenome Common Stock by acting to discourage, delay or prevent a change in control of New Freenome or changes in New Freenome’s management that the stockholders of New Freenome may deem advantageous. These provisions, among other things, include:
•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;
•	a prohibition on stockholder actions through written consent, which requires that all stockholder actions be taken at a meeting of stockholders of New Freenome;
•
a requirement that special meetings of stockholders be called only by the New Freenome Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office;

•	advance notice requirements for stockholder proposals and nominations for election to the New Freenome Board;
•
a requirement that no member of the New Freenome Board may be removed from office by New Freenome’s stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of New Freenome’s voting stock then entitled to vote in the election of directors;

•	a requirement of approval of not less than two-thirds of all outstanding shares of New Freenome’s voting stock to amend any bylaws by stockholder action; and
•
the authority of the New Freenome Board to issue preferred stock on terms determined by the New Freenome Board without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of New Freenome’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Any provision of the Proposed Certificate of Incorporation, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for New Freenome’s stockholders to receive a premium for their shares of New Freenome capital stock and could also affect the price that some investors are willing to pay for New Freenome Common Stock.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If industry analysts cease coverage of us or fail to publish reports on us regularly, the trading price for our common stock could be adversely affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.
We do not intend to pay dividends on our capital stock.
We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our ability to pay cash dividends on our capital stock may be prohibited or limited by the terms of any current or future debt financing arrangement. Any return to stockholders will therefore be limited to the increase, if any, in the price of our common stock.
If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, holders of Freenome’s securities may be required to pay substantial U.S. federal income taxes.
The U.S. federal income tax consequences of the Mergers generally will depend on whether the Mergers, taken together, qualify as a “reorganization” for U.S. federal income tax purposes. If the Mergers fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) generally would recognize gain or loss for U.S. federal income tax purposes on the Freenome Common Stock exchanged for New Freenome Common Stock in the Mergers. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information set forth below under “Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Consequences of the Mergers to U.S. Holders of Freenome Common Stock”).
General risk factors
If we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be reevaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We have started the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company or a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.
Unfavorable global economic conditions could adversely affect our business, financial condition, stock price and results of operations.
U.S. and global markets have experienced extreme volatility and disruptions (including as a result of actual or perceived changes in interest rates, inflation and macroeconomic uncertainties), which has included severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high inflation, uncertainty about economic stability, global supply chain disruptions, and increases in unemployment rates. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact our business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs for us or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. We continue to assess the legislation as it develops to determine whether it could have an effect on our contractual relationships. Furthermore, any disruptions to our supply chain as a result of unfavorable global economic conditions, including due to geopolitical conflicts or public health crises, could negatively impact the timely execution of our commercialization activities or future clinical trials. In addition, current inflationary trends in the global economy may impact salaries and wages, costs of goods and transportation expenses, among other things, and recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures may create market and economic instability. We cannot anticipate all of the ways in which the foregoing, and the current economic climate and financial market conditions generally, could adversely impact our business.
We may be a party to litigation in the normal course of business or otherwise, which could affect our business and financial position.
From time to time, we are a party to or otherwise involved in legal proceedings, claims and government investigations, and other legal matters arising in the ordinary course of our business or otherwise. Additionally, the distribution, sale, use, and results of our product could lead to liability claims. Legal proceedings can be complex and take many months, or even years, to reach resolution, with the final outcome depending on a number of variables, some of which are not within our control. From time to time, we may also be compelled to protect our business interests through the initiation of litigation against others. Litigation, whether offensive or defensive, is subject to significant uncertainty and may be expensive, time-consuming, and disruptive to our operations.
Although we will vigorously defend and advocate for ourselves in such legal proceedings, their ultimate resolution and potential financial and other impacts on us are uncertain. For these and other reasons, we may choose to settle legal proceedings and claims, regardless of their actual merit. If a legal proceeding is resolved against us, it could result in significant compensatory damages, and in certain circumstances punitive or trebled damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief imposed on us. Even if litigation is resolved in our favor, costs and disruptions to the Company may have a negative impact on business. If our existing insurance does not cover the amount or types of damages awarded, or if other resolution or actions taken as a result of a legal proceeding were to restrain our ability to operate, our financial position, results of operations or cash flows could be materially adversely affected. Any claim brought against us, with or without merit, could increase our liability insurance rates or prevent us from securing insurance coverage in the future. In addition, legal proceedings, and any adverse resolution thereof, can result in adverse publicity and damage to our reputation, which could adversely impact our business.
The amounts we record for legal contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. While we have accrued for certain potential legal liabilities, there is no guarantee that additional costs will not be incurred beyond the amounts accrued.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
Our federal net operating loss (“NOL”) carryforwards may be unavailable to offset future taxable income because of restrictions under U.S. tax law. Under the Tax Cut and Jobs Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act, our federal NOLs may be carried forward indefinitely, but for taxable years beginning after December 31, 2020, the deductibility of federal NOL carryforwards generated in tax years beginning after December 31, 2017 is limited to 80% of our current year taxable income. As of December 31, 2025, we had available federal NOL carryforwards of approximately $893.0 million, which are indefinite, and $21.2 million with 2036-2037 expiration years, as well as available state NOL carryforwards of approximately $825.1 million with 2036-2045 expiration years.
In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points (by value) over a rolling three-year period), the corporation’s ability to use its pre-change NOL carryforwards and certain other pre-change tax attributes to offset its post-change taxable income may be limited. Similar rules may apply under state tax laws. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of shifts in our stock ownership, some of which are outside our control. We have not conducted any studies to determine annual limitations, if any, that could result from such changes in the ownership. There is also a risk that due to regulatory changes, such as suspensions on the use of NOL carryforwards, or other unforeseen reasons, our existing NOL carryforwards could expire or otherwise be unavailable to offset future income tax liabilities. Because our ability to utilize our NOL carryforwards is uncertain, this could have a material adverse effect on our cash flows and results of operations.

Changes in tax laws or regulations or exposure to tax liabilities could adversely affect our financial condition and results of operations.
We are subject to tax in multiple U.S. tax jurisdictions and in foreign tax jurisdictions as we continue to expand internationally. As we grow, the development of our tax strategies requires additional expertise and may impact how we conduct our business. Our future effective tax rates could be unfavorably affected by changes in, or interpretations of, tax rules and regulations in the jurisdictions in which we do business or by changes in the valuation of our deferred tax assets and liabilities. Furthermore, we provide for certain tax liabilities that involve significant judgment. We are subject to the examination of our tax returns by federal, state, and foreign tax authorities, which could focus on our intercompany transfer pricing methodology as well as other matters. If our tax strategies are ineffective or we are not in compliance with domestic and international tax laws, our financial position, operating results, and cash flows could be adversely affected.
Risks Related to the Business Combination and PCSC
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “PCSC,” “we,” “us” or “our” refers to PCSC prior to the Business Combination and to New Freenome and its subsidiaries following the Business Combination.
Our Sponsor and our initial shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each other initial shareholder, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of their PCSC Class A Shares and PCSC Class B Shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares.
Since the initial shareholders, including PCSC’s directors and officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Freenome is appropriate as our initial business combination. Such interests include that Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the PCSC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including PCSC’s directors and officers, have interests in such proposal that are different from, or in addition to, those of PCSC shareholders generally.
These interests include that our initial shareholders will lose their entire investment in us if our initial business combination is not completed (other than with respect to public shares they may have acquired or may acquire in the future), and that the initial shareholders will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate PCSC. Further, the personal and financial interests of the Sponsor, the Perceptive PIPE Investor, which is an investor in Freenome prior to the consummation of the Business Combination, as well as PCSC’s officers and directors may have influenced their motivation in identifying and selecting Freenome as a business combination target and completing the Business Combination with Freenome and influencing the operation of the business following the Business Combination. In considering the recommendations of the PCSC Board to vote for the proposals, PCSC shareholders should consider these interests as well as, among other things, the interests described below:
•
the fact that our initial shareholders have agreed not to redeem any PCSC Class A Shares or PCSC Class B Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that our initial shareholders have agreed to vote any PCSC Class A Shares or PCSC Class B Shares owned by them in favor of the Business Combination Proposal;

•
the fact that the initial shareholders, including the Sponsor and certain of PCSC’s officers and directors (including those that are members of the Sponsor), have invested in PCSC an aggregate of $2,887,500, comprised of the $25,000 purchase price for the 2,156,250 PCSC Class B Shares and the $2,862,500 purchase price for 286,250 private placement shares. Subsequent to the initial purchase of the PCSC Class B Shares by the Sponsor, the Sponsor transferred to each of the three independent directors 30,000 PCSC Class B Shares. Such shares will have a significantly higher value at the time of the Business Combination or be worthless if the Business Combination is not consummated and PCSC is liquidated by June 13, 2026 (unless such date is extended in accordance with the Existing Governing Documents);

•
the fact that the initial shareholders and PCSC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares subsequently acquired by them) held by them if PCSC fails to complete an initial business combination by June 13, 2026;

•	the fact that the Investor Rights Agreement will be entered into by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal);
•
the fact that the Business Combination Agreement provides for the continued indemnification of PCSC’s existing directors and officers and requires New Freenome to maintain the in effect for a period of six years, a “tail” policy providing directors’ and officers’ liability insurance coverage for PCSC’s existing directors and officers after the Business Combination;

•
the fact that the Sponsor and PCSC’s officers and directors will lose their entire investment in PCSC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 13, 2026;

•
the fact that if the trust account is liquidated, including in the event PCSC is unable to complete an initial business combination by June 13, 2026, the Sponsor has agreed to indemnify PCSC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which PCSC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PCSC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that if the Business Combination or another business combination is not consummated by the June 13, 2026 and if PCSC does not otherwise amend the Existing Governing Documents to extend the time period during which PCSC may consummate a business combination, PCSC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding PCSC Class A Shares for cash and, subject to the approval of its remaining shareholders and the PCSC Board, liquidating and dissolving;

•
the fact that the Investor Rights Agreement was entered into with the initial shareholders, the Perceptive PIPE Investor and certain Freenome stockholders, which, among other things, (a) gives the initial shareholders, the Perceptive PIPE Investor, certain Freenome stockholders certain registration rights, including the right to have the offer and sale of their shares of New Freenome Common Stock registered on a resale registration statement to be filed by New Freenome shortly after the consummation of the Business Combination, and (b) subjects the shares of New Freenome Common Stock beneficially owned or owned of record by the Sponsor, the Perceptive PIPE Investor, certain officers and directors of PCSC and New Freenome (including any PIPE Shares or shares of New Freenome Common Stock issued pursuant to the Business Combination Agreement) to a 180-day lock-up period beginning on the Closing Date;

•
the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the PCSC Class B Shares, and agreed to be bound by certain transfer restrictions with respect to PCSC Shares prior to the consummation of the Business Combination, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement;

•
the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares of New Freenome Common Stock in the PIPE Financing, subject to the terms and conditions set forth in the Subscription Agreement executed by the Perceptive PIPE Investor;

•
the fact that the Perceptive PIPE Investor, which is an affiliate of the Sponsor and certain of PCSC’s directors and officers, has a fully diluted equity ownership stake in Freenome of 6.85% (representing shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock), which will convert into 5,615,003 shares of New Freenome Common Stock, or an approximately 4.99% equity stake in New Freenome in connection with the Business Combination;

•	the fact that Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal, M.D. are affiliated with the Perceptive PIPE Investor;
•
the right of the Sponsor and the Perceptive PIPE Investor to hold shares of New Freenome Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions; and

•	the fact that PCSC may be entitled to distribute or pay over funds held by PCSC outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.
See “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for additional details.
The personal and financial interests of the initial shareholders as well as PCSC’s directors and officers may have influenced their motivation in identifying and selecting Freenome as business combination targets, completing an initial business combination with Freenome and influencing the operation of the business following the initial business combination. In considering the recommendations of the PCSC Board to vote for the proposals, its shareholders should consider these interests.
None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding PCSC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Freenome following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New Freenome Common Stock on Nasdaq or another national securities exchange.
In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.
Any purchases by the Sponsor and PCSC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and PCSC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase public shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
•
this proxy statement/prospectus would disclose the possibility that our sponsor, directors, officers, advisors or any of their affiliates may purchase shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•
if our sponsor, directors, officers, advisors or any of their affiliates were to purchase shares from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•
this proxy statement/prospectus would include a representation that any of our securities purchased by our sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination;

•
our sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to such securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before the extraordinary general meeting to approve the Business Combination, the following material items:
•	the amount of the public shares purchased outside of the redemption offer by our sponsor, directors, officers, advisors or any of their affiliates, along with the purchase price;
•	the purpose of the purchases by our sponsor, directors, officers, advisors or any of their affiliates;
•	the impact, if any, of the purchases by our sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;
•
the identities of our shareholders who sold to our sponsor, directors, officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of such shareholders (e.g., 5% security holders) who sold to our sponsor, directors, officers, advisors or any of their affiliates; and

•	the number of our public shares for which we have received redemption requests pursuant to our redemption offer.
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters.
In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a transaction with a special purpose acquisition company, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, PIPE investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a business combination with a special purpose acquisition company may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with special purpose acquisition company transactions and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the Business Combination.
The exercise of PCSC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PCSC’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require PCSC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Freenome or to waive rights that PCSC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Freenome’s business, a request by Freenome to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Freenome’s business and would entitle PCSC to terminate the Business Combination Agreement. In any of such circumstances, it would be at PCSC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PCSC does not believe there will be any changes or waivers that PCSC’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, PCSC will circulate a new or amended proxy statement/prospectus and resolicit PCSC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Past performance by our management team or their affiliates, including Perceptive Advisors, ARYA Sciences Acquisition Corp., ARYA Sciences Acquisition Corp II, ARYA Sciences Acquisition Corp III, ARYA Sciences Acquisition Corp IV, or their respective business combination targets, may not be indicative of future performance of an investment in PCSC or New Freenome.
Past performance by our management team or their affiliates, including Perceptive Advisors, ARYA Sciences Acquisition Corp., ARYA Sciences Acquisition Corp II, ARYA Sciences Acquisition Corp III, ARYA Sciences Acquisition Corp IV, or their respective business combination targets, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of our management team or their affiliates, including Perceptive Advisors, ARYA Sciences Acquisition Corp., ARYA Sciences Acquisition Corp II, ARYA Sciences Acquisition Corp III, ARYA Sciences Acquisition Corp IV, or their respective business combination targets, as indicative of the future performance of an investment in PCSC or New Freenome or the returns PCSC or New Freenome will, or is likely to, generate going forward.
The Business Combination may be completed even though material adverse effects may result from the public announcement or completion of the proposed Business Combination, general business or economic conditions, industry-wide changes, and other causes.
In general, either PCSC or Freenome can refuse to complete the Business Combination if there is a material adverse effect, event, change or occurrence affecting the other party between the signing date of the Business Combination Agreement and the planned closing of the Business Combination. However, certain types of changes, events, effects or occurrences do not permit either party to refuse to complete the Business Combination under the terms of the Business Combination Agreement, even if such change could be said to have a material adverse effect on the relevant party. See “The Business Combination Proposal—Material Adverse Effect” for a description of such changes, events, effects or occurrences.
Furthermore, PCSC or Freenome may waive the occurrence of any material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, New Freenome’s financial condition and results of operations may be adversely affected.
The Freenome Stockholders, the Sponsor and the Perceptive PIPE Investor, will have significant influence over us after completion of the Business Combination.
Based on the assumptions discussed in “Business Combination Proposal—Ownership of New Freenome Immediately Following the Business Combination,” upon the completion of the Business Combination, (A) the Freenome Stockholders (excluding the Perceptive PIPE Investor), will own, collectively, approximately 58.2% of the outstanding New Freenome Common Stock, assuming that none of PCSC’s outstanding Public Shares are redeemed in connection with the Business Combination or approximately 61.83% of the outstanding New Freenome Common Stock, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario in connection with the Business Combination and (B) the Sponsor and the Perceptive PIPE Investor will own, collectively, approximately 11.96% of the outstanding New Freenome Common Stock, assuming that none of PCSC’s outstanding Public Shares are redeemed in connection with the Business Combination or approximately 12.71% of the outstanding New Freenome Common Stock, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario in connection with the Business Combination. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders may have purchased their shares at prices substantially below the price at which shares are being sold in this transaction and have held their shares for a longer period, they may be more interested in selling the Company to an acquirer than other investors or they may want New Freenome to pursue strategies that deviate from the interests of other stockholders.
PCSC and Freenome will incur significant transaction and transition costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to New Freenome for other corporate purposes.
PCSC and Freenome have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. PCSC and Freenome may also incur unanticipated costs associated with the Business Combination, including costs driven by New Freenome becoming a public company and the listing of the New Freenome Common Stock on a U.S. stock exchange, and these unanticipated costs may have an adverse impact on the results of operations of Freenome following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of the combined company or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement.
PCSC and Freenome cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all. Additionally, the costs related to the Business Combination could be significantly higher than anticipated, which could impact the benefits of the Business Combination.
The Business Combination may be subject to antitrust or foreign investment laws and regulations, which may adversely affect our business and results of operations.
The completion of the Business Combination may be subject to, among other things, the clearance by antitrust, competition, and foreign investment authorities pursuant to applicable antitrust and foreign investment laws and regulations. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Freenome’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If Freenome and PCSC agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on New Freenome’s business and results of operations.
At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust and foreign investment laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust and foreign investment laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust or foreign investment grounds, and, if such a challenge is made, we cannot assure you as to its result.

The Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the U.S. (“CFIUS”).
Certain transactions that involve a “U.S. business” (as defined in 31 C.F.R. § 800.252) and a non-U.S. individual or entity (a “foreign person,” as defined in 31 C.F.R. § 800.224) may be subject to review and approval by CFIUS. Whether a transaction is a “covered transaction” (as defined in 31 C.F.R. § 800.213), which CFIUS has jurisdiction to review depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.
For example, transactions that result in “control” (as defined in 31 C.F.R. § 800.208) of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-“control” transactions that afford a foreign person certain information, governance, and/or access rights in a U.S. business that has a qualifying nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations (31 C.F.R. §§ 800.215, 212, 241). Foreign investments in U.S. businesses that deal in “critical technology” or that involve certain foreign government interests may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fine. The parties believe that Freenome does not operate a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, the parties are not required to submit a CFIUS filing with respect to the Business Combination. Nevertheless, CFIUS may determine that it has jurisdiction over the Business Combination.
CFIUS may decide to investigate, delay, or block the Business Combination, or impose conditions with respect to it, which may delay or prevent the parties from consummating the Business Combination. Because we have only a limited time to complete our initial business combination, our failure to obtain any approvals within the requisite time period may require us to liquidate. In such event, our shareholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment. For more information, also see “Summary—Question and Answers for Shareholders of PCSC—Who is our sponsor.”
Subsequent to consummation of the Business Combination, New Freenome may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to New Freenome has identified all material issues or risks associated with New Freenome, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of New Freenome’s control and outside of our control will not later arise. As a result of these factors, New Freenome may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Freenome’s financial condition and results of operations and could contribute to negative market perceptions about our securities or New Freenome. Accordingly, any shareholders of PCSC who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Freenome, some of whom may be from PCSC and Freenome, and some of whom may join New Freenome following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Freenome.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of PCSC’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Freenome’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Freenome’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Freenome being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Freenome at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New Freenome following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your public shares.
At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) the Aggregate Transaction Proceeds Condition.
If a larger number of public shares are submitted for redemption than we initially expected, and the Aggregate Transaction Proceeds Condition is not met, Freenome may elect not to consummate the Business Combination. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the funds in the Trust Account until we liquidate the Trust Account.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by our shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal—Conditions to Closing of the Business Combination.”
If the Closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Freenome to each lose some or all of the intended benefits of the Business Combination.
During the pendency of the Business Combination, Freenome and PCSC are prohibited from entering into certain transactions that might otherwise be beneficial to Freenome, PCSC or their respective shareholders.
Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Freenome and PCSC are subject to certain limitations on the operations of their businesses, as summarized under the section titled “Business Combination Proposal—Covenants of the Parties.” The limitations on Freenome’s and PCSC’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning Freenome or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Freenome, which could negatively affect Freenome’s business, prospects and growth. Third parties may seek to change existing agreements with Freenome as a result of the Business Combination for these or other reasons.
The announcement and pendency of the Business Combination could adversely affect Freenome’s business, cash flows, financial condition or results of operations.
The announcement and pendency of the Business Combination could cause disruptions in and create uncertainty surrounding Freenome’s business, including with respect to Freenome’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Freenome’s business, cash flows, financial condition or results of operations, irrespective of whether the Business Combination is completed. The business relationships of Freenome may be subject to disruption as customers, suppliers and other persons with whom Freenome has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
Because PCSC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the U.S. upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or officers.
Currently, PCSC’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. PCSC is also subject to the federal securities laws of the U.S. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of the PCSC Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the U.S.
There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the U.S. obtained against it or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state in the U.S.; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PCSC or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state in the U.S., so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments obtained in the federal or state courts of the U.S., the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment (i) must be final and conclusive, (ii) must be given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction) and (iii) must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the PCSC Board or controlling shareholders than they would as public shareholders of a U.S. company.
PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome.
Under the Business Combination Agreement, the number of shares of New Freenome Common Stock to be issued to Freenome Stockholders (excluding the Perceptive PIPE Investor), in connection with the First Merger is estimated to be approximately 61.83% of the issued and outstanding shares of New Freenome Common Stock immediately following the consummation of the Business Combination, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario. Therefore, PCSC shareholders will experience immediate dilution. Currently, the public shareholders own approximately 77.9% of the issued and outstanding PCSC ordinary shares. As described in more detail below, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario, and without giving effect to any dilutive instruments, such as the exercise of the Rollover Options, the vesting of the Rollover RSU Awards and the conversion of the Roche Convertible Note, it is expected that immediately after the consummation of the Business Combination, the public shareholders (excluding the Perceptive PIPE Investor) will hold approximately 1.74% of the issued and outstanding New Freenome Common Stock.
The initial shareholders control the election of the PCSC Board until closing of a business combination and hold a substantial interest in PCSC. As a result, only the initial shareholders may appoint all of PCSC's directors and they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
The initial shareholders own the PCSC Class B Shares which entitle the holders thereof to appoint all of PCSC's directors prior to the closing of the initial business combination. Holders of PCSC Class B Shares have the exclusive right prior to the closing of PCSC's initial business combination to appoint PCSC's directors. Accordingly, as holders of the PCSC Class A Shares, PCSC public shareholders do not have the right to vote on the appointment of directors prior to consummation of the Business Combination. These provisions of the Existing Governing Documents may only be amended by a special resolution of the holders of the PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued PCSC Class B Shares present in person or represented by proxy at a general meeting of the shareholders of PCSC and entitled to vote on such matter. As a result, holders of PCSC public shares do not have any influence over the appointment of directors of PCSC prior to the closing of an initial business combination.
In addition, as a result of their substantial ownership in PCSC, the initial shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that PCSC shareholders do not support, including amendments to the amended and restated memorandum and articles of association of PCSC and approval of major corporate transactions, including the Business Combination. Accordingly, the initial shareholders exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.
The Sponsor, as well as Freenome, our directors, officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our PCSC Class A Shares.
As of the date of this proxy statement/prospectus, there are 11,067,500 PCSC Shares issued and outstanding, which includes an aggregate of 286,250 private placement shares, which are PCSC Class A Shares, held by the Sponsor and 2,156,250 PCSC Class B Shares held by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding PCSC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
If such purchases occur, the public “float” of New Freenome following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New Freenome Common Stock on Nasdaq or another national securities exchange.
In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.
Any purchases by the Sponsor and PCSC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and PCSC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor and PCSC’s officers and directors and/or their respective affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
•
this proxy statement/prospectus would disclose the possibility that the Sponsor and PCSC’s officers and directors and/or their respective affiliates may purchase shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•
if the Sponsor and PCSC’s officers and directors and/or their respective affiliates were to purchase shares from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•
this proxy statement/prospectus would include a representation that any of our securities purchased by the Sponsor and PCSC’s officers and directors and/or their respective affiliates would not be voted in favor of approving the Business Combination;

•
the Sponsor and PCSC’s officers and directors and/or their respective affiliates would not possess any redemption rights with respect to such securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before the extraordinary general meeting to approve the Business Combination, the following material items:
○	the amount of the Public Shares purchased outside of the redemption offer by our sponsor, directors, officers, advisors or any of their affiliates, along with the purchase price;
○	the purpose of the purchases by our sponsor, directors, officers, advisors or any of their affiliates;
○	the impact, if any, of the purchases by our sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;
○
the identities of our shareholders who sold to our sponsor, directors, officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of such shareholders (e.g., 5% security holders) who sold to our sponsor, directors, officers, advisors or any of their affiliates; and

○	the number of our Public Shares for which we have received redemption requests pursuant to our redemption offer.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in PCSC’s initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.
Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a third party vendor (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
The PCSC Board may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per public share.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the PCSC Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or a bankruptcy or other court could seek to recover all amounts received by our shareholders.
In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders (but no more than such distributions) could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
The Business Combination, and New Freenome after the consummation of the Business Combination, may be materially adversely affected by the recent and ongoing military action between Russia and Ukraine.
On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage. Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the U.S., the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic.

The situation is rapidly evolving as a result of the conflict in Ukraine, and the U.S., the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our ability to finance the Business Combination, and the business, financial condition and results of operations of New Freenome after the consummation of the Business Combination may be materially adversely affected.
Macro-economic turbulence and instability relating to recent and ongoing global conflicts and other drivers of uncertainty may adversely affect our business, investments and results of operations and our ability to successfully consummate the Business Combination.
A deterioration in economic conditions and related drivers of global uncertainty and change, such as reduced business activity, high unemployment, rising interest rates, housing prices, and energy prices (including the price of gasoline), increased consumer indebtedness, lack of available credit, the rate of inflation, and consumer perceptions of the economy, as well as other factors, such as terrorist attacks, protests, looting, and other forms of civil unrest, cyber attacks and data breaches, public health emergencies (such as the COVID-19 pandemic and other epidemics), extreme weather conditions and climate change, significant changes in the political environment, political instability, armed conflict (such as the ongoing military conflict between Ukraine and Russia, the geopolitical instability in Venezuela, the war in Iran and the broader conflict and escalating tensions in the Middle East) and/or public policy, including increased state, local or federal taxation, could adversely affect our financial condition, the financial condition of Freenome, or the financial condition of New Freenome if we successfully consummate the Business Combination.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate PCSC. Were we to liquidate, our securityholders would lose the investment opportunity associated with an investment in New Freenome, including any potential price appreciation of our securities.
Initially, the funds in the Trust Account had, since our initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we liquidated the U.S. government treasury obligations or money market funds held in the Trust Account and instructed Continental, the trustee with respect to the Trust Account, to maintain the funds in the trust account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or the liquidation of PCSC. Interest on such deposit account is currently approximately 4.3% per annum, but such deposit account carries a variable rate and PCSC cannot assure you that such rate will not decrease or increase significantly. Following such liquidation, we have received minimal interest on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, the decision to hold all funds in the Trust Account in cash items has reduced the dollar amount our Public Shareholders would receive upon any redemption or liquidation of PCSC.
On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of 125 days following the publication of the 2024 SPAC Rules in the Federal Register, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies “SPACs”) that were released on March 30, 2022. In the adopting release for the 2024 SPAC Rules, the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would either register as an investment company or wind down and abandon our efforts to complete an initial business combination and instead to liquidate PCSC.
New Freenome does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes-Oxley Act.
New Freenome does not have experience operating as a public company subject to U.S. federal securities laws. Freenome’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. New Freenome’s failure to comply with all applicable laws, rules and regulations could subject New Freenome to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.
Neither New Freenome nor Freenome has previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. New Freenome may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.
As a public company subject to U.S. federal securities laws, New Freenome will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.
If it fails to adequately implement the required governance and control framework, New Freenome may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm New Freenome’s reputation, and cause the market price of New Freenome Common Stock to decline.
Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to New Freenome’s reputation, business, financial condition, operating results and stock price.
The price of New Freenome Common Stock may be volatile.
Upon consummation of the Business Combination, the price of New Freenome Common Stock may fluctuate due to a variety of factors, including:
•	changes in the industries in which New Freenome and its customers operate;
•	variations in its operating performance and the performance of its competitors in general;
•	actual or anticipated fluctuations in New Freenome’s quarterly or annual operating results;
•	publication of research reports by securities analysts about New Freenome or its competitors or its industry;
•	the public’s reaction to New Freenome’s press releases, its other public announcements and its filings with the SEC;
•	New Freenome’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Freenome or its competitors may give to the market;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting its business;
•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;

•	actual, potential or perceived control, accounting or reporting problems;
•	commencement of, or involvement in, litigation involving New Freenome;
•	changes in New Freenome’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of New Freenome Common Stock available for public sale;
•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section or the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
These market and industry factors may materially reduce the market price of New Freenome Common Stock regardless of the operating performance of New Freenome.
Since the completion of PCSC’s initial public offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours or the ones from New Freenome following the Business Combination may be more volatile than other securities and may involve special risks.
Since the completion of PCSC’s initial public offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2023, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the New Freenome securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float for the shares of New Freenome Common Stock following the Closing, which may cause further volatility in the price of New Freenome securities and adversely impact New Freenome’s ability to secure financing following the closing of the Business Combination.
Securities of companies formed through mergers with special purpose acquisition companies such as the ones from New Freenome may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.
As with most special purpose acquisition companies’ initial public offerings in recent years, PCSC issued shares for $10.00 per share upon the closing of its initial public offering. As with other special purpose acquisition companies, the $10.00 per share price of PCSC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of the combined company, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Freenome Common Stock to drop significantly, even if New Freenome’s business is doing well.
Sales of a substantial number of shares of New Freenome Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Freenome Common Stock.
We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Freenome Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. For more information, also see “Shares Eligible For Future Sale And Securities Act Restrictions On Resale Of New Freenome Common Stock.”
Although the Perceptive Shareholders and certain Freenome stockholders will be subject to certain restrictions regarding the transfer of New Freenome Common Stock, these shares may be sold after the expiration of the respective Lock-up Agreements. We intend to file one or more registration statements prior to or shortly after the closing of the

Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Freenome Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our PCSC Class A Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
The Business Combination will result in changes to the composition of the board of directors of Freenome, which may affect the strategy of New Freenome.
Upon the consummation of the Business Combination, the composition of the New Freenome Board will change from the current boards of directors of PCSC and Freenome. This new composition of the New Freenome Board may affect New Freenome’s business strategy and operating decisions upon the completion of the Business Combination.
The Nasdaq may not list New Freenome’s securities on its exchange, which could limit investors’ ability to make transactions in New Freenome’s securities and subject New Freenome to additional trading restrictions.
An active trading market for New Freenome’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Freenome’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Freenome’s securities are listed on Nasdaq, New Freenome may be unable to maintain the listing of its securities in the future.
Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. New Freenome intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, New Freenome expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Business Combination, PCSC and Freenome expect that New Freenome will comply with the initial listing rules of the Nasdaq Capital Market by issuing at Closing a sufficient number of shares of unrestricted New Freenome Common Stock to existing Freenome stockholders that will not be directors, officers and/or 10% or larger stockholders of New Freenome. See the section entitled “Adjournment Proposal” for additional information.
Even if New Freenome’s securities are listed on Nasdaq, Nasdaq may take steps to de-list the New Freenome Common Stock. If New Freenome fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Freenome would not be required to consummate the Business Combination. In the event that Freenome elected to waive this condition, and the Business Combination was consummated without New Freenome’s securities being listed on the Nasdaq or on another national securities exchange, New Freenome could face significant material adverse consequences, including:
•	a limited availability of market quotations for New Freenome’s securities;
•	reduced liquidity for New Freenome’s securities;
•
a determination that New Freenome Common Stock is a “penny stock” which will require brokers trading in New Freenome Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Freenome’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Freenome’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for New Freenome following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.
While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
The Perceptive PIPE Investor, an affiliate of our Sponsor, is a significant shareholder of Freenome and has a board designee, which raises potential conflicts of interest.
We have decided to acquire Freenome, of which the Perceptive PIPE Investor, an affiliate of our Sponsor, is a shareholder and has a board designee. The PCSC Board took several steps to mitigate potential conflicts of interest, including requiring Special Committee approval of the Business Combination as a condition precedent to the PCSC Board’s approval of the Business Combination. The Special Committee engaged Scalar to provide an opinion to the Special Committee that the Consideration (as defined in such opinion) to be delivered to the PCSC Unaffiliated Shareholders pursuant to the Business Combination Agreement is fair from a financial point of view to the holders of

PCSC Class A Shares (other than the Excluded Parties), without giving effect to any impact of the Business Combination on any particular holder of PCSC Class A Shares other than in its capacity as a holder of PCSC Class A Shares. However, potential conflicts of interest still exist, and as a result, the terms of the Business Combination may not be as advantageous to our public shareholders as they would be absent any conflicts of interest. See the section titled “Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for further information.
The fairness opinion obtained by the Special Committee will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
Scalar has provided a fairness opinion to the Special Committee stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Scalar in preparing such opinion, the Consideration (as defined in such opinion) to be paid by PCSC to the Freenome Stockholders pursuant to the Business Combination Agreement is fair from a financial point of view to (1) the PCSC Class A Shareholder (for purposes of such opinion and this summary, other than the Excluded Parties), without giving effect to any impact of the Business Combination on any particular PCSC Class A Shareholder other than in its capacity as a PCSC Class A Shareholder, and (2) PCSC.
The Special Committee has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Scalar, and the Special Committee does not expect to receive an updated fairness opinion prior to the completion of the Business Combination.
The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of PCSC or Freenome, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of PCSC and Freenome and on which the fairness opinion was based, and that may alter the value of PCSC and Freenome or the prices of PCSC Class A Shares or Freenome shares prior to consummation of the Transaction. The value of PCSC Class A Shares and Freenome shares has fluctuated since, and could be materially different from its value as of, the date of Scalar’s opinion, and Scalar’s opinion does not address the prices at which PCSC Class A Shares, PCSC Class B Shares, or other securities or financial instruments of or relating to PCSC may trade. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. The Special Committee does not anticipate asking Scalar to update Scalar’s opinion, and Scalar does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The written opinion of Scalar is attached as Annex L to this proxy statement/prospectus and is incorporated by reference herein.
We are subject to and New Freenome will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both PCSC’s costs and the risk of non-compliance and will increase both New Freenome’s costs and the risk of non-compliance.
We are and New Freenome will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and New Freenome’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Freenome’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to PCSC prior to the Business Combination and to New Freenome and its subsidiaries following the Business Combination.
The Domestication may result in adverse tax consequences for holders of public shares.
U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur after the PCSC Shareholder

Redemptions, U.S. Holders exercising redemption rights with respect to Public Shares should not be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Freenome Common Stock after the Domestication.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders of Public Shares will be subject to Section 367(b) of the Code and, as a result:
•
a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, generally will not recognize any gain or loss and generally will not be required to include any part of PCSC’s earnings in income pursuant to the Domestication;

•
a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Freenome Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. PCSC does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. PCSC does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares for shares of New Freenome Common Stock pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess, if any, of the fair market value of the shares of New Freenome Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares surrendered in exchange therefor, notwithstanding any other provision of the Code. Because PCSC is a blank check company with no current active business, we believe that PCSC is likely to be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares to recognize gain on the exchange of such Public Shares for shares of New Freenome Common Stock pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PCSC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Consquences of the Domestication to U.S. Holders of Public Shares—PFIC Considerations.”
In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of PCSC’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Freenome Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).
Additionally, if PCSC were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2026, PCSC believes that it is likely that it will not be classified as a PFIC because it will qualify for an exception to the PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Consequences of the Domestication to U.S. Holders of Public Shares—PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Upon consummation of the Business Combination, the rights of holders of New Freenome Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of PCSC Class A Shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Freenome Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new governing documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Freenome Common Stock could differ from the rights that holders of PCSC Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Freenome becomes involved in costly litigation, which could have a material adverse effect on New Freenome.
In addition, there are differences between the Proposed Governing Documents of New Freenome and the current constitutional documents of PCSC. For a more detailed description of the rights of holders of New Freenome Common Stock and how they may differ from the rights of holders of PCSC Class A Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Freenome are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Freenome’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Freenome Board and therefore depress the trading price of New Freenome Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Freenome Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:
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the ability of the New Freenome Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Freenome’s directors and officers;
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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•
the requirement that a special meeting of stockholders may be called only by a majority of the entire New Freenome Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
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the ability of the New Freenome Board to amend the bylaws, which may allow the New Freenome Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to the New Freenome Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Freenome Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Freenome.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Freenome Board or management.
In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Freenome’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.
New Freenome’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Freenome and its stockholders, which could limit New Freenome’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Freenome or its directors, officers, stockholders, employees or agents.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Freenome consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Freenome, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Freenome to New Freenome or New Freenome’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws, or (v) any action asserting a claim against New Freenome governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the U.S. District Court for the District of Massachusetts will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Freenome or any of New Freenome’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Freenome may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Freenome’s business, results of operations and financial condition.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to PCSC prior to the Business Combination and to New Freenome and its subsidiaries following the Business Combination.
Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) holds public shares; (ii) submits a written request to the PCSC transfer agent in which it (a) requests that PCSC redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to the PCSC transfer agent physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the PCSC transfer agent will need to act to facilitate this request. It is PCSC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from PCSC’s transfer agent. However, because PCSC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to the PCSC transfer agent, PCSC will redeem such public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the trust account not previously released to PCSC for permitted withdrawals, divided by the number of then-outstanding public shares in issue. Please see the section entitled “Extraordinary General Meeting of PCSC—Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of PCSC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite PCSC’s compliance with the proxy rules, a public shareholder fails to receive PCSC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that PCSC is furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of PCSC—Redemption Rights” for additional information on how to exercise your redemption rights.
PCSC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of PCSC’s shareholders do not support it.
The Existing Governing Documents do not provide a specified maximum redemption threshold, however the Business Combination Agreement includes a mutual condition that, after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing and any PCSC shareholder redemptions, PCSC must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
As a result, PCSC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by PCSC or the persons described above have been entered into with any such investor or holder. PCSC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. For more information, also see “—The Sponsor, as well as Freenome, and their respective directors, officers, advisors and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our PCSC Class A Shares.”
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, PCSC will require each public shareholder seeking to exercise redemption rights to certify to PCSC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to PCSC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which PCSC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over PCSC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in PCSC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if PCSC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. PCSC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge PCSC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, PCSC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
PCSC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in PCSC share price, and may result in a lower value realized now than a shareholder of PCSC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the Trust Account will be held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the U.S. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of permitted withdrawals (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the chairman of the PCSC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The PCSC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the chairman of the PCSC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
References in this section to “we,” “us” and “our” refer to PCSC.
If we are not able to complete the Business Combination with Freenome nor able to complete another business combination by June 13, 2026, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our PCSC Class A Shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share.
If we are not able to complete the Business Combination with Freenome nor able to complete another business combination by June 13, 2026, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the PCSC for permitted withdrawals less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those PCSC Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 13, 2026 or (B) with respect to any other provision relating to the rights of holders of our public shares, and (iii) the redemption of our public shares if we have not consummated an initial business by June 13, 2026, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by June 13, 2026, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.
If we do not consummate an initial business combination by June 13, 2026, our public shareholders may be forced to wait until after June 13, 2026 before redemption from the trust account.
If we are unable to consummate our initial business combination by June 13, 2026 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawal, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that if we are not able to consummate a Business Combination by June 13, 2026, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the PCSC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. After pro rata distributions have been made from the trust account, director and shareholder approvals will be passed to place the company into voluntary liquidation, a director will give a declaration of solvency and a voluntary liquidator will be appointed. Thereafter, the required notices and filings must be made within the following statutory timelines: the voluntary liquidator must (i) file the shareholder resolution with the Registrar of Companies of the Cayman Islands within 15 days of it being passed; and (ii) within 28 days of the shareholder resolution being passed, provide a notice to (a) the Registrar of Companies of the Cayman Islands; and (b) the creditors of the company via a publication in the Cayman Islands Gazette. The voluntary liquidator must present the liquidator's report and accounts to the shareholders at a final general meeting of the company and notice must be published in the Gazette at least 21 days before the final general meeting. The final return is submitted to the Registrar of Companies of the Cayman Islands within 7 days of the final general meeting. The certificate of dissolution is issued three months later, at which point the company is formally dissolved.
We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through June 13, 2026, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share.
As of December 31, 2025 we had operating cash of approximately $865,031 and a working capital deficit of $1,346,674. We intend to use the funds held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2025, we had total current liabilities of $2,254,244. The funds available to us outside of the trust account may not be sufficient to allow us to operate until June 13, 2026, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares.

EXTRAORDINARY GENERAL MEETING OF PCSC
General
PCSC is furnishing this proxy statement/prospectus to PCSC’s shareholders as part of the solicitation of proxies by the PCSC Board for use at the extraordinary general meeting of PCSC to be held on [•], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to PCSC’s shareholders on or about      , 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides PCSC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at [•] a.m., Eastern Time, on [•], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting PCSC’s secretary at [•] by 10:30 a.m., Eastern Time, on [•], 2026.
You can pre-register to attend the virtual extraordinary general meeting starting [•], 2026 at 9:30 a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser [•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.
Shareholders who hold their investments through a bank or broker will need to contact the PCSC transfer agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the PCSC transfer agent will issue you a guest control number with proof of ownership. Either way you must contact the PCSC transfer agent for specific instructions on how to receive the control number. The PCSC transfer agent can be contacted at (917) 262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to the Internet, you can listen only to the meeting by dialing +[•] (toll-free) (or +[•] if you are located outside the U.S. and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the extraordinary general meeting and your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting if you choose to participate telephonically.
Purpose of the PCSC Extraordinary General Meeting
At the extraordinary general meeting, PCSC is asking holders of ordinary shares to consider and vote upon:
•	a proposal to approve and adopt, by ordinary resolution, the Business Combination Agreement, including the Mergers, and the transactions contemplated thereby;
•	a proposal to approve, by special resolution of the holders of PCSC Class B Shares, the Domestication;
•
a proposal to approve, by special resolution of the holders of PCSC Class B Shares, that the Existing Governing Documents be amended and restated by deletion in their entirety and the substitution in their place of the Proposed Governing Documents;

•
the following six (6) separate proposals to approve, by ordinary resolutions, on a non-binding and advisory basis only, the following governance provisions contained in the Proposed Governing Documents:

•
to amend the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
•
to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the Proposed Certificate of Incorporation;

•
to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

•
to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

•
to amend the Existing Governing Documents to authorize (i) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (ii) making New Freenome’s corporate existence perpetual, and (iii) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination;

•
a proposal to approve, by ordinary resolution, the issuance of shares of New Freenome Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt, by ordinary resolution, the New Freenome Equity Incentive Plan;
•	a proposal to approve and adopt, by ordinary resolution, the New Freenome Employee Stock Purchase Plan; and
•
a proposal to approve by, ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.
Recommendation of the PCSC Board
The Special Committee, with the advice and assistance of representatives of Scalar, and its other advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby.
On December 4, 2025, after careful consideration, the Special Committee unanimously (i) determined that the terms and conditions of the Business Combination Agreement, each ancillary agreement, and the Business Combination were fair, advisable, and in the best interests of PCSC and its shareholders as a whole (ii) recommended that the PCSC Board approve the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby and (iii) subject to the terms and conditions of the Business Combination Agreement, recommended that the PCSC shareholders approve the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.
On the same day, after careful consideration and based in part on the unanimous recommendation of the Special Committee, the PCSC Board unanimously determined that the Business Combination is fair, advisable, and in the best interests of PCSC and its shareholders as a whole, and approved and adopted the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby. The Business Combination was not structured to require the approval of at least a majority of PCSC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.
The PCSC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are fair, advisable, and in the best interests of PCSC and its shareholders as a whole and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
For a more complete description of the Special Committee’s and the PCSC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Special Committee and the PCSC Board, see the subsection entitled “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination.”
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.
Voting Power; Record Date; Outstanding Shares; Shareholders Entitled to Vote
PCSC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned PCSC Shares at the close of business on [•], 2026, which is the record date for the extraordinary general meeting, and will have one vote for each PCSC share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 11,067,500 PCSC Shares issued and outstanding, of which 8,911,250 were PCSC Class A Shares and 2,156,250 were PCSC Class B Shares.
Pursuant to the Sponsor Letter Agreement, the Sponsor and each of PCSC’s independent directors (Messrs. McKenna, Song and Waksal) have agreed to, among other things, vote all of their PCSC Shares in favor of the proposals being presented at the extraordinary general meeting. No consideration has been or will be paid to PCSC, Freenome, the Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 2,442,500 PCSC Shares, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. See “Business Combination Proposal—Certain Agreements—Sponsor Letter Agreement” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement
Only holders of PCSC Class B Shares may vote on the Domestication Proposal and the Governing Documents Proposal and our initial shareholders hold all issued and outstanding PCSC Class B Shares.
Quorum and Required Vote for Proposals for the Extraordinary General Meeting
A quorum of PCSC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding PCSC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (or if a corporation or other non-natural person by duly authorized representative or proxy) at the extraordinary general meeting. As of the record date, 3,689,167 PCSC Shares would be required to achieve a quorum. As of the record date, the initial shareholders owned of record an aggregate of 2,442,500 PCSC Shares, representing approximately 22.1% of the issued and outstanding PCSC Shares. Therefore, an additional 1,246,667 public shares are required to establish a quorum.
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Domestication Proposal requires a special resolution of the holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of issued and outstanding

PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.
The approval of the Governing Documents Proposal requires a special resolution of the holders of PCSC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.
The approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.
The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. Accordingly, approval of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require the affirmative vote of (i) 5,533,751 PCSC Shares if all PCSC Shares are present and entitled to vote, or (ii) 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to approve such proposals.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to PCSC but marked by brokers as “not voted” will be treated as PCSC Shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Voting Your Shares
Each PCSC Share that you own in your name entitles you to one vote. Your proxy card shows the number of PCSC Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are three ways to vote your PCSC Shares at the extraordinary general meeting:
•
you can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return the proxy card without indicating how you wish to vote, your shares will be voted as recommended by the PCSC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of PCSC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. Your proxy card must be received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

•
you can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your PCSC Shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way PCSC can be sure that the broker, bank or nominee has not already voted your PCSC Shares.

•
you can vote electronically. You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting [•] and entering the control number found on your proxy card.

Revoking Your Proxy; Changing Your Vote
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date provided that it is received by PCSC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote;

•
you may notify PCSC’s secretary by writing to Perceptive Capital Solutions Corp, 51 Astor Place, 10th Floor, New York, New York 10003, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a PCSC shareholder and have any questions about how to vote or direct a vote in respect of your PCSC Shares, you may call Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing PCSC.info@investor.sodali.com.
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request that PCSC redeem its public shares for cash contemporaneously with the vote to approve the Business Combination and prior to the Domestication. If the Business Combination is approved, PCSC will pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to PCSC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)	hold public shares; and
(ii)	prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the PCSC transfer agent in which you (i) request that PCSC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the PCSC transfer agent physically or electronically through DTC.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the PCSC transfer agent in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by PCSC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held PCSC Shares as of the record date or acquired them after the record date. Any public shareholder who holds PCSC Shares on or before [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the trust account not previously released to PCSC for permitted withdrawals. For illustrative purposes, based on funds in the trust account of approximately $91,918,776.09 on January 6, 2026, the estimated per share redemption price is expected to be approximately $10.66. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares.
Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the PCSC transfer agent that PCSC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the PCSC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to PCSC Shares and (c) tendering or delivering their PCSC Shares, either physically or electronically through the DWAC system, at the holder’s option, to the PCSC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered or delivered to the PCSC transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The PCSC transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by PCSC.
Any request for redemption, once made by a holder of public shares, may not be withdrawn after 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) unless the PCSC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a public shareholder demands redemption of such shares and subsequently decides prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) not to elect to exercise such rights, he or she may simply request that the PCSC transfer agent return the shares (physically or electronically).
Any corrected or changed written demand of redemption rights must be received by PCSC’s secretary two business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the public shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the PCSC transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.
Public shareholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the PCSC transfer agent and time to effect delivery. It is PCSC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the PCSC transfer agent. However, PCSC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The PCSC transfer agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
A public shareholder will be entitled to receive cash for these shares only if the shareholder properly demands redemption as described above and the Business Combination is completed. If a public shareholder properly seeks redemption and the Business Combination is completed, PCSC will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the public shareholders who exercised their redemption rights will not be entitled to receive cash for their shares. In such case, PCSC will promptly return any shares delivered by the public shareholders. The closing price of the public shares on January 6, 2026 was $13.58. The cash held in the trust account as of January 6, 2026 was approximately $10.66 per public share. Prior to exercising redemption rights, shareholders should verify the market price of public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PCSC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A public shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the trust account not previously released to PCSC for permitted withdrawals.
Appraisal Rights and Dissenters’ Rights
PCSC’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. PCSC’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.
Proxy Solicitation Costs
PCSC is soliciting proxies on behalf of the PCSC Board. This solicitation is being made by mail but also may be made by telephone or in person. PCSC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PCSC will bear the cost of the solicitation.
PCSC has engaged Morrow as proxy solicitor to assist in the solicitation of proxies. PCSC has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses.
PCSC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PCSC will reimburse them for their reasonable expenses.
PCSC Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are 11,067,500 PCSC Shares issued and outstanding, which includes an aggregate of 286,250 private placement shares, which are PCSC Class A Shares, held by the Sponsor and 2,156,250 PCSC Class B Shares held by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding PCSC or its securities, the Sponsor, the other initial shareholders, and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the

Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Freenome following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New Freenome Common Stock on Nasdaq or another national securities exchange.
In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.
In addition, PCSC will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to PCSC and Freenome, as well as their potential impact to New Freenome after giving effect to the Business Combination as well as: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such public shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to the Sponsor, the other initial shareholders or their respective affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such public shares; and (v) the number of public shares for which PCSC has received redemption requests pursuant to its redemption offer. None of the funds in the trust account will be used to purchase public shares in such transactions. None of the Sponsor, or other initial shareholders, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. PCSC hereby represents that any public shares purchased by the Sponsor or other initial shareholders or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (including the Mergers). PCSC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PCSC, Sponsor, Freenome or any other matter.
On December 5, 2025, PCSC, Merger Sub I, Merger Sub II, and Freenome entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
(a)
at least one business day prior to the Closing Date, PCSC will effect the Domestication by de-registering from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (Revised) of the Cayman Islands, upon which PCSC will change its name to “Freenome, Inc.”;

(b)
the parties to the Business Combination Agreement will effect the First Merger by executing and filing a certificate of merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to the First Merger, Freenome will be a wholly-owned subsidiary of PCSC. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) the Freenome Common Shares issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement; (ii) each Freenome Option, being an option to purchase Freenome Common Shares, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option, being an option to purchase New Freenome Common Stock under the New Freenome Equity Incentive Plan, in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, being a restricted stock unit award that is outstanding with respect to Freenome Common Shares, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award, being a restricted stock unit award under the New Freenome Equity Incentive Plan that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time; and
(c)
as soon as practicable following the Effective Time, but no later than one business day following the Effective Time, subject to the terms and conditions of the Business Combination Agreement, the parties to the Business Combination Agreement will effect the Second Merger by executing and filing a certificate of merger with the Secretary of State of the State of Delaware, pursuant to which Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the Second Merger.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, PCSC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and PCSC has agreed to issue and sell to the PIPE Investors, an aggregate of 24,000,000 shares of New Freenome Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $240,000,000, which we refer to as the “PIPE Financing.” Pursuant to the Subscription Agreement, the Perceptive PIPE Investor subscribed for 5,500,000 shares of New Freenome Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $55,000,000. PCSC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Transaction Support Agreements, the Sponsor Letter Agreement, the Lock-Up Agreement and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.
Effect of the Domestication on Existing PCSC Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur at least one business day prior to the Closing Date:
•	the holders of each issued and outstanding PCSC Class B Share will elect to convert their PCSC Class B Shares, on a one-for-one basis, into one PCSC Class A Share;
•	after effecting the PCSC Shareholder Redemptions,
•	each issued and outstanding PCSC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New Freenome Common Stock; and
•
the governing documents of PCSC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and PCSC’s name will change to “Freenome, Inc.”; provided, that the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by PCSC shareholders at the extraordinary general meeting, other than the amendments to the PCSC governing documents that are contemplated by the Governing Documents Proposals, approval of which is a condition to the closing of the Business Combination.

Consideration to Freenome Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each Freenome Common Share issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock equal to the Exchange Ratio; (ii) each Freenome Option, whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for a Rollover Option to purchase a number of shares equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each Freenome RSU Award, whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a Rollover RSU Award that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.
Use of Aggregate Transaction Proceeds
The Aggregate Transaction Proceeds will be used for the general corporate purposes of New Freenome after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the fifth business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as PCSC and Freenome may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by the party whose benefit such condition exists of the following conditions:
•
the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated, and any agreement between a party with any governmental entity not to consummate transactions contemplated by the Business Combination Agreement having expired or been terminated or obtained (or deemed, by applicable law, to have been obtained);

•
no order or law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by Business Combination being in effect;

•
this registration statement/proxy statement on Form S-4 becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement on Form S-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and remaining pending;

•
obtaining the written consent of the Freenome stockholders adopting and approving the Business Combination Agreement and the transactions contemplated thereby (including the Mergers and the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time) duly executed by the requisite number of stockholders of Freenome in accordance with the DGCL, Freenome’s governing documents and Freenome’s stockholder agreements;

•
the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of PCSC Shares being obtained in accordance with PCSC’s governing documents and applicable law;

•	the approval for listing of the New Freenome Common Stock (including, for the avoidance of doubt, the shares of New Freenome Common Stock to be issued pursuant to the First Merger) on Nasdaq; and
•
after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing and any PCSC shareholder redemptions), PCSC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the PCSC Parties
The obligations of the PCSC Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by PCSC (on behalf of itself and the other PCSC Parties) of the following further conditions:
•
the representations and warranties of Freenome regarding organization and qualification of Freenome and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Freenome and the representations and warranties of Freenome regarding the authority of Freenome to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of Freenome being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty of Freenome regarding there having been no Company Material Adverse Effect (as such term is defined in the Business Combination Agreement) during the period beginning on January 1, 2025 and ending on December 5, 2025 being true and correct in all respects;

•
all other representations and warranties of Freenome being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•
Freenome having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since December 5, 2025, no Company Material Adverse Effect having occurred that is continuing;
•	PCSC having received a certificate executed by an authorized officer of Freenome confirming that the conditions set forth in the first six bullet points in this section have been satisfied;
•	PCSC having received the executed Investor Rights Agreement duly executed by Freenome; and
•
PCSC having received Transaction Support Agreements duly executed by Freenome stockholders holding, as of immediately prior to the Effective Time, at least a majority of the outstanding Freenome Preferred Shares, whose vote or prior written consent is required for the conversion of shares of Freenome preferred stock into Freenome Common Shares pursuant to Freenome’s governing documents, and a majority of Freenome Series C preferred stock, Series D preferred stock, Series E preferred stock, and Series F preferred stock, including certain key supporting stockholders of Freenome.

Other Conditions to the Obligations of Freenome
The obligations of Freenome to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Freenome of the following further conditions:
•
the representations and warranties regarding organization and qualification of the PCSC Parties, the authority of PCSC to, among other things, consummate the transactions contemplated by the Business Combination Agreement, certain representations and warranties regarding the capitalization of the PCSC Parties, and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of PCSC being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
all other representations and warranties of the PCSC Parties being true and correct (without giving effect to any limitation of “materiality” or “PCSC Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a PCSC Material Adverse Effect;

•
the PCSC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	since December 5, 2025, no PCSC Material Adverse Effect having occurred that is continuing;
•	the New Freenome Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.17(a)(i) and (ii) of the Business Combination Agreement;
•	the Aggregate Transaction Proceeds being equal to or greater than $250,000,000;
•	the Domestication having been consummated at least one business day prior to the Closing Date;
•	Freenome having received a certificate executed by an authorized officer of PCSC confirming that the conditions set forth in the first five bullet points of this section have been satisfied; and
•	Freenome having received the Investor Rights Agreements duly executed by PCSC and the Perceptive Shareholders.
Representations and Warranties
Under the Business Combination Agreement, Freenome made customary representations and warranties to the PCSC Parties relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.
Under the Business Combination Agreement, the PCSC Parties made customary representations and warranties to Freenome relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; investigation; and compliance with international trade and anti-corruption laws; information supplied; the fairness opinion received by the PCSC Special Committee; and regulatory compliance and investigation.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Freenome and the PCSC Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Freenome and PCSC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Company Material Adverse Effect
Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Freenome and its subsidiaries, taken as a whole, or (b) the ability of Freenome to consummate the Mergers in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the U.S., or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the U.S. or any other country, including the engagement by the U.S. or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the U.S. or any other country or region in the world, or changes therein, including changes in interest rates in the U.S. or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any governmental entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Freenome or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payers or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Freenome or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the U.S. or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by any Group Companies as the written request or with the written consent of PCSC, (x) any changes in GAAP or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by the Business Combination Agreement, or (xii) any litigation arising from or relating to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (x) may be taken into account in determining whether a Freenome Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Freenome or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Freenome or any of its subsidiaries operate.
PCSC Material Adverse Effect
Pursuant to the Business Combination Agreement, a “PCSC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of the PCSC Parties to consummate the Mergers in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a PCSC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the U.S., or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the U.S. or any other country, including the engagement by the U.S. or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the U.S. or any other country or region in the world, or changes therein, including changes in interest rates in the U.S. or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the PCSC Parties operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the PCSC Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payers or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any PCSC shareholder redemption, in and of itself, and (viii) any change, event, effect or occurrence that is generally applicable to special purpose acquisition companies, except to the extent that any such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on PCSC, relative to other similarly situated special purpose acquisition companies operating in the industries in which the PCSC Parties operate.
Covenants of the Parties
Covenants of Freenome
Freenome made certain covenants under the Business Combination Agreement, including, among others, the following:
Freenome’s Interim Operating Covenants
•
Subject to certain exceptions or as consented to in writing by PCSC (such consent not to be unreasonably withheld, conditioned or delayed (provided, that PCSC will be deemed to have consented in writing if it provides no acknowledgement of receipt within five business days after Freenome has made a request for such consent in writing)), prior to the Closing, Freenome will and will cause its subsidiaries to, operate the business of Freenome and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Freenome and its subsidiaries.

•
Subject to certain exceptions, prior to the Closing, Freenome will and will cause its subsidiaries to, not do any of the following without PCSC’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase or redeem any outstanding, any equity securities of Freenome or any subsidiary;
•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization or division thereof;
•	adopt any amendments, supplements, restatements or modifications to any governing documents of Freenome or its subsidiaries or the Freenome Stockholder Agreements;
•
sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of Freenome or its subsidiaries, other than inventory or obsolete equipment in the ordinary course of business;

•	subject any material assets or properties of Freenome or its subsidiaries to any lien;
•	dispose or subject to a lien any equity interests of Freenome or its subsidiaries or issue any options or other rights obligating Freenome or any of its subsidiaries to issue any equity interests;
•	incur, create or assume any indebtedness other than ordinary course trade payables, or guarantee any liability of any person or entity;
•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person;

•
adopt or amend in any material respect, enter into or terminate any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider or take any action to accelerate any payment or benefit payable to any such person;

•
waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•
make, change or revoke any material tax election, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

•	enter into any settlement the performance of which would involve payment in excess of a certain threshold or that impose any material non-monetary obligations on Freenome or any of its subsidiaries;
•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;
•	change the methods of accounting of Freenome or any of its subsidiaries, in any material respect, other changes that are made in accordance with Public Company Accounting Oversight Board standards;
•
enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary document;

•	make any change of control payment or payment with respect to a related party transaction that is not disclosed on the Freenome disclosure schedules; and
•
amend, modify or terminate any material contract outside the ordinary course of business or waive any material benefit or right under any such material contract or enter into any contract that would constitute a material contract had it been effective prior to the date of the Business Combination Agreement.

Freenome Stockholder Approvals
As promptly as reasonably practicable (and in any event within two (2) business days) following the time at which this registration statement/proxy statement on Form S-4, is declared effective under the Securities Act, Freenome is required to obtain and deliver to PCSC a true and correct copy of the adoption and approval of the Business Combination Agreement and the transactions contemplated therein by the Freenome stockholders acting by written consent in lieu of a meeting approving the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Mergers and the conversion of Freenome’s preferred shares into common shares), duly executed by the Freenome stockholders required to approve and adopt such matters (the “Freenome Stockholder Written Consent”). Freenome, through the unanimous approval of Freenome Board, including the approval of the Freenome Strategic Transaction Committee, will recommend to the Freenome stockholders, the approval and adoption of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Mergers and the conversion of Freenome’s preferred shares into common shares).
Promptly following the receipt of the Freenome Stockholder Written Consent, and in any event within five business days thereof, Freenome shall prepare and deliver to each Freenome Stockholder who has not executed and delivered the Freenome Stockholder Written consent an information statement, in form and substance required under the DGCL in connection with the Mergers and otherwise reasonably satisfactory to PCSC. Prior to the Effective Time, Freenome will use commercially reasonable efforts to obtain a written consent from each of its stockholders who have not previously delivered the Freenome Stockholder Written Consent in respect of such stockholder’s approval and adoption of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.
As promptly as reasonably practicable (and in any event prior to the earlier of (a) the time at which Freenome delivers the Allocation Schedule to PCSC or (b) the time at which Freenome is required to deliver to the Allocation Schedule to PCSC), Freenome will either (i) obtain and deliver to PCSC a true and correct copy of a written consent approving the Allocation Schedule, duly executed by the Freenome Stockholders required to approve such matters or

(ii) amend or otherwise modify the governing documents of Freenome and each other contract to which Freenome is a party or bound, solely to the extent necessary for the Allocation Schedule to comply with the requirements set forth in the Business Combination Agreement.
Freenome D&O Indemnification and Tail Policy
Each party has agreed that (i) all rights to indemnification or exculpation existing in favor of the directors and officers of Freenome and its subsidiaries, as provided in their governing documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, will survive the transactions contemplated by the Business Combination Agreement and continue in full force and effect from and after the Effective Time for a period of six years and (ii) PCSC will cause the Freenome and its subsidiaries to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable law, during such six-year period, PCSC will cause Freenome and its subsidiaries to advance expenses in connection with such indemnification as provided in their governing documents or other applicable agreements in effect as of immediately prior to the Effective Time. Prior to the Closing, Freenome will purchase a “tail” policy providing liability insurance coverage for Freenome directors and officers with respect to matters occurring on or prior to the Effective Time.
Investor Rights Agreements
Freenome has agreed to use commercially reasonable efforts to cause the Investor Rights Agreement to be duly executed by the Freenome stockholders that are parties thereto.
Warrant Cancellation Agreements
Freenome has agreed to use commercially reasonable efforts to deliver to PCSC warrant cancellation agreements, in a form mutually agreed by the Company and PCSC, executed by each holder of Freenome Warrant Agreements.
Covenants of PCSC
PCSC made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions (including the ability of any PCSC Party to use (i) funds held by PCSC outside the Trust Account to pay any PCSC expenses or liabilities to distribute or pay over any funds held by PCSC outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing and (ii) extending one or more times, in accordance with PCSC’s governing documents, the deadline by which PCSC must complete its business combination) or as consented to in writing by Freenome (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that Freenome will be deemed to have consented in writing if it provides no acknowledgment of receipt within five business days after PCSC has made a request for such consent in writing and that the authorized representatives of Freenome prior to the Closing), PCSC will, and will cause its subsidiaries to, not do any of the following:

•	adopt any amendments, supplements, restatements or modifications to the PCSC trust agreement, warrant agreement or the governing documents of PCSC or any of its subsidiaries;
•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of PCSC or any of its subsidiaries;
•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
•	incur, create or assume any indebtedness or other liability;
•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, PCSC or any of its subsidiaries;
•	issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to equity securities of PCSC or any of its subsidiaries;
•	enter into, renew, modify or revise any PCSC related party transaction;

•
engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•
make, change or revoke any material tax election enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; and
•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement.
PCSC Shareholder Approval
As promptly as reasonably practicable following the effectiveness of this registration statement/proxy statement on Form S-4, PCSC will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.
Nasdaq Listing
PCSC has agreed to use its reasonable best efforts to cause: (i) PCSC’s initial listing application with Nasdaq to have been approved; (ii) PCSC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New Freenome Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication and the Mergers, to be approved for listing on Nasdaq, subject to notice of official issuance, in each case, as promptly as reasonably practicable and in any event prior to the Effective Time.
Trust Account
At the Closing, PCSC will (i) cause the documents, certificates and notices required to be delivered to the trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the trustee to (A) pay as and when due all amounts, if any, payable pursuant to the PCSC Shareholder Redemptions, (B) pay the amounts due to the underwriters of PCSC’s initial public offering for their deferred underwriting commissions and (C) immediately thereafter, pay all remaining amounts then available in the trust account to PCSC in accordance with the Trust Agreement. Thereafter, the trust account shall terminate, except as otherwise provided therein.
New Freenome Equity Incentive Plan / New Freenome Employee Stock Purchase Plan
On December 4, 2025, the PCSC Board adopted, subject to approval by PCSC’s shareholders, the New Freenome Equity Incentive Plan, with any changes or modifications thereto as Freenome and PCSC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Freenome or PCSC, as applicable), and PCSC will reserve for grant thereunder a number of shares of New Freenome Common Stock equal to the lesser of (i) 12% of the fully diluted shares of New Freenome Common Stock outstanding immediately following the Closing and (ii) 15,425,369 shares of New Freenome Common Stock. See the section entitled “Equity Incentive Plan Proposal” for additional information.
On December 4, 2025, the PCSC Board adopted, subject to approval by PCSC’s shareholders, the New Freenome Employee Stock Purchase Plan, with any changes or modifications thereto as Freenome and PCSC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Freenome or PCSC, as applicable), and PCSC will reserve for grant thereunder a number of shares of New Freenome Common Stock equal to the lesser of (i) 2% of the fully diluted shares of New Freenome Common Stock outstanding immediately following the Closing and (ii) 2,570,895 shares of New Freenome Common Stock. For additional information, see “Employee Stock Purchase Plan Proposal” for additional information.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, with respect to the following:
•
using reasonable best efforts to consummate the Business Combination, including using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and to obtain, file with or deliver to, as applicable, any consents of any governmental entities or other persons necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents;

•
notifying the other party in writing promptly after learning of any transaction litigation relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreement between the parties;
•	providing each other with reasonable access to their respective directors, officers, books and records and properties;
•	making relevant public announcements;
•
using (and causing their respective affiliates to use) reasonable best efforts to cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and for the Merger to qualify as an integrated transaction treated as a “reorganization” within the meaning of Section 368 of the Code;

•	cooperating (and causing their respective affiliates to cooperate) fully in connection with certain tax matters and filings; and
•
the preparation of this registration statement/proxy statement on Form S-4, including Freenome’s obligations to provide the required financial information or statements and customary pro forma financial statements for inclusion herein and in any other filings to be made by PCSC with the SEC in connection with the transactions contemplated by the Business Combination Agreement or any ancillary documents.

Exclusive Dealing
Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, neither Freenome and its subsidiaries nor any of the PCSC Parties will, and each will cause their respective representatives not to: (i) solicit, initiate, induce, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to an alternative acquisition proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, to an alternative acquisition proposal; (iii) enter into any contract or other arrangement or understanding regarding to an alternative acquisition proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of such party or its subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
New Freenome Board of Directors
Following the Closing, it is expected that the current management of Freenome will become the management of New Freenome, and the New Freenome Board will initially consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with Classes I, II and III each consisting of three directors. Pursuant to the Business Combination Agreement, the New Freenome Board will initially consist of (i) [•] ([•]) individuals designated by Freenome [(all of whom are existing members of Freenome’s board of directors)], (ii) additional director positions to be filled following the Effective Time in accordance with the Proposed Governing Documents of New Freenome, and (iii) [•], who has been mutually agreed by Freenome and PCSC.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Freenome and PCSC regarding investigation and exclusivity of representations and warranties and the fairness opinion received by the Special Committee.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•	by the mutual written consent of PCSC and Freenome;
•
by PCSC, subject to certain exceptions, if any of the representations or warranties made by Freenome are not true and correct or if Freenome fails to perform or has otherwise breached any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the relevant conditions to the obligations of PCSC, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied (assuming the Closing occurred as of such date) and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) September 5, 2026;

•
by Freenome, subject to certain exceptions, if any of the representations or warranties made by the PCSC Parties are not true and correct or if any PCSC Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the relevant conditions to the obligations of Freenome, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied (assuming the Closing occurred as of such date) and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) September 5, 2026;

•	by either PCSC or Freenome,
•
if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to September 5, 2026, unless the breach of any covenants or obligations under the Business Combination Agreement or any ancillary documents to the Business Combination Agreement to which the party seeking to terminate is a party by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before September 5, 2026;

•
if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement (including the Domestication and the Mergers) and such order or other action has become final and nonappealable;

•	if the requisite approvals by the PCSC shareholders of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and
•
by PCSC, if Freenome has not delivered, or caused to be delivered to PCSC, the Freenome Stockholder Written Consent or the Transaction Support Agreements as and when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud.
Fees and Expenses
Except as specified in the Business Combination Agreement, the fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses.

Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands also applies to the Domestication).
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) PCSC and Freenome prior to the Closing and (ii) New Freenome and the Sponsor after the Closing.
Ownership of New Freenome
As of the date of this proxy statement/prospectus, there are 11,067,500 PCSC Shares issued and outstanding, of which 8,911,250 are PCSC Class A Shares and 2,156,250 are PCSC Class B Shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of PCSC’s outstanding PCSC Class A Shares are redeemed in connection with the Business Combination), PCSC’s fully-diluted share capital would be 11,067,500 PCSC Shares.
For additional details, please refer to the section of this proxy statement/prospectus captioned “Beneficial Ownership of Securities” beginning on page 281 for a table that illustrates the expected beneficial ownership of shares of New Freenome Common Stock post-Business Combination (i) assuming that no public shareholders will have redeemed their public shares; (ii) assuming that 2,156,250 public shares will have been redeemed under the 25% Redemptions Scenario; (iii) assuming that 4,312,500 public shares will have been redeemed under the 50% Redemptions Scenario; and (iv) assuming that 6,568,122 public shares will have been redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.
Related Agreements
PIPE Financing
In connection with the execution of the Business Combination Agreement, on December 5, 2025, PCSC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million (the “PIPE Financing”).
The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement; and (iii) the absence of specified adverse judgements, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the transactions set forth in the Business Combination Agreement.
The obligations of PCSC to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the Subscription Agreement.
The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor (in its capacity as such) would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of PCSC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits (other than terms particular to the legal or regulatory requirements of such other

PIPE Investor or its affiliates or related persons); (iv) all specified consents, waivers or other authorizations and notices, required to be made in connection with the issuance and sale of New Freenome Common Stock under the Subscription Agreements shall have been obtained or made, except where failure to so obtain would not prevent PCSC from consummating the transactions contemplated by the Subscription Agreements; (v) material compliance by PCSC with their covenants, agreements and conditions under the Subscription Agreement; (vi) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing.
The Subscription Agreements provide that New Freenome will grant the investors in the PIPE Financing certain customary registration rights.
The foregoing description of the Subscription Agreements and the PIPE Financing is subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is attached as Annex C to this proxy statement/prospectus.
Investor Rights Agreement
In connection with the Closing, PCSC, Sponsor, and certain stockholders of Freenome will enter into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, among other things, PCSC will agree that, within 30 calendar days following the Closing Date, New Freenome will file with the SEC (at New Freenome’s sole cost and expense) a registration statement registering the resale of certain shares of New Freenome Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Freenome will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.
The Investor Rights Agreement amends and restates the registration rights agreement that was entered into by PCSC and the initial shareholders in connection with PCSC’s initial public offering. The Investor Rights Agreement will terminate on the earlier of (a) the five (5) year anniversary of the date of the Investor Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).
The foregoing description of the Investor Rights Agreements is subject to and qualified in its entirety by reference to the full text of the form of Investor Rights Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus.
Lock-up Agreements
In connection with the Closing, the Sponsor and certain former Freenome stockholders will enter into a lock-up agreement (the “Lock-Up Agreement”) with PCSC.
Pursuant to the Lock-Up Agreement, the Sponsor and certain Freenome stockholders will agree not to transfer (except for certain permitted transfers) any shares of New Freenome Common Stock held by such holder after the Domestication until six (6) months after the Closing Date.
The foregoing description of the Lock-Up Agreements is subject to and qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is attached as Annex F to this proxy statement/prospectus.
Written Consents and Transaction Support Agreements
As promptly as reasonably practicable (and in any event within two (2) business days) following the time at which this registration statement is declared effective, Freenome shall obtain and deliver to PCSC the written consents of stockholders holding a sufficient number of shares of Freenome capital stock (the holders of such shares, the “Freenome Consenting Stockholders”) required to approve the Business Combination Agreement, each ancillary agreement to which Freenome is a party, and the Business Combination (the “Freenome Written Consent”).
The foregoing description of the Freenome Written Consent does not purport to be complete and is qualified in its entirety by the full text of the Form of Company Stockholder Written Consent, a copy of which is included as Exhibit A to the form of Transaction Support Agreement, which is attached as Annex D to this proxy statement/prospectus.
Additionally, promptly after the signing of the Business Combination Agreement, on December 5, 2025, certain shareholders of Freenome (collectively, the “Freenome Supporting Stockholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with PCSC, pursuant to which the Freenome Supporting

Stockholders have agreed to, among other things, (a) at any meeting of the stockholders of Freenome, however called, and in any action by written resolution of the stockholders of Freenome, to vote (or cause to be voted) (i) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, and (ii) against and withhold consent to any Company Acquisition Proposal or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the Closing conditions thereunder or frustrate the purposes of and otherwise impede or prevent the consummation of the Mergers, or other transactions contemplated thereby, (b) shall not, and shall direct such Freenome Supporting Shareholders’ Affiliates not to, directly or indirectly, initiate, encourage or otherwise facilitate a Company Acquisition Proposal, (c) refrain from transferring any covered securities, (d) appoint PCSC or any individual designated by PCSC for purposes of complying with the obligations under the Transaction Support Agreements as such Freenome Supporting Stockholder’s agent, attorney-in-fact and proxy to attend on behalf of such Freenome Stockholder any meeting of the Freenome Supporting Stockholders with respect to the Business Combination. The obligations under the Transaction Support Agreement automatically terminate upon the earlier of (i) the Effective Time; and (ii) the termination of the Business Combination Agreement in accordance with its terms.
The foregoing description of the Transaction Support Agreements is subject to and qualified in its entirety by reference to the full text of the form of Transaction Support Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, on December 5, 2025, PCSC, the initial shareholders being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal), and Freenome entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of PCSC’s independent directors, as a holder of PCSC Shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of PCSC or any other anti-dilution or similar protection with respect to the PCSC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in PCSC prior to the closing of the Business Combination, and (v) be subject to the restrictions contemplated by the Lock-up Agreements in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. No consideration has been or will be paid to PCSC, Freenome, to the Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement.
Background to the Business Combination
PCSC is a blank check company incorporated on March 22, 2024 as a Cayman Islands exempted company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On March 27, 2024, prior to the closing of PCSC’s initial public offering, the Sponsor paid $25,000 to cover certain expenses on PCSC’s behalf in exchange for the issuance of 2,156,250 PCSC Class B Shares, or approximately $0.01 per share. In April 2024, the Sponsor transferred 30,000 PCSC Class B Shares to each of the three independent directors of the PCSC Board: Mark C. McKenna, Kenneth Song, M.D. and Harlan W. Waksal, M.D. On June 13, 2024, PCSC consummated its initial public offering of 8,625,000 PCSC Class A Shares, $0.0001 par value per share, at an offering price of $10.00 per share, which included the exercise in full of the underwriter’s option to purchase an additional 1,125,000 PCSC Class A Shares at the initial public offering price of $10.00 per share to cover over-allotments, and a private placement with the Sponsor of 286,250 PCSC Class A Shares at a price of $10.00 per share. The aggregate net proceeds of $86,250,000 from the initial public offering together with certain of the proceeds from the private placement were placed in the Trust Account established for the benefit of PCSC’s public shareholders and the underwriter of the initial public offering, with Continental Stock Transfer & Trust Company acting as trustee.
Following the completion of its initial public offering, at the direction of the PCSC Board, representatives of PCSC, including Messrs. Stone and Poukalov, and Dr. Hukkelhoven commenced an active, targeted search for potential business combination candidates, leveraging the Sponsor’s network of investment bankers, private equity firms and hedge funds (including Perceptive Advisors and its affiliates), consulting firms, legal and accounting firms, and numerous other business relationships, as well as the prior experience and network of PCSC’s officers and directors.

Consistent with the investment focus and acquisition criteria described in PCSC’s initial public offering prospectus, and based on discussion with the PCSC Board, PCSC targeted potential business combination targets in the life sciences and medical technology sectors that its officers and directors believed, based on their experience, could satisfy all (or a portion) of the following key criteria:
•	have scientific or other competitive advantages in the markets in which they operate and ability to benefit from access to additional capital as well as PCSC’s industry relationships and expertise;
•	are ready to be public companies, with strong management, corporate governance and reporting policies in place;
•	will likely be well received by public investors and are expected to have good access to the public capital markets;
•	have significant embedded and/or underexploited growth opportunities;
•	exhibit unrecognized value or other characteristics that PCSC believes have been misevaluated by the market, based on PCSC’s rigorous analysis and scientific and business due diligence review; and
•	will offer attractive risk-adjusted equity returns for PCSC shareholders.
During this targeted search, representatives of PCSC, including Messrs. Stone, Altman, Poukalov, and Vazquez, and Dr. Hukkelhoven, reviewed approximately 200 potential business combination targets and conducted varying levels of preliminary due diligence on each, and evaluated and analyzed each as a potential business combination target based on, among other things, publicly available information and other market research available to PCSC and its representatives and their existing knowledge of the potential targets as a result of their network and existing relationships. This preliminary diligence, evaluation and analysis with respect to each potential business combination target identified was focused on business, operational and financial matters, including, among other things, product candidate pipelines, other potential product or service offerings, technology, market potential and financial information.
Following this preliminary evaluation, PCSC determined that approximately 20 companies, including Freenome, merited more serious consideration, based on such companies’ scientific approach, development stage, financing needs, management strength and overall alignment with PCSC’s acquisition criteria.
On October 28, 2024, representatives of PCSC, including Messrs. Stone, Altman, Poukalov, and Vazquez, and Dr. Hukkelhoven, submitted a non-binding term sheet to one such company, Party A.
On November 6, 2024, Party A notified PCSC that it intended to continue pursuing a traditional initial public offering rather than a business combination with PCSC in light of prevailing market conditions and its internal strategic priorities.
On December 19, 2024, representatives of PCSC, including Messrs. Stone, Altman, Poukalov, and Vazquez, and Dr. Hukkelhoven, submitted a non-binding term sheet to another such company, Party B. With respect to Party B, PCSC determined following outreach to potential financing sources and other stakeholders that there was limited interest in supporting a business combination with Party B on terms PCSC viewed as appropriate, including taking into account the criteria previously discussed by the PCSC Board. As a result, in February 2025, PCSC discontinued discussions with Party B.
After concluding its evaluations of Party A and Party B, PCSC continued to assess potential business combination targets. Through this process, and based on discussion with members of the PCSC Board, PCSC further refined its focus and determined to concentrate its near-term efforts on revisiting a smaller set of potential business combination targets, including Freenome, that PCSC believed were the most compelling opportunities relative to the others reviewed. These were targets that PCSC had previously started to evaluate but placed such efforts on hold as PCSC awaited additional data or developments.
In addition to satisfying one or more of PCSC’s key criteria noted above, PCSC believed these targets were most suitable for a potential business combination based on, among other things:
•	PCSC’s preliminary assessment of the target’s equity valuation;
•	the strength, differentiation, and future prospects of the target’s pipeline, platform, or underlying scientific approach; and
•	the target’s preparedness for a business combination and readiness to operate as a public company on an expeditious signing and closing timeline.

Each of these targets was a development-stage or commercial-stage life sciences company with product candidates or technologies requiring additional funding for clinical development or commercialization. PCSC contemplated transactions in which consideration to the target’s equityholders would consist primarily (if not exclusively) of shares of PCSC. Representatives of PCSC, including Messrs. Stone, Altman, Poukalov, and Vazquez, and Dr. Hukkelhoven, engaged in varying levels of additional diligence, discussions, and negotiations with these targets, including Freenome, and PCSC management periodically updated the PCSC Board on their progress with respect to screening potential business combination targets.
The Perceptive PIPE Investor, an affiliate of PCSC and the Sponsor, was initially introduced to Freenome in 2019 in the context of a potential investment in Freenome. The Perceptive PIPE Investor invested $20 million in Freenome’s Series B financing in July 2019, $40 million in Freenome’s Series C financing in August 2020, $44 million in Freenome’s Series D financing in December 2021 and $20 million in Freenome’s Series F financing in February 2024. Additionally, the Perceptive PIPE Investor was granted a Freenome Board seat in the Series C financing. Dr. Hukkelhoven has occupied such Freenome Board seat since August 14, 2020.
On February 19, 2025, Dr. Hukkelhoven, in her capacity as an executive officer of the Perceptive PIPE Investor, reached out to the other members of the Freenome Board, consisting of Deepika Pakianathan, Douglas VanOort, Randal Scott, Peter Kolchinsky, Moritz Hartmann, and Josh Lauer, to inquire whether Freenome would be interested in exploring a potential business combination with PCSC. The Perceptive PIPE Investor, was as of such time, and remains, an existing investor in Freenome, and Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, was as of such time, and remains, a member of the Freenome Board. As the Perceptive PIPE Investor has been an investor in Freenome since 2019, the Perceptive PIPE Investor has continuously monitored Freenome’s business progress and capital needs. Dr. Hukkelhoven has been a representative appointed by the Perceptive PIPE Investor on the Freenome Board since 2020. At the direction of the Freenome Board, Dr. Hukkelhoven informed the Perceptive PIPE Investor that Freenome was interested in exploring a capital raising transaction involving the Perceptive PIPE Investor and Dr. Hukkelhoven proposed the terms of the PIPE Financing to the Perceptive PIPE Investor. For more information, see “Business Combination Proposal — Interests of PCSC’s Sponsor, Directors and Officers in the Business Combination.”
In early March 2025, the Freenome Board discussed the outreach from PCSC regarding a potential business combination.
On March 7, 2025, Adam Stone, Chief Executive Officer of PCSC, along with Konstantin Poukalov and Dr. Hukkelhoven, as executive officers of the Perceptive PIPE Investor, met with the Freenome Board (excluding Dr. Hukkelhoven) to discuss the potential business combination opportunity and discussed that PCSC should propose key terms for a potential business combination between the parties to be memorialized in a term sheet. Dr. Hukkelhoven, who has been serving on the Freenome Board in connection with the investment by the Perceptive PIPE Investor in Freenome, reminded the Freenome Board of her affiliation with PCSC and the Sponsor and, after providing an overview of PCSC, recused herself from the remainder of the meeting. The Freenome Board also discussed the de-SPAC process generally.
On May 28, 2025, PCSC circulated an initial draft of the Non-Binding Term Sheet to Freenome. The Freenome Board determined that the Freenome Strategic Transaction Committee would lead the negotiations for Freenome. In August 2023, Freenome’s Board had approved the formation of such Freenome Strategic Transaction Committee in order to explore strategic transactions for Freenome. As of May 2025, the Freenome Strategic Transaction Committee consisted of Deepika Pakianathan, Randal Scott, Doug VanOort and Aaron Elliott.
Over the course of May through early August of 2025, representatives of PCSC, including Adam Stone, Konstantin Poukalov, Dr. Hukkelhoven, Michael Altman, Marcel Rosner, and Carlos Vazquez, and representatives of Freenome, including Aaron Elliott, Riley Ennis, and Thomas Fitzpatrick, and its Freenome Strategic Transaction Committee, consisting of the members identified above, with the assistance of their respective legal counsel at Cooley LLP (“Cooley”) and Goodwin Procter LLP (“Goodwin”), negotiated certain provisions of the Non-Binding Term Sheet. Such provisions included the pre-money base equity value of Freenome (and related adjustments), totaling $725 million, the minimum Aggregate Transaction Proceeds Amount of $200 million, and the size and terms of the post-closing employee equity pools. Dr. Hukkelhoven conveyed and explained the rationale for PCSC’s valuation of Freenome to Freenome management and the Freenome Board and acted as an intermediary between PCSC and Freenome. In the initial draft of the Non-Binding Term Sheet sent in May 2025, PCSC assigned Freenome a post-money valuation of $1.0 billion, subject to confirmatory due diligence, reflecting the following assumptions: (1) a pre-money base equity value for Freenome of $725.0 million and (2) a minimum Aggregate Transaction Proceeds Amount of $250.0 million. In late July 2025, a revised draft of the Non-Binding Term Sheet from PCSC to Freenome increased the post-money valuation of Freenome to $1.05 billion, reflecting a revised assumption of $300 million in aggregate proceeds raised in the PIPE Financing plus the Trust Account’s balance at Closing. In early August 2025, PCSC sent a further revised draft Non-Binding Term Sheet, clarifying that the $1.05 billion post-money valuation of Freenome was in light of the Perceptive PIPE Investor’s plan to invest approximately $25.0 million in the PIPE Financing. In negotiating the pre-money base equity value of Freenome, the parties discussed whether the proceeds from the Exact Sciences transaction or any transaction entered into with Roche should be included in such value. Although these potential transactions had been under discussion, the parties ultimately agreed that such proceeds would not be included in the pre-money base equity value because the transactions had not been completed at the time the valuation was determined and remained contingent. Accordingly, the economic impact of any such transactions, if consummated, would be reflected in the post-money equity value rather than the pre-money valuation. Consistent with this approach, shares issuable upon conversion of Freenome convertible notes and any equity issued in connection with such transactions were excluded from the definition of fully diluted Freenome shares used in determining the Exchange Ratio so that the effects of such instruments and transactions would be reflected in the post-closing ownership rather than diluting the pre-money equity value.
During such period, Freenome was also negotiating its exclusive licensing agreement with Exact Sciences to advance the Exact Sciences Transaction, which was ultimately signed and announced on August 6, 2025. The final terms of the Exact Sciences Transaction are described in “Information about Freenome—Key Collaborations.” Additionally, during this period, Freenome began discussions on a collaboration with Roche, as detailed further below.
On August 6, 2025, the PCSC Board met by videoconference, with members of PCSC management, including Messrs. Stone, Altman, Poukalov, and Vazquez, and Dr. Hukkelhoven, and representatives of Cooley present, to discuss the potential business combination with Freenome and the Non-Binding Term Sheet. Among other things, the final terms of the Non-Binding Term Sheet contemplated that Freenome would be valued at approximately $1.05 billion on a post-Business Combination equity value basis, taking into account, among other things, (i) an assumed $300 million in aggregate proceeds from (a) the PIPE Financing (which would include at least $25 million expected to be contributed by Perceptive Advisors or its affiliates and at least $50 million expected to be contributed by RA Capital or its affiliates) and (b) the Trust Account at the closing, and (ii) an agreed pre-Business Combination base equity value for Freenome of $725 million. The Non-Binding Term Sheet further contemplated, among other things, (a) certain adjustments for leakage to the Freenome base equity value, (b) that any proceeds from the Exact Sciences Transaction or any transaction entered into with Roche would not be counted as part of the base equity value of Freenome and that any shares or other equity interests of Freenome issued and outstanding in connection with such transactions would not be taken into account as part of the Freenome shares outstanding as of immediately prior to the closing of the Business Combination for purposes of determining the applicable Exchange Ratio, (c) that in addition to other customary closing conditions, the obligation of Freenome to consummate the Business Combination would be subject to there being Aggregate Transaction Proceeds of at least $250,000,000, (d) a six-month lockup period after consummation of the Business Combination with respect to New Freenome shares to be issued to insider Freenome stockholders, including Perceptive Advisors and RA Capital, in the Business Combination, as well as certain demand and piggyback registration rights for certain stockholders, and (e) the Exclusivity Period binding on both PCSC and Freenome, ending on the later of 5:00 pm Eastern Time on October 5, 2025 and the time at which either party gives written notice to the other party of the termination of exclusivity, provided that PCSC also had the right, in its sole discretion, to elect to earlier terminate the Exclusivity Period by delivering written notice to Freenome at any time on or prior to 11:59 p.m. Eastern Time on September 5, 2025 or by delivering written notice to Freenome at any time if PCSC determines that there has occurred any change or event that has materially and adversely affected, or would reasonably be expected to materially and adversely affect, Freenome.
During the August 6, 2025 PCSC Board meeting, the PCSC Board noted that (i) the Perceptive PIPE Investor was an affiliate of PCSC and the Sponsor and an existing investor in Freenome, (ii) Dr. Hukkelhoven was an executive officer of the Perceptive PIPE Investor and was a director of Freenome, and (iii) all directors serving on the PCSC Board other than Mr. McKenna, Dr. Song and Dr. Waksal, including Dr. Hukkelhoven, as well as the executive officers of PCSC were also employees and/or service providers of Perceptive Advisors, an affiliate of the Sponsor. As a result, the PCSC Board established the Special Committee, consisting solely of Mr. McKenna, Dr. Song and Dr. Waksal as the independent and disinterested members of the PCSC Board, to (i) consider, review and evaluate the terms and conditions, and determine the advisability, of the potential business combination and any alternatives thereto that the Special Committee deems appropriate, (ii) determine whether the potential business combination or any alternative thereto is fair to, and in the best interests of, PCSC and its shareholders and (iii) with respect to any actions required to be taken by the full PCSC Board with respect to the potential business combination or any alternative thereto, recommend to the PCSC Board what action, if any, should be taken by the PCSC Board. The PCSC Board designated Mr. McKenna, Dr. Song and Dr. Waksal as the members of the Special Committee as each of whom had confirmed to the PCSC Board that they did not have any financial interest in or pre-existing relationship with Freenome.
Following adjournment of the PCSC Board meeting, the Special Committee met, with members of PCSC management and representatives of Cooley present. At this meeting, the Special Committee discussed the Non-Binding Term Sheet, determined that the execution, delivery and performance of the Non-Binding Term Sheet by PCSC and the consummation of the transactions contemplated therein were in the best commercial interests of PCSC, and resolved to recommend to the PCSC Board to approve, execute, deliver and perform the Non-Binding Term Sheet and consummate the transactions contemplated therein.
Following conclusion of the Special Committee meeting, the PCSC Board thereafter reconvened and, after receiving the Special Committee’s recommendation and engaging in further discussion, approved and adopted the Non-Binding Term Sheet.
On August 5, 2025, the Freenome Strategic Transaction Committee met by videoconference, with members of Freenome management and other members of the Freenome Board (excluding Dr. Hukkelhoven and Mr. Kolchinsky) and representatives of Goodwin present, and discussed (i) the Exact Sciences Transaction and (ii) the final terms of the Non-Binding Term Sheet.
On August 6, 2025, the Freenome Board met by videoconference, with members of Freenome management and representatives of Goodwin present. It was noted that pursuant to the final Non-Binding Term Sheet, RA Capital intended to be a significant PIPE Investor in the transaction. It was therefore determined that Mr. Kolchinsky would abstain from any vote related to the Non-Binding Term Sheet and the transactions contemplated thereby. The Freenome Board approved execution of the Non-Binding Term Sheet, with Dr. Hukkelhoven and Mr. Kolchinsky, abstaining from the vote.
Later on August 6, 2025, PCSC and Freenome executed the Non-Binding Term Sheet. As of such date, PCSC had not submitted term sheets or letters of intent with respect to any of the other potential business combination targets that had been under consideration, and PCSC subsequently ceased discussions with each of them.
PCSC ultimately determined to abandon the pursuit of additional potential business combination opportunities with potential business combination targets other than Freenome because of, among other things:
•
PCSC’s directors’ and officers’ belief that Freenome was the most attractive opportunity that met PCSC’s key criteria, including due to its differentiated scientific and technological approach, its advancement toward meaningful near- and medium-term development or commercial milestones and the strength and experience of its management team;

•
Freenome’s preparedness and willingness to devote appropriate resources to expeditiously negotiate and sign a definitive agreement, consummate a business combination, and transition to becoming a public company;

•	the more advanced stage of engagement, discussions, and negotiations with Freenome, including substantial progress on key terms and conditions; and
•	Freenome’s willingness to enter into a non-binding term sheet, with exclusivity, on terms PCSC’s directors and officers believed were attractive.
On August 20, 2025, the Special Committee held a call with representatives of Ropes & Gray LLP (“Ropes & Gray”) regarding the potential engagement of Ropes & Gray by the Special Committee as its U.S. counsel.
On August 28, 2025, PCSC and Freenome finalized the terms of and executed a customary confidentiality agreement to facilitate negotiations and the completion of confirmatory due diligence.
During August 2025, PCSC contacted Jefferies and Leerink Partners, requesting that (i) Jefferies act as lead financial advisor and lead capital markets advisor to PCSC with respect to the potential business combination, (ii) Leerink Partners act as PCSC’s joint capital markets advisor, and (iii) Jefferies and Leerink Partners act as joint lead placement agents in connection with the PIPE Financing. PCSC, Jefferies and Leerink Partners executed an engagement letter in respect of such services on September 30, 2025.

During August and September 2025, Freenome connected with a number of potential advisors, including TD Securities (USA) LLC (“TD Cowen”), BTIG, LLC (“BTIG”), and Guggenheim Securities, LLC (“Guggenheim Securities”). It was determined that (i) TD Cowen would act as lead financial advisor to Freenome, (ii) BTIG would act as financial advisor to Freenome and (iii) Guggenheim Securities would act as capital markets advisor to Freenome. Freenome executed engagement letters in respect of such services in November 2025. In connection with these engagements, Freenome agreed to reimburse the financial and capital markets advisors for certain expenses in connection with the Business Combination and to pay an aggregate cash fee of $2.1 million to such advisors, payable upon the closing of the Business Combination.
On September 2, 2025, the Special Committee engaged Ropes & Gray as its U.S. counsel.
On September 8, 2025, Cooley provided to Goodwin and White & Case LLP (“W&C”), legal counsel to Jefferies and Leerink Partners, initial drafts of the form of Subscription Agreement for Perceptive Advisors and RA Capital and the form of Subscription Agreement for all other PIPE Investors. From September 8, 2025 to October 28, 2025, Cooley, Goodwin and W&C negotiated the forms of the Subscription Agreement. In parallel to the preparation of the forms of Subscription Agreement, Jefferies and Leerink Partners, as placement agents for PCSC in connection with the PIPE Financing, commenced outreach to potential investors (including existing Freenome investors) to assess interest in participating in the PIPE Financing.
On September 29, 2025, Scalar, LLC (“Scalar”) was engaged as financial advisor to the Special Committee in connection with the Business Combination.
Throughout September, October and November 2025, the Freenome Strategic Transaction Committee met multiple times to discuss (i) the status of the PIPE Financing and the transaction and (ii) the status of the potential transaction with Roche. In October 2025, the Freenome Board determined to remove Dr. Elliott as a member of the Freenome Strategic Transaction Committee in order to ensure that the Freenome Strategic Transaction Committee would consist solely of disinterested and independent Freenome Board members. As Dr. Elliott is the CEO of Freenome, it was determined he is not independent of Freenome.
On September 30, 2025, the Freenome Strategic Transaction Committee held a meeting. The Freenome Strategic Transaction Committee determined to engage certain of its own advisors as part of its continuing evaluation of the Business Combination. The Freenome Strategic Transaction Committee engaged (i) Richards, Layton & Finger P.A. (“RLF”) as its legal counsel and (ii) H.C. Wainwright & Co., LLC (“HCW”) as its financial advisor in connection with the derivation of an implied valuation analysis of Freenome.
Pursuant to its engagement, HCW agreed to perform certain valuation analyses in order to derive an implied valuation of Freenome and to assist the Freenome Strategic Transaction Committee in assessing whether any developments subsequent to the execution of the non-binding term sheet had affected such valuation. The nature and scope of HCW’s engagement did not require or include the delivery of a fairness opinion. In connection with this engagement, Freenome agreed to pay HCW a fixed cash fee of $475,000, payable upon delivery of its valuation materials, and to reimburse certain expenses and provide customary indemnification. On October 6, 2025, HCW presented certain valuation analyses to the Freenome Strategic Transaction Committee. HCW did not rely on projected or forward-looking financial information provided by Freenome in preparing its analyses. HCW’s analyses included (i) a review of selected publicly traded cancer diagnostics companies, and an examination of enterprise value-to-revenue multiples for such companies, (ii) a review of selected precedent mergers and acquisitions transactions involving cancer diagnostics companies and (iii) an IPO step-up analysis, which considered valuation step-ups observed in recent healthcare initial public offerings relative to prior private financing valuations. These categories of analyses are generally consistent with the types of financial analyses performed by Scalar, LLC (“Scalar”) in connection with Scalar’s fairness opinion, as described in “—Opinion of Scalar, LLC,” although HCW’s work differed in nature and scope and was not performed for the purpose of rendering a fairness opinion.
The materials presented by HCW were provided to the Freenome Strategic Transaction Committee for informational purposes only and did not constitute a recommendation or fairness opinion with respect to the Business Combination. The Freenome Strategic Transaction Committee considered HCW’s analyses as a “market check” in connection with its evaluation of the Business Combination and, based on a review of the respective analyses, did not identify any material inconsistencies between the general valuation ranges implied by HCW’s analyses and the financial analyses underlying Scalar’s fairness opinion, which was provided to the special committee of the board of directors of PCSC.

On October 3, 2025, PCSC and Freenome agreed to extend the Exclusivity Period to November 4, 2025.
On October 6, 2025, Cooley provided to Goodwin an initial draft of the Business Combination Agreement based upon the terms set forth in the Non-Binding Term Sheet. Between October 6, 2025 and December 3, 2025, Goodwin and Cooley exchanged numerous drafts of the Business Combination Agreement and had telephonic discussions and negotiations concerning the terms of the Business Combination Agreement. The matters in the Business Combination Agreement that were discussed and negotiated between the parties and their respective counsel included: (i) the inclusion of a post-closing purchase price adjustment mechanism and related escrow; (ii) the value of the New Freenome common stock to be used in connection with determining the Exchange Ratio (including clarifying that any shares or other equity interests of Freenome issued and outstanding in connection with either the Exact Sciences Transaction or a strategic collaboration agreement with Roche Sequencing Solutions, Inc. to commercialize Freenome’s cancer screening technology (the “Roche Transaction”) would not be taken into account as part of the Freenome shares outstanding as of immediately prior to the closing of the Business Combination for purposes of determining the applicable Exchange Ratio); (iii) the treatment of certain unpaid PCSC liabilities in connection with determining the Aggregate Transaction Proceeds; (iv) Freenome’s obligations with respect to the delivery of warrant cancellation agreements and executed Investor Rights Agreements and Transaction Support Agreements by specified Freenome stockholders; (v) the Termination Date; (vi) the composition of the New Freenome board of directors; (vii) PCSC’s obligations relating to obtaining regulatory approval of the Business Combination; and (viii) the size and terms of the New Freenome Incentive Equity Plan and the New Freenome Employee Stock Purchase Plan (including, in each case, agreement to the automatic annual increase in the number of shares of New Freenome Common Stock reserved under each).
Between mid-October 2025 and December 4, 2025, Cooley and Goodwin also exchanged and negotiated on behalf of PCSC and Freenome, respectively, drafts of the disclosure schedules to the Business Combination Agreement and the other ancillary documents, including the Investor Rights Agreement, the Transaction Support Agreement, the New Freenome certificate of incorporation and bylaws, the Lock-Up Agreement and the Sponsor Letter Agreement.
On November 4, 2025, PCSC and Freenome agreed to further extend the Exclusivity Period to December 19, 2025.
On November 18, 2025, Freenome announced its entry into the Roche Transaction. The final terms of the Roche Transaction are described in “Information about Freenome—Key Collaborations”.
Following the announcement of the Roche Transaction, over the course of mid-November 2025 through December 4, 2025, Cooley, Goodwin and W&C negotiated the terms of the Subscription Agreement with the various PIPE Investors.
On November 26, 2025, Cooley circulated to the PCSC Board written materials summarizing the key terms of the then-current drafts of the Business Combination Agreement and related ancillary documents.
On November 28, 2025, a meeting of the Special Committee was held by videoconference, with representatives of Ropes & Gray LLP in attendance. At the meeting, referring to the summary materials provided by Cooley to the members of the PCSC Board on November 26, 2025, representatives of Ropes & Gray provided an update on the proposed Business Combination, including the key terms of the Business Combination Agreement and related ancillary documents, as well as the directors’ duties as members of the PCSC Board under Cayman Islands law. Also at this meeting, the Special Committee unanimously approved the engagement of Maples and Calder (Cayman) LLP (“Maples”) as Cayman Islands counsel to the Special Committee.
On December 1, 2025, a meeting of the Special Committee was held by videoconference, with PCSC management and representatives of Ropes & Gray, Maples, Cooley, Jefferies and Scalar in attendance. At the meeting, PCSC management and representatives of Cooley provided the Special Committee with an update and overview of the potential business combination and the process related thereto, the key terms of the Business Combination Agreement, as well as certain key developments. PCSC management also discussed with the Special Committee the expected timeline and process for a potential signing of the Business Combination Agreement. Also at this meeting, representatives of Jefferies provided an overview of the PIPE transactions process, the PIPE Investors, and the material terms of the PIPE transaction documents, and representatives of Scalar provided the Special Committee with its preliminary analysis of the financial aspects of the business combination, and representatives of Maples presented an overview of the directors’ duties as members of the PCSC Board under Cayman Islands law.
On December 4, 2025, Scalar provided a customary relationship disclosure letter to representatives of PCSC, Cooley and Ropes & Gray which was shared with the Special Committee.

Also on December 4, 2025, a meeting of the Special Committee was held by videoconference, with PCSC management and representatives of Cooley, Ropes & Gray, Maples and Scalar in attendance. At the meeting, PCSC management and representatives of Cooley provided the Special Committee with an update on the potential business combination, the definitive transaction documents, and the process related thereto. Also at the meeting, representatives of Scalar reviewed with the Special Committee Scalar’s financial analysis of the Business Combination and rendered to the Special Committee its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Annex L to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be paid by PCSC to the stockholders pursuant to the Business Combination Agreement was fair from a financial point of view to (1) the PCSC Class A Shareholders (other than the Excluded Parties) and (2) PCSC. Based on the factors cited in “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination”, the Special Committee then unanimously (i) determined that the entry into the Business Combination Agreement and the other ancillary documents to which PCSC is a party, and the consummation of the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interest of, PCSC and shareholders of PCSC, (ii) recommended to the PCSC Board that it approve the Business Combination Agreement, such other ancillary documents, and the consummation of the transactions contemplated thereby, including the Mergers, and (iii) subject to the terms and conditions of the Business Combination Agreement, resolved to recommend that the shareholders of PCSC adopt the Business Combination Agreement and approve the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Special Committee Recommendation”).
Also on December 4, 2025, a meeting of the PCSC Board was held by videoconference with representatives of Cooley, Ropes & Gray, Ogier, counsel to PCSC with respect to matters of Cayman Islands law since PCSC’s initial public offering, and members of PCSC management in attendance. At the meeting, Cooley and Ogier reviewed the PCSC Board’s fiduciary duties under Cayman law, and then PCSC’s management and representatives of Cooley provided the PCSC Board with an overview of the proposed Business Combination and the key terms of the Business Combination Agreement and related ancillary documents. The PCSC Board was also provided with the Special Committee Recommendation. In addition, members of the PCSC Board reviewed the relationships among certain of the members of the PCSC Board, PCSC officers, the Perceptive PIPE Investor, the Sponsor and Freenome with respect to the proposed Business Combination that were reviewed at the August 6, 2025 meeting of the PCSC Board. Based on the factors cited in “Business Combination Proposal—The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination” and in light of the fact that the implied fair market value of the vested equity of Freenome to be acquired in the Business Combination was equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination, the PCSC Board unanimously determined, among other things, (i) that it is in the best interests of PCSC to negotiate, execute and deliver the Business Combination Agreement and the ancillary documents thereto, and to consummate the Business Combination, including, but not limited to, the Domestication, the Mergers and the PIPE Financing, (ii) to authorize and approve the form, terms and provisions of the Business Combination Agreement, the Subscription Agreements and the ancillary documents thereto, and PCSC’s performance thereunder and the transactions contemplated thereby, and (iii) that each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is in the best interests of PCSC and its shareholders, and to recommend that PCSC’s shareholders adopt and approve at the PCSC Shareholders Meeting each such proposal.
The Freenome Strategic Transaction Committee, consisting of Deepika Pakianathan, Randal Scott, and Douglas VanOort met on December 1, December 2, and December 3, 2025, with varying members of Freenome management, including Riley Ennis, Aaron Elliott, and Thomas Fitzpatrick, certain of Freenome’s financial advisors from TD Cowen, Delaware special counsel to the committee from RLF, and Goodwin representatives, to review the final terms of the transaction. On December 3, 2025, the Freenome Strategic Transaction Committee determined to recommend that the Freenome Board approve the transaction, and on December 4, 2025, the Freenome Strategic Transaction Committee unanimously adopted resolutions (i) determining that the entry into the Business Combination Agreement and the other ancillary agreements to which Freenome is a party, and the consummation of the transactions contemplated thereby, are advisable and fair to, and in the best interest of, Freenome and its stockholders; and (ii) recommended to the Freenome Board that it approve the Business Combination Agreement, such other ancillary agreements and the consummation of the transactions contemplated thereby, and that the Freenome Board resolve, subject to the terms and conditions of the Business Combination Agreement, to recommend that the Freenome stockholders adopt the Business Combination Agreement and approve the transactions contemplated thereby.
On December 4, 2025, the Freenome Board held a meeting via teleconference. Following discussions, and upon the recommendation of the Freenome Strategic Transaction Committee, the Freenome Board agreed to adopt and approve resolutions that, among other things, (i) approved the execution, delivery and performance of the Business Combination Agreement and the ancillary agreements; (ii) determined that the Business Combination Agreement, the ancillary agreements, the Business Combination, and other transactions, upon the terms and subject to the conditions set forth therein, are advisable and fair to and in the best interests of Freenome and the Freenome Stockholders; (iii) directed that the adoption of the Business Combination Agreement be submitted to the Freenome Stockholders for consideration and recommended that all of the Freenome Stockholders adopt the Business Combination Agreement; (iv) recommended that the Freenome Stockholders approve the Business Combination and such other transactions and adopt the Business Combination Agreement and the ancillary agreements to which Freenome is a party and (v) approved the filing of a proxy statement in connection therewith.
On December 5, 2025, final versions of the Subscription Agreements were distributed to the prospective PIPE Investors, which reflected the outcome of negotiations between PCSC, Freenome and the prospective PIPE Investors and their respective representatives and advisors. Later that day, the prospective PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts, and PCSC and Freenome determined final investment allocations with respect to the PIPE Financing. No material valuations or other information about PCSC, Freenome, New Freenome or the Business Combination were provided to potential PIPE Investors that have not been disclosed publicly.
Also on December 5, 2025, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements and applicable Transaction Support Agreements, which provided for binding subscriptions to purchase an aggregate of 24,000,000 shares of New Freenome Common Stock at $10.00 per share.
Later on December 5, 2025, PCSC and Freenome issued a joint press release announcing the execution and delivery of the Business Combination Agreement and Subscription Agreements.
Freenome’s Reasons for the Business Combination
In the course of reaching their decisions to recommend and to approve the Business Combination, respectively, the Freenome Strategic Transaction Committee and Freenome Board held numerous meetings, consulted with Freenome’s management, financial advisors and legal counsel, and considered a wide variety of factors including, among others, the below material factors (which factors are not necessarily presented in any order of relative importance):
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the Business Combination will expand both the access to capital for Freenome and the range of investors potentially available as a public company, compared to the investors Freenome could otherwise gain access to if it continued to operate as a privately-held company;

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Freenome’s expected cash resources and need for additional capital to fund the development and commercialization of its product, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of capital from strategic healthcare investors at the time of Closing;

•	the potential benefits from increased public market awareness of Freenome and its product and product candidates;
•	the historical and current information concerning Freenome’s business, including its financial performance and condition, operations, management and research and development programs;
•	the competitive nature of the industry in which Freenome operates;
•	the Freenome Board’s fiduciary duties to Freenome’s stockholders;
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the Freenome Board’s belief that this transaction provides a viable public listing strategy and access to available capital, and addresses the risk of the lack of an available or unfavorable market for an initial public offering at a later date;

•	the terms and conditions of the Business Combination Agreement; and
•	the likelihood that the Business Combination will be consummated on a timely basis.
In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Freenome Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Freenome Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
The Freenome Strategic Transaction Committee and Freenome Board also considered a number of uncertainties and risks in its deliberations concerning the Business Combination and the other transactions contemplated by the Business Combination Agreement, including the following:
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the possibility that the Business Combination might not be completed in a timely manner or at all, and the potential adverse effect of the public announcement of the Business Combination on the reputation of Freenome and the ability of Freenome to obtain financing in the future in the event the Business Combination is not completed;

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the costs involved in connection with completing the Business Combination, the time and effort of Freenome management required to complete the Business Combination, the related disruptions or potential disruptions to Freenome’s business operations and future prospects, including its relationships with its employees, licensors, contract research organizations and partners and others that do business or may do business in the future with Freenome, and related administrative challenges associated with combining the companies;

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the additional expenses and obligations to which Freenome’s business will be subject following the Business Combination that Freenome has not previously been subject to, and the operational changes to Freenome’s business, in each case that may result from being a public company;

•	the fact that the representations and warranties in the Business Combination Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing;
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the risk that the current Public Shareholders of PCSC can redeem their PCSC Class A Shares for cash in connection with the consummation of the Business Combination, thereby reducing the amount of cash available to New Freenome following the consummation of the Business Combination;

•	the possibility of litigation challenging the Business Combination; and
•	various other risks associated with the combined organization and the merger, including the risks described in the section entitled “Risk Factors” in this prospectus.
The foregoing information is not intended to be exhaustive but summarizes the material factors considered by the Freenome Board in its consideration of the Business Combination Agreement and the transactions contemplated.
The Freenome Strategic Transaction Committee also undertook a robust evaluation of the Business Combination, and hired independent legal and financial advisors. Following the recommendation of the Freenome Strategic Transaction Committee, the Freenome Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Freenome Board approved the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.
This explanation of reasons for the Freenome Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Interests of Freenome’s Directors and Officers
Freenome’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the Freenome Shareholders generally. These interests include, among other things, the interests listed below:
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Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome. In light of her relationship with both Freenome and the Perceptive PIPE Investor, an affiliate of the Sponsor, and to avoid any potential conflicts of interest, Freenome formed the Freenome Strategic Transaction Committee.

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Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of New Freenome: Drs. Elliott and Lin and Messrs. Ennis and Le. For a description of these arrangements see “Management of New Freenome Following the Business Combination—Executive Officers.”

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In connection with the closing of the Business Combination, Dr. Elliott is expected to receive the Initial Equity Awards and Anti-Dilution Equity Awards. See “Executive Compensation—Employment Arrangements in Place Prior to the Business Combination for Named Executive Officers.”

Certain of Freenome’s directors are holders of, and/or are affiliated with entities that are holders of, Freenome equity interests and in such capacity will be entitled to receive the shares of New Freenome Common Stock payable to all holders of such equity interests pursuant to the terms of the Business Combination Agreement. Additionally, certain of Freenome’s directors are affiliated with entities that are PIPE Investors. See “Certain Relationships and Related Person Transactions—Freenome” and “Beneficial Ownership of Securities.”
The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination
The prospectus for PCSC’s initial public offering identified general criteria and guidelines that PCSC’s management team believed would be important in evaluating prospective target businesses, although in such prospectus PCSC also indicated that it may enter into a business combination with a target business that does not meet these criteria and guidelines. Freenome met a number of the criteria and guidelines that were identified in PCSC’s initial public offering prospectus, and following due diligence conducted by PCSC’s management and its advisors, and detailed discussions with Freenome, PCSC believed Freenome to be an attractive business combination target.
The Special Committee and the PCSC Board, in evaluating the business combination with Freenome, (a) considered a wide variety of factors, including but not limited to, the factors discussed below, (b) reviewed the results of due diligence conducted by PCSC’s management team, and (c) consulted with their respective legal counsel, financial and accounting advisors and other advisors, before reaching their respective determinations (i) that the terms and conditions of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of PCSC and its shareholders, as a whole, and (ii) to recommend that PCSC’s shareholders approve the Business Combination Agreement, the consummation of the transactions contemplated thereby and the performance by PCSC of its obligations thereunder.
In light of the complexity of the factors considered in connection with their evaluation of the Business Combination, the Special Committee and the PCSC Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors taken into account in reaching their respective decisions. Rather, the Special Committee and the PCSC Board based their evaluation, negotiation and recommendation of the Business Combination on the totality of information available and the factors presented to and considered by them. In addition, individual members of the Special Committee and the PCSC Board may have given different weights to different factors. This explanation of the reasons for the Special Committee and the PCSC Board’s approval of the Business Combination, and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Before reaching their respective decision, the Special Committee and the PCSC Board, in consultation with their respective legal counsel, financial and accounting advisors and other advisors, reviewed the results of the due diligence conducted by PCSC’s management, which included:
•	meetings with Freenome’s management team to understand and analyze Freenome’s business and prospects;
•	legal due diligence conducted by Cooley;
•	review of Freenome’s historical financial information; and
•	review of the proposed structure of the Business Combination and drafts of definitive documents.
In approving the Business Combination, the Special Committee determined to obtain a fairness opinion from an experienced and qualified independent financial advisor, Scalar. In addition, the officers and directors of PCSC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, but particularly the healthcare and life sciences industries, and concluded that their experience and background, together with the experience and sector expertise of PCSC’s advisors and the advisors of the Special Committee, enabled them to make the necessary analyses and determinations regarding the Business Combination.
The Special Committee and the PCSC Board considered a variety of factors, including the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:
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Novel Technology for Early Cancer Detection, with Positive Data. Freenome’s commercial, flagship testing product, the SimpleScreen CRC v1, which is designed to deliver high sensitivity at the earliest and most treatable stages of colorectal cancer (CRC), is supported by the largest prospective study of its kind, PREEMPT CRC, which met all primary endpoints (topline readout completed in April 2024) and is designed to meet FDA requirements for a first-line label. Freenome has completed the premarket approval application submission for the SimpleScreen CRC v1 and expects FDA approval in 2026.

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Critical and Valuable Commercial Partnerships. The Special Committee and the PCSC Board believe that (i) Freenome’s exclusive U.S. license agreement with Exact Sciences, a leading provider of cancer screening and diagnostic tests, to commercialize SimpleScreen CRC and (ii) Freenome’s exclusive agreement with Roche to expand ongoing technology collaboration and develop and commercialize cancer screening tests outside the U.S., will accelerate market adoption of Freenome’s diagnostic tests and enhance Freenome’s overall screening platform to expedite the development of personalized screening tests for multiple types of cancer indications. For more information, see “Information about Freenome—Key Collaborations—Exact Collaboration and License Agreement.”

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Market Opportunity. The Special Committee and the PCSC Board believe that Freenome’s technology has a significant market opportunity. The Special Committee and the PCSC Board believe that Freenome has promising and differentiated diagnostic blood-based test programs, built off of the components of Freenome’s artificial intelligence and machine learning-based platform.

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Experienced Leadership Team. The Special Committee and the PCSC Board believe that Freenome has a proven and experienced team that is positioned to successfully lead New Freenome after the Business Combination and advance its diagnostic tests.

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Transaction Proceeds. Depending on the extent of redemptions by PCSC’s public shareholders and on the final amount of transaction expenses incurred in connection with the Business Combination, the Business Combination is expected to provide up to approximately $330 million of gross cash proceeds to New Freenome. This additional cash injection is expected to, among other things, fund New Freenome’s business plan through 2028 in all four redemption scenarios. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

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Opinion of the Special Committee’s Financial Advisor. The oral opinion of Scalar (subsequently confirmed in writing) rendered to the Special Committee on December 4, 2025, to the effect that, as of such date and based upon and subject to the Procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Scalar in preparing its opinion (attached as Annex L to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be paid by PCSC to the Freenome Stockholders pursuant to the Business Combination Agreement was fair from a financial point of view to PCSC Class A Shareholders (other than the Excluded Parties) and PCSC, as more fully described below under the caption “Business Combination Proposal—Opinion of Scalar, LLC.”

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PIPE Equity Commitment. A group of institutional and accredited investors, including certain existing Freenome Stockholders and PCSC Shareholders, have committed $240.0 million in PIPE subscriptions, with those investors who are existing Freenome Stockholders (other than those investors who are existing PCSC Shareholders) subscribing for approximately $72.4 million of the PIPE Financing, those investors who are existing PCSC Shareholders (other than those investors who are existing Freenome Stockholders) subscribing for approximately $15.0 million of the PIPE Financing, those investors who are existing shareholders of both PCSC and Freenome (other than the Perceptive PIPE Investor) subscribing for approximately $52.6 million of the PIPE Financing, the Perceptive PIPE Investor subscribing for an aggregate of $55.0 million of the PIPE Financing, and those investors who are neither existing Freenome Stockholders nor existing PCSC Shareholders subscribing for $45.0 million of the PIPE Financing. This was viewed by the Special Committee and the PCSC Board as support from investors for the opportunities represented by the Business Combination, and provides for additional capital for the execution by New Freenome of its business plan after the Business Combination is completed.
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Other Alternatives. The Special Committee and the PCSC Board believed, after a review of other business combination opportunities reasonably available to PCSC, that the proposed Business Combination represents the best potential business combination for PCSC based on its evaluation of Freenome and other potential business combination targets.

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Due Diligence. PCSC’s management team, with the assistance of PCSC’s financial, legal and regulatory advisors, conducted a due diligence review of Freenome including extensive telephonic and in-person meetings with the management team and advisors of Freenome regarding Freenome and its business plan, operations, prospects, evaluation analyses with respect to the Business Combination, review of material contracts, Freenome’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

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Financial Condition. The Special Committee and the PCSC Board reviewed factors such as Freenome’s historical financial results, outlook and business and financial plans. In reviewing these factors, the Special Committee and the PCSC Board believe that Freenome is well positioned in its industry for potential strong future growth and therefore is likely to be positively viewed by public investors.

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Reasonableness of Consideration. Following a review of the financial data provided to PCSC, the due diligence of Freenome’s business conducted by PCSC’s management, PCSC’s advisors and the Special Committee’s advisors, including the fairness opinion delivered to the Special Committee by Scalar, and the support for the pre-transaction equity value of Freenome of $725 million that was expressed by PIPE Investors that decided to participate in the PIPE Financing, the management of PCSC determined that the aggregate consideration to be paid in the Business Combination was reasonable.

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Negotiated Transaction. The Special Committee and the PCSC Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions of the Business Combination Agreement, as well as the strong commitment by both PCSC and Freenome to complete the Business Combination. The Special Committee and the PCSC Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between PCSC and Freenome.

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Post-Closing Economic Interest in New Freenome. If the Business Combination is consummated, PCSC’s shareholders (other than the public shareholders that sought redemption of their public shares) would have a meaningful economic interest in New Freenome and, as a result, would have a continuing opportunity to benefit from the success of New Freenome following the consummation of the Business Combination.

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Lock-Up. Pursuant to the Lock-up Agreement and subject to customary exceptions set forth therein, the shares of New Freenome Common Stock beneficially owned or owned of record by the Sponsor, the Perceptive PIPE Investor, certain officers and directors of PCSC and New Freenome (including any shares of New Freenome Common Stock issued pursuant to the PIPE Financing or shares of New Freenome Common Stock issued pursuant to the Business Combination Agreement) will be subject to a six-month lock-up period beginning on the Closing Date.

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Industry and Trends. Freenome’s business approach combines a multiomics platform that analyzes multiple signals in the blood with artificial intelligence and machine learning to tune into cancer’s subtlest clues, even at the earliest stages of the disease. The Special Committee and the PCSC Board consider Freenome’s novel approach towards cancer detection attractive, and, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), believe it has continued growth potential in future periods.

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Advisor Special Purpose Acquisition Company Experience. The fact that PCSC received advice on financial and strategic matters in connection with the Business Combination from advisors that have expertise in a wide variety of special purpose acquisition company transactions. Certain directors and officers of PCSC have held director and officer positions at multiple special purpose acquisition companies that have successfully completed business combinations in the healthcare industry.
The Special Committee and the PCSC Board also identified and considered a variety of factors and risks, potentially weighing negatively against pursuing the Business Combination, including, but not limited to, the following which are not weighted or in any order of significance:
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Macroeconomic Risks. The risk that the future financial performance of Freenome may not meet the Special Committee’s and the PCSC Board’s expectations due to factors in Freenome’s control or outside of its control.

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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the financial results and the other business benefits anticipated to result from the Business Combination.

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Redemption Risk. The potential that a significant number of public shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Governing Documents. However, even in the event that a significant number of public shareholders elect to redeem their shares, this redemption would not be expected to, on its own, prevent the consummation of the Business Combination.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
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Exclusivity. The fact that the Business Combination Agreement includes an exclusive dealing provision that prohibits PCSC from soliciting or cooperating with other business combination proposals, which restricts PCSC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, under the Business Combination Agreement, unless required by applicable law, the PCSC Board may not modify or withdraw in a manner adverse to Freenome its recommendation to the PCSC shareholders to vote in favor of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus.

•	Shareholder Vote. The risk that PCSC’s shareholders may fail to provide the votes necessary to effect the Business Combination.
•	Market Volatility. The possibility that the market for PCSC Class A Shares experiences volatility and disruptions, causing deal disruption.
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Liquidation of PCSC. The risks and costs to PCSC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PCSC being unable to effect a business combination by June 13, 2026, unless otherwise extended, and force PCSC to liquidate.

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Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within PCSC’s control, including but not limited to approval by PCSC shareholders. See “Business Combination Proposal—Conditions to Closing of the Business Combination” for more information.

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Listing Risks. The challenges associated with preparing Freenome, a privately held entity, for the applicable disclosure, controls and listing requirements to which New Freenome will be subject as a publicly traded company on Nasdaq or another stock exchange.

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Fees and Expenses. The expected fees and expenses associated with the Business Combination and related transactions, some of which would be payable regardless of whether the Business Combination is ultimately consummated, and the substantial time and effort of management required to complete the Business Combination.

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Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Interests of Certain Persons. The Special Committee was aware that the Perceptive PIPE Investor is an investor in Freenome. The Special Committee was also aware that the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers, and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of unaffiliated PCSC shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. Such interests are described in more detail under the caption “The Business Combination—Interests of the Sponsor, the Perceptive PIPE Investor, and PCSC’s Directors and Officers in the Business Combination.” The PCSC Board took several steps to mitigate these potential conflicts of interest, including establishing the Special Committee, comprised of three independent directors of PCSC, and requiring Special Committee approval of the Business Combination as a condition precedent to the PCSC Board’s approval of the Business Combination. The Special Committee also engaged Scalar to render an opinion and engaged Ropes & Gray and Maples as separate legal counsel to the Special Committee. Additionally, the Perceptive PIPE Investor’s designee on the Freenome Board recused herself from Freenome Board discussions regarding the Business Combination.

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Public Shareholders Will Have a Minority Ownership Interest in New Freenome. The fact that current public shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination and, as a result, such public shareholders will collectively own a minority interest in New Freenome after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by the Freenome stockholders, the Sponsor, the Perceptive PIPE Investor and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders. Having a minority ownership interest may reduce the influence that current public shareholders have on the management of New Freenome. For more information, see “The Business Combination—Equity Ownership Upon Closing” and “Dilution.”

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Absence of Possible Structural Protections for Minority Shareholders. The PCSC Board took several steps to mitigate potential conflicts of interest, including requiring Special Committee approval of the Business Combination as a condition precedent to the PCSC Board’s approval of the Business Combination. However, other possible structural protections were not put in place. For example, the Business Combination does not require approval of a majority of unaffiliated security holders, and the Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of PCSC and the business of Freenome described under the section entitled “Risk Factors.”
In recommending the Business Combination to PCSC shareholders, the Special Committee considered each of the above factors along with Scalar’s opinion described below under the heading “Opinion of Scalar, LLC.”
The Special Committee and the PCSC Board concluded that the potential benefits that they expected PCSC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Special Committee and the PCSC Board determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement and consummated in connection with the Business Combination, are advisable and in the best interests of PCSC and its shareholders, as a whole.
Benefits and Detriments of the Business Combination and PIPE Financing
The following describes the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination and PIPE Financing:
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PCSC: The PCSC Board and the Special Committee determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to Freenome’s novel technology for early cancer detection, critical and valuable commercial partnerships, commercialization strategy, market opportunity, experienced leadership team, and the existence and size of the PIPE Financing. The Special Committee also reviewed the financial analysis and opinion of Scalar to the effect that, as of December 4, 2025 and based upon and subject to the assumptions, limitations, qualifications and other conditions on the review undertaken, the consideration to be delivered to the Freenome Stockholders in the First Merger pursuant to the Business Combination Agreement was fair from a financial point of view to PCSC and the PCSC Unaffiliated Shareholders. The Special Committee and the PCSC Board also considered the potential detriments of the Business Combination to PCSC, including the regulatory risks, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, the absence of possible structural protections for minority shareholders, and the risks and costs to PCSC if the Business Combination is not achieved, including the risk that it may result in PCSC being unable to complete a business combination and force PCSC to liquidate. For more information, see “— The Special Committee’s and the PCSC Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”
•
Sponsor and the Perceptive PIPE Investor: The Sponsor and the Perceptive PIPE Investor expect to receive substantial consideration in the Business Combination, including the following shares, calculated assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario: (i) 2,066,250 shares of New Freenome Common Stock upon the exchange of 2,066,250 PCSC Class B Shares in the Domestication, which were initially purchased by the Sponsor prior to PCSC’s initial public offering for approximately $0.01 per share, and which will be voluntarily converted on a one-for-one basis into PCSC Class A Shares immediately prior to the Domestication, which will then automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock, valued at $10 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement, (ii) 286,250 shares of New Freenome Common Stock upon the exchange of 286,250 PCSC Class A Shares in the Domestication, which were initially purchased in a private placement that closed concurrently with PCSC’s initial public offering for $10 per share, which will automatically convert at the effective time of the Domestication into an equal number of shares of New Freenome Common Stock valued at $10 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement, (iii) 5,500,000 shares of New Freenome Common Stock, which is equal to the Perceptive PIPE Investor’s $55 million PIPE Financing divided by $10, the price per share of New Freenome Common Stock to be issued pursuant to the PIPE Financing, and (v) an estimated 5,615,003 shares of New Freenome Common Stock upon the exchange of Freenome capital stock in the First Merger held by the Perceptive PIPE Investor, which is determined by reference to the estimated Conversion Ratio using the assumed per share price of $10 in the Business Combination pursuant to the Business Combination Agreement. The Sponsor and its affiliates, including Perceptive Advisors, LLC, are also entitled to continued indemnification by New Freenome following the Closing pursuant to the terms of the Business Combination Agreement. The Sponsor is also entitled to the repayment of any Working Capital Lonas made by the Sponsor (of which there are none as of the date of this proxy statement/prospectus) and the payment of $15,000 per month by PCSC to the Sponsor for office space, secretarial and administrative services pursuant to the Administrative Services and Indemnification Agreement dated June 11, 2024, by and between PCSC and the Sponsor. For more information, see “— Compensation to be Received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s Officers and Directors in Connection with the Business Combination and PIPE Financing.” The Sponsor will only be able to realize a return on their equity in PCSC (which may be materially higher than the return realized by public shareholders) if PCSC completes a business combination. In addition, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, PCSC may be unable to consummate a business combination and be forced to liquidate, resulting in the Sponsor’s investment being worthless.

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PCSC Independent Directors: PCSC’s independent directors (Messrs. McKenna, Song and Waksal) each own 30,000 PCSC Class B Shares, which will be exchanged for 30,000 shares of New Freenome Common Stock in the Domestication. Such persons have waived any claim against the trust account for redemption of such PCSC Class B Shares. PCSC’s independent directors are also entitled to the repayment of any out-of-pocket expenses (of which there are none as of the date of this proxy statement/prospectus). Accordingly, in the event that PCSC liquidates, the PCSC independent directors may lose their entire investment. In addition, the PCSC directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

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Freenome: The Freenome Board and the Freenome Strategic Transaction Committee determined that the Business Combination presents an attractive business opportunity in light of certain factors, including that the Business Combination will expand both the access to capital for Freenome and the range of investors potentially available to Freenome as a public company, and taking into account Freenome’s expected cash resources and need for additional capital to fund the development of its diagnostic tests, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of capital at the time of Closing. The Freenome Strategic Transaction Committee and Freenome Board also considered the potential detriments of the Business Combination to Freenome, including the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, and the time and effort of Freenome management required to complete the Business Combination. For more information, see “— Freenome’s Reasons for the Business Combination” and various risks described under the section entitled “Risk Factors.”

Unaffiliated PCSC public shareholders: The unaffiliated public shareholders have the opportunity to evaluate and consider whether or not to redeem their public shares in connection with the consummation of the Business Combination. Non-redeeming public shareholders will have the opportunity to participate in the potential future growth of Freenome, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the PCSC Board described more fully in “— The Special Committee’s and the PCSC Board’s Reasons for Approval of the Business Combination,” the various other risks associated with the Business Combination, the business of PCSC and the business of Freenome, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “— Interests of the Sponsor, the Perceptive PIPE Investor, and PCSC’s Directors and Officers in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Dilution.” Redeeming public shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the trust account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming public shareholders face the potential of not realizing any future growth in value of Freenome following the Business Combination.
Opinion of Scalar, LLC
On December 4, 2025, at a meeting of the Special Committee, Scalar rendered its oral opinion to the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to (1) the PCSC Class A Shareholders (for purposes of such opinion and this summary, other than Freenome, the Sponsor, the Key Supporting Company Stockholders, the holders of PCSC Class A Shares who elect to redeem their shares prior to or in connection with the Business Combination, and the PIPE Investors, which we refer to collectively as the Excluded Parties) and (2) PCSC, of the Consideration (as defined in such opinion) to be paid by PCSC to the Freenome stockholders pursuant to the Business Combination Agreement (without giving effect to any impact of the Business Combination on any particular PCSC Class A Shareholder other than in its capacity as a PCSC Class A Shareholder), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion. For purposes of Scalar’s opinion and this summary, the “Consideration” consisted of the total number of shares of New Freenome Common Stock to be issued for the shares of common stock and preferred stock of Freenome (collectively, “Company Shares”).
The full text of Scalar’s written opinion, dated December 4, 2025, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex L. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of Special Committee and does not constitute a recommendation as to how any stockholder of PCSC should vote or act (including with respect to any redemption rights) with respect to the Business Combination or any other matter.
In arriving at its opinion, Scalar, among other things:
•	reviewed a draft of the agreed form, dated November 12, 2025, of the Sponsor Letter Agreement;
•	reviewed a draft, dated December 3, 2025, of the Business Combination Agreement;

•	reviewed a draft, dated November 3, 2025, of the Investor Subscription Agreements (the drafts described in these first three bullets, the “Reviewed Transaction Documents”);
•	reviewed certain publicly available business and financial information relating to PCSC and the Company;
•
reviewed certain historical financial information and other data relating to the Company that were provided to Scalar by the management of PCSC, approved for our use by PCSC and not publicly available;

•	reviewed certain management data relating to the business prospects of the Company that were provided to Scalar by the management of PCSC, approved for Scalar’s use by PCSC and not publicly available;
•
conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results and financial prospects of the Company and its addressable market and the Business Combination;

•	reviewed current and historical market prices of the PCSC Class A Shares;
•	reviewed certain financial and market data of the Company and compared that data with publicly available data for certain other companies similar to Freenome;
•	reviewed certain pro forma effects relating to the Business Combination, including estimated transaction costs and the effects of anticipated financings, approved for Scalar’s use by PCSC; and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as Scalar deemed necessary or appropriate.
In performing its analysis and rendering its opinion, with PCSC’s consent, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar further relied upon the assurances of the management of PCSC that the financial information provided had been prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading.
Scalar assumed that the Business Combination will have the tax consequences described in discussions with, and materials furnished to Scalar by, representatives of the Company or PCSC, including that (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Mergers, taken together, will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and (iii) the Mergers and the PIPE Financing, taken together, will be treated as an integrated transaction qualifying under Section 351(a) of the Code and Treasury Regulations promulgated thereunder. Scalar is not a legal, accounting, regulatory, or tax expert and its opinion does not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understood that PCSC obtained such advice as it deemed necessary from qualified professionals, and Scalar assumed the accuracy and veracity of all assessments made by such advisors to the Company or PCSC with respect to such matters.
In arriving at its opinion, with PCSC’s consent and without independent verification, Scalar relied upon and assumed that except as would not be in any way meaningful to Scalar’s analysis: (a) the final form of each of the Reviewed Transaction Documents, as executed by the parties thereto, will not differ from the drafts that Scalar reviewed, (b) the representations and warranties of all parties to the Business Combination Agreement, and any related transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Business Combination Agreement and any related transaction documents, (c) the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement and related transaction documents, without any waiver or amendment of any term or condition thereof, and (d) there had been no material change in the assets, financial condition, business or prospects of any party to the Business Combination Agreement since the date of the most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all governmental, regulatory or other third-party approvals and consents necessary for the consummation of the Business Combination or otherwise contemplated by the Business Combination Agreement will be obtained without delay, limitation, restriction or condition and otherwise in a way that will not have any adverse effect on the Company or PCSC, or on the expected benefits of the Business Combination, in any way meaningful to Scalar’s analysis.

In addition, Scalar relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of PCSC’s senior management and the Company’s senior management as to, among other things, (a) the potential impact on the Company of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and related industries, (b) the Company’s existing and future products, services, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; the timing of successful regulatory approvals and clearances; compliance with relevant regulatory requirements; and the potential impact of competition thereon) and (c) PCSC’s and the Company’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to the Company, the Business Combination and its contemplated benefits). Scalar assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on PCSC, the Company or the Business Combination (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Scalar’s analyses or opinion.
Given PCSC’s nature as a special purpose acquisition company, for purposes of its opinion and with PCSC’s consent, Scalar assumed a value of $10.61 per PCSC Share in calculating the value of the New Freenome Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.61 per share value being based on (a) $91,550,673.98, which was the value of the assets held in PCSC’s Trust Account as of November 30, 2025, divided by (b) 8,625,000, which was the number of outstanding PCSC Class A Shares subject to redemption as of October 31, 2025. In rendering its Opinion, Scalar did not express any view or opinion as to what the value of any PCSC Shares will be when issued pursuant to the Business Combination or the price or range of prices at which any PCSC Class A Shares, PCSC Class B Shares or other securities or financial instruments of or relating to PCSC may trade or otherwise be transferable at any time before or after announcement or consummation of the Business Combination. Additionally, Scalar expressed no opinion with respect to the PCSC Class B Shares and PCSC Preference Shares.
In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or PCSC and Scalar was not furnished or provided with any such appraisals or valuations, nor did Scalar evaluate the solvency of the Company or PCSC under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Scalar in connection with its Opinion were going concern analyses, assuming the Business Combination was consummated in accordance with the terms of the Business Combination Agreement. Scalar did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or PCSC was a party or may be subject, and at PCSC’s direction and with PCSC’s consent, Scalar’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
Scalar’s opinion was necessarily based upon economic, monetary, market, and other conditions as in effect on, the information available to Scalar as of, and the facts and circumstances as they existed on, the date of Scalar’s written opinion and Scalar’s opinion speaks only as of such date; events occurring after that date could materially affect the assumptions used in preparing Scalar’s opinion. Scalar has not undertaken to update, reaffirm, or revise its opinion or otherwise comment upon any events occurring after the date of Scalar’s written opinion, material information provided to Scalar after that date, or any change in facts or circumstances that occurred after that date, and Scalar does not have any obligation to update, revise, or reaffirm its opinion.
Scalar’s opinion did not address PCSC’s underlying business decision to engage in the Business Combination, the relative merits of the Business Combination as compared to other business or investment strategies or transactions that might be available to PCSC, or whether the Consideration to be delivered to Freenome stockholders pursuant to the Business Combination Agreement represents the best price obtainable. In connection with Scalar’s engagement, Scalar was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, PCSC or any other alternative transaction. Scalar’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to PCSC Class A Shareholders (other than the Excluded Parties) of the Consideration to be paid by PCSC to the Freenome stockholders pursuant to the Business Combination Agreement. Scalar was not asked to, and did not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified therein, of the Business Combination Agreement or any related documents or the form of the Business Combination or any related transaction (including any agreement or transaction between any Excluded Party and the Company or PCSC), including the fairness of the Business Combination to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of PCSC, the Company, or any of their respective affiliates. Scalar was not asked to, and did not, offer any opinion with respect to any ongoing obligations of the Company, PCSC, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any Reviewed Transaction Documents, any other agreement related to the Business Combination, or under applicable law, any allocation of the Consideration (or any portion thereof), or the fair market value of the Company, PCSC, PCSC’s ordinary shares, or the Company Shares. In addition, Scalar expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Business Combination, any Excluded Parties, or any class of such persons, whether relative to the Consideration or otherwise. Scalar’s opinion (i) did not address the individual circumstances of specific holders of PCSC’s securities (including PCSC Class B Shares and PCSC Preference Shares) with respect to rights or aspects which may distinguish such holders or PCSC’s securities (including PCSC Class B Shares and PCSC Preference Shares) held by such holders, (ii) did not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including PCSC Class B Shares and PCSC Preference Shares) or holders (including the Sponsor), (iii) did not address any impact of the Business Combination on any particular PCSC Class A Shareholder other than in its capacity as a PCSC Class A Shareholder, and (iv) did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of PCSC or any other party). Scalar also did not address, or express a view with respect to, any acquisition of control or effective control of PCSC by any stockholder or group of stockholders of the Company. Scalar’s opinion should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any party.
Scalar’s opinion was provided for the information and assistance of the Special Committee (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Business Combination, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act (including with respect to any redemption rights) with respect to the Business Combination or any other matter.
Summary of Scalar’s Financial Analysis
The following is a summary of the material financial analyses delivered by Scalar to the Special Committee in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Scalar. Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.
In performing its analyses, Scalar made numerous assumptions with respect to industry performance, primarily that the market conditions, the competitive landscape, and the regulatory environment for the Company’s products would remain unchanged, and assumptions related to general business and economic conditions and other matters, many of which are beyond the control of PCSC, the Company, or any other parties to the Business Combination. These analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on November 30, 2025, and is not necessarily indicative of current market conditions.
Assumed Value of New Freenome Common Stock
Given PCSC’s nature as a special purpose acquisition company, for purposes of its opinion and with PCSC’s consent, Scalar assumed a value of $10.61 per PCSC Share in calculating the value of the New Freenome Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.61 per share value being based on (a) $91,550,673.98, which was the value of the assets held in PCSC’s Trust Account as of November 30,

2025, divided by (b) 8,625,000, which was the number of outstanding PCSC Class A Shares subject to redemption as of October 31, 2025. In rendering its opinion, Scalar did not express any view or opinion as to what the value of any PCSC Shares will be when issued pursuant to the Business Combination or the price or range of prices at which any PCSC Class A Shares, PCSC Class B Shares or other securities or financial instruments of or relating to PCSC may trade or otherwise be transferable at any time before or after announcement or consummation of the Business Combination.
License Agreement Multiples Analysis
Scalar reviewed certain financial data for selected companies with publicly traded equity securities that had announced license agreements that Scalar deemed relevant for purposes of this analysis based on various factors, including the companies’ product offerings within the biotech industry and their business model. The financial data reviewed included:
•	Licensor enterprise value as of seven days prior to announcement, or “Licensor EV Pre-Announcement”;
•	Licensor enterprise value as of 30 days post-announcement, or “Licensor EV Post-Announcement”;
•	The announced nominal value of the potential license payments the licensor could receive pursuant to the license agreement, or “Potential License Payments”;
•	The change in enterprise value between the Licensor EV Pre-Announcement and the Licensor EV Post-Announcement, or “Change in EV”; and
•	The Change in EV divided by the Potential License Payments, or “Implied Multiple.”
The selected licensors and corresponding financial data included the following:

($ in thousands) Selected Licensors	Date	Licensor EV Pre-Announcement	Licensor EV Post-Announcement	Potential License Payments	Change in EV	Implied Multiple
Rani Therapeutics, LLC	10/19/25	$25,382	$186,707	$185,000	$161,325	0.87x
Arrowhead Pharmaceuticals, Inc.	09/02/25	$2,628,202	$4,483,618	$2,200,000	$1,855,416	0.84x
IDEAYA Biosciences, Inc.	09/02/25	$1,186,953	$1,392,039	$530,000	$205,086	0.39x
BioArctic AB (publ)	08/26/25	$2,100,615	$2,523,069	$802,000	$422,454	0.53x
Jazz Pharmaceuticals plc	08/20/25	$10,798,568	$11,476,733	$1,035,000	$678,165	0.66x
Kymera Therapeutics, Inc.	06/25/25	$2,252,135	$2,440,795	$750,000	$188,660	0.25x
Agenus Inc.	06/03/25	$133,828	$202,918	$141,000	$69,090	0.49x
Bio-Thera Solutions, Ltd.	02/10/25	$1,098,540	$1,169,853	$164,500	$71,312	0.43x
Valneva SE	12/19/24	$360,695	$392,508	$41,300	$31,813	0.77x

Taking into account the results of the license agreement multiples analysis, Scalar applied a selected multiple range of 0.65x to 0.85x, which is within the range of observed implied multiples. Scalar observed a positive correlation between the Potential License Payments and the Implied Multiples, and Scalar noted that the total Announced Potential Value of Freenome’s license agreements ranked within the top quartile of the observed data. Given the total Announced Potential Value of Freenome’s license agreements and its positioning within the observed dataset, Scalar selected a 0.75x multiple as the midpoint of the range. The selected range of 0.65x and 0.85x is supported by the Implied Multiples from the selected licensors, and aligns with the third quartile and top quartile of the Implied Multiples that Scalar observed. These multiples are applied to the license agreement between Freenome and Exact Sciences with remaining announced potential value of $760 million, and estimated a remaining value between $494 million and $646 million for this license agreement. The $760 million figure is the result of reducing the total announced $885 million potential value for the $50 million convertible note investment received by Freenome and for the $75 million upfront cash payment Freenome received in November 2025 from Exact Sciences pursuant to this license agreement. Scalar, based on its own expertise, applied the selected multiple range of 0.65x and 0.85x to the license agreement between Freenome and Roche with remaining announced potential value of $134 million, and estimated a value between $87 million and $114 million for this license agreement. The $134 million figure is the result of reducing the total announced $209 million potential value for the $75 million convertible note that Freenome has already received from Roche. Scalar summed the aforementioned Exact Sciences license agreement and Roche license agreement values, and concluded a total value of Freenome’s license agreements between $581 million and $760 million and added pro forma net cash of $552 million, which was the sum of (i) the $60.2 million in cash on Freenome’s balance sheet as of June 30, 2025, (ii) an assumed

$250 million of proceeds from the PIPE Financing, as directed by PCSC management, (iii) the $75 million proceeds from Roche’s convertible note investment into Freenome, (iv) the $50 million proceeds from Exact Sciences Convertible Note investment into Freenome, (v) the $75 million upfront payment by Exact Sciences to Freenome pursuant to the Exact Sciences license agreement, and (vi) the $91.6 million in cash in the Trust Account as of November 30, 2025, less the $50 million of debt on Freenome’s balance sheet as of June 30, 2025, to the total value of Freenome’s license agreements to calculate implied total equity value. The license agreement multiples analysis indicated implied total equity value reference ranges for Freenome of approximately $1,133,000,000 to $1,312,000,000, as compared to the fully-diluted value of the Consideration (as described and calculated below under “—Pro Forma Consideration Analysis”) of $1,259,657,005.
Scalar noted that the fully-diluted value of the Consideration was within the above range, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Consideration to (1) the PCSC Class A Shareholders (other than the Excluded Parties) and (2) PCSC.
Cost to Recreate Analysis – All Assets
Scalar reviewed Freenome’s research and development expenses beginning January 1, 2021 and ending June 30, 2025. Research and development expenses incurred before 2021 were excluded on the basis that earlier development efforts were no longer relevant due to significant advancements in the underlying technology. The analysis included:
•	Freenome’s research and development expense for annual periods, or “R&D Expense”;
•	The estimated required rate of return on R&D Expense, or “Yearly Return”;
•	The product of Time Elapsed and Yearly Return, or “Total Expected Return”;
•	The product of R&D Expense and Total Expected Return, or “Entrepreneurial Incentive”; and
•	The sum of the R&D Expense and the Entrepreneurial Incentive, or “Cost to Recreate”
As an illustrative example, the analysis, with an assumed Yearly Return of 25%, follows:

Period Ending*	($ in thousands) R&D Expense	Time Elapsed (years)	Yearly Return	Total Expected Return	Entrepreneurial Incentive	Cost to Recreate
December 31, 2021	$147,123	3.9	25.0%	97.9%	$144,058	$291,181
December 31, 2022	$164,151	2.9	25.0%	72.9%	$119,693	$283,844
December 31, 2023	$228,255	1.9	25.0%	47.9%	$109,372	$337,627
December 31, 2024	$225,749	0.9	25.0%	22.9%	$51,734	$277,483
June 30, 2025	$94,866	0.4	25.0%	10.4%	$9,882	$104,748

*	All periods begin January 1 of the respective year
Obsolescence Adjustment Support
Scalar reviewed certain financial data for selected transactions that Scalar deemed relevant for purposes of the cost to recreate analysis to support an obsolescence adjustment to account for R&D Expense that is attributable to obsolete parts of Freenome’s product and technology. The analysis includes companies that were acquired in the selected transactions, which Scalar chose based on various factors, such as the acquired companies’ product offerings within the biotech industry and their business model. The financial data reviewed included:
•	The estimated period over which the applicable asset is expected to contribute a company’s future cash flows before becoming obsolete, or “Useful Life”; and
•	The inverse of the Useful Life, or “Annual Obsolescence”

Acquired Company	Transaction Year	Useful Life	Annual Obsolescence
Curetis N.V.	2020	10	10.0%
Genomic Health, Inc.	2019	10	10.0%
HD Biosciences Co., Ltd.	2017	10	10.0%
Ipsogen SA	2011	10	10.0%
Boston Biochem, Inc.	2011	12	8.3%

Acquired Company	Transaction Year	Useful Life	Annual Obsolescence
Tocris Holdings Ltd.	2011	15	6.7%
Astex Therapeutics Ltd.	2011	7	14.3%
SABiosciences Corporation	2009	10	10.0%
Fisher Scientific International Inc.	2006	9	11.1%
Medicis Pharmaceutical Corp.	2012	5	20.0%

Based on its review of the acquired companies in the selected transactions, Scalar applied an obsolescence adjustment to the cost to recreate analysis by applying Annual Obsolescence to the cost to recreate analysis. The analysis included:
•	100% less the product of Time Elapsed, rounded to the nearest integer, and the Annual Obsolescence, or “Obsolescence Adjustment”; and
•	The product of the Cost to Recreate and Obsolescence Adjustment, or “Total Cost to Recreate”
As an illustrative example, the cost to recreate analysis with an assumed Yearly Return of 25%, with a selected 17.5% Annual Obsolescence applied, follows:

Period Ending*	($ in thousands) Cost to Recreate	Time Elapsed	Annual Obsolescence	Obsolescence Adjustment	Total Cost to Recreate
December 31, 2021	$291,181	3.9	17.5%	30.0%	$87,354
December 31, 2022	$283,844	2.9	17.5%	47.5%	$134,826
December 31, 2023	$337,627	1.9	17.5%	65.0%	$219,458
December 31, 2024	$277,483	0.9	17.5%	82.5%	$228,924
June 30, 2025	$104,748	0.4	17.5%	100.0%	$104,748
Plus: Pro Forma Net Cash					$551,710,764
Total					$1,327,020,205

*	All periods begin January 1 of the respective year
Scalar, based on its own expertise, performed the aforementioned cost to recreate analysis using selected Yearly Returns ranging from 20% to 30%. The selected range was informed by published required rate of return studies, such as the 2025 Pepperdine Private Capital Markets Study that reports required rates of return ranging from 23% to 32% for late-stage companies and the required rates of return studies by Scherlis, et al. and Shalman et al. that suggest a range of 20% to 35% for Bridge/IPO stage companies. The selected range of 20% to 30% falls within the ranges observed in these studies and was selected given the Company’s stage of development.
Scalar selected Annual Obsolescence between 15% and 20%. Using the Yearly Return and Annual Obsolescence inputs, the cost to recreate analysis indicated implied total equity value reference ranges for Freenome of approximately $1,214,000,000 to $1,452,000,000, as compared to the Fully-Diluted Value of the Transaction Consideration (as described and calculated below under “—Pro Forma Consideration Analysis”) of $1,259,657,005.
Scalar noted that the fully-diluted value of the Consideration was within the above range, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Consideration to (1) the PCSC Class A Shareholders (other than the Excluded Parties) and (2) PCSC.
Pro Forma Consideration Analysis
Utilizing pro forma ownership information provided by PCSC management and the assumptions described above (assuming a value of $10.61 per share of New Freenome Common Stock), Scalar calculated the aggregate implied value of the pro forma shares of New Freenome Common Stock outstanding following the consummation of the Business Combination. These calculations are summarized below:

	# of shares	Value*
PCSC Class A Shares	8,625,000	$91,550,674
PCSC Class B Shares	2,156,250	22,887,668
PCSC Class A Private Placement Shares	286,250	3,038,421
Company Shares (“Consideration”)	76,234,625	809,197,836
Roche Investment Shares	6,370,313	67,618,134

	# of shares	Value*
Perceptive PIPE Investment Shares	2,500,000	26,536,427
RA Capital PIPE Investment Shares	5,000,000	53,072,854
Third-Party PIPE Investment Shares	17,500,000	185,754,991
Cash transaction expenses	N/A	17,625,000
Fully-Diluted Value of Transaction Consideration	118,672,438	$1,259,657,005

*	Value is the product of the # of shares and $10.6145709
Scalar noted that the fully-diluted value of the Consideration, as described above, was within the reference ranges calculated in the licensing agreement analysis and the cost to recreate analysis described above, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Consideration to (1) the PCSC Class A Shareholders (other than the Excluded Parties) and (2) PCSC.
Implied Pro Forma Share Value Analysis
Utilizing the implied total equity value reference ranges for Freenome from the licensing agreement multiples analysis and cost to recreate analysis, the pro forma ownership information provided by PCSC management and the assumptions described above, Scalar calculated the implied pro forma value of a share of New Freenome Common Stock after giving effect to the Business Combination. This analysis took into consideration the impact of the pro forma dilution described above in calculating the fully-diluted value of the Consideration. These calculations are summarized below:

	Implied Pro Forma Value per share of New Freenome Common Stock
	Low	Middle	High
Average of Pro Forma Value per share of New Freenome Common Stock derived from the licensing agreement multiples analysis and cost to recreate analysis	$9.89	$10.73	$11.65

Scalar noted that the assumed value of a share of New Freenome Common Stock of $10.61 was within the reference ranges calculated by the average of the licensing agreement and cost to recreate analyses described above, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Consideration to (1) the PCSC Class A Shareholders (other than the Excluded Parties) and (2) PCSC.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PCSC or Freenome or the Business Combination.
Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the Special Committee in its evaluation of the Business Combination. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee, the PCSC Board, or management of PCSC with respect to the Consideration or as to whether the Special Committee would have been willing to determine that different consideration was fair to PCSC and its shareholders. The Consideration was determined through arm’s-length negotiations between PCSC and the Company and was approved by the Special Committee and the PCSC Board. Scalar did not advise the PCSC Board during these negotiations, nor did it recommend any specific amount of consideration to PCSC, the Special Committee or the PCSC Board or that any specific amount of consideration constituted the only appropriate consideration for the Business Combination. The foregoing summary does not purport to be a complete description of the analyses performed by Scalar in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Annex L.
Scalar and its affiliates are engaged in transaction advisory, financial reporting, litigation consulting, tax and other financial and non-financial activities and services for various persons and entities. Scalar was engaged by the Special

Committee to render its opinion to the Special Committee and Scalar received a fee of $225,000 from PCSC for providing its services and rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of the Business Combination or the conclusion reached in Scalar’s opinion. PCSC has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. In the past two years, Scalar and its affiliates have not provided any other advisory services to PCSC or its affiliates for which Scalar and its affiliates received compensation. Since January 1, 2024, Scalar has performed valuation services for affiliates of the Sponsor for which Scalar received approximately $340,000 in aggregate compensation. Scalar and its affiliates may also seek to provide such services to the Company, PCSC, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and PCSC and, accordingly, may at any time hold a long or short position in such securities.
The issuance of Scalar’s opinion was approved by an authorized committee of Scalar.
The Special Committee selected Scalar to provide its opinion in connection with the Business Combination based on Scalar’s reputation and experience. Scalar is a valuation firm that has substantial experience in transactions similar to the Business Combination.
Interests of PCSC’s Directors and Executive Officers, Sponsor and Others in the Business Combination
In considering the recommendation of the PCSC Board in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, PCSC shareholders should keep in mind that the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of unaffiliated PCSC shareholders. Further, PCSC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About PCSC—Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The PCSC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. PCSC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:
•
the fact that the Sponsor invested in PCSC an aggregate of $2,887,500, comprised of the $25,000 purchase price for 2,156,250 PCSC Class B Shares, or approximately $0.01 per share, and the $2,862,500 purchase price for 286,250 private placement shares at a purchase price of $10.00 per share. Subsequent to the initial purchase of the PCSC Class B Shares by the Sponsor, the Sponsor transferred 30,000 PCSC Class B Shares, to each of PCSC’s three independent directors, being Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal, M.D. Such shares will have a significantly higher value at the time of the Business Combination or be worthless if the Business Combination is not consummated and PCSC is liquidated. Assuming a trading price of $13.58 per share of New Freenome Common Stock (based upon the closing price of the PCSC Class A Shares on the Nasdaq Capital Market on January 6, 2026), such 2,442,500 shares of New Freenome Common Stock that are expected to be issued to our initial shareholders at Closing would have an implied aggregate market value of $33.12 million (based upon the closing price of the PCSC Class A Shares on January 6, 2026). However, given that such shares of New Freenome Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, PCSC believes such shares of New Freenome Common Stock have less value. Even if the trading price of the New Freenome Common Stock were as low as approximately $1.19 per share, the aggregate market value of such shares of New Freenome Common Stock held by the initial shareholders would be approximately equal to the initial investment in PCSC by the initial shareholders. Therefore, the Sponsor and its affiliates could earn a positive rate of return on their investments, even if other PCSC shareholders experience a negative rate of return in New Freenome and PCSC’s directors and officers and the Sponsor may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate an initial business combination;

•
the fact that, as a result of the low purchase price paid for the PCSC Class B Shares, if the Business Combination is completed, the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal) are likely to be able to make a substantial profit on their investment in PCSC even at a time when the New Freenome Common Stock has lost significant value. Accordingly, the economic interests of the Sponsor and PCSC’s independent directors diverge from the economic interests of public shareholders because the Sponsor and PCSC’s independent directors will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•	the fact that the initial shareholders have agreed not to redeem any PCSC Shares held by them in connection with a shareholder vote to approve a Business Combination;
•	the fact that the initial shareholders have agreed to vote any PCSC Shares owned by them in favor of the Business Combination Proposal;
•
the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any PCSC Shares (other than public shares subsequently acquired by them) held by them if the Business Combination is not approved and PCSC fails to complete the Business Combination by June 13, 2026;

•
the fact that the Business Combination Agreement provides for the continued indemnification of PCSC’s existing directors and officers and requires PCSC to purchase, or cause to be purchased, at or prior to the Effective Time, and New Freenome to maintain in effect for a period of six years after the Effective Time, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain PCSC directors and officers after the Business Combination;

•
the fact that the Sponsor and PCSC’s officers and directors will lose their entire investment in PCSC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on PCSC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by June 13, 2026. As of the date of this proxy statement/prospectus, PCSC does not owe the Sponsor any outstanding sums pursuant to any working capital loans, promissory notes, the existing administrative services and indemnification agreement between PCSC and the Sponsor, or otherwise;

•
the fact that, in connection with the Closing and immediately prior to the Effective Time, the Sponsor may elect to contribute Working Capital Loans, of up to $3,000,000, to PCSC in exchange for Working Capital Shares, which are convertible at the option of the Sponsor into shares of New Freenome Common Stock, at a conversion price of $10.00 per share;

•
the fact that if the trust account is liquidated, including in the event PCSC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify PCSC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account, by the claims of prospective target businesses with which PCSC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to PCSC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that if the Business Combination or another business combination is not consummated by June 13, 2026, PCSC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding PCSC Class A Shares for cash and, subject to the approval of its remaining shareholders and the PCSC Board, liquidating and dissolving;

•
the fact that the Investor Rights Agreement was entered into with the initial shareholders, the Perceptive PIPE Investor and certain Freenome stockholders, which, among other things, (a) gives the initial shareholders, the Perceptive PIPE Investor and certain Freenome stockholders certain registration rights, including the right to have the offer and sale of their shares of New Freenome Common Stock registered on a resale registration statement to be filed by New Freenome shortly after the consummation of the Business Combination;

•
the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the PCSC Class B Shares, and agree to be bound by certain transfer restrictions with respect to PCSC Shares prior to the consummation of the Business Combination, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to PCSC, Freenome or the initial shareholders in connection with the entry into the Sponsor Letter Agreement;

•
the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares in the PIPE Financing, subject to the terms and conditions set forth in the Subscription Agreement executed by the Perceptive PIPE Investor. For more information on the assumptions underlying the number of shares described in the foregoing as being issuable on the Closing Date, please see “Risk Factors—Risks Related to the Business Combination and PCSC—PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome;”

•
the fact that the Perceptive PIPE Investor, which is an affiliate of the Sponsor and certain of PCSC’s directors and officers, has a fully diluted equity ownership stake in Freenome of 7.89% (representing shares of Series B, C, D and F Freenome Preferred Stock), which, assuming a no redemption scenario, will convert into 5,615,003 shares of New Freenome Common Stock, or an approximately 12.04% equity stake in New Freenome in connection with the Business Combination. PCSC estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $184.1 million, based on the $13.58 closing price of the PCSC Class A Shares on January 6, 2026. However, given that such shares of New Freenome Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, PCSC believes such shares have less value. See the assumptions underlying such ownership percentages described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors—Risks Related to the Business Combination and PCSC—PCSC shareholders will experience immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that PCSC’s current shareholders have on the management of New Freenome.” Actual number of shares of New Freenome Common Stock issuable on the Closing Date will be determined pursuant to the terms of the Subscription Agreements and the Business Combination Agreement, as applicable;

•	the fact that Dr. Hukkelhoven, an executive officer of the Perceptive PIPE Investor, is a director of Freenome;
•	the fact that Joseph Edelman, Adam Stone, Michael Altman and Sam Cohn are affiliated with the Perceptive PIPE Investor;
•
the right of the Sponsor and the Perceptive PIPE Investor to hold shares of New Freenome Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions; and

•	the fact that PCSC may be entitled to distribute or pay over funds held by PCSC outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.
Compensation to be Received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s Officers and Directors in Connection with the Business Combination and PIPE Financing
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors in connection with the Business Combination and PIPE Financing.

	Securities to be Received	Other Compensation
The Sponsor
Assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario: (i) 2,066,250 shares of New Freenome Common Stock upon the exchange of 2,066,250 PCSC Class B Shares in the Domestication, which were initially purchased prior to PCSC’s initial public offering for approximately $0.01 per share and (ii) 286,250 shares of New Freenome Common Stock upon the exchange of 286,250 PCSC Class A Shares in the Domestication, which were initially purchased in a private placement that closed concurrently with PCSC’s initial public offering at a price of $10.00 per

Reimbursement for Working Capital Loans to PCSC. To date, PCSC has no outstanding borrowings under Working Capital Loans.

$15,000 per month through the Closing for office space, secretarial and administrative services. As of December 31, 2025, PCSC incurred $180,000 in fees for these services, of which such amount is included in accrued expenses in PCSC’s balance sheet as of December 31, 2025.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

	Securities to be Received	Other Compensation
share.

Perceptive PIPE Investor
Assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario: (i) 5,500,000 shares of New Freenome Common Stock purchased by the Perceptive PIPE Investor for $10.00 per share in the PIPE Financing, for an aggregate amount of $55.0 million, and (iii) 5,615,003 shares of New Freenome Common Stock upon the exchange of Freenome capital stock in the First Merger, which is determined by reference to the Exchange Ratio.
Continued indemnification after the Business Combination.

PCSC’s independent directors (Messrs. McKenna, Song and Waksal)
Each will receive 30,000 shares of New Freenome Common Stock upon the exchange of 30,000 PCSC Class B Shares held by them in the Domestication, which shares were issued to them as consideration for services rendered to PCSC.

Reimbursement for Working Capital Loans to PCSC. To date, PCSC has no outstanding borrowings under Working Capital Loans.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. PCSC’s independent directors are not members of the Sponsor and are not affiliates of the Perceptive PIPE Investor. None of the funds in the trust account will be used to compensate our officers or directors. Except for administrative services fees and office rental fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, the Perceptive PIPE Investor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor, the Perceptive PIPE Investor, and PCSC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders.
Certain Engagements in Connection with the Business Combination
PCSC engaged Jefferies and Leerink Partners as joint lead placement agents of the PIPE Financing, and PCSC engaged Jefferies as its lead financial advisor and lead capital markets advisor, and Leerink Partners as its joint capital markets advisor. PCSC agreed to pay each of Jefferies and Leerink Partners a fee equal to $2.0 million at the Closing.
In addition, each of Jefferies and Leerink Partners is a full-service securities firm engaged in a wide range of activities for its own accounts and the accounts of others including securities underwriting, trading and brokerage activities, financing, investment banking and management, prime brokerage, individual wealth management, commodities and derivatives trading, foreign exchange, and financial advisory services. Each of Jefferies and Leerink Partners (and each their respective affiliates, directors and officers), in the course of their business, may, for its own account or the accounts of others, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, in any of PCSC’s or any other company’s debt or equity securities or loans or any related derivative instrument. In addition, at any given time each of the placement agents and/or any of their affiliates may have been and/or could be engaged by one or more entities that may be competitors with, or otherwise adverse to, PCSC in matters unrelated to any proposed transaction.
Expected Accounting Treatment of the Business Combination
See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Business Combination.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a second request within the initial 30-day waiting period, the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the second request. Complying with a second request can take a significant period of time.
Each of PCSC and Freenome filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Business Combination on December 29, 2025. The initial 30-day waiting period will expire at 11:59 p.m., Eastern time, on January 28, 2026.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither PCSC nor Freenome is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by shareholders of PCSC. The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of the Business Combination Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Business Combination Proposal to approve it.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that subject to the approval of the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the entry of PCSC into the Business Combination Agreement, dated December 5, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PCSC, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC, and Freenome Holdings, Inc. (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by PCSC of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT THE PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, PCSC is asking its Class B Shareholders to approve, by special resolution, a change of PCSC’s jurisdiction of incorporation by de-registering as an exempted company from the Cayman Registrar and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Existing Governing Documents, Section 388 of the DGCL, and Part 12 of the Cayman Companies Act. To effect the Domestication, PCSC will (i) file a notice of de-registration with the Cayman Registrar, together with the necessary accompanying documents, (ii) file a Certificate of Domestication with the Secretary of State of the State of Delaware, together with the Proposed Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which PCSC will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Business Combination, the corporate name of PCSC will change to Freenome, Inc. The Domestication is to occur one business day prior to the prior to the Closing Date.
Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
In accordance with applicable law, the Certificate of Domestication will provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder, each then issued and outstanding PCSC Class A Share will convert automatically, on a one-for-one basis, into one share of New Freenome Common Stock.
The Domestication Proposal, if approved, will approve a change of PCSC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PCSC is currently governed by the Cayman Companies Act, upon the Domestication, New Freenome will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then PCSC will also ask its Class B Shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Freenome under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of PCSC, attached as exhibit 3.1 of this registration statement on Form S-4 and the Proposed Governing Documents of New Freenome, attached hereto as Annex H and Annex I.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and it would be in the best interests of PCSC, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Freenome principally operates within the U.S., it was the view of our board of directors that New Freenome should be structured as a corporation organized in the U.S. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of PCSC and its shareholders, as a whole. As explained in more detail below, these additional reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Freenome’s.

•
Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Freenome, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Freenome’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Freenome’s incorporation in Delaware may make New Freenome more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Freenome to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Reasons for Name Change
Our board of directors believes that it would be in the best interests of PCSC to, in connection with the Domestication and simultaneously with the Business Combination, change its corporate name to Freenome, Inc. to more accurately reflect the business purpose and activities of Freenome.
Regulatory Approvals; Third-Party Consents
PCSC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the U.S. or other countries in order to complete the Domestication. However, because the Domestication is intended to occur one business day prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under “Business Combination Proposal.” PCSC must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.
The Domestication will not breach any covenants or agreements binding upon PCSC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PCSC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Freenome immediately following the Domestication will be the same as those of PCSC immediately prior to the Domestication.
Vote Required for Approval
Approval of the Domestication Proposal requires a special resolution of the Class B Shareholders, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on the Domestication Proposal because the Domestication Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of PCSC Class B Shares.
The outstanding PCSC Class B Shares are exclusively owned by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal). Accordingly, the initial shareholders will be able to approve the Domestication Proposal without the vote of any other shareholder of PCSC.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution of the Class B Shareholders, that subject to the approval of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, PCSC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, PCSC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of PCSC as a corporation in the State of Delaware, the name of PCSC be changed from “Perceptive Capital Solutions Corp” to “Freenome, Inc.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT CLASS B SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is consummated, PCSC will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Freenome, in each case, under the DGCL.
PCSC’s Class B Shareholders are asked to consider and vote upon and to adopt by special resolution the Proposed Governing Documents, replacing the Existing Governing Documents. We refer to this proposal as the “Governing Documents Proposal.”
The Governing Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Governing Documents Proposal will have no effect, even if approved by holders of PCSC Class B Shares.
The following is a summary of the key changes effected by the Proposed Governing Documents:
1.	Name Change: Change our name from Perceptive Capital Solutions Corp to “Freenome, Inc.”
2.
Corporate Purpose: Provide that the purpose of the post-combination company is “to engage in any lawful act or activity for which corporations may be organized under the DGCL” and to delete all provisions pertaining to a blank-check company.

3.
Authorized Shares: Provide for a single class of common stock of New Freenome, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock) and provide for a capital structure of Freenome that will enable it to continue as an operating company governed by the DGCL. The capital structure of PCSC will be changed from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares and 1,000,000 preference shares to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated New Freenome preferred stock.

4.
Exclusive Forum Provisions: Establish that, unless New Freenome consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Freenome, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Freenome to New Freenome or New Freenome’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Freenome consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

5.
Adoption of Supermajority Vote Requirement in certain instances: Establish that the Proposed Bylaws may be amended by the New Freenome Board or by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require a majority vote.

6.
Removal of Directors: Provide that any director may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, subject to the rights, if any, of any series of New Freenome preferred stock.

7.	Action by Written Consent of the Stockholders: Eliminate the right of stockholders to act by written consent.
8.
Provisions Related to Status as Blank Check Company: Provide for certain amendments to better reflect New Freenome’s existence as an operating company. For example, the Proposed Certificate of Incorporation would remove the requirement to dissolve New Freenome and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination.

Reasons for the Amendments
The PCSC Board’s reasons for proposing the Proposed Governing Documents are set forth below. The following is a summary of the key changes effected by the Proposed Governing Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Governing Documents, copies of which are included as Annex H and Annex I:
1.
Names Change: Currently, our name is Perceptive Capital Solutions Corp. The PCSC Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

2.	Corporate Purpose: The PCSC Board believes this change is appropriate to remove language applicable to a blank check company.
3.
Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Freenome that will enable it to continue as an operating company governed by the DGCL. The PCSC Board believes that it is important for New Freenome to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.
Exclusive Forum Provisions: Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Freenome in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The PCSC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Freenome will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the U.S. in accordance with the choice of forum provision and (ii) suits brought to enforce any duty or liability created by Exchange Act be brought in the U.S. District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Freenome’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Freenome’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.
Adoption of Supermajority Vote Requirement in certain instances: The Existing Governing Documents provide that amendments may be made by a special resolution under the Cayman Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding PCSC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Article 17.5 may only be amended by a special resolution passed by holders representing at least two-thirds of the outstanding PCSC Class B Shares and any only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of PCSC or to adopt new constitutional documents of PCSC in each case as a result of PCSC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Any amendment to the Proposed Certificate of Incorporation will generally require approval by holders of at least a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL). The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be amended by the New Freenome Board or by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require a majority vote. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
6.
Removal of Directors: The Existing Governing Documents provide that before a business combination, holders of PCSC Class B Shares may appoint or remove any director, and that after a business combination, shareholders may by ordinary resolution appoint or remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board, provided that any director may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock. The PCSC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Freenome’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Freenome Board.

7.
Action by Written Consent of the Stockholders: Under the Proposed Certificate of Incorporation, New Freenome’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Freenome’s governing documents outside of a duly called special or annual meeting of the stockholders of New Freenome. Further, the PCSC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort the New Freenome Board and management would need to devote to stockholder proposals, which time and effort could distract New Freenome’s directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which PCSC is aware to obtain control of New Freenome, and PCSC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the PCSC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Freenome. Inclusion of these provisions in the Proposed Certificate of Incorporation might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

8.
Provisions Related to Status as Blank Check Company: The PCSC Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Freenome. Additionally, perpetual existence is the usual period of existence for corporations, and the PCSC Board believes that it is the most appropriate period for PCSC following the Business Combination. The elimination of certain provisions related to PCSC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Freenome and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the PCSC Board believes it is the most appropriate period for New Freenome following the Business Combination. In addition, certain other provisions in PCSC’s current governing documents require that proceeds from PCSC’s initial public offering be held in the trust account until a business combination or liquidation of PCSC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval
The approval of the Governing Documents Proposal requires a special resolution of the Class B Shareholders, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding PCSC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the PCSC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Governing Documents Proposal because the Governing Documents Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.
The Governing Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Governing Documents Proposal will have no effect, even if approved by holders of PCSC Class B Shares.
The outstanding PCSC Class B Shares are exclusively owned by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal). Accordingly, the initial shareholders will be able to approve the Existing Governing Documents Proposal without the vote of any other shareholder of PCSC.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution of the Class B Shareholders, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal and conditional upon, and with effect from, the registration of PCSC as a corporation in the State of Delaware the amended and restated memorandum and articles of association of PCSC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively).”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT THE CLASS B SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS
Overview
If the Condition Precedent Proposals, including the Governing Documents Proposal, are approved and the Business Combination is consummated, PCSC will replace the Existing Governing Documents, under the Cayman Companies Act, with the Proposed Governing Documents, under the DGCL.
PCSC’s shareholders are asked to consider and vote upon and to approve as an ordinary resolution, on a non-binding and advisory basis only, six separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, PCSC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on PCSC, the PCSC Board, Freenome or the New Freenome Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PCSC intends that the Proposed Governing Documents will take effect from the registration of PCSC in the State of Delaware and its organization as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.
The Proposed Governing Documents differ materially from the Existing Governing Documents. The following sets forth a summary of the principal changes proposed between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Existing Governing Documents, which are included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Cayman Companies Act and the Proposed Governing Documents will be governed by the DGCL, PCSC encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication.”

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)
The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 PCSC Class B Shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Certificate of Incorporation authorizes 1,010,000,000 total shares, consisting of 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

Exclusive Forum (Advisory Governing Documents Proposal B)
The Existing Governing Documents adopt the courts of the Cayman Islands as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

The Proposed Bylaws adopt Delaware as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

	Existing Governing Documents	Proposed Governing Documents
Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal C)
The Existing Governing Documents provide that amendments may be made by a special resolution under the Cayman Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding PCSC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Article 17.5 may only be amended by a special resolution passed by holders representing at least two-thirds of the outstanding PCSC Class B Shares and any only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of PCSC or to adopt new constitutional documents of PCSC in each case as a result of PCSC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Any amendment to the Proposed Certificate of Incorporation will generally require approval by holders of at least a majority in voting power of New Freenome’s then outstanding stock entitled to vote on such amendment, and by the holders of a majority in voting power of each class of stock entitled to vote as a class on the amendment (except where a lower threshold is provided by the DGCL). The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be amended by the New Freenome Board. The Proposed Certificate also provides that the Proposed Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class vote.

Removal of Directors (Advisory Governing Documents Proposal D)
The Existing Governing Documents provide that before a business combination, holders of PCSC Class B Shares may appoint or remove any director by ordinary resolution, and the holders of PCSC Class A Shares and PCSC Class B Shares may remove any director by ordinary resolution. After the closing of a business combination, shareholders may by ordinary resolution appoint or remove any director.

The Proposed Certificate of Incorporation provides that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote at an election of directors.

Action by Written Consent of Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents permit shareholders to approve matters by unanimous written resolution.	The Proposed Certificate of Incorporation requires stockholders to take action at an annual or special meeting and prohibit stockholder

	Existing Governing Documents	Proposed Governing Documents
action by written consent in lieu of a meeting, subject to the rights of the holders of any series of Preferred Stock.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Advisory Governing Documents Proposal F)	The Existing Governing Documents include reference to the company’s status as a blank check company with nominal operations prior to the consummation of a business combination.
The Proposed Certificate of Incorporation does not include provisions related to PCSC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as PCSC will cease to be a blank check company at such time.

Advisory Governing Documents Proposal A – Authorized Shares
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.
In order to ensure that New Freenome has sufficient authorized capital for future issuances, the PCSC Board has approved, subject to shareholder approval, that the Proposed Governing Documents change the authorized capital stock of PCSC from 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Advisory Governing Documents Proposal B – Exclusive Forum Provision
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the Proposed Bylaws adopting Delaware as the exclusive forum for certain shareholder litigation, as set out in the Proposed Bylaws.
The Proposed Bylaws provide that, unless New Freenome consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Freenome, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Freenome to New Freenome or New Freenome’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Freenome consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal C – Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions providing that any amendment to the Proposed Certificate of Incorporation will generally require approval by holders of at least a majority in voting of New Freenome’s then outstanding stock and the holders of a majority in voting power of each outstanding class of stock entitled to vote on the amendment as a class (except where a lower threshold is provided by the DGCL). The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be amended by the New Freenome Board. The Proposed Certificate of Incorporation also provides that the Proposed Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Advisory Governing Documents Proposal D – Removal of Directors
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the Proposed Certificate of Incorporation providing that, subject to the special rights, if any, of the holders of any series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote at an election of directors.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Advisory Governing Documents Proposal E – Action by Written Consent of Stockholders
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the Proposed Certificate of Incorporation requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Advisory Governing Documents Proposal F – Other Changes in Connection with Adoption of the Proposed Governing Documents
PCSC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to authorize (1) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (2) making New Freenome’s corporate existence perpetual, and (3) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
The Proposed Governing Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of PCSC’s operations should PCSC not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Freenome will not be a blank check company.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All PCSC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Implementation of each of the Advisory Governing Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Existing Governing Documents with the Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct governing documents proposals or otherwise identified in this Advisory Governing Documents Proposal, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between the Cayman Companies Act and the DGCL and the typical form of governing documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if PCSC shareholders approve the Governing Documents Proposal.
Reasons for the Amendments
Advisory Governing Documents Proposal A – Authorized Shares
The principal purpose of this proposal is to provide for an authorized capital structure of New Freenome that will enable it to continue as an operating company governed by the DGCL. The PCSC Board believes that it is important for New Freenome to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.
Advisory Governing Documents Proposal B – Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Freenome in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The PCSC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Freenome will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of New Freenome, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Freenome to New Freenome or New Freenome’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Freenome consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Freenome’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Advisory Governing Documents Proposal C – Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents
Pursuant to the Existing Governing Documents, amendments may be made by a special resolution under the Cayman Companies Act, being the affirmative vote of at least two-thirds of the PCSC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Article 17.5 may only be amended by a special resolution passed by holders representing at least two-thirds of the outstanding PCSC Class B Shares and any only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of PCSC or to adopt new constitutional documents of PCSC in each case as a result of PCSC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The Proposed Governing Documents provide that (i) the affirmative vote of holders of two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required for the stockholders to adopt, amend or repeal the Proposed Bylaws; (provided that if the New Freenome Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class) and (ii) the affirmative vote of the holders of a majority in voting power of New Freenome’s then outstanding shares of stock entitled to vote thereon and the holders of each class of stock entitled to vote thereon as a class (except where a lower threshold is provided by the DGCL) is required to adopt amendments to the Proposed Certificate of Incorporation. The amendments are intended to protect the Proposed Bylaws and the Proposed Certificate of Incorporation from arbitrary amendment and to prevent stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Governing Documents Proposal D – Removal of Directors
The Existing Governing Documents provide that before a business combination, holders of PCSC Class B Shares may appoint or remove any director by ordinary resolution, and the holders of PCSC Class A Shares and PCSC Class B Shares may remove any director by ordinary resolution. After the closing of a business combination, shareholders may by ordinary resolution remove any director. Under the DGCL, stockholders may only remove a director serving on a classified board for cause unless the certificate of incorporation otherwise provides. The Proposed Governing Documents provide that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors. The PCSC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Freenome’s business operations will be serving on the board at any given time and (ii) make it more difficult for a potential hostile acquiror or other person, group or entity to gain control of the New Freenome Board.
Advisory Governing Documents Proposal E – Action by Written Consent of Stockholders
Under the Proposed Governing Documents, New Freenome’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Freenome’s governing documents outside of a duly called special or annual meeting of the stockholders of New Freenome. Further, the PCSC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort the New Freenome Board and management would need to devote to stockholder proposals, which time and effort could distract New Freenome’s directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which PCSC is aware to obtain control of New Freenome, and PCSC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the PCSC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Freenome. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Advisory Governing Documents Proposal F – Other Changes in Connection with Adoption of the Proposed Governing Documents
The PCSC Board believes that changing New Freenome’s corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with Freenome and to clearly identify New Freenome as the publicly traded entity. Additionally, perpetual existence is the default under the DGCL and the usual period of existence for corporations, and the PCSC Board believes that it is the most appropriate period for PCSC following the Business Combination.
The elimination of certain provisions related to PCSC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Governing Documents do not include the requirement to dissolve PCSC and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the PCSC Board believes it is the most appropriate period for New Freenome following the Business Combination. In addition, certain other provisions in the Existing Governing Documents require that proceeds from PCSC’s initial public offering be held in the trust account until a business combination or liquidation of PCSC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Governing Documents.
Vote Required for Approval
Approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. As described above, the shareholder votes regarding these proposals are advisory in nature, and are not binding on PCSC, the PCSC Board, Freenome or the New Freenome Board.
The Advisory Governing Documents Proposals are not conditioned upon the approval of any other proposal. The shareholder votes regarding these Advisory Governing Documents Proposals are advisory in nature, and are not binding on PCSC, the PCSC Board, Freenome or the New Freenome Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Advisory Governing Documents Proposals, PCSC intends that the Proposed Governing Documents will take effect from the registration of PCSC in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.
The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of each Advisory Governing Documents Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each Advisory Governing Documents Proposal to approve it.
Resolutions
The full text of the resolutions to be passed is as follows:
“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:
•
Proposal A — to amend the Existing Governing Documents to authorize the change in the authorized capital stock of PCSC from (i) 479,000,000 PCSC Class A Shares, 20,000,000 PCSC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

•	Proposal B — to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal C — to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) a majority of New Freenome’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the Proposed Certificate of Incorporation.

•
Proposal D — to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal E — to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal F — to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Perceptive Capital Solutions Corp” to “Freenome, Inc.,” (2) making New Freenome’s corporate existence perpetual, and (3) removing certain provisions related to PCSC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.”

Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL
Overview
The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Freenome Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), or (d) (such proposal, the “Nasdaq Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, PCSC currently expects to issue an estimated 120,516,765 shares of New Freenome Common Stock (assuming that none of PCSC’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing, in the aggregate. For further details, see “Business Combination Proposal—Consideration to Freenome Equityholders in the Business Combination” and “Equity Incentive Plan Proposal.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of PCSC’s ordinary shares, Sponsor and Perceptive PIPE Investor are considered substantial shareholders of PCSC under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, Perceptive PIPE Investor is expected to be issued 5,500,000 shares of New Freenome Common Stock.
In the event that this proposal is not approved by PCSC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by PCSC shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Freenome Common Stock pursuant to the Business Combination Agreement, New Freenome will not issue such shares of New Freenome Common Stock.
Vote Required for Approval
The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by shareholders of PCSC. The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of the Nasdaq Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Nasdaq proposal to approve it.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New Freenome Common Stock be approved to the shareholders of PCSC in the Domestication and stockholders of Freenome in the First Merger pursuant to the Business Combination Agreement, and (ii) shares of New Freenome Common Stock to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, and (iii) any other issuances of Freenome Common Stock and securities convertible into or exercisable for Freenome Common Stock pursuant to subscription, purchase or similar agreements PCSC has entered, or may enter, into prior to Closing, be approved in all respects.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
The Equity Incentive Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Freenome, Inc. 2026 Equity Incentive Plan, which is referred to herein as the “New Freenome Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Equity Incentive Plan Proposal”).
The total number of shares of New Freenome Common Stock initially reserved for issuance under the New Freenome Equity Incentive Plan will be equal to the lesser of (i) 12% of the number of Fully Diluted Shares (as defined below) immediately following the Closing and (ii) 15,425,369 shares of New Freenome Common Stock. On [•], 2026, the closing price on Nasdaq per PCSC Class A Share, each of which will be converted to one share of New Freenome Common Stock, was $[•]. Based upon a price per share of $10.00, the maximum aggregate market value of the New Freenome Common Stock that could potentially be issued under the New Freenome Equity Incentive Plan immediately following the Closing is $[•].
The PCSC Board approved the New Freenome Equity Incentive Plan on December 4, 2025, subject to approval by PCSC’s shareholders. If the New Freenome Equity Incentive Plan is approved by our shareholders, then it will be effective as of the day immediately prior, but subject, to the Closing (the “Equity Incentive Plan Effective Date”).
The following is a summary of the material features of the New Freenome Equity Incentive Plan. This summary is qualified in its entirety by the full text of the New Freenome Equity Incentive Plan, a copy of which is included as Annex J to this proxy statement/prospectus.
Summary of the Freenome, Inc. 2026 Equity Incentive Plan
The New Freenome Equity Incentive Plan allows New Freenome to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The New Freenome Board anticipates that providing such persons with a direct stake in New Freenome will assure a closer alignment of the interests of such individuals with those of New Freenome and its stockholders, thereby stimulating their efforts on New Freenome’s behalf and strengthening their desire to remain with New Freenome.
The New Freenome Equity Incentive Plan will be administered by the New Freenome Board, the compensation committee of the New Freenome Board or such other similar committee pursuant to the terms of the New Freenome Equity Incentive Plan (the “plan administrator”). The plan administrator will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the New Freenome Equity Incentive Plan. The plan administrator may delegate to a subcommittee consisting of one or more members of the New Freenome Board, or a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated subcommittee or committee, subject to certain limitations and guidelines.
The total number of shares of New Freenome Common Stock initially reserved for issuance under the New Freenome Equity Incentive Plan will be equal to the lesser of (i) 12% of the sum of (a) the number of shares of New Freenome Common Stock issued and outstanding, (b) the number of shares of New Freenome Common Stock underlying any outstanding stock options, restricted stock units, stock appreciation rights and other equity awards exercisable for or convertible or exchangeable into shares of New Freenome Common Stock pursuant to New Freenome’s equity incentive plans or similar arrangements, and (c) the number of shares of New Freenome Common Stock issuable upon (x) the exercise of any outstanding warrants or other rights to purchase shares of New Freenome Common Stock or (y) the conversion or exchange of any outstanding shares of New Freenome preferred stock or convertible debt or other securities convertible or exchangeable into shares of New Freenome Common Stock, to the extent not included in clause (b) or (c) ((a) through (c) collectively, the “Fully Diluted Shares”) immediately following the Closing and (ii) 15,425,369 shares of New Freenome Common Stock (the “Initial Limit”). The New Freenome Equity Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2027 and each January 1 thereafter by (i) 5% of the sum of (a) the number of shares of New Freenome Common Stock issued and outstanding and (b) the number of shares of New Freenome Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire New Freenome Common Stock for a nominal exercise price (the sum of (a) and (b), the “Outstanding Shares”) on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the plan administrator (the

“Annual Increase”). These limits are subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in New Freenome capitalization. The maximum aggregate number of shares of New Freenome Common Stock that may be issued upon exercise of incentive stock options under the New Freenome Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2027 and on each January 1 thereafter by the lesser of the Annual Increase or 8,000,000 shares of New Freenome Common Stock, subject, in each case, to any adjustments permitted under the New Freenome Equity Incentive Plan. Shares underlying any awards under the New Freenome Equity Incentive Plan and the Freenome Holdings, Inc. 2016 Equity Plan, as amended (the “2016 Plan”), that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by New Freenome prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the New Freenome Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Because awards under the 2016 Plan are to be converted into awards in respect of New Freenome under the New Freenome Equity Incentive Plan, from and after the Closing, it is not expected that any shares will revert to the New Freenome Equity Incentive Plan from the 2016 Plan. Shares repurchased by New Freenome on the open market will not be added to the shares available for issuance under the New Freenome Equity Incentive Plan.
The New Freenome Equity Incentive Plan contains a limitation whereby the aggregate value of all awards under the New Freenome Equity Incentive Plan and all other cash compensation paid by New Freenome to any non-employee director for in any calendar year services as a non-employee director may not exceed $600,000; provided, however, that such amount will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the New Freenome Board.
Persons eligible to participate in the New Freenome Equity Incentive Plan will be those full-or part-time officers, employees, non-employee directors and consultants of New Freenome as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately [•] individuals will be eligible to participate in the New Freenome Equity Incentive Plan, which includes approximately [•] officers, [•] employees who are not officers, [•] non-employee directors, and [•] consultants.
The New Freenome Equity Incentive Plan permits the granting of both options to purchase New Freenome Common Stock that qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the New Freenome Equity Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options. Incentive stock options may only be granted to employees of New Freenome, its “parent corporation” within the meaning of Section 424(e) of the Code or its “subsidiary corporation” within the meaning of Section 424(f) of the Code. Non-qualified options may be granted to any persons eligible for awards under the New Freenome Equity Incentive Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of a share of New Freenome Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of a share of New Freenome Common Stock on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of New Freenome Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of New Freenome Common Stock, or cash, equal to the value of the appreciation in the stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of a share of New Freenome Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of New Freenome Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. The plan administrator may also grant shares of New Freenome Common Stock that are free from any restrictions under the New Freenome Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits based on cash dividends that would have been paid on specified shares of New Freenome Common Stock if such shares had been issued to the recipient.
The plan administrator may grant cash-based awards under the New Freenome Equity Incentive Plan to participants.
The New Freenome Equity Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of New Freenome Common Stock that are subject to the New Freenome Equity Incentive Plan, to certain limits in the New Freenome Equity Incentive Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
The New Freenome Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the New Freenome Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the New Freenome Equity Incentive Plan. To the extent that awards granted under the New Freenome Equity Incentive Plan are not assumed or continued or substituted by the successor entity, all awards granted under the New Freenome Equity Incentive Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In addition, participants holding options and stock appreciation rights may either (i) receive payment, in cash or in kind, equal to the difference between the per share consideration in the sale event and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration in the sale event, such option or stock appreciation right will be cancelled for no consideration) or (ii) be permitted, within a specified period of time, to exercise such participant’s outstanding options or stock appreciation rights to the extent then exercisable. We also have the option to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share consideration in the sale event multiplied by the number of vested shares underlying such awards.
Participants in the New Freenome Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that New Freenome is required by law to withhold with respect to awards granted under the New Freenome Equity Incentive Plan. The plan administrator may cause any tax withholding obligation of New Freenome to be satisfied, in whole or in part, by New Freenome withholding from shares of New Freenome Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of New Freenome to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New Freenome in an amount that would satisfy the withholding amount due.
The New Freenome Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified options by gift to an immediate family member, to trusts for the benefit of family members or to partnerships in which such family members are the only partners.
Awards under the New Freenome Equity Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right New Freenome may have under any clawback, forfeiture or recoupment policy, as in effect from time to time, or other agreement or arrangement or (ii) applicable law.
The New Freenome Board may amend or discontinue the New Freenome Equity Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the New Freenome Equity Incentive Plan require the approval of New Freenome’s stockholders. The plan administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants or cancellation in exchange for cash or other awards without stockholder consent.

No awards may be granted under the New Freenome Equity Incentive Plan after the date that is ten years from the Equity Incentive Plan Effective Date. Awards of incentive stock options may not be granted under the New Freenome Equity Incentive Plan after December 4, 2035. No awards under the New Freenome Equity Incentive Plan have been made prior to the date hereof.
Form S-8
Following the consummation of the Mergers, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering New Freenome Common Stock issuable under the New Freenome Equity Incentive Plan.
Certain U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the New Freenome Equity Incentive Plan. It does not describe all federal tax consequences under the New Freenome Equity Incentive Plan, nor does it describe state, local or non-U.S. tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Freenome Common Stock issued pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Freenome will not be entitled to any deduction for U.S. federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of New Freenome Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Freenome Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Freenome Common Stock) over the option exercise price thereof, and (ii) New Freenome will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Freenome Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is generally realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Freenome Common Stock on the date of exercise, and New Freenome receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Freenome Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of New Freenome Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. For all other awards under the New Freenome Equity Incentive Plan, New Freenome generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income and Social Security taxes and recognize such taxes at the time that an award is exercised, vests or becomes nonforfeitable or is settled, unless the award provides for deferred settlement.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Freenome, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Freenome Equity Incentive Plan Benefits
No awards have been previously granted under the New Freenome Equity Incentive Plan and no awards have been granted that are contingent on shareholder approval of the New Freenome Equity Incentive Plan. The awards that are to be granted to any participant or group of participants under the New Freenome Equity Incentive Plan are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the New Freenome Equity Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Interests of Certain Persons in this Proposal
All members of the New Freenome Board and all executive officers of New Freenome will be eligible to receive awards made under the New Freenome Equity Incentive Plan and, thus, have a personal interest in the approval of the New Freenome Equity Incentive Plan.
Form S-8
Following the consummation of the Mergers, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering New Freenome Common Stock issuable under the New Freenome Equity Incentive Plan.
Vote Required for Approval
Approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by shareholders of PCSC. The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of the Equity Incentive Plan Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Equity Incentive Plan Proposal to approve it.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal and the Employee Stock Purchase Plan Proposal, the Freenome, Inc. 2026 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
The Employee Stock Purchase Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Freenome, Inc. 2026 Employee Stock Purchase Plan, which is referred to herein as the “New Freenome Employee Stock Purchase Plan,” a copy of which is attached to this proxy statement/prospectus as Annex K (such proposal, the “Employee Stock Purchase Plan Proposal”).
The total number of shares of New Freenome Common Stock initially reserved for issuance under the New Freenome Employee Stock Purchase Plan will be equal to the lesser of (i) 2% of the number of Fully Diluted Shares immediately following the Closing and (ii) 2,570,895 shares of New Freenome Common Stock. On [•], 2026, the closing price on Nasdaq per PCSC Class A Share, each of which will be converted to one share of New Freenome Common Stock, was $[•]. Based upon a price per share of $10.00, the maximum aggregate market value of the New Freenome Common Stock that could potentially be issued under the New Freenome Employee Stock Purchase Plan immediately following the Closing is $[•].
The PCSC Board approved the New Freenome Employee Stock Purchase Plan on December 4, 2025, subject to approval by PCSC’s shareholders. If the New Freenome Employee Stock Purchase Plan is approved by our shareholders, then the New Freenome Employee Stock Purchase Plan will be effective as of the day immediately prior, and subject, to the Closing.
The following is a summary of the material features of the New Freenome Employee Stock Purchase Plan. This summary is qualified in its entirety by the full text of the New Freenome Employee Stock Purchase Plan, a copy of which is included as Annex K to this proxy statement/prospectus.
Summary of the Material Provisions of the New Freenome Employee Stock Purchase Plan
The New Freenome Employee Stock Purchase Plan has two components: a component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (the “423 Component”), and a component that is not intended to so qualify, (the “Non-423 Component”). Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law.
The total number of shares of New Freenome Common Stock initially reserved for issuance under the New Freenome Employee Stock Purchase Plan will be equal to the lesser of (i) 2% of the number of Fully Diluted Shares immediately following the Closing and (ii) 2,570,895 shares of New Freenome Common Stock. The New Freenome Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase each January 1, beginning on January 1, 2027 and ending on January 1, 2036, by the least of (i) 1% of our Outstanding Shares on the immediately preceding December 31, (ii) 1,500,000 shares of New Freenome Common Stock and (iii) such number of shares of New Freenome Common Stock as determined by the administrator of the New Freenome Employee Stock Purchase Plan. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the New Freenome Employee Stock Purchase Plan will be appropriately adjusted.
The New Freenome Employee Stock Purchase Plan will be administered by the person or persons appointed by the New Freenome Board and the administrator of the New Freenome Employee Stock Purchase Plan will have full authority to make, administer and interpret such rules and regulations regarding the New Freenome Employee Stock Purchase Plan as it deems advisable.
All individuals classified as employees on the payroll records of New Freenome or a “designated company,” as defined in the New Freenome Employee Stock Purchase Plan, will be eligible to participate in the New Freenome Employee Stock Purchase Plan, provided that the administrator may determine, in advance of any offering, that such employees are eligible only if, as of the first day of the applicable offering (the “Offering Date”), (a) they are customarily employed by New Freenome or a designated company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed a minimum period of service prior to the Offering Date (provided such service requirement does not exceed two years of employment), and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). No person who owns or holds, or as a result of participation in the New Freenome Employee Stock Purchase Plan would own or hold, New Freenome Common Stock or options to purchase New Freenome Common Stock, that together equal 5% or more of total combined voting power or value of all classes of stock of New Freenome or any parent or subsidiary is entitled to participate in the New Freenome Employee Stock Purchase Plan. No employee may exercise an option granted under the New Freenome Employee Stock Purchase Plan that permits the employee to purchase New Freenome Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation in the New Freenome Employee Stock Purchase Plan is limited to eligible employees who authorize payroll deductions or contributions equal to a whole percentage (unless the administrator determines in advance of an offering to require that a fixed amount be specified in lieu of a percentage) of base pay to the New Freenome Employee Stock Purchase Plan. Employees may authorize payroll deductions or contributions, with a minimum of 1% of base pay and a maximum of 15% of base pay or such other minimum or maximum as may be specified by the administrator in advance of an offering. As of the date of this proxy statement/prospectus, there are currently approximately [•] employees who will be eligible to participate in the New Freenome Employee Stock Purchase Plan. Once an employee becomes a participant in the New Freenome Employee Stock Purchase Plan, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the New Freenome Employee Stock Purchase Plan, becomes ineligible to participate in the New Freenome Employee Stock Purchase Plan or his or her employment ceases.
We may make one or more offerings, consisting of one or more purchase periods, to our employees to purchase shares under the New Freenome Employee Stock Purchase Plan, which is referred to as an “offering period.” Each offering period will begin and end on the dates determined by the administrator; provided that, no offering period shall exceed 27 months in duration. Shares are purchased on the last business day of each purchase period or if such purchase period is the last purchase period of the offering period, the last business day of such offering period, with that day being referred to as an “exercise date.”
On the Offering Date, New Freenome will grant to employees participating in that offering period an option to purchase shares of New Freenome Common Stock. On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) the number of shares of New Freenome Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of New Freenome Common Stock determined by dividing $25,000 by the fair market value of the common stock on the applicable offering date for such offering; or (iii) such other number of shares as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New Freenome Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New Freenome Common Stock on the exercise date. No participant may be granted an option that permits such participant rights to purchase New Freenome Common Stock under the New Freenome Employee Stock Purchase Plan, and any other employee stock purchase plan of New Freenome and its parents and subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of New Freenome Common Stock (determined on the option grant date) for each calendar year in which the option is outstanding at any time.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or contributions will be refunded.
To the extent an offering period has more than one purchase period and to the extent permitted by applicable law, if the fair market value of New Freenome Common Stock on any exercise date in an offering period is lower than the fair market value of New Freenome Common Stock on the first day of such offering, then all participants in such offering will be automatically withdrawn from such offering immediately after the exercise of their option on such exercise date and will be automatically re-enrolled in the immediately following offering as of the first day thereof.
Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of such participant’s payroll deductions or contributions during any offering period; provided, however, that a participant may increase or decrease such participant’s payroll deduction or contributions with respect to the next offering period by filing a new enrollment form within the period established by the administrator. A participant may withdraw from an offering period at any time without affecting such participant’s eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. A participant’s withdrawal will be effective as soon as practicable following the date that the plan administrator receives the participant’s written notice of withdrawal under the New Freenome Employee Stock Purchase Plan.

In the case of and subject to the consummation of a “sale event,” as defined in the New Freenome Employee Stock Purchase Plan the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the New Freenome Employee Stock Purchase Plan or with respect to any right under the New Freenome Employee Stock Purchase Plan or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the New Freenome Employee Stock Purchase Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of New Freenome Common Stock (or other securities or property) subject to outstanding options under the New Freenome Employee Stock Purchase Plan and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
The New Freenome Board may terminate or amend the New Freenome Employee Stock Purchase Plan. An amendment that increases the number of shares of New Freenome Common Stock authorized under the New Freenome Employee Stock Purchase Plan and certain other amendments require the approval of New Freenome stockholders.
New Plan Benefits
Since participation in the New Freenome Employee Stock Purchase Plan is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the New Freenome Employee Stock Purchase Plan in the future are not determinable and no awards have been granted that are contingent on shareholder approval of the New Freenome Employee Stock Purchase Plan.
Certain U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Section 423 Component of the New Freenome Employee Stock Plan. It does not describe all U.S. federal tax consequences under the New Freenome Employee Stock Purchase Plan, nor does it describe state, local or non-U.S. tax consequences.
A participant in the Section 423 Component of the New Freenome Employee Stock Purchase Plan recognizes no taxable income either as a result of participation in the New Freenome Employee Stock Purchase Plan or upon exercise of an option to purchase shares of New Freenome Common Stock under the New Freenome Employee Stock Purchase Plan.
If a participant disposes of shares of New Freenome Common Stock purchased upon exercise of an option granted under the Section 423 Component of the New Freenome Employee Stock Purchase Plan within two years from the first day of the applicable offering period or within one year from the exercise date, which is referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares of Freenome Common Stock on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the New Freenome Employee Stock Purchase Plan at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the Freenome Common Stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the Freenome Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

New Freenome is generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, New Freenome is not allowed a deduction.
Interests of Certain Persons in this Proposal
All executive officers of New Freenome will be eligible to receive awards made under the New Freenome Employee Stock Purchase Plan and, thus, have a personal interest in the approval of the New Freenome Employee Stock Purchase Plan.
Vote Required for Approval
Approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by shareholders of PCSC. The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of the Employee Stock Purchase Plan Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Employee Stock Purchase Plan Proposal to approve it.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, the Freenome, Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the PCSC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PCSC shareholders, (ii) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if PCSC shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the chairman of the PCSC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding PCSC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
The initial shareholders collectively own 2,442,500 ordinary shares of PCSC, or approximately 22.1% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares; and (ii) the PCSC independent directors each own 30,000 PCSC Class B Shares, for an aggregate of 90,000 PCSC Class B Shares. We will need at least 1,246,667 PCSC Shares, in addition to the PCSC Shares held by the initial shareholders, to constitute a quorum. Accordingly, we will need 5,533,751 PCSC Shares, or 3,091,251 public shares in addition to the PCSC Shares held by the initial shareholders, to vote in favor of the Adjournment Proposal to approve it if all PCSC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Adjournment Proposal to approve it.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to PCSC shareholders, (B) in order to solicit additional proxies from PCSC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if PCSC shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by PCSC from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting PCSC’s unpaid expenses, liabilities, and any amounts paid to PCSC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the PCSC Board
THE PCSC BOARD UNANIMOUSLY RECOMMENDS THAT PCSC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of PCSC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of PCSC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCSC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of PCSC’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the (i) material U.S. federal income tax consequences of the Domestication and PCSC Shareholder Redemptions to U.S. Holders (as defined below) of Public Shares, (ii) material U.S. federal income tax consequences of the Mergers to U.S. Holders of Freenome Common Stock and (iii) material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of owning and disposing of New Freenome Common Stock after the Domestication. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the U.S.;
•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.
This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Public Shares, shares of Freenome Common Stock, or New Freenome Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax provisions of the Code, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:
•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the U.S.;
•
persons that acquired Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	controlled foreign corporations;
•	passive foreign investment companies;

•
persons required to accelerate the recognition of any item of gross income with respect to Public Shares, shares of Freenome Common Stock, or New Freenome Common Stock as a result of such income being recognized on an applicable financial statement;

•	persons who actually or constructively own 5% or more of the shares of PCSC or New Freenome by vote or value (except as specifically provided below);
•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
•	the Sponsor or its affiliates.
This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and such partnership. Holders of Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Public Shares, shares of Freenome Common Stock, or shares of New Freenome Common Stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or shares of New Freenome Common Stock will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the United States Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES, SHARES OF FREENOME COMMON STOCK, AND SHARES OF NEW FREENOME COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES, SHARES OF FREENOME COMMON STOCK, AND SHARES OF NEW FREENOME COMMON STOCK TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF SHARES OF NEW FREENOME COMMON STOCK AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences of the Domestication to U.S. Holders of Public Shares
Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.”

The Domestication is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and, subject to the assumptions, limitations and qualifications set forth herein and in the opinion included as Exhibit 8.1, it is the opinion of Cooley LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.
In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of Public Shares should not recognize gain or loss upon the exchange of its Public Shares solely for New Freenome Common Stock pursuant to the Domestication. The Domestication should be treated for U.S. federal income tax purposes as if PCSC (i) transferred all of its assets and liabilities to New Freenome in exchange for all of the outstanding shares of New Freenome; and then (ii) distributed the shares of New Freenome to the shareholders of PCSC in liquidation of PCSC. The taxable year of PCSC should be deemed to end on the date of the Domestication.
In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (i) a U.S. Holder’s tax basis in shares of New Freenome Common Stock received in connection with the Domestication generally should be the same as its tax basis in the Public Shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code (as discussed below) and (ii) the holding period for shares of New Freenome Common Stock received by a U.S. Holder generally should include such U.S. Holder’s holding period for the Public Shares surrendered in exchange therefor.
If the Domestication fails to qualify as a reorganization under Section 368, a U.S. Holder of Public Shares generally would recognize gain or loss with respect to its Public Shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Freenome Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares surrendered. The U.S. Holder’s basis in the shares of New Freenome Common Stock would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for the shares of New Freenome Common Stock would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of Public Shares (generally, shares of PCSC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Public Shares.
Because the Domestication will occur after the PCSC Shareholder Redemptions, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of exercise of redemption rights. “—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” below.
PFIC Considerations
Even in the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of Public Shares under the passive foreign investment company (“PFIC”) provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because PCSC is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, PCSC believes that it may be a PFIC.
Effect of PFIC Rules on the Domestication
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange of Public Shares for shares of New Freenome Common Stock in the Domestication if PCSC were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain generally would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.”

The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Public Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or MTM election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
Definition and General Taxation of a PFIC
A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.
If PCSC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares and the U.S. Holder did not make either (a) a timely QEF election for PCSC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) a mark-to-market (“MTM”) election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.
Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PCSC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “—Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.
In general, if PCSC is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares by making a timely QEF election (or a QEF election along with a purging election), or a MTM election, all as described below.
Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat PCSC as a QEF under Section 1295 of the Code, for PCSC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made a MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or a MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by PCSC of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, PCSC will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that PCSC will timely provide such information that is required to make and maintain the QEF election. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “—Tax Consequences of the Domestication to U.S. Holders of Public Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of PCSC, whether or not such amounts are actually distributed.
As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to PCSC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of PCSC’s tax year in which PCSC qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which PCSC is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Shareholders who hold different blocks of Public Shares (generally, shares of PCSC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of a MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Effects of Section 367 to U.S. Holders of Public Shares
In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Public Shares on the date of the Domestication. Because the Domestication will occur after U.S. Holders exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of PCSC
A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) of PCSC must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of PCSC attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. PCSC does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If PCSC does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of PCSC’s cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.
U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own Less than 10 Percent of the Voting Power of PCSC and Less than 10 Percent of the Total Value of PCSC
A U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of Domestication and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PCSC will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to shares of New Freenome Common Stock received in the Domestication in an amount equal to the excess of the fair market value of the shares of New Freenome Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the Domestication. Shareholders who hold different blocks of Public Shares (generally, shares of PCSC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)	a statement that the Domestication is a Section 367(b) exchange;
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)
a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from PCSC establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified PCSC (or New Freenome) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.
In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to PCSC or New Freenome no later than the date such tax return is filed. In connection with this election, PCSC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding PCSC’s earnings and profits upon written request.
PCSC does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that PCSC has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less than 10 Percent of the Voting Power of PCSC and Less than 10 Percent of the Total Value of PCSC. A U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of PCSC, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.
All U.S. Holders of Public Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Tax Consequences to U.S. Holders of Public Shares That Elect to Exercise Redemption Rights
This section is addressed to U.S. Holders of Public Shares that elect to exercise redemption rights to receive cash in exchange for Public Shares in the PCSC Shareholder Redemption. For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Public Shares.
The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the redemption of the U.S. Holder’s Public Shares in the PCSC Shareholder Redemption qualifies as a sale of Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such

U.S. Holder’s tax basis in Public Shares redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the amount such U.S. Holder paid for such Public Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Public Shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
A U.S. Holder’s redemption of Public Shares in the PCSC Shareholder Redemption generally will qualify as a sale if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in PCSC or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of PCSC is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PCSC shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of PCSC entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the PCSC shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the PCSC shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the PCSC shares owned by certain family members and such Converting U.S. Holder does not constructively own any other PCSC shares (including as a result of options or convertible securities) and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of PCSC. Whether the redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in PCSC is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any redemption of its Public Shares.
If none of the tests described above applies, the consideration paid to the Converting U.S. Holder generally will be treated as dividend income for U.S. federal income tax purposes to the extent of PCSC’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Public Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Public Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Public Shares. U.S. Holders who hold different blocks of Public Shares (generally, shares of PCSC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur after PCSC Shareholder Redemptions, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Tax Consequences of the Mergers to U.S. Holders of Freenome Common Stock
In accordance with the Business Combination Agreement, the parties to the Business Combination Agreement intend that the Mergers, taken together as an integrated transaction (referred to herein as the “Integrated Merger”), qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Freenome, New Freenome, Merger Sub I and Merger Sub II will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and the Integrated Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This discussion, to the extent it sets forth legal conclusions with respect to matters of U.S. federal income tax law regarding the material U.S. federal income tax consequences of the Integrated Mergers to holders of Freenome Common Stock, constitutes the opinion of Goodwin Procter LLP, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.2 hereto.
Consequences if the Integrated Merger Qualifies as a Reorganization under Section 368(a) of the Code
Subject to the foregoing, Freenome and New Freenome intend to report the Integrated Merger as a tax-deferred “reorganization” pursuant to Section 368(a) of the Code. However, neither Freenome nor New Freenome intends to request any ruling or other guidance from the IRS on the U.S. federal income tax treatment of the Integrated Merger. Because of the many fact-specific requirements to qualify as a tax-deferred “reorganization,” no assurance can be given that the Integrated Merger will qualify as a tax-deferred reorganization or that thereunder, or that a court would not sustain such challenge. If the IRS were to successfully challenge the “reorganization” status of the Integrated Merger, the tax consequences would vary significantly from those set forth immediately below; a summary of such tax consequences is provided further below under “Consequences if the Integrated Merger Does Not Qualify as a Reorganization under Section 368(a) of the Code”.
Assuming that the Integrated Merger qualifies as a “reorganization” under the provisions of Section 368(a) of the Code, in general, the following U.S. federal income tax consequences are expected to result to U.S. Holders who exchange shares of Freenome Common Stock for shares of New Freenome Common Stock in the Integrated Merger:
•	U.S. Holders will not recognize gain or loss on the exchange of shares of Freenome Common Stock solely for shares of New Freenome Common Stock in the Integrated Merger;
•
U.S. Holders who receive cash in lieu of fractional shares of New Freenome Common Stock in the Integrated Merger generally will be treated as having received such fractional shares in the Integrated Merger and then as having received cash in redemption of such fractional shares. Gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share of New Freenome Common Stock and the portion of the U.S. Holder’s adjusted tax basis in the shares of Freenome Common Stock surrendered which is allocable to the fractional share of New Freenome Common Stock, and adjusted as described above;

•
The aggregate tax basis of the shares of New Freenome Common Stock received by a U.S. Holder in the Integrated Merger generally will be the same as the aggregate tax basis of shares of Freenome Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain recognized by the U.S. Holder in the Integrated Merger; and

•
The holding period of New Freenome Common Stock received by a U.S. Holder in the Integrated Merger will include the holding period of the shares of Freenome Common Stock surrendered by the U.S. Holder in the Integrated Merger.

U.S. Holders should consult their tax advisors with respect to the allocation of tax basis between their stock consideration and their non-stock consideration, the amount of gain recognized, and the applicability of any tax reporting requirements to their particular circumstances.
If the Integrated Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each significant U.S. Holder receiving shares of New Freenome Common Stock in the Integrated Merger would be required to file a statement with its U.S. federal income tax return containing the information listed in Treasury Regulations Section 1.368-3, including the U.S. Holder’s tax basis in the shares of Freenome Common Stock exchanged therefor and a description of the parties to the reorganization. A significant U.S. Holder includes any U.S. Holder who, immediately before the reorganization, either (i) owned at least 1% (by vote or value) of the outstanding capital stock of Freenome or (ii) owned securities of Freenome that had an adjusted tax basis of $1,000,000 or more.
Consequences if the Integrated Merger Does Not Qualify as a Reorganization under Section 368(a) of the Code
A successful IRS challenge to the “reorganization” status of the Integrated Merger would result in U.S. Holders being treated as if they sold their shares of Freenome Common Stock in a fully taxable transaction in the First Merger. In that case, a U.S. Holder would recognize gain or loss equal to the difference between the amount of cash and the fair market value of New Freenome Common Stock received by such U.S. Holder in the First Merger and the U.S. Holder’s adjusted tax basis of the shares of Freenome Common Stock surrendered in the exchange. Such recognized gain or loss will be long-term capital gain or loss if the shares of Freenome Common Stock have been held for more than one year as of the date of the First Merger, and will be short-term capital gain or loss if the shares of Freenome Common Stock have been held for one year or less. The amount and character of gain or loss will be computed separately for each block of shares of Freenome Common Stock that was purchased by the U.S. Holder in the same transaction.
Non-U.S. Holders
Tax Consequences for Non-U. S. Holders of Owning and Disposing of New Freenome Common Stock
Distributions on New Freenome Common Stock.
Distributions of cash or property to a Non-U.S. Holder in respect of New Freenome Common Stock received in the Domestication generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Freenome’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Freenome’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its New Freenome Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of New Freenome Common Stock.”
Dividends paid to a Non-U.S. Holder of New Freenome Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of New Freenome Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s New Freenome Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of New Freenome Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of New Freenome Common Stock.
Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of New Freenome Common Stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
New Freenome is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New Freenome Common Stock is not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding New Freenome Common Stock. There can be no assurance that New Freenome Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of New Freenome Common Stock under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of New Freenome Common Stock, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Freenome Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Freenome Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Freenome generally will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Freenome does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Freenome is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.
Information Reporting and Backup Withholding
New Freenome generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Freenome Common Stock within the United States or conducted through certain United

States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated there under (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Freenome Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an inter-governmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An inter-governmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Freenome Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Freenome Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to with-holding at a rate of 30%, unless such entity either (i) certifies to the applicable with holding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Freenome Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Freenome Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Tax-payers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Freenome Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Freenome and PCSC adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 (the “Unaudited Pro Forma Condensed Combined Balance Sheet”) combines the audited consolidated balance sheet of Freenome as of December 31, 2025 and the audited consolidated balance sheet of PCSC on a pro forma basis as if the Business Combination had been consummated on December 31, 2025. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 (the “Unaudited Pro Forma Condensed Combined Statements of Operations”) combines the audited consolidated statements of operations of Freenome for the year ended December 31, 2025, and the audited consolidated statements of operations of PCSC for the year ended December 31, 2025 on a pro forma basis as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2025, together with the accompanying notes, are referenced herein as the “Unaudited Pro Forma Condensed Combined Financial Statements”.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of New Freenome following the completion of the Business Combination and may not be useful in predicting the future financial condition and results of operations of New Freenome following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this proxy statement/prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which this unaudited pro forma condensed combined financial information is prepared and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, financial statements of Freenome and PCSC included in this proxy statement/prospectus, the sections titled “Freenome’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PCSC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to Freenome and PCSC contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section titled “The Business Combination.”
Description of the Business Combination
On December 5, 2025, Freenome entered into the Business Combination Agreement with PCSC, Merger Sub I, and Merger Sub II, pursuant to which, on the terms and subject to conditions set forth in the Business Combination Agreement, among other things, the Domestication will occur and PCSC will change its name to Freenome, Inc. In connection with the Domestication, each issued and outstanding PCSC Class A Share and PCSC Class B Share and each outstanding preference share of PCSC (if any) will be converted into one share of New Freenome Common Stock.

Following the Domestication, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to such merger, as a wholly-owned subsidiary of New Freenome (the “First Merger”). At the time the First Merger becomes effective (the “Effective Time”):
(i)
Each share of Freenome common stock (collectively, “Freenome Common Shares”) issued and outstanding as of immediately prior to the Effective Time (including converted preferred shares, excluding treasury shares and shares subject to appraisal rights) will be canceled and converted into New Freenome Common Stock based on an exchange ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement (the “Exchange Ratio”);

(ii)
Each option to purchase Freenome Common Shares (each, a “Freenome Option”), whether vested or unvested, will be canceled in exchange for options to purchase New Freenome Common Stock under the equity incentive plan to be adopted by PCSC in advance of the Closing (the “New Freenome Equity Incentive Plan”) adjusted for the Exchange Ratio and exercise price, and subject to prior terms (vesting, expiration, forfeiture); and

(iii)
Each restricted stock unit award that is outstanding with respect to Freenome Common Shares (each, a “Freenome RSU Award”) will be canceled and replaced with a restricted stock unit award under the New Freenome Equity Incentive Plan, settling in New Freenome Common Stock per an allocation schedule, generally subject to prior terms.

As part of the same overall transaction as the First Merger, subject to the terms and conditions of the Business Combination Agreement, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving company in the merger (the “Second Merger” and together with the First Merger, the “Mergers”).
In addition, concurrently with the execution of the Business Combination Agreement, on December 5, 2025, PCSC entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain existing stockholders of Freenome (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $240,000,000 (the “PIPE Financing”). An affiliate of the Sponsor and certain existing stockholders of Freenome subscribed for approximately 23% and 21%, respectively, of the PIPE Financing.
For more information about the Business Combination and PIPE Financing, please see the section titled “The Business Combination.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.
Anticipated Accounting Treatment of the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP, whereby PCSC is treated as the acquired company and Freenome is treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Freenome issuing stock for the net assets of PCSC, accompanied by a recapitalization. The net assets of PCSC will be stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of Freenome.
Freenome has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:
•
Freenome’s existing shareholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 63% of the voting interest in each scenario;

•	Freenome will have the ability to designate a majority of the initial members of New Freenome’s Board;
•	Freenome’s senior management will be the senior management of the combined entity;
•	Freenome is the larger entity based on historical operating activity and has the larger employee base; and
•	The post-combined company will assume a Freenome branded name: “Freenome, Inc.”

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
In accordance with PCSC’s governing documents, PCSC will provide the holders of PCSC Class A Shares the right to have all or a portion of their PCSC Class A Shares for cash, for a per-share price equal to the pro rata portion of the funds then in PCSC’s trust account (including interest not previously released to pay taxes). Any such redemptions will occur immediately prior to the consummation of the Domestication.
The unaudited pro forma condensed combined financial information gives effect to the Business Combination and related transactions, including:
•	The PIPE Financing;
•	The conversion of Roche Convertible Note (including principal and accrued interest) into shares of New Freenome Common Stock;
•	Incremental compensation expense associated with the grant of Anti-Dilution Equity Awards and vested restricted stock units;
•	The conversion of each issued and outstanding PCSC Class A Share and PCSC Class B Share and each outstanding preference share of PCSC (if any) into New Freenome Common Stock; and
•	The issuance of New Freenome Common Stock in connection with the Mergers, subject to the redemption scenarios described below.
The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that none of the holders of PCSC’s Class A Shares exercise redemption rights with respect to such shares. Therefore, as described above, holders of PCSC Class A Shares as of immediately prior to the Closing shall receive a number of shares of New Freenome Common Stock.

•
Assuming Maximum Redemptions: This presentation assumes that holders of 6,568,122 PCSC Class A Shares exercise redemption rights with respect to such shares for their pro rata share of the funds in the Trust Account. As described above, the Business Combination Agreement includes a condition that, at the Closing, aggregate transaction proceeds be greater than or equal to $250.0 million in cash, including (i) cash from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any redemption), plus (ii) the aggregate amount of cash that has been funded pursuant to the PIPE, minus the Unpaid PCSC expenses. Thus, the redemption of 6,568,122 PCSC Class A Shares represents the estimated maximum number of PCSC Class A Shares that can be redeemed while still achieving the minimum aggregate transaction proceeds of $250.0 million.

The following summarizes the pro forma capitalization of the post-combination company expected immediately following the Closing, presented under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Freenome equity holders(1)	71,089,352	63.1%	71,089,352	67.1%
PCSC’s public stockholders	8,625,000	7.7%	2,056,878	1.9%
PCSC initial shareholders(2)	2,442,500	2.2%	2,442,500	2.3%
PIPE Investors(3)	24,000,000	21.3%	24,000,000	22.6%
Roche Convertible Note	6,420,139	5.6%	6,420,139	6.1%
Pro Forma Common Stock Outstanding	112,576,991	100.0%	106,008,869	100.0%

(1)
Amount excludes 2,717,005 Freenome restricted stock units that will vest following the Closing. Includes 5,611,655 shares of New Freenome Common Stock issued to the Perceptive PIPE Investor upon conversion of Freenome capital stock.

(2)	Includes 2,066,250 PCSC Class B Shares and 286,250 PCSC Class A private placement shares held by the Sponsor and 90,000 PCSC Class B Shares held by PCSC independent directors.
(3)
Includes 5,500,000 PIPE Shares issued to the Perceptive PIPE Investor, 5,000,000 PIPE Shares issued to an existing Freenome equity holder and 13,500,000 PIPE Shares issued to third-party PIPE Investors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
(in thousands)

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$78,558	$865	$91,872	(a)	$390,261	(69,963)	(l)	$320,298
			(3,450)	(b)
			240,000	(c)
			(17,584)	(g)
Short-term marketable securities	138,106	—			138,106			138,106
Accounts and other receivables	1,307	—			1,307			1,307
Prepaid expenses and other current assets	8,520	43			8,563			8,563
Total current assets	226,491	908	310,838		538,237	(69,963)		468,274
Cash and investments held in Trust Account	—	91,872	(91,872)	(a)	—			—
Property and equipment, net	155,776	—			155,776			155,776
Operating lease right-of-use asset, net	97,055	—			97,055			97,055
Intangible assets, net	3,300	—			3,300			3,300
Goodwill	10,513	—			10,513			10,513
Other long-term assets	4,800	—	(4,520)	(g)	280			280
Restricted cash	9,118	—			9,118			9,118
Total assets	$507,053	$92,780	$214,446		$814,279	$(69,963)		$744,316

Liabilities
Accounts payable	$6,084	$—	(2,683)	(g)	$3,401			$3,401
Accrued compensation and other related benefits	13,424	—			13,424			13,424
Accrued expenses and other current liabilities	3,783	2,254	(3,235)	(g)	2,802			2,802
Deferred revenue	7,123				7,123			7,123
Current portion of lease liabilities	10,114	—			10,114			10,114
Total current liabilities	40,528	2,254	(5,918)		36,864	—		36,864
Lease liabilities, net of current portion	199,015	—			199,015			199,015
Convertible note, at fair value	41,600	—			41,600			41,600
Convertible note, related party	60,895		(60,895)	(h)	—			—
Deferred revenue, net of current portion	49,138				49,138			49,138
Other long-term liabilities	15,433				15,433			15,433
Deferred underwriting compensation	—	3,450	(3,450)	(b)	—			—
Total liabilities	406,609	5,704	(70,263)		342,050	—		342,050

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		Pro Forma Combined (Assuming Maximum Redemptions)
Commitments and contingencies
Redeemable convertible preferred stock	1,363,580	—	(1,363,580)	(i)	—			—
Class A ordinary shares subject to possible redemption	—	91,872	(91,872)	(d)	—			—

Stockholders’ equity (deficit)
Preference shares	—	—			—			—
Ordinary shares
Class A	—	—	1	(d)	—			—
			(1)	(f)
Class B	—	—	—	(e)	—			—
Common stock	3	—	(3)	(i)	—			—
New Freenome Common Stock	—	—	2	(c)	11	(1)	(l)	10
			1	(h)
			—	(e)
			1	(f)
			7	(i)
Additional paid-in capital	83,834	—	239,998	(c)	1,851,993	(69,962)	(l)	1,782,031
			91,871	(d)
			(14,065)	(g)
			60,894	(h)
			1,363,576	(i)
			(6,917)	(j)
			32,802	(k)
Accumulated other comprehensive income	132	—			132			132
Accumulated deficit	(1,347,105)	(4,796)	(2,121)	(g)	(1,379,907)			(1,379,907)
			6,917	(j)
			(32,802)	(k)
Total stockholders’ equity (deficit)	(1,263,136)	(4,796)	1,740,161		472,229	(69,963)		402,266
Total liabilities, redeemable noncontrolling interest and equity (deficit)	$507,053	$92,780	$214,446		$814,279	$(69,963)		$744,316

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except share and per share data)

	For the Year Ended December 31, 2025
	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue:
License and collaboration revenue	$27,139	$—			$27,139			$27,139
Service and other revenue	3,270	—			3,270			3,270
Total revenue	30,409	—	—		30,409	—		30,409

Operating costs and expenses:
Cost of services	1,944	—			1,944			1,944
Research and development	197,117	—	16,289	(cc)	217,466			217,466
			4,060	(dd)

General and administrative	54,817	2,981	(180)	(aa)	79,484	(138)	(ee)	79,346
			16,513	(cc)
			4,115	(dd)
			1,238	(ee)

Total operating costs and expenses	253,878	2,981	42,035		298,894	(138)		298,756
Loss from operations	(223,469)	(2,981)	(42,035)		(268,485)	138		(268,347)
Interest and investment income, net	6,914	—			6,914			6,914
Interest expense	(2,820)	—	1,548	(ff)	(1,272)			(1,272)
Other income (expense), net	32	—			32			32
Interest from investments held in Trust Account	—	3,821	(3,821)	(bb)	—			—
Unrealized loss on investments held in trust	—	(3)	3	(bb)	—			—
Net loss attributable to common stockholders	$(219,343)	$837	$(44,305)		$(262,811)	$138		$(262,673)

Net income (loss) per share, basic	$(8.28)	$0.08			$(2.28)			$(2.42)
Weighted average shares outstanding, basic	26,497,083	11,067,500			115,293,996			108,725,874
Net income (loss) per share, diluted	$(8.28)	$0.08			$(2.28)			$(2.42)
Weighted average shares outstanding, diluted	26,497,083	11,067,500			115,293,996			108,725,874

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP, whereby PCSC is treated as the acquired company and Freenome is treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Freenome issuing stock for the net assets of PCSC, accompanied by a recapitalization. The net assets of PCSC will be stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of Freenome.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2025. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2025 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2025.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 has been prepared using, and should be read in conjunction with, the following:
•	Freenome’s audited consolidated balance sheet as of December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus; and
•	PCSC’s audited consolidated balance sheet as of December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 has been prepared using, and should be read in conjunction with, the following:
•	Freenome’s audited consolidated statement of operations for the year ended December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus; and
•	PCSC’s audited consolidated statement of operations for the year ended December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus.
The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the completion of the Business Combination are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Freenome and PCSC.

2.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Freenome following the Closing, filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the expected number of New Freenome shares outstanding, assuming the Business Combination occurred on January 1, 2025.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:
(a)	Reflects the reclassification of cash and investments held in the Trust Account that becomes available following the Business Combination to cash and cash equivalents, assuming no redemptions.
(b)	Reflects the payment of $3.5 million in deferred underwriters’ compensation subject to an agreement with the underwriters.
(c)	Reflects proceeds of $240.0 million from the issuance and sale of 24,000,000 shares of New Freenome Common Stock at $10.00 per share in the PIPE Financing pursuant to the Subscription Agreements.
(d)	Reflects the reclassification of $91.9 million of PCSC Class A Shares subject to possible redemption to permanent equity, assuming no redemptions.
(e)	Reflects the conversion of 2,156,250 PCSC Class B Shares into 2,156,250 shares of New Freenome Common Stock.
(f)	Represents the exchange of 8,911,250 PCSC Class A Shares for 8,911,250 shares of New Freenome Common Stock, assuming no redemptions.
(g)
Represents preliminary estimated transaction costs to be incurred by Freenome and PCSC of approximately $10.0 million and $8.5 million, respectively, for legal, financial advisory and other professional fees. PCSC’s estimated transaction costs exclude the deferred underwriting fees as described in Note 2(b) above.

For Freenome’s transaction costs:
•	$0.8 million was deferred in other long-term assets and paid by Freenome as of December 31, 2025;
•	$1.0 million was deferred in other long-term assets and accrued in accrued expenses and other current liabilities as of December 31, 2025;
•	$2.7 million was deferred in other long-term assets and in accounts payable as of December 31, 2025;
•	$9.2 million was reflected as a reduction of cash, which represents Freenome’s preliminary estimated transaction costs less the amounts previously paid by Freenome;
•	$10.0 million were capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in capital.
For PCSC’s transaction costs:
•	$2.2 million was accrued by PCSC in accrued expenses and other current liabilities and recognized as expense as of December 31, 2025;
•	$8.5 million was reflected as a reduction of cash;
•	$4.1 million represents equity issuance costs related to the PIPE financing described in Note 2(c) above and reflected as a decrease in additional paid-in capital; and

•
$2.1 million was reflected as an adjustment to accumulated deficit, which represents the total estimated PCSC transaction costs less: (i) $4.1 million capitalized and offset against the proceeds from the PIPE investment; and (ii) $2.2 million previously recognized by PCSC as of December 31, 2025.

(h)	Reflects the conversion of the Roche Convertible Note and accrued interest into 6,420,139 shares of New Freenome Common Stock in connection with the Closing.
(i)
Reflects the recapitalization of Freenome’s equity consisting of 26,267,598 shares of common stock and 212,541,832 shares of redeemable convertible preferred stock into 71,089,352 shares of New Freenome Common Stock.

(j)	Reflects the elimination of PCSC’s historical accumulated deficit after recording the transaction costs to be incurred by PCSC as described in Note 2(g) above.
(k)
Represents the recognition of stock-based compensation expense associated with Freenome restricted stock units, the vesting of which is conditioned on the satisfaction of a service condition and a liquidity event requirement, which is expected to be satisfied no later than six months following the Closing. These costs expensed through Accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 as discussed in Note 2(cc) below.

(l)	Represents the maximum redemption of 6,568,122 PCSC Class A Shares for approximately $70.0 million.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, are as follows:
(aa)
Represents pro forma adjustment to eliminate historical expenses related to PCSC’s administrative, financial and support services paid to the Sponsor, which will terminate upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate interest and unrealized gain (loss) from investments held in Trust Account.
(cc)
Represents the recognition of stock-based compensation expense associated with Freenome restricted stock units that, on a pro forma basis, will have vested at the Closing. These costs are reflected as if incurred on January 1, 2025, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)
Reflects the amortization of stock-based compensation expense associated with Freenome’s unvested restricted stock units, which are subject to vesting based upon both a service-based requirement and a liquidity event requirement. At the Closing the liquidity event requirement will have been meet and Freenome will amortize stock-based compensation expense associated with the unvested restricted stock units over the remaining service period.

(ee)
Reflects the recognition of stock-based compensation expense associated with the Anti-Dilution Equity Awards that will be granted following the Business Combination, pursuant to the Elliott Offer Letter. The terms of the Elliott Offer Letter provide that an Anti-Dilution Option grant and an Anti-Dilution RSU grant will be made such that the aggregate number of shares underlining outstanding option awards and RSU awards issued to the employee are equal to 0.5% and 0.5%, respectively, of the fully-diluted capitalization of New Freenome following the Closing. The estimated number of Anti-Dilution Options to be granted are 295,660 options assuming no redemptions, or 262,819 options assuming maximum redemptions. The estimated number of Anti-Dilution RSUs to be granted are 295,660 RSUs assuming no redemptions, or 262,819 RSUs assuming maximum redemptions. The strike price of the Anti-Dilution Option will be equal to the fair market value of the common stock on the date the new Freenome’s Board approves that grant. The other terms and conditions of the Anti-Dilution Option and Anti-Dilution RSUs, including the vesting commencement date and vesting schedule will be the same as the Initial Option and Initial RSU Award provided for in the employment agreement.

Compensation expense for the Anti-Dilution Option was estimated using the Black-Scholes option pricing model with the estimated $10 per share price of New Freenome, 6.7 year expected term, 68.9% estimated volatility and risk-free rate of 3.94%.
Compensation expense for the Anti-Dilution RSU grant is based on the $10 per share price of New Freenome.
(ff)	Reflects the elimination of interest expense related to the Roche Convertible Note, which will be converted into shares of New Freenome Common Stock as described in Note 2(h) above.
(gg)
No income tax adjustment is reflected for the year ended December 31, 2025 based on Freenome’s estimated annual effective tax rate for the year ending December 31, 2025, and Freenome having a full valuation allowance on its net deferred tax asset.

3.	Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2025:

	Year Ended December 31, 2025
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common shareholders (in thousands)	$(262,811)	$(262,673)
Pro forma weighted average shares outstanding, basic and diluted	115,293,996	108,725,874
Pro forma net loss per share, basic and diluted	$(2.28)	$(2.42)

Pro forma weighted average shares calculation, basic and diluted(4)
PCSC public stockholders	8,625,000	2,056,878
PCSC initial shareholders(2)	2,442,500	2,442,500
PIPE Investors(3)	24,000,000	24,000,000
Freenome equity holders(1)	73,806,357	73,806,357
Roche Convertible Note	6,420,139	6,420,139
	115,293,996	108,725,874

(1)
Includes 2,717,005 shares underlying Freenome restricted stock units that will vest six months following the Closing as the issuance of shares will no longer be contingent on any conditions except the passage of time. Includes 5,611,655 shares of New Freenome Common Stock issued to the Perceptive PIPE Investor upon conversion of Freenome capital stock.

(2)	Includes 2,066,250 PCSC Class B Shares and 286,250 PCSC Class A private placement shares held by the Sponsor and 90,000 PCSC Class B Shares held by PCSC independent directors.
(3)
Includes 5,500,000 PIPE Shares issued to the Perceptive PIPE Investor, 5,000,000 PIPE Shares issued to an existing Freenome equity holder and 13,500,000 PIPE Shares issued to third-party PIPE Investors.

(4)	The pro forma weighted average shares, basic and diluted exclude the following because including them would be antidilutive:
•	3,333,333 shares issuable upon conversion of the Exact Sciences Note;
•	8,252,587 unexercised Freenome stock options;
•	1,574,825 unvested Freenome restricted stock units that remain subject to future service; and
•	14,628 unexercised Freenome warrants.

DILUTION
PCSC shareholders who acquired public shares in PCSC’s initial public offering will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per public share sold in PCSC’s initial public offering and the net tangible book value per share at the time of the Business Combination assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Business Combination itself.
As of December 31, 2025, PCSC’s net tangible book value was ($4.8 million), calculated as total assets of $92.8 million less total liabilities of $5.7 million, and less public shares subject to redemption classified in mezzanine equity of $91.9 million. The number of PCSC Shares outstanding as of December 31, 2025, was 11,067,500, which includes 8,911,250 PCSC Class A Shares and 2,156,250 PCSC Class B Shares.
The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Business Combination assuming various sources of material probable dilution, but excluding the effects of the Business Combination transaction itself. This presentation takes into account the PIPE Financing, the reclassification of unredeemed public shares of PCSC to permanent equity, and the payment of PCSC’s estimated transaction costs in connection with the potential Business Combination. In addition to excluding the Business Combination itself, this presentation excludes (i) 8,252,587 shares of New Freenome Common Stock that will be issuable upon the exercise of the Rollover Options, (ii) 4,294,391 shares of New Freenome Common Stock that will be issuable pursuant to the Rollover RSU Awards, (iii) 6,420,139 shares of New Freenome Common Stock that will be issuable upon conversion of the Roche Convertible Note, and (iv) shares of New Freenome Common Stock, that will initially be available for issuance under the New Freenome Equity Incentive Plan and New Freenome Employee Stock Purchase Plan.

	No Redemptions Scenario(1)		25% Redemptions Scenario(2)		50% Redemptions Scenario(3)		Aggregate Transaction Proceeds Condition Redemptions Scenario(4)
	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**
PCSC net tangible book value per share as of December 31, 2025	11,067,500	($0.43)	11,067,500	($0.43)	11,067,500	($0.43)	11,067,500	($0.43)
PCSC shareholders and PIPE Investors, after the redemption of public shares and payment of estimated transaction costs	35,067,500	$9.15	32,911,250	$9.05	30,755,000	$8.94	28,499,378	$8.80
Initial offering price of PCSC Class A Shares		$10.00		$10.00		$10.00		$10.00
Net tangible book value per share giving effect to dilutive securities and other related events, excluding the Business Combination		$9.15		$9.05		$8.94		$8.80
Dilution to non-redeeming shareholders		$0.85		$0.95		$1.06		$1.20

*	See table below for a reconciliation of the number of shares.
**	See table below for the calculation of the net tangible book value per share.

The calculation of net tangible book value is as follows (in thousands, except share amounts):

Numerator Adjustments	No Redemption Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	Aggregate Transaction Proceeds Condition Redemptions Scenario(4)
Net tangible book value of PCSC as of December 31, 2025	$(4,797)	$(4,797)	$(4,797)	$(4,797)
Adjustment to reflect the proceeds from PIPE Financing	240,000	240,000	240,000	240,000
Adjustment to reflect reclassification of unredeemed public shares of PCSC to permanent equity	91,872	68,904	45,936	21,909
Adjustment to reflect payment of transaction expenses of PCSC, net of associated liabilities	(6,221)	(6,221)	(6,221)	(6,221)
Historical net tangible book value of PCSC adjusted for redemptions, proceeds from PIPE Financing, reclassification of unredeemed public shares of PCSC to permanent equity, and payment of transaction costs	$320,854	$297,886	$274,918	$250,891

Denominator Adjustments	No Redemption Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	Aggregate Transaction Proceeds Condition Redemptions Scenario(4)
Shares outstanding held by PCSC shareholders as of December 31, 2025	11,067,500	11,067,500	11,067,500	11,067,500
Adjustment to reflect assumed redemption of PCSC Class A Shares	—	(2,156,250)	(4,312,500)	(6,568,122)
Adjustment to reflect shares issuable to PIPE Investors	24,000,000	24,000,000	24,000,000	24,000,000
PCSC shareholders and PIPE Investors, after the redemption of PCSC Shares	35,067,500	32,911,250	30,755,000	28,499,378

(1)
This scenario assumes that no public shares are redeemed. This scenario further assumes the closing of the PIPE Financing of $240.0 million, the reclassification of unredeemed public shares of PCSC to permanent equity of $91.9 million and payment of the estimated transaction costs of PCSC of $6.2 million, net of associated liabilities of $5.7 million.

(2)
This scenario assumes that 2,156,250 public shares, or 25% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $22.9 million (based on the estimated per-share redemption price of approximately $10.65 per share) from the trust account based on funds in the trust account as of December 31, 2025. This scenario further assumes the closing of the PIPE Financing of $240.0 million, the reclassification of unredeemed public shares of PCSC to permanent equity of $68.9 million, and payment of the estimated transaction costs of PCSC of $6.2 million net of associated liabilities of $5.7 million.

(3)
This scenario assumes that 4,312,500 public shares, or 50% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $45.9 million (based on the estimated per-share redemption price of approximately $10.65 per share) from the trust account based on funds in the trust account as of December 31, 2025. This scenario further assumes the closing of the PIPE Financing of $240.0 million, the reclassification of unredeemed public shares of PCSC to permanent equity of $45.9 million, and payment of the estimated transaction costs of PCSC of $6.2 million, net of associated liabilities of $5.7 million.

(4)
This scenario assumes that 6,568,122 public shares, or approximately 76% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $70.0 million (based on the estimated per-share redemption price of approximately $10.65 per share) from the trust account based on funds in the trust account as of December 31, 2025. This scenario further assumes the closing of the PIPE Financing of $240.0 million, the reclassification of unredeemed public shares of PCSC to permanent equity of $21.9 million and payment of the estimated transaction costs of PCSC of $6.2 million, net of associated liabilities of $5.7 million. Pursuant to the Aggregate Transaction Proceeds Condition, at the Closing, aggregate transaction proceeds be greater than or equal to $250.0 million in cash, including (i) cash from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any redemption), plus (ii) the aggregate amount of cash that has been funded pursuant to the PIPE, minus the Unpaid PCSC expenses. Thus, the redemption of 6,568,122 public shares, approximately 76% of the public shares subject to redemption, represents the estimated maximum number of public shares that can be redeemed while still achieving the Aggregate Transaction Proceeds Condition.

After taking into account the effects of the consummation of the Business Combination itself, for each of the No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, and Aggregate Transaction Proceeds Condition Redemptions Scenario, the valuation of Freenome would need to equal $1,126.2 million, $1,104.6 million, $1,083.1 million and $1,060.5 million, respectively, in order for the non-redeeming shareholders’ interest per share to be at least equal to the price per public share ($10.00 per share) in PCSC’s initial public offering.

INFORMATION ABOUT PCSC
Unless the context otherwise requires, all references in this section to “PCSC,” “we,” “us” or “our” refer to PCSC.
Summary
We are a blank check company incorporated on March 22, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on December 5, 2025. We intend to finance the Business Combination through the issuance of New Freenome Common Stock.
Our Founders
Our Sponsor is an affiliate of Perceptive Advisors, a leading life sciences focused investment firm with over $9.5 billion of regulatory assets under management as of December 31, 2025. Since its launch in 1999, Perceptive Advisors has focused exclusively on the healthcare industry. Our Founders are the founder and management of Perceptive Advisors. Joseph Edelman, our Chairman, founded Perceptive Advisors in 1999. Adam Stone, our Chief Executive Officer, is the Chief Investment Officer of Perceptive Advisors and Michael Altman, our Chief Business Officer, is a Managing Director at Perceptive Advisors. Perceptive Advisors’ investment activity is focused on identifying both private and public companies in the life sciences and medical technology sectors and has investments in 234 companies as of December 31, 2025. The team at Perceptive Advisors consists of trained scientists, physicians and financial analysts who are passionately committed to identifying innovation that can drive critical change to current treatment paradigms. Perceptive Advisors invests across the capital structure and throughout a company’s growth cycle which provides access to a broad universe of management teams and companies seeking flexible capital solutions. Perceptive Advisors is also an active investor in pre-IPO financing rounds known as “crossovers.” Perceptive Advisors has invested in over 144 private companies since 2013 and in 2025 met with over 200 private companies in evaluation of private growth financing rounds, crossovers, and pre-IPO analysis.
Experience with Special Purpose Acquisition Vehicles
Our management team has previous experience in the execution of public acquisition vehicles. In July 2020, ARYA Sciences Acquisition Corp. consummated its initial business combination with Immatics Biotechnologies GmbH (“Immatics”). The ordinary shares of the combined company, Immatics N.V., are traded on Nasdaq under the symbol “IMTX.” Mr. Stone continues to serve on the supervisory board of directors of Immatics N.V. following the consummation of the business combination. The closing price of the ordinary shares of Immatics N.V. on Nasdaq on March 10, 2026 was $10.50.
Additionally, in October 2020, ARYA Sciences Acquisition Corp II consummated its initial business combination with Cerevel Therapeutics. The common stock of the combined company, Cerevel Therapeutics Holdings, Inc. (“Cerevel”), is traded on Nasdaq under the symbol “CERE.” On August 1, 2024, Abbvie Inc. and its wholly owned acquisition subsidiaries completed an all-cash tender offer to acquire all outstanding shares of common stock of Cerevel for $45.00 per share. Following the closing of the acquisition, shares of Cerevel’s common stock were delisted from Nasdaq on August 1, 2024.
In June 2021, ARYA Sciences Acquisition Corp III consummated its initial business combination with Nautilus Biotechnology, Inc. (“Nautilus”). The common stock of the combined company trades on Nasdaq under the symbol “NAUT.” The closing price of the common stock of Nautilus on Nasdaq on March 10, 2026 was $2.43.
In July 2023, ARYA Sciences Acquisition Corp V announced that it would not consummate an initial business combination within the time period required by its amended and restated memorandum and articles of association, as amended, and was liquidated after the cash held in trust was returned to its shareholders.
In July 2024, ARYA Sciences Acquisition Corp IV consummated its initial business combination with Adagio Medical, Inc. (“Adagio”). The common stock of the combined company trades on Nasdaq under the symbol “ADGM.” The closing price of the common stock of Adagio on Nasdaq on March 10, 2026 was $0.96.
Our founders and our directors and officers, Perceptive Advisors, or its affiliates expect in the future to become affiliated with other public special purpose acquisition companies that may have acquisition objectives that are similar to ours.
On June 13, 2024, we consummated an initial public offering of 8,625,000 Class A ordinary shares, $0.0001 par value per share (the “PCSC Class A Shares”), at an offering price of $10.00 per share, which includes the exercise in full of the underwriter’s option to purchase an additional 1,125,000 PCSC Class A Shares, at an offering price of $10.00 per share, to cover over-allotments, and a Private Placement with our Sponsor of 286,250 PCSC Class A Shares at a price of $10.00 per share.
Following the closing of our initial public offering and the private placement, an amount equal to $86,250,000 of the net proceeds from its initial public offering and certain of the proceeds from the sale of the private placement were placed in the trust account, located in the U.S. with Continental acting as trustee. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. At December 31, 2025, assets held in the trust account were comprised of $234 in cash and $91,872,184 in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to fund our working capital requirements, subject to an annual limit of $300,000 and/or to pay taxes, if any, until the earliest of (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with the approval by shareholder vote of an amendment to the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination by June 13, 2026 or (B) with respect to any other provisions relating to rights of our public shares; or (iii) absent an initial business combination by June 13, 2026 (unless such date is extended in accordance with the Existing Governing Documents), our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares.
PCSC Class A Shares are currently listed on Nasdaq under the symbol “PCSC.”
Financial Position
As of December 31, 2025, we had $91,872,418 held in the trust account and available for our initial business combination (assuming no redemptions). After consideration of $3,450,000 of deferred underwriting fees payable upon consummation of a business combination, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using PCSC’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.
Effecting Our Business Combination
Fair Market Value of Target Business
The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team
Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our initial business combination with that business, our assessment of the target business’s management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our management team will remain with the combined company will be made at the time of our initial business combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our initial business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our initial business combination. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business.
We cannot assure you that any of our key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of our key personnel will remain with the combined company will be made at the time of our initial business combination.
Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.
Permitted Purchases of Our Securities and Other Transactions with Respect to Our Securities
As of the date of this proxy statement/prospectus, there are 11,067,500 PCSC Shares issued and outstanding, which includes an aggregate of 286,250 private placement shares, which are PCSC Class A Shares, held by the Sponsor and 2,156,250 PCSC Class B Shares held by the initial shareholders, being the Sponsor and PCSC’s independent directors (Messrs. McKenna, Song and Waksal).
None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding PCSC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Freenome’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Freenome following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New Freenome Common Stock on Nasdaq or another national securities exchange.
In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.
Any purchases by our initial shareholders, advisors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our initial shareholders, advisors and/or their affiliates will be subject to restrictions in making purchases of ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event our initial shareholders, advisors or their affiliates were to purchase public shares from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
•
Our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our initial shareholders, advisors and their affiliates may purchase public shares from public shareholders outside the redemption process, along with the purpose of such purchases;

•
if our initial shareholders, advisors and their affiliates were to purchase public shares from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•
our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our initial shareholders, advisors and their affiliates would not be voted in favor of approving the business combination transaction;

•
our initial shareholders, advisors and their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:
•	the amount of our securities purchased outside of the redemption offer by our initial shareholders, advisors and their affiliates, along with the purchase price;
•	the purpose of the purchases by our initial shareholders, advisors and their affiliates;
•	the impact, if any, of the purchases by our initial shareholders, advisors and their affiliates on the likelihood that the business combination transaction will be approved;
•
the identities of our security holders who sold to our initial shareholders, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our initial shareholders, advisors and their affiliates; and

•	the number of our securities for which we have received redemption requests pursuant to our redemption offer.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We will provide our public shareholders with the opportunity to redeem all or a portion of their PCSC Class A Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us for permitted withdrawals, divided by the number of the then-outstanding public shares, subject to the limitations described herein. As of January, 2026, the amount in the trust account was approximately $91,918,776.09, or approximately $10.66 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission we will pay to Jefferies, the underwriter of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the PCSC transfer agent in order to validly redeem its shares. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. Pursuant to the Letter Agreement, the initial shareholders have agreed to waive their redemption rights with respect to their PCSC Class B Shares, Private Placement Shares and any PCSC Class A shares in connection with (i) the completion of our initial business combination; and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed or repurchased in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 13, 2026 or (B) with respect to any other provision relating to the rights of holders of our public shares.
Redemption of Public Shares and Liquidation if No Business Combination
Our Existing Governing Documents provide that we only have until June 13, 2026, to consummate an initial business combination. If we do not consummate an initial business combination by June 13, 2026, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all other cases subject to the other requirements of applicable law. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor and each member of our management team has entered into the Letter Agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by June 13, 2026 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by June 13, 2026).
Our Sponsor, officers and directors have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed or repurchased in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 13, 2026 or (B) with respect to any other provision relating to the rights of holders of our public shares, unless we provide our public shareholders (other than initial shareholders, officers or directors) with the opportunity to redeem their public shares following the approval, and upon implementation by the directors, of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account less permitted withdrawals, divided by the number of the then-outstanding public shares in issue. This redemption right shall apply following the approval and upon implementation of any such amendment, whether proposed by our sponsor, any officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with our liquidation and dissolution, as well as payments to any creditors, will be funded from amounts remaining in working capital held outside the trust account, plus funds from permitted withdrawals, plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement shares, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our independent registered accounting firm will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us (excluding our independent registered accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn for permitted withdrawals and, if we decide to liquidate, $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Our sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn for permitted withdrawals and, if we decide to liquidate, $100,000 of dissolution expenses, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that our sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. As of December 31, 2025, we have access to operating cash of approximately $865,031 cash held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors—Risks Related to the Business Combination and PCSC—If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.”
Facilities
We currently maintain our executive offices at 51 Astor Place, 10th Floor, New York, New York 10003. The cost for our use of this space is included in the $15,000 per month fee we pay to our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Employees
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Directors and Officers
Our officers and directors are as follows:

Name	Age	Position
Joseph Edelman	68	Chairman and Director
Adam Stone	44	Chief Executive Officer and Director
Michael Altman	42	Chief Business Officer and Director
Sam Cohn	37	Chief Financial Officer
Mark C. McKenna	44	Director
Kenneth Song	49	Director
Harlan W. Waksal	70	Director

Joseph Edelman serves as the Chairman of our board of directors since March 2024. Mr. Edelman is Founder, Chief Executive Officer and Portfolio Manager of Perceptive Advisors. Mr. Edelman has also served as a director of Athira Pharma, Inc. (Nasdaq: ATHA) since May 2020. He also served as the Chairman of ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020, ARYA Sciences Acquisition Corp III from August 2020 to June 2021, ARYA Sciences Acquisition Corp IV from January 2021 until August 2024, and ARYA Sciences Acquisition Corp V from March 2021 through its liquidation in July 2023. Prior to founding Perceptive Advisors, Mr. Edelman was a Senior Analyst at Aries Fund, a Paramount Capital Asset Management biotechnology hedge fund, from 1994 through 1998. Prior to that position, Mr. Edelman was a Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994. Mr. Edelman started his career in the healthcare sector of the securities industry as a Biotechnology Analyst at Labe, Simpson from 1987 to 1990. Mr. Edelman earned an MBA from New York University and a BA, magna cum laude, in psychology from the University of California San Diego. We believe that Mr. Edelman’s broad operational and transactional experience make him well qualified to serve as the Chairman of our board of directors.
Adam Stone, our Chief Executive Officer and a member of our board of directors since March 2024. Mr. Stone is currently the Chief Investment Officer of Perceptive Advisors, a life sciences focused investing firm, where he has worked since 2006, and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone has also served as Interim CEO of LianBio (OTC: LIANY) since December 2023. Mr. Stone currently serves on the board of directors of Solid Biosciences (Nasdaq: SLDB), LianBio, and Xontogeny

LLC, which are portfolio companies of Perceptive Advisors. Following the consummation of the business combination of ARYA Sciences Acquisition Corp. with Immatics B.V. in July 2020, Mr. Stone also serves on the supervisory board of Immatics N.V. (Nasdaq: IMTX). Previously, Mr. Stone served as the Chief Executive Officer and as a member of the board of directors of ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020, ARYA Sciences Acquisition Corp III from August 2020 to June 2021, ARYA Sciences Acquisition Corp IV from January 2021 until August 2024 and ARYA Sciences Acquisition Corp V from March 2021 through its liquidation in July 2023 and served as a member of the board of directors of Renovia Inc. and Prometheus Biosciences, Inc. (“Prometheus”) from November 2020 to March 2021. Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. Mr. Stone graduated, with honors, from Princeton University with a BA in molecular biology. We believe that Mr. Stone’s broad operational and transactional experience, and his position as Chief Executive Officer, make him well qualified to serve on our board of directors.
Michael Altman, CFA, our Chief Business Officer and a member of our board of directors since March 2024, joined Perceptive Advisors in 2007, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vensun Pharmaceuticals, Inc., Vitruvius Therapeutics and Lyra Therapeutics (Nasdaq: LYRA), which are portfolio companies of Perceptive Advisors. Mr. Altman has also served as Chief Financial Officer and as a member of the board of directors of ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020, ARYA Sciences Acquisition Corp III from August 2020 to June 2021, ARYA Sciences Acquisition Corp IV from January 2021 to August 2024, ARYA Sciences Acquisition Corp V from March 2021 through its liquidation in July 2023 and Nautilus Biotechnology, Inc. from June 2021 to June 2025. Mr. Altman graduated from the University of Vermont with a BS in Business Administration. We believe that Mr. Altman’s broad operational and transactional experience makes him well qualified to serve on our board of directors.
Shmuel (Sam) M. Cohn, CPA, our Chief Financial Officer since March 2024, joined Perceptive Advisors in 2016 and is Chief Financial Officer responsible for managing the financial operations for the Credit, Venture and Discovery funds at Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Cohn was a Senior Accountant at Fortress Investment Group working on the Fortress Credit Opportunities Funds. Prior to that, Mr. Cohn was an associate at Deloitte LLP focused on the audits of private equity funds. Mr. Cohn graduated from Rutgers Business School with an MBA and from Fairleigh Dickinson University with a BA in individualized studies.
Mark C. McKenna has served as a member of our board of directors since June 2024. Mr. McKenna has served as a director at New Amsterdam Pharma (Nasdaq: NAMS), a clinical biopharmaceutical company, since July 2024, as founder, Chief Executive Officer and Chairman of Mirador Therapeutics, Inc., a biotechnology company, since March 2024, as a director of Spyre Therapeutics, Inc. (Nasdaq: SYRE) since February 2024, as director of Helix Acquisition Corp. II (Nasdaq: HLXB) since February 2024, as Venture Partner at Arch Venture Partner since February 2024, as Senior Advisor at Fairmount Funds Management LLC, a healthcare investment firm, since October 2023 and as chair of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: AGE) since August 2023. Mr. McKenna has also served as Chief Investment Officer and Managing Director of McKenna Capital Partners, a family office dedicated to investing in breakthrough treatments for debilitating diseases, since June 2023. Mr. McKenna most recently served as the President and Chief Executive Officer and as a member of the board of directors of Prometheus, a clinical stage biotechnology company, from September 2019 to June 2023, when Prometheus was acquired by Merck & Co., Inc. (NYSE: MRK), and as Chairman of the board of Prometheus from August 2021 to June 2023. Prior to Prometheus, he served as President of Salix Pharmaceuticals, Inc. (“Salix”), a pharmaceutical company and wholly owned subsidiary of Bausch Health Companies, Inc. (NYSE: BHC), from March 2016 through August 2019. Prior to Salix, Mr. McKenna spent more than a decade in various roles with Bausch + Lomb, also a division of Bausch Health Companies, Inc., most recently as Senior Vice President and General Manager of its U.S. Vision Care business. Before joining Bausch + Lomb (NYSE: BLCO), he held several positions with Johnson & Johnson (NYSE: JNJ). Mr. McKenna received a B.S. in Marketing from Arizona State University and an M.B.A. from Azusa Pacific University. We believe that Mr. McKenna’s extensive experience as an executive officer in the biopharmaceutical industry makes him well qualified to serve on our board of directors.
Kenneth Song, M.D. has served as a member of our board of directors since June 2024. Dr. Song has served as the Executive Chairman of the board of directors of Averto Medical Inc. since February 2024, as the President, Chief Executive Officer and chairman of Candid Therapeutics, Inc. since May 2024 and is the co-founder and has served as a member of the board of directors of ElevAAte Biotech since July 2024. Previously, Dr. Song was the co-founder and served as the chairman of the board of directors of Ablaze Pharmaceuticals Inc. from April 2021 to January 2025. Dr. Song has also served as the President and Chief Executive Officer of RayzeBio Inc. and a member of RayzeBio Inc.’s board of directors from July 2020 until RayzeBio Inc’s acquisition by Bristol-Myers Squibb Company (NYSE: BMY) in February 2024. Prior to this, Dr. Song has also served as president, chief executive officer and as a member of the board of directors of Metacrine, Inc., a privately-held clinical-stage biopharmaceutical company during his tenure, from September 2016 to June 2020. From April 2010 to April 2016, Dr. Song served as chief executive officer of Ariosa Diagnostics, a privately-held diagnostics company, which he co-founded and which was subsequently acquired by Roche (SIX: RO; ROG). Dr. Song has also served from April 2017 to September 2021 as executive chairman of the board of directors of Omniome, Inc., a private life science tools company that was subsequently acquired by Pacific Biosciences (Nasdaq: PACB). Further, Dr. Song has served as a venture capitalist at Venrock from 2007 to 2010 and a consultant at McKinsey & Company, a management consulting company, from 2000 to 2002. Dr. Song received a B.S. in biology from Massachusetts Institute of Technology and an M.D. from University of California, San Francisco. Dr. Song trained in internal medicine at the University of California, San Francisco, specialized in gastroenterology and hepatology at the University of Washington, and was a scientific research fellow at the Fred Hutchinson Cancer Center. We believe that Dr. Song’s experience in the biotechnology industry, including his executive experience and his medical training, make him well qualified to serve on our board of directors.
Harlan W. Waksal, M.D. has served as a member of our board of directors since June 2024. Dr. Waksal has served as Executive Chair of Lyra Therapeutics, Inc. since February 2022 and was elected to its board of directors as Chairperson in February 2022. Dr. Waksal also is the president and owner of Waksal Consulting LLC. Prior to this role, Dr. Waksal served as President and Chief Executive Officer of Kadmon Holdings, Inc., a biopharmaceutical company, from August 2014 and a director since 2013 until its acquisition by Sanofi in November 2021. Dr. Waksal also served as President and Sole Proprietor of Waksal Consulting LLC from 2003 to 2014. From 2011 to 2014, Dr. Waksal served as Executive Vice President, Business and Scientific Affairs at Acasti Pharma, Inc. (Nasdaq: ACST) (“Acasti”), a publicly traded biopharmaceutical company, and as a consultant to Neptune Wellness Solutions Inc. (formerly known as Neptune Technologies & Bioresources Inc.) (“Neptune”), a formerly publicly traded life sciences company and the parent company of Acasti. Dr. Waksal co-founded ImClone Systems (“ImClone”) in 1987, a formerly publicly traded biopharmaceutical company acquired by Eli Lilly and Company in 2008. Dr. Waksal served in senior roles at ImClone, including: President (1987 to 1994); Executive Vice President and Chief Operating Officer (1994 to 2002); and President, Chief Executive Officer and Chief Operating Officer (2002 to 2003). Dr. Waksal also served as a Director of ImClone from 1987 to 2005. Dr. Waksal served on the boards of Oberlin College and Sevion Therapeutics, Inc. through March 2016 and the boards of Acasti and Neptune through February 2016 and July 2015, respectively. Dr. Waksal’s additional roles include serving as Member of the Advisory Board at Roadmap Capital, Inc., Observer of the Board of Directors at NeuroBiopharm Inc., Chairman of the American Committee for the Weizmann Institute of Science and Member of the Technology Advisory Board at the New Jersey Edison Innovation Fund. Dr. Waksal received his B.A. from Oberlin College and his M.D. from Tufts University School of Medicine. He completed his training in internal medicine at New England Medical Center and in pathology at Kings County Hospital Center in Brooklyn. We believe Dr. Waksal’s extensive management experience in the life science industry and drug development experience make him well qualified to serve on our board of directors.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Harlan W. Waksal, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mark C. McKenna and Kenneth Song, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Joseph Edelman, Adam Stone and Michael Altman, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our PCSC Class B Shares.
Pursuant to the registration and shareholder rights agreement, upon and following consummation of an initial business combination, our Sponsor is entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of any officer that may be required (including, for the avoidance of doubt, one or more chief executive officers, a chief financial officer, presidents, vice presidents, one or more assistant vice-presidents, one or more assistant treasurers, and one or more assistant secretaries, a treasurer).
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Joseph Edelman, Mark C. McKenna, Kenneth Song and Harlan W. Waksal are “independent directors” as defined in the Nasdaq listing standards. Mark C. McKenna, Kenneth Song and Harlan W. Waksal are independent under applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
In addition to the Special Committee, described elsewhere in this proxy statement/prospectus, our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
Mark C. McKenna, Kenneth Song and Harlan W. Waksal serve as members of our audit committee. Our board of directors has determined that each of Mark C. McKenna, Kenneth Song and Harlan W. Waksal is independent. Harlan W. Waksal serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Harlan W. Waksal qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee is responsible for:
•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•
reviewing and approving all payments made to our existing shareholders, officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
The members of our nominating committee are Mark C. McKenna, Kenneth Song and Harlan W. Waksal, and Mark C. McKenna serves as chairman of the nominating committee. Our board of directors has determined that each of Mark C. McKenna, Kenneth Song and Harlan W. Waksal is independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which have been specified in a charter adopted by us, generally provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
Mark C. McKenna, Kenneth Song and Harlan W. Waksal serve as members of our compensation committee, and Kenneth Song serve as chairman of the compensation committee.
Our board of directors has determined that each of Mark C. McKenna, Kenneth Song and Harlan W. Waksal is independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serve, and in the past year have not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Clawback Policy
Our board of directors has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq. We believe that it is in the best interests of PCSC and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Our board of directors therefore adopted the Clawback Policy, which provides for the recoupment of certain executive compensation in the event that PCSC is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy is administered by our Compensation Committee. Any determinations made by our Compensation Committee are final and binding on all affected individuals. The Clawback Policy applies to our current and former officers (as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq) and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Compensation Committee.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees (the “Code of Ethics”). The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics on our website https://www.perceptivelife.com/pcsc. We do not incorporate the information contained on, or accessible through, our website into this proxy statement/prospectus, and you should not consider it a part of this proxy statement/prospectus or information filed with the SEC.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2024 there were no delinquent filers.
Trading Policies
We have not adopted a separate insider trading policy to date but require officers, directors and any employees to comply with our Code of Ethics that provides that it is the personal responsibility of each of our officers, directors or employees to adhere to the standards and restrictions imposed by applicable laws, rules and regulations, which includes compliance with insider trading laws, rules and regulations. We expect that the post-business combination company will adopt an insider trading policy and procedures governing the purchase, sale, and/or other dispositions of the company’s securities by directors, officers and employees, or the company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards in connection with the business combination transaction.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgement.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in Existing Governing Documents or alternatively by shareholder approval at shareholder meetings.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Joseph Edelman	Perceptive Advisors, LLC	Hedge Fund	Chief Executive Officer and Portfolio Manager
	Athira Pharma, Inc.	Biotechnology	Director
Adam Stone	Perceptive Advisors, LLC	Hedge Fund	Chief Investment Officer
	Solid Biosciences	Pharmaceuticals	Director
	LianBio	Biotechnology	Interim Chief Executive Officer and Director
	Xontogeny	Biotechnology	Director
	Immatics N.V.	Biotechnology	Director
Michael Altman	Perceptive Advisors, LLC	Hedge Fund	Managing Director
	Vensun Pharmaceuticals, Inc.	Pharmaceuticals	Director
	Vitruvius Therapeutics	Pharmaceuticals	Director
	Lyra Therapeutics	Healthcare	Director
Sam Cohn	Perceptive Advisors, LLC	Hedge Fund	Chief Financial Officer, Credit and Venture Funds

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Mark C. McKenna	Spyre Therapeutics, Inc.	Biotechnology	Director
	Apogee Therapeutics, Inc.		Chair of the board of directors
	McKenna Capital Partners	Venture Capital	Chief Investment Officer and Managing Director
	Arch Venture Partners	Venture Capital	Venture Partner
	New Amsterdam Pharma	Biopharmaceuticals	Director
	Mirador Therapeutics, Inc.	Biotechnology	Founder, Chief Executive Officer and Director
	Fairmount Funds Management LLC	Healthcare investment firm	Senior Advisor
	Apogee Therapeutics, Inc.	Biotechnology	Chairman of the board of directors
Kenneth Song	Candid Therapeutics, Inc.	Biotechnology	President, Chief Executive Officer and Chairman of the board of directors
	ElevAAte Biotech	Biotechnology	Director
	Averto Medical Inc.	Medical Devices	Executive Chairman of the board of directors
Harlan W. Waksal	Lyra Therapeutics, Inc.	Biotechnology	Executive Chair and Chairperson
	Roadmap Capital, Inc.	Venture Capital	Member of Advisory Board
	Waksal Consulting LLC	Strategic business and clinical development counsel to biotechnology companies	President and Sole Proprietor

Potential investors should also be aware of the following other potential conflicts of interest:
•
Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs. Further, our sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

•
Our sponsor subscribed for founder shares and purchased private placement shares in a private placement that closed simultaneously with our initial public offering. In April 2024, our sponsor transferred 30,000 founder shares to each of Mark C. McKenna, Kenneth Song and Harlan W. Waksal. Our sponsor and our management team have entered into the Letter Agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and PCSC Class A Shares in connection with (i) the completion of our initial business combination and (ii) the approval by the shareholders of an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed or repurchased in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 13, 2026 or (B) with respect to any other provision relating to the rights of holders of our public shares. Additionally, our sponsor and each member of our management team have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and their private placement shares if we fail to complete our initial business combination by

June 13, 2026. Except as described herein, our sponsor and our management team have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our PCSC Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the Private Placement Shares will not be transferable until 30 days following the completion of our initial business combination. Such transfer restrictions applicable to the founder shares and private placement shares will be amended in connection with the Business Combination and pursuant to the Sponsor Letter Agreement and Investor Rights Agreement. As discussed under “Business Combination Proposal—Certain Agreements Related to the Business Combination — Investor Rights Agreement” certain transfer restrictions applicable to the founder shares and private placement shares will be amended in connection with the consummation of the Business Combination. Because each of our officers and director nominees will own ordinary shares directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination. The low price that our sponsor, officers and directors (directly or indirectly) paid for the founder shares creates an incentive whereby our officers and directors could potentially make a substantial profit even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders. If we do not complete our initial business combination by June 13, 2026, the founder shares may lose most of their value, except to the extent they receive liquidating distributions from assets outside the Trust Account, which could create an incentive for our sponsor, officers and directors to complete a transaction even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders.

•
By seeking shareholder approval, we will complete our initial business combination only if a majority of the issued and outstanding PCSC Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. In such case, our sponsor and directors and officers have agreed to vote their founder shares, private placement shares and public shares in favor of our proposed initial business combination (for more information on voting and permitted purchases of public shares see, “—Effecting Our Business Combination—Permitted Purchases of Our Securities and Other Transactions with Respect to Our Securities.”)

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
You should also review the conflicts of interest of the Sponsor and PCSC’s directors and officers disclosed in the section entitled “Business Combination Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our existing or former secretary, officers (including an investment adviser or an administrator or liquidator) and directors (including alternate directors) and their personal representatives to the extent permitted by applicable law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation and Director Compensation
In April 2024, our sponsor transferred 30,000 founder shares to each of Mark C. McKenna, Kenneth Song and Harlan W. Waksal. None of our officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, beginning on the closing date of our Initial Public Offering, have paid our sponsor for office space, secretarial and administrative services provided to us in the amount of $15,000 per month. In addition, we may pay our sponsor or any of our officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination, which we will disclose in the proxy statement filed in connection with our initial business combination. In addition, our sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews, on a quarterly basis all payments that were made by us to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account or funds received from permitted withdrawals. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
PCSC does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Properties
We currently maintain our executive offices at 51 Astor Place, 10th Floor, New York, New York 10003. The cost for our use of this space is included in the $15,000 per month fee we pay to our Sponsor for office space, administrative and support services. Upon consummation of the Business Combination, the principal executive offices of New Freenome will be located at 3300 Marina Boulevard, Brisbane, California 94005.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter competition from other entities having a business objective similar to ours, including other special purpose acquisition or blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who properly exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Audited Financial Statements
PCSC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, PCSC’s annual reports contain financial statements audited and reported on by PCSC’s independent registered public accounting firm.
We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.
We have filed a registration statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Companies Act. As an exempted company, we received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the 28th day of March 2024, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our PCSC Class A Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (ii) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

PCSC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “PCSC,” “we,” “us” or “our” refer to PCSC prior to the consummation of the Business Combination. The following discussion and analysis of PCSC’s financial condition and results of operations should be read in conjunction with PCSC’s audited financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on March 22, 2024 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
PCSC’s sponsor is Perceptive Capital Solutions Holdings, a Cayman Islands exempted limited company. The registration statement for the initial public offering was declared effective on June 11, 2024. On June 13, 2024, PCSC consummated its initial public offering of 8,625,000 PCSC Class A Shares, which included the full exercise by the underwriter of the initial public offering of its over-allotment option in the amount of 1,125,000 PCSC Class A Shares, at $10.00 per share, generating gross proceeds of $86,250,000, and incurring offering costs of approximately $4.8 million, inclusive of approximately $3.45 million in deferred underwriting commissions.
Simultaneously with the closing of the initial public offering, PCSC consummated the private placement of 286,250 private placement shares. Which are PCSC Class A Shares, at a price of $10.00 per private placement share in a private placement to the Sponsor, generating gross proceeds of approximately $2.86 million.
Upon the closing of initial public offering and the private placement, $86.25 million ($10.00 per share) of the net proceeds of the initial public offering and certain of the proceeds from the sale of the private placement were placed in a trust account, located in the U.S. with Continental acting as trustee, including in demand deposit accounts at a bank, or invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
PCSC’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
If PCSC has not completed an initial business combination within 24 months from the closing of the initial public offering, or June 13, 2026 (the “Business Combination Period”), PCSC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to PCSC for working capital requirements (subject to an annual limit of $300,000) and / or to pay PCSC’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PCSC’s remaining shareholders and PCSC’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to PCSC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
PCSC’s initial shareholders agreed to waive their liquidation rights with respect to the founder shares and private placement shares held by them if PCSC fails to complete a business combination within the Business Combination Period. However, if PCSC’s initial shareholders acquire public shares in or after PCSC’s initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if PCSC fails to complete a business combination within the Business Combination Period. The underwriter in PCSC’s initial public offering has agreed to waive its rights to its deferred underwriting commission, being an aggregate amount of $3,450,000, held in the trust account in the event PCSC does not complete a business combination within the Business Combination Period and, in such event, such amounts will be included with the other funds held in the trust account that will be available to fund the redemption of the public shares.
See the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information on recent developments and agreements entered into by PCSC in connection with the proposed Business Combination with Freenome.
Results of Operations
PCSC has neither engaged in any operations nor generated any revenues to date. PCSC’s only activities from March 22, 2024 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for its initial public offering, described above, and identifying a target company for a business combination. PCSC does not expect to generate any operating revenues until after the completion of its business combination. PCSC generates non-operating income in the form of interest income on marketable securities held in the trust account. PCSC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2025, PCSC had a net income of $837,468, which consists of interest income on cash and investments held in the trust account of $3,821,319, partially offset by unrealized loss on interest earned on cash and marketable securities of $3,298 and operating costs of $2,980,553.
For the period from March 22, 2024 (inception) through December 31, 2024, PCSC had a net income $1,910,392, which consists of interest income on cash and investments held in the trust account of $2,366,001 and an unrealized gain on interest earned on cash and marketable securities of $38,396, partially offset by operating costs of $494,005.
Liquidity, Capital Resources and Going Concern
On June 13, 2024, PCSC consummated its initial public offering (as further described under “—Overview”).
For the year ended December 31, 2025, cash used in operating activities was $864,653. Net income of $837,468 was affected by interest earned on cash and investments held in the trust account of $3,821,319, an unrealized loss on interest earned on cash and investments held in the trust account of $3,298, and changes in operating assets and liabilities of $2,115,900.
For the period from March 22, 2024 (inception) through December 31, 2024, cash used in operating activities was $353,623. Net income of $1,910,392 was affected by interest earned on cash and marketable securities held in the trust account of $2,366,001 and an unrealized gain on interest earned on cash and marketable securities of $38,396, changes in operating assets and liabilities of $95,805 and a payment of operating costs through a promissory note of $44,577.
As of December 31, 2025, PCSC had cash and investments held in the trust account of $91,872,418 (including $5,622,418 of investment income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. PCSC may withdraw interest earned on the trust account for working capital requirements subject to an annual limit of $300,000, and/or to pay PCSC’s taxes (which shall not be subject to the $300,000 annual limitation described in the foregoing). PCSC intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete its business combination. To the extent that PCSC’s share capital or debt is used, in whole or in part, as consideration to complete its business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue PCSC’s growth strategies
As of December 31, 2025, PCSC had cash of $865,031 and working capital deficit of $1,346,674. PCSC does not believe it has sufficient funds for its working capital needs until a minimum of one year from the date of issuance of these consolidated financial statements.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, PCSC’s sponsor, affiliates of PCSC’s sponsor or our officers and directors may, but are not obligated to, loan PCSC funds as may be required. If PCSC completes a business combination, PCSC would repay such loaned amounts. In the event that a business combination does not close, PCSC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from PCSC’s trust account would be used for such repayment. Up to $3,000,000 of such working capital loans may be convertible into shares of the post-business combination entity at a price of $10.00 per share.
In accordance with PCSC’s amended and restated memorandum and articles of association, PCSC has 24 months from the date of its initial public offering, or until June 13, 2026, to consummate the initial business combination. If a business combination is not consummated by the end of the combination period, currently June 13, 2026, there will be a mandatory liquidation and subsequent dissolution of PCSC. No adjustments have been made to the carrying amounts of assets or liabilities should PCSC be required to liquidate after the combination period.
In connection with PCSC’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, PCSC’s management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about PCSC’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued. PCSC’s management plans to complete the initial business combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial business combination. There is no financing that is currently committed and no assurance that PCSC’s plans to consummate the initial business combination will be successful within the business combination period. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Arrangements
PCSC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. PCSC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. PCSC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations; Commitments and Contingencies
Administrative Services and Indemnification Agreement
Commencing on the date that PCSC’s registration statement relating to its initial public offering was declared effective through the earlier of consummation of an initial business combination and PCSC’s liquidation, PCSC agreed (i) to pay the sponsor for office space, secretarial and administrative services provided to PCSC in the amount of $15,000 per month and (ii) to indemnify the sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with PCSC’s affairs. For the year ended December 31, 2025, PCSC incurred and paid $180,000 in fees for these services. For the period from March 22, 2024 (inception) through December 31, 2024 PCSC incurred and paid $99,500 in fees for these services.
Registration Rights Agreement
PCSC’s sponsor, as the holders of the founder shares and private placement shares, including from time to time the private placement shares that may be issued upon conversion of working capital loans and any PCSC Class A Shares issuable upon conversion of founder shares, are entitled to registration rights pursuant to the Registration Rights Agreement, dated as of June 13, 2024, by and among PCSC, PCSC’s sponsor and the shareholders party thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that PCSC register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. PCSC will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
PCSC granted the underwriter a 45-day option to purchase up to 1,125,000 additional public shares to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On June 13, 2024, simultaneously with the closing of the initial public offering, the underwriter elected to fully exercise the over-allotment option to purchase the additional 1,125,000 public shares at a price of $10.00 per public share.

The underwriter was entitled to a cash underwriting discount of $0.20 per public share, or $1,725,000 in the aggregate, paid upon the closing of the initial public offering. The underwriter agreed to reimburse PCSC at the closing of the initial public offering for all reasonable out-of-pocket expenses and fees (including for the avoidance of doubt, a portion of the upfront underwriting commissions payable in connection with the closing of the initial public offering) incurred by PCSC in connection with the initial public offering in an amount not to exceed 1.0% of the gross proceeds of the initial public offering. On June 13, 2024, as part of the closing of the initial public offering, PCSC received reimbursement from the underwriter of $862,500.
In addition, the underwriter is entitled to a deferred fee of $0.40 per public share, or $3,450,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the trust account solely in the event that PCSC completes a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Estimates
The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. There are no critical accounting estimates that have been identified during this period.
Recent Accounting Standards
In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. PCSC is currently evaluating the impact of adopting ASU 2024-03.
PCSC’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on PCSC’s consolidated financial statements.

INFORMATION ABOUT FREENOME
References in this section to “we”, “our”, “us”, the “Company”, or “Freenome” generally refer to Freenome Holdings, Inc.
Overview
Our mission is to detect cancer and disease at earlier, more treatable stages by making screening easy and accessible. We are an early cancer detection company developing blood-based tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Multiomics technology platforms are a blood-testing approach that combines molecular signatures from both tumors and non-tumor (e.g., immune system) sources to detect cancer. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wet lab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity. The technology backbone of Freenome is underpinned by more than a decade of development and engineering, robust intellectual property, algorithms and more than $1 billion of invested capital raised from a diverse and deep investor base including leading strategic franchises across pharma, healthcare, biotech and technology. We are pursuing multi-product commercialization supported by a robust data moat that we believe supports rapid test development (“up-versioning”) and the potential for sustainable clinical performance advantages. We believe our partnerships with Exact Sciences and Roche will expand our dataset, expand our potential commercial reach, bolster our research and development efforts, and ultimately advance our aim to develop an early detection platform that can be tailored to a patient’s individual risk profile.
The following graphic presents illustrative estimated U.S. screening-eligible patient populations:

The figures in this graphic represent illustrative estimated U.S. screening-eligible patient populations, not dollar amounts. The figures are based on publicly available screening guidelines, epidemiology and literature regarding at-risk populations, together with management estimates regarding overlap between CRC screening eligibility and eligibility for certain additional cancer screening indications. These populations are not necessarily mutually exclusive and should not be summed as distinct, unique individuals. Freenome has not received regulatory approval for, and does not have a commercial product for, the non-CRC screening indications depicted. We believe today’s cancer screening paradigm is structurally fragmented, creating inefficiencies for patients, providers, and payers that are increasingly incompatible with population-scale preventative care. Current testing modalities (e.g., colonoscopy/stool-based tests, mammography, magnetic resonance imaging (“MRI”), low-dose computed tomography (“CT”)) are fragmented or non-existent across cancer types, which creates a burden to patients and healthcare organizations, especially in cases when multiple cancer screenings are required. This fragmentation leads to disjointed patient journeys and follow-up across various clinicians/specialists, often delaying diagnosis and treatment initiation, which in turn correlates to increased healthcare system costs (e.g., elevated hospital readmission rates), treatment delays, and suboptimal health outcomes for patients with cancer and other diseases. As a result, despite annual cancer-screening costs in the U.S. of approximately $40 billion for common cancers (e.g., colorectal, breast, lung) and implementation in medical guidelines, unscreened rates remain relatively high for most cancers due to lack of patient awareness and avoidance of inconvenient procedures, while health systems are challenged to efficiently identify and notify patients that need screening. Every day, cancer claims more than 1,600 lives in the U.S. alone. Only approximately 14% of cancers are detected by screening and roughly half of all cancers are not detected until an advanced stage. Early detection has been demonstrated to lead to better outcomes and more treatment options. For example, there is an approximately 90% five year survival rate for certain common cancers when caught early. Early disease detection enables intervention and even prevention, both of which are critical to improve outcomes in cancer treatment, with other age-related diseases likely following a similar paradigm as treatments improve. We believe that the market will evolve from single test ordering to multiple cancer tests being ordered at once based on a patient’s personal cancer risk profile.
We believe that cancers with broad and widely adopted screening criteria that have a clear path to insurance coverage and reimbursement to reach more people are the gateway to near-term clinical impact while building the population-level dataset needed to optimize early cancer detection test performance and expand into new disease areas.
We are initially focused on validating our assay in CRC as it is the only population-level screening indication today with an established path to coverage and reimbursement while positioning us to potentially deploy Freenome's unified assay, automation, and informatics infrastructure across future cancer indications with overlapping screening populations. CRC represents the world's second deadliest cancer despite being one of the most curable and preventable. Despite multiple invasive and non-invasive options, the lack of patient adherence to testing is impacting the ability to reduce the burden of CRC, with approximately 40-50 million people remaining unscreened today. Our blood-based SimpleScreen CRC v1 test is supported by the largest prospective study of its kind, PREEMPT CRC, which met all primary endpoints and is designed to meet FDA requirements for a first-line label for the detection of CRC. We are also developing a SimpleScreen CRC v2 which represents a comprehensive upgrade to the assay and AI/ML learning algorithm components and has demonstrated improved detection performance for advanced adenoma (“AA”) and CRC in data recently presented at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (“ASCO GI Conference”). We believe CRC represents a foundational anchor with the potential to accelerate the long-term path to a personalized multi-cancer detection (“PCD”) test offering. Increasingly, many other cancers have existing or recent evidence and guideline support for early detection or surveillance (e.g., lung, breast, cervical, liver, pancreatic, esophageal, and others) and overlap with the CRC screening population. We are leveraging this approach to develop a common platform (one assay, with single-cancer and multi-cancer classifiers) which we envision will include a broad testing menu where physicians and individuals can select tests based on their health profile, risk levels and latest guidelines.
As our tests receive regulatory approval, and commercial volumes and data scale, we foresee a compelling opportunity to leverage our proprietary deep learning (“DL”) approaches such as our fragment-level-deep learning (“FLDL”) model to optimize diagnostic accuracy for numerous cancer-specific and multi-cancer classifiers. We also believe this will provide us with broader potential to uncover new biological signals and incorporate longitudinal changes as people are tested throughout time and we continue to up-version tests in a rapid fashion. While up-versioning of tests is standard industry practice and is being implemented by several peers, we believe our approach is highly differentiated in terms of speed, comprehensiveness and potential performance advantages. Our approach has the potential to condense the FDA-grade test versioning roadmap process relative to many historical precedent launches, to potentially drive faster development and go-to-market time. In addition, we have incorporated real-world-data (“RWD”) tokenization, which is a method of encoding patient data into anonymized digital identifiers, to follow consented patients longitudinally and monitor for incidental findings of other cancer types. We believe we are well-positioned to solve an immediate unmet need in CRC. By creating a flywheel of population-level multimodal molecular and clinical data needed to leverage the same underlying platform, we have the potential to validate new tests and offer future tests with disease-specific classifiers (machine and deep learning) personalized to an individual's health status, risk factors, and guideline recommendations.
Our Strengths and Competitive Differentiation
To achieve our mission to detect cancer and disease at earlier, more treatable stages while making screening easy and accessible, we plan to leverage the following key strengths and drivers of competitive differentiation:
•
Proprietary technology platform underpinned by a novel assay, high-quality and rigorous scientific approach, scalable automation capabilities and world-class expertise across multiomics, AI/ML and DL. We fundamentally believe a “one size fits all” technological approach is insufficient to detect every cancer across stages and subtypes. Our platform is supported by a proprietary non-bisulfite, base level epigenetic assay technology, specialized molecular testing used to analyze chemical modifications to DNA, a rigorous sample collection and trial design approach, differentiated wet lab/automation capabilities and a cross-functional and interdisciplinary team. Our platform is designed to deliver sustainable performance advantages, a growing data moat and rapid test up-versioning, and is underpinned by a proprietary DL model that we believe could drive innovation velocity and a powerful data flywheel effect as testing volumes scale.
•
Flexible multi-cancer detection platform designed to enable cancer specific accuracy optimization to support a personalized test offering tailored to each individual's risk profile, targeting a collective approximately $50 billion market opportunity. We are prioritizing the development of single cancer early detection tests based on reimbursement pathway potential and clinical guidelines starting with CRC. As the market evolves to multi-cancer test ordering, we believe clinicians, patients and payers will continue to stress diagnostic yield performance for those cancers in which a patient is at increased risk. Our common platform is designed to offer single cancer tests or risk-based panels all within a similar cost structure. Our cancer screening strategy is focused on addressing today’s expensive, burdensome and highly fragmented screening paradigm that is limiting adoption. We estimate that our collective U.S. market opportunity across CRC screening and certain additional cancer screening indications under evaluation is approximately $50 billion. This estimate is an internal market-sizing exercise intended to illustrate the potential aggregate market size and is not a projection of future revenue. It was derived using estimates of relevant U.S. screening-eligible population of 120 million for colorectal cancer and its overlap with those eligible for other cancer indications based on publicly available screening guidelines, U.S. population estimates, and Medicare and private insurance coverage estimates, combined with assumed per test pricing similar to the $592 rate proposed under the Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act taking effect as soon as 2028. These estimates involve significant judgment and uncertainty, including with respect to the size of overlapping eligible populations, future pricing, reimbursement, physician and patient adoption, and timing of regulatory approval and commercialization. We have not received regulatory approval for, and do not currently have commercial products for, the additional cancer screening indications described in this section, and there can be no assurance that any such product candidates will be successfully developed, approved or commercialized.

•
SimpleScreen CRC test is designed to deliver high sensitivity at the earliest and most treatable stages of disease to serve as a foundation for establishing a broader multi-cancer testing platform. Test development and performance is supported by the PREEMPT study, a prospective multi-center observational study with approximately 48 thousand patients enrolled and approximately 27 thousand evaluated. SimpleScreen CRC v1 is designed to meet FDA requirements for a first-line label for CRC screening. In addition, we are working on a comprehensive upgrade of v1 across the assay, including optimizing key aspects of the reagents such as increasing the ability to detect cell free DNA (“cfDNA”) molecules, increasing workflow automation to approximately 95% full automation and algorithm in v2, which has demonstrated improved detection rates and overall performance in recent studies that we anticipate will enable us to develop a potentially best-in-class blood-based CRC test over time.

•
Differentiated and capital efficient commercialization strategy, supported by a partnership with Exact Sciences, has the potential to meaningfully accelerate market adoption and brand recognition. We announced an exclusive U.S. license agreement with Exact Sciences to commercialize our blood-based CRC test. Exact Sciences is the leader in stool-based CRC testing with a significant commercial infrastructure and large, leading base of screening revenues of volumes. This strategic partnership is designed to drive accelerated market adoption through Exact Sciences' well-established commercial infrastructure as SimpleScreen provides a new blood-based offering to complement Exact Sciences’ stool-based offering and reach the approximately 40-50 million people who remain unscreened for CRC in the U.S. alone. Importantly, we retain full rights for CRC blood testing when tests are ordered in combination with additional cancer screening tests, including for lung and more than ten other initial cancer indications the company is pursuing. We believe Exact Sciences’ substantial commercial footprint will accelerate and drive the scaling of testing volumes for multi-cancer indications over time.

•
Promising global reach and product pipeline depth, supported by expanded strategic collaboration with Roche. We announced an exclusive license and option agreement with Roche to develop and commercialize an ex-U.S. kitted (de-centralized) version of our personalized multi-cancer early detection (“MCED”) test on the Roche sequencing by expansion (“SBX”) platform. We will retain key rights to all U.S. kitted tests and U.S. and ex-U.S. centralized testing, and importantly have access to multi-cancer kit data, if available with proper consents and in accordance with applicable laws.

•
Targeting leading healthcare systems and payers to drive deep integration across the ecosystem and infrastructure, which will support commercial launch across tests and create a sustainable, data-driven competitive moat. Highly scalable, modular AI infrastructure and strategy to be leveraged with health systems for future algorithm training and indication expansion pairs Freenome's AI-enabled learning engine with RWD and informatics for bi-directional data exchange with leading healthcare organizations. Our platform is also designed for scalability and seamless integration into existing healthcare workflows, to facilitate strategic partnering and potentially increase test adoption.

Our Platform Technology and Approach
Foundational to our scientific approach is the view that, due to the intrinsic heterogeneity of the disease, no single technology can detect every cancer. Different cancers have different signatures that present in different quantities and biomarkers in the blood. While circulating tumor DNA (“ctDNA”) (fragmented DNA released by tumor cells into the bloodstream) is foundational to our platform, we believe multiomics are required to reach clinically meaningful performance levels across various cancer types, including those with low ctDNA shedding rates (e.g., prostate) and high rates (e.g., pancreatic) — optimizing sensitivity or specificity on an indication-by-indication basis.

Illustrative comparison of detection sensitivity across cancers with differing circulating tumor DNA shedding characteristics. Values shown are conceptual examples and do not represent clinical performance of any Freenome product candidate. Tumor DNA shedding rates may vary significantly across cancer types and disease stages, and cancers with lower circulating tumor DNA levels may require additional biological signals beyond ctDNA alone to achieve clinically meaningful detection performance.
The figure above illustrates conceptual examples of tumor DNA shedding characteristics observed in certain cancers and the potential value of multiomics approaches in improving detection sensitivity across cancers with varying biological signal characteristics. Our multiomics discovery platform is designed to integrate a multitude of analytes such as DNA, RNA and proteins, and we have developed and integrated multiple methods to empirically profile each cancer or disease of interest. After the discovery process, a smaller set of these analytes are selected for translation into targeted assays for high-throughput clinical testing. For many of the technologies, automation was implemented early in the discovery process to increase the consistency and reproducibility of the resulting data for test design, and ultimately, to allow for automated work cells to be built for commercial testing. In addition, we evaluate the potential additive nature of external emerging technologies leveraging our prospectively collected samples for clinical performance improvements, cost effectiveness, and other key attributes to assess incorporation into Freenome workflows.

The diagram above illustrates our proprietary multiomics platform architecture and development framework. The platform integrates molecular data generated from blood samples with machine learning models designed to detect tumor-derived and non-tumor-associated biological signals across multiple molecular modalities, including DNA, RNA, proteins, and other analytes.
The AI/ML learning engine uses a combination of computational biology, ML, and DL to integrate the molecular output to create AI/ML classification models optimizing for sensitivity and specificity for cancer detection. As clinical tests start to enable additional RWD, the AI/ML learning engine is designed to rapidly iterate with test versions to improve the sensitivity and specificity of the test to fuel test improvements and validate new tests. As test volumes scale, we believe the resulting longitudinal, multimodal dataset will become a competitive asset that supports classifier refinement, potential new indication development, and a patient network effect from serial testing as people are screened multiple times. The platform is designed to support iterative algorithm development and validation as additional molecular and clinical datasets become available, enabling the development of multiple cancer detection assays leveraging a shared data and machine learning infrastructure.

The diagram above illustrates conceptual representations of our multiomics platform and machine learning infrastructure used in the development of its cancer detection assays. The term “serial testing” refers to cancer screening tests that may be performed repeatedly over time in accordance with clinical screening guidelines or coverage policies.
We have a proprietary next-generation sequencing methylation technology that is a non-bisulfite, base-level epigenetic assay. Methylation is a sensitive assay method used in testing that detects methyl groups attached to DNA to identify tissue of origin cancers. Our workflow for methylation and other epigenetic biomarkers provides high resolution multimodal digital outputs at a base-level, enabling capture of subtle biological changes important for early-stage lesions, core to any personalized multi-cancer detection indications that shed cfDNA. Certain cancer screening tests may be performed on a recurring basis as part of routine clinical screening programs. For example, CRC screening and other cancer screening modalities may be performed periodically over time in accordance with clinical screening guidelines or coverage policies. As a result, repeat testing may generate longitudinal molecular datasets from similar patient populations over time. The platform is designed to support iterative algorithm development and validation as additional molecular and clinical datasets become available. As testing volumes increase, including through clinical studies and pre-commercial testing programs, these datasets may contribute to the continued refinement of machine learning models used in the development of future test versions.
We also have a proprietary and differentiated protein and autoantibody technology, encompassing targets and capabilities for various cancer indications. Autoantibodies are immune system generated proteins produced in response to the body’s own molecules, which can serve as early indicators of disease. The protein assays were developed in-house and autoantibodies were incorporated through the 2023 acquisition of Oncimmune Ltd, a global immunodiagnostics developer providing the broader multiomics infrastructure with additional non-tumor-derived signals to capture a more comprehensive view of the tumor microenvironment.
Key to our AI/ML capabilities are both the proprietary models and the software that enables versioned and deployed classifiers under controlled workflows designed to support traceability, performance monitoring, and regulatory review. One example includes our ongoing DL research and proprietary FLDL model architecture that takes advantage of each of the base-level nucleotide features (i.e. the individual chemical units–adenine, thymine, cytosine, and guanine–that compose DNA) to learn fragment embedding through neural networks; then, a specialized attention mechanism uses cancer-indicative fragments to generate a sample embedding to predict cancer status. In the future, as we move into other cancer types and if we can obtain large sets of clinical metadata, this will enable optimization of the diagnostic accuracy by cancer type. Similarly, as test volumes scale, we believe the data flywheel effect of the platform will lead to new signals and improved test versioning. The diagram below illustrates a conceptual representation of our proprietary FLDL model architecture used in the development of its multiomics cancer detection algorithms.

Proprietary Fragment-Level Deep Learning (FLDL) model optimizes learning efficiency in preparation for large commercial data volume for future test versions

Base level methylation results in higher resolution multimodal molecular data

Single sample
Fragment data
M fragments with base-level features
FLDL Model Architecture
Fragment Embedding
Processing and combination of pairwise features into a single fixed-sized vector per fragment
M feature vectors
Sample Embedding
Pooling of all learned vectors into a single fixed-sized vector per sample
One feature vector
Output Network
NN to predict target from fixed-sized vector
Modeled jointly with other analyte or 'omic' inputs such as Non-NGS (proteins & autoantibodies)

Freenome's advanced FLDL architecture captures large clinical metadata imaging which in turn optimizes the diagnostic yield to tailor the approach to specific cancers

As test volume scales, the flywheel effect of the platform leads to new signals and improved test versioning as seen with v1 to v2 in CRC

The diagram above illustrates a conceptual representation of our FLDL architecture and is intended to provide an overview of the analytical framework used in the development of its cancer detection algorithms.
In addition, we are in the early stages of developing AI infrastructure in house that we would plan to activate with health systems for future algorithm training and indication expansion. This forms a three-way partnership strategy focused around providing the AI-enabled learning engine with molecular data from blood-based tests such as CRC/AA and others, if approved, as well as available real-world data and informatics. Although we do not yet have any partnerships with health systems, we plan to start real-world data collection with health systems in 2026. The vendors will support integration into healthcare ecosystems for bi-directional data exchange, secure cloud-computing environments and relationships with healthcare organizations. Health systems have the opportunity to provide electronic health records, electronic medical records and claims data as available and agreed upon. We believe this structure will fuel the AI-enabled learning engine to improve existing tests, as well as enable the creation of new tests.

AI infrastructure under development ahead of commercial launch to activate learning engine with health systems for future algorithm training and indication expansion

Freenome provides:

- CRC/AA blood-based testing (if approved)
- AI-enabled learning engine
- Real-world data (RWD) and informatics
- Future blood tests (if approved)

Vendors will support:

- Existing integrations into the healthcare ecosystem to facilitate bi-directional data exchange
- Secure cloud-computing environments for large health care data sets
- And potentially...
  - New data sets (e.g., medical records, claims)
- HCO and payer relationships

AI-Enabled
Learning
Engine

Continue to obtain from health plans and health systems:

- Claims data for their members including incidental findings of CRC/AA or other indications
- IDNs/IPPNs expected to also have EHR data, including screening intent (unfulfilled orders)

The infrastructure illustrated above represents a conceptual architecture for our data and algorithm development processes.
Our Product Portfolio and Pipeline
SimpleScreen v1 — Blood-Based Screening Test for CRC Screening
Complementing existing screening paradigms, our blood-based SimpleScreen CRC initial version test is focused on a large, reimbursed market and supported by the largest prospective study of its kind, PREEMPT CRC. The study, sponsored by us, met all primary endpoints (sensitivity for CRC (sensitivity, 79.2%; 95% CI, 68.4%-86.9%; P = .006), specificity for advanced colorectal neoplasia (“ACN”) was 91.5% (22 306/24 371; 95% CI, 91.2%-91.9%; P<.001), negative predictive value for ACN at 90.8% (22 306/24 567; 95% CI, 90.7%-90.9%; P<.001), and positive predictive value for ACN was 15.5% (378/2443; 95% CI, 14.2%-16.8%; P<.001), with a topline readout released in April 2024. It was designed to meet FDA requirements for a first-line label. PREEMPT CRC was conducted across 201 sites in the U.S. and United Arab Emirates, enrolled approximately 48 thousand participants, evaluated approximately 27 thousand participants aged 45 to 85 years at average risk of colorectal cancer, and collected up to approximately five years of data on certain subjects. A total of 34,224 tests were conducted as part of PREEMPT CRC. It was funded and constructed with an aim to lay the groundwork for our platform's underlying learning engine, to drive the development of future tests for other cancers and diseases well beyond CRC.
In the intended use population, v1 achieved AA sensitivity of 14% and an overall CRC sensitivity of 81% at 90% specificity. Importantly, v1 achieved a sensitivity of 31% in high-grade dysplasia lesions and 64% sensitivity for Stage I cancers. There were no reported serious adverse events. We have completed a PMA submission to the FDA for v1 in the third quarter of 2025, and expect FDA action on the PMA in 2026, following which, if approved, we intend to commercialize v1 in the second half of 2026. If approved, it has the potential to serve as the foundation for developing a personalized multi-cancer detection platform across more than 10 indications.
SimpleScreen v2 — Comprehensive Upgrade of v1 to Drive Potentially Best-In-Class Performance Amongst Blood-Based CRC Screening Tests
We are developing a second version of SimpleScreen CRC with improved assay and algorithm components designed to increase its signal-to-noise ratio by optimizing key aspects of the reagents, improving the ability to detect tumor cfDNA, and increasing workflow automation of the methylated cfDNA detection platform to approximately 95%. Together, these improvements more than triple the number of distinct cfDNA molecules, thereby increasing test sensitivity.

The following tables and figures in this section summarize selected analytical workflow metrics used during assay development, and unless otherwise stated, reflect internal development and bridging studies. These metrics are not clinical performance claims and may not be predictive of future results.

Mean Target Coverage (“MTC”) is a sequencing-based metric reflecting the average depth of usable sequencing reads across the assay’s targeted genomic regions (after accounting for duplicate reads). We monitor MTC because it is a key indicator of molecular recovery and data quality for our assay workflow. We also performed internal studies and simulations to evaluate the optimal MTC target for v2 of our assay to potentially improve the clinical activity of v2 for detecting APL and CRC. We identified that the >2,000 MTC was our metric target to enhance clinical performance and we achieved this target in support of v2 feasibility studies including the data presented at ASCO GI Conference in January 2026.
We sponsored and conducted a large case control validation study of nearly one thousand samples with an objective to compare performance between v1 and v2, in data presented at the ASCO GI Conference in January 2026. The test's previously trained and locked AI/ML classification model was used for both tests and applied to paired data from independent clinical samples. We additionally compared limit-of-detection and limit-of-blank performance between test versions. Clinical test performance was assessed using both the updated and previous tests in an average risk cohort. To reflect the intended-use population, sensitivity was adjusted for age and sex using distributions from the U.S. Census and for CRC stage, advanced precancerous lesion (“APL”) subtype, and APL lesion size using distributions from the PREEMPT CRC study. Adjusted specificity was set to 90% for each version to enable direct comparison. The updated CRC test detected 85% of CRC cases and 22% of APLs, indicating increased clinical sensitivity relative to performance in the PREEMPT CRC study. In a performance evaluation study, the original test (v1) and the updated version (v2) were compared head-to-head. A total of approximately 1,300 tests of each of v1 and v2 were conducted during the fourth quarter of 2024 in Brisbane, California by evaluating all study subjects with both versions, controlling for biological variation and cohort effects. For both CRC and APL, the clinical sensitivity point estimates at 90% specificity increased by 1.7 percentage points and 5.4 percentage points, respectively, which suggests that the improvements made to the underlying platform lead to improvements in clinical performance.
Additional improvements in the updated test included increased sensitivity of 44% for APLs with high-grade dysplasia, a 2.6-fold reduction in the limit of detection, and meaningful improvements in projected patient outcomes (9% reduction in lifetime CRC cases and 10% reduction in CRC deaths). Other than the v2 tests conducted in the development studies, no other v2 tests have been conducted, but v2 will continue to be evaluated in analytical and clinical validation studies. We anticipate the associated data from a larger, independent clinical validation study will be submitted to the FDA as part of a panel-track PMA supplement, which we expect to submit in the second half of 2026.
CRC Market Overview
CRC is the second most common cause of cancer deaths and accounts for over 150 thousand new cases annually, according to the American Cancer Society. There is also an established framework to coverage and reimbursement for diagnostics, including blood-based tests covering most individuals 45 years of age and older, under current USPSTF and other clinical guidelines. CRC outcomes are highly stage dependent, with five year survival exceeding 90% when detected early, compared to approximately 15% for metastatic disease. Detection and removal of precancerous adenomas substantially reduce CRC incidence and mortality.
Lung v1 — Blood Based Test for the Early Detection of Lung Cancer
We are developing a blood-based lung cancer screening test intended for individuals at elevated risk, including current and former smokers who meet guideline-based eligibility criteria. Lung cancer remains the leading cause of cancer-related mortality in the U.S., yet reported nationwide adherence to guideline-recommended lung cancer screening using low-dose computed tomography (“LDCT”) remains low, with estimates near 10-15% of eligible individuals completing screening.
In contrast, observational evidence from a large cohort study indicates that individuals with significant tobacco exposure show relatively high participation in CRC screening programs. For example, a study published in The Journal of the American Medical Association found that a majority of individuals in the smoking population participate in CRC screening when it is offered as part of routine preventive care, even though they underutilize lung cancer screening. Freenome believes this suggests a CRC-anchored blood test that includes lung cancer screening as part of a PCD panel could materially increase upfront lung cancer screening uptake relative to standalone LDCT programs.

Lung cancer presents distinct biological challenges for blood-based detection, particularly in early-stage disease and in lung adenocarcinoma, which often sheds less circulating tumor DNA. Our lung test leverages its multiomics platform, integrating epigenetic (chemical modifications that regulate gene activity) (including methylation) and proteomic (protein) signals with machine learning-based classifiers optimized for lung cancer biology. Our lung cancer program achieved key analytical and clinical performance milestones based on a readout from the PCD Vallania Study. In prospectively collected case-control samples including negative individuals who represent the high-risk population, our multiomics lung test indicated approximately 80% sensitivity at 75% specificity outperforming any of the singleomic assays that focus on one data type. The PCD Vallania Study was sponsored by us and conducted at 68 locations in the U.S. and enrolled a total of 7,435 participants, all over the age of 30. Initial development data for our investigational lung cancer screening test showed an adjusted sensitivity of 90.7% at 50% specificity and 80.4% at 75% specificity for detecting lung cancer. The multiomic approach outperformed a methylation-only version of the test, which showed adjusted sensitivities of 85.8% and 78.2% at the same specificity thresholds.

We plan to introduce the lung cancer test as a laboratory developed test (“LDT”) in the second half of 2026. The lung LDT is designed to enable early clinical adoption, if approved, generate real-world evidence alongside health system partners, and inform the subsequent IVD development pathway using the same underlying platform. We plan to leverage the future health system partnerships, EMR integrations, and CRC commercial infrastructure to surface individuals eligible for lung or CRC and lung cancer screening.
We initiated and sponsored the PROACT Lung clinical study, a prospective, event-driven study designed to evaluate the performance of its lung cancer test in the high-risk population. We are currently enrolling participants at 36 active locations across the U.S., with approximately 8,000 participants, all over the age of 50, enrolled to date. Data from PROACT Lung, along with data from additional analytical and clinical validation studies, are intended to support the submission of a PMA for the lung test as an IVD and the associated readouts will inform us on when to submit the PMA. The lung IVD program will leverage the same underlying assay architecture and computational framework used for the lung LDT, with lung-specific classifiers and expanded multiomics features refined based on earlier readouts.
Lung Cancer Market Overview
Lung cancer represents the leading cause of cancer deaths in Americans, with over 215 thousand new cases yearly according to the American Cancer Society. Between 14 and 15 million Americans over 50 years of age who are current smokers, have quit within the last 15 years, or have a 20 pack per year smoking history are considered high risk for lung cancer and are eligible for annual screening per guidelines, however screening rates remain low at 10-15% within the high-risk population. Early detection is crucial in lung cancer, with a 65% survival rate for localized lung cancer, but only 10% once it has metastasized.
PCD Overview
We are developing a portfolio of PCD tests designed to detect cancer earlier by integrating single-omic or multiomic signals tuned to specific populations with clinically relevant risk factors. Our approach prioritizes cancer-specific and risk-based populations in which earlier detection can be evaluated against existing clinical pathways, guidelines and where screening or surveillance needs remain unmet.
The PCD roadmap is anchored by CRC which represents the largest established population-level cancer screening market in the U.S. and serves as the foundation for our platform development strategy. Importantly, CRC screening eligibility overlaps with many higher-risk populations for other solid tumors, including lung, liver, pancreas, gastric, esophageal, and more. As a result, a significant portion of patients eligible for CRC screening may simultaneously qualify for additional cancer testing based on clinical risk factors such as smoking history, gastroesophageal reflux disease (“GERD”), chronic liver disease, viral hepatitis, family history, obesity, genetic predisposition, and many other aspects of an individual’s health profile.

Our PCD programs are designed to leverage this overlapping eligibility by enabling multiple cancer indications to be assessed from a single blood draw using a common assay and computational infrastructure. We believe this approach supports efficient expansion across indications while minimizing incremental development complexity.
Our discovery and development efforts are supported by ongoing refinement of our Cancer Signal Origin (“CSO”) algorithms, which are intended to improve localization accuracy and enable reuse of existing assays and data across additional cancer indications. This scalable, modular architecture is designed to allow us to iteratively expand our PCD portfolio without always requiring the development of entirely new assay platforms for each indication depending on the clinical performance requirements.
The diagrams below illustrate our current development and preliminary discovery strategy for expanding our personalized multi-cancer detection platform across multiple cancer indications. Our approach is anchored in population-level CRC screening and expands to additional cancer indications based on overlapping patient risk populations and the availability of supporting molecular and clinical datasets.

Development timelines and pipeline indications shown above represent our current development plans and expectations and are subject to change. None of the products and indications described in these diagrams have received approval from the U.S. Food and Drug Administration. Any commercialization of such tests in the United States would require regulatory authorization for the applicable indication.
Platform and Market Access Optionality for Average-Risk MCED
In addition to risk-enriched PCD programs, our platform is designed to support the potential future development of an average-risk MCED test as clinical evidence, regulatory standards, and reimbursement pathways evolve, over time.
Our multiomic architecture and CSO algorithms are modular and extensible. Ongoing refinement of CSO classification and signal attribution is intended to enable broader application of existing assays across differing risk strata. We believe that, if supported by sufficient clinical evidence and regulatory and payer acceptance, an average-risk

MCED could be enabled primarily through algorithmic refinement of the CSO framework rather than through the introduction of a new assay platform. This flexibility reflects our focus on maintaining a single, extensible platform capable of supporting both personalized, risk-based testing and broader population applications over time. In turn with the development of indication-specific, risk-enriched PCD tests, our platform is designed to support the potential future launch of an average-risk MCED test, based on developments pertaining to clinical evidence, the regulatory environment/frameworks, and reimbursement dynamics.
Under this framework, we envision a tiered portfolio consisting of (1) indication-specific PCD tests tailored to defined higher-risk populations and existing care pathways, and (2) a potential average-risk MCED offering, subject to future evidence development, regulatory pathways, coverage and reimbursement, and clinical guidelines.
We believe maintaining this flexibility is strategically important given ongoing clinical trials, policy discussions, and legislative initiatives related to average-risk MCED.
Additional Opportunities (Molecular Residual Disease, Monitoring, and Early Intervention Collaborations with Biopharma)
As treatments continue to advance towards intervening at earlier stages of cancer there are opportunities to utilize our platform down the care continuum to help guide and monitor disease. We have leveraged our multiomics AI/ML technology platform beyond screening and collaborated with companies such as Genentech, Gilead, Novartis, ADC Therapeutics, and others to explore additional applications. One example includes molecular residual disease (“MRD”), also referred to as minimal or measurable residual disease, where the identification of rare cancer-derived signatures can guide decision-making with respect to post-operative chemotherapy, targeted therapy, or immunotherapy. The most pervasive MRD methods on the market require upfront tissue sequencing and a blood-only, tumor naïve ctDNA assay could reduce process complexity and enable much faster turnaround times for clinical decision making. Given the LoD and clinical performance of Frenome’s methylation assay, we are actively evaluating the same technology in the MRD setting.
In addition, we have assessed the ability of our platform to further segment the population through our fragmentomic features (patterns derived from the size, distribution, and en-point characteristics of cell-free DNA fragments in the blood) to characterize the probabilities of different gene transcripts, enabling differentiation of responders and nonresponders to different therapeutics. Furthermore, we have shown that a combined multiomics approach including genomics, methylation, autoantibodies, and proteomics provides better resolution and biological interpretability of prognostic indicators of disease than a single analyte approach alone during the biomarker discovery phase.
Our Strategy
We intend to deploy a multi-staged commercialization strategy designed to accelerate the adoption of our multiomics platform for early cancer detection across multiple cancer indications beginning with CRC, which CRC test sales in the U.S. will begin only once approved by the FDA, and lung cancer screening and expanding to additional indications within the second half of 2026, if approved. Harmonizing these screenings into a single draw, single provider engagement and single patient experience, we believe, will improve screening rates, simplify care team workflow and reduce patient compliance challenges that limit uptake of important screening in today’s paradigm. Further, each additional indication has the potential to expand the addressable market and adds incremental gross margin per test ordered, while establishing a single physician call point for the entire Freenome pipeline and creating operating leverage without proportional increases in fixed cost. Finally, we intend to augment the value we add to each patient interaction by offering digital solutions and care navigation to provide a holistic solution to optimize existing and new cancer detection pathways.
Our approach leverages a combination of direct health system engagement, deep technical integration, strategic commercial partnerships, and a targeted physician sales organization to maximize market penetration across diverse provider segments, patient populations and geographies.
Staged Market Approach: Health System Focus
Following approval, our initial commercial efforts will prioritize a centralized approach targeting health systems. Given that greater than 75% of primary care providers are currently employed by health systems or other corporate entities, this top-down strategy will allow us to efficiently engage large groups of providers by directing sales efforts toward health system leadership.

Complementing this health system-centric approach, we also plan to develop and deploy a more traditional physician sales team to activate providers in targeted health systems and engage additional providers.
Strategic Partnership with Exact Sciences
To accelerate blood-based test adoption and our reach into the primary care market, we will leverage our announced strategic partnership with Exact Sciences. This collaboration enables Freenome to partner with Exact Sciences to expand screening to Exact Sciences’ extensive commercial infrastructure, which includes:
•	reach to over 260,000 providers;
•	relationships with hundreds of health systems;
•	EHR integrations;
•	a commercial organization of over 1,400 personnel; and
•	database of millions of people who have not completed stool-based testing.
Market Definition and Opportunity
Our sales and marketing organization will be focused on defining and developing the broader multi-cancer market. We view this as a significant opportunity to serve patients who meet screening criteria for multiple cancers as illustrated by the graphic below. These overlap populations illustrate our view of potential opportunities for our products, if approved, where bundled or risk-based multi-cancer screening may emerge over time.

The figures in this graphic represent illustrative estimated U.S. screening-eligible patient populations, not dollar amounts. The figures are based on publicly available screening guidelines, epidemiology and literature regarding at-risk populations, together with management estimates regarding overlap between CRC screening eligibility and eligibility for certain additional cancer screening indications. These populations are not necessarily mutually exclusive and should not be summed as distinct, unique individuals. Freenome has not received regulatory approval for, and does not have a commercial product for, the non-CRC screening indications depicted.
While Exact Sciences will drive expansion of the CRC-only blood offering, we retain the rights for our CRC blood test when it is ordered in combination with additional cancer screening tests in patients that meet criteria, including for lung and more than 10 other initial cancer indications the company is pursuing. We believe there is significant synergy in this approach as both efforts are aimed at increasing the reach of blood-based screening while expanding the brand awareness and future access to Freenome’s entire pipeline.
Our initial PCD Early Access Program focus will be the approximately 15 million patients who are eligible for both CRC and lung cancer screening, or lung cancer screening alone if they are up-to-date on CRC. As of March 11, 2026, we have received 55 patient specimens in the Early Access Program. Shortly after as we launch additional cancer tests

(e.g. esophageal, liver, pancreatic, etc.) in our development pipeline the collective population of patients with eligibility overlap with CRC and other indications will expand. For example, in addition to lung cancer, smoking is also a risk factor for esophageal cancer resulting in significant overlap in the patient population eligible for both lung cancer and esophageal cancer screening.
We believe harmonizing screening for multiple indications with existing screening programs and additional cancers that do not have robust existing screening efforts will allow for more comprehensive coverage of an individual's risk and expand the market for patients who are eligible for our tests. Our ability to run comprehensive screening for a wide variety of cancers on a common platform combined with our commercial health system/partnership ecosystem strategy should result in gross and operating margin leverage that enables flexibility and ultimately cost structure advantages. We believe this approach is a strong differentiator compared to companies with a single or only a few cancer indication offerings.
Centralized and Decentralized Global Networks
Concurrently, we plan to pursue direct relationships with centralized testing facilities to establish test distribution networks globally. This centralized approach complements the Roche partnership by allowing us to maintain direct oversight of high-volume processing hubs while the decentralized model expands local access.
Key Collaborations
Exact Collaboration and License Agreement
In August 2025, Freenome entered into a Collaboration and License Agreement (the “Exact Collaboration and License Agreement”) with Exact Sciences Corporation (“Exact Sciences”). Pursuant to the Exact Collaboration and License Agreement, Freenome granted Exact Sciences (a) a non-exclusive, fully paid-up, royalty-free, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product and (ii) antitrust clearance, which occurred on November 7, 2025 (the “Exclusive License Effective Date”) and (c) on the Exclusive License Effective Date, an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, Freenome granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.
In consideration of the rights granted to Exact Sciences, Exact Sciences agreed to pay Freenome an upfront payment in the amount of $75 million (the total amount received to date), certain development milestone payments in the aggregate amount of up to $700 million, certain laboratory service fees for laboratory tests performed by Freenome on behalf of Exact Sciences, and royalty payments of up to 10% of Net Sales (as defined in the Exact Collaboration and License Agreement), which are subject to FDA approvals being obtained for SimpleScreen CRC, during the royalty term if a mutually agreed gross margin threshold is reached. In addition, Exact Sciences agreed to fund up to $20 million of mutually agreed development costs per year over a three-year period.
In connection with the Exact Collaboration and License Agreement, Freenome issued and sold to Exact Sciences a convertible note with an aggregate principal amount of $50 million at an interest rate of 5% per annum, as described in the section entitled “Description of New Freenome Securities—Outstanding Exact Sciences Convertible Note.”
Unless terminated, the Exact Collaboration and License Agreement will continue on a Collaboration Product-by-Collaboration Product basis until the expiration of the royalty term applicable to the Collaboration Product. Either party may terminate the Exact Collaboration and License Agreement for the other party’s uncured material breach. In addition, each party may terminate the Exact Collaboration and License Agreement following certain events, including the other party’s bankruptcy, and, following the earlier of achievement of a certain milestone event and January 1, 2028, Exact Sciences may terminate the Exact Collaboration and License Agreement for convenience on 180 days prior written notice to Freenome.
The foregoing description of the Exact Collaboration and License Agreement is subject to and qualified in its entirety by reference to the full text of the Exact Collaboration and License Agreement, a copy of which is attached as Exhibit 10.14 to this proxy statement/prospectus.
Roche License and Option Agreement
In November 2025, Freenome entered into a License and Option Agreement (the “Roche License and Option Agreement”) with Roche Sequencing Solutions, Inc. (“Roche Sequencing”). Pursuant to the Roche License and Option Agreement, Freenome granted Roche Sequencing (a) an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of Freenome’s intellectual property rights to exploit kitted assays for cancer screening, including for CRC and lung cancer (the “Licensed Products”), outside the U.S. (the “Territory”) and (b) in the event that Freenome seeks to enter into a partnering transaction to offer centralized testing services for cancer screening in the Territory, a preferred partner right to negotiate with Freenome a definitive agreement for such partnering transaction. Kitted assays for cancer screening are diagnostic test kits that enable cancer screening to be performed using a standardized set of reagents and components, and may be deployed through either a centralized or decentralized model. In a centralized model, a patient's blood sample is processed at a single, high-volume centralized laboratory. In a decentralized model, kitted assays are distributed to qualified local or regional laboratories, enabling those laboratories to process patient samples closer to the point of care. Under the Roche License and Option Agreement, Freenome and Roche Sequencing are collaborating to develop a decentralized blood test kit for early-stage detection of several cancer indications and, if successful, Roche Sequencing will sell the decentralized blood test kits outside of the U.S. under IVD-R, allowing qualified laboratories to process patient samples with such kits. Freenome's current commercialization of MCED tests in the U.S. utilizes a centralized model, though Freenome may pursue a decentralized model in the future. In addition, Freenome agreed to conduct an evaluation of certain of Freenome’s assays using Roche Sequencing’s sequencing by expansion technology (the “SBX Platform”) and, upon meeting certain requirements, Freenome will make available Freenome’s assays on the SBX Platform pursuant to an SBX implementation plan.
As consideration for the Option and certain research & development activities, Roche Sequencing agreed to pay Freenome a $75.0 million option issue fee, in addition to certain future milestone payments in the aggregate amount of $134 million, of which $75.0 million for the option issue fee has been received to date, and are not subject to FDA Approvals being received. In addition, as consideration of the rights granted to Roche Sequencing, Roche Sequencing also agreed to pay Freenome an option issue fee in the amount of $75 million pursuant to a convertible note executed simultaneously with the execution of the Roche License and Option Agreement and royalty payments in the low single digit to mid-teens based on the Net Sales (as defined in the Roche License and Option Agreement) of Licensed Products. For more information on the convertible note issued to Roche, see the section entitled “Certain Relationships and Related Person Transactions—Freenome Agreements with Our Stockholders—Convertible Promissory Note with Roche.”
If Roche Sequencing exercises the Option, unless terminated, the Roche License and Option Agreement remains in effect until the expiration of the royalty term for all Licensed Products in the Territory. Either party may terminate the Roche License and Option Agreement for the other party’s uncured material breach and Freenome may terminate the Roche License and Option Agreement (a) if following receipt of regulatory approval for a Licensed Product in the Territory, Roche Sequencing does not initiate or ceases commercialization of the Licensed Products in the Territory within a specified period of time or (b) if Roche Sequencing initiates certain patent challenges.
The foregoing description of the Roche License and Option Agreement is subject to and qualified in its entirety by reference to the full text of the Roche License and Option Agreement, a copy of which will be attached as Exhibit 10.16 to this proxy statement/prospectus.
Operations and Supply
Freenome relies on third-party suppliers to provide certain materials for its product candidates and, in some cases, a limited number of suppliers. For example, Freenome entered into a Supply Agreement with Illumina, Inc., the sole supplier of certain sequencers and related reagents, in January 2024 (the “Illumina Agreement”). Pursuant to the

Illumina Agreement, Illumina provides products and services that Freenome uses in its laboratory operations and grants us limited, non-exclusive, non-transferable, and non-sublicensable rights to use such products and associated software for specified uses subject to certain field-of-use restrictions and other limitations. The Illumina Agreement does not include minimum purchase commitments and provides for volume-based pricing. The Illumina Agreement expires in 2033 and can be terminated by either party for the other’s uncured material breach, bankruptcy or insolvency-related events, violation of applicable laws or regulations or certain change of control events. The foregoing description of the Illumina Agreement is subject to and qualified in its entirety by reference to the full text of the Illumina Agreement, a copy of which is attached as Exhibit 10.24 to this proxy statement/prospectus.
Additionally, Freenome entered into a Supply Agreement with New England Biolabs, Inc. (“NEB”), its sole supplier of reagents for DNA analysis (as amended, the “NEB Agreement”) in February 2022, pursuant to which NEB supplies certain reagents used in Freenome’s laboratory operations. The NEB Agreement includes minimum purchase commitments and forecast-based ordering requirements. In November 2022, the parties amended the NEB Agreement to provide Freenome with exclusive rights to use certain NEB products to perform a proprietary method of NEB in specified fields of use and territories, subject to Freenome’s achievement of certain development and commercial milestones. In consideration for these exclusivity rights, Freenome issued NEB a warrant to purchase shares of its common stock and agreed to certain milestone-based obligations. The NEB Agreement has an initial term of ten years and automatically renews for successive two year periods. Either party may notify the other party of its intent not to renew at least six months prior to such renewal. Further, either party may terminate the NEB Agreement for the other’s uncured material breach, bankruptcy, by mutual agreement. Freenome may also terminate for convenience upon 90 days written notice. The foregoing description of the NEB Agreement is subject to and qualified in its entirety by reference to the full text of the NEB Agreement, a copy of which is attached as Exhibit 10. 25 to this proxy statement/prospectus.
Competition
We are developing a suite of blood-based tests to detect cancer at the earliest and most treatable stages. Our tests are underpinned by a proprietary multiomics platform (DNA, RNA and proteins and other analytes), that includes a differentiated non-bisulfite epigenetic assay that provides base-level resolution (vs. fragment-level resolution) that enables us to capture subtle biological changes important for early-stage cancer and pre-cancerous lesions. We believe these unique aspects of our technological approach fundamentally differentiate us from other early cancer detection platforms.
While we plan to commercialize tests in more than 10 indications (including multi-cancer), run on a unified platform over time, our initial commercial focus is on CRC and lung cancer. To our knowledge, we are one of only two companies (including Guardant Health) with a blood-based CRC test that has completed FDA validation studies that meet the requirements for Centers for Medicare and Medicaid Services (“CMS”) coverage, aimed at a market in which there are approximately 120 million people eligible for screening, with approximately 40-50 million remaining unscreened today.
Our competitors include a wide range of companies that offer diagnostic testing for cancer indications utilizing various modalities, across both lab services providers and other developers of screening tools, which we believe can be organized as follows:
•
traditional screening methods and modalities across routine testing — including, but not limited to: imaging (e.g., low-dose CT scans, MRI), colonoscopies, at-home stool collection assays, endoscopies, pap smear tests, and others;

•	MCED — testing to screen for numerous cancers from a single blood draw by looking for cancer signals from various analytes, including DNA, RNA, proteins and more; and
•	individual indications — blood-based screening for individual cancers (e.g., CRC, lung, prostate, etc.).
We believe that principal competitors include companies such as Caris Life Sciences, Exact Sciences, GRAIL, Guardant Health, LabCorp, Natera, Quest Diagnostics, as well as other larger medical device manufacturers and diagnostic laboratories.
While we cannot be certain as to how the market will evolve, today we believe we are substantially differentiated from our competitors for many reasons, including:
•	Novelty, breadth, depth and quality of our proprietary technology platform and data moat;

•	Laboratory automation, infrastructure, and scale;
•	Versatility of our testing foundation combining unprecedented multiomics with AI/ML, enabling rapid test versioning;
•	Quality and clinical performance of tests;
•	Rigor and diversity of clinical studies conducted and underway;
•	Regulatory foundation;
•	Commercial arrangements with leading third party diagnostic companies;
•	Unique clinical insights from pivotal FDA validation studies in blood-based CRC and Lung testing, including the PREEMPT CRC Study;
•	Digital patient identification and education tools;
•	Availability of multiple cancer indications on a common platform; and
•	Cross-functional and interdisciplinary team covering all the domains required to advance Freenome's mission and vision.
Intellectual Property
The protection of our intellectual property is fundamental to the long-term success of our business and depends in part on our ability to obtain and maintain intellectual property protection for our products and technologies covering our blood-based cancer screening tests. We seek to ensure that the investments made into the development of our technologies are protected by relying on a combination of patents, trade secrets, trademarks, license agreements, confidentiality agreements, non-disclosure agreements, invention disclosure document, assignment agreements, and other contractual rights and obligations.
More specifically, our patent strategy is focused on seeking coverage for our technologies relating to the early detection of cancer using multiomics and AI/ML. Our first blood test is for the detection of CRC, and we are developing additional tests related to other types of cancers, such as lung cancer and multi-cancer early detection. In addition, we continue to file for patent protection in connection with our on-going research and development activities, particularly those related to early-stage cancer detection.
As of March 24, 2026, our full patent portfolio comprises of 15 issued U.S. patents owned or licensed to us and 45 issued international patents. In addition, we have 27 patent applications pending at the USPTO, and 107 patent applications pending outside of the U.S. Our issued and pending patent applications outside of the U.S. include countries such as Australia, Canada, China, Europe, Hong Kong, Japan, Korea, New Zealand, and Singapore.
Our patent portfolio includes owned and licensed patent families consisting of U.S. patents (and U.S. patent applications) and their international counterparts relating to various aspects of our technology and products, which are expected to expire between 2031 and 2045. These patent families support our colorectal cancer and multi-cancer early detection product candidates by covering key components of our testing platform, including biomarker discovery, sequencing methodologies, and machine learning–based classification.
Our patent portfolio includes eight patent families including three issued U.S. patents, eight pending U.S. applications, and one pending PCT application covering, among other things: (i) methods for methylation sequencing and methylation signatures for early detection of CRC; (ii) protein signatures for early detection of CRC; (iii) methods for RNA sequencing and RNA signatures for early detection of CRC; and (iv) autoantibody (AAb) signatures for the early detection of CRC, that, if issued, expire between 2041 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Our patent portfolio includes six patent families including seven pending U.S. applications and two U.S. provisional application covering, among other things: (i) early-stage cancer detection using multi-omics and multi-cancer early detection comprising methylation sequencing; (ii) transcription start site sequencing and profiling analysis; (iii) T-cell receptors/B-cell receptors profiling; (iv) multi-cancer signatures; and (v) transcription factor binding, that, if issued, expire between 2039 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.

Our patent portfolio includes six patent families including three issued U.S. patents, six pending U.S. applications, and one pending PCT application covering, among other things: (i) wet chemistry workflows including 5hmC sequencing: (ii) improved methylation sequencing; (iii) and single-stranded DNA methylation sequencing, that, if issued, expire between 2031 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Our patent portfolio includes three patent families including four issued U.S. patents, two pending U.S. applications, and one pending PCT application covering, among other things: (i) early-stage cancer detection using AI/ML classifiers; and (ii) implementation of ML/AI to develop classifiers for disease detection, that, if issued, expire between 2039 and 2046, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
We also bolster our proprietary technology by in-licensing technologies developed by third parties. While we developed our AI/ML multiomics platform internally, we believe the technologies we in-licensed from third parties are potentially valuable and of possible strategic importance to us or our competitors.
We are recognized as a leader in the development of blood-based cancer screening tests. Thus, just as patent and trade secret protection is essential to protecting our technology, we believe that it is equally as important for us to protect our brand and identity. We have filed for trademark protection in our name, logos and products globally, in the U.S., Australia, South America, Europe and Asia.
We intend to continue to pursue additional intellectual property protection to the extent we believe it would advance our business objectives. Despite our efforts to protect our intellectual property rights, however, we may not be successful and our intellectual property rights may be invalidated, circumvented or challenged and found to be unenforceable. In addition, laws of various foreign countries where our products are or expected to be sold may not protect our intellectual property rights to the same extent as laws in the U.S.
Trade Secrets
We also rely on trade secrets, including know-how, to protect our unpatented technology and other proprietary information, and to maintain and strengthen our competitive position. We have determined that certain technologies, such as proprietary aspects of our sample preparation methods and our AI/ML-enabled platform, including specific algorithms and data processing techniques that are not easily reverse-engineered, are better kept as trade secrets. To mitigate the chance of trade secret misappropriation, it is our policy to enter into nondisclosure and confidentiality agreements with parties who have access to our trade secrets, such as our employees, collaborators, outside scientific collaborators, consultants, advisors and other third parties. We also enter into invention disclosure and assignment agreements with our employees and consultants that obligate them to assign to us any inventions they have developed while working for us. Further, we rely on trade secret protection for our confidential and proprietary information. Included in our trade secrets are the data from our genomics studies, various aspects of the operation of our laboratories, and various aspects of the algorithms used to process our data.
Trade secrets are difficult to protect. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees, contractors, and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology via unauthorized means, such as hacking by private or state actors. Although state and federal courts in the U.S. are generally willing to protect trade secrets, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets.
Payer Coverage and Reimbursement
Because we do not yet offer any commercial tests, we do not currently receive reimbursement from any commercial or government payer. However, coverage, coding, and reimbursement will be critical to the future commercial success of any products we bring to market. Once our tests are commercially available, payment rates and coverage determinations from Medicare, Medicaid, private insurers, and other third-party payers will significantly influence test adoption, utilization, and revenue. The reimbursement landscape for multi-cancer early detection technologies is complex and evolving, and we expect that achieving and maintaining adequate coverage and payment for our tests will require substantial time and resources.
In addition, because our future tests are expected to be used in screening and early detection contexts, a portion of our potential use cases may be viewed by payers as preventive services (i.e., performed in the absence of signs or symptoms of illness or injury). Coverage rules and evidence expectations for preventive services often differ from coverage rules applicable to diagnostic testing, and this dynamic may increase uncertainty regarding payer coverage and reimbursement for our future tests.
Commercial Payers
Payment from commercial payers for our future products may vary depending on whether we have entered into a contract with the payer as a “participating provider” or whether we are considered a “non-participating provider.” Payers often reimburse non-participating providers, if at all, at lower rates than participating providers. When we contract with a payer to serve as a participating provider, reimbursements are typically made pursuant to a negotiated fee schedule and are generally limited to covered indications or services for which prior authorization has been obtained. Becoming a participating provider can result in higher reimbursement amounts for covered uses of our tests and, potentially, no reimbursement for non-covered uses identified under the payer’s policies or the contract. As a result, any more favorable reimbursement associated with participating-provider status may be offset by a loss of reimbursement for non-covered uses of our future tests.
Because we do not yet have commercial tests on the market, we have not yet secured commercial payer contracts, obtained coverage determinations, or established contracted payment rates. We expect to pursue these arrangements as part of future commercialization efforts.
Coverage decisions and reimbursement levels may be made on a payer-by-payer basis and may vary by population, indication, test frequency, provider setting, and other utilization management criteria. Even if we secure contracts or coverage policies with certain payers, such arrangements typically do not obligate healthcare providers to order our tests and do not guarantee that our claims will be paid at expected levels.
Medicare Coverage
Medicare coverage is limited to items and services that fall within a benefit category and are “reasonable and necessary” in accordance with applicable Medicare coverage standards, which may differ depending on whether a service is treated as diagnostic or preventive. Coverage may be established through a National Coverage Determination (“NCD”) issued by CMS or a Local Coverage Determination (“LCD”) issued by a Medicare Administrative Contractor (“MAC”).
Traditional fee-for-service Medicare generally does not cover screening tests, which are considered preventive services, that are performed in the absence of signs or symptoms of illness or injury, unless there is a statutory provision that explicitly authorizes coverage of the test.
The Medicare Improvements for Patients and Providers Act of 2008 authorizes CMS to cover certain preventive services that are not expressly covered by statute if the service is (a) reasonable and necessary for the prevention or early detection of an illness or disability, (b) recommended with a grade of A or B by the USPSTF, and (c) appropriate for Medicare beneficiaries under Part A or Part B. CMS establishes coverage through an NCD process. In its discretion, the USPSTF generally waits for regulatory authorization (e.g., FDA approval or clearance) before it considers undertaking reviews of novel technologies.
If our future tests are treated as screening tests under Medicare, coverage and reimbursement under traditional fee-for-service Medicare may be unavailable unless we pursue additional measures (which may include generating the evidence typically expected for USPSTF review and seeking an NCD) or unless Congress enacts a statutory benefit authorizing coverage for multi-cancer early detection or similar screening tests. Any such pathway may require significant time, resources, stakeholder engagement, and may ultimately be unsuccessful.
We may also evaluate opportunities for reimbursement through Medicare Advantage plans and other channels, but such coverage (if available) typically requires separate negotiations and is not assured.
Medicare Reimbursement
Under Medicare, payment for laboratory tests similar to those we expect to offer is made under the Clinical Laboratory Fee Schedule (“CLFS”), with rates assigned to specific billing codes. The Protecting Access to Medicare Act of 2014 (“PAMA”) fundamentally restructured CLFS rate-setting by requiring “applicable laboratories” to report private-payer payment rates and volumes. CMS uses this data to calculate weighted-median Medicare payment amounts.

Although PAMA originally required reporting every three years (or annually for advanced diagnostic laboratory tests (“ADLTs”)), Congress has repeatedly delayed reporting cycles and limited the magnitude of CLFS payment reductions. Most recently, Congress deferred the next PAMA private-payer data reporting period for non-ADLT tests until 2026 and extended the cap on annual CLFS rate reductions (not more than 15% per year) through 2028. As a result, Medicare rates for new tests will continue to be influenced by previously reported data until CMS implements updated CLFS rates after the 2026 reporting period. Several legislative proposals to reform or replace PAMA’s methodology remain under consideration, and the future impact of such reforms on reimbursement for multi-omics and early cancer detection tests is uncertain.
Coding and the MolDx Program
CPT coding plays a significant role in how our future tests will be reimbursed by both commercial and governmental payers. In addition:
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Certain payers, including those participating in Medicare’s Molecular Diagnostic Services Program (“MolDx”), require the use of Z-Code Identifiers, which supplement CPT codes and support technical assessment and coverage decisions.

•	Changes to coding, including reassignment of CPT codes or Z-Codes, may materially affect reimbursement levels.
Because we do not yet have commercialized tests, we have not yet pursued CPT codes, Z-Codes, LCDs, or NCDs.
Medicaid
State Medicaid programs independently determine coverage for diagnostic tests. These programs have increasingly implemented cost-containment measures, including prior authorization requirements, laboratory benefit carve-outs, utilization controls, and coverage exclusions. Future Medicaid policies may affect access, utilization, and payment for our future testing services.
Even where coverage for a laboratory test is established by Medicare, Medicaid, or other governmental payers, payment is conditioned on compliance with applicable billing, documentation, medical necessity, and administrative requirements. Government payers may modify coverage policies, billing rules, documentation standards, utilization controls, or claims-processing requirements at any time, often without advance notice. Claims may be delayed or denied for administrative, technical, or compliance-related reasons unrelated to the clinical merits of a test, and applicable appeals, reconsideration, or resubmission processes may be time-consuming, costly, and uncertain. Any such changes or payment delays could adversely affect cash flow, increase operating costs, and negatively impact the commercial viability of our future tests.
General Coverage and Reimbursement Considerations
Across jurisdictions, a decision by a third-party payer to provide coverage does not imply that an adequate reimbursement rate will be approved, and coverage and reimbursement can differ significantly from payer to payer. As a result, the coverage determination process is often time-consuming and costly and may require us to provide clinical and health economic evidence to each payer separately, with no assurance that coverage or adequate reimbursement will be obtained. Third-party payers increasingly examine medical necessity and cost-effectiveness, and may consider downstream utilization and costs associated with follow-on diagnostic workups when evaluating screening or early detection tests. Tests deployed at scale may face incremental scrutiny given the potential for false positives on an absolute basis and the additional costs associated with confirmatory diagnostic procedures.
Government Regulation
Clinical Laboratory Framework
Federal and State Laboratory Licensing Requirements
Under the CLIA, a “laboratory” is any facility that performs testing on human specimens for diagnosis, prevention, or treatment of disease, or for health assessment. CLIA requires laboratories to maintain appropriate certificates and comply with extensive operational, personnel, quality, and proficiency-testing standards designed to ensure accurate and reliable clinical testing. CMS regulates all non-research laboratory testing performed on humans in the U.S. through the CLIA. In total, CLIA covers approximately 260,000 laboratory entities. The Division of Clinical

Laboratory Improvement and Quality, within the Quality, Safety and Oversight Group, under the Center for Clinical Standards and Quality (“CCSQ”), has the responsibility for implementing the CLIA program. Under CLIA, we are required to hold a certificate applicable to the type of laboratory tests we perform and to comply with standards applicable to our operations, including test processes, personnel, facilities administration, equipment maintenance, recordkeeping, quality systems and proficiency testing, which are intended to ensure, among other things, that clinical laboratory testing services are accurate, reliable and timely.
The College of American Pathologists (“CAP”) administers a widely recognized laboratory accreditation program. CAP accreditation is often required by private insurers and certain foreign jurisdictions as evidence that a laboratory meets rigorous quality standards.
We maintain CLIA certification for our Brisbane, California laboratory that allows us to perform high complexity testing.
A laboratory that is certified as “high complexity” under CLIA may develop, manufacture, validate and use proprietary tests referred to as LDTs. CLIA requires analytical validation including accuracy, precision, specificity, sensitivity and establishment of a reference range for any LDT used in clinical testing. The regulatory and compliance standards applicable to the testing we perform may change over time, and any such changes could have a material effect on our business.
In addition, CLIA allows states to impose additional laboratory licensure requirements, some of which apply to out-of-state laboratories performing testing for residents of those states.
A number of states have implemented their own more stringent laboratory regulatory requirements. Such laws, among other things, establish standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control.
Penalties for non-compliance with CLIA requirements include a range of enforcement actions, including suspension, limitation or revocation of the laboratory’s CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil monetary penalties, civil injunctive suit or criminal penalties.
Failure by us to maintain licensure could require us to redirect testing, suspend availability of our future tests in impacted states, or otherwise modify operations.
Failure to comply with CLIA or applicable state laboratory laws may result in:
•	Suspension, limitation or revocation of CLIA certification or state licenses;
•	criminal sanctions;
•	state on-site monitoring;
•	directed plans of correction;
•	exclusion from Medicare and Medicaid;
•	civil monetary penalties; and
•	civil injunctive suit or criminal penalties.
Any such action could materially disrupt our operations and adversely affect our business.
Federal Oversight of Laboratory Developed Tests
Our current and future product candidates may be marketed as LDTs and we may seek to commercialize certain of our products in development as LDTs. LDTs are clinical laboratory tests that are developed and validated by a laboratory for its own use. The FDA historically has taken the position that it has the authority to regulate such tests as medical devices under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) but until recently has for the most part exercised enforcement discretion and has not required marketing authorization of LDTs prior to marketing.
In May 2024, the FDA issued a final rule which amended the FDA's regulations to make explicit that LDTs are devices under the FDCA (the “LDT Rule”). Along with the LDT Rule, the FDA finalized a policy to phase out its enforcement discretion policy over a period of four years from issuance of the final rule. However, on March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Rule, reasoning that LDTs are not medical devices, and remanded the matter to the FDA for further consideration. The decision was not appealed, and in September 2025, the FDA rescinded the LDT Rule. It remains uncertain what impact this ruling may have on the FDA’s authority to review marketing applications for LDTs or to take enforcement action against tests marketed as LDTs.
Legislative proposals proposing to amend FDA’s oversight of LDTs have been introduced in recent years and we expect that new legislative proposals will continue to be introduced from time to time. It is possible that legislation could be enacted into law which may result in new or increased regulatory requirements to develop and introduce new tests as LDTs.
U.S. Medical Device Regulatory Framework
Unless otherwise exempted or subject to enforcement discretion, medical devices, which include in vitro diagnostic tests, are subject to extensive regulation by the FDA and other federal, state, local, and foreign regulatory bodies. FDA regulations govern, among other things, the following activities:
•	product design and development;
•	product testing;
•	product manufacturing;
•	product safety;
•	post-market adverse event reporting;
•	post-market surveillance;
•	product labeling;
•	product storage;
•	record keeping;
•	premarket clearance or approval;
•	post-market approval studies;
•	advertising and promotion; and
•	product sales and distribution.
FDA’s Premarket Clearance and Approval Requirements
To commercially distribute any in vitro diagnostic device requires either prior clearance of a premarket notification, or 510(k), or prior approval of a premarket approval, or PMA, application or de novo classification from the FDA.
The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which generally requires the manufacturer to submit to the FDA a 510(k) requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to FDA’s “general controls”, which include compliance with the applicable portions of the FDA’s QMSR, facility registration and product listing, reporting of adverse medical events and malfunctions through the submission of medical device reports, and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to FDA’s general controls and any other “special controls” deemed necessary by FDA to ensure the safety and effectiveness of the device, such as performance standards, special labeling requirements, patient registries or post-market surveillance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device are placed in class III, requiring approval of a PMA application. To market low to moderate risk devices that are automatically placed into class III, a manufacturer may request a de novo classification from FDA. 510(k) submissions, PMA applications and de novo classification requests are subject to the payment of user fees, paid at the time of submission for FDA review. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval or authorization, or subsequent to marketing.

510(k) Clearance Pathway
To obtain 510(k) clearance, a medical device manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application or a device that has been reclassified from class III to class II or class I. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics, or (ii) different technological characteristics, but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety and effectiveness and is at least as safe and effective as the predicate device. The FDA’s 510(k) clearance pathway usually takes from three to 12 months from the date the notification is submitted, but it can take significantly longer, and clearance is never assured. Although many 510(k) submissions are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. In reviewing a 510(k) submission, the FDA may request additional information, including clinical data, which may significantly prolong the review process. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a PMA application or de novo request for classification. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until clearance or approval is obtained.
Premarket Approval Pathway
A PMA application must be submitted if the device cannot be cleared through the 510(k) clearance process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. Accordingly, a PMA application must be supported by extensive data including, but not limited to, technical information regarding device design and development, preclinical studies and clinical trials, data and manufacturing and labeling to support the FDA’s determination that the device is safe and effective for its intended use. After FDA determines that a PMA application is sufficiently complete to permit a substantive review, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, which requests the applicant’s response to deficiencies communicated by the FDA and stops the FDA’s review clock until a complete response to the letter is submitted by the applicant and received by the FDA. The FDA considers a PMA application to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QMSR, which impose elaborate design development, testing, control, documentation and other quality assurance procedures in the design and manufacturing process. The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported approval. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including the loss or withdrawal of the approval. New PMA applications or PMA application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application, and may not require as extensive clinical data or the convening of an advisory panel.
De Novo Classification Pathway
Device types that the FDA has not previously classified as class I, II or III are automatically classified into class III regardless of the level of risk they pose. To market low to moderate risk devices that are automatically placed into class III due to the absence of a predicate device, a manufacturer may request a de novo classification. This procedure allows a manufacturer whose novel device is automatically classified into class III to request classification of its device into class I or II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. The FDA is required to classify the device within 120 days following receipt of the de novo classification request, although in practice, the FDA’s review may take significantly longer. If the manufacturer seeks reclassification into class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the device. The FDA may reject the de novo classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, FDA will grant the de novo request for classification. When FDA grants a de novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type for subsequent 510(k) submissions.
Clinical Trials
Clinical trials are typically required to support a PMA and often for a de novo classification request, and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational devices, and specify an array of recordkeeping, reporting and monitoring responsibility of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to submit an Investigational Device Exemption (“IDE”) application to the FDA, which must be approved prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, purported or represented to be used in supporting or sustaining human life, is for a use that is substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. A clinical trial may begin 30 days after receipt of the IDE application by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Acceptance of an IDE application for review does not guarantee that the FDA will approve the IDE and, if it is approved, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.
In addition, the study must be approved by, and conducted under the oversight of, an institutional review board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin a specific number of investigational sites with a specific number of patients, as approved by the FDA.
If the device is considered a “non-significant risk,” an IDE application to the FDA is not required. Instead, only approval from the IRB overseeing the investigation at each clinical trial site is required. Abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements also apply to non-significant risk device studies.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all applicable reporting and record keeping requirements.
Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a clinical trial is completed, there can be no assurance that the data generated during a clinical study will meet the safety and effectiveness endpoints or otherwise produce results that will lead the FDA to grant marketing clearance or approval. Information about certain device clinical trials must be posted on clinicaltrials.gov.
FDA Post-Market Requirements
After a device is placed on the market, regardless of its classification or premarket pathway, numerous regulatory requirements apply. These include, but are not limited to:
•	establishment registration and device listings with the FDA;
•	QSR, which require manufacturers to follow stringent design, testing, process control, documentation and other quality assurance procedures;
•	labeling regulations, which prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” uses and impose other restrictions on labeling;
•
medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•
corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•	requirements to conduct post-market surveillance studies to establish continued safety data.
The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
•	untitled letters or warning letters;
•	fines, injunctions and civil penalties;
•	recall or seizure of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	refusing requests for 510(k) clearance or premarket approval or de novo classification of new products;
•	withdrawing premarket approvals that are already granted or reclassifying the devices; and
•	criminal prosecution.
Federal and State Fraud and Abuse Laws
Companies that offer laboratory testing services are subject to federal fraud and abuse laws such as the federal Anti-Kickback Statute, or AKS, the Eliminating Kickbacks in Recovery Act, or EKRA, the federal prohibition against physician self-referral, or Stark Law, and the federal false claims law, or the False Claims Act, or FCA. We are also subject to similar state and foreign fraud and abuse laws.
The AKS prohibits knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce such person to refer an individual, or to purchase, lease, order, arrange for, or recommend purchasing, leasing or ordering, any good, facility, item or service that is reimbursable, in whole or in part, under a federal healthcare program. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from an AKS violation constitutes a false or fraudulent claim for purposes of the False Claims Act.
The EKRA prohibits knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, in return for referring a patient or patronage to a laboratory; or paying or offering any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, to induce a referral of an individual to a laboratory or in exchange for an individual using the services of that laboratory. The EKRA applies to all payers including commercial payers and government payers, and EKRA violations result in significant fines and/or up to 10 years in jail, separate and apart from existing AKS regulations.

The Stark Law and similar state laws generally prohibit, among other things, clinical laboratories and other entities from billing a patient or any governmental or commercial payer for any diagnostic services when the physician ordering the service, or any member of such physician’s immediate family, has a direct or indirect investment interest in or compensation arrangement with us, unless the arrangement meets an exception to the prohibition.
Other federal fraud and abuse laws to which we may be subject include but are not limited to the federal civil and criminal false claims laws including the False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government, and the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies. Under the FCA, private citizens can bring claims on behalf of the government through qui tam actions.
We must also operate within the bounds of the fraud and abuse laws of the states in which we do business which may apply to items or services reimbursed by non-governmental third-party payers, including private insurers. In addition, some states have their own anti-kickback, self-referral, anti-markup and corporate practice of medicine laws that may apply to our contractual and financial relationships with physicians, laboratories and other healthcare providers, even when federal programs are not involved, and which may be interpreted more broadly than similar federal laws.
In addition, the Physician Payments Sunshine Act imposes, among other things, reporting requirements on manufacturers of FDA-approved or cleared medical devices, drugs and biologics (including FDA-approved IVDs) for certain payments and transfers of value by them and in some cases their distributors to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare providers such as physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians (as defined by the statute) and their immediate family members.
Efforts to ensure that our business arrangements with third parties comply with applicable laws and regulations will involve substantial costs. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any physicians or other healthcare providers or entities with whom we do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Privacy and Security Regulations
Our future operations may involve the creation, receipt, maintenance, and transmission of PHI and other personal information. In the U.S., Freenome’s collection, use, and disclosure of personal information, including sensitive health data of patients, is or may become subject to various privacy and data security laws and regulations, including the HIPAA, and state privacy and security laws and regulations, including state privacy and consumer health data laws, such as the CCPA and Washington’s My Health My Data Act. HIPAA and its implementing regulations impose privacy, security, and breach-notification requirements on covered entities and their business associates. Although we do not currently operate a clinical laboratory or submit claims, we may in the future be considered a business associate to certain covered entities (e.g., providers ordering our future tests), which might require us to enter into HIPAA-compliant business associate agreements and implement administrative, technical, and physical safeguards to protect PHI. This thick web of federal and state laws is increasingly difficult to navigate and enforcement priorities are yet unsettled.
We are also subject to state privacy and security laws that may be more stringent than HIPAA, as well as international laws such as the EU General Data Protection Regulation (“GDPR”) if we engage in international operations. Although the Company’s operations outside of the U.S. are currently limited, the Company may become subject to the General Data Protection Act in the U.K. or the EU (collectively, GDPR) to the extent it processes personal information of individuals in such jurisdictions.

The Company is committed to maintaining compliance with privacy and data security regulations and has implemented robust internal controls to protect the privacy and security of its data. Nevertheless, our actual or perceived failure to comply with applicable privacy and security regulations or to adequately secure the information in our possession could result in civil monetary penalties, significant liability, regulatory investigations, regulatory penalties, litigation, reputational harm, remediation costs, and operational disruption, any of which could materially and adversely affect our business operations, financial condition, and reputation. Even if Freenome maintains robust internal controls, cybersecurity threats are constantly evolving and becoming more sophisticated. If we or our service providers fail to successfully defend against such threats, we may experience security incidents, data breaches, data loss, or other material disruptions to our information technology systems. Such incidents could compromise sensitive business information, prevent us from accessing critical data, and expose us to substantial liability, regulatory penalties, and remediation costs.
The Company deploys AI/ML models in cancer research activities. Over the past couple of years, states have advanced laws and regulations focused on high risk deployments of AI, including in areas such as healthcare. We will monitor and prepare to comply with these laws, which may affect the methods of using and training AI in our business.
U.S. Healthcare Reform
In the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system. Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt our ability to commercialize our future products, decrease our revenue and adversely impact sales of, and pricing of and reimbursement for, our future products.
For example, in March 2010, the ACA was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the U.S. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments, and fraud and abuse changes. The implementation of the ACA in the U.S., for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA included, among other things, provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse.
Since its enactment, there have been judicial, U.S. Congressional and executive branch challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. It is unclear how other healthcare reform measures, if any, will impact our business.
In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, resulted in reductions in payments to Medicare providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2032, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced CMS payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover Medicare overpayments to providers from three to five years.
Future changes to federal or state healthcare policy, including changes that affect Medicare reimbursement, laboratory benefit design, preventive-services coverage, or value-based initiatives, could materially impact demand for our future tests and our commercialization strategy. We cannot predict the ultimate effect of current or future healthcare reform measures on our business.
European Union Regulation
In the EU, IVDs are regulated under the EU IVDR, which became applicable on May 26, 2022 (subject to transitional provisions for certain “legacy” devices). The EU IVDR introduced more stringent requirements than the previous EU IVDD, including enhanced performance evaluation evidence (including clinical performance), post-market surveillance, and increased scrutiny by notified bodies for most device classes.
Under the EU IVDR framework, in order for an IVD to be placed on the EU market, it must bear a CE mark (Conformité Européenne) indicating conformity with the applicable general safety and performance requirements laid down in Annex I to the EU IVDR. The requirements include that an IVD must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. IVDs must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and—where applicable—other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. To demonstrate compliance with the general safety and performance requirements, manufacturers must undergo a conformity assessment procedure, which varies according to the type of IVD and its (risk) classification. For most IVDs (other than certain lowest-risk non-sterile class A devices), a conformity assessment procedure requires the intervention of an independent notified body. The notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own EU declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
Under the EU IVDR's transitional provisions, certain “legacy” devices that are covered by an EU IVDD certificate, or for which an EU IVDD declaration of conformity was drawn up, prior to May 26, 2022, and that meet specified transitional conditions (including continued compliance with the prior rules, no significant changes in design or intended purpose, and no unacceptable risk), may continue to be placed on the EU market until deadlines ranging from December 31, 2027 to December 31, 2029, depending on risk classification. The extension is conditional on the manufacturer fulfilling certain requirements, including putting in place an EU IVDR-compliant quality management system and meeting specified timelines for making a formal application to a notified body and putting an agreement in place with a notified body for review under the EU IVDR. New devices of any class must comply with the EU IVDR.
The aforementioned EU rules are generally applicable in the EEA (which consists of the 27 EU Member States plus Iceland, Norway and Liechtenstein).
The U.K. formally left the EU on January 31, 2020. In respect of medical devices (including IVDs), since the end of the Brexit transitional period on January 1, 2021, medical devices must be registered with the MHRA before being placed on the Great Britain market. If a manufacturer of a device placed on the market in Great Britain is based outside of the U.K., the manufacturer must appoint a U.K. responsible person with a registered place of business in the U.K. to act on the manufacturer’s behalf in respect of certain activities (e.g. device registration). CE marks issued by EU notified bodies to place IVDs on the market in the EU will remain valid in the U.K. up until, at the latest, June 30, 2030, following which a U.K. Conformity Assessed (“UKCA”) mark will be required to place a device on the Great Britain market. Manufacturers may choose to use the UKCA mark on a voluntary basis prior to such dates. UKCA marking is, however, not recognized in the EU. The EU regulatory framework on medical devices continues to apply in Northern Ireland under the Windsor Framework and medical devices in Northern Ireland may either carry an EU CE mark or a U.K. and Northern Ireland CE mark, or CE U.K.(NI), although devices bearing the CE UK(NI) marking will not be accepted on the EU market.
Following a public consultation, the U.K. government is implementing changes to the medical devices legislation. The first piece of legislation came into force on June 16, 2025, and implements changes to the post-market surveillance requirements for medical devices in Great Britain, with the aim of facilitating greater traceability of incidents. Further legislation will be put in place in 2026 to introduce new pre-market requirements, including an international reliance procedure for approval of certain medical devices for the Great Britain market. One of the key areas in the public consultation was to obtain feedback on whether to remove the requirement for a medical device and its labelling (i.e. packaging and instructions for use) in Great Britain to bear a physical UKCA mark. Instead of requiring a medical device and its labelling to bear a UKCA mark, manufacturers would be required to assign a unique design identification (“UDI”) to medical devices before they are placed on the Great Britain market. If this change is implemented, we may no longer be required to affix the physical UKCA mark to our devices, but we may need to assign and affix a UDI.
Employees and Human Capital Resources
Freenome is headquartered in Brisbane, California. As of March 25, 2026, we employ approximately 363 total employees, of which 363 are full time, who represent a world-class, cross-functional team of experts across genomics, proteomics, AI/ML and various additional scientific and technical disciplines. Our workforce is diverse, highly skilled, and dedicated to our mission of saving lives through early cancer detection. Our human capital strategy emphasizes the recruitment, development, and retention of top talent across scientific, technical, and commercial functions. Our culture is built on a commitment to innovation, collaboration, and patient impact, with a focus on advancing the science of early cancer detection and delivering value to stakeholders. Our leadership team includes experienced executives in biotechnology, diagnostics, AI/ML, and commercial operations, supported by senior leaders in computational research, regulatory affairs, lab operations, research, engineering, development, corporate development, and finance.
Facilities
Freenome’s facility and lab infrastructure are purpose-built for scale and include approximately 120 thousand square feet of clinical and R&D lab space, with approximately 80% of all lab processes automated to maximize efficiency and quality. We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

FREENOME’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Freenome Holdings, Inc. (for purposes of this section, “Freenome” “we” “our” or “us”) should be read in conjunction with our audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, and related notes and other financial information included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, strategies, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. You should carefully read the “Risk Factors” section of this proxy statement/prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Special Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are an early cancer detection company developing blood-based screening tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wetlab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity.
We currently have no products approved for commercial sale in the United States and have not generated any material revenue to date, and we continue to incur significant R&D and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on premarket approval of the SimpleScreen CRC (v1) and future development of multi-cancer early detection tests.
The Business Combination
On December 5, 2025, we entered into the Business Combination Agreement with PCSC, Merger Sub I and Merger Sub II, a subsidiary of PCSC. Upon closing of the Business Combination, PCSC will become a Delaware corporation and will be renamed to Freenome Inc., or New Freenome, and Merger Sub will merge with and into Freenome, with Freenome as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Freenome.
The Business Combination is expected to be accounted for as a reverse recapitalization. Freenome will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Freenome’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, PCSC will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash, cash equivalents and short-term marketable securities (as compared to Freenome’s balance sheet at December 31, 2025) of between approximately $241.7 million, assuming maximum shareholder redemptions permitted under the Business Combination agreement, and $311.7 million, assuming no shareholder redemptions, and in each case including $240.0 million in gross proceeds from the private investment in public equity of New Freenome, or PIPE Financing, which is contingent upon the substantially concurrent closing of the Business Combination. Total transaction costs are estimated at approximately $18.4 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a result of the Business Combination, Freenome will become the successor to an SEC-registered and Nasdaq-listed company, which will require Freenome to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Freenome expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties
Since our inception, we have incurred significant operating losses and negative cash flows from our operations. Our primary uses of cash to date have been conducting R&D, acquiring Oncimmune in 2023, raising capital, building infrastructure, developing intellectual property, hiring personnel and providing general and administrative support for these operations. To date, we have funded our operations primarily through private placements of our convertible preferred stock, convertible notes and funds received pursuant to our license agreements. As of December 31, 2025, we had raised aggregate gross proceeds of approximately $1.6 billion from these financings, and had cash, cash equivalents and short-term marketable securities of $216.7 million.
We have incurred operating losses in each year since our inception. Our net losses were $219.3 million and $274.4 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we had an accumulated deficit of $1.3 billion. We expect our expenses and operating losses will increase substantially as we:
•	accelerate the development of our AI/ML-driven multiomics platform that seeks to identify the early biological signals of disease;
•	expand our commercial and data infrastructure to support future launch of multiple blood-based cancer detection tests;
•	further advance our R&D programs;
•	seek to identify additional indications;
•	expand commercial and operational personnel;
•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio; and
•	seek regulatory approvals for any future product candidates for which we successfully complete clinical trials.
Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of regulatory approvals and R&D activities.
Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination, together with our existing cash, cash equivalents and short-term and marketable securities, will be sufficient to fund our operations into 2028. Based upon our current operating plans, and transactions executed through the date that our financial statements included in this proxy statement/prospectus are issued, and excluding the estimated net proceeds from the Business Combination, we do not believe that we will have sufficient funds to meet our obligations within the next twelve months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. If we are unable to raise sufficient funding, we may be unable to continue to operate in the long term.
If we obtain regulatory approval for our product or product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of our product and any product candidates, we expect to finance our cash needs through equity offerings, including the Business Combination, debt financings or other capital sources, including potential collaborations, licenses, royalty financings and other similar arrangements. See “Liquidity and Capital Resources.” However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.
Exact Sciences License Agreement
In August 2025, we signed an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based screening test for colorectal cancer. The terms of the license agreement included a $75.0 million upfront payment received in November 2025 related to partial consideration of rights and licenses granted and include up to $700.0 million future milestone payments upon the achievement of certain development and regulatory milestones, and up to $20.0 million of mutually agreed development costs per year over a three year period.

In August 2025, we also entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences, pursuant to which we issued a senior unsecured convertible promissory note with an aggregate principal amount of $50.0 million. The convertible note with Exact Sciences bears interest at 5% per annum and matures in August 2030. The convertible promissory note with Exact Sciences will automatically convert into shares of our common stock on the date that, following the closing of the Business Combination, the volume-weighted average sales price over a period of 10 consecutive trading days first exceeds 1.5 times the price per share for common stock sold in the PIPE Financing.
Roche License
In November 2025, we signed an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”) The agreement grants Roche Sequencing both (i) an exclusive option to obtain an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license to certain our intellectual property to exploit kitted assays for cancer screening, including for colorectal cancer and lung cancer, outside the U.S. and (ii) a preferred partner right to negotiate a definitive agreement to offer centralized testing services for cancer screening outside of the U.S.
We may receive up to $100.0 million in future milestone payments, as well as royalties on non-U.S. test sales that range from a low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in SBX research and development related milestones payments.
In November 2025, we also issued and sold to Roche Holdings, Inc. (“Roche Holdings”) a convertible promissory note with an aggregate principal amount of $75.0 million. The convertible promissory note with Roche Holdings bears interest at 5% per annum and matures in May 2027. Upon the closing of the Business Combination, the convertible promissory note with Roche Holdings will automatically convert into shares of New Freenome common stock at a price per share equal to 1.2 times the price per share of common stock sold in the PIPE Financing.
Oncimmune
In May 2023, we acquired Oncimmune Ltd. and its subsidiary, Oncimmune Europe GmbH (collectively “Oncimmune”), a global immunodiagnostics developer with a commercial product, EarlyCDT Lung, which is a blood test that detects the elevated levels of autoantibodies generated by the body’s immune system of patients in the earliest stages of lung cancer. The acquisition of Oncimmune provided us with clinical and commercial resources to complement our frontline screening efforts. Oncimmune’s pipeline of autoantibody targets for other cancer indications is anticipated to augment our multiomics platform with additional non-tumor-derived signals to capture a more comprehensive view of the tumor microenvironment.
Components of Results of Operations
Revenue
We recognize license and collaboration revenue in the U.S. from our exclusive license agreement with Exact Sciences whereby the Company transferred development, data, and manufacturing licenses.
We also generate revenue from the sale and distribution of EarlyCDT Lung test kits in the UK and globally, revenue from royalties on the EarlyCDT Lung tests performed, and revenue from sale of EarlyCDT Lung tests plates through our U.K.-based subsidiary, Freenome Ltd.
In addition, we also derive revenue from the performance of diagnostic and research services using our proprietary multiomics platform under a Research Services Agreement with a related party.
In the future, we may generate revenue from future collaboration or license agreements we may enter into with respect to our current or future product candidates, as well as product sales from any approved product. Our ability to generate product revenue will depend on the successful development and eventual commercialization of any current or future products. If we fail to complete preclinical and clinical development of our current or future products or fail to successfully commercialize our products, our ability to generate future revenues and our results of operations and financial position would be adversely affected.

Operating Expenses
Cost of services
Cost of services reflects the aggregate costs incurred in delivering our products and services and is composed of material and service costs including personnel costs, cost of consumables, kits, contract maintenance, labor, and freight associated with the service and other revenue. Our cost of services will increase with successful commercialization of our products.
Research and Development Expenses
R&D has been, and will continue to be, central to our business model. Our R&D expenses to date have been primarily attributable to the development of our next-generation blood tests for early cancer detection, development of our multiomics platform, and clinical validation of our early colorectal cancer detection test. Our R&D expenses primarily include salaries and benefits, stock-based compensation expenses, direct research and development expenses (testing cost, pre-clinical and clinical trial costs including external R&D expenses incurred under arrangements with third parties), materials, laboratory supplies and equipment, information technology (including cloud computing and data storage, equipment and computer hardware costs, and software related expenses), facility costs (including rent, depreciation and amortization, repairs and maintenance and other facility related expenses), consulting, contractor costs, along with other expenses.
Payments, including non-refundable advance payments, made prior to the receipt of goods or services to be used in R&D activities are deferred and recognized as an expense in the period in which the related goods are received or services are rendered. Costs to develop our technology capabilities are recorded as R&D expenses unless they meet the criteria to be capitalized as internal-use software costs.
We do not capitalize pre-launch inventory costs until we obtain premarket regulatory approval for our diagnostic tests and future economic benefits are expected to be realized. Until premarket regulatory approval is obtained, materials, equipment, and validation costs associated with our diagnostic workflow process that do not have an alternative future use are expensed as R&D costs.
We accrue and expense clinical and pre-clinical trial activities performed by third parties based upon the actual work completed, in accordance with agreements established with our service providers.
We have not reported program costs because we have not historically tracked or recorded R&D expenses on a program-by-program basis. We do not allocate indirect costs to specific product development programs because these costs are deployed across multiple programs and our technology platform and, as such, are not separately classified.
We expect our R&D expenses to increase for the foreseeable future as we continue to conduct our ongoing R&D activities, advance our technology and programs and conduct any future clinical trials.
The timelines and costs of R&D activities are uncertain and can vary significantly for our product and any product candidate and development program due to the inherently unpredictable nature of preclinical and clinical development. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to preclinical and clinical results, regulatory developments and ongoing assessments as to each program’s commercial potential.
Our future development costs may vary significantly based on various factors such as timely and successful completion of preclinical studies and ongoing and future clinical trials, positive results from our current and future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment and maintenance of arrangements with third parties, intellectual property updates and continued acceptable safety, tolerability and efficacy profile of any current and future product candidates that we may develop following approval.
A change in the outcome of any of these variables with respect to the development of any current or future product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA, the European Medicines Agency (the “EMA”) or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate would be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to slower than expected patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses
Our general and administrative (“G&A”) expenses primarily consist of costs for our executive, accounting and finance, legal, human resources, marketing, and other administrative support functions. These expenses consist principally of personnel costs, including salaries, bonuses, fringe benefits, stock-based compensation expenses, and travel expenses, as well as professional services fees such as consulting, audit, tax, and legal fees, and general corporate costs and allocated overhead expenses.
We anticipate that our G&A expenses will increase in future periods as we incur additional costs to support the growth of our business and expand our infrastructure, and as a result of commercialization activities if any of our diagnostic test candidates receive marketing approval. We also anticipate increased expenses related to accounting, audit, legal, regulatory, and tax-related services, costs associated with maintaining compliance with the Nasdaq Global Market (“Nasdaq”) and SEC requirements, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.
Other Income (Expense), Net
Other income (expense), net consists primarily of interest earned on our short-term investments and marketable securities and interest incurred on our convertible notes.
Results of Operations
Comparison of the Years Ended December 31, 2025 and 2024
The following table summarizes our results of operations for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,		Change
	2025	2024	$	%
Revenues	$30,409	$2,882	$27,527	955%
Expenses
Cost of services	1,944	2,564	(620)	-24%
Research and development	197,117	225,749	(28,632)	-13%
General and administration	54,817	66,542	(11,725)	-18%
Total operating costs and expenses	253,878	294,855	(40,977)	-14%
Loss from operations	(223,469)	(291,973)	68,504	-23%
Other income:
Interest and investment income, net	6,914	17,584	(10,670)	-61%
Interest expense	(2,820)	—	(2,820)	n/a
Other income (expense), net	32	(32)	64	-200%
Total other income	4,126	17,552	(13,426)	-76%
Net loss	$(219,343)	$(274,421)	$55,078	-20%

Revenue
Revenue increased by $27.5 million to $30.4 million for the year ended December 31, 2025, from $2.9 million for the year ended December 31, 2024. The increase is primary attributable to collaboration revenue of $27.1 million related to development, data, and manufacturing licenses that were transferred to Exact Sciences upon receiving anti-trust clearance in 2025.
Revenue during the year ended December 31, 2025 also includes service and other revenue of:
•
$1.4 million from the sale and distribution of EarlyCDT Lung test kits in the UK and globally through our U.K.-based subsidiary, an increase of $0.8 million from revenue for the year ended December 31, 2024;

•	$1.1 million from royalties on the EarlyCDT Lung tests performed through our U.K.-based subsidiary, a decrease of $0.1 million from revenue for the year ended December 31, 2024;
•	$0.5 million from sale of EarlyCDT Lung tests plates through its U.K.-based subsidiary, an increase of $0.2 million from revenue for the year ended December 31, 2024; and

•	$0.3 million from the performance of diagnostic and research services under a research and service agreement with Roche, a decrease of $0.5 million from revenue for the year ended December 31, 2024.
Cost of Services
Cost of services decreased by $0.7 million to $1.9 million for the year ended December 31, 2025, from $2.6 million for the year ended December 31, 2024. This decrease was primarily driven by a $0.9 million reduction in the costs of diagnostic and research services using our proprietary multiomics platform, partially offset by a $0.2 million increase in cost from the distribution of EarlyCDT tests and services through our U.K.-based subsidiary.
Research and Development Expenses
R&D expenses are comprised of the following (in thousands):

	Year Ended December 31,		Change
	2025	2024	$	%
Salaries and benefits	$71,216	$81,085	$(9,869)	-12%
Facility, depreciation and amortization	62,216	54,752	7,464	14%
Materials, laboratory supplies and equipment	29,330	31,359	(2,029)	-6%
Direct research and development costs	12,081	28,747	(16,666)	-58%
Information technology	11,711	13,478	(1,767)	-13%
Stock-based compensation	5,241	5,915	(674)	-11%
Consulting and contractor	3,872	7,698	(3,826)	-50%
Other	1,450	2,715	(1,265)	-47%
	$197,117	$225,749	$(28,632)	-13%

R&D expenses decreased by $28.6 million, from $225.7 million for the year ended December 31, 2024, to $197.1 million for the year ended December 31, 2025.
This decrease was primarily attributable to:
•	$16.7 million decrease in direct research and development costs, primarily due to a reduction in clinical trial costs;
•
$10.6 million decrease in personnel related expenses, including salaries and benefits and stock-based compensation, due to reduced headcount and compensation costs from a reduction in force during the year ended December 31, 2024;

•	$3.8 million decrease in consulting and contractor expenses;
•	$2.0 million decrease in materials, laboratory supplies and equipment;
•	$1.8 million decrease in information technology; and
•	$1.3 million decrease in other expenses.
These reductions were partially offset by:
•
$7.5 million increase in facility, depreciation and amortization expenses is primarily related to the amortization of leasehold improvements, which is due to the higher costs associated with our headquarters and laboratory facilities.

General and Administrative Expenses
G&A expenses are comprised of the following (in thousands):

	Year Ended December 31,		Change
	2025	2024	$	%
Salaries and benefits	$25,804	$ 31,121	(5,317)	-17%
Consulting and contractor	14,685	13,358	1,327	10%
Stock-based compensation	5,314	13,367	(8,053)	-60%
Information technology	4,748	3,859	889	23%
Facility, depreciation and amortization	2,693	2,763	(70)	-3%
Other expenses	1,573	2,074	(501)	-24%
	$54,817	$66,542	$(11,724)	-18%

G&A expenses decreased by $11.7 million from $66.5 million for the year ended December 31, 2024, to $54.8 million for the year ended December 31, 2025.
The decrease in G&A expenses was primarily attributable to:
•
$13.3 million decrease in personnel related expenses, including Salaries and benefits and Stock-based compensation, due to reduced headcount and compensation costs from a reduction in force during the year ended December 31, 2024 and the departure of our former chief executive officer in September 2024;

•	$0.5 million in other expenses; and
•	$0.1 million in facilities, depreciation, and amortization expenses related to our office buildings.
This overall decrease was partially offset by:
•	$1.3 million increase in consulting and contractor costs; and
•	$0.9 million increase in information technology related expenses.
Interest and Investment Income, Net
Interest and investment income, net, decreased $10.7 million, from $17.6 million for the year ended December 31, 2024, to $6.9 million for the year ended December 31, 2025. This decrease was primarily attributable to a reduction in interest income from lower short-term investments and marketable securities.
Interest expense
Interest expense for the year ended December 31, 2025 primarily reflects the interest expense and amortization of debt discount on the convertible promissory note with Roche, and the issuance costs and interest expense associated with the convertible promissory note with Exact Sciences.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have incurred significant operating losses and negative cash flows from operations. We expect to incur significant expenses and operating losses for the foreseeable future as we further advance our R&D programs, prepare for potential regulatory submissions, and commercialize tests that receive premarket regulatory approval, if any. Further, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. From our inception through December 31, 2025, we have received aggregate gross proceeds of $1.6 billion from the sale of our convertible preferred stock in private placements, convertible notes and revenue or cost-sharing from our strategic collaborations.
As described above, in August 2025, we signed an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based screening test for colorectal cancer. The terms of the license agreement include a $75 million upfront payment related to partial consideration of rights and license granted, up to $700.0 million payments upon the achievement of certain development and regulatory milestones, and up to $20.0 million of mutually agreed development costs per year over a three year period.

Also as described above, in November 2025, we signed an exclusive license and option agreement with Roche Sequencing. We may receive up to $100.0 million in milestone payments as well as royalties on non-U.S. test sales that range from a low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in future milestone payments in SBX research and development related milestones. In November 2025, we also issued and sold to Roche Holdings a convertible promissory note with an aggregate principal amount of $75 million (see “Contractual Obligations and Commitments” below).
Future Funding Requirements
As of December 31, 2025, we had cash, cash equivalents and short-term marketable securities of $216.7 million. Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination and PIPE Financing, together with our existing cash, cash equivalents and short-term marketable securities, will be sufficient to fund our operations into 2028. Based on our current operating plan and transactions executed through the date that our financial statements included in this proxy statement/prospectus are issued, and excluding the estimated net proceeds from the Business Combination, we do not believe that we will have sufficient funds to meet our obligations within the next twelve months. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially. Additionally, the process of conducting preclinical studies and testing products in clinical trials is costly, and the timing of progress and expenses in these studies and trials is uncertain. We may need to raise substantial additional capital in the future.
Our future capital requirements will depend on many factors, including but not limited to:
•	the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of our product and any product candidates;
•	the costs, timing and outcome of regulatory review of our current and future product pipeline;
•	the terms and timing of establishing and maintaining license, collaboration and other similar arrangements;
•	the legal costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;
•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;
•	the costs associated with hiring additional personnel and consultants as our development and commercial activities increase;
•	the costs and timing of establishing or securing sales and marketing capabilities if any current and future product pipeline is approved;
•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payers and adequate market share and revenue for any approved products; and
•	costs associated with any products or technologies that we may in-license or acquire.
Until such time, if ever, as we can generate substantial product revenue to support our cost structure, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, potentially including licenses, royalty financings, collaborations and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through licenses, collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, current or future product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. Our failure to raise capital or enter into such other arrangements when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product and any product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.
Cash Flows
Comparison of the Years Ended December 31, 2025 and 2024
The following table sets forth a summary of the net cash flow activity for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Net cash flows used in operating activities	$(110,669)	$(196,367)
Net cash flows provided by (used in) investing activities	21,383	(52,810)
Net cash flows provided by financing activities	100,761	263,992

Operating Activities
For the year ended December 31, 2025, net cash used in operating activities was $110.7 million resulting from the net loss of $219.3 million, partially offset by non-cash charges of $36.4 million and changes in operating assets and liabilities of $72.3 million. Non-cash items primarily included depreciation and amortization, stock-based compensation expense, amortization of right-of-use assets, and non-cash interest expense and amortization of debt issuance costs, offset by net accretion and amortization of investments in marketable securities. Net cash provided by changes in our operating assets and liabilities of $72.3 million primarily consisted of increases in deferred revenue, other long-term liabilities, operating lease liabilities and accrued compensation and other related benefits, partially offset by an increase in prepaid expenses and other current assets and a decrease in accounts payable.
For the year ended December 31, 2024, net cash used in operating activities was $196.4 million resulting from the net loss of $274.4 million, partially offset by non-cash charges of $38.3 million and changes in operating assets and liabilities of $39.7 million. Non-cash items primarily included depreciation and amortization, amortization of right-of-use assets and stock-based compensation expense, offset by net accretion and amortization of investments in marketable securities. Net cash provided by changes in our operating assets and liabilities of $39.7 million primarily consisted of increases in operating lease liabilities and accounts payable and decreases in accounts and other receivables and prepaid expenses and other current assets, offset by decreases in accrued expenses and other current liabilities and accrued compensation and other related benefits.
Investing Activities
Net cash provided by investing activities was $21.4 million during the year ended December 31, 2025, and consisted primarily of the net proceeds from the sales, maturity and purchase of marketable securities of $42.4 million, offset by $21.1 million used for the purchase of property and equipment.
Net cash used in investing activities was $52.8 million during the year ended December 31, 2024, and consisted primarily of $60.4 million used for the purchase of property and equipment, offset by net proceeds from the maturity and purchase of marketable securities of $7.4 million.
Financing Activities
Net cash provided by financing activities was $100.8 million during the year ended December 31, 2025 and consisted primarily of proceeds from the convertible promissory notes with Exact Sciences and Roche. During the year ended December 31, 2025, $0.8 million of offering costs were paid.
Net cash provided by financing activities was $264.0 million during the year ended December 31, 2024 and consisted primarily of proceeds from the issuance of our Series F convertible preferred stock.
Contractual Obligations and Commitments
Convertible Notes
As described above, the $50 million convertible promissory note with Exact Sciences matures in August 2030. The convertible promissory note with Exact Sciences will automatically convert into shares of our common stock upon the date that, following the Business Combination, the volume-weighted average sales price over a period of 10 consecutive trading days first exceeds 1.5 times the price per share of common stock of sold in the PIPE Financing (the “Exact Automatic Conversion Date”). The convertible promissory note will convert into approximately 3,333,333 shares of New Freenome common stock, at an assumed conversion price of $15.00, at Exact Science’s option or upon the Exact Automatic Conversion Date.
As described above, the $75 million convertible promissory note agreement with Roche Holdings matures in May 2027 and will automatically convert into shares of New Freenome common stock following the Business Combination at a price per share equal to 1.2 times the price per share of common stock sold in the PIPE Financing. Assuming accrued interest through May 31, 2026, the convertible promissory note will automatically convert into approximately 6,420,139 shares of New Freenome common stock, at an assumed conversion price of $12.00, in connection with the Business Combination and PIPE Financing.
Leases
Our lease portfolio consists primarily of operating leases for our current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Under the terms of the leases, as of December 31, 2025, our lease obligations consist of $335.7 million in payments through March 31, 2035.
Purchase Commitments
As of December 31, 2025, we have entered into a non-cancellable cloud services agreement and committed to purchase cloud computing services totaling $119.2 million through January 31, 2029.
Our other non-cancellable unconditional purchase commitments with a remaining term over one year were $16.4 million as of December 31, 2025.
License and Collaboration Agreements
For a detailed description of our license and collaboration agreements, see the section titled “Business Key Collaborations.”
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies” to our annual financial statements appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.
Stock-Based Compensation
We measure stock-based awards granted to employees and directors based on their fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For stock-based awards with service-based vesting conditions, we recognize compensation expense using the straight-line method. To date, the vesting of our restricted stock units has been conditioned on the satisfaction of two vesting requirements: a time-based requirement and a Liquidity Event Requirement (“LER”). Following the closing of the Business Combination, any restricted stock units that we grant are expected to be subject to a time-based vesting requirement only. We recognize stock-based compensation expense for awards with a performance-based vesting condition over the requisite service period using the accelerated attribution method if the performance condition is deemed probable of being met. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option and our expected dividend yield. The fair value of each restricted stock unit award is estimated on the date of grant based on the fair value of our common stock on that same date.
Determination of the Fair Value of Common Stock
As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with the assistance of management. The approach to estimating the fair value our common stock is consistent with the methods outlined in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”).
In accordance with the Practice Aid, our common stock valuations were prepared using the hybrid method to estimate our equity value. The hybrid method is a probability-weighted expected return method (the “PWERM”) where the equity value in one or more of the scenarios is calculated using an option pricing method (the “OPM”). The PWERM is a scenario-based analysis that estimates the value per share of the common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, and discounted for a lack of marketability. Under the hybrid method, an OPM was utilized to determine the fair value of the common stock in certain of the PWERM scenarios (capturing situations where our development path and future liquidity events were difficult to forecast), and potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value. The valuations resulted in a valuation of our common stock of $1.77 per share as of August 15, 2025 and $3.96 per share as of May 31, 2024.
In determining the estimated fair value of our common stock as of August 15, 2025 and May 31, 2024 based on the PWERM, the equity value, on a marketable basis, was estimated to be $576.9 million and $1.4 billion, respectively. The equity value on August 15, 2025 was derived from three different scenarios: (1) an OPM, used to capture a range of potential future outcomes, (2) discrete public exit via SPAC, as contemplated under a letter of intent at the time, and (3) dissolution with proceeds to common shareholders. The equity value on May 31, 2024 was derived from four different scenarios, an OPM and three scenarios with discrete future IPO scenarios.
Under the PWERM, the fair value of common stock is estimated based on likely liquidity event scenarios. For each identified liquidity scenario it is necessary to estimate the timing to liquidity event, future enterprise value, probability of occurrence, and risk-adjusted discount rate. The valuation analyses estimated the future enterprise values utilizing the guideline public company method or indication of interest under the letter of intent, and information provided by our management. The timing to each liquidity event and the probability of occurrence were estimated based on information provided by our management and outside research. The risk-adjusted discount rates were estimated based on market data and outside research of required rates of return for companies at a similar stage of development and risk factors. The future enterprise values under each scenario were allocated to the various equity classes based on the liquidation preferences and conversion rights of each equity class. The future values for each equity class under each scenario were discounted to a present value at the selected risk-adjusted discount rate. The present values under each scenario were probability-weighted to determine the value of common stock before applicable discounts.
The OPM, specifically the Black-Scholes-Merton option pricing model, assumptions included the present equity value of the Company, estimated using the guideline public company method, and discounted debt-free cash flow method, expected date of liquidity event, discount rate, volatility and exercise price.
Under the income approach, specifically the discounted cash flow (“DCF”) method, forecast cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over several years based on forecast financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at our estimated weighted average cost of capital to estimate our enterprise value.
Under the market approach, the guideline public company method was considered. The guideline public company method involves selecting publicly traded companies with similar financial and operating characteristics as our

Company, and calculating valuation multiples based on the guideline public company’s financial information and market data. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our financial statistics.
After determining an estimate of the fair value of the enterprise, the valuation analyses allocated the enterprise value among the equity classes outstanding at each valuation date utilizing the OPM. The OPM requires inputs for the exercise price, term, expected volatility and risk-free rate. The exercise prices were calculated based on the enterprise values at which the equity classes either begin or stop participating in the next incremental enterprise value, which were determined based on the liquidation preferences and conversion rights of each equity class. The term was the estimated time to a liquidity event, such as a sale or merger or IPO, which was determined based on information provided by our management and outside research. The expected volatility for the enterprise was estimated based on a historical analysis of publicly traded companies with similar financial and operating characteristics as our company and consideration of the relative differences between our company and the selected comparable companies, such as stage of development, earning margins, leverage, and other risk factors. The risk-free rates were based on U.S. treasury securities with terms to maturity consistent with the estimated time to a liquidity event.
The valuations also applied a discount for lack of marketability with respect to the OPM and SPAC scenarios in the August 15, 2025 valuation and in all scenarios in the May 31, 2024 valuation, to adjust for the fact that a share of common stock is a minority, non-marketable interest. The discounts are determined based on qualitative and quantitative analyses.
The assumptions underlying these valuations were subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be different.
Once a public trading market for our common stock has been established in connection with the closing of the Business Combination, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.
Grant of Stock-Based Award
The following table sets forth by the grant date the number of shares subject to options and restricted stock units granted between January 1, 2025 and December 31, 2025, the per share exercise price of the options, the fair value of common stock per share on each grant date, and the per share estimated fair value of the options:

Grant date	Fair value per common share on grant date	Number of shares subject to options granted	Per share exercise price of options(1)	Per share estimated fair value of options(1)	Number of shares subject to restricted stock units granted	Per share estimated fair value of restricted stock units
March 11, 2025	$3.96	2,705,101	$3.96	$2.57	3,250,291	$3.96
May 29, 2025	$3.96	2,192,083	$3.96	$2.57	1,584,876	$3.96
August 20, 2025	$1.77	—	—	—	662,871	$1.77
October 24, 2025	$1.77	95,266	$2.39	$0.93	—	—

(1)	The per share exercise price and per share estimated fair value of options are prior to modifications as a result of the Repricing discussed below
No options or restricted stock units have been granted subsequent to October 24, 2025.
Option Repricing
On October 24, 2025, our board of directors and compensation committee approved an option repricing (the “Repricing”) of outstanding stock options held by certain current employees. The exercise price of outstanding stock options held by eligible employees with an exercise price per share greater than $2.39 are to be repriced to $2.39, subject to the eligible employee remaining in service with the Company through a retention period. The Repricing was communicated to employees during 2026. The estimated incremental stock compensation cost of approximately $1.9 million, calculated using a lattice model will be recognized over the retention period.

Revenue Recognition
For arrangements or transactions determined to be within the scope ASC 606, we evaluate the term of the arrangement and recognize revenue when the customer obtains control of promised goods or services in a contract for an amount that reflects the consideration we expect to receive in exchange for those goods or services. For contracts with customers, we apply the following five-step model in order to determine this amount: (1) identification of the promised goods or services in the contract; (2) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (3) measurement of the transaction price, including the constraint on variable consideration; (4) allocation of the transaction price to the performance obligations; and (5) recognition of revenue when (or as) we satisfy each performance obligation.
Our license and collaboration revenue includes revenue recognized under our collaboration and license agreement with Exact Sciences. As part of the accounting for the license and collaboration arrangement, we use judgment to determine: (a) the number of performance obligations based on the determination under step (2) above; (b) the transaction price under step (3) above; (c) the stand-alone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (4) above; and (d) the contract term and pattern of satisfaction of the performance obligations under step (4) above. We also use judgment to determine whether milestones or other variable consideration, except for royalties, should be included in the transaction price as described further below. The transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which we recognize revenue as or when the performance obligations under the contract are satisfied. We evaluate the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
At the inception of each arrangement that includes milestone payments, we evaluate whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. We evaluate factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each subsequent reporting period, we reevaluate the probability of achievement of all milestones subject to constraint and, if necessary, adjusts our estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings or losses in the period of adjustment.
For arrangements that include sales-based royalties, including milestone payments based on sales thresholds, and for which the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any royalty revenue resulting from collaboration and license agreement with Exact Sciences.
The accounting for these arrangements requires us to develop estimates and assumptions that require judgment. These estimates may include items such as forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. Actual results may differ materially from those estimates.
Emerging Growth Company and Smaller Reporting Company Status
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the time that we are no longer an “emerging growth company.”
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of PCSC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means, among other things, (1) the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We also expect to remain a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until for so long as either (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenues are less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
Recent Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, “Summary of Significant Accounting Policies” to our audited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We have not, to date, been exposed to material market risks given our early stage of operations. Upon commencing commercial operations, we expect to be exposed to foreign currency translation and transaction risks and potentially other market risks.
Foreign Currency Risk
We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, revenue and operating expenses expose us to foreign currency exchange risk, which to date have not been material.
Interest Rate Risk
The market interest risk in our financial positions represents the potential loss arising from adverse changes in interest rates. As of December 31, 2025, we had cash, cash equivalents and short-term investments of $216.7 million, consisting of interest-bearing money market funds and marketable securities, for which the fair value would be affected by change in U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair value of our cash equivalents and short-term investments.
As of December 31, 2025, interest rates on our convertible notes are fixed.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Given our early stage of operations, if our costs become subject to significant inflationary pressures, we will not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, financial condition, and operating results.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Freenome” refers to Freenome prior to the consummation of the Business Combination and to New Freenome and its consolidated subsidiaries following the Business Combination.
The following discussion contains forward-looking statements that are based on Freenome’s current plans, considerations, expectations and determinations regarding New Freenome’s future compensation programs. The actual amount and form of compensation and the compensation policies and practices that Freenome adopts in the future may differ materially from currently planned programs as summarized in this discussion.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. The compensation provided to Freenome’s named executive officers (the “NEOs”) for the fiscal year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table and accompanying footnotes and narrative that follow. Unless otherwise stated, all references in the following sections and tables to compensation earned, including stock options and restricted stock units (“RSUs”), relate to compensation provided by Freenome. Freenome’s NEOs for the fiscal year ended December 31, 2025, which consist of each person who served as Freenome’s principal executive officer during the fiscal year ended December 31, 2025 and the next two most highly compensated executive officers (other than the principal executive officers) serving as executive officers as of December 31, 2025, are:
•	Aaron Elliott, Ph.D., its current Chief Executive Officer, effective as of April 1, 2025;
•	Riley Ennis, its co-founder and Chief Product Officer and former principal executive officer from September 2024 to March 31, 2025;
•	Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS, its Chief Scientific Officer; and
•	Linh H. Le, its Chief Financial Officer.
To date, the compensation of the NEOs has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options and RSUs. The NEOs, like all full-time employees, are eligible to participate in Freenome’s health and welfare benefit plans. Following the Business Combination, New Freenome intends to develop an executive compensation program that is designed to align compensation with New Freenome’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of New Freenome.
2025 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to, Freenome’s NEOs during the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Aaron Elliott, Ph.D.(5) Chief Executive Officer	2025	513,750	—	5,849,767	3,797,865	513,750	13,715	10,688,847
Riley Ennis(6) Co-Founder, Chief Product Officer and Former Principal Executive Officer	2025	546,000	—	1,549,999	2,014,890	327,600	—	4,438,489
Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS Chief Scientific Officer	2025	530,000	—	1,050,002	1,364,927	212,000	—	3,156,929
Linh H. Le(7) Chief Financial Officer	2025	301,288	—	899,997	1,174,761	150,644	30,872	2,557,562

(1)
The amounts reported represent the aggregate grant date fair value of RSUs granted to Freenome’s NEOs during the fiscal year ended December 31, 2025, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, disregarding estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by

Freenome’s NEOs upon the vesting of the RSUs or any sale of the underlying shares. The RSUs are subject to both a time-based vesting condition and a performance-based vesting condition. The grant date fair value has been calculated based on the probable outcome of the performance-based vesting condition as of the grant date, which equates to the maximum value of the RSUs as of the grant date.
(2)
The amounts reported represent the aggregate grant date fair value of stock options awarded to Freenome’s NEOs during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by Freenome’s NEOs upon the exercise of the stock options or any sale of the underlying shares.

(3)
The amounts reported represent cash incentive bonuses for performance during the year ended December 31, 2025 For more information on these bonuses, see the description of the annual performance bonuses under “2025 Bonuses” below.

(4)	The amounts reported represent commuting expenses, including travel, lodging and meal expenses, reimbursed by Freenome for travel between the applicable NEO’s residence and the Company’s headquarters.
(5)	Dr. Elliott commenced employment with Freenome on April 1, 2025. The amount reported represents his actual base salary earned during 2025. His annualized base salary for 2025 was $685,000.
(6)	Mr. Ennis served as Freenome’s principal executive officer from September 2024 through March 31, 2025, in addition to serving as Freenome’s Chief Product Officer.
(7)	Mr. Le commenced employment with Freenome on May 19, 2025. The amount reported represents his actual base salary earned during 2025. His annualized base salary for 2025 was $485,000.
Narrative Disclosure to Summary Compensation Table
2025 Base Salaries
Freenome’s NEOs each receive a base salary to compensate them for services rendered to Freenome. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are generally reviewed annually, typically in connection with Freenome’s annual performance review process, approved by the Freenome Board or the compensation committee of the Freenome Board (the “compensation committee”) and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
For fiscal year 2025, the annual base salaries for Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were $685,000, $546,000, $530,000 and $485,000, respectively.
2025 Annual Bonuses
For the fiscal year ended December 31, 2025, each NEO was eligible to earn an annual bonus from Freenome based on the achievement of pre-determined corporate performance metrics related to product development, commercial, operational and customer experience, value generation and operational performance goals and individual performance objectives. The 2025 annual bonus targets for Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were 100%, 50%, 40% and 50% of their respective base salaries. The target annual bonuses and actual bonus amounts for Dr. Elliott and Mr. Le for the fiscal year ended December 31, 2025 were pro-rated based on their start dates with Freenome.
Following review and determinations of corporate and individual performance for the fiscal year ended December 31, 2025, the Freenome Board determined that the corporate goals were achieved at 100% of target and that the individual performance goals for each of Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were achieved at 100%, 120%, 100% and 100% of target, respectively. The annual cash bonus paid to each of our named executive officers for the fiscal year ended December 31, 2025 is set forth in the “Non-Equity Incentive Plan Compensation” column of the “2025 Summary Compensation Table” above.
Equity Incentive Compensation
Freenome believes that equity grants provide executives with a strong link to long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Freenome believes that equity grants promote executive retention because they incentivize executive officers to remain in its employment during the vesting period. Accordingly, the Freenome Board or its compensation committee periodically review the equity incentive compensation of its executives and may grant equity incentive awards to them from time to time. In the fiscal year ended December 31, 2025, the NEOs were each granted stock options that vest over four years from the vesting start date and RSUs that are subject to both time and performance-based vesting. The time-based vesting for the RSUs occurs over four years from the vesting start date and the performance-based vesting applicable to the RSUs will be satisfied on the earlier of (1) six months after the Closing and (2) March 15 of the calendar year following the year in which the Closing occurs. Each NEO’s outstanding equity awards as of December 31, 2025 are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year-End” table below.

401(k) Plan
Freenome currently maintains a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”) for its employees, including its NEOs, who satisfy certain eligibility requirements. Freenome’s NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The 401(k) Plan is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Freenome believes that providing a vehicle for tax-deferred retirement savings through its 401(k) Plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies. Freenome did not provide matching contributions under the 401(k) plan in the fiscal year ended December 31, 2025. Other than the 401(k) Plan, Freenome does not provide any qualified or non-qualified retirement or deferred compensation benefits to its employees, including its NEOs.
Employment Arrangements in Place Prior to the Business Combination for Named Executive Officers
Aaron Elliott, Ph.D.
On January 7, 2026, Freenome entered into an amended and restated offer letter with Dr. Elliott (the “Elliott Offer Letter”). Under the Elliott Offer Letter, Dr. Elliott is entitled to receive an annual base salary and an annual target bonus and received an initial stock option (the “Initial Option”) and RSU award (the “Initial RSU Award” and together with the Initial Option, the “Initial Equity Awards”) in connection with his hire. The Elliott Offer Letter further provides Dr. Elliott with anti-dilution protection for his Initial Equity Awards such that, following a “financing” (as defined in the Elliott Offer Letter) and subject to Dr. Elliott’s continued employment with Freenome and the approval of the Freenome Board, Dr. Elliott is entitled to receive an additional stock option (the “Anti-Dilution Option”) and RSU award (the “Anti-Dilution RSU Award” and together with the Anti-Dilution Option, the “Anti-Dilution Equity Awards”) such that the aggregate number of shares underlying the Initial Option, the Anti-Dilution Option and any other options to purchase Freenome Common Shares granted to Dr. Elliott prior to the grant of the Anti-Dilution Option will be equal to 0.5% of Freenome’s fully-diluted capitalization as of the closing of the financing and the aggregate number of shares underlying the Initial RSU Award, the Anti-Dilution RSU Award and any other RSUs granted to Dr. Elliott prior to the grant of the Anti-Dilution RSU Award will be equal to 0.5% of Freenome’s fully-diluted capitalization as of the closing of the financing. Dr. Elliott is also eligible to participate in our employee benefit plans, subject to the terms of such plans.
In addition, the Elliott Offer Letter provides that, in the event that Dr. Elliott’s employment is terminated by Freenome for reasons other than “cause” or by Dr. Elliott for “good reason” (each as defined in the Elliott Offer Letter), in each case outside of the period beginning three months before and ending 12 months following a “change in control” (as defined in the Elliott Offer Letter), subject to Dr. Elliott’s return of all Freenome property in his possession and his execution and delivery of an irrevocable general release of claims in Freenome’s favor, he will be entitled to receive 12 months of his base salary. If Dr. Elliott’s employment is terminated by Freenome for reasons other than cause, or by Dr. Elliott for good reason, in each case during the period beginning three months before and ending 12 months following a change in control, he will be entitled to receive (i) 18 months of his base salary and target bonus at the rate in effect at the time of his separation and (ii) 100% of the then-unvested shares subject to the Initial Option and the Anti-Dilution Option (if granted) will fully vest and 100% of and the then-unvested shares underlying the Initial RSU Award and the Anti-Dilution RSU Award (if granted) will be deemed to have satisfied the time-based vesting condition in full (the “Acceleration Benefits”).
Upon a change in control, if the Initial Equity Awards and Anti-Dilution Equity Awards (if granted) are not assumed or substituted, then the Acceleration Benefits shall apply immediately prior to the closing of the change in control.
Riley Ennis
On May 23, 2016, Freenome, Inc. entered into an offer letter with Mr. Ennis (the “Ennis Offer Letter”). Under the Ennis Offer Letter, Mr. Ennis is entitled to receive an annual base salary and an annual target bonus, and he is eligible to participate in our employee benefit plans, subject to the terms of such plans.
Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS
On March 22, 2019, Freenome entered into an offer letter with Dr. Lin (the “Lin Offer Letter”). Under the Lin Offer Letter, Dr. Lin is entitled to receive an annual base salary and an annual target bonus and received an initial stock option grant, and he is eligible to participate in our employee benefit plans, subject to the terms of such plans. Pursuant to the Lin Offer Letter, Dr. Lin is also eligible to receive certain bonuses upon the achievement of certain clinical milestones. Specifically, Dr. Lin is eligible to receive (i) a cash bonus of $300,000, payable within 30 days of FDA approval and Chemistry, Manufacturing and Controls (CMC) coverage for Freenome’s SimpleScreen CRC test, (ii) a cash bonus equal to $500,000, payable within 30 days of receiving favorable grade recommendations (Grade A or B) in the USPSTF guidelines and (iii) a cash bonus equal to $150,000, within 30 days of formally reporting favorable top line data.
In addition, the Lin Offer Letter provides that in the event Dr. Lin’s employment is terminated by Freenome without “cause” or by Dr. Lin for “good reason” (each, as defined in the Lin Offer Letter), in each case during the three month period prior to or anytime following a “change in control” (as defined in the 2016 Plan), the vesting of 100% of all unvested equity awards then held by Dr. Lin will be accelerated.
Linh H. Le
On May 13, 2025, Freenome entered into an offer letter with Mr. Le (the “Le Offer Letter”). Under the Le Offer Letter, Mr. Le is entitled to receive an annual base salary and an annual target bonus and received an initial stock option grant (the “Le Initial Option”) and RSU award (the “Le Initial RSU Award”). Mr. Le is also eligible to participate in our employee benefit plans, subject to the terms of such plans.
The Le Offer Letter provides that in the event Mr. Le’s employment is terminated by Freenome without “cause” or by Mr. Le for “good reason” (each as defined in the Le Offer Letter), subject to Mr. Le’s return of all Freenome property in his possession and his execution and delivery of an irrevocable general release of claims in Freenome’s favor, (i) he will be entitled to receive nine months of his base salary and target bonus at the rate in effect at the time of his separation (such payments shall cease if Mr. Le commences new employment, provided that Mr. Le shall receive no less than three months of severance payments) and (ii) the post-termination exercise period of the Le Initial Option will expire on the earlier to occur of two years from the date of such termination or the expiration date of the Le Initial Option (the “Severance Benefits”). If such a termination of employment occurs within one year of Mr. Le commencing employment with Freenome and outside of a “change in control” (as defined in the Le Offer Letter), then, in addition to the foregoing benefits, (i) the unvested shares subject to the Le Initial Option will vest at the rate of 1/48th per month from the date Mr. Le’s employment commenced for each full month of employment completed and (ii) the portion of the Le Initial RSU Award that has not yet satisfied the time-based vesting condition shall satisfy such condition at the rate of 1/16th for each quarterly vesting date that has occurred from the date Mr. Le’s employment commenced.
If Mr. Le’s employment is terminated by Freenome without cause or by Mr. Le for good reason, in each case during the period beginning three months before and ending 12 months following a change in control, then, in addition to the Severance Benefits and subject to Mr. Le’s return of all Freenome property in his possession and execution and delivery of an irrevocable general release of claims in Freenome’s favor, (i) 100% of the then unvested shares subject to the Le Initial Option will fully vest and (ii) 100% of the shares subject to the Le Initial RSU Award shall be deemed to have satisfied the time-based vesting condition.
Executive Severance Plan
In connection with the Business Combination, the New Freenome Board plans to adopt an Executive Severance Plan (the “Severance Plan”) to be effective as of the Closing, in which the NEOs, and certain other executives, will participate. The benefits provided under the Severance Plan will replace the severance provisions in such NEOs’ offer letters, if any; provided, however, that in the event any such offer letter provides greater severance payments benefits than those set forth in the Severance Plan, the NEO will be entitled to receive the payments or benefits under such offer letter and will not be eligible to receive any payments or benefits under the Severance Plan.
Compensation Recovery Policy
In accordance with the requirements of the SEC and Nasdaq listing rules and in connection with the Business Combination, the PCSC Board will adopt a compensation recovery policy, which will become effective upon the Closing. The compensation recovery policy will provide that in the event that New Freenome is required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under securities laws, New Freenome will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation would have exceeded the amount that the executive officer would have received based on the restated financial statements.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table lists all outstanding equity awards held by Freenome’s NEOs as of December 31, 2025.

				Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock ($)(2)
Aaron Elliott, Ph.D.	5/29/2025	4/1/2025	1,477,214(3)	—	—	3.96	5/28/2035	—	—
	5/29/2025	4/1/2025	—	—	—	—	—	1,477,214(4)	4,368,122

Riley Ennis	12/13/2019		—	—	—	—	—	1,091,451(5)	3,227,421
	6/22/2020	5/23/2020	1,099,202	—	—	1.37	6/22/2030	—	—
	2/5/2021	5/6/2021	—	—	—	—	—	1,657,150(6)	4,900,193
	6/22/2022	6/22/2022	—	—	—	—	—	556,980(8)	1,646,990
	6/22/2022	6/22/2022	849,562	145,048(7)	—	4.50	6/22/2032	—	—
	2/18/2023	2/2/2023	—	—	—	—	—	132,819(6)	392,746
	2/18/2023	2/2/2023	187,999	77,412(7)	—	3.36	2/18/2033	—	—
	2/16/2024	2/16/2024	—	—	—	—	—	209,392(6)	619,172
	2/16/2024	2/16/2024	244,290	174,494(9)	—	5.16	2/16/2034		—
	3/11/2025	2/15/2025	—	—	—	—	—	391,414(6)	1,157,411
	3/11/2025	2/15/2025	—	782,828(7)	—	3.96	3/11/2035	—	—

Cheng-Ho (Jimmy) Lin, M.D. Ph.D., MHS	7/31/2019	4/15/2019	38,351	—	—	1.37	4/15/2029	—	—
	10/16/2019	4/15/2019	514,547	—	—	1.37	10/16/2029	—	—
	2/5/2021	2/5/2021	—	—	—	—	—	150,000(5)	443,550
	6/22/2022	6/22/2022	—	—	—	—	—	278,490(8)	823,495
	6/22/2022	6/22/2022	424,785	72,525(7)	—	4.50	6/22/2032	—	—
	2/18/2023	2/2/2023	—	—	—	—	—	87,832(6)	259,719
	2/18/2023	2/2/2023	124,322	51,192(7)	—	3.36	2/18/2033	—	—
	2/16/2024	2/16/2024	—	—	—	—	—	138,446(6)	409,385
	2/16/2024	2/16/2024	161,520	115,372(9)	—	5.16	2/16/2034	—	—
	3/11/2025	2/15/2025	—	—	—	—	—	265,152(6)	784,054
	3/11/2025	2/15/2025	—	530,303(7)	—	3.96	3/11/2035	—	—

Linh H. Le	5/29/2025	5/19/2025	—	454,545(7)	—	3.96	5/29/2035	—	—
	8/20/2025	8/15/2015	—	—	—	—	—	227,272(6)	672,043

(1)	All option and RSU awards were granted under the 2016 Plan.
(2)
As no public market existed for Freenome Common Shares as of December 31, 2025, there was no market value for these shares as of such date. The dollar amount included is based on $2.957 per Freenome Common Share, which equals the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement of approximately $10 multiplied by an estimated Exchange Ratio of 0.29570.

(3)
This stock option has an early exercise feature such that the option is immediately exercisable. In the event of an early exercise, all are exercised that are still subject to vesting conditions are treated as restricted stock subject to repurchase until those vesting conditions are met. As of December 31, 2025, all shares underlying this stock option were unvested and the underlying shares vest over a four-year period as follows: 25% vest on the first anniversary of the vesting commencement date and the remaining 75% vest in equal monthly installments over the following three years, subject to continued service through the applicable vesting date.

(4)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first quarterly vesting date (with quarterly vesting dates occurring on February 15, May 15, August 15 and November 15) on or after the first anniversary of the vesting commencement date, and an additional 6.25% satisfying the time-based vesting condition on each quarterly vesting date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earlier of (1) the Closing and (2) a change in control of Freenome.

(5)
The shares underlying RSU award are subject to a performance-based vesting condition, which will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(6)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first quarterly vesting date (with quarterly vesting dates occurring on February 15, May 15, August 15 and November 15) on or after the first anniversary of the vesting commencement date, and an additional 6.25% satisfying the time-based vesting condition on each quarterly vesting date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(7)
The shares underlying this stock option vest over a four-year period as follows: 25% vest on the first anniversary of the vesting commencement date and the remaining 75% vest in equal monthly installments over the following three years, subject to continued service through the applicable vesting date.

(8)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first anniversary of the vesting commencement date and the remaining 75% satisfying the time-based vesting condition on each monthly anniversary of the vesting commencement date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(9)	The shares underlying this stock option vest in 36 equal monthly installments following the vesting commencement date, subject to continued service through the applicable vesting date.
Additional Narrative Disclosure
Employee Benefit and Equity Compensation Plans
Freenome Holdings, Inc. 2016 Equity Incentive Plan
Freenome’s 2016 Plan was initially adopted by the Freenome Board on May 20, 2016, was approved by Freenome’s stockholders on May 23, 2016 and was most recently amended on January 26, 2024. The 2016 Plan allows for the grant of incentive stock options to Freenome’s employees and employees of a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code) and for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock unit awards and other stock-based awards to employees, directors and consultants of Freenome and its affiliates. Following the Closing, Freenome will not grant any further awards under the 2016 Plan, and all outstanding awards under the 2016 Plan will be cancelled and converted into awards under the New Freenome Equity Incentive Plan.
Under the 2016 Plan, Freenome reserved for issuance an aggregate of 75,297,697 Freenome Common Shares. Any stock award or any portion thereof that expires or otherwise terminates without all of the shares covered by such stock award having been issued or is settled in cash will not reduce (or otherwise offset) the number of Freenome Common Shares that may be available for issuance under the 2016 Plan. In addition, if any Freenome Common Shares issued pursuant to a stock award are forfeited back to or repurchased by Freenome because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan and any shares reacquired by Freenome in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2016 Plan. The number of Freenome Common Shares reserved for issuance is subject to adjustment in the event of a “capitalization adjustment” (as defined in the 2016 Plan), and no more than 225,893,091 shares may be issued under the 2016 Plan pursuant to incentive stock options.
The 2016 Plan is administered by the Freenome Board or a committee appointed by it. The administrator of the 2016 Plan has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2016 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. Subject to applicable law, the Freenome Board may delegate to one or more officers the authority to grant stock awards under the 2016 Plan, subject to certain limitations and guidelines.
Stock options may be granted under the 2016 Plan. Except in the case of assumed or substituted awards, the exercise price per share of all options must equal at least 100% of the fair market value per share of Freenome’s common stock Freenome Common Share on the date of grant. The term of a stock option may not exceed ten years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of Freenome’s stock on the date of grant, or any subsidiary corporation, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of Freenome’s common stock on the date of grant. The administrator of the 2016 Plan will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the plan administrator.

Restricted stock may be granted under the 2016 Plan. Restricted stock awards are grants of Freenome Common Shares that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator of the 2016 Plan.
Restricted stock units may be granted under the 2016 Plan. A restricted stock unit is an award that covers a number of Freenome Common Shares that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The administrator of the 2016 Plan determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to Freenome) and the form and timing of payment, if any.
The 2016 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the administrator of the 2016 Plan, by the laws of descent and distribution and domestic relations orders, and only the recipient of an award may exercise such an award during his or her lifetime.
In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by the Freenome Board or Freenome’s stockholders.
In the event of a “transaction” (as defined in the 2026 Plan and including a corporate transaction or a “change in control”), the administrator of the 2016 Plan may take one or more the following actions with respect to stock awards, contingent upon the closing or completion of the transaction: (i) arrange for surviving corporation or acquiring corporation to assume or continue outstanding stock awards or substitute a similar stock award for the stock award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by Freenome in respect of Freenome Common Shares issued pursuant to a stock award to the surviving corporation or acquiring corporation; (iii) accelerate vesting, in whole or part, of a stock award to a date prior to the effective time of a transaction, with such stock award terminating if not exercised at or prior to the effective time of the transaction; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Freenome with respect to a stock award; (v) cancel or arrange for the cancellation of a stock award to the extent not vested or exercised prior to the effective time of the transaction, without the payment of consideration; and (vi) make payment in such form as may be determined by the administrator of the 2016 Plan equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction over (B) any exercise price payable by such holder in connection with such exercise.
The Freenome Board may amend the 2016 Plan in any respect the Freenome Board deems necessary or advisable. Except as otherwise provided in the 2016 Plan or a stock award agreement, no amendment of the 2016 Plan will materially impair a participant’s rights under an outstanding stock award without the participant’s written consent. If required by applicable law and except as provided in the 2016 Plan in the case of capitalization adjustments, the administrator of the 2016 Plan will seek stockholder approval of any amendment of the 2016 Plan that (i) materially increases the number of Freenome Common Shares available for issuance under the 2016 Plan; (ii) materially expands the class of individuals eligible to receive stock awards under the 2016 Plan; (iii) materially increases the benefits accruing to participants under the 2016 Plan; (iv) materially reduces the price at which shares of common stock may be issued or purchased under the 2016 Plan; (v) materially extends the term of the 2016 Plan; or (vi) materially expands the types of stock awards available for issuance under the 2016 Plan. The administrator of the 2016 Plan is specifically permitted effect (A) the reduction of the exercise, purchase or strike price of any outstanding stock award; (B) the cancellation of any outstanding stock award and the grant in substitution therefor of a new stock award, cash and/or other valuable consideration; or (C) any other action that is treated as a repricing under GAAP.
As of December 31, 2025, options to purchase up to 29.5 million Freenome Common Shares at a weighted average exercise price of $3.19 per share and 14.5 million RSUs were outstanding under the 2016 Plan.
Freenome, Inc. 2026 Equity Incentive Plan
In connection with the Business Combination, PCSC shareholders are being asked to approve the New Freenome Equity Incentive Plan. See “Proposal No. 6—The Equity Incentive Plan Proposal” for a description of the material terms of the New Freenome Equity Incentive Plan.
Freenome, Inc. 2026 Employee Stock Purchase Plan
In connection with the Business Combination, PCSC shareholders are being asked to approve the ESPP. See “Proposal No. 7—Employee Stock Purchase Proposal” for a description of the material terms of the ESPP.

Senior Executive Cash Incentive Bonus Plan
In connection with the Business Combination, the New Freenome Board intends to adopt the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), subject to the effectiveness of the Closing. The Bonus Plan provides for cash bonus payments based upon company and individual performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to New Freenome (the “Corporate Performance Goals”), as well as individual performance objectives.
The compensation committee of the New Freenome Board may select Corporate Performance Goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, publication, clinical and/or regulatory milestones; revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the New Freenome Common Stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital assets, equity or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of New Freenome Common Stock; sales or market shares; operating income; net annual recurring revenue; or any other performance goal selected by the compensation committee of the New Freenome Board, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, as compared to results of a peer group, against the market as a whole, compared to applicable market indices and/or measured on a pre-tax or post-tax basis.
Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee of the Freenome Board and communicated to each executive. The Corporate Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the Corporate Performance Goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to any rights contained in any agreement between the executive officer and New Freenome, an executive officer shall be required to be employed by us on the bonus payment date to be eligible to receive a bonus payment under the Bonus Plan. The Bonus Plan also permits the compensation committee of the New Freenome Board to approve additional bonuses to executive officers in its sole discretion.

DIRECTOR COMPENSATION
2025 Director Compensation Table
The following table sets forth information concerning the compensation of Freenome’s non-employee directors for services rendered to Freenome during the fiscal year ended December 31, 2025. Directors who are employees of Freenome do not receive additional compensation for serving as directors. We reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of the Freenome Board and the committees thereof.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)
Moritz Hartmann(4)	—	—	—	—
Ellen Hukkelhoven, Ph.D.(4)	—	—	—	—
Peter Kolchinsky, Ph.D.(4)	—	—	—	—
Josh Lauer(4)	—	—	—	—
Deepika Pakianathan, Ph.D.(5)	61,875	102,513	67,114	231,502
Vijay Pande(4)	—	—	—	—
Randal Scott, Ph.D.(6)	51,667	102,513	67,114	221,294
Douglas VanOort(7)	85,159	385,567	292,113	762,840

(1)	The amounts reported represents the fees each director received for their services to the Freenome Board during the fiscal year ended December 31, 2025.
(2)
The amounts reported represent the aggregate grant date fair value of stock options awarded to Freenome’s non-employee directors during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the applicable non-employee director upon the exercise of the stock options or any sale of the underlying shares.

(3)
The amounts reported represent the aggregate grant date fair value of RSUs granted to Freenome’s non-employee directors during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to time-based vesting conditions. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by Freenome’s non-employee directors upon the vesting of the RSUs or any sale of the underlying shares. The RSUs are subject to both a time-based vesting condition and performance-based vesting condition. The grant date fair value has been calculated based on the probable outcome of the performance-based vesting condition as of the grant date, which equates to the maximum value of the RSUs as of the grant date.

(4)	As of December 31, 2025, Messrs. Hartmann, Lauer, Kolchinsky and Pande and Dr. Hukkelhoven did not hold any outstanding equity awards.
(5)	As of December 31, 2025, Dr. Pakianathan held outstanding options to purchase an aggregate of 167,207 Freenome Common Shares and 49,205 RSUs.
(6)	As of December 31, 2025, Dr. Scott held outstanding options to purchase an aggregate of 380,671 Freenome Common Shares and 43,255 RSUs.
(7)	As of December 31, 2025, Mr. VanOort held outstanding options to purchase an aggregate of 170,454 Freenome Common Shares and 73,766 RSUs.
Director Offer Letters
Douglas VanOort
On June 5, 2024, Freenome entered into an offer letter with Douglas VanOort (the “VanOort Offer Letter”) pursuant to which Mr. VanOort serves as a member of our board of directors. The VanOort Offer Letter provides that Mr. VanOort will be paid annual cash compensation of $40,000 and he was granted an initial stock option and initial RSU award with an aggregate value of $450,000. Upon a change in control of Freenome, subject to Mr. VanOort’s continued service as a non-employee director through such date, the initial stock option granted to Mr. VanOort will accelerate and become fully vested as of immediately prior to the change in control.

Non-Employee Director Compensation Policy
In connection with the Business Combination, the New Freenome Board intends to adopt a non-employee director compensation policy that will become effective upon the Closing. The policy will be designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, the New Freenome non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer
Board of Directors:
Members	$
Additional retainer for non-executive chair	$
Audit Committee:
Members (other than chair)	$
Retainer for chair	$
Compensation Committee:
Members (other than chair)	$
Retainer for chair	$
Nominating and Corporate Governance Committee:
Members (other than chair)	$
Retainer for chair	$

In addition, the non-employee director compensation policy will provide that, upon initial election to the New Freenome Board, each non-employee director will be granted an initial      award (the “Initial Grant”). The Initial Grant will vest      , subject to continued service through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders following the completion of the Business Combination, each non-employee director who continues as a non-employee director following such meeting will be granted an annual award (the “Annual Grant”). The Annual Grant will vest     .
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a New Freenome non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $600,000 in any other calendar year.
We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the New Freenome Board and committees thereof.

MANAGEMENT OF NEW FREENOME FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Freenome following the consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Aaron Elliott, Ph.D.	46	Chief Executive Officer, Director
Riley Ennis	32	Chief Product Officer
Linh H. Le	58	Chief Financial Officer
Cheng-Ho Jimmy Lin, M.D., Ph.D	47	Chief Scientific Officer
Non-Employee Directors
Carole Nuechterlein.	65	Director
Peter Kolchinsky, Ph.D.	49	Director
Ann Costello	65	Director
Deepika Pakianathan, Ph.D.	61	Director
Randal Scott, Ph.D.	68	Director
Douglas M. VanOort	70	Director

Executive Officers
Aaron Elliott, Ph.D. has served as Freenome’s Chief Executive Officer and a member of the Freenome board of directors since April 2025. Previously, Dr. Elliott served as Chief Executive Officer and President of REALM IDx, Inc. from May 2021 until February 2025. Prior to that, Dr. Elliott served in several leadership roles at Ambry Genetics Corporation, including Chief Executive Officer from March 2016 to May 2021 and Chief Scientific Officer from March 2012 to August 2016. Dr. Elliott holds a Ph.D. in Genetics from the Sidney Kimmel Cancer Center at Thomas Jefferson University and a B.S. in Biology from Franklin & Marshall College. We believe that Dr. Elliott is qualified to serve on the New Freenome Board based on his executive leadership experience across diagnostics and life sciences companies.
Riley Ennis co-founded Freenome and has served as Freenome’s Chief Operating Officer from January 2014 to September 2021 and Chief Product Officer since September 2021. Mr. Ennis was a Thiel Fellow from 2013 to 2015, during which he pursued scientific research related to the development of early detection technologies and early intervention immunotherapies. Mr. Ennis has also held positions at Foundation Medicine, Inc. in 2015, Novartis AG as a Visiting Scientist in 2014, and Bridgewater Associates, LP in 2014. Mr. Ennis holds a B.A. in Molecular Biology from Dartmouth College.
Linh H. Le has served as Freenome’s Chief Financial Officer since May 2025. Previously, Mr. Le was the Founder of BCVhealthcare from March 2023 to May 2025. Mr. Le also served as Chief Operating Officer and Chief Financial Officer of Mindera Health, Inc. from March 2023 to June 2023, Chief Financial Officer of Predicine Corporation from November 2021 to March 2023, and as Chief Operating Officer of Ambry Genetics Corporation from December 2017 to October 2021. Mr. Le is a Certified Public Accountant and holds a B.S. in Business Administration and Accounting from California State University, Northridge, and has completed executive coursework from the Wharton School of the University of Pennsylvania.
Cheng-Ho Jimmy Lin, M.D., Ph.D., has served as Freenome’s Chief Scientific Officer since April 2019. Dr. Lin has served as a Venture Partner at SparkLabs Global Ventures Management, LLC since April 2025, and as the Founder and Chief Executive Officer of Rare Genomics Institute Inc. since May 2011, and previously served as Chief Scientific Officer of Natera, Inc. (Nasdaq: NTRA) from November 2015 to April 2019. Dr. Lin holds an M.D. and Ph.D. in Cellular and Molecular Medicine from the Johns Hopkins School of Medicine, an M.H.S. from Johns Hopkins School of Public Health in Bioinformatics, and a B.A. in Cognitive Science and a B.S. in Molecular Biochemistry and Biophysics from Yale University.
Non-Employee Directors
Carole Nuechterlein, J.D., has served as a member of the Freenome board of directors since April 2026. Ms. Nuechterlein previously served as Head of the Roche Venture Fund, the corporate venture arm of Roche Holding Ltd, from October 2001 until her retirement in April 2026. Ms. Nuechterlein currently serves as the lead independent director of the board of directors of Aligos Therapeutics, Inc. (Nasdaq: ALGS) where she has been on the board since August 2018. Previously she served on a number of private companies, including Enthera S.r.L. from April 2020 until March 2026, Vivet Therapeutics from January 2024 until March 2026, SpliceBio, S.L. from January 2024 until March 2026, and Mission Therapeutics Ltd. from January 2024 until March 2026. Ms. Nuechterlein previously served as a member of the board of directors of Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company from April 2020 to June 2023, BCTG Acquisition Corp. (formerly Nasdaq: BCTG), a special purpose acquisition company from September 2020 to August 2021, and Millendo Therapeutics, Inc. (formerly Nasdaq: MLND), a clinical stage biopharmaceutical company from March 2017 to June 2021, and AveXis, Inc. (formerly Nasdaq: AVXS), a gene therapy company from October 2014 to May 2017. Ms. Nuechterlein holds a J.D. from the University of Michigan, and a B.A. in English and Humanities from Valparaiso University. We believe that Ms. Nuechterlein is qualified to serve on the New Freenome Board based on her extensive experience as a venture capital investor in, and director of, several biotechnology companies.
Peter Kolchinsky, Ph.D., has served as a member of the Freenome board of directors since December 2020. Dr. Kolchinsky is a Founder and a Managing Partner at RA Capital Management, L.P., where he has worked since 2001. Dr. Kolchinsky has also served on the boards of directors of ARS Pharmaceuticals Inc. (Nasdaq: SPRY) since August 2021, Icosavax, Inc. (Nasdaq: ICVX) since March 2021, and Wave Life Sciences, Ltd. (Nasdaq: WVE), since February 2015, in addition to serving on the boards of several private companies. Dr. Kolchinsky previously served as a member of the board of directors of Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) from July 2013 to December 2019, Forma Therapeutics Holdings, Inc. (formerly Nasdaq: FMTX) from December 2019 to October 2022, and Synthorx, Inc. (formerly Nasdaq: THOR) from May 2018 to January 2020. Dr. Kolchinsky holds a Ph.D. in Virology from Harvard University and a B.A. in Biology from Cornell University. We believe that Dr. Kolchinsky is qualified to serve on the New Freenome Board based on his extensive experience as a life sciences investor and his service on the boards of directors of multiple publicly traded and privately held healthcare and life sciences companies.
Ann Costello has served as a member of the Freenome board of directors since April 2026. Ms. Costello has served as Head of the Diagnostics Solutions Business Unit at Roche Diagnostics, F. Hoffmann-La Roche AG from January 2020 to October 2023. Prior to that, she served in a number of roles within Roche, including Head of the Centralized Diagnostics and Point of Care Business Area from October 2018 to December 2019. Earlier in her career, from January 2016 to September 2018, Ms. Costello served as President of Roche Diagnostics Tissue Diagnostics division, and from 1988 until 2016, she held a range of strategic and operational roles across Roche Diagnostics. Ms. Costello has also served on the boards of directors of Senzime AB (Nasdaq Stockholm: SNZZF) since May 2025, Elekta AB (Nasdaq Stockholm: EKTA B) since September 2024, and Ibex Medical Analytics Ltd. since April 2024. Ms. Costello holds a B.S. in Biomedical Science from the Dublin Institute of Technology in Ireland. We believe that Ms. Costello is qualified to serve on the New Freenome Board based on her extensive experience in the diagnostics industry, including her numerous executive leadership roles.
Deepika Pakianathan, Ph.D., has served as a member of the Freenome board of directors since April 2019. Dr. Pakianathan has served as Chief Executive Officer of Codeable Therapeutics, a privately held start-up biotechnology company operating in stealth mode, since August 2023, and as a Managing Member at Delphi Ventures, a venture capital firm focused on biotechnology and medical device investments, since June 2001. Dr. Pakianathan has served on the board of directors of Theravance Biopharma, Inc. (Nasdaq: TBPH) since July 2020, on the board of directors of Mereo BioPharma Group plc (Nasdaq: MREO) since February 2019, and on the board of directors of Karyopharm Therapeutics Inc. (Nasdaq: KPTI) since May 2013. Previously, Dr. Pakianathan also served on the board of directors of Calithera Biosciences, Inc. (formerly Nasdaq: CALA) from July 2010 to December 2023. Dr. Pakianathan also served on the board of directors of Foresite Development Corp I, a public special purpose acquisition company (formerly Nasdaq: FSDC) from August 2020 to February 2021, and Foresite Development Corp II (formerly Nasdaq: FSII), a public special purpose acquisition company, from February 2021 to December 2021. In addition, Dr. Pakianathan also served on the board of directors of Alder Biopharmaceuticals, Inc. (formerly Nasdaq: ALDR) from 2007 until 2019. Previously, Dr. Pakianathan was a senior biotechnology banker at JPMorgan from 1998 to 2001; she was a research analyst covering biotechnology at Genesis Merchant Group Securities from 1997 to 1998, and from 1993 to 1997 she was a post-doctoral research scientist at Genentech. Dr. Pakianathan holds a Ph.D. and M.S. from Wake Forest University, an M.S. from The Cancer Research Institute at the University of Bombay, India, and a B.S. from the University of Bombay, India. We believe that Dr. Pakianathan is qualified to serve on the New Freenome Board based on her experience as a Chief Executive Officer, a venture capital investor, and director of multiple biotechnology companies, as well as her experience as a biotechnology investment banker, research analyst, and research scientist.

Randal Scott, Ph.D., has served as a member of the Freenome board of directors since February 2018. Dr. Scott has served as the Chairman of the board of directors of Genomic Life, Inc. since January 2021 and Chief Executive Officer since January 2024. Dr. Scott has also served as Manager of Thinking Bench Capital, LLC since November 2020 and has served on the board of directors of BridgeBio Pharma, Inc. (Nasdaq: BBIO) since June 2020. Dr. Scott served on the board of directors of Talis Biomedical Corporation, a molecular diagnostic company (Nasdaq: TLIS) from February 2016 to September 2025. Previously, Dr. Scott co-founded Invitae Corporation (formerly NYSE: NVTA), where he rejoined as Chairman of the board from July 2022 to August 2024 while he earlier served as Executive Chair from January 2017 to August 2019 and Chair of the board of directors and Chief Executive Officer from August 2012 to January 2017. Invitae Corporation announced it commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code in February 2024 and it entered into a court-approved asset sale in May 2024. Dr. Scott holds a Ph.D. in Biochemistry from the University of Kansas and a B.S. in Chemistry from Emporia State University. We believe that Dr. Scott is qualified to serve on the New Freenome Board based on his extensive experience, executive leadership, and service on the boards of life sciences companies.
Douglas M. VanOort has served as a member of the Freenome board of directors since July 2024. Mr. VanOort served as Executive Chair of the Board of NeoGenomics Inc. (Nasdaq: NEO) from April 2021 to October 2021, after which he continued to serve as a director until November 2021, and as Chairman of the Board and Chief Executive Officer from March 2009 to April 2021. He served as Chair of the American Clinical Laboratory Association board of directors from April 2019 until March 2021. Previously, Mr. VanOort served in multiple leadership roles at Corning Inc. (NYSE: GLW) and its spin-off company Quest Diagnostics, Inc. (NYSE: DGX). Mr. VanOort is a co-founder and co-owner of Vision Ace Hardware since July 2000. Mr. VanOort holds a B.S. from Bentley University in Accounting. We believe that Mr. VanOort is qualified to serve on the New Freenome Board based on his extensive executive and operational leadership experience in the diagnostics and life sciences industry.
Board Composition
The New Freenome Board will manage the business and affairs of New Freenome, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees. Assuming the election of the nominees set forth in “Director Election Proposal,” it is anticipated that, upon the consummation of the Business Combination, the New Freenome Board will consist of [•] members; provided, that at least a majority of the New Freenome Board will qualify as independent directors (as such term is defined under Nasdaq rules). The primary responsibilities of the New Freenome Board will be to provide risk oversight and strategic guidance to New Freenome and to counsel and direct New Freenome’s management. The New Freenome Board will meet on a regular basis and will convene additional meetings, as required.
Staggered Board
In accordance with the terms of the New Freenome Charter and New Freenome Bylaws that will each become effective prior to the completion of the Business Combination, the New Freenome Board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each regularly-scheduled annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the regularly-scheduled annual meeting of stockholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.
•	New Freenome’s Class I directors will be [•];
•	New Freenome’s Class II directors will be [•]; and
•	New Freenome’s Class III directors will be [•].
The New Freenome Charter and the New Freenome Bylaws that will each become effective upon the Domestication will provide that the number of directors that constitutes the New Freenome Board shall be fixed from time to time by a resolution of the New Freenome Board. If the number of directors is thereafter changed, any increase or decrease in directorships will be apportioned among the classes by the New Freenome Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the New Freenome Board will shorten the term of any incumbent director.
The division of the New Freenome Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of New Freenome management or a change in control.

Director Independence
New Freenome has applied for the listing of the New Freenome Common Stock on Nasdaq in connection with the closing of the Business Combination. As a result, assuming that Nasdaq approves New Freenome’s initial listing application, New Freenome will adhere to the rules of Nasdaq in determining whether a director is independent. The Freenome Board has consulted, and the New Freenome Board will consult, with its counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that [•] will be considered independent directors of New Freenome. New Freenome’s independent directors will have regularly scheduled meetings at which only independent directors are present.
There are no family relationships among any of New Freenome’s executive officers and directors.
Board Committees
At the Effective Time, the New Freenome Board will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter to be effective following the Closing of the Business Combination, which satisfies the applicable Nasdaq Listing Rules. In addition, from time to time, special committees may be established under the direction of the New Freenome Board when necessary to address specific issues. Copies of each board committee’s charter will be posted on New Freenome’s website. New Freenome’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the New Freenome Board are described below. Members serve on these committees until their resignation or until otherwise determined by the New Freenome Board.
Audit Committee
Following the Business Combination, the New Freenome audit committee will consist of [•] and will be chaired by [•]. The functions of the audit committee include:
•	appointing, approving the compensation of, and assessing the independence of New Freenome’s independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by New Freenome’s independent registered public accounting firm;
•	reviewing the overall audit plan with New Freenome’s independent registered public accounting firm and members of management responsible for preparing New Freenome’s financial statements;
•
reviewing and discussing with management and New Freenome’s independent registered public accounting firm New Freenome’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by New Freenome;

•	coordinating the oversight and reviewing the adequacy of New Freenome’s internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and New Freenome’s independent registered public accounting firm whether New Freenome’s audited financial statements shall be included in its Annual Report on Form 10-K;

•
monitoring the integrity of New Freenome’s financial statements and New Freenome’s compliance with legal and regulatory requirements as they relate to New Freenome’s financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in New Freenome’s annual proxy statement;
•	reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.
All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The New Freenome Board has determined that Jake Bauer qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, the New Freenome Board considered the nature and scope of experience that Jake Bauer has previously had. The New Freenome Board has determined that all of the directors that will become members of our audit committee following the Business Combination satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both New Freenome’s independent registered public accounting firm and management will periodically meet privately with the audit committee.
Compensation Committee
Following the Business Combination, New Freenome compensation committee will consist of [•] and will be chaired by [•]. The functions of the compensation committee will include:
•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of New Freenome’s Chief Executive Officer;
•
evaluating the performance of New Freenome’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of New Freenome’s Chief Executive Officer and (ii) reviewing and approving grants and awards to New Freenome’s Chief Executive Officer under equity-based plans;

•	reviewing and approving the compensation of New Freenome’s other executive officers;
•	reviewing and establishing New Freenome’s overall management compensation, philosophy and policy;
•	overseeing and administering New Freenome’s compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;
•	reviewing and approving New Freenome’s policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of New Freenome’s directors;
•	preparing New Freenome’s compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management New Freenome’s “Compensation Discussion and Analysis,” if and when required, to be included in New Freenome’s annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Each member of New Freenome’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code.
Nominating and Corporate Governance Committee
Following the Business Combination, New Freenome’s nominating and corporate governance committee will consist of [•] and will be chaired by [•]. The functions of the nominating and corporate governance committee will include:
•	developing and recommending to the New Freenome Board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise New Freenome;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the New Freenome Board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of the New Freenome Board and management.
Compensation Committee Interlocks and Insider Participation
None of the members of New Freenome’s compensation committee is, or has at any time during the prior three years been, one of Freenome’s officers or employees. None of Freenome’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the New Freenome Board or the New Freenome compensation committee.
Code of Business Conduct and Ethics
The New Freenome Board intends to adopt a Code of Business Conduct and Ethics in connection with the Business Combination. The Code of Business Conduct and Ethics will apply to all of New Freenome’s employees, officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants, and will be available on New Freenome’s website at https://www.freenome.com. New Freenome intends to disclose future amendments to certain provisions of its Code of Business Conduct and Ethics on its website. The inclusion of New Freenome’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on New Freenome’s website into this proxy statement/prospectus, and you should not consider that information a part of this proxy statement/prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to PCSC regarding the beneficial ownership of PCSC Shares as of the record date (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New Freenome Common Stock by the persons set forth below, assuming (i) no Public Shares are redeemed and (ii) 100% of the Public Shares are redeemed, by:
•	each person known by PCSC to be the beneficial owner of more than 5% of PCSC’s outstanding ordinary shares on the record date;
•	each person known by PCSC who may become beneficial owner of more than 5% of New Freenome’s outstanding Common Stock immediately following the Business Combination;
•	each of PCSC’s current officers and directors;
•	each person who will (or is expected to) become an executive officer or a director of New Freenome upon consummation of the Business Combination;
•	all of PCSC’s current officers and directors as a group prior to the consummation of the Business Combination; and
•	all of New Freenome’s executive officers and directors as a group after the consummation of the Business Combination.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. To our knowledge, no shares beneficially owned by any officer, director or director nominee have been pledged as security.
The expected beneficial ownership of shares of New Freenome Common Stock post-Business Combination is provided for illustrative purposes only, as actual outcomes may prove different from the assumptions made above. In particular, the actual number of Public Shareholders who will exercise their redemption rights is uncertain.

			After Consummation of the Business Combination
	Prior to the Business Combination(1)		Assuming No Redemptions(2)		Aggregate Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Officers Prior to the Business Combination(4)
Joseph Edelman(5)	—	—	11,111,587(11)	10.5	11,111,587(11)	11.2
Adam Stone(6)	2,352,500(7)	21.3	2,352,500(10)	2.2	2,352,500(10)	2.4
Michael Altman(6)	2,352,500(7)	21.3	2,352,500(10)	2.2	2,352,500(10)	2.4
Sam Cohn(5)	—	—	—	—	—	—
Mark C. McKenna(5)	30,000(8)	*	30,000	*	30,000	*
Kenneth Song(5)	30,000(8)	*	30,000	*	30,000	*
Harlan W. Waksal(5)	30,000(8)	*	30,000	*	30,000	*
All directors and officers as a group (seven individuals)	2,442,500	22.1	15,906,587	15.0	15,906,587	16.0

			After Consummation of the Business Combination
	Prior to the Business Combination(1)		Assuming No Redemptions(2)		Aggregate Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Five Percent Holders of PCSC Prior to the Business Combination(4)
Perceptive Capital Solutions Holdings(6)	2,352,500(7)	21.3	2,352,500(10)	2.1	2,352,500(10)	2.2
RA Capital Management, L.P.	750,000(9)	6.8	15,785,200(17)	14.0	15,785,200(17)	14.9
BIT Capital GmbH(12)	740,264	6.7	740,264	*	740,264	*
CRCM LLC(13)	716,645	6.5	716,645	*	716,645	*
683 Capital Partners, LP(14)	640,894	5.8	640,894	*	640,894	*
Holocene Advisors, LP(15)	625,173	5.6	625,173	*	625,173	*
One Fin Capital Management LP(16)	603,072	5.4	603,072	*	603,072	*

Directors and Executive Officers of New Freenome After Consummation of the Business Combination(20)
Aaron Elliott, Ph.D.	—	—	101,138	*	101,138	*
Riley Ennis	—	—	3,929,489	3.5	3,929,489	3.7
Linh H. Le	—	—	—	—	—	—
Cheng-Ho Jimmy Lin, M.D., Ph.D	—	—	807,640	*	807,640	*
Carole Nuechterlein	—	—	—	—	—	—
Peter Kolchinsky, Ph.D.	—	—	—	—	—	—
Ann Costello	—	—	—	—	—	—
Deepika Pakianathan, Ph.D.	—	—	27,637	*	27,637	*
Randal Scott, Ph.D.	—	—	91,157	*	91,157	*
Douglas M. VanOort	—	—	—	—	—	—
All directors and executive officers as a group (10 individuals)	—	—	4,965,061	4.4	4,965,061	4.7

Five Percent Holders of New Freenome After Consummation of the Business Combination
Roche(5)	43,239,233	18.0	19,148,524	17.0	19,148,524	18.1
Andreessen Horowitz(6)	19,694,964	8.2	5,820,326	5.2	5,820,326	5.5
Perceptive Life Sciences Master Fund Ltd.(7)	18,988,858	7.9	11,111,655	9.9	11,111,655	10.5
RA Capital Management, L.P.(8)	33,093,213	13.8	15,785,200	14.0	15,785,200	14.9

*	Less than one percent.
(1)
The pre-Business Combination percentage of beneficial ownership in the table below is calculated based on 11,067,500 PCSC Shares outstanding as of the date hereof, comprising of 8,911,250 PCSC Class A Shares and 2,156,250 PCSC Class B Shares.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 112,464,296 shares of New Freenome Common Stock outstanding, comprising of (i) 11,067,500 shares with respect to and in exchange for PCSC Shares outstanding as of the date hereof (ii) 24,000,000 PIPE Shares (iii) 77,396,796 shares issuable with respect to and in exchange for 240,175,479 shares of Freenome shares outstanding as of February 28, 2026 and (iv) 6,420,139 shares issuable upon the conversion of the Roche Convertible Note. Such amount assumes that no public shareholders have redeemed their public shares.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 112,464,296 shares of New Freenome Common Stock outstanding, comprising of (i) 11,067,500 shares with respect to and in exchange for PCSC Shares outstanding as of the date hereof (ii) 24,000,000 PIPE Shares (iii) 77,396,796 shares issuable with respect to and in exchange for 240,175,479 shares of Freenome shares outstanding as of February 28, 2026 and (iv) 6,420,139 shares issuable upon the conversion of the Roche Convertible Note. Such amount assumes that 6,568,122 public shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(4)	Unless otherwise noted, the business address of each of the following individuals is 51 Astor Place, 10th Floor, New York, NY 10003.

(5)
Does not include any shares indirectly owned by this individual as a result of his membership interest in our Sponsor. As of March 18, 2026, Mr. Edelman has an aggregate indirect ownership interest in the Sponsor of approximately 37%.

(6)
The Sponsor is governed by a board of directors consisting of two directors, Adam Stone and Michael Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the securities held of record by the Sponsor and may each be deemed to have shared beneficial ownership of all of the PCSC Shares held directly by the Sponsor. Additionally, as of March 18, 2026, Mr. Edelman has an aggregate indirect ownership interest in the Sponsor of approximately 37%.

(7)	Interests shown consist of 2,066,250 PCSC Class B Shares and 286,250 private placement shares, which are PCSC Class A Shares.
(8)	Interests shown consist of PCSC Class B Shares only.
(9)
Includes PCSC Class A Shares beneficially owned by RA Capital Healthcare Fund, L.P. (the “RA Capital Fund”), as reported on the Schedule 13G filed on June 24, 2024. RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Act, of any securities of the Issuer held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s portfolio, including the Issuer’s PCSC Class A Shares reported herein. Because the Fund has divested voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Act, of any securities of the Issuer beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities reported in the Schedule 13G other than for the purpose of determining their obligations under Section 13(d) of the Act, and the filing of the Schedule 13G shall not be deemed an admission that either RA Capital, Dr. Kolchinsky, or Mr. Shah is the beneficial owner of such securities for any other purpose. Includes shares of New Freenome Common Stock issuable to entities affiliated with RA Capital Management, L.P. (“RA Capital”) in connection with the PIPE Financing and the shares of New Freenome Common Stock issuable to RA Capital in exchange for RA Capital’s pre-Business Combination shares of Freenome Common Stock. The business address of RA Capital is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(10)
Includes 286,250 shares of New Freenome Common Stock issuable with respect to and in exchange for the 286,250 private placement shares, which are PCSC Class A Shares, in connection with the Business Combination. Includes 2,066,250 shares of New Freenome Common Stock issuable to the Sponsor with respect to and in exchange for its pre-Business Combination ownership of 2,066,250 PCSC Class B Shares.

(11)
Includes shares of New Freenome Common Stock issuable to the Perceptive PIPE Investor in connection with the PIPE Financing and shares of New Freenome Common Stock that will be issued to the Perceptive PIPE Investor with respect to and in exchange for its pre-Business Combination shares held in Freenome. For more information on securities issuable to the Perceptive PIPE Investor also see “Risk Factors—Risks Related to the Business Combination and PCSC—The Public Shareholders will experience (i) immediate dilution as a consequence of the issuance of New Freenome Common Stock as consideration in the Business Combination and in the PIPE Financing and (ii) future dilution in connection with other sources of dilution, such as the Equity Incentive Plan and the New Freenome Employee Stock Purchase Plan. Having a minority share position may reduce the influence that PCSC shareholders have on the management of New Freenome”. The Perceptive PIPE Investor, Perceptive Advisors LLC and Joseph Edelman have shared voting and dispositive power with respect to the shares held by the Perceptive PIPE Investor. Perceptive Advisors LLC serves as the investment advisor of the Perceptive PIPE Investor and may be deemed to beneficially own the securities directly held by the Perceptive PIPE Investor. Mr. Edelman is the controlling person of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by the Perceptive PIPE Investor. Perceptive PIPE Investor, Perceptive Advisors LLC, and Mr. Edelman disclaim beneficial ownership of all such shares except to the extent of its or his pecuniary interest therein. The principal address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor New York, NY 10003.

(12)
Includes 740,264 PCSC Class A Shares beneficially owned by BIT Capital GmbH (“BIT Capital”), as reported on the Schedule 13G filed on February 14, 2026. Jan Beckers, as the managing director of BIT Capital, may be deemed to beneficially own the 740,264 PCSC Class A Shares beneficially owned by BIT Capital. Each of BIT Capital and Mr. Beckers disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address for each of the reporting persons is Schiffbauerdamm 1, 10117 Berlin, Germany.

(13)
Includes 716,645 PCSC Class A Shares beneficially owned by CRCM LLC (“CRCM”), as reported on the Schedule 13G filed on February 14, 2026. CRCM has shared voting and shared dispositive power with respect to 716,645 PCSC Class A Shares. Each reporting person disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address for each of the reporting persons is 599 Lexington Avenue, 36th Floor, New York, New York 10022.

(14)
Includes 640,894 PCSC Class A Shares beneficially owned by 683 Capital Partners, LP (“683 Capital Partners”), as reported on the Schedule 13G filed on February 17, 2026. 683 Capital Management, LLC (“683 Capital Management”), as the investment manager of 683 Capital Partners, may be deemed to have beneficially owned the 640,894 PCSC Class A Shares beneficially owned by 683 Capital Partners. Ari Zweiman, as the Managing Member of 683 Capital Management, may be deemed to have beneficially owned the 640,894 PCSC Class A Shares beneficially owned by 683 Capital Management. Each of 683 Capital Management and Mr. Zweiman disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address for each of the reporting persons is 1700 Broadway, Suite 4200, New York, New York 10019.

(15)
Includes PCSC Class A Shares beneficially owned by Holocene Advisors, LP (“Holocene”), a Delaware limited partnership, as reported on the Schedule 13G filed on February 17, 2026. Holocene has shared voting and shared dispositive power with respect to 625,173 PCSC Class A Shares. J. Brandon Haley, as the control person of Holocene, may be deemed to beneficially own the 625,173 PCSC Class A Shares beneficially owned by Holocene. Each of Holocene and Mr. Haley disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of the reporting persons is 15 East 26th Street, 8th Floor, New York, NY 10010.

(16)
Includes 603,072 PCSC Class A Shares beneficially owned by One Fin Capital Management LP (“One Fin”), a Delaware limited partnership, as reported on the Schedule 13G filed on January 13, 2026. One Fin Capital Master Fund LP (the “Partnership”), a Cayman Islands limited partnership, directly holds 603,072 PCSC Class A Shares. One Fin, as the investment adviser of the Partnership, may be deemed to beneficially own the 603,072 PCSC Class A Shares held by the Partnership. One Fin Capital GP LLC, a Delaware limited liability company, as the general partner of the Partnership, may be deemed to beneficially own the 603,072 PCSC Class A Shares held by the Partnership. David MacKnight, as the control person of One Fin and One Fin Capital GP LLC, may be deemed to beneficially own the 603,072 PCSC Class A Shares held by the Partnership. Each of One Fin, One Fin Capital GP LLC and Mr. MacKnight disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address for each of the reporting persons is One Letterman Drive, Building C, Suite C3-400, San Francisco, CA 94129.

(17)
Includes (i) 5,255,376 shares of New Freenome Common Stock issuable to RA Capital Fund in connection with the PIPE Financing (ii) 9,779,824 shares of New Freenome Common Stock that will be issued to RA Capital Fund with respect to and in exchange for 33,093,213 shares of its pre-Business Combination shares held in Freenome and (iii) 750,000 shares of New Freenome Common Stock that will be issued with respect to and in exchange for its PCSC Class A Shares beneficially owned by RA Capital Fund.

(18)
Includes (i) 12,778,211 shares of New Freenome Common Stock issuable with respect to and in exchange for 43,239,233 shares of pre-Business Combination shares held in Freenome by Roche and (ii) 6,370,313 shares of New Freenome Common Stock issuable to Roche upon the conversion of the Roche Convertible Note.

(19)	Includes 5,820,326 shares of New Freenome Common Stock issuable with respect to and in exchange for the 19,694,964 shares of pre - Business Combination shares held in Freenome by Andreessen Horowitz.
(20)	Unless otherwise noted, the business address of each of the following individuals is Freenome Holdings, Inc., Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005.

			After Consummation of the Business Combination
	Prior to the Business Combination(1)		Assuming No Redemption(2)		Aggregate Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Five Percent Holders of Freenome Prior to the Business Combination(4)
Roche(5)	43,239,233	18.0	19,148,524	17.0	19,148,524	18.1
Andreessen Horowitz(6)	19,694,964	8.2	5,820,326	5.2	5,820,326	5.2
Perceptive Life Sciences Master Fund Ltd.(7)	18,988,858	7.9	11,111,655	9.9	11,111,855	10.5
RA Capital Management, L.P.(8)	33,093,213	13.8	15,785,200	14.0	15,785,200	14.9
Riley Ennis(9)	13,296,865	5.5	3,929,489	3.5	3,929,489	3.7

Directors and Executive Officers of Freenome Before Consummation of the Business Combination(10)
Aaron Elliott, Ph.D.(11)(12)	369,309	*	101,138	*	101,138	*
Riley Ennis(9)	13,296,865	5.5	3,929,489	3.5	3,929,489	3.7
Linh H. Le	—	—	—	—	—	—
Cheng-Ho Jimmy Lin, M.D., Ph.D(13)	2,732,948	1.1	807,640	*	807,640	*
Carole Nuechterlein	—	—	—	—	—	—
Peter Kolchinsky, Ph.D.	—	—	—	—	—	—
Ann Costello	—	—	—	—	—	—
Deepika Pakianathan, Ph.D.(14)	93,521	*	27,637	*	27,637	*
Randal Scott, Ph.D.(15)	308,466	*	91,157	*	91,157	*
Douglas M. VanOort(16)	—	—	—	—	—	—
Ellen Hukkelhoven, Ph.D.	—	—	—	—	—	—
All directors and executive officers as a group (11 individuals)	16,801,109	7.0	4,965,061	4.4	4,965,061	4.7

(*)	Less than one percent.
(1)
The pre-Business Combination percentage of beneficial ownership in the table below is calculated based on 240,175,479 Freenome shares outstanding as of February 28, 2026 on an as converted to common shares basis.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 112,464,296 shares of New Freenome Common Stock outstanding, comprising of (i) 11,067,500 shares with respect to and in exchange for PCSC Shares outstanding as of the date hereof (ii) 24,000,000 PIPE Shares (iii) 77,396,796 shares issuable with respect to and in exchange for 240,175,479 shares of Freenome shares outstanding as of February 28, 2026 and (iv) 6,420,139 shares issuable upon the conversion of the Roche Convertible Note. Such amount assumes that no public shareholders have redeemed their public shares.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 112,464,296 shares of New Freenome Common Stock outstanding, comprising of (i) 11,067,500 shares with respect to and in exchange for PCSC Shares outstanding as of the date hereof (ii) 24,000,000 PIPE Shares (iii) 77,396,796 shares issuable with respect to and in exchange for 240,175,479 shares of Freenome shares outstanding as of February 28, 2026 and (iv) 6,420,139 shares issuable upon the conversion of the Roche Convertible Note. Such amount assumes that 6,568,122 public shares redeemed under the Aggregate Transaction Proceeds Condition Redemptions Scenario.

(4)	Unless otherwise noted, the business address of each of the following individuals is Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005.
(5)
Prior to the Business Combination, consists of (i) 40,987,227 shares held by Roche Holdings, Inc. Roche Holdings, Inc. is an indirect, wholly owned subsidiary of Roche Holding Ltd, a Swiss publicly held corporation. The address of Roche Holdings, Inc. is 1 DNA Way, South San Francisco, CA 94080; and (ii) 2,252,006 shares held in Freenome by Roche Finance Ltd. Roche Finance Ltd is a wholly owned subsidiary of Roche Holding Ltd, a Swiss publicly held corporation. The address of Roche Finance Ltd is Grenzacherstrasse 122, 4058 Basel, Switzerland. After the Business Combination, consists of (i) 12,119,923 shares of New Freenome Common Stock that will be issued with respect to and in exchange for its pre-Business Combination shares held in Freenome by Roche Holdings, Inc. Roche Holdings, Inc. is an indirect, wholly owned subsidiary of Roche Holding Ltd, a Swiss publicly held corporation. The address of Roche Holdings, Inc. is 1 DNA Way, South San Francisco, CA 94080; and (ii) 665,198 shares of New Freenome Common Stock that will be issued with respect to and in exchange for its pre-Business Combination shares held in Freenome by Roche Finance Ltd. Roche Finance Ltd is a wholly owned subsidiary of Roche Holding Ltd, a Swiss publicly held corporation. The address of Roche Finance Ltd is Grenzacherstrasse 122, 4058 Basel, Switzerland.

(6)
Consists of (i) 11,762,417 shares of Common Stock held by AH Bio Fund I, L.P. (“AH Bio Fund I”), for itself and as nominee for AH Bio Fund I-B, L.P.; (ii) 4,238,514 shares of Common Stock held by AH Parallel Fund IV, L.P. (“AH Parallel IV”), for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P.; (iii) 3,672,090 shares of Common Stock held by Andreessen Horowitz LSV Fund II, L.P. (“AH LSV Fund II”) for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.; and (iv) 21,943 shares of Common Stock held by CLF Partners, LP (“CLF”). AH Equity Partners

Bio I, L.L.C. (“AH EP Bio I”) is the general partner of AH Bio Fund I and may be deemed to have voting and dispositive power over the shares held by AH Bio Fund I for itself and as nominee. AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”) is the general partner of AH Parallel IV and may be deemed to have voting and dispositive power over the shares held by AH Parallel IV for itself and as nominee. AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”) is the general partner of AH LSV Fund II and may be deemed to have voting and dispositive power over the shares held by AH LSV Fund II for itself and as nominee. AH Equity Partners V, L.L.C. (“AH EP V”) is the general partner of CLF and may be deemed to have voting and dispositive power over the shares held by CLF. The managing members of AH EP Bio I, AH Equity Parallel IV, AH EP LSV II and AH EP V are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by AH Bio Fund I for itself and as nominee, AH Parallel IV for itself and as nominee, AH LSV Fund II for itself and as nominee and CLF. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(7)
Perceptive PIPE Investor, Perceptive Advisors LLC and Joseph Edelman have shared voting and dispositive power with respect to the shares held by Perceptive Life Sciences Master Fund Ltd. Perceptive Advisors LLC serves as the investment advisor of the Perceptive PIPE Investor and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund Ltd. Mr. Edelman is the controlling person of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund Ltd., Perceptive Advisors LLC, and Mr. Edelman disclaim beneficial ownership of all such securities except to the extent of its or his pecuniary interest therein. The principal address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor New York, NY 10003.

(8)
Consists of (i) 23,194,886 shares held by RA Capital Healthcare Fund, L.P. (“RACHF”), (ii) 3,432,197 shares held by RA Capital Nexus Fund, L.P. (“Nexus”), (iii) 1,957,278 shares held by RA Capital Nexus Fund II, L.P. (“Nexus II”), (iv) 3,210,040 shares held by RA Capital Nexus Fund III, L.P. (“Nexus III,” and together with RACHF, Nexus, and Nexus II, the “RA Funds”), and (v) 1,298,812 shares held by a separately managed account. RA Capital Management, L.P. is the investment manager for the RA Funds and the separately managed account. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by the RA Funds and the separately managed account. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(9)
Prior to the Business Combination, reflects (i) 4,764,271 Freenome shares outstanding held by Mr. Ennis, (ii) 1,321,739 Freenome shares outstanding held by Riley Ennis Irrevocable Trust dated 1/14/21, (iii) 7,102,470 Freenome shares underlying vested Freenome options held by Mr. Ennis and (iv) 7,210,855 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026 held by Mr. Ennis. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

(10)	Unless otherwise noted, the business address of each of the following individuals is Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005.
(11)
Pursuant the Elliott Offer Letter, at the closing of the Business Combination, Dr. Elliott will receive additional equity awards to bring his aggregate option holdings to 0.5% and his aggregate restricted stock unit holdings to 0.5% of the Company's fully diluted capitalization as of closing.

(12)
Prior to the Business Combination, reflects (i) no Freenome shares underlying vested Freenome options and (ii) 369,309 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

(13)
Prior to the Business Combination, reflects (i) 679,932 Freenome shares outstanding, (ii) 1,987,503 Freenome shares underlying vested Freenome options and (iii) 2,053,016 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

(14)
Prior to the Business Combination, reflects (i) 91,006 Freenome shares underlying vested Freenome options and (ii) 93,521 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

(15)
Prior to the Business Combination, reflects (i) 305,995 Freenome shares underlying vested Freenome options and (ii) 308,466 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

(16)
Prior to the Business Combination, reflects (i) 47,349 Freenome shares underlying vested Freenome options and (ii) 52,084 Freenome shares underlying Freenome options to be vested and exercisable within 60 days February 28, 2026. After the Business Combination, New Freenome shares owned reflects [•] shares of New Freenome underlying vested New Freenome options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions—PCSC
Founder Shares
On March 27, 2024, the Sponsor paid $25,000 to cover certain of PCSC’s expenses in exchange for the issuance of the founder shares, being 2,156,250 PCSC Class B Shares. The Sponsor agreed to forfeit up to 281,250 founder shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the founder shares would represent 20.0% of PCSC’s issued and outstanding ordinary shares (excluding the private placement shares) after PCSC’s initial public offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of PCSC’s initial public offering. As such, 281,250 founder shares were no longer subject to forfeiture.
On April 22, 2024, the Sponsor assigned 30,000 founder shares to each of PCSC’s independent directors, Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal M.D., at a price of $0.01 per share. Each director paid $300 or an aggregate purchase price of $900 in consideration of the assignment of founder shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of PCSC Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which PCSC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Such transfer restrictions will be amended pursuant to the Investor Rights Agreement, which provides that, subject to customary exceptions set forth therein, the shares of New Freenome Common Stock beneficially owned or owned of record by the Sponsor, the Perceptive PIPE Investor, certain officers and directors of PCSC and New Freenome (including any PIPE Shares or shares of New Freenome Common Stock issued pursuant to the Business Combination Agreement) will be subject to a 180-day lock-up period beginning on the Closing Date. For more information on the changes to the Letter Agreement, and the termination of the Registration and Shareholder Rights Agreement in connection with the Business Combination, see “Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” and “Business Combination Proposal—Certain Agreements Related to the Business Combination—Investor Rights Agreement.”
Private Placement Shares
Simultaneously with the closing of PCSC’s initial public offering, the Sponsor purchased an aggregate of 286,250 private placement shares at a price of $10.00 per private placement share, for an aggregate purchase price of $2,862,500. A portion of the proceeds from the private placement shares was added to the proceeds from PCSC’s initial public offering and held in the trust account. Such private placement shares are identical to the PCSC Class A Shares sold in PCSC’s initial public offering. If PCSC does not consummate an initial business combination within 24 months from the closing of PCSC’s initial public offering, any proceeds from the sale of the private placement shares held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law). Holders of the private placement shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with (i) the completion of the initial business combination and (ii) the approval by the shareholders and implementation by the directors of an amendment to PCSC’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of the public shares the right to have their shares redeemed or repurchased in connection with the initial business combination or to redeem 100% of the public shares if PCSC does not complete the initial business combination within 24 months from the closing of PCSC’s initial public offering or (B) with respect to any other provision relating to the rights of holders of the public shares. The private placement shares will not be transferable or salable until 30 days after the completion of the initial business combination. Upon the Closing of the Business Combination, such lock-up will be superseded and replaced by the post-Closing lock-up included in the Lock-Up Agreement. See “Business Combination Proposal—Related Agreements—Lock-Up Agreement.”
Related Party Loans
On March 27, 2024, the Sponsor agreed to loan PCSC an aggregate of up to $300,000 to cover expenses related to PCSC’s initial public offering pursuant to a promissory note. This loan is non-interest bearing and payable on the earlier of December 31, 2024 or the completion of PCSC’s initial public offering. As of December 31, 2025, PCSC had no borrowings under the promissory note. Upon the completion of PCSC’s initial public offering, on June 13, 2024, PCSC fully repaid this promissory note and it is no longer available.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of PCSC’s officers and directors may, but are not obligated to, loan PCSC funds as may be required (“Working Capital Loans”). If PCSC completes a business combination, PCSC may repay the Working Capital Loans out of the proceeds of the trust account released to PCSC. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that a business combination does not close, PCSC may use a portion of the proceeds held outside the trust account or funds from permitted withdrawals to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post-business combination entity at a price of $10.00 per share. To date, PCSC has no outstanding borrowings under the Working Capital Loans.
Administrative Services and Indemnification Agreement
PCSC entered into an agreement, commencing on June 11, 2024, through the earlier of PCSC’s consummation of a business combination and its liquidation, (i) to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services and (ii) to indemnify the Sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with PCSC’s affairs. For the year ended December 31, 2025, PCSC incurred and paid $180,000 in fees for these services, respectively. For the period from March 22, 2024 (inception) through December 31, 2024 PCSC incurred and paid $99,500 in fees for these services, respectively, of which such amount is included in accounts payable and accrued expenses in the accompanying unaudited condensed balance sheet.
PCSC Registration and Shareholder Rights Agreement
The holders of PCSC Class B Shares and private placement shares, including private placement shares that may be issued upon conversion of working capital loans (if any), are entitled to registration rights pursuant to the Registration and Shareholder Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that PCSC registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to PCSC’s completion of its initial business combination. However, the Registration and Shareholder Rights Agreement provides that PCSC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the PCSC Class B Shares, in accordance with the Letter Agreement and (ii) in the case of the private placement shares, 30 days after the completion of PCSC’s initial business combination. PCSC will bear the expenses incurred in connection with the filing of any such registration statements. As discussed under “Business Combination Proposal—Certain Agreements Related to the Business Combination,” (i) the Registration and Shareholder Rights Agreement will be terminated and replaced by the Investor Rights Agreement; and (ii) the Perceptive Shareholders and certain Freenome stockholders will enter into lock-up agreements in connection with the Closing.
Certain Relationships and Related Person Transactions—Freenome
Private Placement of Securities
Series F Preferred Stock Financing
In January 2024, in connection with the closing of our Series F preferred stock financing, we sold an aggregate of 35,677,074 shares of our Series F preferred stock at a purchase price of $7.39866 per share for an aggregate purchase price of approximately $263.9 million. The following table summarizes purchases of our Series F preferred stock by related persons:

Participant(1)	Shares	Total Purchase Price
Roche Holdings, Inc.(2)	6,757,980	$49,999,996.31
Andreessen Horowitz LSV Fund II, L.P. as nominee(3)	1,013,697	$7,499,999.45
Perceptive Life Sciences Master Fund Ltd.(4)	2,703,192	$19,999,998.53
Entities affiliated with RA Capital Healthcare Fund, L.P.(5)	13,515,959	$99,999,985.22

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)
Roche Holdings, Inc. together with Roche Finance LTD (collectively, “Roche”) hold five percent or more of our capital stock. Each of Moritz Hartmann and Josh Lauer were affiliated with Roche and a member of our board of directors at the time of this Series F preferred stock financing.

(3)
Andreessen Horowitz LSV Fund II, L.P. together with AH Bio Fund I, L.P., AH Parallel Fund IV, L.P. and CLF Partners, LP (collectively, “Andreessen Horowitz”) holds five percent or more of our capital stock. Vijay Pande is affiliated with AH Bio Fund I, L.P. and was a member of our board of directors at the time of the financing.

(4)	Such entity holds five percent or more of our capital stock. Dr. Hukkelhoven is affiliated with Perceptive Life Sciences Master Fund Ltd. and a member of our board of directors.
(5)
Consists of (i) 10,103,180 shares of Series F preferred stock purchased by RA Capital Healthcare Fund, L.P., (ii) 202,739 shares of Series F preferred stock purchased by RA Capital Nexus Fund II, L.P. and (iii) 3,210,040 shares of Series F preferred stock purchased by RA Capital Nexus Fund III, L.P. RA Capital Healthcare Fund, L.P. together with its affiliates including Blackwell Partners LLC - Series A (collectively, RA Capital”) holds five percent or more of our capital stock. Peter Kolchinsky is a managing partner at RA Capital Healthcare Fund, L.P. and a member of our board of directors.

Agreements with Our Stockholders
In connection with the issuance of our Series F Preferred Stock, in January 2024, we entered into an amended and restated investors’ rights agreement (the “Investors Rights Agreement”), an amended and restated voting agreement (the “Voting Agreement”) and an amended and restated right of first refusal agreement (the “ROFR Agreement”), in each case, with the purchasers of our preferred stock and certain holders of our common stock, some of which are beneficial owners of more than 5% of Freenome’s capital stock or are entities with which certain of Freenome’s directors are affiliated.
The Investors Rights Agreement imposes certain affirmative obligations on Freenome and also grants certain rights to holders, including certain registration rights with respect to the securities held by them, certain information, and certain additional rights. The Investors Rights Agreement will terminate in connection with the Closing. See “Description of New Freenome Securities—Registration Rights.”
The Voting Agreement provides drag-along rights in respect of sales by certain holders of our capital stock. The Voting Agreement also contains provisions with respect to the elections of our board of directors and its composition. The Voting Agreement will terminate in connection with the Closing.
The ROFR Agreement provides for rights of first refusal and co-sale rights in respect of sales by certain holders of our capital stock. The ROFR Agreement will terminate in connection with the Closing.
Convertible Promissory Note with Roche
In November 2025, we issued and sold to Roche Holdings, Inc., a convertible promissory note (the “Roche Convertible Note”) with an aggregate principal amount of $75 million, at an interest rate of 5% per annum. The principal amount and all accrued interest under the Roche Convertible Note will automatically convert upon the earlier of (i) the closing of the issuance and sale of capital stock of Freenome in Freenome’s underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) any other transaction (A) that is not a Corporate Transaction and (B) as a result of which a class of shares of the Company or any successor entity is registered under the Securities Exchange Act of 1934, as amended, including a SPAC Transaction or (iii) the Next Equity Financing (as each term is defined in the Roche Convertible Note). In a conversion pursuant to a SPAC Transaction, such as the Business Combination, the conversion price of the Roche Convertible Notes is 1.2x the purchase price per share of the common stock sold in the PIPE Financing. Roche is a holder of more than 5% of our capital stock. Additionally, Moritz Hartmann and Josh Lauer are affiliated with Roche and were members of our board of directors at the time the Roche Convertible Note was issued.
License and Option Agreement with Roche
In November 2025, we entered into a License and Option Agreement (the “Roche License Agreement”) with Roche Sequencing Solutions, Inc. (“Roche Sequencing”) pursuant to which we granted Roche Sequencing an exclusive option to obtain an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license to certain of our intellectual property rights to exploit kitted assays for cancer screening, outside the U.S. Under the Roche License Agreement we are entitled to receive certain milestone payments in the aggregate amount of $134,000,000. See “Information about Freenome—Key Collaborations.” Roche Sequencing is affiliated with Roche, a holder of more than 5% of our capital stock. Additionally, Moritz Hartmann and Josh Lauer are affiliated with Roche and were members of our board of directors at the time the Roche License Agreement was entered into.

Indemnification Agreements and Insurance
In connection with the Closing, New Freenome intends to enter into an indemnification agreement with each of its directors and officers and New Freenome will purchase, prior to the Closing, directors’ and officers’ liability insurance. The indemnification agreements require New Freenome to indemnify its directors and officers to the fullest extent permitted under Delaware law.
Compensation Arrangements
Compensation arrangements for Freenome’s named executive officers and directors are described elsewhere in this proxy statement/prospectus. See “Information about Freenome—Executive Compensation” and “Information about Freenome—Director Compensation.”
Agreements Related to the Business Combination
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the initial shareholders, PCSC and Freenome entered into the Sponsor Letter Agreement pursuant to which, among other things, (i) each initial shareholder agreed to vote in favor of each of the transaction proposals to be voted upon at the meeting of PCSC shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each initial shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of PCSC or any other anti-dilution or similar protection with respect to the PCSC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements, (iii) each of the initial shareholders and PCSC agreed to terminate the lock-up provisions contained in the Sponsor Letter Agreement and to replace such lock-up provisions with the transfer restrictions included in the Lock-up Agreement, and (iv) each initial shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in PCSC prior to the Closing. No consideration has been or will be paid to PCSC, Freenome, Sponsor or each of PCSC’s independent directors in connection with the entry into the Sponsor Letter Agreement.
Transaction Support Agreements
In connection with the execution of the Business Combination Agreement, the Freenome Supporting Shareholders, including RA Capital, Roche, the Perceptive PIPE Investor, Andreessen Horowitz and Riley Ennis, entered into Transaction Support Agreements with PCSC, pursuant to which the Freenome Supporting Shareholders have agreed to, among other things, (a) at any meeting of the shareholders of Freenome, however called, and in any action by written resolution of the shareholders of Freenome, to vote (or cause to be voted) (i) in favor of the approval and adoption of the Business Combination Agreement and the Transactions, and (ii) against and withhold consent to any Company Acquisition Proposal or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the Closing conditions thereunder or frustrate the purposes of and otherwise impede or prevent the consummation of the Mergers, or other Transactions, (b) shall not, and shall direct such Freenome Supporting Shareholders’ Affiliates not to, directly or indirectly, initiate, encourage or otherwise facilitate a Company Acquisition Proposal, (c) refrain from transferring any covered securities, (d) appoint PCSC or any individual designated by PCSC for purposes of complying with the obligations under the Transaction Support Agreements as such Freenome Supporting Shareholder’s agent, attorney-in-fact and proxy to attend on behalf of such Freenome Shareholder any meeting of the Freenome Supporting Shareholders with respect to the Business Combination. The obligations under the Transaction Support Agreement automatically terminate upon the earlier of (i) the Effective Time; and (ii) the termination of the Business Combination Agreement in accordance with its terms. See “Business Combination Proposal—Related Agreements—Written Consents and Transaction Support Agreements.”
Investor Rights Agreement
At the Closing, New Freenome intends to enter into the Investor Rights Agreement, pursuant to which, among other things, the Perceptive PIPE Investor and certain Freenome stockholders will be granted certain registration rights with respect to their respective shares of New Freenome Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Investor Rights Agreement.”
Subscription Agreements
In connection with the execution of the Business Combination Agreement, PCSC entered into Subscription Agreements with the PIPE Investors, including, among others, RA Capital and the Perceptive PIPE Investor. Pursuant

to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and PCSC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million. The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of PCSC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”
Lock-Up Agreements
In connection with the Closing, the Sponsor and certain former Freenome shareholders, including RA Capital, Roche, the Perceptive PIPE Investor, Andreessen Horowitz and Riley Ennis, will enter into Lock-Up Agreements with PCSC. Pursuant to the Lock-Up Agreement, the Sponsor and certain Freenome shareholders will agree not to transfer (except for certain permitted transfers) any shares of New Freenome Common Stock held by such holder after the Domestication until six (6) months after the Closing Date. See “Business Combination Proposal—Related Agreements—Lock-Up Agreements.”
Policies and Procedures for Related Persons Transactions
Freenome does not have a formal policy regarding approval of transactions with related parties. To date, all disclosable transactions with related parties have been approved by the directors not interested in such transaction pursuant to Section 144(a)(1) of the DGCL.
The audit committee of PCSC’S board of directors adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the PCSC audit committee. At its meetings, the PCSC audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that PCSC has already committed to, the business purpose of the transaction, and the benefits of the transaction to PCSC and to the relevant related party. Any member of the PCSC audit committee who has an interest in the related party transaction under review by the PCSC audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the PCSC audit committee, participate in some or all of the PCSC audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the PCSC audit committee may determine to permit or to prohibit the related party transaction.
Following the completion of the Business Combination, New Freenome will adopt a related party transaction approval policy and New Freenome’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions. For purposes of New Freenome’s policy only, a “related person transaction” is a transaction, arrangement or relationship in which New Freenome or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of New Freenome’s executive officers, a director nominee or a member of the New Freenome Board;
•	any person who is known by New Freenome to be the beneficial owner of more than five percent (5%) of its voting stock; and

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

It is also anticipated that New Freenome will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
PCSC is an exempted company incorporated under the Cayman Companies Act. The Cayman Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to Delaware corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Freenome, your rights will differ in some regards as compared to when you were a shareholder of PCSC.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of PCSC and New Freenome according to applicable law and/or the governing documents of PCSC and New Freenome. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Freenome attached hereto as Annex H and Annex I to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Companies Act, to understand how these laws apply to PCSC and New Freenome.

	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose.

Mergers that require a vote of stockholders require approval by the holders of a majority in voting power of all outstanding shares entitled to vote on the matter. Mergers in which (1) the corporation’s certificate of incorporation is not amended, (2) each share of the corporation’s stock outstanding or held in treasury immediately before the effectiveness of the merger is to be an identical outstanding or treasury share of the surviving corporation, and (3) either no shares of common stock of the corporation and no shares, securities or obligations convertible into such stock are to be issued in the merger, or the authorized unissued shares or treasury shares of common stock of the corporation to be issued or delivered plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of the corporation outstanding immediately before the merger. Mergers that contemplate a qualifying holding company reorganization do not require approval of stockholders of the corporation that is the parent prior to the merger. Mergers in which the target is widely traded, the acquirer consummates a qualifying tender offer, and a sufficient number of target stockholders tender do not require approval of target stockholders. Mergers in which a

	Cayman Islands	Delaware

corporation or entity owns 90% or more of the outstanding shares of each class of stock of a corporation that would otherwise be entitled to vote on a merger may be completed without the approval of such corporation’s board of directors or any vote of its stockholders.

Stockholder/Shareholder Votes for Routine Matters
Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the votes cast by or on behalf of the shareholders present in person or represented by proxy at the applicable general meeting and entitled to vote on such matter).

Unless a different voting standard is set forth in the certificate of incorporation or bylaws, approval of routine corporate matters other than director elections that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter and director elections require a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Appraisal Rights and Dissenters’ Rights	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Appraisal rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in the applicable transaction. Appraisal rights are generally available to the holders of shares of any class or series of stock of a Delaware corporation in a merger, consolidation, conversion or domestication, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders of record, unless the stockholders are required to receive anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect

	Cayman Islands	Delaware

thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Any stockholder, upon written demand stating the purpose thereof, has the right to inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business, subject to additional terms, requirements and exceptions.

Stockholder/Shareholder Lawsuits
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The DGCL provides that a stockholder may bring a derivative suit by or in the right of the corporation provided that the complaint must aver that the plaintiff was a stockholder at the time of the challenged transaction or that their stock devolved upon them by operation of law. Additional pleading requirements apply under Delaware law.

Fiduciary Duties of Directors
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.
Directors owe fiduciary duties of care and loyalty to the corporation and its stockholders.

Indemnification of Directors and Officers
A Cayman Islands company generally may indemnify its directors or officers except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

In actions, suits or proceedings that are not brought by or in right of the corporation, the DGCL permits a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may

Cayman Islands	Delaware

recover under these statutory provisions as long as they acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation, and in the case of a criminal proceeding, that such person had no reasonable cause to believe their conduct was unlawful.

In actions, suits or proceedings that are brought by or in right of the corporation, the DGCL permits a corporation to indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred, except that the corporation may not indemnify the person for any claim, issue or matter as to which the person has been adjudged liable to the corporation unless and only to the extent that the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

The DGCL requires a corporation to indemnify its directors and officers against the expenses they actually and reasonably incur in defending against any action, suit or proceeding for which they may be indemnified if they have been successful on the merits or otherwise in the defense.

In addition, the DGCL provides that expenses incurred by an officer, director, employee or agent of a corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. In the case of a current director or officer, the advances may be made only upon the corporation’s receipt of an undertaking by or on behalf of the director or officer to

	Cayman Islands	Delaware

repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized under the DGCL.

The provisions permitting a corporation to provide rights to indemnification or advancement of expenses may be made mandatory through the certificate of incorporation or bylaws or by agreement.

Limited Liability of Directors
Liability of directors may be limited, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide exculpation for willful default, willful neglect, civil fraud or the consequences of committing a crime.

The DGCL permits the certificate of incorporation of the corporation to contain a provision limiting or eliminating the personal monetary liability of a director or officer to the corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, knowing violations of law, unlawful repurchases or dividends for directors, or improper personal benefit, and with respect to an officer in any action by or in the right of the corporation.

The Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws, as applicable, for New Freenome. This summary is qualified by reference to the complete text of the Existing Governing Documents of PCSC, attached as exhibit 3.1 to this registration statement on Form S-4 and the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, the forms of which are attached to this proxy statement/prospectus as Annex H and Annex I. All shareholders are encouraged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a more complete description of their terms.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares
The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 PCSC Class B Shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

See paragraph 8 of the current amended and restated memorandum of association.

The Proposed Governing Documents authorize 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Freenome Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

See Article IV of the Proposed Certificate of Incorporation.

Voting	The Existing Governing Documents provide that holders of PCSC Class A Shares and PCSC Class B Shares will vote together as a	The holders of New Freenome Common Stock will be entitled to cast one vote per share. Except as

	Existing Governing Documents	Proposed Governing Documents

single class on all matters submitted to the shareholders for their vote or approval, except as required by applicable law or provided by the Existing Governing Documents, and that shareholders are entitled to one vote per share on all matters submitted to the shareholders for their vote or approval.

See Article 15.3 of the Existing Governing Documents.

otherwise required by law, the Proposed Certificate of Incorporation or the Proposed Bylaws, when quorum is present at any meeting of stockholders, any matter before the meeting shall be decided by majority of the votes properly cast for and against such matter and each election of directors shall be determined by a plurality of votes cast.

See Article I, Section 6 of the Proposed Bylaws.

Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent
The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the PCSC Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with voting, preferences and other special rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See 3.2 of the Existing Governing Documents.

The Proposed Certificate of Incorporation authorizes the New Freenome Board to create and issue one or more series of preferred stock, with such rights, powers and preferences (and qualifications, limitations and restrictions) as may be determined by the New Freenome Board and as may be permitted by the DGCL.

See Article IV, Section B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent in Lieu of a Meeting
The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Articles 14.19 and 14.20 of the Existing Governing Documents.

The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders but prohibits the ability of stockholders to act by consent in lieu of a meeting (subject to the rights of the holders of one or more outstanding series of preferred stock).

See Article V, Section 1 of the Proposed Certificate of Incorporation.

Classified Board
The Existing Governing Documents provide that the PCSC Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

See Article 17.4 of the Existing Governing Documents.

The Proposed Certificate of Incorporation provides that, other than any directors elected by a special vote of any series of preferred stock the New Freenome Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

	Existing Governing Documents	Proposed Governing Documents
See Article VI, Section 2 of the Proposed Certificate of Incorporation.

Corporate Name	The Existing Governing Documents provide the name of the company is “Perceptive Capital Solutions Corp” See paragraph 1 of the Existing Governing Documents.	The Proposed Certificate of Incorporation will provide that the name of New Freenome will be “Freenome, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence
The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 13, 2026, PCSC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in PCSC’s initial public offering and liquidate the trust account.

See Article 38.8 of the Existing Governing Documents.
New Freenome’s existence will be perpetual pursuant to the default rule under the DGCL.

Takeovers by Interested Stockholders
The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by June 13, 2026, PCSC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the IPO and liquidate the trust account.

See Article 38.8 of the Existing Governing Documents.

The DGCL provides for certain restrictions regarding “business combinations” with “interested stockholders” (as such terms are defined in Section 203 of the DGCL) and the Proposed Governing Documents do not opt out of such restrictions.

See the description of such restrictions in the subsection titled “— Anti-Takeover Provisions” in the section titled “Description of New Freenome Securities” below.

Provisions Related to Status as Blank Check Company
The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.
See Article 38 of the Existing Governing Documents.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon the Closing, as we will cease to be a blank check company at such time.

DESCRIPTION OF NEW FREENOME SECURITIES
As a result of the Business Combination, PCSC shareholders who receive shares of New Freenome Common Stock in connection with the Business Combination will become stockholders of New Freenome. Your rights as New Freenome stockholders will be governed by Delaware law and the New Freenome Charter and the New Freenome Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. PCSC urges you to read the applicable provisions of Delaware law and the New Freenome Charter and the New Freenome Bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Freenome Common Stock.
Authorized and Outstanding Stock
The New Freenome Charter authorizes the issuance of 1,010,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The shares of New Freenome Common Stock issuable in connection with the Business Combination pursuant to the Business Combination Agreement will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were 8,911,250 PCSC Class A Shares held of record by two holders, 2,156,520 PCSC Class B Shares held of record by four holders, and no preference shares issued and outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
The New Freenome Charter provides that the New Freenome Common Stock will have identical par value and participation rights to current PCSC Class A Shares and PCSC Class B Shares. Pursuant to the PCSC articles of association, the Business Combination Agreement and Sponsor Letter Agreement, the holders of PCSC Class B Shares agreed to elect to convert their PCSC Class B Shares into PCSC Class A Shares immediately prior to the Domestication and to waive their rights under PCSC’s articles of association to have their PCSC Class B Shares converted into PCSC Class A Shares at a ratio of greater than one-to-one. Further, pursuant to the PCSC Articles and the Business Combination Agreement, the PCSC Class A Shares (including the PCSC Class A Shares issued in connection with the Class B share conversion, but excluding public shares validly submitted for redemption and the forfeited founder shares) will convert on a one-to-one basis into New Freenome Common Stock, with identical par value and participation rights to current PCSC Class A Shares.
Preferred Stock
The New Freenome Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of the post-combination company will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Freenome Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Freenome Common Stock and could have anti-takeover effects. The ability of the New Freenome Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. New Freenome has no preferred stock outstanding at the date hereof. Although New Freenome does not currently intend to issue any shares of preferred stock, it cannot assure you that New Freenome will not do so in the future.
Dividends
Under the New Freenome Charter, holders of New Freenome Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on New Freenome Common Stock for the foreseeable future.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the New Freenome Charter, the holders of New Freenome Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of New Freenome Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of New Freenome Common Stock under the New Freenome Charter.
Preemptive or Other Rights
The New Freenome Charter does not provide for any preemptive or other similar rights.
Election of Directors
The PCSC Board currently consists of six directors.
Following the completion of the Business Combination, the size of the New Freenome Board will be increased to consist of nine directors, as discussed in greater detail in “Proposal No. 3—Governing Documents Proposal” and “Management of New Freenome following the Business Combination.” Under the terms of the New Freenome Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New Freenome Board.
Under the New Freenome Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.
Annual Stockholder Meetings
New Freenome will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the New Freenome Board. To the extent permitted under applicable law, New Freenome may conduct meetings by means of remote communication.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Freenome’s stockholders have appraisal rights in connection with a merger or consolidation of New Freenome. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Freenome’s stockholders may bring an action in New Freenome’s name to procure a judgment in New Freenome’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Freenome’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Limitations on Liability and Indemnification of Officers and Directors
The PCSC Articles provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director is or will be liable to PCSC for any loss or damage incurred by PCSC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. PCSC has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The New Freenome Charter and New Freenome Bylaws will provide for the indemnification of current and former officers and directors of New Freenome to the fullest extent permitted by Delaware law.

New Freenome intends to enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. The PCSC Articles also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.
New Freenome will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, PCSC will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Business Combination Agreement, New Freenome will maintain such tail policy for a period of six years following the Closing.
These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent New Freenome pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
New Freenome believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Certain Anti-Takeover Provisions of Delaware Law, New Freenome Charter and New Freenome Bylaws
The New Freenome Charter and New Freenome Bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New Freenome Board. These provisions are intended to avoid costly takeover battles, reduce New Freenome’s vulnerability to a hostile change of control and enhance the ability of New Freenome Board to maximize stockholder value in connection with any unsolicited offer to acquire New Freenome. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Freenome by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Freenome Common Stock held by stockholders.
Exclusive Forum
The New Freenome Organizational Documents establish that, unless New Freenome consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Freenome, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Freenome to New Freenome or New Freenome’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New Freenome Charter or New Freenome Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Freenome consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.
Advance Notice of Director Nominations and New Business
For information regarding registration rights of certain securities of New Freenome, see “Stockholder Proposals and Nominations.”
Listing of Securities
PCSC has applied to list the New Freenome Common Stock on Nasdaq under the symbol “FRNM” upon the closing of the Business Combination.

It is a condition to Freenome’s and PCSC’s obligations to consummate the Business Combination that the New Freenome Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New Freenome Common Stock in the Business Combination and the PIPE Shares, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New Freenome Common Stock, including the PIPE Shares, has been approved for listing on Nasdaq, subject only to official notice of issuance. PCSC and Freenome believe that PCSC will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by Freenome and PCSC, and the PIPE Financing may not be consummated unless such condition is waived by the PIPE Investors. The Nasdaq listing condition may be waived by Freenome and PCSC, with respect to the Business Combination, and by the PIPE Investors, with respect to the PIPE Financing, at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting. If Freenome and PCSC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, PCSC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Freenome may not have received from Nasdaq either confirmation of the listing of the New Freenome Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Freenome has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the New Freenome Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.
Registration Rights
At the Closing, New Freenome will enter into the Investor Rights Agreement, pursuant to which, among other things, the initial shareholders and certain Freenome stockholders will have specified rights to require New Freenome to register all or a portion of their shares of New Freenome Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. See the section entitled “Business Combination Proposal—Certain Agreements Related to the Business Combination ” The PIPE Investors also have registration rights pursuant to the terms of the Subscription Agreements. For information regarding registration rights of certain securities of New Freenome, see “Proposal No. 1—Business Combination Proposal—Certain Agreements Related to the Business Combination—Investor Rights Agreement.”
Transfer Agent
The transfer agent for New Freenome Common Stock will be Continental Stock Transfer & Trust Company.
Outstanding Exact Sciences Convertible Note
In August 2025, Freenome issued and sold to Exact Sciences, a convertible promissory note (the “Exact Sciences Note”) with an aggregate principal amount of $50 million, at an interest rate of 5% per annum. Following the Business Combination, the principal amount and all accrued and unpaid interest under the Exact Sciences Note will automatically convert into shares of common stock of New Freenome, at a price per share equal to 1.5x the purchase price per share of the common stock sold in the PIPE Financing when the 10-day volume-weighted average price of New Freenome’s common stock exceeds 1.5% the purchase price per share of the common stock sold in the PIPE Financing. Additionally, the Exact Sciences Note is convertible, at the option of Exact Sciences, to convert the note at any time while it remains outstanding pursuant to the terms of the Exact Sciences Note.
The foregoing description of the Exact Sciences Note is subject to and qualified in its entirety by reference to the full text of Exact Sciences Note, a copy of which is attached as Exhibit 10.15 to this proxy statement/prospectus.

SHARES ELIGIBLE FOR FUTURE SALE AND SECURITIES ACT RESTRICTIONS
ON RESALE OF NEW FREENOME COMMON STOCK
Based on the unaudited pro forma combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, immediately following the consummation of the Business Combination, New Freenome will have up to 112,569,331 shares of New Freenome Common Stock issued and outstanding, assuming the No Redemptions Scenario, or up to 105,965,480 shares of New Freenome Common Stock outstanding, assuming the Aggregate Transaction Proceeds Condition Redemptions Scenario. Except pursuant to the Lock-Up Agreement, and except with respect to the shares of New Freenome Common Stock to be issued to the stockholders of Freenome that delivered a Freenome Stockholder Written Consent, all of the New Freenome Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Freenome’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of New Freenome Common Stock in the public market could adversely affect prevailing market prices of New Freenome Common Stock. Prior to the Business Combination, there has been no public market for New Freenome Common Stock. PCSC has applied for listing of the New Freenome Common Stock on the Nasdaq Capital Market. New Freenome, Freenome, and PCSC believe that New Freenome will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing will occur. Additionally, New Freenome cannot assure you that a regular trading market will develop in the New Freenome Common Stock.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of the Freenome employees, consultants or advisors who purchases New Freenome Common Stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Lock-up Provisions
At the Closing, the Sponsor and certain former Freenome stockholders will enter into the Lock-Up Agreement with PCSC. Pursuant to the Lock-Up Agreement, the Sponsor and certain Freenome stockholders will agree not to transfer (except for certain permitted transfers) any shares of New Freenome Common Stock held by such holder (including any shares of New Freenome Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements or shares of New Freenome Common Stock issued pursuant to the Business Combination Agreement) after the Domestication until six (6) months after the Closing Date. For additional information, see the section entitled “Business Combination Proposal—Related Agreements—Lock-Up Agreements.”
Registration Rights
At the Closing, New Freenome, the Sponsor, the Perceptive PIPE Investor, certain directors and officers of PCSC and Freenome and certain former shareholders of Freenome will enter into the Investor Rights Agreement, pursuant to which, upon completion of the Business Combination, the New Freenome Common Stock held by the parties thereto will bear customary demand, piggy-back and shelf registration rights.
Additionally, each PIPE Investor will have registration rights with respect to the shares of New Freenome Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements.
Pursuant to the Investor Rights Agreement and the Subscription Agreements, New Freenome has agreed, to use its commercially reasonable efforts to file a resale registration statement under the Securities Act, not later than 30 days following the consummation of the Business Combination to register certain registrable securities held by the parties thereto. For more information, see “Business Combination Proposal—Related Agreements—Investor Rights Agreement” and “Business Combination Proposal—Related Agreements—PIPE Financing.”

The following table summarizes the market standoff restrictions of certain stockholders of New Freenome following the closing of the Business Combination:

Stakeholder	Market Standoff Restrictions	Shares Subject to Market Standoff Restrictions	Market Standoff Period
The Sponsor, Perceptive PIPE Investor, and certain Freenome stockholders and certain New Freenome officers and directors	Lock-up Agreement	13,467,253 shares of New Freenome Common Stock(1)
For a period of six (6) months after the Closing Date. Further, the shares of New Freenome Common Stock issued to the Sponsor, Perceptive PIPE Investor and certain Freenome stockholders are restricted securities. New Freenome is required to file a registration statement registering the resale of such shares within 30 days following the Closing Date.(2)

PCSC public shareholders, which are expected to hold 8,911,250 shares of New Freenome Common Stock after the consummation of the Business Combination, assuming no shares are redeemed in connection with the Business Combination(1)
	None	None	None(2)

Other PIPE Investors and certain Freenome stockholders
None. However, the shares of New Freenome Common Stock issued in the PIPE Financing and issued to certain Freenome stockholders in connection with the Business Combination, are restricted securities. New Freenome is required to file a registration statement registering the resale of such shares of New Freenome Common Stock within 30 days following the Closing Date.

(1)
Number of shares reflects the assumptions made further above in the sensitivity table under “Questions and Answers for the Shareholders of PCSC—What equity stake will current PCSC shareholders and current equityholders of Freenome hold in New Freenome immediately after the consummation of the Business Combination?” Does not adjust for sources of dilution following the Closing Date. For more information on potential sources of dilution also see, “Questions and Answers for the Shareholders of PCSC—What equity stake will current PCSC shareholders and current equityholders of Freenome hold in New Freenome immediately after the consummation of the Business Combination?”

(2)	Shareholders who become affiliates of New Freenome for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions pursuant to Rule 144, once available.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Freenome Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Freenome at the time of, or at any time during the three months preceding, a sale and (ii) New Freenome is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Freenome was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Freenome Common Stock shares for at least six months but who are affiliates of New Freenome at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of New Freenome Common Stock then outstanding; or
•	the average weekly reported trading volume of the New Freenome Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Freenome under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Freenome.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. New Freenome may be deemed a former shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will be able to sell their PCSC Class B Shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the Business Combination, New Freenome will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS
PCSC’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. PCSC’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The New Freenome Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New Freenome Organizational Documents provide that nominations of persons or election to the New Freenome Board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (a) by or at the direction of the New Freenome Board or (b) otherwise by any stockholder of New Freenome who was a stockholder of record at the time of giving of notice of the annual meeting provided for in the New Freenome Organizational Documents, who (A)(1) is entitled to vote at the meeting, (2) is present (in person or by proxy) at the meeting and (3) complies with the notice procedures set forth in the New Freenome Organizational Documents as to such nomination or business or (B) properly makes such proposal in accordance with Rule 14a-8 (or a successor rule) under the Exchange Act. To be timely for New Freenome’s annual meeting of stockholders, a stockholder’s notice must be received by the Secretary of New Freenome at New Freenome’s principal executive offices:
•	not less than the 90 days; and
•	not more than the 120 days prior to the one-year anniversary of the preceding year’s annual meeting.
In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date and if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by New Freenome. Nominations and proposals also must satisfy other requirements set forth in the Proposed New Freenome Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed New Freenome Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2026 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Freenome begins to print and send out its proxy materials for such 2026 annual meeting (and New Freenome will publicly disclose such date when it is known).Stockholder Director Nominees
The New Freenome Organizational Documents permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the New Freenome Organizational Documents. In addition, the stockholder must give timely notice to Topco’s secretary in accordance with the New Freenome Organizational Documents, which, in general, require that the notice be received by New Freenome’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the PCSC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Perceptive Capital Solutions Corp, 51 Astor Place, 10th Floor, New York, New York 10003. Following the Business Combination, such communications should be sent in care of New Freenome, Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Cooley LLP has passed upon the validity of the securities of New Freenome offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Certain Cayman Islands matters will be passed upon for PCSC by Ogier (Cayman) LLP.
EXPERTS
The financial statements of Perceptive Capital Solutions Corp as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, appearing in this proxy statement/prospectus in reliance upon the report of WithumSmith+Brown, PC appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Freenome Holdings, Inc. at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
HOUSEHOLDING INFORMATION
Unless PCSC has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if PCSC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are PCSC shareholders will be householding this proxy statement/prospectus. PCSC shareholders who participate in householding will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:
•
If the shares are registered in the name of the shareholder, the shareholder should contact PCSC at its offices at Perceptive Capital Solutions Corp, 51 Astor Place, 10th Floor, New York, New York 10003 or by telephone at +1 (212) 284-2300, to inform PCSC of his, her or their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
ENFORCEABILITY OF CIVIL LIABILITY
PCSC is a Cayman Islands exempted company. If PCSC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the U.S. upon PCSC. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against PCSC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, PCSC may be served with process in the U.S. with respect to actions against PCSC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of PCSC’s securities by serving PCSC’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for PCSC’s securities is Continental Stock Transfer & Trust Company.
The transfer agent for New Freenome Securities following the Business Combination will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
PCSC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
PCSC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PCSC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, PCSC’s corporate website at www.perceptivelife.com/pcsc. PCSC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to PCSC has been supplied by PCSC, and all such information relating to Freenome has been supplied by Freenome. Information provided by one another does not constitute any representation, estimate or projection of the other.
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from PCSC’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage firms, please call: (203) 658-9400
Email: PCSC.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a PCSC shareholder and would like to request documents, please do so by [•], 2026, or five business days prior to the extraordinary general meeting, in order to receive them before the extraordinary general meeting. If you request any documents from PCSC, such documents will be mailed to you by first class mail, or another equally prompt means.
As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement, of which this proxy statement/prospectus forms a part. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed with the registration statement, of which this proxy statement/prospectus forms a part, or included as an Annex to this proxy statement/prospectus.
This document is a proxy statement of PCSC for the extraordinary general meeting. PCSC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including PCSC, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
PERCEPTIVE CAPITAL SOLUTIONS CORP — AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-6
Notes to the Consolidated Financial Statements	F-7

FREENOME HOLDINGS, INC. — AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Perceptive Capital Solutions Corp:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Perceptive Capital Solutions Corp (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its consolidated operations and its cash flows for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and unable to complete a business combination by June 13, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2024.
/s/ WithumSmith+Brown, PC
New York, New York
March 12, 2026
PCAOB ID Number 100

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash	$865,031	$1,129,684
Prepaid expenses	42,539	115,006
Total Current Assets	907,570	1,244,690
Cash and investments held in Trust Account	91,872,418	88,654,397
Total Assets	$92,779,988	$89,899,087

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current Liabilities
Accrued expenses	$2,254,244	$210,811
Total Current Liabilities	2,254,244	210,811
Deferred underwriting fee	3,450,000	3,450,000
Total Liabilities	5,704,244	3,660,811

Commitments and Contingencies (Note 5)

Class A ordinary shares subject to possible redemption, 8,625,000 shares at redemption value of approximately $10.65 and $10.24 per share as of December 31, 2025 and 2024, respectively	91,872,418	88,354,397

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 286,250 shares issued and outstanding (excluding 8,625,000 shares subject to possible redemption) as of December 31, 2025 and 2024	29	29
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,156,250 shares issued and outstanding as of December 31, 2025 and 2024(1)	216	216
Accumulated deficit	(4,796,919)	(2,116,366)
Total Shareholders’ Deficit	(4,796,674)	(2,116,121)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$92,779,988	$89,899,087

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$2,980,553	$494,005
Loss from operations	(2,980,553)	(494,005)

Other income (expense):
Interest earned on investments held in Trust Account	3,821,319	2,366,001
Unrealized (loss) gain on investments held in Trust Account	(3,298)	38,396
Total other income, net	3,818,021	2,404,397
Net income	$837,468	$1,910,392

Weighted average shares outstanding of Class A redeemable ordinary shares	8,625,000	6,104,313

Basic and diluted net income per ordinary share, Class A redeemable ordinary shares	$0.08	$0.23

Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	2,442,500	2,243,636

Basic net income per ordinary share, Class A and B non-redeemable ordinary shares	$0.08	$0.23

Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	2,442,500	2,320,880

Diluted net income per ordinary share, Class A and B non-redeemable ordinary shares	$0.08	$0.23

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025 AND
FOR THE PERIOD FROM MARCH 22, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — March 22, 2024 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	2,156,250	216	24,784	—	25,000

Sale of Private Placement Shares	286,250	29	—	—	2,862,471	—	2,862,500

Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(15,969)	—	(15,969)

Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	(2,871,286)	(4,026,758)	(6,898,044)

Net income	—	—	—	—	—	1,910,392	1,910,392
Balance – December 31, 2024	286,250	29	2,156,250	216	—	(2,116,366)	(2,116,121)

Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	—	(3,518,021)	(3,518,021)

Net income	—	—	—	—	—	837,468	837,468
Balance – December 31, 2025	286,250	$29	2,156,250	$216	$—	$(4,796,919)	$(4,796,674)

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net income	$837,468	$1,910,392
Adjustments to reconcile net income to net cash used in operating activities:
Payment of operating costs through promissory note	—	44,577
Interest earned on investments held in Trust Account	(3,821,319)	(2,366,001)
Unrealized loss (gain) on investments held in Trust Account	3,298	(38,396)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	72,467	(115,006)
Accrued expenses	2,043,433	210,811
Net cash used in operating activities	(864,653)	(353,623)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(86,250,000)
Cash withdrawn from Trust Account for working capital purposes	600,000	—
Net cash provided by (used in) investing activities	600,000	(86,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of shares, net of underwriting discounts paid	—	84,525,000
Proceeds from sale of Private Placement Shares	—	2,862,500
Underwriter reimbursement	—	862,500
Repayment of promissory note – related party	—	(157,056)
Payment of offering costs	—	(359,637)
Net cash provided by financing activities	—	87,733,307

Net Change in Cash	(264,653)	1,129,684
Cash – Beginning of period	1,129,684	—
Cash – End of period	$865,031	$1,129,684

Noncash investing and financing activities:
Deferred offering costs paid directly by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs paid through promissory note - related party	$—	$112,479
Deferred underwriting fee payable	$—	$3,450,000

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Perceptive Capital Solutions Corp (the “Company”) was incorporated as a Cayman Islands exempted company on March 22, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
The Company has two subsidiaries, StarNet Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”) and StarNet Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) both incorporated on November 26, 2025. On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., entered into a business combination agreement (the “Business Combination Agreement”). The Business Combination Agreement sets forth the terms of the proposed business combination by the Company with Freenome (the “Proposed Freenome Business Combination”). The Proposed Freenome Business Combination was unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the first half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
As of December 31, 2025, the Company had not commenced any operations. All activity for the period from March 22, 2024 (inception) through December 31, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on June 11, 2024. On June 13, 2024, the Company consummated the Initial Public Offering of 8,625,000 Class A ordinary shares, par value $0.0001 per share (the “Public Shares”), which included the full exercise by the underwriter of the Initial Public Offering of its over-allotment option in the amount of 1,125,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $86,250,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 286,250 private placement shares (the “Private Placement Shares”) to Perceptive Capital Solutions Holdings (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $2,862,500 in the aggregate, which is described in Note 4.
Transaction costs amounted to $4,809,616, consisting of $1,725,000 of cash underwriting fee, $3,450,000 of deferred underwriting fee (see Note 5), and $497,116 of other offering costs, offset by a reimbursement from the underwriter of $862,500.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Following the closing of the Initial Public Offering, on June 13, 2024, an amount of $86,250,000 ($10.00 per share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares was placed in the trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, including in demand deposit accounts at a bank, or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, including the Proposed Freenome Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (as defined below)). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). The Public Shares were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
Upon the public announcement of the initial Business Combination, if the Company elects to conduct redemptions pursuant to the tender offer rules, the Company and the Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase the Public Shares in the open market, in order to comply with Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event the Company conducts redemptions pursuant to the tender offer rules, the offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and the Company will not be permitted to complete the initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of public shares the Company is permitted to redeem. If public shareholders tender more shares than the Company has offered to purchase, the Company will withdraw the tender offer and not complete such initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide Public Shareholders the right to have their shares redeemed or repurchased in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within the time period during which the Company is required to consummate a Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association (the “Business Combination Period”) or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously withdrawn or eligible to be withdrawn by the Company to fund the Company’s working capital requirements, subject to an annual limit of $300,000, and/or to pay the Company’s taxes (which shall not be subject to the $300,000 annual limitation described in the foregoing) (“Permitted Withdrawals”), divided by the number of the then-outstanding Public Shares.
If the Company has not completed a Business Combination within the Business Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish

Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares (as defined below) and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Business Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Business Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Business Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Sponsor has not made reserves for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of December 31, 2025, the Company had operating cash of $865,031 and a working capital deficit of $1,346,674. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. The Company does not believe it has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these consolidated financial statements.
In accordance with Amended and Restated Memorandum and Articles of Association, the Company has 24 months from the date of IPO (“Initial Public Offering”), or until June 13, 2026, to consummate the Initial Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently June 13, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.
In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company’s liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying consolidated financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.
NOTE 2— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $865,031 and $1,129,684 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.
Cash and Investments Held in Trust Account
At December 31, 2025 and 2024, substantially all the assets held in the Trust Account amounting to $91,872,418 and $88,654,397, respectively, were invested in U.S. Treasury securities. The Company’s marketable securities are presented at fair value on the balance sheet. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on investments held in Trust Account in the statement of operations. For the year ended December 31, 2025, the Company withdrew an amount of $600,000 from the Trust Account for working capital purposes. For the period from March 22, 2024 (inception) through December 31, 2024, the Company did not withdraw any interest earned on the Trust Account.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, — “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Public Shares using the residual method. At Initial Public Offering, offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the Private Placement Shares were charged to shareholders’ deficit.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to its short-term nature.
Class A Ordinary Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2025 and 2024, Public Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. For the period ended December 31, 2025, the Company withdrew $600,000 of interest income from the Trust Account to fund working capital as permitted.

At December 31, 2025 and 2024, the Public Shares subject to redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$86,250,000
Less:
Class A ordinary shares issuance costs	(4,793,647)
Plus:
Accretion of carrying value to redemption value	6,898,044
Class A ordinary shares subject to possible redemption, December 31, 2024	88,354,397
Plus:
Accretion of carrying value to redemption value	3,518,021
Class A ordinary shares subject to possible redemption, December 31, 2025	$91,872,418

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Certain of its Class A ordinary shares are redeemable and certain of its Class A ordinary shares are non-redeemable. Income and losses are shared pro rata between its Class A redeemable shares and its Class A and Class B non-redeemable shares. This presentation assumes an initial Business Combination as the most likely outcome. The Company does not have any dilutive instruments. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2025		For the Period from March 22, 2024 (Inception) Through December 31, 2024
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Basic net income per ordinary share:
Numerator:
Allocation of net income	$652,646	$184,822	$1,396,946	$513,446
Denominator:
Basic weighted average ordinary shares outstanding	8,625,000	2,442,500	6,104,313	2,243,636
Basic net income per ordinary share	$0.08	$0.08	$0.23	$0.23

	For the Year Ended December 31, 2025		For the Period from March 22, 2024 (Inception) Through December 31, 2024
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Diluted net income per ordinary share:
Numerator:
Allocation of net income	$652,646	$184,822	$1,384,138	$526,254
Denominator:
Diluted weighted average ordinary shares outstanding	8,625,000	2,442,500	6,104,313	2,320,880
Diluted net income per ordinary share	$0.08	$0.08	$0.23	$0.23

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Recent Accounting Standards
In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 8,625,000 Public Shares, which included a full exercise by the underwriter of its over-allotment option in the amount of 1,125,000 Public Shares, at a price of $10.00 per Public Share.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On March 27, 2024, the Sponsor paid $25,000 to cover certain of the Company’s expenses in exchange for the issuance of 2,156,250 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Sponsor agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the

Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.
On April 22, 2024, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna, Kenneth Song, and Harlan Waksal, at a price of $0.01 per share. Each director paid $300 or an aggregate purchase price of $900 in consideration of the assignment of Founder Shares. The sale or allocation of the Founders Shares to the Company’s independent directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company assigned Founder Shares to the Company’s director nominees at a price of $900. This set of Founder Shares was granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to this set of Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the consummation of the Proposed Freenome Business Combination, in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. The Company will reflect the transactions in its financial statements when the Proposed Freenome Business Combination is consummated. If the Proposed Freenome Business Combination does not close for any reason, the Company will not recognize compensation expense associated with the Founder Shares.
The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 286,250 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $2,862,500. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and held in the Trust Account. Such Private Placement Shares are identical to the Class A ordinary shares sold in the Initial Public Offering. If the Company does not consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering, any proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Holders of the Private Placement Shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with (i) the completion of the initial Business Combination and (ii) the implementation by the directors of, following a shareholder vote to approve, an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed or repurchased in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares. The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 27, 2024, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2024 or the completion of the Initial Public Offering. Upon the completion of the Initial Public Offering, on June 13, 2024, the Company fully repaid this promissory note and it is no longer available. As of December 31, 2025, the Company had no borrowings under the promissory note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account or funds from Permitted Withdrawals to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share. As of December 31, 2025 and 2024, the Company had no outstanding borrowings under the Working Capital Loans.
Administrative Services and Indemnification Agreement
The Company entered into an agreement, commencing on June 11, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, (i) to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services and (ii) to indemnify the Sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with the Company’s affairs, as described in more details in the Administrative Services and Indemnification Agreement. For the year ended December 31, 2025, the Company incurred and paid $180,000 in fees for these services, respectively. For the period from March 22, 2024 (inception) through December 31, 2024, the Company incurred and paid $99,500 in fees for these services.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration Rights
The Initial Shareholders, as the holders of the Founder Shares and Private Placement Shares, including from time to time the Private Placement Shares that may be issued upon conversion of Working Capital Loans and any Class A ordinary shares issuable upon conversion of Founder Shares, will be entitled to registration rights pursuant to the registration and shareholder rights agreement, dated as of June 13, 2024, by and among the Company, the Sponsor and the Initial Shareholders party thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter elected to fully exercise the over-allotment option to purchase the additional 1,125,000 Public Shares at a price of $10.00 per Public Share.
The underwriter was entitled to a cash underwriting discount of $0.20 per Public Share, or $1,725,000 in the aggregate, paid upon the closing of the Initial Public Offering. The underwriter agreed to reimburse the Company at the closing of the Initial Public Offering for all reasonable out-of-pocket expenses and fees (including for the avoidance of doubt, a portion of the upfront underwriting commissions payable in connection with the closing of the Initial Public Offering) incurred by the Company in connection with the Initial Public Offering in an amount not to exceed 1.0% of the gross proceeds of the Initial Public Offering. On June 13, 2024, as part of the closing of the Initial Public Offering, the Company received reimbursement from the underwriter of $862,500.
In addition, the underwriter is entitled to a deferred fee of $0.40 per Public Share, or $3,450,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties
United States and global markets are experiencing volatility and disruption following the geopolitical tensions and conflicts. Although the length and impact of the ongoing geopolitical conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Further, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect the Company’s search for a target and/or the Company’s ability to complete an initial Business Combination. Recently, the United States has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the United States, other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs, and the Company cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.
Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on certain businesses (either due to domestic businesses’ reliance on imported goods or dependence on access to foreign markets, or foreign businesses’ reliance on sales into the United States). In addition, retaliatory tariffs could have a significant negative impact on foreign businesses that rely on imports from the United States, and domestic businesses that rely on exporting goods internationally. These tariffs and threats of tariffs and other potential trade policy changes could negatively affect the attractiveness of certain initial Business Combination targets, negatively impact the Company’s ability to raise capital in connection with an initial Business Combination or lead to material adverse effects on a post-Business combination company. Among other things, historical financial performance of companies affected by trade policies and/or tariffs may not provide useful guidance as to the future performance of such companies, because future financial performance of those companies may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. The business prospects of a particular target for a Business Combination could change even after the Company enters into a business combination agreement, as a result of tariffs or the threat of tariffs that may have a material impact on that target’s business, and it may be costly or impractical for the Company to terminate that business combination agreement. In addition, investors may be hesitant or unwilling to invest in businesses due to the impact of the tariffs and foreign retaliatory tariffs on the global macroeconomic conditions and the public trading markets. These factors could affect the Company’s selection of a Business Combination target.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the such factors, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.
Business Combination Agreement
On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., a Delaware corporation (“Freenome”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Proposed Freenome Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the first half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
Subject to the terms and conditions of the Business Combination Agreement, we will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation (the “Domestication”) and change our name to Freenome, Inc. (“New Freenome”). Immediately prior to the Domestication, the holders of each issued and outstanding Class B ordinary share will elect to convert their Class B ordinary shares into Class A ordinary shares and immediately prior to the Domestication, the Company will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn. In connection with the Domestication, each issued and outstanding Class A ordinary share will be converted into one share of common stock, par value $0.0001 per share, of New Freenome (the

“New Freenome Common Stock”). Following the Domestication, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to such merger, as a wholly-owned subsidiary of New Freenome (the “First Merger”). At the time the First Merger becomes effective (the “Effective Time”), (i) each share of Freenome common stock (collectively, “Freenome Common Shares”) issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock based on an exchange ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement (the “Exchange Ratio”); (ii) each option to purchase Freenome Common Shares (each, a “Freenome Option”), whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for options to purchase New Freenome Common Stock under the equity incentive plan to be adopted by PCSC in advance of the Closing (the “New Freenome Equity Incentive Plan”), in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each restricted stock unit award that is outstanding with respect to Freenome Common Shares (each, a “Freenome RSU Award”), whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a restricted stock unit award under the New Freenome Equity Incentive Plan that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.
As part of the same overall transaction as the First Merger, subject to the terms and conditions of the Business Combination Agreement, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving company in the merger (the “Second Merger” and together with the First Merger, the “Mergers”).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, certain insiders of the Company (“PCSC Insiders”) and Freenome entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each PCSC Insider, as a holder of Class B ordinary shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Proposed Freenome Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Proposed Freenome Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in the Company prior to the Closing, and (v) be subject to the restrictions contemplated by the Lock-Up Agreements (as defined below) in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, on December 5, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain existing stockholders of Freenome (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, on the date the Closing occurs (the “Closing Date”), an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $240,000,000 (the “PIPE Financing”).

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) satisfaction of all conditions precedent to the Closing ; and (iii) the absence of specified adverse judgements, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the Proposed Freenome Business Combination.
The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor (in its capacity as such) would reasonably expect to receive under the Subscription Agreements; (ii) the material truth and accuracy of the representations and warranties of the Company in the Subscription Agreements, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits (other than terms particular to the legal or regulatory requirements of such other PIPE Investor or its affiliates or related persons); (iv) all specified consents, waivers or other authorizations and notices, required to be made in connection with the issuance and sale of New Freenome Common Stock under the Subscription Agreements shall have been obtained or made, except where failure to so obtain would not prevent the Company from consummating the transactions contemplated by the Subscription Agreements; (v) material compliance by the Company with its covenants, agreements and conditions under the Subscription Agreements; (vi) there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Subscription Agreements that is continuing.
The Subscription Agreements provide that the Company will grant the Investors certain customary registration rights.
The Subscription Agreement represents a freestanding equity-linked contract that obligates the Company to issue a fixed number of shares for a fixed amount of cash upon satisfaction of the closing conditions. The contract does not include any embedded features requiring separate accounting under ASC 815-10 and does not meet the criteria for liability classification under ASC 480-10, as it does not require redemption, cash settlement, or issuance of a variable number of shares. The contract is indexed to the Company’s own stock and requires physical delivery of common shares. The Company has sufficient authorized and unissued common shares to settle the contract, and all settlement alternatives are within the Company’s control. Accordingly, the Subscription Agreement qualifies for equity classification under ASC 815-40.
The Company will recognize the proceeds from the Subscription Agreement and record the related equity issuance upon the closing of the Business Combination, when the Company receives the cash consideration and issues the Subscribed Shares.
Freenome Transaction Support Agreements and Stockholder Written Consents
Promptly after the signing of the Business Combination Agreement, certain stockholders of Freenome (collectively, the “Freenome Supporting Stockholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the Freenome Supporting Stockholders have agreed to, among other things, (a) (i) in favor of the approval and adoption of the Business Combination Agreement and the Proposed Freenome Business Combination, and (ii) against and withhold consent to any alternative acquisition proposal or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the conditions to Closing thereunder and otherwise impede or prevent the consummation of the Proposed Freenome Business Combination, (c) not, directly or indirectly, initiate, encourage or otherwise facilitate an alternative acquisition proposal, and (d) refrain from transferring any covered securities
Investor Rights Agreement
In connection with the Closing, New Freenome, the Sponsor, and certain stockholders of Freenome will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, New Freenome will agree that, within 30 calendar days following the Closing Date, New Freenome will file with the SEC a registration statement registering the resale of certain shares of New Freenome Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Freenome will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement amends and restates the Registration Rights Agreement.
NOTE 6. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were 286,250 Class A ordinary shares issued and outstanding, excluding 8,625,000 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were 2,156,250 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Unless otherwise specified in the Amended and Restated Memorandum and Articles of Association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by the shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Amended and Restated Memorandum and Articles of Association; such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. The board of directors is divided into three classes, each of which will generally serve for terms of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the election of directors can elect all of the directors. The shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares are not entitled to vote on the election of directors during such time. Further, prior to the closing of the Business Combination, only holders of the Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, the Initial Shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment of directors prior to the Business Combination and the Company’s continuation in a jurisdiction outside the Cayman Islands prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds of the Company’s outstanding Class B ordinary shares.
Subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein, the Founder Shares, which are designated as Class B ordinary shares, will be convertible at the option of the holder on a one-for-one basis or will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares and including any Class A ordinary share issued pursuant to the underwriter’s over-allotment option and including any Class A ordinary shares that may have been issued on a one-for-one basis upon conversion of the Class B ordinary shares at the option of the holder thereof prior to the initial Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association) upon consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent shares issued to the Sponsor, members of the management team or any of their affiliates upon conversion of Working Capital Loans made to the Company. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 7. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2025, assets held in the Trust Account were comprised of $234 in cash and $91,872,184 in U.S. Treasury securities. During the year ended December 31, 2025, the Company withdrew $600,000 of interest income from the Trust Account to fund working capital as permitted.
At December 31, 2024, assets held in the Trust Account were comprised of $430 in cash and $88,653,967 in U.S. Treasury securities. During the period from March 22, 2024 (inception) through December 31, 2024, the Company did not withdraw any interest income from the Trust Account.
The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2025 and 2024 are as follows:

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (matured February 19, 2026)	1	$91,837,137	$35,047	$91,872,184

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2024	U.S. Treasury Securities (matured April 3, 2025)	1	$88,615,571	$38,396	$88,653,967

NOTE 8. SEGMENT INFORMATION
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the consolidated statements of operations as net income (loss). The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	As of December 31, 2025	As of December 31, 2024
Cash	$865,031	$1,129,684
Investments held in Trust Account	$91,872,418	$88,654,397

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$2,980,553	$494,005
Interest earned on investments held in Trust Account	$3,821,319	$2,366,001

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.
All other segment items included in net income are reported on the consolidated statements of operations and described within their respective disclosures. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Freenome Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Freenome Holdings, Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.
San Jose, California
March 30, 2026

FREENOME HOLDINGS, INC.
Consolidated Balance Sheets
(in thousands, except shares and par value data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$78,558	$67,052
Short-term marketable securities	138,106	176,414
Accounts and other receivables	1,307	1,662
Prepaid expenses and other current assets	8,520	7,475
Total current assets	226,491	252,603
Property and equipment, net	155,776	173,866
Operating lease right-of-use assets, net	97,055	100,903
Intangible assets, net	3,300	4,368
Goodwill	10,513	10,513
Other long-term assets	4,800	549
Restricted cash	9,118	9,118
Total assets	$507,053	$551,920
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,084	$21,012
Accrued compensation and other related benefits	13,424	12,364
Accrued expenses and other current liabilities	3,783	3,465
Deferred revenue, current	7,123	—
Current portion of lease liabilities	10,114	5,043
Total current liabilities	40,528	41,884
Long-term liabilities:
Lease liabilities, net of current portion	199,015	201,473
Convertible note, at fair value	41,600	—
Convertible note, related party	60,895	—
Deferred revenue, non-current	49,138	—
Other long-term liabilities	15,433	—
Total liabilities	406,609	243,357
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.0001 par value – 213,700,719 shares authorized as of December 31, 2025 and 2024; and 212,541,832 shares issued and outstanding as of December 31, 2025 and 2024	1,363,580	1,363,580
Stockholders’ deficit
Common stock, $0.0001 par value – 302,184,000 shares authorized as of December 31, 2025 and 2024; 26,267,598 and 29,248,066 shares issued as of December 31, 2025 and 2024, respectively; 26,267,598 and 25,973,713 shares outstanding as of December 31, 2025 and 2024, respectively	3	3
Additional paid-in capital	83,834	75,259
Treasury stock, at cost	—	(2,619)
Accumulated other comprehensive gain	132	102
Accumulated deficit	(1,347,105)	(1,127,762)
Total stockholders’ deficit	(1,263,136)	(1,055,017)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$507,053	$551,920

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenue:
License and collaboration revenue	$27,139	$—
Service and other revenue	3,270	2,882
Total revenue	30,409	2,882
Operating costs and expenses:
Cost of services	1,944	2,564
Research and development	197,117	225,749
General and administrative	54,817	66,542
Total operating costs and expenses	253,878	294,855
Loss from operations	(223,469)	(291,973)
Other income, net:
Interest and investment income, net	6,914	17,584
Interest expense	(2,820)	—
Other income (expense), net	32	(32)
Net loss	(219,343)	(274,421)
Deemed dividends	—	(6,852)
Net loss attributable to common stockholders	$(219,343)	$(281,273)

Net loss per share attributable to common stockholders, basic and diluted	$(8.28)	$(10.76)
Weighted-average shares of common stock outstanding, basic and diluted	26,497,083	26,138,181

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2025	2024
Net loss	$(219,343)	$(274,421)
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities	(1)	143
Foreign currency translation adjustments	31	46
Other comprehensive income	30	189
Comprehensive loss	$(219,313)	$(274,232)

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	176,864,758	1,099,925	25,413,860	$3	$48,532	$(2,619)	$(87)	$(846,489)	$(800,660)
Issuance of Series F convertible preferred stock, net of issuance costs	35,677,074	263,655	—	—	—	—	—	—	—
Deemed dividend upon down round of convertible preferred stock	—	—	—	—	6,852	—	—	(6,852)	—
Issuance of shares upon exercise of stock options	—	—	559,853	—	593	—	—	—	593
Stock-based compensation expense	—	—	—	—	19,282	—	—	—	19,282
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	143	—	143
Foreign currency translation adjustment	—	—	—	—	—	—	46	—	46
Net loss	—	—	—	—	—	—	—	(274,421)	(274,421)
Balance as of December 31, 2024	212,541,832	1,363,580	25,973,713	3	75,259	(2,619)	102	(1,127,762)	(1,055,017)
Retirement of treasury stock	—	—	—	—	(2,619)	2,619	—	—	—
Issuance of shares upon exercise of stock options	—	—	293,885	—	639	—	—	—	639
Stock-based compensation expense	—	—	—	—	10,555	—	—	—	10,555
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(1)	—	(1)
Foreign currency translation adjustment	—	—	—	—	—	—	31		31
Net loss	—	—	—	—	—	—	—	(219,343)	(219,343)
Balance as of December 31, 2025	212,541,832	$1,363,580	26,267,598	$3	$83,834	$—	$132	$(1,347,105)	$(1,263,136)

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(219,343)	$(274,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,356	15,867
Noncash lease expense	3,848	10,278
Stock-based compensation expense	10,555	19,282
Net accretion and amortization of investments in marketable securities	(4,130)	(7,942)
Loss from disposal of property and equipment	204	863
Non-cash interest expense and amortization of debt issuance costs	1,549	—
Changes in operating assets and liabilities:
Accounts and other receivables	355	2,303
Prepaid expenses and other current assets	(1,045)	4,891
Other long-term assets	269	(37)
Accounts payable	(2,333)	10,717
Accrued compensation and other related benefits	1,060	(2,846)
Accrued expenses and other current liabilities	(8)	(10,536)
Deferred revenue	56,261	—
Operating lease liabilities	2,769	35,214
Other long-term liabilities	14,964	—
Net cash used in operating activities	(110,669)	(196,367)
Cash flows from investing activities
Purchases of marketable securities	(256,563)	(436,565)
Proceeds from sales and maturities of marketable securities	299,000	444,000
Acquisition of Oncimmune, net of cash acquired	—	165
Purchases of property and equipment	(21,054)	(60,410)
Net cash provided by (used in) investing activities	21,383	(52,810)
Cash flows from financing activities
Payments made on finance leases	(159)	(256)
Proceeds from convertible notes	101,636	—
Convertible notes issuance costs	(515)	—
Payment for offering costs	(840)	—
Proceeds from issuance of preferred stock	—	263,963
Preferred stock issuance costs	—	(308)
Proceeds from issuance of common stock upon exercise of stock options	639	593
Net cash provided by financing activities	100,761	263,992
Effect of exchange rate changes on cash and cash equivalents and restricted cash	31	46
Net increase in cash and cash equivalents	11,506	14,861
Cash, cash equivalents and restricted cash at beginning of period	76,170	61,309
Cash, cash equivalents and restricted cash at end of period	$87,676	$76,170
Reconciliation to amounts on the Consolidated Balance Sheets:
Cash and cash equivalents	$78,558	$67,052
Restricted cash	9,118	9,118
Total cash, cash equivalents and restricted cash	$87,676	$76,170
Supplemental disclosures of cash flow information:
Cash paid for interest on finance lease liabilities	$—	$20
Lease liabilities arising from obtaining right-of-use assets	$3	$8,708
Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$—	$4,627
Deemed dividend upon down round of convertible preferred stock	—	6,852
Unpaid deferred offering costs included in accounts payable and accrued expenses	3,680	—

The accompanying notes are an integral part of these consolidated financial statements.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements
Notes to Consolidated Financial Statements
Note 1—Description of Business
Freenome Holdings, Inc. (together with its wholly-owned subsidiaries, the “Company”) is a biotechnology company pioneering an early cancer detection platform. The Company’s initial programs are focused on colorectal cancer with a pipeline of single-cancer and multi-cancer tests under development, including lung, breast, cervical, liver, pancreatic and esophageal cancers.
The Company was incorporated in Delaware in 2016. The Company’s headquarters are located in Brisbane, California.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codifications (“ASCs”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Liquidity and Going Concern
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred losses and negative cash flows from operations since its inception. During the year ended December 31, 2025, the Company incurred a net loss of $219.3 million, used $110.7 million of cash in operations and had an accumulated deficit of $1.3 billion. As of December 31, 2025, the Company had approximately $216.7 million in cash, cash equivalents, and short-term marketable securities. Based on its current operating plan, the Company believes that its cash, cash equivalents, and short-term marketable securities as of December 31, 2025, will not be sufficient to fund its anticipated operating expenses and capital expenditure requirements for at least the next 12 months from the date of issuance of these consolidated financial statements. Management has therefore concluded that there is substantial doubt about the Company’s ability to continue as a going concern for at least the next 12 months following the issuance of these financial statements. The Company is pursuing a transaction with a publicly traded special purpose acquisition company (“SPAC”) and expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company may seek additional equity or debt financing, including through strategic partnerships. The Company also plans to manage its cash burn by controlling expenditures. Failure to generate sufficient cash flow from operations, raise additional capital, and manage discretionary spending could have a material impact on the Company’s ability to achieve its intended business objectives, including the inability to continue with its research and development activities, the delay, reduction, or elimination of some or all of its planned activities, and the reduction of costs. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
The Company expects to incur additional losses in the future and will be required to raise additional capital to further advance its research and development (“R&D”) programs, prepare for potential regulatory submissions, commercialize tests that receive regulatory approval, if any, operate its business, and meet its financial obligations as they come due. If the Company has insufficient funding to meet its working capital needs, it could be required to modify, delay, or reduce the scope of, or terminate some of, its R&D activities and/or limit or cease operations, which could harm its business, operating results, financial condition, and ability to achieve its intended business objectives. If the Company’s cash, cash equivalents, and marketable securities are not sufficient to enable the Company to fund its operations, the Company may need to raise additional funds through the sale of additional equity, debt financings, grants, or strategic alliances with third parties, which may be dilutive to existing stockholders. There can be no assurances that such funding sources will be available at terms acceptable to the Company, or at all.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenue and expenses during the reported periods, and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.
These judgments, estimates and assumptions made by management include, but are not limited to, the determination of:
•	fair value of the Company’s convertible preferred stock;
•	fair value of the Company’s common stock;
•	impairment assessment of goodwill and intangible assets;
•	impairment assessment and recoverability of long-lived assets;
•	stock-based compensation expense and related assumptions;
•	income tax uncertainties and valuation allowance for deferred tax assets;
•	performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation; and
•	the fair value of the convertible notes.
In addition, management’s assessment of the Company’s ability to continue as a going concern involves an estimation of the amount and timing of future cash inflows and outflows. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period, that are not readily apparent from other sources. Estimates and assumptions are periodically reviewed considering changes in circumstances, facts, or experience. Changes in estimates and assumptions are reflected in reported results in the period in which they become known.
Segment Information
The Company operates as one operating and reportable segment. The Company’s Chief Executive Officer serves as the chief operating decision maker (the “CODM”) and manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Factors used in determining the reportable segment include the nature of the Company’s activities, its organizational and reporting structure, and the type of information reviewed by the CODM. The CODM reviews significant segment expenses based on financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance and allocating resources (See Note 23).
Risks and Uncertainties
The Company is subject to risks and uncertainties common to companies in the biopharmaceutical and diagnostic test industries, including, but not limited to, risks associated with failure or unsatisfactory results of nonclinical and clinical studies, the need for significant capital to fund clinical trials and development of its diagnostic test candidates, dependence on strategic relationships with collaboration partners and key personnel, the ability to develop, secure, and protect proprietary technology rights, compliance with government regulations, the development of technological innovations by competitors, and dependence on third-party service providers.
The Company relies on a limited number of third-party manufacturers and service providers, some of whom are sole suppliers or service providers, for a portion of the components, accessories, reagents, materials, and equipment that

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
it uses in its operations. A disruption or interruption in supply from these suppliers, or in the operations of such suppliers, would negatively impact the Company’s business, supply chain, and laboratory operations.
The Company’s business and operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges, such as the effects of the ongoing geopolitical conflicts in Venezuela, Ukraine, and the Middle East, tensions in U.S.–China relations, tensions in U.S.–Canada and Mexico relations related to tariffs, and uncertainty in the financial markets, including disruptions in the banking industry and inflationary trends.
Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents include cash deposits in banks and all highly liquid investments that are readily convertible to cash (maturity of three months or less at the time of purchase).
Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of December 31, 2025, and 2024, the Company’s restricted cash consisted of cash deposits required to support irrevocable standby letters of credit provided to the landlord pursuant to certain lease agreements. The Company determines current or non-current classification of restricted cash on the consolidated balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $9.1 million at December 31, 2025, and 2024, respectively.
Marketable Securities
Investments in marketable securities are held in custodial accounts at a financial institution and managed by the Company’s investment advisor based on the Company’s investment policy guidelines. The Company considers all highly liquid investments in securities with a maturity of greater than three months at the time of purchase to be marketable securities. The Company classifies its marketable securities as available-for-sale at the time of purchase and reevaluates such designation at each balance sheet date. Unrealized gains and losses on available-for-sale securities are excluded from earnings and are recorded in accumulated other comprehensive (loss) income until realized.
The amended guidance from ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requires the measurement of expected credit losses for available-for-sale debt securities held at the reporting date over the remaining life based on historical experience, current conditions, and reasonable and supportable forecasts. The Company evaluates its investment portfolio under the available-for-sale debt securities impairment model guidance.
Concentrations of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, restricted cash, and marketable securities. The Company’s cash, cash equivalents, and restricted cash are maintained in bank deposit accounts and money market funds that regularly exceed federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash, cash equivalents, and restricted cash to the extent account balances exceed the amounts insured by the Federal Deposit Insurance Corporation. However, the Company minimizes the risks by investing cash that is not required for immediate operating needs primarily in highly liquid financial instruments. The Company has established guidelines relative to diversification and maturities of investments to maintain safety and liquidity. The Company has not historically experienced any significant credit losses related to these financial instruments and does not believe that it is exposed to any significant credit risk related to these financial instruments.
Fair Value Measurements
The Company utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments. The guidance establishes a fair value hierarchy for financial instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
developed based on the best information available in the circumstances. Fair value is defined as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy contains three levels of inputs that may be used to measure fair value, in accordance with ASC 820, Fair Value Measurement, the first two are considered observable and the last is considered unobservable. These levels are as follows:
•	Level 1—inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;
•
Level 2— inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
Level 3— inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies, or similar valuation techniques, as well as significant management judgment or estimation.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.
Marketable securities that are classified as available-for-sale are recorded at estimated fair value and are included in Level 1 or Level 2 of the fair value hierarchy. The Company classifies its money market funds and U.S. treasury securities, which are valued based on quoted market prices in active markets with no valuation adjustment, as Level 1 assets within the fair value hierarchy. Marketable securities in U.S. government agency securities, certain U.S. treasury securities and commercial paper are classified as Level 2 assets within the fair value hierarchy as the fair value of these marketable securities is based on market prices from a variety of industry standard data providers and generally represents quoted prices for similar assets in active markets or has been derived from observable market data (see Note 5).
The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying value of cash, accounts payable, accrued expenses and other current liabilities and convertible note, related party approximate fair value because of the short-term nature of those instruments. The fair value of intangible assets is determined using methodologies such as the multi-period excess earnings method and the discounted cash-flow method, which require the use of significant inputs not observable in the market and thus represent Level 3 measurements (see Note 3). Fair value estimates of the Company’s financial instruments are made at a specific point in time based on relevant market information.
Convertible Note, at fair value
ASC 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheets or the footnotes from those instruments using another measurement method. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.
The Company elected to measure the Convertible Note issued to Exact Sciences Corporation (the “Exact Convertible Note”) using the fair value option at each reporting date. See Note 18 for more information regarding the Convertible Note issued to Exact Sciences.
Convertible Note with a related party
The Company did not elect the fair value option for the Convertible Note with a related party. The Convertible Note with a related party was accounted for using the interest method under ASC 835-30, Interest – Imputation of Interest (“ASC 835-30”). See Note 18 for more information regarding the Convertible Note entered into with a related party during the period.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over estimated useful lives of the related assets using the straight-line method, once the asset is installed and placed into service. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.
The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (in years)
Machinery and equipment	5 years
Computer software	3 years
Computer equipment	2 - 5 years
Laboratory equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Business Combinations
Business Combinations are accounted for under the acquisition method in accordance with ASC 805, Business Combinations. The acquisition method requires identifiable assets acquired and liabilities assumed, including contingencies, to be recorded at the fair value determined at the acquisition date, which is the date that the acquirer obtains control of the acquired business. The Company determines whether substantially all of the gross assets acquired are concentrated in a single identifiable asset or a group of similar identifiable assets, and whether the assets and activities transferred include inputs and substantive processes that together significantly contribute to the ability to create outputs, which would constitute a business. If the acquired assets and activities constitute a business, the Company accounts for the transaction as a business combination and determines the fair value of assets acquired and liabilities assumed. Goodwill represents the purchase price over the fair value of tangible and intangible assets acquired and liabilities assumed. The operating results of acquired businesses are included in the Company’s consolidated statement of operations from the date of acquisition.
Purchased intangible assets are recorded at fair value. The Company uses a discounted cash flow model to value intangible assets. Significant judgment is used in determining the fair values of assets acquired and liabilities assumed, as well as identified intangible assets and their estimated useful lives. Fair value and useful life determinations may be based on valuations that utilize among other factors, estimates of revenue growth rates, operating expenses, integration costs, obsolescence factors, future expected cash flows and discount rates attributable to completed technology and other acquired intangible assets. When estimating the assumptions to be used in the valuation, the Company includes a consideration of current industry information, market and economic trends, historical results of the acquired business, and other relevant factors. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results. Acquisition-related costs are expensed as incurred.
Goodwill and Intangible Assets
The Company’s amortizable intangible assets include developed technology and customer relationships, which are amortized using a straight-line method over their estimated useful lives. Finite-lived intangible assets subject to amortization are reviewed for impairment in accordance with ASC 360, Property, Plant and Equipment.
In accordance with ASC 350, Intangibles-Goodwill and Other, goodwill is not amortized but is tested on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such circumstances could include, but are not limited to, a significant adverse change in business climate, increased competition, or other economic conditions.
The Company evaluates goodwill for possible impairment at the reporting unit level on an annual basis during its fourth quarter each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
amount of such assets may not be recoverable. ASC 350 allows an optional one-step qualitative assessment, prior to a quantitative assessment test, to determine whether it is “more likely than not” that the estimated fair value of a reporting unit exceeds its carrying value. Qualitative factors considered in this assessment include industry and market conditions, overall financial performance, and other relevant events and factors affecting the Company’s business. Based on the quantitative and qualitative assessment, if it is determined that the fair value of goodwill is more likely than not to be less than its carrying amount, the fair value of a reporting unit will be calculated and compared with its carrying amount and an impairment charge will be recognized for the amount that the carrying value exceeds the fair value. The Company did not record any impairment of goodwill during the years ended December 31, 2025 and 2024.
Impairment of Long-lived Assets
ASC 360 is applicable to all long-lived assets subject to amortization that are classified as held and used, regardless of whether they are tangible or intangible. Assets subject to this guidance include property and equipment, assets acquired under capital leases, long-term prepaid assets, and finite-lived intangible assets. The Company reviews long-lived assets classified as held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company did not recognize any impairment charges during the years ended December 31, 2025 and 2024.
Leases
Operating leases primarily include lease arrangements for the Company’s corporate headquarters, laboratory facilities, and warehouse facilities (see Note 10). Operating leases with a term of more than one year are included in operating lease ROU assets and lease liabilities on the Company’s consolidated balance sheets. Finance lease ROU assets are recognized in Property and equipment, net on the Company’s consolidated balance sheets.
The Company determines if an arrangement includes a lease at the inception of the agreement. For each of the Company’s lease arrangements, the Company records a ROU asset representing the Company’s right to use an underlying asset for the lease term and a lease liability representing the Company’s obligation to make lease payments. Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the net present value of the remaining future minimum lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities, as the Company’s leases generally do not provide an implicit rate. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease inception to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease within a particular currency environment. ROU assets initially equal the lease liability, adjusted for any prepaid lease payments and initial direct costs incurred, less any lease incentives received. Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term and variable lease costs are expensed as incurred. The Company has lease arrangements with lease and non-lease components. The Company has elected the practical expedient to not separate lease and non-lease components for its leased assets and accounts for all lease and non-lease components of its agreements as a single lease component. The Company also elected the practical expedient not to apply the recognition and measurement requirements to short-term leases in which ROU assets and lease liabilities are not recognized for leases with terms of 12 months or less as of the lease commencement date.
Certain of the Company’s leases include renewal options which allow the Company to, at its election, renew or extend the lease for a fixed or indefinite period of time. These renewal periods are included in the lease terms when the Company is reasonably certain the options will be exercised based on an assessment of economic factors present as of the lease commencement date.
The Company also leases certain equipment used for R&D activities under finance lease agreements. An asset and a corresponding liability for the finance lease obligations are established for the cost of a finance lease. Finance lease assets are included in property and equipment and are immaterial as of December 31, 2025 and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Convertible Preferred Stock
The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies convertible preferred stock outside of stockholders’ deficit on its consolidated balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control, including the sale or transfer of the Company by holders of the convertible preferred stock which could trigger redemption of the shares. In the event of a deemed liquidation event, the proceeds from the event are to be distributed in accordance with liquidation preferences (see Note 11). The Company will adjust the carrying value of the convertible preferred stock to their redemption values when it becomes probable that a liquidation event will occur. The Company did not accrete the value of the convertible preferred stock to the redemption values since a future change in control event was not considered probable as of December 31, 2025 and 2024. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such liquidation events will occur, causing the shares of convertible preferred stock to become redeemable. The Company also evaluates the features of its convertible preferred stock to determine if the features require bifurcation from the underlying shares, by evaluating if they are clearly and closely related to the underlying shares and if they do, or do not, meet the definition of a derivative.
Treasury Stock
The Company accounts for treasury stock under the cost method, which recognizes the entire cost of the acquired stock, as a reduction in additional paid-in-capital, as the Company has no retained earnings, and is presented as treasury stock on the consolidated balance sheets. Reacquired common or preferred shares may be retired by resolution of the Company’s Board of Directors (the “Board”) or based on the terms of the Company’s Articles of Incorporation, as may be amended from time to time, and resume the status of authorized and unissued common stock. Upon the formal retirement of treasury shares, the common stock balance is reduced for the par value of the shares. The excess of the acquisition cost of repurchased shares over the par value is recognized in additional paid-in capital. All retired treasury shares revert to the status of authorized but unissued shares.
Revenue Recognition
The Company analyzes its collaboration and license arrangements to assess whether such arrangements, or transactions between arrangement participants, involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities or are more akin to a vendor-customer relationship. In making this evaluation, the Company considers whether the activities of the collaboration and license are considered to be distinct and deemed to be within the scope of the ASC 808 — Collaborative Agreements or those that are more reflective of a vendor-customer relationship and, therefore, within the scope of ASC 606 — Revenue from Contracts with Customers. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement.
For arrangements or transactions between arrangement participants determined to be within the scope ASC 606, the Company evaluates the term of the arrangement and recognizes revenue when the customer obtains control of promised goods or services in a contract for an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. For contracts with customers, the Company applies the following five-step model in order to determine this amount: (1) identification of the promised goods or services in the contract; (2) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (3) measurement of the transaction price, including the constraint on variable consideration; (4) allocation of the transaction price to the performance obligations; and (5) recognition of revenue when (or as) the Company satisfies each performance obligation.
As part of the accounting for these arrangements, the Company must use its judgment to determine: (a) the number of performance obligations based on the determination under step (2) above; (b) the transaction price under step (3) above; (c) the stand-alone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (4) above; and (d) the contract term and pattern of satisfaction of the performance obligations under step (5) above. The Company also uses judgment to determine whether milestones or other variable consideration, except for royalties, should be included in the transaction price as described further below. The

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each reporting period, the Company reevaluates the probability of achievement of all milestones that were constrained and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings or losses in the period of adjustment.
For arrangements that include sales-based royalties, including milestone payments based on sales thresholds, and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from any of our arrangements. The accounting for these arrangements requires us to develop estimates and assumptions that require judgment. These estimates may include items such as forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. Actual results may differ materially from those estimates.
The Company records accounts receivable when its right to receive consideration is solely based on the passage of time. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. Amounts expected to be recognized as revenue within one year following the balance sheet date are classified as deferred revenue, current. Amounts not expected to be recognized as revenue within one year following the balance sheet date are classified as deferred revenue, non-current. Payment terms and conditions generally require payment within 60 days of invoicing. See Note 16, Revenues, for more information.
Cost of Services
Cost of services reflect the aggregate costs incurred in delivering the Company’s products and services and is composed of material and service costs including personnel costs, cost of consumables, kits, contract maintenance, labor, and freight associated with the service and other revenue.
Research and Development Expenses
Research and Development (“R&D”) costs are expensed as incurred. R&D costs include, but are not limited to, salaries and benefits, stock-based compensation expenses, reagents and laboratory supplies and equipment, consulting costs, as well as external R&D expenses incurred under arrangements with third parties, and other overhead expenses and costs. Payments, including non-refundable advance payments, made prior to the receipt of goods or services to be used in R&D activities are deferred and recognized as expense in the period in which the related goods are received or services are rendered. Costs to develop the Company’s technology capabilities are recorded as R&D expenses unless they meet the criteria to be capitalized as internal-use software costs. No costs have been capitalized through December 31, 2025 and 2024.
The Company does not capitalize pre-launch inventory costs until it obtains premarket regulatory approval for its diagnostic tests and future economic benefits are expected to be realized. Until regulatory approval is obtained, materials, equipment, and validation costs associated with the Company’s diagnostic workflow process that do not have an alternative future use are expensed as R&D costs. Accordingly, no inventory costs have been capitalized as of December 31, 2025 and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Clinical and pre-clinical trial costs are a component of R&D expenses. The Company accrues and expenses clinical and pre-clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with its service providers.
Stock-Based Compensation
The Company awards stock options and restricted stock units (“RSUs”) to directors and employees. The Company accounts for stock-based compensation plans using the fair value recognition and measurement provisions under U.S. GAAP.
For equity awards that vest subject to the satisfaction of service requirements, stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. The Company recognizes forfeitures in the period in which such forfeiture occurs and records stock-based compensation expense as though all awards are expected to vest.
The Company estimates the grant date fair value of stock options using the Black-Scholes option-pricing model, which requires the use of subjective assumptions. These assumptions include:
•
Expected Term— The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method in accordance with the Securities and Exchange Commission (“SEC”), Staff Accounting Bulletin (“SAB”) No. 107 and 110 (based on the mid-point between the vesting date and the end of the contractual term);

•
Expected Volatility— The expected stock price volatility assumption was determined by examining the historical volatility for industry peers, as the Company did not have any trading history for its common stock. The Company expects to continue to utilize peer volatility until such time as it has adequate historical data regarding the volatility of its own traded common stock price;

•	Expected Risk Free Interest Rate— The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options; and
•
Expected Dividend Yield— The Company has never paid, and does not anticipate paying in the foreseeable future, cash dividends on its common stock. Consequently, an expected dividend yield of zero was used.

The Company determines RSU fair values based on the estimated fair value of the underlying common stock of the Company on the grant date of the award. The vesting of the Company’s RSUs is conditioned on the satisfaction of two vesting requirements: a time-based requirement and a Liquidity Event Requirement (LER). The Company recognizes stock-based compensation expense for awards with a performance-based vesting condition over the requisite service period using the accelerated attribution method if the performance condition is deemed probable of being met.
The fair value of the Company’s common stock is determined by the Company’s board of directors with the assistance of management. The approach to estimating the fair value of the Company’s common stock is consistent with the methods outlined in American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). In accordance with the Practice Aid, the Company determined the hybrid method was the most appropriate method for determining the fair value of the common stock based on the Company’s stage of development and other relevant factors. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more scenarios is calculated using an option pricing model (“OPM”). The Company determined this was the most appropriate method for determining the fair value of the common stock based on the Company’s stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of the common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, and discounted for a lack of marketability. Under the hybrid method, an OPM was utilized to determine the fair value of the common stock in certain of the PWERM scenarios (capturing situations where the Company’s development path and future liquidity

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
events were difficult to forecast), and potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value.
Income Taxes
The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in deferred tax balances. Valuation allowances are established when necessary to reduce all or a portion of deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible.
The Company is subject to income taxes in the US and foreign jurisdictions. Judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.
Recording an uncertain tax position involves various qualitative considerations, including evaluation of comparable and resolved tax exposures, applicability of tax laws, and likelihood of settlement. The Company recognizes and measures uncertain tax positions using a two-step approach set forth in authoritative guidance. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. Judgment is required to evaluate uncertain tax positions. The Company evaluates uncertain tax positions on a regular basis. The evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of the audit, and effective settlement of audit issues.
Interest and Investment Income, net
Interest and investment income, net consists of interest income, amortization/accretion of purchase premiums/discounts for marketable securities, realized gains (losses) on sales of marketable securities, and expected credit losses, if any.
Interest expense
Interest expense consists primarily of coupon interest expense (cash interest), issuance costs and non-cash amortization of the debt discount on the convertible promissory note.
Net Loss Per Share
The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company considers its convertible preferred stock to be participating securities as, in the event a dividend is paid on common stock, the holders of convertible preferred stock and unvested shares of common stock would be entitled to receive dividends on a basis consistent with the common stockholders. The net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of those securities do not have a contractual obligation to share in losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential dilutive securities. Diluted net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potential dilutive common stock equivalents outstanding during the period if the effect is dilutive. During all periods presented, the Company incurred net losses attributable to common stockholders. Accordingly, the effect of any common stock equivalents would have been anti-dilutive during those periods and are not included in the calculation of diluted net loss per share attributable to common stockholders. See Note 14 for further information.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Deferred Offering Costs
The Company capitalizes certain legal, accounting and other third-party fees that are directly related to the Company’s in-process equity financings until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds received as a result of the equity financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs will be immediately written off to general and administrative expenses. As of December 31, 2025, the Company has recorded $4.5 million of deferred offering costs in Other long-term assets on the consolidated balance sheets. There were no deferred offering costs as of December 31, 2024.
Accounting Pronouncements Adopted
In December 2023, the FASB issued Accounting Standard Update (“ASU”) No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires companies to make additional disclosures on an annual basis related to specific categories in the rate reconciliation, provide additional information for reconciling items that meet a quantitative threshold, and disclose additional information about income taxes paid disaggregated by jurisdiction. For public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2024. For other entities, it is effective for annual periods beginning a year later. Early adoption is permitted. The Company adopted this pronouncement prospectively for the annual reporting period beginning January 1, 2025. The adoption of ASU impacts the Company’s annual disclosures only, which are reflected herein Note 15—Taxes to the consolidated financial statements.
Recently Issued Accounting Standards Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which is intended to improve disclosures by requiring additional information about specific expense categories in the notes to the financial statements on an annual and interim basis. The standard will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The standard updates may be applied on either a prospective or retrospective basis. The Company is currently evaluating the disclosure requirements related to this new standard.
In May 2025, the FASB issued ASU No. 2025-03, Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. The standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The standard is required to be applied prospectively. The Company is evaluating adoption timing and the impact the standard will have on its financial statements and related disclosures.
Note 3— Acquisition of Oncimmune Ltd.
In May 2023, the Company acquired Oncimmune Ltd. and its subsidiary, Oncimmune Europe GmbH (collectively “Oncimmune”), a global immunodiagnostics developer with a commercial product, EarlyCDT Lung, which is a blood test that detects the elevated levels of autoantibodies generated by the body’s immune system of patients in the earliest stages of lung cancer. The acquisition of Oncimmune provides the Company with clinical and commercial resources to complement the Company’s frontline screening efforts. Oncimmune’s pipeline of autoantibody targets for other cancer indications is anticipated to augment the Company’s multiomics platform with additional non-tumor-derived signals to capture a more comprehensive view of the tumor microenvironment.
The Company purchased all of the outstanding stock in Oncimmune for total consideration of $16.2 million, with $1.6 million paid in cash to shareholders and $14.5 million paid in cash to existing lenders. The acquisition did not have a material impact on the Company’s consolidated statements of operations.
The Company recognized intangible assets related to this acquisition of $5.5 million for acquired developed technology and $0.5 million for customer relationships, both with an estimated useful life of 6 years (see Note 4).

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 4— Intangible Assets, net and Goodwill
The following table presents details of intangible assets, net and goodwill as of December 31, 2025 (in thousands):

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,498)	$3,011	3.4
Customer relationships	529	(240)	289	3.4
Total intangible assets acquired	$6,038	$(2,738)	$3,300

The following table presents details of intangible assets, net and goodwill as of December 31, 2024 (in thousands):

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(1,524)	$3,985	4.4
Customer relationships	529	(146)	383	4.4
Total intangible assets acquired	$6,038	$(1,670)	$4,368

Amortization expense of finite-lived intangible assets was $1.1 million and $1.0 million for the year ended December 31, 2025, and 2024, respectively.
The following table summarizes estimated future amortization expense of finite-lived intangible assets, net (in thousands):

Year Ending December 31,	Total
2026	$1,006
2027	1,006
2028	1,006
2029	282
Total	$3,300

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 5—Fair Value Measurements
The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires that certain assets and liabilities be reflected at their fair value. The fair value of these financial instruments is based on valuations that include inputs that can be classified within one of three levels of a hierarchy established by U.S. GAAP (see Note 2). The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis and their respective input levels based on the fair value hierarchy (in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,638	—	—	29,638
Total cash equivalents	69,958	—	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,106	—	—	138,106
Total short-term marketable securities	138,106	—	—	138,106
Total assets subject to fair value measurements on a recurring	208,064	—	—	208,064
Liabilities:
Convertible note, at fair value	$—	$—	41,600	41,600
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,600	$41,600

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$50,295	$—	$—	$50,295
Total cash equivalents	50,295	—	—	50,295
Short-term marketable securities:
U.S. treasury securities	176,414	—	—	176,414
Total short-term marketable securities	176,414	—	—	176,414
Total assets subject to fair value measurements on a recurring basis	$226,709	$—	$—	$226,709

There were no transfers between Level 1, Level 2 and Level 3 during the periods presented.
The fair value of the Exact Convertible Note was determined based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. The fair value of the convertible note was determined as of the valuation date using a Monte Carlo Simulation Model. The methodology consists of simulating the value of the stock price to maturity or early conversion to determine the timing and amount of the debt payoff. The payoff amount is then discounted back to the valuation date considering a Company specific cost of debt.
The significant unobservable inputs used in the valuation as of December 31, 2025 included the following:

Estimated Stock Price	$2.44
Credit Spread	8.9%

The fair value of the Exact Convertible Note may change significantly by the estimated stock price and credit spread, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Any

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
increase or decrease in the fair value of the Company’s estimated stock price would result in an increase or decrease in the valuation of the Exact Convertible Note. A change in the credit spread would not impact the estimated fair value of the Company’s stock price. Accordingly, the use of a different market assumption may have a material effect on the estimated fair value amounts, and such changes could impact the Company’s results of operations in future periods. There was no significant change in the fair value of the Exact Convertible Note as of December 31, 2025.
Note 6— Investments in Marketable Securities
Investments in marketable available-for-sale securities consisted of the following (in thousands):

	December 31, 2025
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,631	7	—	29,638
Total cash equivalents	69,951	7	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,029	77	—	138,106
Total short-term marketable securities	138,029	77	—	138,106
Total assets measured at fair value	$207,980	$84	$—	$208,064

	December 31, 2024
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$50,295	$—	$—	$50,295
Total cash equivalents	50,295	—	—	50,295
Short-term marketable securities:
U.S. treasury securities	176,329	85	—	176,414
Total short-term marketable securities	176,329	85	—	176,414
Total assets measured at fair value	$226,624	$85	$—	$226,709

As of December 31, 2025 and 2024, the Company has not realized any impairment charges on its marketable securities related to expected credit losses. As of December 31, 2025 and 2024, the aggregate difference between the amortized cost and fair value of each security in an unrealized loss position was deemed to be minimal. Since any provision for expected credit losses for a security is limited to the amount the fair value less than its amortized cost, no allowance for expected credit loss was deemed necessary as of December 31, 2025 and 2024. The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. None of the available-for-sale securities held as of December 31, 2025 and 2024 have been in an unrealized loss position for more than one year. See Note 5 for further information regarding the fair value of the Company’s investments in marketable securities.
There were no long-term marketable securities as of December 31, 2025, and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 7—Property and Equipment
Property and equipment, net consists of the following (in thousands):

	December 31,
	2025	2024
Leasehold improvements	$147,924	$148,909
Laboratory machinery and equipment	40,669	35,453
Machinery & Equipment	7,514	7,514
Computer hardware and software	4,905	4,941
Furniture and fixtures	4,140	4,140
Construction in progress	847	2,524
Subtotal	205,999	203,481
Less: accumulated depreciation and amortization	(50,223)	(29,615)
Total Property and equipment, net	$155,776	$173,866

Included in laboratory machinery and equipment is financing lease ROU assets, net of $0.3 million and $0.5 million, respectively for the years ended December 31, 2025, and 2024. Depreciation expense related to property and equipment was $23.3 million and $14.8 million for the years ended December 31, 2025, and 2024, respectively, and was recorded in both research and development expenses and general and administrative (“G&A”) expenses in the consolidated statements of operations.
Note 8—Accrued compensation and other related benefits
Accrued compensation and other related benefits consists of the following (in thousands):

	December 31, 2025	December 31, 2024
Accrued bonuses	$12,141	$10,888
Accrued payroll and related expenses	916	1,110
Accrued other compensation related benefits	367	366
Total Accrued compensation and other related benefits	$13,424	$12,364

Note 9—Commitment and Contingencies
Legal Contingencies
The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when available information indicates that it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. For cases in which the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the loss contingency, including an estimable range, if possible. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.
Indemnification Agreements
The Company has agreed to indemnify its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification liability is unlimited; however, the Company holds directors’ and officers’ liability insurance which limits the Company’s exposure and may enable it to recover a portion of any future amounts paid.
In the normal course of business, the Company also enters into contracts and agreements with service providers and other parties with which it conducts business that contain indemnification provisions pursuant to which the Company has agreed to indemnify the party against certain types of third-party claims. From time to time, the Company

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
may receive indemnification claims under these contracts in the normal course of business. The Company has not experienced any material losses related to these indemnification provisions and has no material claims with respect thereto. The Company does not expect significant claims related to these indemnification provisions and, consequently, concluded that the fair value of any obligations is negligible, and no related accruals have been established. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results, or financial condition.
Purchase Commitments
In the normal course of business, the Company enters into agreements containing non-cancellable purchase commitments for goods and services with various parties. As of December 31, 2025, the Company has a non-cancellable cloud services agreement and has committed to purchase cloud computing services totaling $119.2 million over the remaining period of the agreement through January 31, 2029. Other non-cancellable unconditional purchase commitments having a remaining term over one year were as follows (in thousands):

Year Ending December 31
2026	$8,139
2027	8,250
$16,389

Note 10—Leases
The Company’s lease portfolio consists primarily of operating leases for its current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Certain of the Company’s operating leases contain optional renewal periods to extend the lease terms, which are not reasonably assured. As leases approach maturity, the Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it will renew the lease. Consequently, the Company does not include renewal options in its lease terms for calculating its lease liability, as the renewal options allow it to maintain operational flexibility and the Company is not reasonably certain it will exercise these renewal options at the time of the lease commencement. The Company’s operating leases include various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.
The Company’s most significant operating lease pertains to an 11-year lease agreement for approximately 335,419 square feet used as its corporate headquarters, office, and laboratory space in two buildings (building I and building III) located in Brisbane, California. The lease will continue for an initial term of 11 years, with options to extend the term for two successive five-year periods after the initial expiration date. The lease required the Company to deliver an irrevocable standby letter of credit to the lessor for the duration of the lease in the amount of $8.9 million, which may be drawn down by the lessor. The lease for buildings III and I commenced in February 2023 and March 2023, respectively, when the landlord delivered the premises to the Company for construction of certain tenant improvements. In connection with this lease, the landlord agreed to fund $78.9 million in tenant improvements, less approximately $1.0 million administration fee. As of December 31, 2025, the Company has incurred $77.9 million in certain tenant improvement costs, of which $77.9 million had been reimbursed by the landlord. The lease also requires the Company to pay additional amounts for operating and maintenance expenses. At the commencement dates, the lease resulted in an increase to ROU assets of $109.2 million and corresponding lease liabilities of $108.6 million, including net prepaid rent of $0.6 million.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The components of lease costs were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Operating lease cost	$26,917	$31,382
Variable lease cost	10,877	8,283
Finance lease cost:
Finance lease amortization	182	276
Interest on finance lease liabilities	3	20
Total lease cost	$37,979	$39,961

Certain information related to the Company’s leases was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$37,476	$14,042
Finance leases	$159	$256
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3	$8,708
Weighted-average remaining lease term (in years):
Operating leases	9.0	9.9
Finance leases	—	0.6
Weighted-average discount rate:
Operating leases	11.3%	11.3%
Finance leases	—%	7.5%

The following table summarizes the Company’s future principal contractual obligations for lease commitments as of December 31, 2025 (in thousands):

Year Ending December 31,	Operating Leases	Finance Leases	Total
2026	$31,837	$—	$31,837
2027	32,872	—	32,872
2028	33,944	—	33,944
2029	35,053	—	35,053
2030	36,201	—	36,201
Thereafter	165,841	—	165,841
Total undiscounted lease payments	335,748	—	335,748
Less: Imputed interest	(126,619)	—	(126,619)
Total lease liabilities	209,129	—	209,129
Less: Current portion of lease liabilities	10,114	—	10,114
Non-current lease liabilities	$199,015	$—	$199,015

Note 11—Convertible Preferred Stock
During the year ended December 31, 2024, the Company sold an aggregate of 35.7 million shares of Series F preferred stock at $7.39866 per share for gross cash proceeds of $264.0 million. The issuance of the Series F convertible preferred stock triggered the anti-dilution protection provision for Series D and E preferred stockholders. As a result, the Company recorded a $6.9 million deemed dividend for the change in fair value of the Series D and E convertible

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
preferred stock before and after the anti-dilution adjustment. The fair value of the Series D and E convertible preferred stock was determined using a “with-and-without” model under which the equity value of the Company was allocated to each class of shares using a hybrid method both before and after the anti-dilution adjustment.
The following table summarizes the information and assumptions used in the Black-Scholes option-pricing model to estimate the fair value of the Company’s preferred stock at the modification date:

Risk-free interest rate	4.22%
Expected volatility	76.9%
Expected term (in years)	0.92 – 1.92
Expected dividend yield	0.0%

The Company’s redeemable convertible preferred stock as of December 31, 2025, and 2024, consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 preferred	3,360,000	3,360,000	$0.23810	$800	$800
Series Seed-2 preferred	9,092,395	9,092,395	$0.61051	5,551	5,551
Series A preferred	22,660,320	22,660,320	$3.07255	69,625	69,518
Series B preferred	36,207,457	36,207,457	$4.55707	165,000	164,659
Series C preferred	40,826,799	40,826,799	$6.61330	270,000	269,679
Series D preferred	39,775,664	39,775,644	$7.52334	299,246	299,151
Series E preferred	25,284,991	24,942,143	$11.10351	276,945	290,567
Series F preferred	36,493,093	35,677,074	$7.39866	263,963	263,655
Total	213,700,719	212,541,832		$1,351,130	$1,363,580

The Company evaluated the rights, preferences, and privileges of each series of convertible preferred stock and concluded that there were no freestanding derivative instruments or any embedded derivatives requiring bifurcation. As of December 31, 2025, the convertible preferred stock has the following rights, preferences, privileges, and restrictions:
•
Dividends Rights – The holders of shares of convertible preferred stock (the “preferred stockholders”) are entitled to receive non-cumulative dividends, as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of shares of the Company’s common stock (“common stock,” and the holders of common stock, the “common stockholders”), when and if declared by the Company’s Board of Directors (the “Board”), at a rate of 6.0% of the applicable Original Issue Price (as defined) per annum on each outstanding share of convertible preferred stock. The Board has not declared any dividends to date.

•
Voting Rights – The preferred stockholders are entitled to voting rights equal to the number of whole shares of common stock into which each share of convertible preferred stock could be converted. In addition, so long as at least 2,000,000 shares of Series A preferred stock are outstanding, the holders of shares of Series A preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series C preferred stock are outstanding, the holders of shares of Series C preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series E preferred stock are outstanding, the holders of shares of Series E preferred stock, voting together as a separate class, are entitled to elect two members of the Board. The common stockholders, voting exclusively and as a separate class, are entitled to elect one member of the Board. The preferred stockholders and the common stockholders, voting together as a single class on an as-converted basis, are entitled to elect any remaining members of the Board.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
•
Liquidation Rights – In the event of any liquidation, dissolution or winding up of the Company, including certain mergers, consolidations, and asset sales, either voluntary or involuntary, the holders of shares of convertible preferred stock then outstanding, on a pari passu basis, are entitled to receive, prior to and in preference to the common stockholders, an amount equal to the greater of (i) the applicable Original Issue Price, plus declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into shares of common stock, as adjusted for stock splits, dividends, reclassifications or the like. If, upon occurrence of such an event, the assets and funds distributed among the holders of shares of convertible preferred stock are insufficient to permit the above payment to such holders, then the assets and funds of the Company legally available for distribution to the holders of shares of convertible preferred stock will be distributed ratably among the holders in proportion to the preferential amount each such holder is otherwise entitled to receive. Following these payments, the remaining assets and surplus funds of the Company, if any, will be distributed ratably among the common stockholders based on the number of shares of common stock held.

•
Redemption Rights – The convertible preferred stock is not redeemable by the preferred stockholders except in connection with a Deemed Liquidation Event (as defined) which does not include the dissolution of the Company.

•
Conversion Rights – Each share of preferred stock is convertible at the option of the holder at any time after the date of issuance into the number of shares of common stock determined by dividing the Original Issue Price by the Conversion Price (as defined). The Conversion Price for each series of convertible preferred stock was initially equal to the Original Issue Price for such series, and as of December 31, 2025, each share of convertible preferred stock (other than for the Series D and E preferred stock) is convertible into one share of common stock. The issuance of the Series F preferred stock triggered the anti-dilution protection provision for the Series D and E preferred stock. As a result, the Conversion Price per share for each of the Series D and E preferred stock was adjusted from $7.54230 and $11.6670 to $7.52334 and $11.10351, respectively, and accordingly, each share of Series D and E preferred stock is convertible into 1.0025 and 1.0507 shares of common stock. Shares of convertible preferred stock automatically convert into shares of common stock upon the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of common stock where the gross proceeds to the Company are not less than $100.0 million, or (ii) the vote or written consent of the holders of at least a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis and the holders of at least a majority of the outstanding shares of Series C, D, E, and F preferred stock voting together as a single class on an as-converted basis.

•
Registration Rights – The preferred stockholders have the right to request the Company to file certain registration statements with the Securities and Exchange Commission for the registration of shares related to the convertible preferred stock. The obligations of the Company regarding such registration rights include, but are not limited to, reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to 120 days, prepare and file amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed. The terms of the registration rights provide for the payment of certain expenses related to the registration of the shares, including a capped reimbursement of legal fees of a single special counsel for the preferred stockholders but do not impose any obligations for the Company to pay additional consideration to the holders in case a registration statement is not declared effective.

Note 12—Common Stock
The Company’s Certificate of Amendment of Restated Certificate of Incorporation dated September 23, 2022, authorizes the Company to issue 250,662,559 shares of common stock. In January 2024, the Company adopted the Restated Certificate of Incorporation, pursuant to which the number of shares of all classes of stock which the Company shall have authority to issue was increased to (i) 302,184,000 shares of common stock, $0.0001 par value per share and (ii) 213,700,719 shares of preferred stock, $.0001 par value per share. The rights, preferences, privileges, and restrictions of the convertible preferred stock is consistent in all material respects with the disclosures presented in Note 11.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The Company has reserved shares for the issuance of common stock as follows:

	December 31, 2025	December 31, 2024
Convertible preferred stock common stock equivalent, if converted	213,907,881	213,907,881
Shares available for issuance under 2016 Equity Incentive Plan	10,804,104	25,715,531
Stock-based awards outstanding	43,985,142	29,367,600
Warrants to purchase common stock	478,060	478,060
Convertible notes(1)	17,170,902	—
Total	286,346,089	269,469,072

(1)	The Company reasonably assumed the Convertible Notes will convert upon a public listing as defined in Note 18.
Retirement of the Treasury Shares
In 2019, the Company repurchased 3,274,353 shares of common stock, which were not retired, and recorded $2.6 million of treasury stock on the consolidated balance sheet at that time. There was no change to the treasury stock since the repurchase in 2019, and the treasury stock remained at $2.6 million as of December 31, 2024. In February 2025, the Board of Directors approved the retirement of the 3,274,353 shares of common stock that were repurchased by the Company in 2019. Upon the formal retirement of treasury shares, the acquisition cost of repurchased shares of $2.6 million was reclassified out of treasury stock and recognized in additional paid-in capital. The retired treasury shares revert to the status of authorized and unissued common shares.
Note 13—Stock-Based Compensation
2016 Equity Incentive Plan
In May 2016, the Company adopted the 2016 Equity Incentive Plan, as amended (the “2016 Amended Plan”). The Company’s employees, directors, officers, and consultants are eligible to receive awards under the 2016 Amended Plan. Under the 2016 Amended Plan, the Company may issue incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights, restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), and other stock awards. In January 2024, the Board approved and adopted an amendment to the 2016 Amended Plan to increase the maximum number of shares of the Company’s common stock reserved for issuance of awards thereunder by 12,355,959 shares, from 62,941,738 shares to 75,297,697 shares. As of December 31, 2025, a total of 10.8 million shares of common stock were available for future issuance under the 2016 Amended Plan.
Stock Options
Each non-statutory stock option granted under the 2016 Amended Plan has an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date. Each ISO granted under the 2016 Amended Plan has an exercise price per share not less than the fair value of a share of the Company’s common stock at the date of grant. Options granted under the 2016 Amended Plan expire no later than 10 years from the date of grant. For a 10% shareholder, the exercise price of an ISO granted is at least 110% of the estimated fair value of the shares on the date of grant with an expiration period of 5 years from the grant date. Options granted to newly hired employees generally vest over a four-year period with 25% vesting at the end of one year and the remaining vesting monthly thereafter. The Company may grant options under different vesting schedules.
The Company may allow employees to exercise options granted under the 2016 Amended Plan prior to vesting. The unvested shares are subject to the Company’s repurchase right at the original purchase price in the event the optionee’s employment is terminated either voluntarily or involuntarily. The proceeds are initially recorded as an accrued liability from the early exercise of stock options and reclassified to common stock as the Company’s repurchase right lapses. As of December 31, 2025, and 2024, there were no unvested shares outstanding.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following table summarizes the Company’s stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding – December 31, 2024	27,066,270	$3.10	7.1	$28,242
Granted	4,992,451	$3.93
Exercised	(293,885)	$2.54
Forfeited or canceled	(2,251,936)	$3.82
Outstanding – December 31, 2025	29,512,900	$3.19	6.6	$2,483
Exercisable – December 31, 2025	23,203,315	$3.04	6.1	$2,483

The aggregate intrinsic value represents the pre-tax difference between the underlying common stock fair value and the weighted average exercise price of the stock options. The calculation excludes any stock options with an exercise price higher than the fair value of the Company’s common stock as of December 31, 2025.
As of December 31, 2025, and 2024, there were 23,203,315, and 11,812,686 vested stock options outstanding, respectively.
The Company estimated the fair value of each stock option on the date of grant using the Black-Scholes option-pricing model applying the weighted-average assumptions in the following table:

	Year Ended December 31,
	2025	2024
Expected term (in years)	6.0	5.9
Expected volatility	68.8%	70.5%
Risk-free interest rate	4.0%	4.1%
Expected dividend yield	—%	—%

Additional information regarding stock options is set forth below (in thousands, except per share data):

	Year Ended December 31,
	2025	2024
Intrinsic value of options exercised	$237	$2,072
Grant date fair value of options vested	$9,278	$14,409
Weighted-average grant date fair value per share of options granted	$3.93	$4.84

Restricted Stock Units and Restricted Stock Awards
The vesting of RSUs is conditioned on the satisfaction of two vesting requirements before the expiration date or earlier termination of the RSUs pursuant to the 2016 Amended Plan or the RSU Agreement: a time- and service-based requirement and a Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earliest to occur of: (i) the date that is the earlier of (1) six months after the effective date of an initial public offering of the Company and (2) March 15 of the calendar year following the year in which the initial public offering was declared effective; and (ii) the date of a change of control (as defined). Since the satisfaction of the Liquidity Event Requirement involves numerous risks and uncertainties, many of which are outside of the Company’s control, the performance condition is not deemed to be probable until the event actually occurs. Accordingly, no stock-based compensation expense for RSUs has been recognized to date and none of the RSUs have satisfied the two-tiered vesting requirement as of December 31, 2025 and 2024. Restricted Stock Awards (RSAs) are grants of the Company’s common stock where the rights of the recipient are restricted until the shares are completely vested or there is a lapse in restrictions.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following table summarizes the Company’s RSU and RSA activity:

	Number of RSUs and RSAs	Weighted- Average Grant Date Fair Value Per Share
Outstanding – December 31, 2024	10,052,224	$3.54
Granted	5,498,038	$3.70
Forfeited or canceled	(1,078,020)	$3.83
Outstanding – December 31, 2025	14,472,242	$3.58

Stock-Based Compensation Expense
Stock-based compensation expense was as follows (in thousands):

	Year Ended December 31,
Stock-based compensation recognized as:	2025	2024
R&D expenses	$5,241	$5,915
G&A expenses	5,314	13,367
Total	$10,555	$19,282

During the year ended December 31, 2024, the Company entered into a Separation Agreement with its former Chief Executive Officer. Pursuant to the terms of this agreement, the Company modified the terms of certain outstanding stock options, accelerating the vesting of 1,063,867 outstanding stock options, which was determined to be an improbable-to-probable (Type III) modification. The Company also amended the post-separation exercise period of 6,687,027 shares of vested and unexercised stock options as of the date of separation, which was determined to be a probable-to-probable (Type I) modification. This resulted in the recognition of $7.6 million of incremental stock-based compensation expense for the year ended December 31, 2024.
As of December 31, 2025, total unrecognized stock-based compensation expense was approximately $69.4 million and consisted of $17.6 million related to stock options that are expected to be recognized over a weighted-average period of approximately 2.4 years, and $51.8 million related to RSUs with performance conditions that are not considered probable of vesting.
Note 14—Net Loss Per Share Attributable to Common Stockholders
Included in the weighted-average shares of common stock outstanding for the years ended December 31, 2025 and 2024 were 428,560 vested shares related to a warrant to purchase the Company’s common stock at an exercise price of $0.01 per share (“Penny Warrants”). Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2025	2024
Numerator:
Net loss	$(219,343)	$(274,421)
Deemed dividends	—	(6,852)
Net loss attributable to common stockholders	$(219,343)	$(281,273)
Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	26,497,083	26,138,181
Net loss per share attributable to common stockholders – basic and diluted	$(8.28)	$(10.76)

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per common share, as their effect is anti-dilutive:

	Year Ended December 31,
	2025	2024
Convertible preferred stock	213,907,881	213,907,881
Options to purchase common stock	29,512,900	19,315,376
Restricted stock units issued and outstanding	14,472,242	10,052,224
Warrants to purchase common stock	49,500	49,500
Convertible notes	17,170,902	0
Total	275,113,425	243,324,981

Note 15—Taxes
The Company has not recorded any income tax expense for the years ended December 31, 2025 and 2024 due to its history of operating losses. The Company has generated net operating losses (“NOLs”) since inception and has established a full valuation allowance against its deferred tax assets due to the uncertainty of realizing such assets.
For financial reporting purposes, loss before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(218,554)	$(273,488)
Foreign	(789)	(933)
Loss before income taxes	$(219,343)	$(274,421)

The Company’s effective tax rate for the year ended December 31, 2025 is different from the federal statutory income tax rate primarily due to the valuation allowance against deferred tax assets as a result of insufficient sources of income.
The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the year ended December 31, 2025 is as follows:

	Year Ended December 31,
	2025
US federal statutory tax rate	$(46,062)	21.0%
State and local income taxes, net of federal income tax effect(1)	(1,019)	0.5%
Research and development credits	(5,290)	2.4%
Change in valuation allowance (federal)	48,569	(22.2)%
Nondeductible items:
Stock-based compensation	1,098	(0.5)%
Other permanent adjustments	464	(0.2)%
Worldwide changes in unrecognized tax benefits	1,117	(0.5)%
Other:
Cumulative deferred true-up	958	(0.4)%
Foreign tax effects	165	(0.1)%
Total provision for income taxes	$—	—%

(1)	For the year ended December 31, 2025, California comprises the majority of the tax effect in this category.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The One Big Beautiful Bill Act (H.R. 1) was enacted on July 4, 2025, which allows for immediate expensing of domestic research and experimentation costs, accelerated tax depreciation on eligible capital expenditures, and other tax law changes impacting 2025, and certain changes effective in 2026. The Company has analyzed and reflected the changes in the results for the year ended December 31, 2025.
The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the year ended December 31, 2024 is as follows, prior to the adoption of ASU 2023-09:

	Year Ended December 31,
	2024
Income tax benefit at the federal statutory level	$(57,628)	21.0%
State income taxes, net of federal benefit	(21,112)	7.7%
Research and development credits	(6,661)	2.4%
Stock-based compensation	1,106	(0.4)%
Other permanent adjustments	161	(0.1)%
Foreign rate differential	196	(0.1)%
Change in valuation allowance	83,938	(30.5)%
Total provision for income taxes	$—	—%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2025, and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets
Federal and state net operating loss carryforwards	$256,924	$189,614
Research and development credits	50,765	48,159
Capitalized research and development costs	64,202	87,897
Lease liabilities	56,638	61,775
Stock-based compensation	7,420	7,965
Long-term license option liability	4,053	—
Reserves and accruals	3,389	3,521
Other	317	258
Gross deferred tax assets	443,708	399,189
Less: valuation allowance	(391,639)	(347,408)
Total deferred tax assets	52,069	51,781
Deferred tax liabilities
Operating lease right-of-use assets	(26,364)	(27,238)
Depreciation	(19,041)	(23,415)
Intangibles	(625)	(1,128)
Convertible Notes	(6,039)	—
Total deferred tax liabilities	(52,069)	(51,781)
Net deferred tax assets	$—	$—

The Company assesses the realizability of the deferred tax assets at each balance sheet date by considering both positive and negative evidence in order to determine the amount which is more likely than not to be realized and records a valuation allowance as necessary. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Due to the Company’s cumulative loss position which provides significant negative evidence, which is difficult to overcome, the Company has recorded a valuation allowance of $391.6 million and $347.4 million as of December 31, 2025, and 2024, respectively, representing the portion of the deferred tax asset

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
that is not more likely than not to be realized. During the years ended December 31, 2025, and 2024, the valuation allowance increased by $44.2 million and $90.4 million, respectively, which was primarily due to increase in the Company’s NOLs for the periods. The amount of the deferred tax asset considered realizable could be adjusted for future factors that would impact the assessment of the objective and subjective evidence of the Company. The Company will continue to assess the realizability of deferred tax assets at each balance sheet date in order to determine the proper amount, if any, required for a valuation allowance.
As of December 31, 2025, the Company had the following in relation to net operating losses and tax credit carryforwards (in thousands):

	Amount	Expiration (years)
Net operating losses, federal (post-December 31, 2017)	892,963	Indefinite
Net operating losses, federal (pre-January 1, 2018)	21,231	2036-2037
Net operating losses, state	825,132	2036-2045
Net operating losses, foreign	30,165	Indefinite
Research and development tax credits, federal	50,775	2036-2045
Research and development tax credits, state	27,936	Indefinite

Under the Internal Revenue Code Section 382 (“IRC 382”), the utilization of a corporation’s net operating loss and tax credit carryforwards may be limited following a greater than 50% change in ownership over a three-year period. Any unused annual limitation may be carried forward to future years for the balance of the NOL and tax credit carryforward period. Under these rules prior ownership changes may have created a limitation in the Company’s ability to use certain tax carryforwards on a yearly basis. Additionally, certain state operating losses may also be limited. The NOL carryforwards reflected in the deferred tax assets as of December 31, 2025 and 2024 have not been adjusted to reflect any limitations from changes in ownership. The Company has not performed any ownership change analysis under IRC 382 and there is a risk that changes in ownership may have occurred. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.
Activity related to unrecognized tax benefits for the years ended December 31, 2025 and 2024 is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Unrecognized tax benefits – beginning of period	$20,961	$16,812
Increases related to prior year’s tax positions	24	—
Increases related to current year’s tax positions	2,853	4,149
Unrecognized tax benefits – end of period	$23,838	$20,961

The Company files income tax returns in the U.S. federal, various state jurisdictions, and foreign jurisdictions and is not under examination by any of the taxing authorities in these jurisdictions. Due to the Company’s history of net operating losses since inception, substantially all of the tax years remain open to examination. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense and include accrued interest and penalties with the related income tax liability in its consolidated balance sheets. As of December 31, 2025, and 2024, the Company had no accrued interest and penalties related to uncertain tax positions.
Note 16—Revenue
Exclusive License Agreement with Exact Sciences Corporation (“Exact Sciences”)
In August 2025, the Company signed an exclusive collaboration and license agreement with Exact Sciences (the “Exact Sciences License Agreement”) to commercialize the Company’s blood-based screening test for colorectal cancer (“CRC”) in the United States (U.S.). The agreement was deemed effective for accounting purposes upon receipt of approval from the relevant governmental authority on November 7, 2025 (the “Antitrust Clearance Date”).

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Pursuant to the Exact Sciences License Agreement, the Company granted Exact Sciences (a) a non-exclusive, fully paid, royalty-free, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product and (ii) antitrust clearance, which occurred on November 7, 2025 and (c) upon approval by the FDA of a Collaboration Product, an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, the Company granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.
Pursuant to the Exact Sciences License Agreement, the Company received a one-time, non-refundable, non-creditable, upfront payment of $75.0 million from Exact Sciences on November 3, 2025 as partial consideration for the rights and license granted. The Company is also eligible to receive up to $700.0 million in certain development and regulatory milestones; annual development payments of up to $20.0 million per year over three years for funding of R&D development expenses leveraging the technology for those three years; and tiered royalties ranging from low to high double-digit percentages on U.S. sales of any commercial products that may result from the collaboration, subject to customary deductions under certain circumstances.
The Exact Sciences License Agreement is subject to termination by either party for the other party’s uncured material breach or its insolvency. Subject to certain limitations, the Company and Exact Sciences both have certain termination for convenience rights, exercisable upon sufficient prior written notice. Specifically, the Company's right to terminate for convenience may be exercised if Exact Sciences ceases commercialization activities for all Collaboration Products; or if there is a patent challenge with respect to the Company’s patent rights in the U.S.; or if Exact Sciences’ licensees commercially launch, as a standalone product, the in vitro, blood-based product for the diagnosis, screening or evaluation of colorectal cancer in the U.S. that Exact Sciences is developing. Exact Sciences may terminate the agreement in its entirety, upon prior written notice to the Company, upon earlier of not meeting a certain development milestone event or by January 1, 2028.
Exact Sciences also has a right to terminate the collaborative activities under the Exact Sciences License Agreement at certain specified points during the collaboration term. Other customary termination rights are further provided in the Exact Sciences License Agreement.
The Company concluded at the commencement of the arrangement that Exact Sciences was a customer and the Exact Sciences License Agreement should be accounted for under ASC 606. Performance obligations identified under the Exact Sciences License Agreement includes the delivery of intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data; research and development services; the delivery of the exclusive commercialization license; technology transfers; and a material right granted to the customer for certain laboratory tests that will be billed at cost by the Company.
The promises related to the development license, co-exclusive commercialization license, manufacturing license, and data license were considered functional intellectual property and determined to be distinct from the remaining promises in the Exact Sciences License Agreement. These licenses were delivered at the same time, therefore, they are considered one performance obligation at contract inception.
The Company determined the transaction price under ASC 606 at the inception of the Exact Sciences License Agreement to be $143.4 million, consisting of the $75.0 million up front payment, $60.0 million reimbursement for development costs, and $8.4 million allocated to the Exact Sciences License Agreement from the proceeds received in the Exact Sciences Convertible Note (see Note 18). The reimbursement for development costs includes $20.0 million of variable consideration per year, that is expected to be paid by Exact over a three year period from the effective date

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
of the contract. The Exact Sciences License Agreement includes $700.0 million milestone payments, of which $100.0 million is payable upon FDA approval of the Company’s initial version of a Collaboration Product, $100.0 million is payable upon first-line FDA approval for the next-generation test contingent on meeting pre-defined performance benchmarks, and $500.0 million is payable upon a Collaboration Product being rated as a first-line A or B test in the USPSTF guidelines or meeting certain payer contracted coverage requirements. If the pre-defined performance benchmarks are not achieved, or if the Collaboration Product is rated as a second-line A or B test in the USPSTF guidelines, then each respective milestone payment may be reduced as provided in the Agreement. The Company determined that these development and regulatory events are not within the Company’s control or the licensee’s control and are not considered probable of being achieved until those approvals are received. Accordingly, the Company has fully constrained the milestone payments. The Exact Sciences License Agreement also includes sales-based milestone payments and other royalty-based payments, determined on a level of sales for which the license is deemed to be the predominant item to which the royalties relate. The Company will recognize revenue for these payments at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.
The Company allocated the transaction price at inception to each performance obligation based on a relative standalone selling price (“SSP”) basis. The SSP of the exclusive commercialization license was determined using an income approach, considering the discounted cash flows related to the license. SSPs for each of the data license, development license, and manufacturing license were determined using a replacement cost approach.The SSPs of the technology transfers and research & development services were determined utilizing the cost-plus margin approach, considering the cost for services and an assumed margin that a market participant would pay to obtain the services. The SSP of the material right related to the laboratory tests was also determined utilizing the cost-plus margin approach, based on the expected reimbursed cost of the laboratory tests and an assumed margin that a market participant would charge to perform the laboratory tests.
The Company recognizes the revenue for the intellectual property, exclusive commercialization license and, the technology transfers at a point in time when the performance obligations are satisfied. Revenue related to the research and development services is recognized over time using a cost input method as services are performed while the revenue associated with the material right will be recognized over time using an output method as the laboratory tests are performed, which the Company believes best depicts the transfer of control to the customer.
As of December 31, 2025, the Company recognized $27.1 million related to the intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data that were satisfied on the anti-trust clearance date. Deferred revenue of $56.3 million was recorded as of December 31, 2025, of which $7.1 million and $49.1 million has been recorded to deferred revenue – current and deferred revenue, net of current portion, respectively, reflecting the expected timing of when the related performance obligations will be satisfied. As of December 31, 2025, the aggregate transaction price allocated to unsatisfied performance obligations was $116.3 million, which consists of deferred revenue of $56.3 million and variable consideration for the reimbursement of developmental services of $60.0 million, and is expected to be recognized upon transfer of control of the underlying promised goods or services to Exact Sciences as follows: $92.8 million is expected recognized upon transfer of the exclusive commercialization license, $0.8 million is expected to be recognized upon satisfaction of the technology transfers, $19.1 million is expected to be recognized as the research and development services are performed and $3.6 million is expected to be recognized for the material right as the laboratory tests are performed.
Service and Other Revenue
The Company derives revenue from the sale and distribution of tests and services through its U.K.-based subsidiary, Freenome Ltd. Revenue is recognized at a point in time as the Company satisfies performance obligations by transferring the goods and services to its customers. Revenue from the sale and distribution of EarlyCDT Lung test kits in the UK and globally through its U.K.-based subsidiary was $1.4 million and $0.6 million for the years ended December 31, 2025 and 2024, respectively. Revenue related to royalties on the EarlyCDT Lung tests performed through its U.K.-based subsidiary was $1.1 million and $1.2 million for the years ended December 31, 2025 and 2024, respectively. Revenue from the sale of EarlyCDT Lung test plates was $0.5 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
In addition, the Company currently derives revenue from the performance of diagnostic and research services using its proprietary multiomics platform under a Research Service Agreement with a related party (see Note 20). The transaction price is fixed to a price in the contract with the customer for the tests and services performed, and the current contract includes a single performance obligation. The Company utilizes an input method using a cost-based model based on estimates of effort completed and recognizes revenue proportionally over time as services are performed. The Company recognized $0.3 million and $0.8 million of service revenue under this agreement for the years ended December 31, 2025 and 2024, respectively.
Note 17—Exclusive License and Option Agreement with Roche
In November 2025, the Company entered into an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”), and a promissory note agreement with Roche Holdings (“Roche Promissory Note Agreement”) related to a convertible promissory note (the “Roche Convertible Note”) under which the Company received total proceeds of $75.0 million (see Note 18).
The exclusive license and option agreement with Roche Sequencing (the “Roche License and Option Agreement”) grants Roche Sequencing two rights: (a) an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of the Company’s intellectual property rights for the manufacture and sale of kitted assays for cancer screening, including for colorectal cancer and lung cancer (the “Licensed Products”), outside the U.S.; and (b) in the event that the Company seeks to enter into a partnering transaction to offer centralized testing services for cancer screening outside the U.S., a preferred partner right to negotiate with the Company a definitive agreement for such partnering transaction. In addition, the Company agreed to conduct an evaluation of the Company’s cancer detection assays using Roche Sequencing’s sequencer (the “SBX Platform”) for no more than two years (the “Evaluation Period”), beginning when the SBX Platform is delivered to the Company by Roche Sequencing.
Under the Roche License and Option Agreement, Roche Sequencing is obligated to pay the Company a $10.0 million option exercise fee within thirty (30) days of its written notice to exercise the option.
If Roche Sequencing exercises the Option, the Company may receive up to $100.0 million in milestone payments as well as royalties on non-U.S. test sales that range from low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in SBX research and development related milestones payments.
The Option can be exercised anytime from November 14, 2025 (date of the Roche License and Option agreement) through and until one year after the earlier of (i) Licensed Products for at least five separate indications, including CRC and lung cancer as two of such five separate indications, have been approved or cleared by the FDA, or (ii) (x) Licensed Products for CRC and lung cancer have been approved or cleared by the FDA, and (y) the Company has launched Licensed Products as laboratory developed tests under applicable regulatory requirements in the U.S., or Licensed Products have been approved or cleared by the FDA, for three additional separate indications other than CRC and lung cancer. The agreement terminates upon the earlier of (i) the expiration of the royalty term for all Licensed Products in the Territory if the Customer exercises the Option, or (ii) if Roche does not exercise the Option, three years after the Company has made all commercial assays of the Company available on the SBX Platform or the termination of the SBX Evaluation Plan and Implementation Plan. The Roche License and Option Agreement is subject to termination by either party for the other party’s uncured material breach. Additionally, both the Company and Roche Sequencing have certain specific termination rights, upon sufficient prior written notice. The Company may terminate if, following the exercise of the Option, Roche Sequencing engages in any patent challenge with respect to any licensed patent. The Company also has termination rights if, following receipt of regulatory approval for a licensed product, Roche Sequencing (i) does not initiate commercialization activities for at least one licensed product during the twelve (12) month period following the date of such regulatory approval, or (ii) ceases all commercialization activities for all licensed products for a continuous period of twelve (12) months. Conversely, Roche Sequencing may terminate the agreement if there is a Change of Control at the Company.
The Company determined that the Roche License and Option Agreement and the Roche Promissory Note Agreement should be assessed as a single combined transaction as the agreements were negotiated and entered into together, with a single commercial objective. The Company allocated the difference between the total upfront proceeds of $75.0 million and the initial fair value of the Roche Convertible Note (see Note 18) to the Roche License and Option

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Agreement. The Company recorded the $15.0 million proceed allocated to the Roche License and Option Agreement as other long-term liabilities as of December 31, 2025. As of December 31, 2025, Roche Sequencing has not exercised the Option and has not provided the SBX Platform to the Company.
Note 18—Debt
Exact Note Purchase Agreement with Exact Sciences
In August 2025, the Company entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences (“Exact Sciences Note Purchase Agreement”), pursuant to which the Company issued a senior unsecured convertible note (“Exact Convertible Note”) with an aggregate principal amount of $50.0 million to Exact Sciences, which remains fully outstanding as of December 31, 2025.
The Exact Convertible Note bears interest at 5% per annum and matures on the five-year anniversary date of August 12, 2030. Interest is payable quarterly in arrears on the last business day of each calendar quarter, beginning on September 30, 2025.
The Exact Convertible Note will automatically convert into shares of the Company’s common stock upon the occurrence of a public listing, provided that, the volume-weighted average sales price over a period of 10 consecutive trading days exceeds 1.5 times the original offer price per share following the listing.
The Exact Convertible Note is convertible at any time prior to the maturity date, at the holder’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price. The conversion price is (i) the original issue price of the Company’s most senior series of preferred stock if prior to a public offering, or (ii) a price per share equal to 1.5 times the original public listing price following a public offering.
In the event of a default, Exact Science may accelerate the maturity date of the Exact Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Exact Sciences Note Purchase Agreement was entered into in connection with the Exact Sciences License Agreement (see Note 16). These agreements were evaluated as a single contract for revenue recognition purposes under ASC 606 because they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other agreement. Accordingly, the principal amount received by the Company in excess of the initial fair value of the Exact Convertible Note was included in the total transaction price of the Exact Sciences License Agreement and initially recorded as deferred revenue as of issuance date. Refer to Note 16 for further discussion of the revenue recognized related to the Exact Sciences License Agreement during the period ended December 31, 2025.
The Company elected the fair value option to account for the Exact Convertible Note. Issuance costs incurred were not deferred and recognized as an expense. The issuance costs related to the Exact Convertible Note were included in interest expense, in the consolidated statements of operations for the year ended December 31, 2025. The Company measured the Exact Convertible Note, including accrued interest, at fair value upon issuance, resulting in a recorded fair value of $41.6 million as of the issuance date. The difference between the fair value of the Convertible Note and the proceeds received of $50.0 million was included in the transaction price of the Exact Sciences License Agreement and recorded as deferred revenue as of issuance date, see Note 16. Any subsequent changes in the fair value of the Convertible Note are included in interest expense in the consolidated statements of operations. There was no material change in the fair value of the Exact Convertible Note as of December 31, 2025.
Promissory Note Agreement with Roche Holdings, a related party
In November 2025, the Company executed the Roche Promissory Note Agreement with Roche Holdings, a related party, for a $75.0 million convertible promissory note, bearing an annual interest rate of 5%. The note is effective November 17, 2025 and matures May 17, 2027.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The Roche Convertible Note will automatically convert upon the earliest of: (i) the closing of the issuance and sale of capital stock of the Company in the Company’s underwritten initial public offering; (ii) any other transaction (such as a SPAC Transaction) that is not a Corporate Transaction (as defined in the Roche Promissory Note Agreement) but results in a class of the Company's shares or any successor entity's shares being registered under the Securities Exchange Act of 1934, as amended; or (iii) the next equity financing for shares of preferred stock.
The Roche Convertible Note is convertible at any time prior to the maturity date, at Roche’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price, which is: (a) prior to a public listing of the Company, (x) the original issue price per share of the Company’s most senior series of preferred stock if prior to a public offering, or (y) the price paid per share for preferred stock by investors in a next equity financing times 80%; or (b) following a public listing of the Company, a price per share equal to 1.2 times the original public listing price.
In the event of a default, Roche may accelerate the maturity date of the Roche Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Roche Convertible Note and the Roche License and Option Agreement (collectively, the “Roche Agreements”) were evaluated as a single contract as they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other. The Company received total proceeds of $75.0 million upon execution of the Roche Agreements. The Company allocated the $75.0 million upfront proceeds received under the Roche Agreements to the Roche Convertible Note based on its fair value on issuance date of $60.0 million and to the Roche License and Option Agreement based on the excess of the total proceeds received over the issuance date fair value of the Convertible Note of $15.0 million.
The Roche Convertible Note represents a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and was initially recorded based on the initial amounts allocated less applicable issuance costs. The Roche Convertible Note will subsequently be accounted for using the interest method over the contractual life of the instrument in accordance with ASC 835-30. The Company recorded $1.5 million of interest expense related to the Roche Convertible Note for the year ended December 31, 2025. As of December 31, 2025, the carrying value of the Roche Convertible Note was $60.9 million.
The following table summarizes the Company’s principal obligations for convertible notes as of December 31, 2025 (in millions):

Year Ending December 31,	Exact Sciences Convertible Note	Roche Convertible Note	Total
2026	$—	$—	$—
2027	—	75.0	75.0
2028	—	—	—
2029	—	—	—
2030	50.0	—	50.0
Total principal balance	50.0	75.0	125.0
Amount allocated to Exact Sciences License	(8.4)	—	(8.4)
Unamortized debt discount and issuance costs	—	(14.1)	(14.1)
Net carrying value	$41.6	$60.9	$102.5

Note 19—Business Combination Agreement and Related Events
On December 5, 2025, the Company entered into a business combination agreement (“BCA”) with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded SPAC. The transaction is expected to be completed prior to the second half of 2026, subject to customary closing conditions.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Concurrent with the execution of the BCA, Freenome entered into subscription agreements with certain institutional and accredited investors under which the investors agreed to subscribe for and purchase in a private placement in equity (“PIPE”) financing 24,000,000 shares of post-merger common stock for a purchase price of $10.00 per share and aggregate proceeds of $240.0 million. The closing of the PIPE investments is conditioned upon, among other things, the completion or concurrent consummation of the transactions contemplated by the BCA.
Note 20—Related Party Transactions
Transactions with Affiliates
The Company considers Roche Holdings, Inc. and its affiliates (the “Roche Group”) to be related parties due to the Roche Group’s beneficial ownership in the Company, which exceeded 10% of the voting interests in the Company as of December 31, 2025 and 2024. The Company has entered into certain agreements with the Roche Group for the purchase or use of equipment, consumable products such as reagents and supplies, and services. In addition, the Company has entered into certain material transfer agreements in which the Company transfers certain samples to the Roche Group for research, testing and evaluation. The Company incurred approximately $1.5 million and $1.6 million during the years ended December 31, 2025 and 2024, respectively, under these agreements, which are recognized as R&D expenses in the consolidated statements of operations. The Company has entered into a Research Service Agreement with a member of the Roche Group, pursuant to which the Company uses its multiomics platform to perform tests and data analysis on samples provided by the Roche Group. The Company recognized $0.3 million and $0.8 million of service revenue under this agreement, for the years ended December 31, 2025 and 2024, respectively.
In November 2025, the Company entered into the Roche License and Option Agreement with Roche Sequencing and the Roche Promissory Note Agreement with Roche Holdings for which the Company received total proceeds of $75.0 million. As of December 31, 2025, the carrying value of the Roche Convertible Note of $60.9 million was recorded as Convertible Note, related party and the $15.0 million allocated to the Roche License and Option Agreement was recorded as other long-term liabilities on the Company’s consolidated balance sheet. The Company recorded interest expense related to the Roche Convertible Note of $1.5 million during the year ended December 31, 2025. See Note 17 for further description of the Roche License and Option Agreement with Roche Sequencing and Note 18 for further description of the Roche Convertible Note.
Note 21—Restructuring charges
The Company records a liability for involuntary employee termination benefits when management has committed to a plan that establishes the terms of the arrangement, and that plan has been communicated to employees.
October 2025 Restructuring
On October 23, 2025, the Company announced a reduction in its workforce of approximately 9% to reduce operating costs and to improve operating efficiencies (the “October 2025 Restructuring”). The reduction in workforce was completed during the year ended December 31, 2025. In connection with this reduction in workforce, the Company incurred and paid severance expense of approximately $2.0 million primarily related to salary, employee benefits and related costs, in connection with this reduction in workforce.
April 2024 Restructuring
On April 23, 2024, the Company announced a restructuring of its organization to better align with its strategic priorities (the “April 2024 Restructuring”). As a result of the April 2024 Restructuring, the Company announced a reduction in its workforce of approximately 20% to reduce operating costs and to improve operating efficiencies. The reduction in workforce was completed during the year ended December 31, 2024. For the year ended December 31, 2024, the Company incurred and paid severance expense of approximately $3.1 million primarily related to salary, employee benefits and related costs, in connection with this reduction in workforce. These severance payments were paid during the year ended December 31, 2024.
The expense for these severance payments was included in research and development and general and administrative expenses in the consolidated statements of operations during the years ended December 31, 2025 and 2024, respectively.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 22— Defined Contribution Plan
The Company sponsors a defined contribution plan pursuant to Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that allows eligible participating employees to contribute eligible compensation, subject to maximum deferral limits specified by the Code. Since inception, the Company has not made matching contributions or discretionary contributions to the defined contribution plan.
Note 23— Segment and Geographic Information
The Company operates as one operating and reportable segment focused on the development of an early cancer detection platform. The accounting policies of the segment are the same as those described in the summary of significant accounting policies (see Note 2). The Company’s chief operating decision maker (the “CODM”) is its Chief Executive Officer, who uses consolidated net loss (that is also reported on the consolidated statements of operations) as the key measure of segment profit and loss that the CODM uses to allocate resources and assess performance. The CODM does not evaluate operating segment performance using asset information.
The CODM uses consolidated net loss to evaluate the Company’s expenditures from the segment and monitor budget-to-actual results. The CODM also considers budget-to-actual variances and available cash when making decisions about the allocation of resources across the organization. Significant segment expenses within consolidated net loss are cost of services, research and development, general and administrative, and other segment items are interest and investment income, net, interest expense and other income (expense), net, which are separately presented on the Company’s consolidated statements of operations.
The following table presents a summary of the Company’s segment information:

	Year Ended December 31,
	2025	2024
United States	$27,458	$790
International	2,951	2,092
Total Revenue	$30,409	$2,882

During the year ended December 31, 2025, $27.5 million of the Company’s consolidated revenue is attributable to one customer. As of December 31, 2025 and 2024, all of the Company’s long-lived assets and right-of-use assets are located in the United States.
Note 24—Subsequent Events
The Company has evaluated subsequent events through March 30, 2026, the date these audited consolidated financial statements were available to be issued and has determined that there has been the following event that has occurred that would require disclosure in the consolidated financial statements.
Option repricing
On October 24, 2025, the Board of Directors and Compensation Committee approved an option repricing (the “Repricing”) of outstanding stock options held by certain current employees, including the Company’s named executive officers (the “Eligible Participants”), which were granted under the 2016 Equity Incentive Plan (as amended from time to time, the “Plan”). The Board approved the Repricing, effective October 2025 (the “Effective Date”), upon the Compensation Committee’s recommendation, in order to retain and motivate the Company’s key contributors.
On the Effective Date, the exercise price of outstanding stock options (the “Repriced Options”) granted under the 2016 Equity Incentive Plan and held by the Eligible Participants, specifically those with an exercise price per share greater than $2.39, was repriced to $2.39 per share (the “New Exercise Price”). The closing of the BCA with PCSC does not qualify as a Corporate Transaction and would not end the required Retention Period (as defined below).
To exercise the Repriced Options at the New Exercise Price, Eligible Participants must remain in service with the Company throughout the Retention Period (as defined herein). The Retention Period begins on the Effective Date and ends on the earlier of (i) the one-year anniversary of the Effective Date, or (ii) a Corporate Transaction (as defined in the

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
2016 Plan). If the Retention Period is not satisfied, the Eligible Participant will be required to pay the original exercise price of the corresponding option upon exercise. This requirement is waived if the Eligible Participant’s service is terminated due to death or disability (as defined in the 2026 Plan). Additionally, if a Corporate Transaction occurs prior to the first anniversary of the Repricing Date, the exercise price of the Option(s) will be equal to $2.39 per share.
The repricing was communicated to employees during 2026. The estimated incremental stock compensation cost of approximately $1.9 million, calculated using a lattice model will be recognized over the retention period.

Annex A
BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PERCEPTIVE CAPITAL SOLUTIONS CORP,

STARNET MERGER SUB I, CORP.,

STARNET MERGER SUB II, LLC,

AND

FREENOME HOLDINGS, INC.

DATED AS OF DECEMBER 5, 2025

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	Other Investors
Annex B	Key Supporting Company Stockholders
Annex C	Required Governing Documents Proposals
Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Investor Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Form of PCSC Certificate of Incorporation
Exhibit G	Form of PCSC Bylaws
Exhibit H	Form of PCSC Incentive Equity Plan
Exhibit I	Form of PCSC Employee Stock Purchase Plan

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 5, 2025, is made by and among Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), StarNet Merger Sub I, Corp., a Delaware corporation and a direct, wholly-owned subsidiary of PCSC (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PCSC (“Merger Sub II”, together with Merger Sub I, the “Merger Subs”), and Freenome Holdings, Inc., a Delaware corporation (the “Company”). PCSC, Merger Sub I, Merger Sub II, and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) PCSC is a blank check company incorporated as a Cayman Islands exempted company on March 22, 2024 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) Merger Sub I is, as of the date of this Agreement, a direct, wholly-owned Subsidiary of PCSC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, (c) Merger Sub II is, as of the date of this Agreement, a direct, wholly-owned Subsidiary of PCSC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of PCSC, PCSC is required to provide an opportunity for its shareholders to have their outstanding PCSC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the PCSC Shareholder Approval;
WHEREAS, as of the date of this Agreement, Perceptive Capital Solutions Holdings, a Cayman Islands exempted company (the “Sponsor”), and the Other Class B Shareholders collectively own 2,156,250 PCSC Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, PCSC and the Company are entering into the sponsor letter agreement, in substantially the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Governing Documents of PCSC or any other anti-dilution or similar protection with respect to the PCSC Class B Shares (whether resulting from the transactions contemplated by the Investor Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, at least one (1) Business Day prior to the Closing Date, prior to the time at which the Effective Time occurs, PCSC shall deregister from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, on the Closing Date, following the Domestication, the Parties intend to effect: (a) the merger of the Merger Sub I with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”), as a result of which all of the issued and outstanding capital stock, options and warrants of the Company as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares, options or warrants shall thereafter represent the right to receive the applicable consideration set forth in this Agreement, all upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL; and (b) as part of the same overall transaction as the First Merger, a merger of the surviving corporation of the First Merger with and into Merger Sub II with Merger Sub II continuing as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”);
WHEREAS, concurrently with the execution of this Agreement, each of Perceptive Life Sciences Master Fund Ltd, a Cayman Islands Exempted company (the “Perceptive PIPE Investor”), RA Capital Healthcare Fund, L.P., a Delaware limited partnership, RA Capital Nexus Fund III, L.P., a Delaware limited partnership, (with RA Capital Healthcare Fund, L.P., together the “RA Capital Shareholders”), and the other investors set forth on Annex A (together with the Perceptive PIPE Investor and the RA Capital Shareholders, collectively, the “PIPE Investors”) are entering into a subscription agreement with PCSC substantially in the form attached hereto as Exhibit B (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and PCSC has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately following the Closing, the number of PCSC Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all Investor Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement;
WHEREAS, at the Closing, PCSC, the Perceptive Shareholders, the RA Capital Shareholders and certain other shareholders of the Company to be mutually agreed upon by the Company and PCSC will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, the parties will be granted certain registration rights with respect to their respective PCSC Shares, on the terms and subject to the conditions therein;
WHEREAS, at the Closing, PCSC, the Perceptive Shareholders, the RA Capital Shareholders and certain other shareholders of the Company to be mutually agreed upon by the Company and PCSC will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which, among other things, the Perceptive Shareholders, the RA Capital Shareholders and certain other shareholders of the Company to be mutually agreed by the Company and PCSC will agree not to effect any sale or distribution of any Equity Securities of PCSC held by any of them during the lock-up period described therein;
WHEREAS, the board of directors of the Company (the “Company Board”) has duly established a special committee consisting solely of independent and disinterested members of the Company Board (the “Company Strategic Transaction Committee”), and the Company Strategic Transaction Committee has unanimously (i) determined that the entry into this Agreement and the other Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) recommended to the Company Board that it approve this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Mergers and the other transactions contemplated hereby (the “Company Strategic Transaction Committee Recommendation”).
WHEREAS, the board of directors of PCSC (the “PCSC Board”) has duly established a special committee consisting solely of independent and disinterested members of the PCSC Board (the “PCSC Special Committee”), and the PCSC Special Committee has unanimously (i) determined that the entry into this Agreement and the other Ancillary Documents to which PCSC is a party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are advisable and fair to, and in the best interest of, PCSC and shareholders of PCSC, (ii) recommended to the PCSC Board that it approve this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the shareholders of PCSC adopt this Agreement and approve the Mergers and the other transactions contemplated hereby (the “PCSC Special Committee Recommendation”).
WHEREAS, the PCSC Board, following the recommendation of the PCSC Special Committee, has (a) approved this Agreement, such other Ancillary Documents to which PCSC is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Mergers) by the holders of PCSC Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub I has approved this Agreement, such other Ancillary Documents to which Merger Sub I is or will be a party and the transactions contemplated hereby and thereby (including the First Merger);
WHEREAS, PCSC, as the sole shareholder of Merger Sub I, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, such other Ancillary Documents to which Merger Sub I is or will be a party and the transactions contemplated hereby and thereby (including the First Merger);

WHEREAS, the managing member of Merger Sub II has approved this Agreement, such other Ancillary Documents to which Merger Sub II is or will be a party and the transactions contemplated hereby and thereby (including the Second Merger);
WHEREAS, PCSC, as the sole member of Merger Sub II, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, such other Ancillary Documents to which Merger Sub II is or will be a party and the transactions contemplated hereby and thereby (including the Second Merger);
WHEREAS, the Company Board, following the recommendation of the Company Strategic Transaction Committee, has (a) approved this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the approval of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) by the holders of Company Shares entitled to vote thereon;
WHEREAS, in connection with and not prior to the Closing, that certain Senior Unsecured Convertible Promissory Note dated as of November 17, 2025, by and between the Company and Roche Holdings, Inc. (the “Roche Convertible Note”) will be automatically converted into such number of Company Common Shares as of immediately prior to the Effective Time that, as of the Effective Time, constitutes the right to receive such number of PCSC Shares representing the Repayment Amount (as defined in such Roche Convertible Note) at a price per share equal to 1.2x of the Original Offer Price (as defined in such Roche Convertible Note) (the “Roche Note Conversion”);
WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Annex B attached hereto (collectively, the “Key Supporting Company Stockholders”) will duly execute and deliver to PCSC a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Key Supporting Company Stockholder will agree to, among other things, (a) support and vote in favor of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and, if applicable, the Company Preferred Share Conversion), (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, and (c) a release of claims against the Company, PCSC and Merger Subs; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Mergers, taken together, be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(c), the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying, to the extent consistent with GAAP, the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Financial Statements.
“Additional PCSC SEC Reports” has the meaning set forth in Section 4.7.
“Adjusted Equity Value” means (a) the Base Equity Value, plus (b) the Aggregate Vested Company Option Exercise Price, minus (c) the amount of Leakage during the period from the Reference Time to the Effective Time, and plus (d) the amount, if any, by which Net Cash at the Effective Time exceeds Net Cash at the Reference Time.
“Adjusted Transaction Share Consideration” means an aggregate number of PCSC Shares equal to (a) the Adjusted Equity Value, divided by (b) the PCSC Share Value.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the Sponsor shall be deemed to include Perceptive Advisors, LLC, a Delaware limited liability company and its Affiliates.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by any PCSC Party in respect of the PIPE Financing (whether prior to or on the Closing Date).
“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any PCSC Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the PCSC Shareholder Redemptions) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the Unpaid PCSC Expenses.
“Aggregate Vested Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Vested Company Options if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.3.
“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the PCSC Sponsor Letter Agreement, the Investor Subscription Agreements, the Transaction Support Agreements, the Letters of Transmittal, the Warrant Cancellation Agreements (as defined below), the Escrow Agreement, the Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA), (b) the U.K. Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.
“Audited Financial Statements” has the meaning set forth in Section 3.4.
“Base Equity Value” means $725,000,000.
“Business” means the business of, directly or indirectly, developing, manufacturing, and commercializing non-invasive, blood-based tests and related diagnostic products and services for the early detection, treatment selection, and monitoring of cancer and other diseases, including the integration of multiomics data and machine learning in connection with such activities.

“Business Combination Proposal” has the meaning set forth in Section 5.8.
“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in New York, New York, Brisbane, California and George Town, Cayman Islands are open for the general transaction of business.
“Cash and Cash Equivalents” means, as of any time of determination, all cash and cash equivalents (including short-term investments readily convertible to cash within ninety (90) days) held by the Group Companies as of such time or that become available within ninety (90) days after such time, determined in accordance with GAAP and the Group Companies’ historical accounting practices, (a) determined net of any outstanding or uncleared checks, wires, transfers and drafts issued by the Group Companies and (b) excluding any cash or cash equivalents that are not available for use by the Group Companies due to being subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise that cannot be satisfied or removed within ninety (90) days, including (i) deposits with third parties (including landlords) that are not refundable within ninety (90) days, and (ii) cash posted to support letters of credit, performance bonds or other similar obligations to the extent such cash or cash equivalent is not reasonably expected to become freely usable by the Group Companies within ninety (90) days, provided that “Cash and Cash Equivalents” shall include all cash and cash equivalents that are subject to ordinary course restrictions that do not materially impair use.
“Certificates” has the meaning set forth in Section 2.1(b)(vii).
“Certificates of Merger” has the meaning set forth in Section 2.1(c)(ii).
“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents). Notwithstanding the foregoing or anything to the contrary herein, Change of Control Payments shall not include (i) the PCSC Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options and Rollover RSU Awards at the Effective Time on the terms and subject to the conditions of this Agreement, (ii) any payments made in the ordinary course of business consistent with past practice and not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, (iii) any payments required under the Contracts set forth on Section 1.1(b) of the Company Disclosure Schedules, in each case, as amended and in effect as of the date of this Agreement, and which payments are not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, (iv) any severance payments made pursuant to existing severance policies or agreements in effect prior to the date of this Agreement that are triggered solely by termination of employment without cause or resignation for good reason (and not by the consummation of the transactions contemplated hereby), and (v) any retention payments made to employees below the level of vice president that do not exceed $50,000 per individual in the aggregate and $1,000,000 for all individuals in the aggregate.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its controlled Affiliates, taken as a whole, or a majority of the voting power of Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company and its controlled Affiliates, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Subsidiaries (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or Company RSU Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, the Company Warrant Agreement or the Company Convertible Notes (as applicable)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby or any Specified Strategic Transactions shall constitute a Company Acquisition Proposal.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Board Recommendation” has the meaning set forth in Section 5.14(b).
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of January 26, 2024.
“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.
“Company Convertible Notes” means (i) that certain Senior Unsecured Convertible Promissory Note dated as of August 12, 2025, by and between the Company and Exact Sciences Corporation (the “Exact Convertible Note”) and (ii) the Roche Convertible Note.
“Company D&O Persons” has the meaning set forth in Section 5.16(a).
“Company D&O Tail Policy” has the meaning set forth in Section 5.16(c).
“Company Designees” has the meaning set forth in Section 5.17(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to PCSC by the Company on the date of this Agreement.
“Company Dissenting Shareholders” has the meaning set forth in Section 2.6.
“Company Dissenting Shares” has the meaning set forth in Section 2.6.
“Company Equity Award” means, as of any determination time, each outstanding Company Option, each outstanding Company RSU Award and each other outstanding award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.
“Company Equity Plan” means, collectively, (a) the Freenome Holdings, Inc., 2016 Equity Incentive Plan, as amended from time to time, and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due and payable, any Group Company in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document (including the HSR Act filing fee for the Mergers and any Transfer Taxes). Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any PCSC Expenses.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(g) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes), and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payers or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by any Group Companies at the written request or with the written consent of PCSC, (x) any changes in GAAP or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by this Agreement, or (xii) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned, used or held for use by the Group Companies.

“Company Preferred Shares” means, collectively, the Company Series Seed-1 Preferred Shares, Company Series Seed-2 Preferred Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares, Company Series E Preferred Shares, Company Series F Preferred Shares.
“Company Preferred Share Conversion” has the meaning set forth in Section 2.4(d).
“Company Product” means each platform or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.
“Company Related Party” has the meaning set forth in Section 3.19.
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Company RSU Award” means, as of any determination time, each restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.
“Company Series Seed-1 Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed-1 Preferred Stock” pursuant to Company Certificate of Incorporation.
“Company Series Seed-2 Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series B Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series C Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series D Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series E Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series E Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series F Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series F Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).
“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).
“Company Stockholder Agreements” means, collectively, that certain Amended and Restated Investors’ Rights Agreement, dated as of January 26, 2024, by and among the Company and the Company Stockholders party thereto, that certain Amended and Restated Voting Agreement, dated as of January 26, 2024, by and among the Company and the Company Stockholders party thereto and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 26, 2024, by and among the Company and the Company Stockholders party thereto.
“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time. For the avoidance of doubt, (i) if the holders of any Company Warrants elect to exercise such Company Warrants, the holders of such Company Warrants will become Company Stockholders immediately prior to the Closing upon exercise of such Company Warrants for Company Common Shares and (ii) the holders of the Company Convertible Notes or any other Equity Security of the Company issued in connection with the Specified Strategic Transactions will become a Company Stockholder only when, as and if the holder of the applicable Company Convertible Note elects to convert such Company Convertible Note prior to the Closing, in accordance with the terms thereof.
“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Warrant Agreements” means, collectively, (i) that certain Warrant to Purchase Common Stock, dated as of October 16, 2019, by and between the Company and Riviera Partners Investments, LLC, and (ii) that certain Warrant to Purchase Common Stock, dated as of November 10, 2022, by and between the Company and New England Biolabs, Inc.
“Company Warrants” means, as of any determination time, each warrant to purchase Company Common Shares that is outstanding and granted pursuant to the Company Warrant Agreements.
“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of August 28, 2025, as amended on October 10, 2025, by and between the Company and PCSC.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Continental” means Continental Stock Transfer & Trust Company.
“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Domestication” has the meaning set forth in the recitals to this Agreement.
“Domestication Proposal” has the meaning set forth in Section 5.8.
“Effective Time” has the meaning set forth in Section 2.1(b)(ii).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.
“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ESPP Proposal” has the meaning set forth in Section 5.8.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(c).
“Exchange Ratio” means the quotient obtained by dividing (a) the Adjusted Transaction Share Consideration, by (b) the number of Fully-Diluted Shares.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“First Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).
“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Company” has the meaning set forth in Section 2.1(b)(i).
“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.
“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted, as converted-to-Company Common Shares basis in accordance with the Company Certificate of Incorporation (including, for the avoidance of doubt, the Company Common Shares issued in connection with the Company Preferred Share Conversion pursuant to Section 2.4(d)), and not including any Company Convertible Notes issued and outstanding in connection with the Specified Strategic Transactions (which shall be treated as Indebtedness) or any Company Common Shares issuable upon the conversion or exercise thereof (including the Company Common Shares issued in the Roche Note Conversion), unless, for the Exact Convertible Note, such Exact Convertible Note is converted into Company Shares prior to the Closing (in which case the Company Shares issued upon such conversion shall be included and such Exact Convertible Note shall not be treated as Indebtedness), plus (b) the aggregate number of shares of (i) Company Common Shares issuable upon the full exercise of Vested Company Options that are outstanding as of immediately prior to the Effective Time, (ii) Company Common Shares issuable upon the settlement of Vested Company RSU Awards that are outstanding as of immediately prior to the Effective Time and (iii) Company Common Shares issuable upon the exercise of Company Warrants that are outstanding as of immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Governing Document Proposal” has the meaning set forth in Section 5.8.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Government Closure” has the meaning set forth in Section 5.2(a).
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.
“Healthcare Laws” means all applicable federal, state, or local health care laws, each as amended, relating to the regulation of the Company and each Group Company, including but not limited to: the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the Controlled Substances Act, 21 U.S.C.A. § 801, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare

statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152); the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. and their implementing regulations (collectively, “HIPAA”); all similar federal, state or local laws that address the subject matter of the foregoing; all laws regarding the manufacture or distribution of pharmaceutical or medical device products; all laws regarding health record documentation or related record retention requirements; all health information privacy laws, including HIPAA; and all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security (including, for the avoidance of doubt, the Company Convertible Notes), (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Independent Designee” has the meaning set forth in Section 5.17(b).
“Initial Company Designee” has the meaning set forth in Section 5.17(c).
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or similar proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“Investor Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Investors” has the meaning set forth in the recitals to this Agreement.
“IPO” has the meaning set forth in Section 8.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law, and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leakage” means, without duplication, the aggregate amounts related to the following: (i) the payment of any bonuses, Change of Control Payments, or other sums conditional or relating to the transactions contemplated by this Agreement (for the avoidance of doubt, other than payment to auditors, legal counsel or institutional service providers, engaged by any of the Group Companies), (ii) the payment, or agreement to make any payment, to or for the benefit of, or the entering into any transaction or agreement with or for the benefit of, any holders of the Company’s Equity Securities or any of their Affiliates or Company Related Parties, (iii) the declaration of or authorization for, the making or payment of any dividend, distribution or return of capital (other than dividends and distributions by a wholly owned Subsidiary of the Company to the Company), (iv) bonuses, compensation or other similar payments to employees, independent contractors or other such service providers incurred in connection with the transactions contemplated by this Agreement, (v) the forgiveness or waiver of any Indebtedness or other obligation of a third party by the Company, (vi) transfers of assets or assumptions of liabilities not for fair market value and in the ordinary course of business, (vii) the entry into by the Company of any guaranty or indemnity relating to any third party’s obligations other than standard commercial indemnities in the ordinary course of business, other than (A) payments made in the ordinary course of business consistent with past practice and not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, and (B) payments required under the Contracts set forth on Section 1.1(b) of the Company Disclosure Schedules, in each case, as amended and in effect as of the date of this Agreement, and which payments are not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, and (viii) any Tax incurred in connection with the foregoing.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means the letter of transmittal in a form mutually agreed by the Company and PCSC, and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of PCSC and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Lookback Date” means January 1, 2022.
“Losses” means any and all losses, damages, liabilities, claims, costs, expenses, fines, penalties, judgments, awards, and settlements of every kind and nature whatsoever (including reasonable attorneys’ fees and expenses, costs of investigation, enforcement and mitigation) incurred by a Party, whether or not such losses constitute lost profits, diminution in value, consequential, incidental, special, punitive or exemplary damages, and whether or not arising out of third-party claims.
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger Sub I” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Sub II” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” has the meaning set forth in Section 5.8.
“Net Cash” means (i) the amount (if any, which must be a positive number greater than zero), by which the Company’s Cash and Cash Equivalents exceeds the sum of (a) the Company’s Indebtedness and (b) the Unpaid Company Expenses as of 12:01 a.m. (Eastern time) on the Closing Date, plus (ii) fifty percent (50%) of the HSR Act filing fee for the Mergers and fifty percent (50%) of any Transfer Taxes (in each case of this clause (ii), to the extent previously paid by the Company); provided that, in no event shall any amount constituting Leakage be included in subclause (a) or (b) of clause (i) of the preceding sentence.
“Non-Party Affiliate” has the meaning set forth in Section 8.13.
“Officers” has the meaning set forth in Section 5.17(a).
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other Class B Shareholders” means, collectively, Joseph Edelman, Adam Stone and Michael Altman.
“Other Company Designees” has the meaning set forth in Section 5.17(c).
“Other PCSC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of PCSC Shares entitled to vote thereon, whether in person or by proxy at the PCSC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PCSC and applicable Law.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCSC” has the meaning set forth in the introductory paragraph to this Agreement.
“PCSC Acquisition Proposal” means (a) any transaction or series of related transactions under which PCSC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in PCSC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a PCSC Acquisition Proposal.
“PCSC Board” has the meaning set forth in the recitals to this Agreement.
“PCSC Board Recommendation” has the meaning set forth in Section 5.8.
“PCSC Bylaws” has the meaning set forth in Section 2.1(a).
“PCSC Certificate of Incorporation” has the meaning set forth in Section 2.1(a).
“PCSC Class A Shares” means the Class A ordinary shares of US$0.0001 par value per share of PCSC.
“PCSC Class B Shares” means the Class B ordinary shares of US$0.0001 par value per share of PCSC.
“PCSC D&O Persons” has the meaning set forth in Section 5.15(a).

“PCSC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by PCSC on the date of this Agreement.
“PCSC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a PCSC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any PCSC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any PCSC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, PCSC Expenses shall not include any Company Expenses.
“PCSC Financial Statements” means all of the financial statements of PCSC included in the PCSC SEC Reports.
“PCSC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6(a) and (b) (Capitalization of the PCSC Parties).
“PCSC Incentive Equity Plan” has the meaning set forth in Section 5.19.
“PCSC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any PCSC Party to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that none of the following shall be taken into account in determining whether a PCSC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any PCSC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any PCSC Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payers or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any PCSC Shareholder Redemption, in and of itself and (viii) any change, event, effect or occurrence that is generally applicable to special purpose acquisition companies, except to the extent that any such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on PCSC, relative to other similarly situated special purpose acquisition companies operating in the industries in which the PCSC Parties operate.
“PCSC Non-Party Affiliates” means, collectively, each PCSC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any PCSC Related Party (other than, for the avoidance of doubt, any PCSC Party).
“PCSC Parties” means, collectively, PCSC and Merger Subs (and each, individually, a “PCSC Party”).
“PCSC Preference Shares” means the preference shares of US$0.0001 par value per share of PCSC.
“PCSC Related Party” has the meaning set forth in Section 4.9.
“PCSC Related Party Transactions” has the meaning set forth in Section 4.9.
“PCSC SEC Reports” has the meaning set forth in Section 4.7.

“PCSC Share Value” means $10.00.
“PCSC Shareholder Approval” means, collectively, the Required PCSC Shareholder Approval and the Other PCSC Shareholder Approval.
“PCSC Shareholder Redemption” means the redemption by PCSC of PCSC Class A Shares pursuant to the exercise of the right of the holders of PCSC Class A Shares to redeem all or a portion of their PCSC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of PCSC.
“PCSC Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.
“PCSC Shareholders Meeting” has the meaning set forth in Section 5.8.
“PCSC Shares” means (a) prior to the consummation of the Domestication, collectively, the PCSC Class A Shares, PCSC Class B Shares and PCSC Preference Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of PCSC. Any reference to the PCSC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“Perceptive PIPE Investor” has the meaning set forth in the recitals to this Agreement.
“Perceptive Shareholders” means, collectively, the Sponsor and the Perceptive PIPE Investor.
“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.
“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“Pre-Closing PCSC Holders” means the holders of PCSC Shares at any time prior to the Effective Time, together with their successors and assigns.
“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the total number of shares of Company Shares beneficially owned by such Company Stockholder immediately prior to the Effective Time, divided by (ii) the Fully-Diluted Shares.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.18.
“Public Shareholders” has the meaning set forth in Section 8.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“RA Capital Shareholders” has the meaning set forth in the recitals to this Agreement.
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
“Reference Time” means June 30, 2025.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of PCSC.
“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational device exemptions, premarket approval applications, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Company Financial Statements” means, collectively, (a) the Audited Financial Statements, (b) Unaudited Financial Statements and (c) each of the other financial statements or similar reports of the Group Companies required, as a result of the passage of time or otherwise, to be included in the Registration Statement / Proxy Statement or any other filings to be made by PCSC or the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document.
“Required PCSC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of PCSC Shares entitled to vote thereon, whether in person or by proxy at the PCSC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PCSC and applicable Law.
“Required Governing Document Proposal” means the Governing Document Proposal solely to the extent related to the amendments to the Governing Documents of PCSC set forth on Annex C attached hereto.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Required Governing Document Proposal.
“Requisite Company Preferred Majority” means the holders of a majority of the outstanding Company Preferred Shares, whose vote or prior written consent is required for the automatic conversion of the Company Preferred Shares into Company Common Shares pursuant to Article IV, Section 5.1 of the Company Certificate of Incorporation.
“Requisite Company Series C/D/E/F Majority” means the holders of a majority of the outstanding Company Series C Preferred Shares, Company Series D Preferred Shares, Company Series E Preferred Shares and Company Series F Preferred Shares, whose vote or prior written consent is required for the automatic conversion of the Company Preferred Shares into Company Common Shares pursuant to Article IV, Section 5.1 of the Company Certificate of Incorporation.
“Rollover Option” has the meaning set forth in Section 2.4(a).
“Rollover RSU Award” has the meaning set forth in Section 2.4(b).
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the PCSC Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).
“Second Effective Time” has the meaning set forth in Section 2.1(c)(ii).
“Second Merger” has the meaning set forth in the recitals to this Agreement.
“Second Surviving Company” has the meaning set forth in Section 2.1(c)(i).
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Specified Strategic Transactions” means, collectively, the transactions described on Section 1.1(a) of the Company Disclosure Schedule.
“Sponsor” has the meaning set forth in the recitals to this Agreement.
“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Transaction Litigation” has the meaning set forth in Section 5.2(d).
“Transaction Proposals” has the meaning set forth in Section 5.8.
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).
“Trust Account” has the meaning set forth in Section 8.18.
“Trust Account Released Claims” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.
“Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).
“Unvested Company Equity Awards” means, collectively, the Unvested Company Options and the Unvested Company RSU Awards.
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Unvested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU Award.
“Unpaid PCSC Expenses” means, without duplication, (i) the PCSC Expenses that are unpaid as of immediately prior to the Closing, (ii) any amounts due to the underwriters of PCSC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (iii) the amount of any outstanding Indebtedness for borrowed money incurred by PCSC or its Subsidiaries from and after the date of this Agreement that is outstanding as of immediately prior to the Closing, and (iv) without duplication, any other unpaid amount of fees disclosed in Section 4.14 of PCSC Disclosure Schedules.
“Vested Company Equity Awards” means, collectively, the Vested Company Options and the Vested Company RSU Awards.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Mergers.
“Vested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Mergers.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.
“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGERS
Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a) Redemptions; Domestication. At least one (1) Business Day prior to the Closing Date, PCSC shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (Revised) of the Cayman Islands, including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to PCSC and the Company, together with the PCSC Certificate of Incorporation and completing and making all filings required to be made with the Registrar of Companies of the Cayman Islands to effect the Domestication. The PCSC Shareholder Redemptions shall occur immediately prior to the consummation of the Domestication. In connection with (and as part of) the Domestication, PCSC shall cause (i) each PCSC Class A Share, PCSC Class B Share and PCSC Preference Share that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after effecting the PCSC Shareholder Redemptions) to be converted into one share of common stock, par value $0.0001 per share, of PCSC, (ii) the Governing Documents of PCSC to become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by PCSC and the Company, the “PCSC Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by PCSC and the Company, the “PCSC Bylaws”) and (iii) PCSC’s name to be changed to “Freenome, Inc.”; provided, however, that in the case of clause (iii), each of the Parties acknowledges and agrees that each of the PCSC Certificate of Incorporation and the PCSC Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of PCSC contemplated by the PCSC Certificate of Incorporation and the PCSC Bylaws that are not adopted and approved by the Pre-Closing PCSC Holders at the PCSC Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of PCSC that are contemplated by the Required Governing Document Proposals); provided, further, that if such name is not available in Delaware or PCSC is otherwise unable to change its name to “Freenome, Inc.” in Delaware, it shall cause its name to be changed to such other name mutually agreed to by PCSC and the Company. PCSC and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto. Following the consummation of the Domestication and prior to the Closing, the board of directors of PCSC will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and PCSC may mutually agree.
(b) The First Merger.
(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub I shall merge with and into the Company at the Effective Time. Following the Effective Time, and as a result of the First Merger, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving company of the First Merger (the “First Surviving Company”), provided, that references to the Company for periods after the Effective Time until the Second Effective Time shall include the First Surviving Company.

(ii) At the Closing, the Parties hereto shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and PCSC (the “First Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL. The First Merger shall become effective on the date and time at which the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by PCSC and the Company and specified in the First Certificate of Merger (the time the First Merger becomes effective being referred to herein as the “Effective Time”).
(iii) The First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger, and Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations and duties of the First Surviving Company, in each case, in accordance with the DGCL, which shall include the assumption by the First Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub I and the Company to be performed after the Effective Time.
(iv) At the Effective Time, the Governing Documents of Merger Sub I shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the First Surviving Company, each to hold office in accordance with the Governing Documents of the First Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi) At the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.0001, of the First Surviving Company (each such share, a “First Surviving Company Share”).
(vii) At the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares canceled and extinguished pursuant to Section 2.1(b)(viii) and any Company Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of PCSC Shares equal to the Exchange Ratio. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.
(viii) At the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
(ix) For purposes of calculating the aggregate number of PCSC Shares issuable to each Company Stockholder pursuant to the terms of Section 2.1(b)(vii), all Company Shares held by such holder shall be aggregated, and the Exchange Ratio shall be applied to that aggregate number of shares held by such holder, and not on a share-by-share basis, and the number of PCSC Shares to be issued shall be rounded down to the nearest whole share.
(x) If, between the date of this Agreement and the Closing, the outstanding PCSC Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of PCSC Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this

Section 2.1(b)(x) shall not (A) be construed to permit PCSC, Merger Subs or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement, or (B) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.
(c) The Second Merger.
(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), immediately following the First Merger, the First Surviving Company shall merge with and into the Merger Sub II at the Second Effective Time. Following the Second Effective Time, and as a result of the Second Merger, the separate existence of First Surviving Company shall cease and the Merger Sub II shall continue as the surviving company of the Second Merger (the “Second Surviving Company”), provided, that references to the Company or the First Surviving Company for periods after the Second Effective Time shall include the Second Surviving Company.
(ii) As soon as practicable following the Effective Time, but no later than one (1) Business Day following the Effective Time, the Parties hereto shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and PCSC (the “Second Certificate of Merger”, together with the First Certificate of Merger, the “Certificates of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL and DLLCA. The Second Merger shall become effective on the date and time at which the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by PCSC and the Company and specified in the Second Certificate of Merger (the time the Second Merger becomes effective being referred to herein as the “Second Effective Time”).
(iii) The Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the First Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the Second Surviving Company, in each case, in accordance with the DGCL and DLLCA, which shall include the assumption by the Second Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub II and the First Surviving Company to be performed after the Second Effective Time.
(iv) At the Second Effective Time, the Governing Documents of Merger Sub II shall be the Governing Documents of the Second Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Second Surviving Company in such certificate of formation and operating agreement shall be amended to be “Freenome, LLC”.
(v) At the Second Effective Time, the managers and officers of the Merger Sub II immediately prior to the Second Effective Time shall be the initial managers and officers of the Second Surviving Company, each to hold office in accordance with the Governing Documents of the Second Surviving Company until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each First Surviving Company Share issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into one membership interest of Merger Sub II, with the rights as set forth in the operating agreement of the Second Surviving Company, and shall constitute the only outstanding membership interests of the Second Surviving Company.
Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the fifth (5th) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as “Closing Date”) or at such other place, date and/or time as PCSC and the Company may agree in writing.
Section 2.3 Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to PCSC an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Stockholder (including the number of Company Common Shares (x) issuable in connection with the exercise of the Company Warrants by each holder thereof, (y) if applicable, issuable after giving effect to the conversion of the Company Convertible Notes prior to the Closing or any conversion or exercise of any other Equity Securities of the Company issued and outstanding in connection with the Specified Strategic Transactions and (z) the Company Preferred Share Conversion pursuant to Section 2.4(c)), (ii) the number of Company Common Shares subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity Award will be a Vested Company Equity Award or an Unvested Company Equity Award as of immediately prior to the Effective Time, and, in each case, the exercise price thereof, (iii) the number of PCSC Shares that will be subject to each Rollover Option and each Rollover RSU Award, and, in the case of each Rollover Option, the exercise price thereof at the Effective Time, (iv) the Adjusted Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio, (v) each Company Stockholder’s Pro Rata Share of the Adjusted Transaction Share Consideration (including, for the avoidance of doubt, in respect of any Company Shares that are issued upon exercise of the Company Warrants, upon the conversion of the Company Convertible Notes prior to the Closing (if applicable), upon the conversion or exercise of any other Equity Securities of the Company issued and outstanding in connection with the Specified Strategic Transactions (if applicable) and after giving effect to the Company Preferred Share Conversion pursuant to Section 2.4(d)), and (vi) a certification, duly executed by an authorized officer of the Company, that (a) the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv), and (v) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (b) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(f) and Section 5.14(d). The Company will review any comments to the Allocation Schedule provided by PCSC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by PCSC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of PCSC Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of PCSC Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company exceed the Adjusted Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholder Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(f) and Section 5.13(d)) and (D) the PCSC Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Stockholders under this Agreement or under the Exchange Agent Agreement, as applicable.
Section 2.4 Treatment of Company Equity Awards, Company Warrants, Company Convertible Notes and Company Preferred Shares.
(a) At the Effective Time, by virtue of the First Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Common Shares and shall be canceled in exchange for options to purchase PCSC Shares under the PCSC Incentive Equity Plan (each, a “Rollover Option”) in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) as provided above in this Section 2.4(a), or (ii) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the PCSC Incentive Equity Plan and (iii) such other immaterial administrative or ministerial changes as the PCSC Board (or the compensation committee of the PCSC Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.
(b) At the Effective Time, by virtue of the First Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), each Company RSU Award (whether a Vested Company RSU Award or an Unvested Company RSU Award) shall cease to have any rights in respect of the Company Common Shares and shall be canceled in exchange for a restricted stock unit award under the PCSC Incentive Equity Plan (each, a “Rollover RSU Award”) that settles in a number of PCSC Shares (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover RSU Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could vest subject to the restricted stock unit award) or (B) to the extent they conflict with the PCSC Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the PCSC Board (or the compensation committee of the PCSC Board) may determine in good faith are appropriate to effectuate the administration of the Rollover RSU Awards.
(c) Unless the Company Convertible Notes have been converted in full in accordance with its terms prior to the Effective Time, the Company shall take all actions necessary to cause the Company Convertible Notes to be assumed by PCSC in accordance with the terms of the Company Convertible Notes and to remain outstanding in accordance with their terms.
(d) On the Closing Date, prior to the Effective Time, the Company shall cause each Company Preferred Share that is issued and outstanding immediately prior to the Effective Time to be automatically converted into and become a number of Company Common Shares in accordance with the terms of Article IV, Section 5.1 of the Company Certificate of Incorporation (the “Company Preferred Share Conversion”), and each such Company Preferred Share shall no longer be issued and outstanding and shall automatically be canceled, extinguished, retired and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares, other than, for the avoidance of doubt, with respect to the Company Common Shares into which such Company Preferred Shares have been converted and then as expressly provided herein.
(e) At the Effective Time, all Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.4.
(f) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under (i) the Company Equity Plans or under the underlying grant, award or similar agreement with respect to any Company Equity Awards, (ii) the Company Warrant Agreements in connection with or as a result of the exercise of any Company Warrants (if any) and any Warrant Cancellation Agreements, (iii) the Company Convertible Notes and any other Equity Securities of the Company issued and outstanding in connection with the Specified Strategic Transactions and (iv) otherwise, to give effect to the provisions of this Section 2.4.
Section 2.5 Deliverables.
(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, PCSC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then PCSC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), PCSC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of PCSC and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed). The Company shall reasonably cooperate with PCSC and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).
(b) At least three (3) Business Days prior to the Closing Date, if required by the Exchange Agent, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.
(c) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to PCSC a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of (i) the amount of any Leakage during the period between the Reference Time and the Effective Time and (ii) the amount, if any, by which Net Cash at the Effective Time exceeds Net Cash at the Reference Time, and the resulting Adjusted Equity Value as of the Closing Date based on such estimates, in reasonable detail including for each component thereof and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to PCSC, if requested by PCSC, the Company will meet with PCSC to review and discuss the Estimated Closing Statement and the Company will consider in good faith PCSC’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and PCSC, both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
(d) At the Effective Time, PCSC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of PCSC Shares in book-entry form representing the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii), calculated according to the Adjusted Equity Value set forth in the Estimated Closing Statement, in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”
(e) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii) (including each Company Share issued in connection with or as a result of the exercise of Company Warrants (if applicable), the conversion of the Company Convertible Notes prior to the Closing (if applicable) and the Company Preferred Share Conversion pursuant to Section 2.4(d)) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date on which such Company Stockholder delivers to the Exchange Agent (i) a surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), and (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal).
(f) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(e) (i) at least one (1) Business Day prior to the Closing Date, then PCSC and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share

Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then PCSC and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.
(g) If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(h) No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares canceled and extinguished pursuant to Section 2.1(b)(viii) or any Company Dissenting Shares) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).
(i) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(j) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to PCSC or as otherwise instructed by PCSC, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to PCSC for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of PCSC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of PCSC free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.6 Company Dissenting Shares. Notwithstanding anything to the contrary herein, any Company Shares for which a Company Stockholder (a) has not voted in favor of the Mergers or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such shareholders, the “Company Dissenting Shareholders”, and such shares, the “Company Dissenting Shares”) shall not be converted into the right to receive the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii). From and after the Effective Time, (i) the Company Dissenting Shares shall be canceled and extinguished and shall cease to exist and (ii) the Company Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of PCSC, the First Surviving Company, the Second Surviving Company or any of its Affiliates (including PCSC); provided that if any Company Dissenting Shareholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Company Dissenting Shareholder (A) shall no longer be deemed to be Company Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 2.5(e). Each Company Dissenting Shareholder who becomes entitled to payment for his, her or its Company Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of

Section 262 of the DGCL, and PCSC shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of PCSC (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.
Section 2.7 Withholding. PCSC, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the PCSC Parties, in each case, as of the date of this Agreement and as of the Closing Date, as follows:
Section 3.1 Organization and Qualification.
(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b) True and complete copies of the Governing Documents of the Company and each of the Company Stockholder Agreements has been made available to PCSC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholder Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Stockholder Agreements.
(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2 Capitalization of the Group Companies.
(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions), and (iv) with respect to each Company Warrant, (A) the date of grant and (B) any applicable exercise or similar price. All of the Equity Securities of the Company (including each Company Share issued or issuable in connection with or as a result of the Company Preferred Share Conversion) have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (including each Company Share issued or issuable in connection with or as a result of the Company Preferred Share Conversion) (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholder Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in all material respects in compliance with applicable Law, including Securities Laws. Except for the Company Options, Company RSU Awards and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Options or Company RSU Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.
(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholder Agreements). Except for the Company Stockholder Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.
(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote.
(d) Except as set forth (i) on Section 3.2(d) of the Company Disclosure Schedules and (ii) in the Company Stockholder Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.
(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.
(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(g) Section 3.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.
(h) Other than the Company Convertible Notes, there are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Company’s Equity Securities.
Section 3.3 Authority.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent (including the approval of the Requisite Company Preferred Majority and Requisite Company Series C/D/E/F Majority with respect to the Company Preferred Share Conversion), the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Stockholder Written Consent is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Mergers).
(b) The Company Strategic Transaction Committee was formed on August 3, 2023. At a meeting duly called and held, prior to the execution of this Agreement, the Company Strategic Transaction Committee unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which the Company is party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (b) recommending to the Company Board that it approve this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (c) resolving to make the Company Strategic Transaction Committee Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to PCSC or Merger Subs.
(c) Thereafter, the Company Board, acting upon the recommendation of the Company Strategic Transaction Committee, unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which the Company is party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approving this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (c) directing that this Agreement be submitted to the Company Stockholders entitled to vote thereon for adoption thereby and resolving to make the Company Board Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to PCSC or Merger Subs.
Section 3.4 Financial Statements; Undisclosed Liabilities.
(a) The Company has made available to PCSC a true and complete copy of the audited consolidated balance sheets of the Group Companies as of December 31, 2023 and December 31, 2024 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, which are attached as Section 3.4(a) of the Company Disclosure Schedules (the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (E) were prepared from and accurately reflect the books and records of the Group Companies.
(b) The unaudited consolidated balance sheets of the Group Companies as of June 30, 2025 (the “Latest Balance Sheet”) and June 30, 2024 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each the six (6)-month periods then ended (the “Unaudited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted

therein, (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (iv) will be prepared from and accurately reflect the books and records of the Group Companies.
(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Company’s properties or assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the Lookback Date, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section 3.5 Consents and Requisite Governmental Approvals; No Violations.
(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect. The Company is its own ultimate parent entity (as such term is defined in the HSR Act).
(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of suspension, limitation, revocation, cancellation, modification or termination of any Material Permit has been received by the Group Companies.
Section 3.7 Material Contracts.
(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is a party as of the date of this Agreement, excluding any Employee Benefit Plan (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i) any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;
(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;
(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;
(iv) (A) any joint venture or partnership Contract, (B) any profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract and (C) any Contract with respect to material Company Licensed Intellectual Property (other than Off-the-Shelf Software);
(v) any (A) In-bound License or (B) any Out-bound License;
(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of PCSC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit in any material respect, PCSC or any of its Affiliates after the Closing;
(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;
(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;
(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(xi) any Contract with any Person (A) pursuant to which any Group Company (or PCSC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;
(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company who are key to the success to the Group Company, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;
(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or PCSC or any of its Affiliates after the Closing); and
(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.
(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to PCSC true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).
Section 3.8 Absence of Changes. During the period beginning on January 1, 2025 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of PCSC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).
Section 3.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Group Company pending against any other Person.
Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.
(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided PCSC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.
(b) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage or for not more than one (1) month following a termination of employment pursuant to the terms of an Employee Benefit Plan in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedules. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Company’s knowledge there are no circumstances that could reasonably be expected to result in a revocation of such letter. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(g) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
(h) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. No Group Company has ever been a participating employer of a defined benefit or final salary pension scheme in the United Kingdom, including without limitation, party to any guarantee, indemnity, arrangement or agreement of any kind relating to the funding of any defined benefit scheme or which could give rise to any payment or contribution liability or any other liability of any kind to or in relation to any defined benefit or final salary pension scheme.
Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:
(a) None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.
(b) There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.
(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
The Group Companies have made available to PCSC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section 3.13 Intellectual Property.
(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and Registered Intellectual Property comprising the Company Licensed Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been canceled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). A Group Company has valid and enforceable rights under all Company Licensed Intellectual Property free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of any material Company Owned Intellectual Property to any other Person, (ii) granted any exclusive license with respect to any material Company Owned Intellectual Property or material Company Licensed Intellectual Property to any other Person or (iii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.
(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts pursuant to which a Group Company (i) is granted a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to any Company Licensed Intellectual Property (each, an “In-bound

License”) or (ii) grants to any third party a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to or under any Company Owned Intellectual Property or Company Licensed Intellectual Property (each, an “Out-bound License”), provided that, (x) In-bound Licenses shall not include (and Section 3.13(d)(i) of the Company Disclosure Schedule may exclude) (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-disclosure agreements and (D) Contracts under which a non-exclusive license is granted to a Group Company that is incidental to the receipt of services or deliverables and (y) Out-bound Licenses shall not include (and Section 3.13(d)(ii) of the Company Disclosure Schedule may exclude) Contracts under which a non-exclusive license is granted by a Group Company that is incidental to the receipt of services or deliverables.
(e) The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes (i) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (ii) to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(f) To the knowledge of the Company, (i) the Company Registered Intellectual Property and the Registered Intellectual Property comprising the Company Licensed Intellectual Property are valid, subsisting and enforceable, and(ii) all of the Group Companies’ rights in and to the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(g) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.
(h) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(i) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(j) Since December 31, 2018, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(k) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(l) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.
(m) Section 3.13(k) of the Company Disclosure Schedules sets forth all material Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.14 Labor Matters.
(a) The Company is in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work. Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each current employee are terminable at the will of the Company and any such termination would result in no liability to the Company. The Company has no material Liability, or to the knowledge of the Company, threats or claims of material liability, with respect to any misclassification of: (1) any independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages.
(b) Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(c) No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.
(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced. No Group Companies are aware that any of their employees or contractors intend to terminate their employment with any Group Company.
(e) No allegations of discrimination, sexual harassment, sexual misconduct or retaliation while employed by, or providing services to, the Company have been made against any employee (in their capacity as such), and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, sexual harassment, sexual misconduct or retaliation by or regarding any employee or other representative of the Company (in their capacity as such). To the extent required by applicable Law, the Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all current employees, independent contractors and advisors to undergo anti-harassment training.
Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to PCSC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.16 Tax Matters.
(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l) Each Group Company is tax resident only in its jurisdiction of formation.
(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any PCSC Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment.
Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.
Section 3.18 Real and Personal Property.
(a) Owned Real Property. No Group Company owns any real property.
(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to PCSC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, no Group Company has (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.
(d) Assets. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the assets necessary to conduct the Business immediately after the Closing in materially the same manner (for the Group Companies, taken as a whole) as it is conducted on the date of this Agreement, except as would not have a Company Material Adverse Effect.
Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions.”
Section 3.20 Data Privacy and Security.
(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).
(b) The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the incorporation of the Company, (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company; (ii) there have been no security breaches; and (iii) there have been no unauthorized intrusions or breaches of security into any Group Company systems, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.
(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.
Section 3.21 Compliance with International Trade & Anti-Corruption Laws.
(a) None of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since April 24, 2019, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, collectively, “Sanctioned Countries”); (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws.
(b) In the past five (5) years, none of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws.
Section 3.22 Information Supplied.
None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing PCSC Holders or at the time of the PCSC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23 Regulatory Compliance.
(a) Each of the Group Companies has all Regulatory Permits that are necessary for it to conduct its business as currently conducted. The Group Companies are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.
(b) All Company Products are being developed, tested, investigated, manufactured, prepared, packaged, labeled and distributed in compliance in all material respects with the applicable requirements and Laws of the FDA and any comparable Governmental Entity.
(c) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of the FDA and any comparable Governmental Entity.

(d) No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution. As of the date of this Agreement, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(e) Neither the Group Companies, any of its directors, managers, officers, employees, nor to the knowledge of the Company, any individual independent contractors, including clinical trial investigators, coordinators, or monitors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies, their officers, directors, employees, nor to the knowledge of the Company, any agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. To the knowledge of the Company, no officer, employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.
(f) There have been no Proceedings or Orders, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to compliance with Healthcare Laws, product liability for the Company Products or the Group Company’s services. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Healthcare Laws.
Section 3.24 Investigation; No Other Representations.
(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the PCSC Parties and (ii) it has been furnished with or given access to such documents and information about the PCSC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any PCSC Party, any PCSC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the PCSC Parties, any PCSC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PCSC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PCSC PARTY, OR ANY OF THEIR REPRESENTATIVES OR IN ANY

PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PCSC PARTY OR PCSC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PCSC PARTY OR PCSC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE PCSC PARTIES
Subject to Section 8.8, except (a) as set forth on the PCSC Disclosure Schedules, or (b) except as set forth in any PCSC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each PCSC Party, jointly and not severally, hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:
Section 4.1 Organization and Qualification. Each PCSC Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).
Section 4.2 Authority.
(a) Subject to the receipt of the PCSC Shareholder Approval:
(i) each PCSC Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby;
(ii) the execution and delivery of this Agreement, the Ancillary Documents to which a PCSC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such PCSC Party; and
(iii) this Agreement has been and each Ancillary Document to which a PCSC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such PCSC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such PCSC Party (assuming this Agreement has been and the Ancillary Documents to which such PCSC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such PCSC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(b) The PCSC Special Committee was formed on August 6, 2025. At a meeting duly called and held, prior to the execution of this Agreement, the PCSC Special Committee unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which PCSC is party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are advisable and fair to, and in the best interest of, PCSC and its shareholders, (b) recommending to the PCSC Board that it approve this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (c) resolving to make the PCSC Special Committee Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to the Company.
Section 4.3 Consents and Requisite Governmental Approvals; No Violations.
(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a PCSC Party with respect to such PCSC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the PCSC Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Domestication, the PCSC Certificate of Incorporation and the PCSC Bylaws, (v) the filing of the Certificates of Merger, (vi) the approvals and consents to be obtained by Merger Subs pursuant to Section 5.9, (vii) the PCSC Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a PCSC Material Adverse Effect.
(b) Subject to the receipt of the PCSC Shareholder Approval, none of execution or delivery by a PCSC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a PCSC Party of its obligations hereunder or thereunder or the consummation by a PCSC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a PCSC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a PCSC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such PCSC Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of a PCSC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a PCSC Material Adverse Effect.
Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the PCSC Disclosure Schedules (which fees shall be the sole responsibility of the PCSC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any PCSC Party or any of its Affiliates for which a PCSC Party has any obligation.
Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either PCSC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing PCSC Holders or at the time of the PCSC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by any PCSC Party with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the PCSC Parties for use therein.
Section 4.6 Capitalization of the PCSC Parties.
(a) Section 4.6(a) of the PCSC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding PCSC Shares prior to the consummation of the Domestication. All outstanding Equity Securities of PCSC (except to the extent such concepts are not applicable under the applicable Law of PCSC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the

Governing Documents of PCSC, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of PCSC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (x), in all material respects. Except for the PCSC Shares set forth on Section 4.6(a) of the PCSC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the PCSC Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and assuming that no PCSC Shareholder Redemptions are effected, there shall be no other Equity Securities of PCSC issued and outstanding.
(b) Immediately after the Effective Time, (i) the authorized share capital of PCSC will consist of 1,010,000,000 PCSC Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share and (ii) all of the issued and outstanding PCSC Shares (A) will be duly authorized, validly issued, fully paid and non-assessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which PCSC is a party or bound.
(c) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.13 or issued, granted or entered into, as applicable, in accordance with Section 5.13, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require PCSC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of PCSC.
(d) The Equity Securities of Merger Subs outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Subs are a party or bound. All of the outstanding Equity Securities of Merger Subs are owned directly by PCSC free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Subs). As of the date of this Agreement, PCSC has no Subsidiaries other than Merger Subs and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Subs.
Section 4.7 SEC Filings. PCSC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “PCSC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional PCSC SEC Reports”). Each of the PCSC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional PCSC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the PCSC SEC Reports or the Additional PCSC SEC Reports (for purposes of the Additional PCSC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the PCSC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional PCSC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PCSC SEC Reports.
Section 4.8 Trust Account. As of the date of this Agreement, PCSC has an amount in cash in the Trust Account equal to at least $91,600,439.76. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of June 13, 2024 (the “Trust Agreement”), between PCSC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PCSC SEC Reports to be inaccurate in any material respect or, to PCSC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing PCSC Holders who shall have elected to redeem their PCSC Shares pursuant to the Governing Documents of PCSC or in connection with an amendment thereof to extend PCSC’s deadline to consummate a business combination or (iii) if PCSC fails to complete a business combination within the allotted time period set forth in the Governing Documents of PCSC and liquidates the Trust Account, subject to the terms of the Trust Agreement, PCSC (in limited amounts to permit PCSC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of PCSC) and then the Pre-Closing PCSC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of PCSC and the Trust Agreement. PCSC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of PCSC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since June 13, 2024, PCSC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing PCSC Holders who have elected to redeem their PCSC Shares pursuant to the Governing Documents of PCSC or in connection with an amendment thereof to extend PCSC’s deadline to consummate a business combination, each in accordance with the terms of and as set forth in the Trust Agreement, PCSC shall have no further obligation under either the Trust Agreement or the Governing Documents of PCSC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9 Transactions with Affiliates. Section 4.9 of the PCSC Disclosure Schedules sets forth all Contracts between (a) PCSC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either PCSC or the Sponsor, on the other hand (each Person identified in this clause (b), a “PCSC Related Party”), other than (i) Contracts with respect to a PCSC Related Party’s employment with, or the provision of services to, PCSC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. Except as set forth on Section 4.9 of the PCSC Disclosure Schedules or as either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11, no PCSC Related Party (A) owns any interest in any material asset used in the business of PCSC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of PCSC or (C) owes any material amount to, or is owed material any amount by, PCSC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “PCSC Related Party Transactions.”
Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to PCSC’s knowledge, threatened against or involving any PCSC Party that, if adversely decided or resolved, would be material to the PCSC Parties, taken as a whole. As of the date of this Agreement, none of the PCSC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any PCSC Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each PCSC Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a PCSC Material Adverse Effect.
Section 4.12 Business Activities.
(a) Since its incorporation, PCSC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon any PCSC Party or to which any PCSC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
(b) Merger Subs were organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
Section 4.13 Internal Controls; Listing; Financial Statements.
(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of PCSC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) PCSC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PCSC’s financial reporting and the preparation of PCSC’s financial statements for external purposes in accordance with GAAP and (ii) PCSC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to PCSC is made known to PCSC’s principal executive officer and principal financial officer by others within PCSC.
(b) PCSC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Since its initial public offering, PCSC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding PCSC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of PCSC, threatened against PCSC by Nasdaq or the SEC with respect to any intention by such entity to deregister PCSC Class A Shares or prohibit or terminate the listing of PCSC Class A Shares on Nasdaq. PCSC has not taken any action that is designed to terminate the registration of PCSC Class A Shares under the Exchange Act.
(d) The PCSC SEC Reports contain true and complete copies of the applicable PCSC Financial Statements. The PCSC Financial Statements (i) fairly present in all material respects the financial position of PCSC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited PCSC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e) PCSC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for PCSC’s and its Subsidiaries’ assets. PCSC maintains and, for all periods covered by the PCSC Financial Statements, has maintained books and records of PCSC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of PCSC in all material respects.
(f) Since its incorporation, PCSC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of PCSC to PCSC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of PCSC to PCSC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of PCSC who have a significant role in the internal controls over financial reporting of PCSC.
Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the PCSC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the PCSC Disclosure Schedules), (c) incurred in connection with or incident or related to a PCSC Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the PCSC Financial Statements included in the PCSC SEC Reports, none of the PCSC Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
Section 4.15 Tax Matters.
(a) PCSC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and PCSC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b) PCSC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(c) PCSC is not currently the subject of a Tax audit or examination with respect to material taxes. PCSC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d) PCSC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any PCSC Party which agreement or ruling would be effective after the Closing Date.
(f) None of the PCSC Parties is and none of the PCSC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each PCSC Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(h) None of the PCSC Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of PCSC, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment.
Section 4.16 Investigation; No Other Representations.
(a) Each PCSC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each PCSC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each PCSC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.17 Compliance with International Trade & Anti-Corruption Laws.
(a) Since April 24, 2019, neither PCSC nor, to PCSC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a Sanctioned Country; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws.
(b) In the past five (5) years, neither PCSC nor, to PCSC’s knowledge, any of their Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, requested, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws.
Section 4.18 Fairness Opinion. The PCSC Special Committee has received the opinion of Scalar, LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Adjusted Transaction Share Consideration to be delivered to the Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to the holders of PCSC Class A Shares (other than the Company, the Sponsor, the Key Supporting Company Stockholders, holders of PCSC Class A Shares who elect to effect the PCSC Shareholder Redemption and the PIPE Investors) and PCSC.
Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY

DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE PCSC PARTIES, ANY PCSC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PCSC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY PCSC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PCSC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PCSC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PCSC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PCSC PARTY, ANY PCSC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1 Conduct of Business of the Company.
(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by PCSC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed (provided, that PCSC shall be deemed to have consented in writing if it provides no acknowledgment of receipt within five (5) Business Days after the Company has made a request for such consent in writing), and that the authorized representatives of PCSC for purposes of this Section 5.1 are listed on Section 5.1 of PCSC Disclosure Schedules), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.
(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by PCSC (which consent shall not be unreasonably conditioned, withheld or delayed), not do any of the following:
(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;
(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity

Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, the Company Stockholder Agreements;
(iv) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);
(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of Company Common Shares upon (i) the exercise or conversion of any Company Options or Company RSU Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, (ii) the conversion or exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of this Agreement and the Company Warrant Agreements, (iii) the conversion of any of the Company Convertible Notes in accordance with its terms (if applicable) and (iv) the conversion of Company Preferred Shares outstanding as of the date of this Agreement in connection with the Company Preferred Share Conversion;
(vi) incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person;
(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements in the ordinary course of business;
(viii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend or modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;
(ix) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or PCSC or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;
(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;
(xiv) make any Change of Control Payment that is not set forth on Section 3.11(a) of the Company Disclosure Schedules or make any payment with respect to a Company Related Party Transaction that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule;
(xv) (A) amend, modify or terminate any Material Contract outside the ordinary course of business, (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract had such Contract been effective prior to the date of this Agreement; or
(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give PCSC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.
Section 5.2 Efforts to Consummate; Litigation.
(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, PCSC)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents and the Company shall pay the HSR Act filing fee for the Mergers, excluding any filing fees related to the PIPE Financing or each Company Stockholder’s Pro Rata Share of the Adjusted Transaction Share Consideration. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within fifteen (15) Business Days) following the date of this Agreement, provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed and not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. PCSC shall promptly inform the Company of any communication between any PCSC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform PCSC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of PCSC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with PCSC’s and the Company’s prior written consent.
(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the PCSC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any PCSC Party) or PCSC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any PCSC Party, the Company, or, in the case of the Company, PCSC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any PCSC Party, the Company, or, in the case of the Company, PCSC, the opportunity to attend and participate in such meeting or discussion.
(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PCSC shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could be expected to (x) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (y) increase the risk of any Governmental entity entering a governmental Order prohibiting the consummation of the transactions contemplated by this Agreement, or (z) materially delay the consummation of the transactions contemplated by this Agreement.
(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PCSC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of PCSC, any of the PCSC Parties or any of their respective Representatives (in their capacity as a representative of an PCSC Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of an PCSC Party). PCSC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of PCSC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of PCSC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for PCSC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each PCSC Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any PCSC Party or Representative thereof or would otherwise constitute an Liability of PCSC or (y) any non-monetary, injunctive, equitable or similar relief against any PCSC Party or (C) contains an admission of wrongdoing or Liability by an PCSC Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall PCSC, any of the PCSC Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.
Section 5.3 Confidentiality and Access to Information.
(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to PCSC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) for the purpose of consummating the Mergers. Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided, to PCSC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any PCSC Party, any PCSC Non-Party Affiliate or any of their respect Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.
(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, PCSC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the PCSC Parties (in a manner so as to not interfere with the normal business operations of the PCSC Parties). Notwithstanding the foregoing, PCSC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any PCSC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any PCSC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any PCSC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), PCSC shall use, and shall cause the other PCSC Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an PCSC Party or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that PCSC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.
Section 5.4 Public Announcements.
(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and PCSC or, after the Closing, PCSC; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law use reasonable best efforts to consult with the Company, if the disclosing Person is a PCSC Party, the Sponsor, or PCSC, if the disclosing party is the Company or any of its Representatives, and give the Company or PCSC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with PCSC and give PCSC the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Perceptive Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.
(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and PCSC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, PCSC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and PCSC shall consider such comments in good faith. The Company, on the one hand, and PCSC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PCSC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and PCSC prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), PCSC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and PCSC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PCSC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5 Tax Matters.
(a) Tax Treatment.
(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Parties shall (and shall cause its respective Affiliates to) use reasonable best efforts to cause it to so qualify. The Parties intend that the Mergers, taken together, shall be treated as an integrated transaction that qualifies as a “reorganization”

within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.
(ii) PCSC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Mergers qualifying for the Intended Tax Treatment, and (B) in the case of PCSC, the Domestication qualifying for the Intended Tax Treatment.
(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, PCSC and the Company shall deliver to Cooley LLP and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Cooley LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Goodwin Procter LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Mergers.
(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing PCSC Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of PCSC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.
(c) PCSC Taxable Year. The Parties agree to treat the taxable year of PCSC as ending on the date of the Domestication for U.S. federal income tax purposes.
(d) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein (collectively, “Transfer Taxes”) shall be borne and paid by the Company.
Section 5.6 Exclusive Dealing.
(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify PCSC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep PCSC reasonably informed on a current basis of any modifications to such offer or information.
(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the PCSC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to a PCSC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a PCSC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an PCSC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any PCSC Party (or any Affiliate or successor of any PCSC Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. PCSC agrees to (A) notify the Company promptly upon receipt of any PCSC Acquisition Proposal by any PCSC Party, and to describe the material terms and conditions of any such PCSC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such PCSC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.
Section 5.7 Preparation of Registration Statement / Proxy Statement. The Company shall promptly provide to PCSC such information concerning the Company and the Company Stockholders as is either required by the federal securities laws or reasonably requested by PCSC for inclusion in the Registration Statement / Proxy Statement. As promptly as practicable after the receipt by PCSC from the Company of all such information, including the Required Company Financial Statements, PCSC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either PCSC or the Company, as applicable), and PCSC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of PCSC which will be included therein and which will be used for the PCSC Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the PCSC Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by PCSC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of PCSC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of PCSC or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. PCSC, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of PCSC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any PCSC Party, the Company, or, in the case of the Company, PCSC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of PCSC, the Company, or, in the case of the Company, PCSC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the

Registration Statement / Proxy Statement; (iii) PCSC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing PCSC Holders. PCSC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of PCSC Shares for offering or sale in any jurisdiction, and PCSC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.8 PCSC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, PCSC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting of its shareholders (the “PCSC Shareholders Meeting”) in accordance with the Governing Documents of PCSC, for the purposes of obtaining the PCSC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a PCSC Shareholder Redemption. PCSC shall, through unanimous approval of its board of directors, recommend to its shareholders (the “PCSC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Mergers) (the “Business Combination Proposal”); (ii) the adoption and the approval, by the holders of the PCSC Class B Shares, of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the PCSC Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval, by the holders of the PCSC Class B Shares, of the amendments to the Governing Documents of PCSC contemplated by the PCSC Certificate of Incorporation and the PCSC Bylaws (the “Governing Document Proposal”); (v) the adoption and approval of the PCSC Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of the PCSC Employee Stock Purchase Plan (the “ESPP Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by PCSC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the PCSC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided that PCSC may adjourn the PCSC Shareholders Meeting (A) with consent of the PCSC Shareholders Meeting, to solicit additional proxies for the purpose of obtaining the PCSC Shareholder Approval, (B) for the absence of a quorum, (C) with consent of the PCSC Shareholders Meeting, to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PCSC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing PCSC Holders prior to the PCSC Shareholders Meeting or (D) with consent of the PCSC Shareholders Meeting, if the holders of PCSC Class A Shares have elected to redeem a number of PCSC Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall PCSC adjourn the PCSC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The PCSC recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, PCSC covenants that none of the PCSC Board or PCSC nor any committee of the PCSC Board shall withdraw or modify, or propose publicly or by formal action of the PCSC Board, any committee of the PCSC Board or PCSC to withdraw or modify, in a manner adverse to the Company, the PCSC Board Recommendation or any other recommendation by the PCSC Board or PCSC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9 Merger Sub I Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, PCSC, as the sole shareholder of Merger Sub I, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the transactions contemplated hereby and thereby (including the First Merger).
Section 5.10 Merger Sub II Member Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, PCSC, as the sole member of Merger Sub II, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party and the transactions contemplated hereby and thereby (including the Second Merger).
Section 5.11 Conduct of Business of PCSC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PCSC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, the PCSC Shareholder Redemptions or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the PCSC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that the Company shall be deemed to have consented in writing if it provides no acknowledgment of receipt within five (5) Business Days after PCSC has made a request for such consent in writing and that the authorized representatives of the Company for purposes of this Section 5.11 are listed on Section 5.11 of Company Disclosure Schedules), do any of the following:
(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any PCSC Party or any of its Subsidiaries (other than in relation to an Extension, as defined in this Section 5.11);
(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of PCSC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of PCSC or any of its Subsidiaries, as applicable;
(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d) incur, create or assume any Indebtedness or other Liability;
(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, PCSC or any of its Subsidiaries;
(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;
(g) enter into, renew, modify or revise any PCSC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a PCSC Related Party Transaction);
(h) engage in activities or business, other than any activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial in nature;
(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any PCSC Party, (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any PCSC Party from using the funds held by PCSC outside the Trust Account to pay any PCSC Expenses or PCSC Liabilities or from otherwise distributing or paying over any funds held by PCSC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing and (iii) nothing set forth in this Agreement shall prohibit or restrict PCSC from extending one or more times, in accordance with its Governing Documents the deadline by which it must complete its business combination (“Extension”).
Section 5.12 Nasdaq Listing. PCSC shall use its reasonable best efforts to cause: (a) PCSC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) PCSC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the PCSC Shares issuable in accordance with this Agreement, including the Domestication and the Mergers, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.
Section 5.13 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, PCSC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of PCSC pursuant to the PCSC Shareholder Redemptions, (B) pay the amounts due to the underwriters of PCSC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to PCSC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.14 Transaction Support Agreements; Company Stockholder Approval.
(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to PCSC the Transaction Support Agreements duly executed by each Key Supporting Company Stockholder. From and after the Transaction Support Agreement Deadline, the Company shall use its reasonable best efforts to obtain an executed Transaction Support Agreement from each of the other Company Stockholder who have not executed such documents as of the Transaction Support Agreement Deadline. The Company shall timely provide to the Company Stockholders all advance notices required to be given to such Company Stockholders in connection with this Agreement, the Mergers and the transactions contemplated by this Agreement under the Company’s Governing Documents or other applicable Contracts and under applicable Law (or otherwise obtain waivers with respect to the same).
(b) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to PCSC a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to PCSC) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Company Preferred Share Conversion) that is duly executed by the Company Stockholders that hold at least (i) the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholder Agreements, (ii) the Requisite Company Preferred Majority, and (iii) the Requisite Company Series C/D/E/F Majority (clauses (i), (ii) and (iii), collectively, the “Company Stockholder Written Consent”). The Company, through the unanimous approval of the Company Board, including the approval of the Company Strategic Transaction Committee, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Mergers and the Company Preferred Share Conversion) (the “Company Board Recommendation”).

(c) Promptly following the receipt of the Company Stockholder Written Consent, and in any event within five (5) Business Days thereof, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Mergers and otherwise reasonably satisfactory to PCSC, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain a written consent from each Company Stockholder who has not previously delivered the Company Stockholder Written Consent in respect of such Company Stockholder’s approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Mergers).
(d) PCSC may not modify or waive any provisions of an Investor Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of an Investor Subscription Agreement shall not require the prior written consent of the Company. Subject to the immediately preceding sentence, PCSC shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with it, (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Investor Subscription Agreements on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to PCSC in the Investor Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of PCSC under the Investor Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) PCSC the applicable purchase price under each PIPE Investor’s applicable Investor Subscription Agreement in accordance with its terms. As promptly as practicable after PCSC acquires knowledge thereof, PCSC shall give the Company written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Investor Subscription Agreement known to PCSC; (ii) of the receipt of any written notice or other written communication from any party to any Investor Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Investor Subscription Agreement or any provisions of any Investor Subscription Agreement; or (iii) if PCSC does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Investor Subscription Agreements.
(e) As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to PCSC pursuant to Section 2.3 or (y) the time at which the Company is required to deliver to the Allocation Schedule to PCSC pursuant to Section 2.3), the Company shall either (i) obtain and deliver to PCSC a true and correct copy of a written consent (in form and substance reasonably satisfactory to PCSC) approving the Allocation Schedule (and calculations and determinations therein) that is duly executed by the Company Stockholders holding the requisite number of Company Shares required to approve such matter in accordance with the DGCL, the Company’s Governing Documents, the Company Stockholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares or (ii) amend or otherwise modify, or cause to be amended or otherwise modified, the Governing Documents of the Company, the Company Stockholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares, in each case, solely to the extent necessary for the Allocation Schedule (and the calculations and determinations therein) to comply with clause (C) of Section 2.3 and otherwise in a form and substance reasonably satisfactory to PCSC.
(f) The Company may not amend, modify or waive any provisions of a Transaction Support Agreement without the prior written consent of PCSC.
Section 5.15 PCSC Indemnification; Directors’ and Officers’ Insurance.
(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each PCSC Party, as provided in the applicable PCSC Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PCSC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PCSC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable PCSC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the PCSC Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any PCSC Party (the “PCSC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such PCSC D&O Person was a director or officer of any PCSC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) PCSC shall not have any obligation under this Section 5.15 to any PCSC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such PCSC D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) For a period of six (6) years following the Effective Time, PCSC shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the PCSC Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under PCSC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that PCSC shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by PCSC prior to the date of this Agreement and, in such event, PCSC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by PCSC prior to the date of this Agreement.
(d) If PCSC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PCSC shall assume all of the obligations set forth in this Section 5.15.
(e) The PCSC D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PCSC.
Section 5.16 Company Indemnification; Directors’ and Officers’ Insurance.
(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PCSC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PCSC shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) None of PCSC or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) The Company shall purchase, at or prior to the Closing, and PCSC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, PCSC or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, PCSC or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d) If PCSC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PCSC to assume all of the obligations set forth in this Section 5.16.
(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PCSC.
Section 5.17 Post-Closing Directors and Officers.
(a) PCSC shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the PCSC Board shall initially consist of 9 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 3 directors, Class II consisting of 3 directors and Class III consisting of 3 directors (provided that, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company may in its sole discretion change which of the foregoing classes is to consist of 1 or 3 directors by notice to PCSC, which change shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing PCSC Holders); (ii) the members of the PCSC Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the PCSC Board are the individuals determined in accordance with Section 5.17(d); and (iv) the officers of PCSC (the “Officers”) are the individuals determined in accordance with Section 5.17(e).
(b) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company and PCSC shall mutually agree to one individual to serve as a director on the PCSC Board immediately after the Effective Time (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PCSC, as applicable) (the “Independent Designee”) which Independent Designee shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing PCSC Holders.
(c) The individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the PCSC Board immediately after the Effective Time (each, an “Initial Company Designee”). Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company may in its sole discretion designate additional individuals to serve as a director on the PCSC Board immediately after the

Effective Time (the “Other Company Designees”, and together with the Initial Company Designees, collectively, the “Company Designees”); provided that, if an individual is not designated to serve as an Other Company Designee prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, such unfilled director position shall be left vacant and shall be filled following the Effective Time in accordance with the Governing Documents of PCSC. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company may in its sole discretion replace any Company Designee with any individual by notice to PCSC. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the board of directors of the Company shall designate whether each individual who will serve on the PCSC Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III.
(d) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, (i) the board of directors of the Company may designate the Independent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the PCSC Board immediately after the Effective Time, subject to PCSC’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the Independent Designee, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the PCSC Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.
(e) The individuals identified on Section 5.17(e) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.17(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.17(e) of the Company Disclosure Schedules to include such replacement individual as such Officer.
Section 5.18 Required Company Financial Statements.
(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to PCSC (i) the Required Company Financial Statements; and (ii) customary pro forma financial statements (after giving effect to the transactions contemplated hereby) for inclusion in the Registration Statement / Proxy Statement and any other filings to be made by PCSC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement, as applicable, and (E) will be prepared from and accurately reflect the books and records of the Group Companies.
(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any of the Group Companies, PCSC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the

Registration Statement / Proxy Statement and any other filings to be made by PCSC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.19 PCSC Incentive Equity Plan; PCSC Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the PCSC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and PCSC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PCSC, as applicable) (the “PCSC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving 12% of PCSC Shares for grant thereunder, which shall include (and not be in addition to) the PCSC Shares issuable upon the exercise or conversion of the Rollover Options and Rollover RSU Awards. The PCSC Incentive Equity Plan will provide that the PCSC Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2026 fiscal year in an amount equal to five percent (5%) of PCSC Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the PCSC Incentive Equity Plan. The Rollover Options and the Rollover RSU Awards shall, for the avoidance of doubt, be deemed to have been granted pursuant to the PCSC Incentive Equity Plan and shall reduce the number of PCSC Shares reserved for grant thereunder. Prior to the effectiveness of the Registration Statement / Proxy Statement, the PCSC Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit I and with any changes or modifications thereto as the Company and PCSC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PCSC, as applicable)(the “PCSC Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of one day prior to the Closing Date, reserving two percent (2%) of PCSC Shares for grant thereunder. The PCSC Employee Stock Purchase Plan will provide that the PCSC Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2027 fiscal year in an amount equal to one percent (1%) of PCSC Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the PCSC Employee Stock Purchase Plan.
Section 5.20 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to PCSC (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to PCSC, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.
Section 5.21 Investor Rights Agreements. The Company shall use commercially reasonable efforts to cause the Investor Rights Agreement to be duly executed by the Company Stockholders that are parties thereto.
Section 5.22 Warrant Cancellation Agreements. The Company shall use commercially reasonable efforts to deliver to PCSC warrant cancellation agreements, in a form mutually agreed by the Company and PCSC, executed by each holder of Company Warrants (the “Warrant Cancellation Agreements”).
Section 5.23 Assignment and Assumption of Underwriter Indemnification Obligations.
(a) PCSC shall ensure that, upon consummation of the Domestication and the Mergers, PCSC, as the public entity resulting from the transactions contemplated hereby, shall assume and be bound by all indemnification obligations of PCSC (prior to the Domestication) under Section 5 of that certain Underwriting Agreement, dated as of June 11, 2024, by and among PCSC and Jefferies LLC acting as sole Underwriter (the “Underwriting Agreement”) as if PCSC had been an original party to the Underwriting Agreement.
(b) Jefferies LLC, as sole Underwriter (as defined in the Underwriting Agreement) is intended to be an express third-party beneficiary of this Section 5.23 and shall be entitled to rely upon the representations and warranties contained in Article 3 and Article 4 of this Agreement as if they were a party to this Agreement, solely for purposes of enforcing the indemnification obligations assumed pursuant to this Section 5.23.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists of the following conditions:
(a) each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement, and any agreement between a Party with any Governmental Entity not to consummate transactions contemplated by this Agreement, shall have expired or been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;
(b) no Order or Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement (including the Domestication and the Mergers) shall be in effect;
(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d) the Company Stockholder Written Consent shall have been obtained;
(e) the Required PCSC Shareholder Approval shall have been obtained;
(f) PCSC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, PCSC shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and PCSC shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the PCSC Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the PCSC Shares to be issued pursuant to the First Merger) shall have been approved for listing on Nasdaq;
(g) after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and all of the PCSC Shareholder Redemptions), PCSC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and
(h) the Required Transaction Proposals shall have been approved.
Section 6.2 Other Conditions to the Obligations of the PCSC Parties. The obligations of the PCSC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by PCSC (on behalf of itself and the other PCSC Parties) of the following further conditions:
(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality”

or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;
(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to PCSC the following documents:
(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to PCSC;
(ii) the Investor Rights Agreement duly executed by the Company;
(iii) Transaction Support Agreements duly executed by Company Stockholders holding, as of immediately prior to the Effective Time, representing at least Requisite Company Preferred Majority and Requisite Company Series C/D/E/F Majority, including each Key Supporting Company Stockholder; and
Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:
(a) (i) the PCSC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the PCSC Parties (other than the PCSC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PCSC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a PCSC Material Adverse Effect;
(b) the PCSC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no PCSC Material Adverse Effect shall have occurred that is continuing;
(d) the PCSC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a)(i) and (ii);
(e) the Aggregate Transaction Proceeds shall be equal to or greater than $250,000,000;
(f) the Domestication shall have been consummated at least one (1) Business Day prior to the Closing Date;
(g) at or prior to the Closing, PCSC shall have delivered, or caused to be delivered, the following documents:

(i) a certificate duly executed by an authorized officer of PCSC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii) the Investors Rights Agreement, duly executed by PCSC and the Perceptive Shareholders.
Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the PCSC Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a PCSC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.
ARTICLE 7
TERMINATION
Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, solely:
(a) by mutual written consent of PCSC and the Company;
(b) by PCSC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by PCSC, and (ii) the Termination Date; provided, however, that none of the PCSC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);
(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any PCSC Party has failed to perform any covenant or agreement on the part of such applicable PCSC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to PCSC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);
(d) by either PCSC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 5, 2026 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to PCSC if any PCSC Party’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e) by either PCSC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement (including the Domestication and the Mergers) and such Order or other action shall have become final and nonappealable;
(f) by either PCSC or the Company if the PCSC Shareholders Meeting has been held (including any adjournment thereof), has concluded, PCSC’s shareholders have duly voted and the Required PCSC Shareholder Approval was not obtained; or

(g) by PCSC, if the Company has not delivered, or caused to be delivered, to PCSC, (i) a Transaction Support Agreement duly executed by each Key Supporting Company Stockholder in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline or (ii) the written consents of the Company Stockholders sufficient to constitute the Company Stockholder Written Consent in accordance with Section 5.14(a) on or prior to the Company Stockholder Written Consent Deadline.
Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Investor Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, any PCSC Shareholder Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 8
MISCELLANEOUS
Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.24, Section 3.25, Section 4.16 and Section 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any PCSC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) PCSC and the Company prior to Closing and (b) PCSC, the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) PCSC and the Company prior to the Closing and (b) the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any PCSC Party, to:

c/o Perceptive Capital Solutions Corp
51 Astor Place, 10th Floor
New York, NY 10003
	Attention:	Adam Stone
Konstantin Poukalov
	E-mail:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001
	Attention:	Kevin Cooper
Eric Blanchard
Peter Byrne
	E-mail:	[Redacted]
[Redacted]
[Redacted]

(b)	If to the Company, to:

Freenome Holdings, Inc.
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
	Attention:	[Name]
[Name]
	E-mail:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
	Attention:	Jocelyn M. Arel
Sarah Ashfaq
Justin Anslow
Katherine Hand
	E-mail:	[Redacted]
[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).
Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and PCSC shall pay, or cause to be paid, all Unpaid PCSC Expenses and (b) if the Closing occurs, then the Surviving Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid PCSC Expenses.
Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to PCSC, any documents or other materials posted to the electronic data room located at https://cooley.app.box.com under the project name “Project StarNet (External VDR)” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the PCSC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the PCSC Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the PCSC Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and Section 8.9 (to the extent related to the foregoing).
Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 8.12 Knowledge of Company; Knowledge of PCSC. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to PCSC’s knowledge”, “to the knowledge of PCSC” and “known by PCSC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the PCSC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the PCSC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any PCSC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the PCSC Non-Party Affiliates, in the case of PCSC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, PCSC or any Non-Party Affiliate concerning any Group Company, any PCSC Party, this Agreement or the transactions contemplated hereby.
Section 8.14 Extension; Waiver. The Company prior to the Closing, and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the PCSC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the PCSC Parties set forth herein or (c) waive compliance by the PCSC Parties with any of the agreements or conditions set forth herein. PCSC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of PCSC, filed with the SEC (File No. 333-279598) on June 12, 2024 (the “Prospectus”). The Company acknowledges and agrees and understands that PCSC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of PCSC’s public shareholders (including overallotment shares acquired by PCSC’s underwriters, the “Public Shareholders”), and PCSC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PCSC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between PCSC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company (on its own behalf and on behalf of its Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with PCSC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PCSC or its Affiliates).
Section 8.19 Legal Representation; Privilege.
(a) The Parties agree that, notwithstanding the fact that Cooley LLP (“Cooley”) may have, prior to Closing, jointly represented PCSC, Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented PCSC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Cooley will be permitted in the future, after Closing, to represent the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to PCSC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Cooley’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of PCSC and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Cooley of PCSC, Merger Subs, Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Cooley with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by PCSC or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by PCSC or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b) The Parties agree that, notwithstanding the fact that Goodwin Procter LLP (“Goodwin”) may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Goodwin will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to PCSC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. PCSC, Merger Subs, and/or the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Goodwin’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of PCSC, Merger Subs, and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Goodwin of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of Goodwin with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by PCSC or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by PCSC or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PERCEPTIVE CAPITAL SOLUTIONS CORP

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

STARNET MERGER SUB I, CORP.

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer and Director

STARNET MERGER SUB II, LLC

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Authorized Person

FREENOME HOLDINGS, INC.

By:	/s/ Aaron Elliott
Name:	Aaron Elliott Ph.D.
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Other Investors

Annex B

Key Supporting Company Stockholders

Annex C

Required Governing Documents Proposal

Exhibit A

Form of Sponsor Letter Agreement

[See Annex B to the proxy statement/prospectus]

Exhibit B

Form of Investor Subscription Agreement

[See Annex C to the proxy statement/prospectus]

Exhibit C

Form of Investor Rights Agreement

[See Annex E to the proxy statement/prospectus]

Exhibit D

Form of Lock-Up Agreement

[See Annex F to the proxy statement/prospectus]

Exhibit E

Form of Transaction Support Agreement

[See Annex D to the proxy statement/prospectus]

Exhibit F

Form of PCSC Certificate of Incorporation

[See Annex H to the proxy statement/prospectus]

Exhibit G

Form of PCSC Bylaws

[See Annex I to the proxy statement/prospectus]

Exhibit H

Form of PCSC Incentive Equity Plan

[See Annex J to the proxy statement/prospectus]

Exhibit I

Form of PCSC Employee Stock Purchase Plan

[See Annex K to the proxy statement/prospectus]

Annex B
SPONSOR LETTER AGREEMENT
This Sponsor Letter Agreement (this “Agreement”), dated as of December 5, 2025, is made by and among Perceptive Capital Solutions Holdings, a Cayman Islands exempted limited company (the “Sponsor”), the other holders of PCSC Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), and Freenome Holdings, Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, PCSC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
Whereas, PCSC, the Company and certain other parties thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
Whereas, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Mergers) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of PCSC or any other anti-dilution or similar protection with respect to all of the PCSC Class B Shares related to the transactions contemplated by the Business Combination Agreement.
Now, Therefore, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1. Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of PCSC, and in any action by written resolution of the shareholders of PCSC, all of such Class B Holder’s PCSC Class B Shares (together with any other Equity Securities of PCSC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject PCSC Equity Securities”) in favor of the Transaction Proposals.
2. Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of PCSC, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the PCSC Class B Shares held by him, her or it convert into PCSC Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.
3. Transfer of Shares.
(a) Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject PCSC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject PCSC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject PCSC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject PCSC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject PCSC Equity Securities even if such Subject PCSC Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to PCSC’s officers or directors, any affiliates or family member of any of PCSC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.
(b) In furtherance of the foregoing, PCSC hereby agrees to (i) place revocable stop transfer instructions to PCSC’s transfer agent on all Subject PCSC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement against the Transfer of any Subject PCSC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of PCSC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop transfer instructions currently existing on the Subject PCSC Equity Securities.
4. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to PCSC as if such Class B Holder is directly party thereto.
5. Termination of PCSC Class B Shares Lock-up Period. Each Class B Holder and PCSC hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated June 11, 2024, by and among PCSC, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:
“5. Reserved.”
The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms. Each Class B Holder acknowledges that they shall be bound by the terms of those certain lock-up agreements, dated December 5, 2025.
6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 10 shall each survive the termination of this Agreement pursuant to Section 6(a) and (iii) Sections 7, 8, 9 and 10 shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any PCSC Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the PCSC Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject PCSC Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any PCSC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any PCSC Party or as an officer, employee or fiduciary of any PCSC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such PCSC Party.
9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
10. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
[signature page follows]

In Witness Whereof, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PERCEPTIVE CAPITAL SOLUTIONS HOLDINGS

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Director

PERCEPTIVE CAPITAL SOLUTIONS CORP

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Director

FREENOME HOLDINGS, INC.:

By:	/s/ Aaron Elliott Ph.D.
Name:	Aaron Elliott Ph.D.
Title:	Chief Executive Officer

CLASS B HOLDERS:
/s/ Mark C. McKenna
Mark C. McKenna

/s/ Kenneth Song
Kenneth Song

/s/ Harlan W. Waksal
Harlan W. Waksal

SCHEDULE I

OTHER CLASS B HOLDERS
1.	Mark C. McKenna
2.	Kenneth Song
3.	Harlan W. Waksal

Annex C
FORM OF SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Subscription Agreement”) is entered into on December 5, 2025 by and between Perceptive Capital Solutions Corp, a Cayman Islands exempted company (the “Company”), and the subscriber party set forth on the signature page hereto (the “Subscriber”), acting severally and not jointly with any Other Subscriber (as defined below).
Recitals
Whereas, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a business combination agreement (the “Business Combination Agreement”), in substantially the form provided to Subscriber prior to the date hereof, with Freenome Holdings, Inc., a Delaware corporation (“Freenome”), Starnet Merger Sub I, Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub I”) and Starnet Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Merger Sub II”), pursuant to which (and subject to the terms and conditions set forth therein), on the Closing Date, Merger Sub I will merge with and into Freenome (the “First Merger”), with Freenome as the surviving company in the First Merger and, after giving effect to the First Merger, continuing as a wholly-owned subsidiary of the Company, on the terms and subject to the conditions therein;
Immediately following the First Merger, Freenome as the surviving company in the First Merger shall merge with and into the Merger Sub II (the “Second Merger”), with Merger Sub II as the surviving company in the Second Merger and, after giving effect to the Second Merger, becoming a wholly-owned subsidiary of the Company.
At least one day prior to the Closing Date (and as more fully described in the Business Combination Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and in connection therewith the Company shall change its name to a name reasonably determined by Freenome;
Whereas, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, on the terms and subject to the conditions contained in this Subscription Agreement, following the Domestication and immediately prior to or substantially concurrently with the Closing, that number of shares (the “Subscribed Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), obtained by dividing the Subscriber’s aggregate purchase price (as set forth on Subscriber’s signature page hereto next to the heading “Purchase Price”) by $10.00 (the “Per Share Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;
Whereas, the Company and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); and
Whereas, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers”) pursuant to which each such Other Subscriber has agreed to purchase shares of Common Stock at the Closing (as defined below) at the same Per Share Price as the Subscriber.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Agreement
1. Subscription; No Fractional Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber, severally and not jointly with any Other Subscriber, hereby agrees to subscribe for and purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber and the Company acknowledge that, as a result of the Domestication, the Subscribed Shares will be shares of common stock of the Company as a Delaware corporation and will not be ordinary shares of the Company as a Cayman Islands exempted company. No fractional shares of Common Stock shall be issued pursuant to this Subscription Agreement.
2. Closing.
(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), following the Domestication and immediately prior to or substantially concurrently with the consummation of the Transactions and it is conditioned upon the satisfaction or waiver of the conditions set forth in this Section 2.
(b) At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) the wire instructions for delivery of the Purchase Price to an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice, and (iii) the expected number of Subscribed Shares. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the Escrow Account and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 (and any required attachments thereto). Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. [Notwithstanding the foregoing three sentences, if Subscriber informs the Company (and it does so hereby inform the Company) (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing three sentences, the following shall apply: Subscriber shall deliver as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date in the form and substance acceptable to Subscriber (and the Company shall use reasonable best efforts to cause the Company’s transfer agent to deliver such evidence), the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to an account to be specified by the Company (which account shall not be an escrow account) against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date; provided that settlement shall occur on a “delivery versus payment” basis.] As promptly as practicable after the Closing, but no later than five (5) Business Days after the Closing Date, the Company shall provide Subscriber updated book-entry statements from the Company’s transfer agent reflecting the change in name of the Company to occur in connection with the Closing. In the event that the consummation of the Transactions does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) instruct the Escrow Agent to return the Purchase Price to Subscriber by wire transfer in immediately available funds to the account specified by Subscriber (or, in the case of a Subscriber that has elected the alternate settlement provisions above, the Company shall return the Purchase Price so delivered by Subscriber to the Company), and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth herein, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Escrow Account or to the Company, as applicable, in accordance with this Section 2 following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the Cayman Islands.
(c) The Closing shall be subject to the satisfaction on the Closing Date, or written waiver by each of the parties hereto, of each of the following conditions:
(i) the Common Stock (including the Subscribed Shares) shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”), subject only to official notice of issuance and no suspension of the qualification of the Common Stock for offering or sale or trading on Nasdaq and, to the knowledge of the Company, no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;
(ii) (A) all representations and warranties of the Company set forth in Sections 3(a), (b) and (c) of this Subscription Agreement (collectively, the “Fundamental Representations”) shall be true and correct in all respects (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case each such Fundamental Representation shall be true and correct in all respects as of such earlier date) and (B) all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including all necessary approvals of the Company’s and Freenome’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Business Combination Agreement) or, subject to the terms of this Subscription Agreement, waived (other than those conditions which, by their nature, are to be satisfied only at the closing of the Transactions pursuant to the Business Combination Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing; and
(iii) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or written waiver by the Company of the additional conditions that, on the Closing Date:
(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations or warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations or warranties shall be true and correct in all respects) as of such earlier date, in each case without giving effect to the consummation of the Transactions; and
(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.
(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or written waiver by Subscriber of the additional conditions that, on the Closing Date:
(i) except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as in effect on the date hereof) shall not have been amended, modified, or supplemented, and no condition shall have been waived thereunder, in each case, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement;

(ii) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to the consummation of the Transactions;
(iii) no Other Subscription Agreement (or other agreements or understandings (including side letters) entered into in connection therewith or otherwise in connection with the sale of shares of Common Stock to any Other Subscriber pursuant to a Subscription Agreement) shall have been amended, modified or waived in any manner that benefits any Other Subscriber unless Subscriber shall have been offered by the Company in writing substantially the same benefits (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons);
(iv) the Company shall have received at least $240.0 million of gross proceeds from the sale of the Subscribed Shares and the other shares of Common Stock. For the avoidance of doubt, the obligations of the Subscriber to consummate the Closing cannot be limited by the Subscriber’s default of its purchase of the Subscribed Shares hereunder;
(v) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and any stockholder approval required by the rules and regulations of Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares) required to be made in connection with the issuance and sale of the Subscribed Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares to the Subscriber;
(vi) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(vii) there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of this Subscription Agreement that is continuing;
(viii) an authorized officer of the Company shall have delivered to Subscriber at the Closing Date a certificate certifying that each of the conditions specified in Section 2(c) and this Section 2(e) have been fulfilled; and
(ix) the Secretary of the Company shall have delivered to Subscriber at the Closing Date, a certificate certifying (i) the Company’s organizational documents (as adopted on or prior to the Closing Date) and (ii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Subscription Agreement, the transactions contemplated by this Subscription Agreement and the issuance of the Subscribed Shares.
(f) Prior to or at the Closing, Subscriber shall deliver or cause to be delivered to the Company all such other information as is reasonably requested and necessary in order for the Company to issue the Subscribed Shares to Subscriber.
3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:
(a) The Company (i) is duly incorporated, validly existing as a company and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, the Other Subscription Agreements, and the Business Combination Agreement (collectively, the “Transaction Documents”), and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, financial condition, or results of operations of the Company, (ii) the legal authority or the ability of the Company to timely perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, or (iii) the legal authority or the ability of the Company to timely perform its obligations under the Transaction Documents and to consummate the Transactions.
(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable federal and state securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation.
(c) Each of the Transaction Documents has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by the applicable counterparties, each Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.
(d) The execution and delivery of the Transaction Documents, the performance by the Company of its obligations under this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) assuming the accuracy of the representations and warranties of Subscriber in Section 4, any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity or enforceability of the Subscribed Shares or the ability or legal authority of the Company to comply in all material respects with this Subscription Agreement.
(e) Assuming the accuracy of the representations and warranties of Subscriber in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable federal and state securities laws, (ii) the filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) those required by Nasdaq, including with respect to obtaining shareholder approval, (iv) those required to consummate the Transactions as provided under the Business Combination Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, in connection with the Transactions, and (vii) those of which the failure to obtain would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except for such matters as have not had or would not be reasonably expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares or the offer or sale of shares of Common Stock to the Other Subscribers. The Subscribed Shares and such shares of Common Stock are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on their behalf has, directly or indirectly made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Section 4(a)(2) under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or the offer and sale of shares of Common Stock to the Other Subscribers as contemplated by the Other Subscription Agreements, or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement or the offering of shares of Common Stock pursuant to the Other Subscription Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act. Neither the Company nor any person acting on its behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of (i) the Subscribed Shares as contemplated hereby or (ii) shares of Common Stock as contemplated by the Other Subscription Agreements to the registration provisions of the Securities Act.
(i) Except for Jefferies LLC, Leerink Partners LLC, and any additional placement agents engaged by the Company (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.
(j) (i) As of their respective dates, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment, which shall be deemed to supersede such original filing, each report, form, statement, schedule, prospectus, proxy, registration statement and other document required to be filed or furnished by the Company with the Commission (such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder as in effect as of the time of filing; (ii) none of the SEC Reports, when filed or furnished, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) the financial statements of the Company included in the SEC Reports, when filed or furnished, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly presented in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments; (iv) the Company has filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with or furnish to the Commission since its initial registration of securities with the Commission through the date of this Subscription Agreement; and (v) there are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. A copy of each SEC Report is available to Subscriber via the Commission’s EDGAR system.
(k) As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 1,000,000 preference shares (“Cayman Preferred Shares”), 479,000,000 Class A ordinary shares (“Cayman Class A Shares”), and 20,000,000 Class B ordinary shares (the “Cayman Class B Shares”), each par value

$0.0001 per share. As of the date of this Subscription Agreement, (i) no Cayman Preferred Shares are issued and outstanding, (ii) 8,911,250 Cayman Class A Shares are issued and outstanding, of which 8,625,000 are redeemable Cayman Class A Shares and 286,250 are non-redeemable Cayman Class A Shares, and (iii) 2,156,250 Cayman Class B Shares are issued and outstanding (the securities described in clauses (i), (ii) and (iii) collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding Company Securities as of the date of this Subscription Agreement. All issued and outstanding Company Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Company Constitutional Documents”), and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Constitutional Documents or any contract to which the Company is a party or otherwise bound. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities or other equity interests in the Company or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than the subsidiaries formed to consummate the Transactions, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than as contemplated by or otherwise disclosed under the Business Combination Agreement and the other agreements and arrangements referred to therein.
(l) There are no securities issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscribed Shares or the Common Stock to be issued pursuant to the Other Subscription Agreements or securities to be issued pursuant to the Business Combination Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
(m) The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law or regulation, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(n) The Company has not entered (and will not enter) into any side letter or similar agreement or understanding (written or oral) with any Other Subscriber relating to or modifying such Other Subscriber’s direct or indirect investment in the Company, other than the Other Subscription Agreements, the Business Combination Agreement, and other agreements and arrangements referred to therein to the extent that an Other Subscriber is a party thereto, or any side letter or similar agreement unrelated to such Other Subscription Agreements, in each case whose terms and conditions are more advantageous to such Other Subscriber than the terms and conditions hereunder are to Subscriber (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons). The Other Subscription Agreements (i) reflect the same Per Share Price as set forth herein and (ii) do not contain terms (economic or otherwise) that are more favorable to any Other Subscriber than the terms of this Subscription Agreement are to Subscriber (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related persons).
(o) The Company is not, and immediately after receipt of payment for the Subscribed Shares of the Company and consummation of the Transactions, will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(p) The issued and outstanding Cayman Class A Shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission to prohibit or terminate the listing of the Cayman Class A Shares or, when registered and issued in connection with the Domestication, the Common Stock, or to deregister the Cayman Class A Shares of the Company under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Cayman Class A Shares under the Exchange Act other than in connection with the Domestication and subsequent registration under the Exchange Act of the Common Stock. Upon the consummation of the Transactions, the issued and outstanding Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on Nasdaq, subject only to official notice thereof.
(q) The Company acknowledges that there have been no, and in issuing the Subscribed Shares the Company is not relying on any, representations, warranties, covenants and agreements made to the Company by Subscriber, any of its officers, directors, trustees, investment adviser or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.
(r) There has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, equityholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Laws (as herein defined). The Company has not (i) been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or (iii) received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, and any similar law that prohibits bribery or corruption.
(s) The Company and its representatives currently and for the five years prior to the date hereof have been in compliance with Anti-Corruption Laws and applicable laws related to (i) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (ii) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (iii) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (iv) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).
(t) Neither the Company nor its subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any agent or representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a person that is (i) the subject or target of economic or financial sanctions, trade embargos or restrictions administered, enacted or enforced by any governmental authority (collectively, “Sanctions”); (ii) designated on any Sanctions or similar lists administered by a governmental authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant governmental authority, as amended from time to time, or any person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Subscription Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria; or (iv) an officer or employee of any governmental authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the knowledge of the Company, any representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a person who is the target of any Sanctions, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive Sanctions, (B) to the knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.
(u) Neither the Company nor any of its subsidiaries has, and to its knowledge no one acting on its or their behalf, has (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Subscribed

Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Subscribed Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clause (i), stabilizing transactions by the underwriters of the Company’s initial public offering, and, in the case of clauses (ii) and (iii), compensation paid to the Placement Agents in connection with the placement of the Subscribed Shares and the deferred underwriting commissions Jefferies LLC will receive in connection with the Company’s IPO.
(v) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(w) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any court, governmental authority or arbitrator outstanding against the Company.
(x) When the Subscribed Shares are issued pursuant to this Subscription Agreement, the Common Stock will be eligible for clearing through The Depository Trust Company (the “DTC”) through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.
(y) Pursuant to 31 CFR part 850, which implements Executive Order 14105 of August 9, 2023, “Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern,” and is administered by the Office of Investment Security, U.S. Department of the Treasury, the Company represents and warrants that it is not: (i) a “covered foreign person” within the meaning of 31 CFR § 850.209; or (ii) engaging in, or planning to engage in, a “covered activity” within the meaning of 31 CFR § 850.208.
(z) The Company has furnished to Subscriber a true and complete copy of the Business Combination Agreement as in effect as of the date hereof.
4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:
(a) Subscriber (i) is, or is a series of a series trust that is, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.
(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect.

For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d) Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (b) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or (c) an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act), satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, an institutional accredited investor, or an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act) satisfying the requirements set forth on Annex A and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto), and (iv) is an “institutional account” as defined by FINRA Rule 4512(c). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors. Subscriber is aware that the Company is not relying specifically on the safe harbor from the registration requirements of the Securities Act provided by Regulation D under the Securities Act, and the Company will not file a Form D under the Securities Act with respect to the offer and sale of the Subscribed Shares.
(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares will be “restricted securities” within the meaning of the Securities Act and may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain the restrictive legend set forth in Section 4(t). Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, offer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Subscribed Shares.
(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that, except for the SEC Reports, the Company Investor Presentation dated November, 2025 provided to Subscriber in connection with the Subscription (the “Investor Presentation”), and the representations, warranties, covenants and agreements of the Company set forth in or incorporated into this Subscription Agreement, there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Freenome, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication. Subscriber acknowledges that certain information provided to the Subscriber by the Company on behalf of Freenome was based on projections prepared by Freenome, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that the information contained in the Investor Presentation is subject to change, and Subscriber is not relying upon any projections contained in the Investor Presentation in order to make any investment decision with respect to the Shares. Subscriber further acknowledges that certain financial information (whether historical, audited, unaudited or otherwise, or in the form of projections) was prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Subscriber further acknowledges that no disclosure or offering document has been prepared or reviewed by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Subscribed Shares, and the Placement Agents and their respective affiliates and any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents and their respective affiliates have made no independent investigation with respect to the Company, Merger Sub, Freenome, the Subscribed Shares, the Subscription or the Transactions or the accuracy, completeness or adequacy of any information supplied to the Placement Agents by the Company, Merger Sub or Freenome. Subscriber acknowledges that in connection with the issuance and sale of the Subscribed Shares, no Placement Agent has acted as a financial advisor or fiduciary to any Subscriber. None of the Placement Agents or any of their respective directors, officers, employees, partners, agents, representatives or controlling persons has made any independent investigation with respect to the Company, Freenome, Merger Sub, the Subscribed Shares or the completeness or accuracy of any information provided to the Subscriber. Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein. Subscriber agrees that none of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and of the Company, Freenome and Merger Sub. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received or had access to, and had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transactions (including Freenome and its subsidiaries (collectively, the “Acquired Companies”)), and made its own assessment and is satisfied concerning the relevant financial, tax, and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has had an opportunity to review the Company’s SEC Reports. Subscriber acknowledges and agrees that the Placement Agents and any of their respective affiliates (i) have not provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired; (ii) have not made and will not make any representation, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Subscription, the Transactions, the Company, the Acquired Companies, the quality or value of the Subscribed Shares, any of the documents furnished pursuant therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or the business, condition (financial and otherwise), management, operations, properties or prospects of, or any other matter concerning, the Company, Freenome, Merger Sub, the Subscription or the Transactions; (iii) may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it; and (iv) may have existing or future business relationships with the Company, Freenome and Merger Sub (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom. The Subscriber further acknowledges and agrees that the Company’s affiliates and/or Placement Agents and/or their respective affiliates may now or in the future own securities of the Company and may purchase securities in connection with the Transactions.
(g) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Freenome, or their respective representatives or affiliates, or by means of contact from the Placement Agents, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or Freenome, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising or, to the Subscriber’s knowledge, general solicitation, including methods described in section 502(c) of Regulation D and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(h) Subscriber acknowledges and agrees that (a) it has been informed that, in connection with the Transactions, (i) Jefferies LLC is acting as lead financial advisor, lead capital markets advisor and joint lead placement agent to the Company, (ii) Leerink Partners LLC is acting as joint capital markets advisor and joint lead placement agent to the Company, (iii) TD Securities (USA) LLC (as lead financial advisor), BTIG, LLC (as financial advisor) and Guggenheim Securities, LLC (as capital markets advisor) are acting as advisors to Freenome, and (iv) any additional placement agents engaged by the Company or Freenome in connection with the Subscription may act as placement agents or advisors to the Company or Freenome after the date of this Subscription Agreement, (b) the Placement Agents are not acting as an underwriter or in any other capacity in connection with the Subscription and (c) Jefferies LLC will receive deferred underwriting commissions in connection with the Company’s IPO (as defined below). The Company is solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Subscription or the Transactions.
(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is an institutional account as defined in FINRA Rule 4512(c), and/or is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Shares (A) is fully consistent with its financial needs, objectives and condition, (B) complies and is fully consistent with all investment policies, guidelines and other restrictions applicable to it, (C) have been duly authorized and approved by all necessary action on Subscriber’s part, and (D) is a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares. Subscriber understands and acknowledges that it has been informed that the purchase and sale of the Subscribed Shares hereunder meets the institutional customer exemption under FINRA Rule 2111(b).
(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss of its investment exists. Subscriber will not look to the Placement Agents for all or part of any such loss or losses that Subscriber may suffer, is able to sustain a complete loss on its investment in the Subscribed Shares, has no need for liquidity with respect to its investment in the Subscribed Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares.
(k) Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Placement Agents, Freenome, or any of their respective agents or affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees, whether written or oral, regarding the tax consequences of Subscriber’s investment in the Subscribed Shares.
(l) Subscriber understands and agrees that no federal or state agency, securities commission or similar regulatory authority has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(m) Subscriber is not[, and is not owned or controlled by or acting on behalf of (in connection with this Subscription Agreement)] [none of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity on its behalf is], a Sanctioned Person (as defined below). Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Prohibited Parties. Subscriber further represents and warrants that, to the extent required by applicable law, the Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived. For purposes of this Subscription Agreement, “Sanctioned Person” means at any time any person or entity that is: (i) the subject or target of Sanctions, (ii) a Prohibited Party; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Subscription Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria.
(n) Subscriber, together with any of its affiliates holding the Subscribed Shares or other securities of the Company, are not currently (and at all times through Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company, other than a “group” consisting of Subscriber and any such affiliates and persons controlling Subscriber and any such affiliates.
(o) During the period commencing as of the time that Subscriber was first contacted by the Company, a Placement Agent or any other person regarding the transactions contemplated by this Subscription Agreement and ending immediately prior to the execution of this Subscription Agreement, Subscriber has not entered into any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to the securities of the Company. Notwithstanding the foregoing: (i) if Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets, the representation set forth in the first sentence of this subsection shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares and (ii) in the case that Subscriber’s investment adviser utilized an information barrier with respect to the information regarding the transactions contemplated hereunder after first being contacted by the Company, a Placement Agent or any other person regarding the transactions contemplated by this Subscription Agreement, the representation set forth in the first sentence of this subsection shall only apply after the point in time when the portfolio manager who manages Subscriber’s assets was informed of the information regarding the transactions contemplated hereunder and, with respect to Subscriber’s investment adviser, the representation set forth in the first sentence of this subsection shall only apply with respect to any purchases or sales of the securities of the Company on behalf of other funds or investment vehicles for which Subscriber’s investment adviser is also an investment adviser or sub-adviser after the point in time when the portfolio manager who manages the assets of such other funds or investment vehicles for which Subscriber’s investment adviser is also an investment adviser or sub-adviser was informed of the information regarding the transactions contemplated hereunder.
(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares by Subscriber hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing, in each case as a result of the purchase by Subscriber of Subscribed Shares hereunder.
(q) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has been relied on as the Plan’s fiduciary, or has been relied on by Subscriber for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(r) Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(s) No broker or finder has acted on behalf of Subscriber in connection with the sale of the Subscribed Shares pursuant to this Subscription Agreement in such way as to create any liability on the Company.
(t) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”
5. Registration Rights.
(a) The Company shall submit or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares and naming the Subscriber as a selling stockholder thereunder (the “Registration Statement”) no later than thirty (30) calendar days after the Closing (such deadline the “Filing Deadline”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next business day on which the Commission is open for business, provided, further, however, that the Company’s obligations to include Subscriber’s Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing such information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares (which shall be limited to non-underwritten public offerings) (collectively, the “Subscriber Information”) as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. Any failure by the Company to file the Registration Statement by the Filing Deadline or to cause the effectiveness of such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 5. Upon notification by the Commission that any Registration Statement has been declared effective by the Commission, and within two (2) Business Days thereafter, the Company shall file the final prospectus under Rule 424 of the Securities Act. The Registration Statement shall include a “plan of distribution” that permits all lawful means of disposition of the Subscribed Shares by Subscriber, including block sales, agented transactions, sales directly into the market and other customary provisions (but, excluding for the avoidance of doubt, underwritten public offerings, with respect to the Subscribed Shares).
(b) The Company will provide a copy of such portions of the draft of the Registration Statement that include Subscriber Information to Subscriber for review and comment at least three (3) Business Days in advance of filing the Registration Statement, provided, that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. With respect to the Subscriber Information, the Company shall request such information at least five (5) Business Days prior to the anticipated initial filing date of the Registration Statement.
(c) In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement, it being understood that such withdrawal shall not relieve the Company of its obligation to register for resale the Subscribed Shares at a later date.
(d) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) the date on which all of the Subscribed Shares shall have been sold or (ii) the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144; provided, that the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material non-public information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or for more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) (A) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or (B) that, as a result of a Suspension Event, the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will promptly discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or any other applicable exemption to the registration requirements under the Securities Act) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality). If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary herein, the Company shall use its commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of the Subscriber in connection with any sale of Subscribed Shares with respect to which the Subscriber has entered into a contract for sale, prior to the Subscriber’s receipt of the notice of a Suspension Event and for which the Subscriber has not yet settled.
(e) If the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by Subscriber, or any other shares of Common Stock by any Other Subscribers or shares of Common Stock by any other selling stockholder named in the Registration Statement, the Company will promptly notify Subscriber of such event, and the Company will use its best efforts to ensure that the Commission determines that (1) the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” within the meaning of Rule 415, and (2) Subscriber is not a statutory underwriter. If the Company is unsuccessful in the efforts described in the preceding sentence, then the Company will cause such Registration Statement to register for resale such number of Subscribed Shares of Common Stock which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for Subscriber, such Other Subscriber or other selling stockholder named in the Registration Statement shall be reduced pro rata first among all such selling stockholders who have signed this Subscription Agreement and the Other Subscription Agreements, then pro rata among all such other selling stockholders (or as otherwise directed by the Commission) and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file with the Commission and cause to be declared effective, as promptly as allowed by the Commission, one or more registration statements to register the resale of those Subscribed Shares that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. Any such amended or new registration statement(s) shall be deemed to be a “Registration Statement” and all provisions of Section 5 shall apply with respect thereto.
(f) In the case of a registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber as promptly as practicable, but in no event later than five (5) Business Days following or such earlier date as indicated:
(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information with respect to the Subscriber;
(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose within two (2) Business Days of the Company’s notice of such event;
(iv) within two (2) Business Days of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in clauses (i) through (v) above may constitute material, non-public information regarding the Company.

(g) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(h) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(i) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed.
(j) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby and to provide all customary and reasonable cooperation necessary to enable Subscriber to resell the Subscribed Shares pursuant to the Registration Statement.
(k) For purposes of this Section 5, “Subscribed Shares” shall be deemed to include, as of any date of determination, the Subscribed Shares and any equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall mean the Subscriber or any affiliate of the Subscriber or other person to whom the rights under this Section 5 shall have been assigned
6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (in each case, except for those provisions expressly contemplated to survive such termination), upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date of the Transactions, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; or (d) if the Closing has not occurred by the Termination Date (as so defined in the Business Combination Agreement as of the date hereof the “Outside Closing Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement and of any Other Subscription Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall be promptly (and in any event within two (2) Business Days after such termination) returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges, or set-off.
7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated June 11, 2024, the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), and (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 7 shall (x) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account, or any monies held therein, by virtue of such Subscriber’s (i) record or beneficial ownership of Cayman Class A Shares or (ii) redemption rights in connection with the Transactions with respect to any Cayman Class A Shares owned by such Subscriber or limit Subscriber’s right to distributions from the Trust Account in accordance with the Company Constitutional Documents in respect of the Cayman Class A Shares, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such released funds).
8. Registration Indemnity.
(a) To the extent Subscriber is named as a selling stockholder under any Registration Statement, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, Subscriber, its directors, trustees, officers, partners, members, managers, stockholders, affiliates, employees, advisers and agents, and each person who controls Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, charges, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) that arise out of or are caused by, based upon, or relate to (i) any untrue or alleged untrue statement of material fact contained in such Registration Statement, any prospectus included in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, or document incorporated therein by reference, (ii) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, Exchange Act, or any state securities laws or rule or regulation thereunder, in connection with the performance of its obligations under Section 5 of this Subscription Agreement, except insofar as, and only to the extent that such untrue statement, alleged untrue statement, omission, or alleged omission is caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein.
(b) To the extent permitted by law, and in connection with any Registration Statement in which Subscriber is participating as a selling stockholder, Subscriber agrees, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, to indemnify and hold harmless the Company and its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, charges, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, any prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that such untrue statement, alleged untrue statement, omission, or alleged omission is caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 8 shall not apply to amounts paid in settlement of any such losses, charges, claims, damages, liabilities, costs and expenses if such settlement is effected without the consent of Subscriber. In no event shall the liability of Subscriber payable by way of indemnity or contribution under this Section 8(b) or under Section 8(e) be greater than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification or contribution obligation.
(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, trustee, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement. The indemnified parties are express third party beneficiaries of this Section 8, entitled to enforce their rights under this Section 8 as if party hereto.
(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, charges, claims, damages, liabilities, costs and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, charges, claims, damages, liabilities, costs and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution by Subscriber pursuant to this Section 8(e) (together with any indemnity under Section 8(b)) shall be no greater than the amount of net proceeds received by such Subscriber from the sale of such Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to this obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.
(f) The indemnification rights and obligations pursuant to this Section 8 are in addition to, and not exclusive of, the indemnification rights and obligations set forth in Section 9 of this Subscription Agreement.
9. Further Indemnity
(a) The Company agrees to indemnify and hold harmless Subscriber and its affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents (collectively, the “Related Persons” and together with the Subscriber, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements of one firm of attorneys and the reasonable and documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding and the costs of enforcement thereof) to which such Indemnified Person may become subject as a result of or arising out of any action, claim or proceeding, against an Indemnified Person as a Subscriber or Related Person by any third party (including a shareholder of the Company), whether directly or in a derivative capacity, who is not an affiliate of the Indemnified Person, with respect to the transactions contemplated by this Subscription Agreement.
(b) Notwithstanding anything to the contrary herein, the Company’s aggregate liability to all Indemnified Persons under this Section shall in no event exceed an amount equal to the Subscriber’s aggregate purchase price paid for the Subscription Amount. This cap shall apply to all indemnification obligations, including reimbursement of all reasonable and documented expenses, whether incurred as they arise or otherwise. As a condition to indemnification, any claim for indemnification under this Section must be asserted by the Indemnified Person by delivering written notice to the Company no later than six months after the initiation of the action, claim or proceeding that gives rise to the indemnification obligation, which written notice shall be sufficient to cover any indemnifiable losses, claims, damages, liabilities and expenses that arise out of the relevant action, claim or proceeding even if such losses, claims, damages, liabilities and expenses are incurred more than six months after the initiation thereof. For the avoidance of doubt, the indemnification obligations contained in this Section 9 shall not apply to any losses, claims, damages, liabilities and expenses resulting from the actual fraud or willful misconduct of the Indemnified Person.
(c) Any person entitled to indemnification hereunder shall (i) give written notice in accordance with the immediately preceding paragraph to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ one separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties, and only to the extent such fees and expenses are reasonable and documented. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) imposes no liability or obligation on, (ii) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the indemnified party in respect of such claim or litigation in favor of, and (iii) does not include any admission of fault, culpability, wrongdoing, or wrongdoing or malfeasance by or on behalf of, the indemnified party. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.
(d) The indemnification rights and obligations pursuant to this Section 9 are in addition to, and not exclusive of, the indemnification rights and obligations set forth in Section 8 of this Subscription Agreement, subject in all cases to the aggregate cap described above.
10. Company’s Covenants.
(a) At any time and from time to time in connection with a bona fide sale of Subscribed Shares effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the holder of the applicable Subscribed Shares and broker, if applicable, in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Subscribed Shares being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). The Company shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and legend removal and the Subscriber shall be responsible for its own fees or costs associated therewith (including its legal fees or costs of its legal counsel).

(b) With a view to making available to Subscriber the benefits of Rule 144 that permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, for so long as Subscriber holds Subscribed Shares, to:
(i) make and keep public information available, as those terms are understood and defined in Rule 144; and
(ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.
(c) While the Registration Statement is effective, the Company shall cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Subscribed Shares to be removed upon a bona fide sale of such Subscribed Shares pursuant to the plan of distribution set forth within any prospectus and pursuant to such effective Registration Statement in accordance with this Section 10. Upon request, the Company shall provide the Subscriber with contact information for the person responsible for the Company’s account at the transfer agent to facilitate transfers made pursuant to this Section 10. The Company shall be responsible for the fees of its transfer agent and its legal counsel (including for purposes of giving the opinion referenced herein) associated with such issuance and the Subscriber shall be responsible for its own fees or costs associated therewith (including its legal fees or costs of its legal counsel).
11. Miscellaneous.
(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email with no mail undeliverable or rejection notice, during normal business hours on a Business Day and otherwise as of the opening of the immediately following Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 11(a).
(b) Subscriber acknowledges that the Company, the Placement Agents and following the Closing Date, Freenome will rely on the truth and accuracy of the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 11(b) shall not give the Company, Freenome or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that the purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber and the Placement Agents will rely on the truth and accuracy of the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer true and accurate in all material respects.
(c) Each of the Company, Freenome, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies.
(d) Each of the Company and Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Subscriber agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in good faith in connection with the Transactions and the purchase and sale of the Subscribed Shares hereunder.
(f) Subscriber hereby agrees that it shall not, nor shall any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind (other than pledges in the ordinary course of business as part of prime brokerage arrangements) directly with respect to the Subscribed Shares during the period from the date of this Subscription Agreement through the Closing or the earlier termination of this Subscription Agreement. Notwithstanding anything to the contrary set forth herein, (i) nothing in this Section 11(f) shall prohibit any entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Subscription or that share an investment adviser with Subscriber from entering into any short sales or engaging in other hedging transactions; (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, this Section 11(f) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement; (iii) nothing herein shall prohibit any sale (including the exercise of any redemption right) of securities of the Company (1) held by Subscriber, its affiliates or any person or entity acting on behalf of Subscriber or any of its affiliates prior to the execution of this Subscription Agreement or (2) purchased by Subscriber, its affiliates or any person or entity acting on behalf of Subscriber or any of its affiliates after the execution of the Subscription Agreement; or (iv) nothing herein shall prohibit ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Subscribed Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.
(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, and the registration rights set forth in Section 5 in connection with the transfer of any Subscribed Shares) may be transferred or assigned, subject to the provisions of the last sentence of this paragraph. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager/adviser who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that such affiliate or other person executes a joinder to this Subscription Agreement, such joinder to be in form and substance reasonably satisfactory to the Company, and no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations unless otherwise expressly agreed in writing by the Company.
(h) All the representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereunder shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested to the extent reasonably available and to the extent consistent with Subscriber’s internal policies and procedures, provided that the Company agrees to keep such information confidential. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(j) This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought. Additionally, Section 3, Section 4, Section 11(l) and this Section 11(j) of this Subscription Agreement may not be amended, modified, supplemented or waived without the written consent of each Placement Agent.
(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(l) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that (i) the Placement Agents shall be third-party beneficiaries to the representations, warranties, opinions, understandings and undertakings made by the Company, Freenome and their respective counsel and to the representations and warranties made by the Subscriber in this Subscription Agreement and (ii) as set forth in Section 5, Section 8, Section 11(b), Section 11(c), Section 11(j), and this Section 11(l) with respect to the persons specifically referenced therein.
(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Business Combination Agreement and (ii) immediate and irreparable harm or damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches or restraining any violation or threatened violation of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in the Designated Courts pursuant to Section 11(s), this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to seek to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 11(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(n) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 11(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.
(u) If any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, sub-division (including consolidation) or combination, exchange or readjustment of shares, or any share dividend, the number of Subscribed Shares issued to Subscriber and the Per Share Price shall be appropriately adjusted to reflect such change.
(v) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (provided that, if this Subscription Agreement is executed between midnight and 9:00 a.m., New York City time on the date hereof and assuming that the date hereof is a Business Day, as soon as reasonably practicable on the date hereof), issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document” and the actual issuance of such press release or filing of such Current Report on Form 8-K, the “Disclosure Time”), which Current Report on Form 8-K shall include as exhibits this Subscription Agreement, the Business Combination Agreement, the Investor Presentation provided to Subscriber and the press release, disclosing any material non-public information within the meaning of the federal securities laws that the Company, Freenome or their respective officers, directors, employees, agents or any other person acting at their direction or on their behalf has provided to Subscriber in connection with the transactions contemplated by this Subscription Agreement or the Business Combination Agreement prior to the filing of the Disclosure Document (which includes, for the avoidance of doubt, all material terms of this Subscription Agreement, the Other Subscription Agreements, the Business Combination Agreement, the transactions contemplated hereby and thereby, the Transactions and any other material, non-public information that the Company or Freenome has provided to Subscriber at any time prior to the filing of the Disclosure Document). As of the Disclosure Time, unless Subscriber or its affiliates may have received other material, non-public information by virtue of their positions as directors, board observers and/or officers of Freenome (or as affiliates of such persons), Subscriber and its affiliates shall not be in possession of any such material, non-public information received from the Company or Freenome or any of their respective officers, directors, employees or agents or any other person acting at their direction or on their behalf in connection with the transactions contemplated by this Subscription Agreement or the Business Combination Agreement prior to the filing of the Disclosure Document, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, Freenome, the Placement Agents, or any of their respective affiliates in connection with the Transactions. Except with the express written consent of Subscriber and unless prior thereto Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company, Freenome or the Transactions from and after the filing of the Disclosure Document. The Company understands and confirms that the Subscriber and its affiliates, representatives and advisers will rely on the foregoing representations in effecting transactions in the securities of the Company. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not and shall cause the Placement Agents and Freenome to not (i) publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers, if applicable, including but not limited to any press release, without the prior written consent of Subscriber and (ii) publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities law, regulatory agency or under the regulations of Nasdaq and (B) as expressly contemplated by Section 5(a) of this Subscription Agreement, in each of which case, the Company shall provide Subscriber with prior written notice of such disclosure, and shall reasonably cooperate with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company or any of its affiliates that is required for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Freenome or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this

Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature Pages Follow]

In Witness Whereof, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

Perceptive Capital Solutions Corp

By:
Name:
Title:

	Email:	with a copy (not to constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, Massachusetts 02116
	Attention:	Eric Blanchard; Kevin Cooper

	By:	[SUBSCRIBER]

Name:
Title:
Address for Notices:

Email:

Name in which shares are to be registered:

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the Escrow Account specified by the Company in the Closing Notice.
[Signature Page to Subscription Agreement]

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)
☐	Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
**OR**
B.	ACCREDITED INVESTOR STATUS (Please check the box)
☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

**OR**
C.	ACCREDITED INVESTOR STATUS (Please check the box)
☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act).
**AND**
D.	AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:
☐	is:
☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or Freenome or acting on behalf of an affiliate of the Company or Freenome.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
☐
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person.
This Annex should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Annex D
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 5, 2025, by and among Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), and [•], a [•] (the “Shareholder”). Each of PCSC and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, on December 5, 2025, PCSC, StarNet Merger Sub I, Corp., a Delaware corporation (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”) and Freenome Holdings, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, (i) Merger Sub I will merge with and into the Company, with the Company as the surviving company in the First Merger, (ii) the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II as the surviving company in the Second Merger and, after giving effect to the Mergers, becoming a wholly-owned Subsidiary of PCSC, and (iii) each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive PCSC Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, the Shareholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);
WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to PCSC and the other PCSC Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that PCSC and the other PCSC Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1. Company Shareholder Consent and Related Matters.
(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder shall duly execute and deliver to the Company and PCSC (i) the Company Shareholder Written Consent, in the form attached hereto as Exhibit A, under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.14(b) (Transaction Support Agreements; Company Shareholder Approval) of the Business Combination Agreement; and (ii) execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to amend or otherwise modify the Governing Documents of the Company, the Company Shareholders Agreement and each other applicable Contract in the manner required by Section 5.14(b) (Transaction Support Agreements; Company Shareholder Approval) of the Business Combination Agreement. Without limiting the generality of the first two sentences of this Section 1(a), prior to the Closing, the Shareholder shall vote (or cause to be voted), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written resolution of the shareholders of the Company, at which the Business Combination Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the shareholders of the Company, the Subject Company Shares:
(i) in favor of: (A) the approval and adoption of the Business Combination Agreement; and (B) the Mergers and the other transactions contemplated by the Business Combination Agreement, including the Ancillary Documents and all other agreements related to the Mergers to which the Company or any other Group Company is a party or to which PCSC or either one of the Merger Subs is a party; and
(ii) against and withhold consent, including by written consent or written resolution, with respect to (A) any Company Acquisition Proposal or (B) any other matter, action, transaction, agreement or proposal that is intended or that would reasonably be expected to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement, (y) result in a breach of any of the conditions to the Closing set forth in Sections 6.1 (Conditions to the Obligations of the Parties), or 6.2 (Other Conditions to the Obligations of the PCSC Parties) of the Business Combination Agreement not being satisfied, or (z) frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Mergers, or any of the other transactions contemplated by the Business Combination Agreement or any of the other agreements related to the Mergers (including the Ancillary Documents to which the Company or any other Group Company is a party or to which PCSC or either one of the Merger Subs is a party) including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Group Company, PCSC or Merger Subs, in each case other than the Mergers and the other transactions contemplated by the Business Combination Agreement; (bb) a reorganization, recapitalization or liquidation of any Group Company, PCSC or Merger Subs, in each case other than the Mergers and the other transactions contemplated by the Business Combination Agreement; (cc) any amendment or other change to the Governing Documents of any Group Company, PCSC or Merger Subs (other than as expressly contemplated in or permitted by the Business Combination Agreement or the Ancillary Documents), except if approved in writing by PCSC.
(b) Each Shareholder shall not, and shall direct such Shareholder’s Affiliates not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making. or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of any Group Company, PCSC or Merger Subs to, any Person (other than PCSC or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of any Group Company, PCSC or Merger Subs, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.
(c) For the avoidance of doubt, in the event that (i) any Subject Company Shares are issued to any Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Subject Company Shares of, on or affecting the Subject Company Shares owned by such Shareholder or otherwise, (ii) such Shareholder purchases or otherwise acquires beneficial ownership of any Subject Company Shares after the date of this Agreement, or (iii) such Shareholder acquires the right to vote or share in the voting of any Subject Company Shares after the date of this Agreement (such Subject Company Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall constitute Subject Company Shares and shall be subject to the terms of this Agreement (including with respect to the voting and proxy requirements set forth in this Section 1) to the same extent as if they constituted Subject Company Shares owned by such Shareholder as of the date of this Agreement.
(d) Without limiting any other rights or remedies of PCSC, the Shareholder hereby irrevocably appoints PCSC or any individual designated by PCSC as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for the purposes of complying with obligations hereunder in accordance with the laws of the State of Delaware and on such Shareholder’s behalf, for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Shareholder fails to provide its consent or vote its Subject Company Shares in accordance with Section 1(a) or perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
(e) The proxy granted by the Shareholder pursuant to Section 1(d) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for PCSC entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  The proxy granted by the Shareholder pursuant to Section 1(d) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and the Shareholder hereby revokes any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(d) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(d) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Shareholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement. The Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to PCSC in this Agreement.
2. Other Covenants and Agreements.
(a) The Shareholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) without the prior written consent of PCSC (not to be unreasonably withheld, delayed or conditioned), such Shareholder shall not modify or amend any Contract between or among such Shareholder, anyone related by blood, marriage or adoption to such Shareholder or any Affiliate of such Shareholder (other than the Company or any other Group Company), in each case in his or her capacity as a shareholder of the Company, on the one hand, and the Company or any other Group Company, on the other hand, including, for the avoidance of doubt each of the agreements set forth on Schedule B, (ii) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, PCSC and its Affiliates) shall have any further obligations or liabilities under each such agreement; provided, however, that the indemnification provisions that are contemplated to survive the agreement marked with an asterisk (*) on Schedule B shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Shareholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) the Sections 5.6(a) (Exclusive Dealing) and 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto.
(c) The Shareholder acknowledges and agrees that PCSC and the other PCSC Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement PCSC and the other PCSC Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.
3. Shareholder Representations and Warranties. The Shareholder represents and warrants to PCSC as follows:
(a) The Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b) The Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by PCSC), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(e) The Shareholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the

Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(v) (Conduct of Business of the Company)] of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the agreements listed on Schedule B and any related acknowledgement agreement existing on the date hereof and made available to PCSC or any agreement that is entered into in accordance with the Business Combination Agreement, the Shareholder does not have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Amended and Restated Voting Agreement, dated as of January 26, 2024, by and among the Company and certain Investors listed therein and the Key Holders listed therein the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.
(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the PCSC Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the PCSC Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any PCSC Party (including, for the avoidance of doubt, none of the representations or warranties of any PCSC Party set forth in the Business Combination Agreement or any other Ancillary Document), any PCSC Non-Party Affiliate or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the PCSC Parties, any PCSC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.
4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of PCSC (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares any representative of such Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.
7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of thi s Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any PCSC Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliates (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any PCSC Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to PCSC, to:

c/o Perceptive Capital Solutions Corp
51 Astor Place, 10th Floor
New York, NY 10003
Attention:	[•]
E-mail:	[•]

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, Massachusetts 02116
Attention:	Eric Blanchard
Kevin Cooper
E-mail:	[Redacted]

If to the Shareholder, to:

[ ]
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]
Email:	[ ]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Jocelyn Arel
Sarah Ashfaq
Jusin Anslow
Katie Hand
E-mail:	[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and PCSC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without PCSC’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
14. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

PERCEPTIVE CAPITAL SOLUTIONS CORP

By:

Name:

Title:

[Signature Page to Transaction Support Agreement]

[SHAREHOLDER]

By:

Name:

Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
[•]	[•]
[•]	[•]

SCHEDULE B

EXHIBIT A
Company Shareholder Written Consent

Annex E
FORM OF INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2026, and is entered into by and among Freenome, Inc., a Delaware corporation (“PCSC”) (formerly known as Perceptive Capital Solutions Corp, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), Perceptive Capital Solutions Holdings, a Cayman Islands exempted company (the “Sponsor”), certain investment vehicles of Perceptive Advisors, LLC, a Delaware limited liability company, set forth on Schedule 1 hereto (collectively, “Perceptive”), certain existing shareholders of PCSC as set forth on Schedule 2 hereto (the “PCSC Existing Investors”), certain former stockholders of Freenome Holdings, Inc., a Delaware corporation (the “Company” or “Freenome”), set forth on Schedule 3 hereto (such stockholders, the “Freenome Holders”) and other persons and entities (collectively with the Sponsor, Perceptive, the PCSC Existing Investors, the Freenome Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, PCSC, the Sponsor, and the PCSC Existing Investors are party to that certain Registration and Shareholder Rights Agreement, dated as of June 13, 2024 (the “Original RSRA”);
WHEREAS, PCSC is party to that certain Business Combination Agreement, dated as of December 5, 2025 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PCSC, StarNet Merger Sub I, Corp., a Delaware corporation and a direct, wholly owned subsidiary of PCSC (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PCSC (“Merger Sub II”), and the Company, pursuant to which, on [•], 2026, PCSC deregistered from the Register of Companies in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and on [•], 2026, (i) Merger Sub I merged with and into the Company, with the Company surviving the First Merger as a wholly owned subsidiary of PCSC, and (ii) the surviving entity merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of PCSC;
WHEREAS, at least one day prior to the Closing Date, pursuant to the Business Combination Agreement, PCSC shall cause each Class A ordinary share of a par value of $0.0001 each, Class B ordinary share of a par value of $0.0001 each, and preference share of a par value of $0.0001 each of PCSC that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after effecting the PCSC Shareholder Redemptions) to be converted into one share of common stock, par value $0.0001 per share, of PCSC (“PCSC Shares”);
WHEREAS, on the Closing Date, following the Domestication, (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company as the surviving company in the First Merger and, after giving effect to the First Merger, the Company will be a wholly-owned Subsidiary of PCSC, (b) the surviving entity will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II as the surviving entity in the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly-owned Subsidiary of PCSC and (c) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, on the date of this Agreement, certain investors purchased an aggregate of 24,000,000 shares of PCSC Shares (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Investor Subscription Agreements, each dated as of December 5, 2025, entered into by and between PCSC and each of such investors (the “PIPE Investment”);
WHEREAS, pursuant to Section 6.8 of the Original RSRA, compliance with any of the provisions, covenants and conditions set forth in the RSRA may be waived, or any of such provisions, covenants or conditions may be amended or modified upon the written consent of PCSC and the Holders (as defined in the Original RSRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RSRA) at the time in question;
WHEREAS, PCSC, the Sponsor, and the PCSC Existing Investors desire to amend and restate the Original RSRA in its entirety and enter into this Agreement, pursuant to which PCSC shall grant the Holders certain registration rights with respect to certain securities of PCSC, as set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the shares of PCSC Shares acquired pursuant to the terms of the Business Combination Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” means any public disclosure of material non-public information that, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of PCSC or the PCSC Board, in each case, after consultation with counsel to PCSC, (a) would be required to be made in any Registration Statement or Prospectus for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made), (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (c) PCSC has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“First Merger” shall have the meaning given in the Recitals hereto.
“Freenome” shall have the meaning given in the Preamble hereto.
“Freenome Holders” shall have the meaning given in the Preamble hereto.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Lock-up Period” shall mean, for Holders who signed those certain lock-up agreements dated as of [•], 2026, the period beginning on the Closing Date and ending six months after the Closing Date.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Sub I” shall have the meaning given in the Recitals hereto.
“Merger Sub II” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RSRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“PCSC” shall have the meaning given in the Preamble hereto and includes PCSC’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“PCSC Board” shall mean the Board of Directors of PCSC.
“PCSC Existing Investors” shall have the meaning given in the Preamble hereto.
“PCSC Shares” shall have the meaning given in the Recitals hereto.
“Perceptive” shall have the meaning given in the Preamble hereto.
“Permitted Transferees” shall mean persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of PCSC Shares held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement and the PIPE Investment, including, for the avoidance of doubt, any shares of PCSC Shares (i) issued in connection with the Domestication, (ii) issued as Adjusted Transaction Share Consideration and (iii) that are Investor Shares; (b) any shares of PCSC Shares that may be acquired by a Holder upon the exercise, conversion or redemption of any other security of PCSC or other right to acquire PCSC Shares held by a Holder following the Closing that are issued or distributable in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the shares of PCSC Shares issued or issuable upon the exercise of any equity awards of PCSC held by a Holder immediately following the Closing; (c) any outstanding shares of PCSC Shares and shares of PCSC Shares issued or issuable upon the exercise of any other equity security of PCSC acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of PCSC; and (d) any other equity security of PCSC or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by PCSC and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration, listing and filing fees, including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the PCSC Share is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for PCSC;
(E) reasonable fees and disbursements of all independent registered public accountants of PCSC incurred specifically in connection with such Registration; and
(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders, up to $100,000 in the aggregate.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Second Merger” shall have the meaning given in the Recitals hereto.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, place a lien on, pledge, lend, assign, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) deposit any PCSC Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any PCSC Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of PCSC Shares or other securities, in cash or otherwise, or (d) public announcement of any intention to effect any transaction specified in clause (a) - (c).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of PCSC are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1 Shelf Registration.
2.1.1 Filing.
(a) Within thirty (30) calendar days following the Closing Date (the “Filing Deadline”), PCSC shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if PCSC is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies PCSC that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 7th Business Day after the date PCSC is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review by the Commission (such deadline the “Effectiveness Deadline”); provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business; provided, further, however, that PCSC’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the Holder furnishing in a completed questionnaire in customary form to PCSC that contains the information required by Commission rules for a Registration Statement regarding the Holder, the securities of PCSC held by the Holder as shall be reasonably requested by PCSC to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as PCSC may reasonably request that are customary of a selling stockholder in similar situations. If the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. PCSC shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PCSC files a Form S-1 Shelf, PCSC shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PCSC is eligible to use Form S-3. PCSC’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. Any failure by PCSC to file the Registration Statement by the Filing Deadline or to cause the effectiveness of such Registration Statement by the Effectiveness Deadline shall not otherwise relieve PCSC of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 2.1. Upon notification by the Commission that any Registration Statement has been declared effective by the Commission, and within two (2) Business Days thereafter, PCSC shall file the final prospectus under Rule 424 of the Securities Act.
(b) PCSC will provide a copy of such portions of the draft of the Registration Statement that include a Holder’s information to such Holder for review and comment at least two (2) business days in advance of filing the Registration Statement, provided, that, for the avoidance of doubt, in no event shall PCSC be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a

Holder’s review. With respect to the Holder’s information, PCSC shall request such information at least five (5) Business Days prior to the anticipated initial filing date of the Registration Statement.
(c) In no event shall a Holder be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that a Holder be identified as a statutory underwriter in the Registration Statement, such Holder will have an opportunity to withdraw from the Registration Statement, it being understood that such withdrawal shall not relieve PCSC of its obligation to register for resale the Registrable Securities at a later date.
2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PCSC shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, PCSC shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PCSC is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PCSC is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. PCSC’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3 Additional Registration Statement(s). Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PCSC, upon written request of such Holder at any time beginning 30 days prior to the expiration of the Lock-Up Period (if applicable), shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that PCSC shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the Sponsor, Perceptive, and the PCSC Existing Investors, and six times for the Freenome Holders (excluding any Freenome Holders that are affiliated with Perceptive).
2.1.4 Requests for Underwritten Offerings. Subject to Section 3.4, at any time and from time to time and beginning 30 days prior to the expiration of the Lock-up Period (if applicable), the Sponsor and Perceptive, or a Freenome Holder (any such Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf; provided that PCSC shall only be obligated to effect an Underwritten Offering following the expiration of the Lock-Up Period (if applicable) if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Offerings shall be made by giving written notice to PCSC, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.4.4, the initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PCSC’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The (i) Sponsor and Perceptive may demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any twelve (12) month period, and (ii) the Freenome Holders (excluding any Freenome Holders that are affiliated with Perceptive), may demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Offerings pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, PCSC may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises PCSC, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (such Holders, the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PCSC Shares or other equity securities that PCSC desires to sell and all other PCSC Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PCSC shall include in such Underwritten Offering, before including any PCSC Shares or other equity securities proposed to be sold by PCSC or by other holders of PCSC Shares or other equity securities, (i) first, the Registrable Securities of the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Offering), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the PCSC Shares or other equity securities that PCSC desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the PCSC Shares or other equity securities of persons other than Holders of Registrable Securities that PCSC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Securities.
2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PCSC and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the Sponsor, Perceptive, or a Freenome Holder may elect to have PCSC continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, Perceptive, the Freenome Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses PCSC for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor, Perceptive, or a Freenome Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor, Perceptive, or such Freenome Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, PCSC shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, PCSC shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.
2.2.1 Piggyback Rights. Subject to Section 2.4.3, if any Holder proposes to conduct a registered offering of, or if PCSC proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for the account of stockholders of PCSC (or by PCSC and by the stockholders of PCSC including, without limitation, an Underwritten Offering pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of PCSC, (iv) for a dividend reinvestment plan, (v) for an exchange offer or offering of securities solely to PCSC’s existing securityholders, (vi) for a rights offering, (vii) for an equity line of credit or an at-the-market offering of securities, (viii) a Block Trade or (ix) an Other Coordinated Offering, then PCSC shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within seven (7) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided, in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within two (2) Business Days after delivery of any such notice by PCSC; provided further that if PCSC has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of PCSC Shares in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), PCSC shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to the foregoing proviso and to Section 2.2.2, PCSC shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of PCSC included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PCSC and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PCSC Shares or other equity securities that PCSC desires to sell, taken together with (i) the PCSC Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the PCSC Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a) if the Registration or registered offering is undertaken for PCSC’s account, PCSC shall include in any such Registration or registered offering (A) first, the PCSC Shares or other equity securities that PCSC desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PCSC Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then PCSC shall include in any such Registration or registered offering (A) first, the PCSC Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PCSC Shares or other equity securities that PCSC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PCSC Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c) if the Registration or registered offering and Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then PCSC shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PCSC and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PCSC (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), PCSC shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Offering under Section 2.1.4 hereof.
2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of PCSC (other than a Block Trade or Other Coordinated Offering) in which the Holder participates, if requested by the managing Underwriters, each such Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding PCSC Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any PCSC Shares or other equity securities of PCSC (other than those included in such offering pursuant to this Agreement), without the prior written consent of PCSC, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.
2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, at any time and from time to time following the expiration of the Lock-up Period (if applicable), if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow”, an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $30,000,000 in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify PCSC of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and PCSC shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with PCSC and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to PCSC, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, PCSC shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 The (i) Sponsor and Perceptive may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period, and (ii) the Freenome Holders (excluding any Freenome Holders that are affiliated with Perceptive), may demand no more than six (6) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to Section 2.1.4 hereof.
ARTICLE III
PCSC PROCEDURES
3.1 General Procedures. If at any time PCSC is required to effect the Registration of Registrable Securities hereunder, PCSC shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PCSC shall:
3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PCSC or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3 in connection with the filing of a Registration Statement or Prospectus, or any amendment or supplement thereto, upon the reasonable request of a Holder, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, (i) excerpts of such Registration Statement naming such Holders or Underwriters, and the section entitled “Plan of Distribution”, “Underwriting” or similar sections, (ii) each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), (iii) the Prospectus included in such Registration Statement (including each preliminary Prospectus), and (iv) such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that, in no event shall PCSC be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a Holder’s review; and provided, further, that PCSC shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PCSC and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PCSC shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by PCSC are then listed;
3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.9 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause PCSC’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to PCSC, prior to the release or disclosure of any such information;
3.1.10 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from PCSC’s independent registered public accountants in the event of an Underwritten Offering or a Block Trade pursuant to such Registration (subject to such placement agent or sales agent providing such certification or representation reasonably requested by PCSC’s independent registered public accountants and PCSC’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.11 in the event of an Underwritten Offering or a Block Trade pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, dated such date, of counsel representing PCSC for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.12 in the event of any Underwritten Offering or a Block Trade, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter of such offering or sale;
3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PCSC’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), which requirement will be deemed satisfied if PCSC timely files Forms 10-K, 10-Q, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
3.1.14 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of PCSC to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, PCSC shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PCSC. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Registration Statement and Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide PCSC with its requested Holder Information, PCSC may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PCSC determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of PCSC pursuant to a Registration initiated by PCSC hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by PCSC and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements provided that such Holder shall only be subject to the restrictions set forth in any such lock-up agreements if the directors and officers of PCSC are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if PCSC or the Underwriters managing the offering waive or shorten the lock-up period for any of PCSC’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) business days following such waiver or modification, and (ii) such lock-up will be similarly waived pro rata or shortened for each such Holder. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1 Upon receipt of written notice from PCSC that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PCSC hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by PCSC that the use of the Prospectus may be resumed.
3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require PCSC to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to PCSC, or (c) in the good faith judgment of the majority of the PCSC Board such Registration, be seriously detrimental to PCSC and the majority of the PCSC Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, PCSC may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by PCSC to be necessary for such purpose. In the event PCSC exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from PCSC that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date thirty (30) days prior to PCSC’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a PCSC-initiated Registration and provided that PCSC continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Offering and PCSC and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, PCSC may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by PCSC, in the aggregate, on not more than two (2) occasions or for more than sixty (60) consecutive calendar days during any twelve (12)-month period.
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PCSC, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PCSC after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. PCSC further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PCSC Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, PCSC shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal.
3.6.1 At any time and from time to time in connection with a bona-fide sale of Registrable Securities effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, PCSC shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Registrable Securities and broker in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). PCSC shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and the Holder shall be responsible for its fees or costs associated with such removal of such restrictive legends (including its legal fees or costs of its legal counsel).
3.6.2 With a view to making available to each Holder of Registrable Securities the benefits of Rule 144 that permit the Holder to sell securities of PCSC to the public without registration, PCSC agrees, for so long as any Holder holds Registrable Securities, to:
(a) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144; and
(b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of PCSC under the Securities Act and the Exchange Act so long as PCSC remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 PCSC agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to PCSC by such Holder expressly for use therein.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to PCSC in writing such information and affidavits as PCSC reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PCSC, its directors, officers and agents and each person or entity who controls PCSC (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such

Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PCSC.
4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. PCSC and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PCSC’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS
5.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, during normal business hours on a Business Day and otherwise as of the opening of the immediately following Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 5.1.
5.2 Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of PCSC hereunder may not be assigned or delegated by PCSC in whole or in part.
5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Freenome Holders, the Sponsor, Perceptive, and the PCSC Existing Investors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Holders shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder, which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by such Holder to its members (it being understood that no such transfer shall reduce or multiply any rights of such Holder or such transferees).
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PCSC unless and until PCSC shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PCSC, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3 Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
5.4 Governing Law; Venue. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 5.1 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
5.5 TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
5.6 Amendments and Modifications. Upon the written consent of (a) PCSC and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of Perceptive so long as Perceptive and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding PCSC Shares and (ii) a Freenome Holder, for so long as such Freenome Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding PCSC Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of PCSC, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PCSC and any other party hereto or any failure or delay on the part of a Holder or PCSC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PCSC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7 Other Registration Rights. Other than as provided in the (i) Private Placement Shares Purchase Agreement, dated as of June 11, 2024, between PCSC and the Sponsor and (ii) any subscription agreement entered into by PCSC and the investors party thereto in connection with a PIPE Investment, PCSC represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require PCSC to register any securities of PCSC for sale or to include such securities of PCSC in any Registration Statement filed by PCSC for the sale of securities for its own account or for the account of any other person or entity. PCSC hereby agrees and covenants that it will not grant rights to register any PCSC Shares (or securities convertible into or exchangeable for PCSC Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) Perceptive, for so long as Perceptive and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding PCSC Shares and (ii) a Freenome Holder, for so long as such Freenome Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding PCSC Shares or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, PCSC represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8 Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.5 and Article IV shall survive any termination.
5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to PCSC the total number of Registrable Securities held by such Holder in order for PCSC to make determinations hereunder.

5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RSRA shall no longer be of any force or effect.
5.12 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PCSC:

FREENOME, INC.

By:
Name:
Title:
Address for Notices:

COMPANY:

FREENOME HOLDINGS, INC.

By:
Name:
Title:
Address for Notices:

SPONSOR:

PERCEPTIVE CAPITAL SOLUTIONS HOLDINGS

By:
Name:
Title:
Address for Notices:

PERCEPTIVE:

[•]

By:
Name:
Title:
Address for Notices:

[Signature Page to Investor Rights Agreement]

PCSC EXISTING INVESTORS:

[•]
Address for Notices:

FREENOME HOLDERS:

[Entity Freenome Holders]

By:
Name:
Title:
Address for Notices:

[Individual Freenome Holders]
Address for Notices:

[Signature Page to Investor Rights Agreement]

Exhibit A

INVESTOR RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Investor Rights Agreement, dated as of [•], 2026 (as the same may hereafter be amended, the “Investor Rights Agreement”), among Freenome, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Investor Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Investor Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement, and the undersigned’s PCSC Shares shall be included as Registrable Securities under the Investor Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of    , 20 .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of , 20

[•]

By:
Name:
Its:

Annex F
Agreed Form
FORM OF LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is dated as of [•], 2026, by and among [•], a Delaware corporation (“PubCo” or “PCSC”) (formerly known as Perceptive Capital Solutions Corp, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), Perceptive Capital Solutions Holdings, a Cayman Islands exempted limited company (the “Sponsor”), certain investment vehicles of Perceptive Advisors, LLC listed in the signature pages hereto (collectively, “Perceptive”), certain existing stockholders of the PCSC listed in the signature pages hereto (the “PCSC Existing Investors”), certain existing stockholders of the Freenome Holdings, Inc., a Delaware corporation (the “Company”) listed in the signature pages hereto (the “Company Existing Stockholders”) and other persons and entities (collectively with the Sponsor, Perceptive, the PCSC Existing Investors, Company Existing Stockholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 3 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, PubCo is party to that certain Business Combination Agreement, dated as of December 5, 2025 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PubCo, StarNet Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of PubCo (“Merger Sub II”, together with Merger Sub I, the “Merger Subs”), and the Company, pursuant to which, on [•], 2026, PCSC de-registered in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”) and, on [•], 2026, Merger Sub I merged with and into the Company (the “First Merger”), and the surviving entity merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with Merger Sub II surviving the Mergers as a wholly owned subsidiary of PubCo;
WHEREAS, pursuant to the Business Combination Agreement, PCSC caused the Domestication to occur in accordance with Section 388 of the DGCL and Part Twelve of the Cayman Islands Companies Act (2025 Revision), in connection with which each PCSC Class A Share, PCSC Class B Share and PCSC Preference Share that was issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after effecting the PCSC Shareholder Redemptions) were converted into one share of common stock, par value $0.0001 per share, of PubCo (the “Common Stock”); and
WHEREAS, in connection with the Transactions, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the shares of Common Stock acquired pursuant to the terms of the Business Combination Agreement.
NOW, THEREFORE, the parties agree as follows:
1.
Subject to the exceptions set forth in Section 3, each Holder shall not, without the prior written consent of the board of directors of PubCo, Transfer any Lock-up Shares until the end of the Lock-up Period.

2.	As used herein:
(a)	the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date six (6) months after the Closing Date.
(b)
the term “Lock-up Shares” means any shares of Common Stock held by a Holder immediately after the Closing, not including the Common Stock issued or purchased pursuant to those certain subscription agreements by and between PCSC and Holders, dated as of December 5, 2025.

(c)
the term “Transfer” means (i) sell, offer to sell, contract or agree to sell, assign, transfer (including by operation of law), hypothecate, pledge, distribute, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within

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the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Lock-up Shares, (ii) deposit any Lock-up Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise, or (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii);
(d)
the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of Common Stock prior to the expiration of the Lock-up Period pursuant to paragraph 3; and

3.	The restrictions set forth in paragraph 1 shall not apply to:
(a)
a Transfer to PubCo’s officers or directors, any affiliate or family member of any of PubCo’s officers or directors, any members or partners of the Holder or their affiliates, any affiliates of the Holder, or any employees of such affiliates;

(b)
in the case of an individual, a Transfer by gift to a member of the individual’s immediate family (as defined below), or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(d)	in the case of an individual, Transfers by operation of law or pursuant to a qualified domestic relations order;
(e)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(f)
in the case of an entity, Transfers to any direct or indirect partners, members or equity holders of such entity, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

(g)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(h)	in the case of an entity, Transfers by virtue of the laws of the entity’s jurisdiction of formation or incorporation or the entity’s organizational documents upon dissolution of the entity;
(i)
Transfers to any other Holders, any affiliates of such other Holders or their Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

(j)
the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to PubCo in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(k)
Transfers to PubCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by PubCo or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Holder’s service to PubCo;

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(l)
the entry, by the Holder, at any time after the Closing, of any trading plan providing for the sale of shares of Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-l(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; and

(m)
Transfers in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by PubCo’s board of directors or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

provided, however, that (A) in the case of clauses (a) through (g), the transferee(s) of such Transfer must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph 3, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
4.
For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of PubCo with respect to the Lock-up Shares during the Lock-Up Period, including the right to vote any Lock-up Shares that are entitled to vote.

5.
In furtherance of the foregoing, PubCo, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-Up Period, each certificate or book-entry position evidencing the Lock-Up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE ISSUER AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
6.
PubCo represents that it has not entered into any side letter or agreement with any Holder which provides any rights or benefits to such Holder that are materially more favorable to such Holder than the rights and benefits in this Agreement and will not enter into any such side letter or agreement unless such rights and benefits are also offered to the other Holders. PubCo agrees that this Agreement shall not be amended or modified, and no terms or conditions thereof waived, in a manner that benefits any Holder, unless the terms of such amendment, modification or waiver is also offered to the other Holders.

7.
Notwithstanding the other provisions set forth herein, PubCo’s board of directors may, in its sole discretion, determine to waive, amend, or repeal the restrictions set forth in paragraph 1 above, whether in whole or in part; provided, that any such waiver, amendment or repeal shall (i) not make such restrictions more restrictive or apply for a longer period of time, and (ii) apply to each Holder.

8.
This Agreement, together with the agreements referenced herein, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any of the agreements referenced herein may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any of the agreements referenced herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

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9.
Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.10 (Severability), 8.11 (Counterparts; Facsimile Signatures), 8.13 (No Recourse), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are each hereby incorporated by reference into this Agreement as set forth herein (including any relevant definitions contained in any such sections), mutatis mutandis.

10.	This Agreement shall terminate on the expiration of the Lock-up Period.
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Agreed Form
In Witness Whereof, each of the parties has duly executed this Lock-Up Agreement as of the date first set forth above.

PubCo:

[•]

By:
Name:
Title:
Address for Notices:

SPONSOR:

PERCEPTIVE CAPITAL SOLUTIONS HOLDINGS

By:
Name:
Title:
Address for Notices:

PERCEPTIVE:

[•]

By:
Name:
Title:
Address for Notices:

PCSC EXISTING INVESTORS:

[•]
Address for Notices:

[•]
Address for Notices:

[•]
Address for Notices:

[•]
Address for Notices:

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COMPANY EXISTING STOCKHOLDERS:

[•]
Address for Notices:

[•]
Address for Notices:

[•]
Address for Notices:

[•]
Address for Notices:

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Annex G
FORM OF FREENOME STOCKHOLDER WRITTEN CONSENT
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Annex H
CERTIFICATE OF INCORPORATION

OF

FREENOME, INC.
ARTICLE I
The name of the Corporation is Freenome, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV

CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have authority to issue is 1,010,000,000, of which (i) 1,000,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise provided in any certificate of designation of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Amended and Restated Certificate of Incorporation (the “Certificate”).
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
A. COMMON STOCK
Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (including any certificate of designation of any series of Preferred Stock):
(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, with each outstanding share of Common Stock entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the shares of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, as and if declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; and
(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
B. PREFERRED STOCK
The Board of Directors or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE V

STOCKHOLDER ACTION
1. Action without Meeting. Subject to the rights, if any, of the holders of shares of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof.
2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLE VI

DIRECTORS
1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I Directors shall expire at the first regularly-scheduled annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the initial effectiveness of this certificate. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.
Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate, including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors shall automatically be reduced accordingly.
3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors.
ARTICLE VII

LIMITATION OF LIABILITY
1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Director’s fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Officer’s fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).
3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
4. Amendment or Modification. Any amendment, repeal or modification of this Article VII or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.
ARTICLE VIII

AMENDMENT OF BYLAWS
1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors.
2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.
[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this [•], 2026.

By:
Name:
Title:

Annex I
AMENDED AND RESTATED

BYLAWS

OF

FREENOME, INC.

(the “Corporation”)
ARTICLE I

Stockholders
SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by or in the manner determined by the Board of Directors and stated in the notice of the meeting, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2. Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(1) Nominations of persons for election to the Board of Directors of the Corporation (the “Board of Directors”) and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Pacific time on the ninetieth (90th) day nor earlier than 5:00 p.m. Pacific Time on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual

Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than 5:00 p.m. Pacific time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the effectiveness of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Pacific time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Corporation that are held of record or are beneficially owned by the nominee or its Affiliates or Associates (each as defined below) and any Synthetic Equity Interest (as defined below) held or beneficially owned by the nominee or its Affiliates or Associates, (iv) a description of all agreements, arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Corporation (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request), (vi) a representation and agreement in the form provided by the Corporation (which form shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (b) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, each of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Corporation such other information as it may reasonably request to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors reasonably determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee; and (vii) any other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its Affiliates or Associates, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its Affiliates or Associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its Affiliates or Associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of its Affiliates or Associates and (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its Affiliates or Associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its Affiliates or Associates that are separated or separable from the underlying shares of the Corporation, (e) if such Proposing Person is not a natural person, the identity of the natural person or persons responsible for making voting and investment decisions (including director nominations and any other business that the stockholder proposes to bring before a meeting) on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), (f) any pending or threatened litigation in which such Proposing Person or any of its Affiliates or Associates or any Responsible Person is a party involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, , and (g) any other information relating to such Proposing Person or any of its Affiliates or Associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (g) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;
(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its Affiliates or Associates is a party (whether the counterparty or counterparties are a Proposing Person or any Affiliate or Associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to be providing financial support or meaningful assistance in furtherance of the nomination(s) or other business proposed to be brought before the meeting of stockholders and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).
For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, each of the terms “Affiliates” and “Associates” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, or (c) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Pacific time on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than 5:00 p.m. Pacific time on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proposing Person no longer plans to solicit proxies in accordance with its representation pursuant to Article I, Section 2(a)(2)(E), such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the

Corporation no later than two (2) business days after making the determination not to proceed with a solicitation of proxies. A Proposing Person shall also update its notice so that the information required by Article I, Section 2(a)(2)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of any material change to the information previously disclosed pursuant to Article I, Section 2(a)(2)(C).
(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than 5:00 p.m. Pacific time on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b) General.
(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the chair of the meeting (as defined in Section 9 of this Article I) shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the chair of the meeting, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.
(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the chair of the meeting at the meeting of stockholders.
(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed to have not been made in compliance with this Bylaw and shall be disregarded.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder with timely notice and (ii) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder with timely notice and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with these By-laws (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by the By-laws with respect to nominees for director).
SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.
SECTION 4. Notice of Meetings; Adjournments.
(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall also state the purpose or purposes for which the meeting has been called.
(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.
(e) When any meeting is convened, the chair of the meeting or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.
SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the chair of the meeting or the holders of voting stock, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote thereon, may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as otherwise provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6. Voting and Proxies.
(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 4 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.
(b) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.
SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the tenth (10th) day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date in the manner provided by law.
SECTION 9. Conduct of Meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board of Directors, the chair of the meeting shall have the right to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) the exclusion or removal of any stockholders or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations (including those concerning safety, health or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of the meeting shall be: (i) such person as the Board of Directors shall have designated to preside over all meetings of the stockholders; (ii) if the Board of Directors has not so designated such a chair of the meeting or if the chair of the meeting is unable to so preside or is absent, then the Chairperson of the Board, if one is elected; (iii) if the Board of Directors has not so designated a chair of the meeting and there is no Chairperson of the Board, or if the chair of the meeting or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected; or (iv) in the absence or inability to serve of any of the aforementioned persons, the President of the Corporation. Unless and to the extent determined by the Board of Directors or the chair of the meeting, the chair of the meeting shall not be obligated to adopt or follow any technical, formal or parliamentary rules or principles of procedure. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.
SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The chair of the meeting may review all determinations made by the inspectors, and in so doing the chair of the meeting shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the chair of the meeting, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II

Directors
SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.
SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.
SECTION 3. Qualification. No director need be a stockholder of the Corporation.
SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate or by applicable law.
SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may from time to time determine and publicize by means of reasonable notice given to any director who is not present when such determination is made.
SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof. Notice thereof shall be given to each director as provided in Section 9 of this Article II.
SECTION 9. Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, the President or such other officer designated by the Chairperson of the Board, if one is elected, or any one of the directors calling the meeting. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the person or persons calling the meeting determine that it is otherwise necessary or advisable to hold the meeting sooner, then such person or persons may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communication. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Article II, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the affirmative vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.
SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings.
SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.
SECTION 17. Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate or these By-laws, during such Emergency:
(a) A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
(b) The director or directors in attendance at a meeting called in accordance with Section 17(a) of this Article II shall constitute a quorum.
(c) No officer, director or employee acting in accordance with this Section 17 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 17 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

Officers
SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors or by such officers delegated such authority by the Board of Directors.
SECTION 3. Qualification. No officer need be a stockholder or a director.
SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 7. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including, without limitation, a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.
ARTICLE IV

Capital Stock
SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws, the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance or subsequent transfer.
SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m. Pacific time on the day next preceding the day on which notice is given, or, if notice is waived, at 5:00 p.m. Pacific time on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be 5:00 p.m. Pacific time on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
ARTICLE V

Indemnification
SECTION 1. Definitions. For purposes of this Article V:
(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;
(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;
(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 2. Indemnification of Directors and Officers.
(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.
SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.
SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.
(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.
(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.
(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.
(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.
(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7. Contractual Nature of Rights.
(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this

Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VI

Miscellaneous Provisions
SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or an executive committee of the Board of Directors may authorize or determine.
SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or in such manner as may be permitted by law.
SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.
SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.
(a) Amendment by Directors. Except as otherwise required by law, these Bylaws may be amended or repealed by the Board of Directors.
(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.
Adopted [•], 2026.

Annex J
Agreed Form
FREENOME, INC.
2026 EQUITY INCENTIVE PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Freenome, Inc. 2026 Equity Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Freenome, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer alignment of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company or one of its Affiliates.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and that is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment granted pursuant to Section 10.
“Closing” means the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of December 5, 2025 by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC, and Freenome Holdings, Inc.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and interpretations thereunder.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) granted pursuant to Section 11.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or

another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Outstanding Shares” means, as of a specified date, the sum of (a) number of shares of Stock issued and outstanding and (b) the number of shares of Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of Stock for a nominal exercise price.
“Prior Plan” means the Freenome Holdings, Inc. 2016 Equity Incentive Plan, as amended.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares granted pursuant to Section 7.
“Restricted Stock Units” means an Award of stock units granted pursuant to Section 8.
“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group acting in concert or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value, as determined by the Administrator, of the consideration payable, or otherwise to be received by stockholders, per share of Stock, pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate. Unless otherwise set forth in the applicable Award Certificate, a Service Relationship shall be deemed to continue without interruption in the event the grantee’s status changes from full-time employee to part-time employee, director or Consultant or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50% interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions granted pursuant to Section 9.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a) Administration of Plan. The Plan shall be administered by the Administrator.
(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;
(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of shares of Stock to be covered by any Award;
(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised;
(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it deems advisable;
(viii) to interpret the terms and provisions of the Plan and any Award (including related written and electronic instruments);
(ix) to make all determinations it deems advisable for the administration of the Plan;
(x) to decide all disputes arising in connection with the Plan; and
(xi) to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company, Affiliates and Plan grantees.
(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a subcommittee comprised of one or more members of the Board or committee comprised of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not (i) subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) members of the delegated subcommittee or committee. Any such delegation by the Administrator shall include a time period for the delegation and a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and limits and guidelines in effect at the time of the prior action.
(d) Award Certificate. Other than with respect to Cash-Based Awards, Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award, which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage that may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f) Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates are covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply, or facilitate compliance, with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply, or facilitate compliance, with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [•] shares (the “Initial Limit”), subject to adjustment as provided in this Section 3 plus, on January 1, 2027 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be automatically cumulatively increased by (i) 5% of the number of Outstanding Shares on the immediately preceding December 31 or (ii) such lesser number of shares of Stock as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit, as cumulatively increased on January 1, 2027 and each January 1 thereafter by the lesser of the Annual Increase for such year or 7,000,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of these limitations, the shares of Stock underlying any awards under the Plan or the Prior Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) will be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve.
(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, Outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, Outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration) or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable after taking into account any acceleration hereunder) held by such grantee. The Company shall also have the option, in its sole discretion, to make or provide for a payment, in cash or in kind, to the grantees holding other Awards, in exchange for the cancellation thereof, in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards (after taking into account any acceleration hereunder).
(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for services as a Non-Employee Director shall not exceed $600,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for shares and share-based awards held by employees, directors or consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or shares of the employing corporation. The Administrator may direct that the substitute Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. To the extent permitted by applicable law, any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 3(a).
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS
(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, any “parent corporation” within the meaning of Section 424(e) of the Code or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator deems desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option shall be determined by the Administrator at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise exempt from or compliant with Section 409A.
(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as determined by the Administrator at or after the grant date. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the exercise price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the exercise price; provided that in the event the optionee chooses to pay the exercise price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company may prescribe as a condition of such payment procedure; or
(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in the optionee’s stead in accordance with the provisions of the Stock Option) by the Company of the full exercise price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the exercise price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall be a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Appreciation Right is otherwise exempt from or compliant with Section 409A.
(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to the Plan.
(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as determined by the Administrator on or after the date of grant. The term of a Stock Appreciation Right may not exceed ten years.
SECTION 7. RESTRICTED STOCK AWARDS
(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator determines at or after the time of grant.
(b) Rights as a Stockholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, if any, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the Restricted Stock Award vests. Unless the Administrator determines otherwise, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award Certificate. Except as otherwise provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s Service Relationship terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of the Service Relationship, and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d) Vesting of Restricted Shares. The Administrator at or after the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives or other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives or other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates granted to U.S. taxpayers are subject to Section 409A and shall contain such additional terms and conditions as the Administrator may determine in its sole discretion in order to comply with the requirements of Section 409A.
(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an Award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and, if applicable, in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer will be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying the grantee’s Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d) Termination. Except as otherwise provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the termination of the grantee’s Service Relationship for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee receives shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The

Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award becomes vested or payable and such other provisions as the Administrator determines. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11. DIVIDEND EQUIVALENT RIGHTS
(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an Award of Restricted Stock Units or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the termination of the grantee’s Service Relationship for any reason.
SECTION 12. TRANSFERABILITY OF AWARDS
(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, such grantee’s Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer such grantee’s Non-Qualified Stock Options to such grantee’s immediate family members, to trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c) Family Member. For purposes of Section 12(b), “family member” means a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets and any other entity in which these persons (or the grantee) own more than 50% of the voting interests.
SECTION 13. TAX WITHHOLDING
(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state or local taxes, and non-U.S. or other taxes, of any kind required by law to be withheld by the Company or its Affiliates with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company or its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b) Payment in Stock. The Administrator may require the Company’s or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or Affiliate in an amount that would satisfy the withholding amount due.
SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated such grantee’s Service Relationship for purposes of the Plan.
(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i) a transfer to the service of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or its Affiliate, as the case may be, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or
(iii) the transfer in status from one eligibility category under Section 4 hereof to another category.
(c) In the event a grantee’s regular level of time commitment in the performance of such grantee’s services for the Company and its Affiliates is reduced (including, without limitation, if the grantee has a change in status from a full-time employee to a part-time employee or transitions from an employee to a director or Consultant) or if the grantee takes an extended leave of absence, in either case, after the date of grant of any Award to the grantee, the Administrator may, in its sole discretion and to the extent permitted by applicable law, (x) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment or status or during or after any such leave of absence and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the grantee will not have any rights with respect to any portion of the Award that is so reduced.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants or cancellation in exchange for cash or other Awards without stockholder approval. To the extent required under the rules of any securities exchange or market system on which the Stock is listed or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised or settled and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator otherwise expressly determines in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS
(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company or any Affiliate. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company has given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company or any Affiliate, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction securities or other laws, rules and quotation systems on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.
(d) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or Stock Appreciation Right or any other action by the grantee with respect to an Award.
(e) Other Compensation Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.
(f) Trading Policy Restrictions. Awards under the Plan are subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(g) Clawback Policy. A grantee’s rights with respect to any Award hereunder shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a grantee or (ii) applicable law.
SECTION 19. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the date immediately preceding the Closing, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

Annex K
Agreed Form
FREENOME, INC.
2026 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Freenome, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Freenome, Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of Stock (as defined in Section 11). An aggregate of [•] shares of Stock have been approved and reserved for this purpose plus, on January 1, 2027 and each January 1 thereafter through January 1, 2036, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) 1% of the number of Outstanding Shares on the immediately preceding December 31st, (ii) 1,500,000 shares of Stock, or (iii) such number of shares of Stock as determined by the Administrator.
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent (although the Company makes no undertaking or representation to maintain such qualification). In addition, this Plan authorizes the grant of Options (as defined in Section 8) under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code, and such Options granted under the Non-423 Component shall be granted pursuant to separate Offerings (as defined in Section 2) containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator (as defined in Section 1) and designed to achieve tax, securities laws or other objectives for eligible employees and the Designated Companies in locations outside of the United States. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which eligible employees will participate, even if the dates of the applicable Offerings are identical, provided that the terms of participation are the same within each separate Offering under the 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but is not required to, provide for simultaneous Offerings under the Section 423 Component and the Non-423 Component of the Plan.
1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it deems advisable; (ii) interpret the terms and provisions of the Plan; (iii) determine when and how Options will be granted and the provisions and terms of each Offering and/or Purchase Period (which need not be identical); (iv) select Designated Companies; (v) impose a mandatory holding period pursuant to which Participants (as defined in Section 11) may not dispose of or transfer shares of Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; (vi) make all determinations it deems advisable for the administration of the Plan; (vii) decide all disputes arising in connection with the Plan; and (viii) otherwise supervise the administration of the Plan. Further, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates that vary with local requirements. All interpretations and decisions of the Administrator are binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan will be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.
2. Offerings. The Company may make one or more offerings to eligible employees to purchase shares of Stock under the Plan (“Offerings”), consisting of one or more Purchase Periods. Each Offering will begin and end on the dates determined by the Administrator, provided that no Offering shall exceed 27 months in duration. Unless the

Administrator, in its sole discretion, determines otherwise prior to an Offering Date (as defined in Section 3), and to the extent an Offering has more than one Purchase Period and to the extent permitted by applicable law, if the Fair Market Value of the Stock on any Exercise Date in an Offering is lower than the Fair Market Value of the Stock on the Offering Date, then all participants in such Offering will automatically be withdrawn from such Offering immediately after the exercise of their Options on such Exercise Date and automatically re-enrolled in the immediately following Offering as of the first day thereof and the preceding Offering will terminate.
3. Eligibility. All individuals classified as employees on the payroll records of the Company or a Designated Company as of the first day of the applicable Offering (the “Offering Date”) are eligible to participate in such Offering under the Plan, provided that the Administrator may determine, in advance of any Offering, that employees are eligible only if, as of the Offering Date, (a) they are customarily employed by the Company or a Designated Company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed such minimum period of service prior to the Offering Date as determined by the Administrator (provided such service requirement does not exceed two years of employment), and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and are not eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment or subplan to this Plan, duly executed by the Company, that specifically renders such individuals eligible to participate herein.
4. Participation. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company or an agent designated by the Company in a manner determined by the Administrator (including, but not limited to, by electronic means) by the deadline established by the Administrator for the Offering. The enrollment form will (a) state a whole percentage (unless the Administrator determines in advance of an Offering to require that a fixed amount be specified in lieu of a percentage) to be contributed from an eligible employee’s Compensation (as defined in Section 11) per pay period and (b) authorize the purchase of shares of Stock in each Offering in accordance with the terms of the Plan. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form, withdraws from the Plan or otherwise becomes ineligible to participate in the Plan, such Participant’s payroll deductions and purchases will continue at the same percentage of Compensation for future Offerings. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% of such employee’s Compensation for each pay period or such other minimum or maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period within an Offering. No interest will accrue or be paid on payroll deductions, unless required under applicable law.
Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable law (as determined by the Administrator in its sole discretion), the Administrator may provide that an eligible employee may elect to participate through other contributions in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the 423 Component, any alternative method of contribution must be applied on an equal and uniform basis to all eligible employees in the Offering. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.
6. Contribution Changes. Unless otherwise determined by the Administrator, except in the case of withdrawal as described in Section 7, a Participant may not increase or decrease such Participant’s payroll deductions during any Offering, but may increase or decrease such Participant’s payroll deductions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form by the deadline established by the Administrator for the Offering. The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate such Participant’s payroll deductions during an Offering.
7. Withdrawal. A Participant may withdraw from participation in the Plan by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Administrator (including, but not limited to, by electronic means) no later than two weeks prior to the end of the then-applicable Offering (or such shorter or longer period as may be specified by the Administrator prior to any Offering). The Participant’s withdrawal will be effective as soon as practicable following receipt of written notice of withdrawal by the Company or an agent designated by the Company. Following a Participant’s withdrawal, the Company will promptly refund such Participant’s entire account balance under the Plan to such Participant (after payment for any shares of Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Unless otherwise determined by the Administrator, a Participant may not begin participation again in any Offering from which such Participant has withdrawn, but may enroll in a subsequent Offering in accordance with Section 4.
8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of a Purchase Period (an “Exercise Date”) the lowest of (a) a number of shares of Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined below), (b) the number of shares of Stock determined by dividing $25,000 by the Fair Market Value of the Stock on the Offering Date for such Offering or (c) such other number of shares of Stock determined by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share of Stock purchased under each Option (the “Option Price”) will be 85% of the Fair Market Value of the Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (each as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code will apply in determining the stock ownership of a Participant, and all stock that the Participant has a contractual right to purchase will be treated as stock owned by the Participant. In addition, no Participant may be granted an Option that permits such Participant rights to purchase Stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised such Participant’s Option on such date and shall acquire from the Company such number of whole shares of Stock as such Participant’s accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of any Offering, any balance remaining in a Participant’s account at the end of a Purchase Period or Offering will be promptly refunded to the Participant.
10. Delivery of Shares. As soon as practicable after each Exercise Date, the Company will arrange for the delivery to each Participant of the shares of Stock acquired by the Participant on such Exercise Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant.
11. Definitions. The following terms shall be defined as set forth below:
“Affiliate” means any entity that is directly or indirectly controlled by the Company that does not meet the definition of a Subsidiary below, as determined by the Administrator, whether now or hereafter existing.
“Compensation” means the regular or basic rate of compensation. The Administrator shall have the discretion to determine the application of this definition to Participants outside of the United States.
“Designated Company” means each Affiliate and Subsidiary that has been designated by the Administrator from time to time, in its sole discretion, as eligible to participate in the Plan, such designation to specify whether such participation is in the 423 Component or Non-423 Component. A Designated Company may participate in either the 423 Component or Non-423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of the Company or any Designated Company participating in the 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of any Designated Company participating in the Non-423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan. The Administrator may so designate any Affiliate or Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the Company’s stockholders.
“Effective Date” means the date immediately preceding the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of December 5, 2025 by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC, and Freenome Holdings, Inc.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.
“Outstanding Shares” means, as of a specified date, the sum of (a) number of shares of Stock issued and outstanding and (b) the number of shares of Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of Stock for a nominal exercise price.
“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
“Participant” means an individual who is eligible, as determined pursuant to Section 3, and who has complied with the provisions of Section 4.
“Purchase Period” means a period of time specified within an Offering, as determined by the Administrator in accordance with Section 2.
“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company or (v) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 17.
“Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12. Rights on Termination of Employment. Unless otherwise required by applicable law, if a Participant’s employment terminates for any reason before the Exercise Date for any Offering, such Participant’s participation in the Plan will terminate immediately and no payroll deductions will be taken from any pay due and owing to the Participant on or after the termination date. The balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to the Participant’s legal heirs. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs such employee, having been a Designated Company, ceases to be an Affiliate or a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Company. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.
If a Participant transfers employment from the Company or any Designated Company participating in the 423 Component to any Designated Company participating in the Non-423 Component, such transfer will not be treated as a termination of employment, but the Participant will immediately cease to participate in the 423 Component; however, any contributions made for the Offering in which such transfer occurs will be transferred to the Non-423 Component, and such Participant will immediately join the then-current Offering under the Non-423 Component upon the same terms and conditions in effect for the Participant’s participation in the 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-423 Component to the Company or any Designated Company participating in the 423 Component will not be treated as terminating the Participant’s employment and will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering under the Non-423 Component or (ii) the Offering Date of the first Offering in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.
13. Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans will participate in the Non-423 Component.
14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from a Participant’s pay or other contributions will result in such Participant becoming a holder of the shares of Stock covered by an Option under the Plan until such shares of Stock have been purchased by and issued to the Participant.
15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
17. Adjustment in Case of Changes Affecting Stock. In the event of a subdivision of Outstanding Shares, the payment of a dividend in Stock or any other change affecting the Stock, the number of shares approved for the Plan and any other share limitations in the Plan shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:
(a) To provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion.
(b) To provide that the outstanding Options under the Plan will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

(c) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future.
(d) To provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless the Participant has withdrawn from the Offering in advance of the New Exercise Date as provided in Section 7 hereof.
(e) To provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.
18. Section 409A. The 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code. Neither the Non-423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan is or may be or become subject to Section 409A of the Code or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code. The Company makes no representation that the Options granted pursuant to the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such Option. Participants will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
19. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment may be made increasing the number of shares of Stock approved for issuance under the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, as determined by the Administrator.
20. Insufficient Shares. If the total number of shares of Stock that would otherwise be purchased on any Exercise Date plus the number of shares of Stock purchased under previous Offerings under the Plan exceeds the maximum number of shares of Stock issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase shares of Stock on such Exercise Date.
21. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
22. Governmental Regulations. The Company’s obligation to sell and deliver shares of Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance or sale of such Stock.
23. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles.
24. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Stock, from shares held in the treasury of the Company or from any other proper source.
25. Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from the proceeds of the sale of Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any shares of Stock under the Plan until such obligations are satisfied.
26. Notification Upon Sale of Shares Under the 423 Component. Each Participant who is subject to tax in the United States and participates in the 423 Component agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares of Stock purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
27. Effective Date. This Plan will become effective on the Effective Date, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation and applicable stock exchange rules.
28. Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all eligible employees who are granted Options under the 423 Component shall have the same rights and privileges.
29. No Right to Continued Service. None of the Plan, participation in any Offering, or any compensation paid hereunder will confer on any Participant the right to continue as an employee or in any other capacity.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

Annex L
OPINION OF SCALAR, LLC

December 4, 2025
The Special Committee of the Board of Directors
Perceptive Capital Solutions Corp
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
To the Special Committee of the Board of Directors:
As per our engagement letter dated September 29, 2025, the Special Committee of the Board of Directors of Perceptive Capital Solutions Corp (“PCSC”) retained Scalar, LLC (herein referred to as “Scalar,” “we”, “our”, or “us”) to provide an opinion (this “Opinion”) as to the fairness, from a financial point of view, to (1) the holders of PCSC’s Class A ordinary shares, par value $0.0001 per share (such shares, at all times prior to the Effective Time, the “PCSC Class A Shares”, and such holders, the “PCSC Class A Shareholders”) (other than (i) Freenome Holdings, Inc. (the “Company”), (ii) Perceptive Capital Solutions Holdings (the “Sponsor”), (iii) the Key Supporting Company Shareholders, (iv) holders of PCSC Class A Shares who elect to redeem their shares prior to or in connection with the Transaction, and (v) the PIPE Investors, (collectively, along with their respective affiliates, the “Excluded Parties”)) of the Consideration (as defined below) to be delivered to the Company Shareholders in the proposed business combination with the Company pursuant to the Business Combination Agreement described below (the “Transaction”), without giving effect to any impact of the Transaction on any particular PCSC Class A Shareholder other than in its capacity as a PCSC Class A Shareholder, and (2) PCSC.
Overview of the Transaction:
The Business Combination Agreement (the “Agreement”), to be entered into among PCSC, Starnet Merger Sub I, Inc., a Delaware corporation, and a wholly-owned subsidiary of PCSC (“Merger Sub I”), Starnet Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of PCSC (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”) and the Company sets forth the terms of the Transaction. Capitalized terms used but not defined in this Opinion have the meanings ascribed thereto in the Agreement. We understand that the Agreement provides, among other things, that:
(a)
Immediately prior to the Domestication, PCSC Class A Shares held by the PCSC Class A Shareholders who duly elect to exercise the right of the holders of PCSC Class A Shares to redeem all or a portion of their PCSC Class A Shares as set forth in the Governing Documents of PCSC (the “PCSC Shareholder Redemption”) will have their PCSC Class A Shares redeemed and canceled and such PCSC Class A Shareholders will cease to have any rights as shareholders of PCSC other than the right to be paid their pro rata share of the Trust Account;

(b)
At least one Business Day prior to the Closing Date, prior to the time at which the Effective Time occurs, PCSC shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with the DGCL (the “Domestication”);

(c)
On the Closing Date, following the Domestication, at the Effective Time, Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”) and, after giving effect to the First Merger, each Company Share will be automatically canceled and extinguished and will be automatically converted, as of the Effective Time, into the right to receive a number of PCSC Shares equal to the Exchange Ratio, in each case, on the terms and subject to the conditions set forth in the Agreement (collectively, the total number of PCSC shares of common stock to be issued for the Company Shares is the “Consideration”);

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(d)
On the Closing Date, as part of the same overall transaction as the First Merger, at the Second Effective Time, the surviving corporation of the First Merger will merge with and into Merger Sub II with Merger Sub II continuing as the surviving corporation (the “Second Merger” and together with the First Merger, the “Mergers”);

(e)
Concurrently with the execution of the Agreement, the PIPE Investors are each entering into the Investor Subscription Agreements, pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and PCSC has agreed to issue and sell to the each PIPE Investor on the Closing Date immediately following the Closing, the number of PCSC Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement; and

(f)
Concurrently with the execution of the Agreement, the Sponsor, the Other Class B Holders, PCSC, and the Company are entering into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor and each Other Class B Shareholder has agreed to (i) vote in favor of the Agreement and the transactions contemplated by the Agreement (including the Mergers), and (ii) waive any adjustment to the conversion ratio set forth in the Governing Documents of PCSC or any other anti-dilution or similar protection, in each case, with respect to the PCSC Class B Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Scalar’s Procedures and Processes:
In arriving at our Opinion, among other things, we have:
(a)	reviewed a draft of the agreed form, dated November 12, 2025, of the Sponsor Letter Agreement;
(b)	reviewed a draft, dated December 3, 2025, of the Agreement;
(c)	reviewed a draft, dated November 3, 2025, of the Investor Subscription Agreements (the drafts described in (a) through (c), the “Reviewed Transaction Documents”);
(d)	reviewed certain publicly available business and financial information relating to PCSC and the Company;
(e)	reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of PCSC, approved for our use by PCSC and not publicly available;
(f)	reviewed certain management data relating to the business prospects of the Company that were provided to us by the management of PCSC, approved for our use by PCSC and not publicly available;
(g)
conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results and financial prospects of the Company and its addressable market and the Transaction;

(h)	reviewed current and historical market prices of the PCSC Class A Shares;
(i)	reviewed certain financial and market data of the Company and compared that data with publicly available data for certain other companies similar to the Company;
(j)	reviewed certain pro forma effects relating to the Transaction, including estimated transaction costs and the effects of anticipated financings, approved for our use by PCSC; and
(k)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.
Limiting Conditions and Assumptions:
In performing our analyses and rendering this Opinion, with your consent, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information and data that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of PCSC that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information, facts or circumstances that would make any information provided to us inaccurate, incomplete or misleading in any
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respect. We also have been advised by PCSC’s senior management, and we have assumed, that the prospective information, including, but not limited to, projections for the timely receipt of governmental, regulatory and other third-party approvals, represent a reasonable basis upon which to evaluate the future business and financial prospects of the Company.  We have relied upon the assessments of the management of PCSC and the Company as to, among other things, the potential impact on the Company and PCSC of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and the geographic regions and local communities in which the Company operates.
Without limiting the generality of the foregoing, for the purpose of this Opinion, we have relied upon, with your consent, (a) the assumptions of the management of the Company and PCSC and third-party data sources, as to all accounting, legal, tax and financial reporting matters with respect to the Company and (b) that PCSC has been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law in connection with the Transaction have been duly, validly and timely taken. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of PCSC and that (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Mergers, taken together, will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and (iii) the Mergers and the PIPE Financing, taken together, will be treated as an integrated transaction qualifying under Section 351(a) of the Code and Treasury Regulations promulgated thereunder.
We are not legal, accounting, regulatory or tax experts and this Opinion does not address any legal, regulatory, taxation or accounting matters as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company or PCSC with respect to such matters.
In arriving at our Opinion, with your consent and without independent verification, we have relied upon the assumption that, except as would not be in any way meaningful to our analysis: (a) the final form of each of the Reviewed Transaction Documents, as executed by the parties thereto, will not differ from the drafts that we have reviewed, (b) the representations and warranties of all parties to the Agreement, and any related Transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and any related Transaction documents, (c) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, and (d) there has been no material change in the assets, financial condition, business or prospects of any party to the Agreement since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all governmental, regulatory or other third-party approvals and consents necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without delay, limitation, restriction or condition and otherwise in a way that will not have any adverse effect on the Company or PCSC, or on the expected benefits of the Transaction, in any way meaningful to our analysis.
In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of PCSC’s senior management and the Company’s senior management as to, among other things, (a) the potential impact on the Company of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and related industries, (b) the Company’s existing and future products, services, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; the timing of successful regulatory approvals and clearances; compliance with relevant regulatory requirements; and the potential impact of competition thereon) and (c) PCSC’s and the Company’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to the Company, the Transaction and its contemplated benefits). We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on PCSC, the Company or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
Given PCSC’s nature as a special purpose acquisition company, for purposes of our Opinion and with PCSC’s consent, we have assumed a value of $10.61 per PCSC Share in calculating the value of the PCSC Shares to be issued as the Consideration under the Agreement, with such $10.61 per share value being based on (a) $91,550,673.98, which is the
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value of the assets held in PCSC’s Trust Account as of November 30, 2025, divided by (b) 8,625,000, which is the number of outstanding PCSC Class A Shares subject to redemption as of October 31, 2025. In rendering our Opinion, we do not express any view or opinion as to what the value of any PCSC Shares will be when issued pursuant to the Transaction or the price or range of prices at which any PCSC Class A Shares, PCSC Class B Shares or other securities or financial instruments of or relating to PCSC may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction. Additionally, we express no opinion with respect to the PCSC Class B Shares and PCSC Preference Shares.
In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or PCSC and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or PCSC under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Transaction was consummated in accordance with the terms of the Agreement. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or PCSC is a party or may be subject, and at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, liabilities or damages arising out of any such matters.
This Opinion is necessarily based upon financial, economic, monetary, market and other conditions and circumstances as in effect on, the information available to us as of, and the facts and circumstances as they exist on, the date hereof and our Opinion speaks only as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof or any change in facts or circumstances occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Opinion.
We have been engaged by the Special Committee of the Board of Directors of PCSC to provide a fairness opinion, and we will receive a fee from PCSC for providing our services and rendering this Opinion. No portion of this fee is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. PCSC has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the past two years, we and our affiliates have provided other advisory services, including a fairness opinion, to an affiliate of PCSC for which we and our affiliates received compensation. We and our affiliates may seek to provide services to the Company, PCSC and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and PCSC and, accordingly, may at any time hold a long or short position in such securities.
The issuance of this Opinion was approved by an authorized committee of Scalar.
This Opinion is provided for the information and assistance of the Special Committee of the Board of Directors of PCSC (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter. This Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made without Scalar’s prior written approval. Notwithstanding the foregoing, this Opinion in its entirety may be included in any filing with the Securities and Exchange Commission (“SEC”) made by PCSC in connection with the Transaction, and a summary of Scalar’s work may be included in any filing with the SEC made by PCSC in connection with the Transaction subject to Scalar’s prior written approval (not to be unreasonably withheld, conditioned or delayed).
Our Opinion does not address PCSC’s underlying business decision to engage in the Transaction, the relative merits of the Transaction as compared to other business or investment strategies or transactions that might be available to PCSC or whether the Consideration to be delivered to the Company Shareholders pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, PCSC or any other alternative transaction. This Opinion addresses only the fairness from a financial point of view, as of the date hereof, to the PCSC Class A Shareholders (other than the Excluded Parties) of the Consideration to be delivered to the Company
Valuation | Transaction Advisory

Shareholders pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the Ancillary Documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company or PCSC), including the fairness of the Transaction to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors or other constituencies of PCSC, the Company or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, PCSC or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights or otherwise) contained in any Ancillary Documents or any other agreement related to the Transaction or under applicable law, any allocation of the Consideration (or any portion thereof) or the fair market value of the Company, PCSC, any PCSC Shares or the Company Shares. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, any Excluded Parties or any class of such persons, whether relative to the Consideration or otherwise. Our Opinion (a) does not address the individual circumstances of specific holders of PCSC securities (including PCSC Class B Shares and PCSC Preference Shares) with respect to rights or aspects which may distinguish such holders or PCSC securities (including PCSC Class B Shares and PCSC Preference Shares) held by such holders, (b) does not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including PCSC Class B Shares and PCSC Preference Shares) or holders (including the Sponsor), (c) does not address any impact of the Transaction on any particular PCSC Class A Shareholder, other than in its capacity as a PCSC Class A Shareholder, and (d) does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of PCSC or any other party). We also do not address, or express a view with respect to, any acquisition of control or effective control of PCSC by any shareholder or group of shareholders of the Company. This letter should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be delivered to the Company Shareholders pursuant to the Agreement is fair, from a financial point of view, to (1) the PCSC Class A Shareholders (other than the Excluded Parties); and (2) PCSC.
Sincerely,

Scalar, LLC
Valuation | Transaction Advisory

Annex M
FORM OF PERCEPTIVE CAPITAL SOLUTIONS CORP PRELIMINARY PROXY CARD
M-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†
Business Combination Agreement, dated as of December 5, 2025, by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC and Freenome Holdings, Inc. (included as Annex A to this proxy statement/prospectus)

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, filed with the SEC on May 21, 2024).
3.2	Form of Freenome, Inc. Certificate of Incorporation (included as Annex H to this proxy statement/prospectus)
3.3	Form of Freenome, Inc. Bylaws (included as Annex I to this proxy statement/prospectus)
3.4*	Form of Certificate of Domestication of Perceptive Capital Solutions Corp
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, filed with the SEC on May 21, 2024)
4.2	Description of Securities
4.3*	Specimen Common Stock Certificate of Freenome, Inc.
5.1**	Opinion of Cooley LLP
8.1*	Opinion of Cooley LLP regarding U.S. federal income tax matters
8.2*	Opinion of Goodwin Procter LLP regarding U.S. federal income tax matters
10.1
Private Placement Shares Purchase Agreement between the Perceptive Capital Solutions Corp and the Sponsor (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K (File No. 001-42126) filed with the SEC on June 13, 2024)

10.2
Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Perceptive Capital Solutions Corp (incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K (File No. 001-42126) filed with the SEC on June 13, 2024)

10.3
Registration and Shareholder Rights Agreement among Perceptive Capital Solutions Corp, the Sponsor and certain other equityholders named therein (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K (File No. 001-42126) filed with the SEC on June 13, 2024).

10.4+
Letter Agreement among Perceptive Capital Solutions Corp, the Sponsor and Perceptive Capital Solutions Corp’s officers and directors (incorporated by reference to Exhibit 10.4 of the registrant’s Current Report (File No. 001-42126) on Form 8-K filed with the SEC on June 13, 2024).

Exhibit No.	Description
10.5
Administrative Services and Indemnification Agreement between Perceptive Capital Solutions Corp and the Sponsor (incorporated by reference to Exhibit 10.5 of the registrant’s Current Report on Form 8-K (File No. 001-42126) filed with the SEC on June 13, 2024).

10.6+	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1, filed with the SEC on May 21, 2024).
10.7
Promissory Note, dated as of March 27, 2024, issued to the Sponsor (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1, filed with the SEC on May 21, 2024).

10.8
Securities Subscription Agreement, dated March 27, 2024, between Perceptive Capital Solutions Corp and the Sponsor (incorporated by reference to Exhibit 10.7 to the registrant’s Registration Statement on Form S-1, filed with the SEC on May 21, 2024).

10.9
Sponsor Letter Agreement, dated as of December 5, 2025, by and among Perceptive Capital Solutions Holdings, certain other holders of Perceptive Capital Solutions Corp Class B ordinary shares set forth on Schedule I thereto, Perceptive Capital Solutions Corp and Freenome Holdings, Inc. (included as Annex B to this proxy statement/prospectus)

10.10	Form of Subscription Agreement (included as Annex C to this proxy statement/prospectus)
10.11	Form of Freenome Transaction Support Agreement (included as Annex D to this proxy statement/prospectus)
10.12	Form of Investor Rights Agreement (included as Annex E to this proxy statement/prospectus)
10.13	Form of Lock-Up Agreement (included as Annex F to this proxy statement/prospectus)
10.14*#	Collaboration and License Agreement by and between Freenome Holdings, Inc. and Exact Sciences Corporation, dated August 3, 2025.
10.15*	Convertible Promissory Note, issued to Exact Sciences Corporation, dated August 12, 2025.
10.16*#	License and Option Agreement by and between Freenome Holdings, Inc. and Roche Sequencing Solutions, Inc., dated November 17, 2025.
10.17*	Convertible Promissory Note, issued to Roche Holdings, Inc., dated November 17, 2025.
10.18*†	Lease by and between BP3-SF5 3000-3500 Marina LLC and Freenome Holdings, Inc., dated September 23, 2021 as amended.
10.19*†	Lease by and between SCG Swift Avenue Industrial Park, LLC and Freenome Holdings, Inc., dated March 25, 2022, as amended.
10.20*†	Tenancy at Will by and between Biocity HSRE-Trinity Propco Limited and Freenome Limited dated October 23, 2024.
10.21*†	License to Occupy on Short Term Basis by and between Nottingham City Hospital Medical Research Trust and Freenome Limited, dated July 1, 2020, as amended.
10.22	Form of Freenome, Inc. 2026 Equity Incentive Plan (included as Annex J to this proxy statement/prospectus)
10.23	Form of Freenome, Inc. 2026 Employee Stock Purchase Plan (included as Annex K to this proxy statement/prospectus)
10.24*#	Supply Agreement by and between Freenome Holdings, Inc. and Illumina, Inc., dated January 8, 2024.
10.25*#	Supply Agreement by and between Freenome Holdings, Inc. and New England Biolabs, Inc., dated February 16, 2022.
21.1	List of Subsidiaries of Perceptive Capital Solutions Corp (incorporated by reference to Exhibit 21.1 to the registrant’s Registration Statement on Form S-1, filed with the SEC on May 21, 2024)
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Ernst & Young LLP
23.3**	Consent of Cooley LLP (included within Exhibit 5.1)
23.4*	Consent of Cooley LLP (included within Exhibit 8.1)
23.5*	Consent of Goodwin Procter LLP (included within Exhibit 8.2)
24.1**	Power of Attorney (included on the signature pages hereto)
99.1**	Consent of Scalar, LLC
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Calculation of Registration Fee Table

*	Filed herewith.
**	To be filed by Amendment.
†
Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the SEC upon its request.

#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) the type of information that the Co-Registrant treats as private or confidential.
+	Denotes management contract or compensatory plan or arrangement.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 28, 2026.

Date: April 28, 2026	PERCEPTIVE CAPITAL SOLUTIONS CORP

	By:	/s/ Adam Stone
	Name:	Adam Stone
	Title:	Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Edelman	Chairman of the Board of Directors	April 28, 2026
Joseph Edelman

/s/ Adam Stone	Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2026
Adam Stone

/s/ Michael Altman	Chief Business Officer and Director	April 28, 2026
Michael Altman

/s/ Sam Cohn	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2026
Sam Cohn

/s/ Mark C. McKenna	Director	April 28, 2026
Mark C. McKenna

/s/ Kenneth Song	Director	April 28, 2026
Kenneth Song

/s/ Harlan W. Waksal	Director	April 28, 2026
Harlan W. Waksal

By:	/s/ Adam Stone
Adam Stone Attorney-In-Fact

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, California.

Date: April 28, 2026	FREENOME HOLDINGS, INC.

	By:	/s/ Aaron Elliott
	Name:	Aaron Elliott, Ph.D.
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron Elliott and Linh Le, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Aaron Elliott	Chief Executive Officer (Principal Executive Officer)	April 28, 2026
Aaron Elliott, Ph.D.

/s/ Linh H. Le	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2026
Linh H. Le

/s/ Ann Costello	Director	April 28, 2026
Ann Costello

/s/ Carole Nuechterlein	Director	April 28, 2026
Carole Nuechterlein

/s/ Deepika Pakianathan	Director	April 28, 2026
Deepika Pakianathan, Ph.D.

/s/ Ellen Hukkelhoven	Director	April 28, 2026
Ellen Hukkelhoven, Ph.D.

/s/ Randal Scott	Director	April 28, 2026
Randal Scott, Ph.D.

/s/ Peter Kolchinsky	Director	April 28, 2026
Peter Kolchinsky, Ph.D.

/s/ Douglas VanOort	Director	April 28, 2026
Douglas VanOort

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF CO-REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Perceptive Capital Solutions Corp, has signed this registration statement or amendment thereto in the City of New York, New York, on April 28, 2026.

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Authorized Representative